As filed with the Securities and Exchange Commission on May 31, 2011

Registration No. 333-173250

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REALOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6531	20-4381990
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

DOMUS HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	6531	20-8050955
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

GUARANTORS LISTED ON SCHEDULE A HERETO

Marilyn J. Wasser, Esq.

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

The address for each of the guarantors listed below is One Campus Drive, Parsippany, New Jersey 07054. The primary standard industrial classification code number for each of the guarantors listed below is 6531. The guarantors, the states of incorporation or organization for each guarantor and the IRS employer identification number for each guarantor is listed below.

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
Burrow Escrow Services, Inc.	California	33-0876967
Coldwell Banker Real Estate LLC	California	95-3656885
Coldwell Banker Residential Brokerage Company	California	95-3140237
Coldwell Banker Residential Real Estate LLC	California	95-3522685
Coldwell Banker Residential Referral Network	California	33-0196250
Cornerstone Title Company	California	33-0955745
Equity Title Company	California	95-3415676
Guardian Title Company	California	95-2951502
National Coordination Alliance LLC	California	33-0477770
Realogy Operations LLC	California	95-2699378
Referral Network Plus, Inc.	California	26-2299918
Valley of California, Inc.	California	94-1615655
West Coast Escrow Company	California	95-4037858
Colorado Commercial, LLC	Colorado	84-1539312
Guardian Title Agency, LLC	Colorado	84-1300104
NRT Colorado LLC	Colorado	84-1474328
Referral Network, LLC	Colorado	84-1541495
Associated Client Referral LLC	Delaware	26-0376602
Better Homes and Gardens Real Estate Licensee LLC	Delaware	26-1483161
Better Homes and Gardens Real Estate LLC	Delaware	26-1439164
Burgdorff LLC	Delaware	26-0376660
Burgdorff Referral Associates LLC	Delaware	26-0376767
Career Development Center, LLC	Delaware	20-5782611
Cartus Asset Recovery Corporation	Delaware	26-3108651
Cartus Corporation	Delaware	94-1717274
Cartus Partner Corporation	Delaware	26-1545145
CDRE TM LLC	Delaware	20-5122543
Century 21 Real Estate LLC	Delaware	95-3414846
CGRN, Inc.	Delaware	22-3652986
Coldwell Banker LLC	Delaware	33-0320545
Coldwell Banker Real Estate Services LLC	Delaware	26-0376845
Coldwell Banker Residential Brokerage LLC	Delaware	33-0722736
Domus Holdings Corp.	Delaware	20-8050955
Equity Title Messenger Service Holding LLC	Delaware	14-1871488
ERA Franchise Systems LLC	Delaware	22-3419810
First California Escrow Corp	Delaware	20-2923040
Franchise Settlement Services LLC	Delaware	20-0922030
Global Client Solutions LLC	Delaware	26-3051498
Guardian Holding Company	Delaware	20-0597637
Gulf South Settlement Services, LLC	Delaware	20-2668391
Jack Gaughen LLC	Delaware	26-0376973
Keystone Closing Services LLC	Delaware	23-2930568
NRT Arizona Commercial LLC	Delaware	20-3697457
NRT Arizona LLC	Delaware	20-3392792
NRT Arizona Referral LLC	Delaware	20-3697479

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
NRT Columbus LLC	Delaware	31-1794070
NRT Commercial LLC	Delaware	52-2173782
NRT Commercial Utah LLC	Delaware	87-0679989
NRT Development Advisors LLC	Delaware	20-0442165
NRT Devonshire LLC	Delaware	26-2333684
NRT Hawaii Referral, LLC	Delaware	20-3574360
NRT LLC	Delaware	33-0769705
NRT Mid-Atlantic LLC	Delaware	26-0393458
NRT Missouri LLC	Delaware	64-0965388
NRT Missouri Referral Network LLC	Delaware	26-0393293
NRT New England LLC	Delaware	04-2154746
NRT New York LLC	Delaware	13-4199334
NRT Northfork LLC	Delaware	26-0840964
NRT Philadelphia LLC	Delaware	27-3478613
NRT Pittsburgh LLC	Delaware	26-0393427
NRT Referral Network LLC	Delaware	80-0506617
NRT Relocation LLC	Delaware	20-0011685
NRT REOExperts LLC	Delaware	26-2707374
NRT Settlement Services of Missouri LLC	Delaware	26-0006000
NRT Settlement Services of Texas LLC	Delaware	52-2299482
NRT Sunshine Inc.	Delaware	51-0455827
NRT Utah LLC	Delaware	87-0679991
ONCOR International LLC	Delaware	20-5470167
Real Estate Referral LLC	Delaware	26-0393629
Real Estate Referrals LLC	Delaware	26-0393668
Real Estate Services LLC	Delaware	22-3770721
Realogy Franchise Group LLC	Delaware	20-4206821
Realogy Global Services LLC	Delaware	22-3528294
Realogy Licensing LLC	Delaware	22-3544606
Realogy Services Group LLC	Delaware	20-1572338
Realogy Services Venture Partner LLC	Delaware	20-2054650
Secured Land Transfers LLC	Delaware	26-0184940
Sotheby’s International Realty Affiliates LLC	Delaware	20-1077136
Sotheby’s International Realty Licensee LLC	Delaware	20-1077287
Sotheby’s International Realty Referral Company, LLC	Delaware	20-4568253
Title Resource Group Affiliates Holdings LLC	Delaware	20-0597595
Title Resource Group Holdings LLC	Delaware	22-3868607
Title Resource Group LLC	Delaware	22-3680144
Title Resource Group Services LLC	Delaware	22-3788990
Title Resources Incorporated	Delaware	76-0594000
TRG Services, Escrow, Inc.	Delaware	26-1512603
World Real Estate Marketing LLC	Delaware	26-3623204
WREM, Inc.	Delaware	27-1798705
Referral Network LLC	Florida	59-2541359
St. Joe Title Services LLC	Florida	59-3508965
The Sunshine Group (Florida) Ltd. Corp.	Florida	13-3329821
Coldwell Banker Commercial Pacific Properties LLC	Hawaii	99-0335507
Coldwell Banker Pacific Properties LLC	Hawaii	99-0323981
NRT Insurance Agency, Inc.	Massachusetts	04-3332208
Referral Associates of New England LLC	Massachusetts	04-3079542
Mid-Atlantic Settlement Services LLC	Maryland	52-1851057

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
Sotheby’s International Realty, Inc.	Michigan	38-2556952
Burnet Realty LLC	Minnesota	41-1660781
Burnet Title LLC	Minnesota	41-1926464
Burnet Title Holding LLC	Minnesota	41-1840763
Home Referral Network LLC	Minnesota	41-1685091
Market Street Settlement Group LLC	New Hampshire	02-0505642
The Sunshine Group, Ltd.	New York	13-3329821
Coldwell Banker Residential Referral Network, Inc.	Pennsylvania	25-1485174
TRG Settlement Services, LLP	Pennsylvania	25-1810204
Lakecrest Title, LLC	Tennessee	38-3682041
Alpha Referral Network LLC	Texas	33-0443969
American Title Company of Houston	Texas	75-2477592
ATCOH Holding Company	Texas	76-0452401
NRT Texas LLC	Texas	75-2412614
Processing Solutions LLC	Texas	76-0006215
TAW Holding Inc.	Texas	76-0593996
Texas American Title Company	Texas	74-1909700
Waydan Title, Inc.	Texas	76-0443701

Subject to completion, dated May 31, 2011

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling securityholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Realogy Corporation

Up to $1,143,706,000 11.00% Series A Convertible Senior Subordinated Notes due 2018

Up to $291,424,196 11.00% Series B Convertible Senior Subordinated Notes due 2018

Up to $675,111,000 11.00% Series C Convertible Senior Subordinated Notes due 2018

and

Domus Holdings Corp.

Class A Common Stock Issuable upon Conversion of the Notes

Realogy Corporation (“Realogy”) issued $2,110,241,196 aggregate principal amount of 11.00% Convertible Senior Subordinated Notes due 2018, consisting of (i) $1,143,706,000 aggregate principal amount of 11.00% Series A Convertible Senior Subordinated Notes due 2018 (the “Series A Convertible Notes”), (ii) $291,424,196 aggregate principal amount of 11.00% Series B Convertible Senior Subordinated Notes due 2018 (the “Series B Convertible Notes”) and (iii) $675,111,000 aggregate principal amount of 11.00% Series C Convertible Senior Subordinated Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “notes”) on January 5, 2011 in connection with Realogy’s private debt exchange offers (the “Debt Exchange Offering”) as more fully described herein. The Series A Convertible Notes, Series B Convertible Notes and Series C Convertible Notes were issued under the same indenture (the “indenture”), dated as of January 5, 2011, by and among, Realogy, Domus Holdings Corp., Realogy’s indirect parent corporation (“Holdings”), the note guarantors party thereto (the “Note Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee), and are treated as a single class for substantially all purposes under the indenture. This prospectus will be used by the selling securityholders named herein to resell their notes up to a total principal amount of $2,110,241,196 and the Class A Common Stock of Holdings, par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of the notes. We are registering the offer and sale of the notes up to a total principal amount of $2,110,241,196 and the shares of Class A Common Stock issuable upon conversion of the notes to satisfy registration rights we have granted.

The Series A Convertible Notes bear interest at a rate of 11.00% per annum. The Series B Convertible Notes bear interest at a rate of 11.00% per annum. The Series C Convertible Notes bear interest at a rate of 11.00% per annum. Interest is payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The notes are guaranteed on an unsecured senior subordinated basis by each of Realogy’s U.S. direct or indirect restricted subsidiaries that is a guarantor under the 13.375% Senior Subordinated Notes (as defined below). Subject to certain exceptions, any subsidiary that in the future guarantees the 13.375% Senior Subordinated Notes will also guarantee the notes. Holdings also guarantees the notes on an unsecured junior subordinated basis.

The notes are convertible into Class A Common Stock at any time prior to April 15, 2018. Every $1,000 aggregate principal amount of Series A Convertible Notes or Series B Convertible Notes is convertible into 975.6098 shares of Class A Common Stock, which is equivalent to an initial conversion price of approximately $1.025 per share, and every $1,000 aggregate principal amount of Series C Convertible Notes is convertible into 926.7841 shares of Class A Common Stock, which is equivalent to an initial conversion price of approximately $1.079 per share, in each case subject to adjustments under certain conditions as set forth in the indenture.

Upon the occurrence of a Qualified Public Offering (as defined below), and at any time thereafter, Realogy may, at its option, redeem the notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. If Realogy undergoes a Change of Control (as defined below), it must offer to repurchase the notes at 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the repurchase date.

We are not selling any notes or shares of Class A Common Stock pursuant to this prospectus and will not receive any proceeds from sales of the securities registered herein by the selling securityholders. The selling securityholders may sell all or a portion of their notes and the Class A Common Stock issuable upon conversion thereof from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the prevailing market price or at negotiated prices. For more information regarding the sales of the notes and Class A Common Stock issuable upon conversion of the notes by the selling securityholders pursuant to this prospectus, please read “Plan of Distribution.”

There is no public market for the notes or Class A Common Stock and we do not intend to apply for listing of the notes or the Class A Common Stock on any securities exchanges or for quotation of these securities through any automated quotation systems.

Investing in the notes and the Class A Common Stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May         , 2011.

Except as otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our,” “our company” and the “Company” refer to Domus Holdings Corp. and its consolidated subsidiaries, including Domus Intermediate Holdings Corp., a Delaware limited liability company (“Intermediate”) and Realogy Corporation, a Delaware corporation (“Realogy”). Holdings is not a party to the senior secured credit facility and certain references in this prospectus to our consolidated indebtedness exclude Holdings with respect to indebtedness under the senior secured credit facility. In addition, while Holdings is a guarantor of Realogy’s obligations under the Unsecured Notes (as defined below) and the First and a Half Lien Notes (as defined below), Holdings is not subject to the restrictive covenants in the agreements governing such indebtedness. Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Intermediate, the parent of Realogy, does not conduct any operations other than with respect to its ownership of Realogy.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not, and the selling securityholders have not, authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell the securities being offered by this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

i

STATE SECURITIES LAWS CONSIDERATIONS

The securities represented hereby have not been registered under any state securities commission or regulatory authority and may be offered, sold or otherwise transferred only if so registered or in a manner exempt from registration under such state securities commission or regulatory authority. See “State Securities Laws Considerations.”

TRADEMARKS AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include the CENTURY 21®, COLDWELL BANKER®, ERA®, THE CORCORAN GROUP®, COLDWELL BANKER COMMERCIAL®, SOTHEBY’S INTERNATIONAL REALTY® and BETTER HOMES AND GARDENS® marks, which are registered in the United States and/or registered or pending registration in other jurisdictions, as appropriate to the needs of our relevant business. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned by such company.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. As noted in this prospectus, the National Association of Realtors (“NAR”), the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) were the primary sources for third-party industry data and forecasts. While data provided by NAR and Fannie Mae are two indicators of the direction of the residential housing market, we believe that homesale statistics will continue to vary between us and NAR and Fannie Mae because they use survey data in their historical reports and forecasting models whereas we use data based on actual reported results. In addition to the differences in calculation methodologies, there are geographical differences and concentrations in the markets in which we operate versus the national market. For instance, comparability is impaired due to NAR’s utilization of seasonally adjusted annualized rates whereas we report actual period over period changes and their use of median price for their forecasts compared to our average price. Historical NAR data is subject to periodic review and revision. NAR has recently issued a press release disclosing that it is engaged in a review of its sampling and methodology processes with respect to existing homesale data to ensure accuracy. NAR expects to conclude this analysis and publish any revisions in the summer of 2011. Any such changes could result in downward revisions of NAR’s historical national survey data but would have no impact on Realogy’s reported financial results or key business driver information.

Forecasts regarding rates of home ownership, median sales price, volume of homesales, and other metrics included in this prospectus to describe the housing industry are inherently uncertain or speculative in nature and actual results for any period may materially differ. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but such information may not be accurate or complete. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we believe that the industry data presented herein are derived from the most widely recognized sources for reporting U.S. residential housing market statistical data, we do not endorse or suggest reliance on this data alone.

We believe our internal research is reliable, even though such research has not been verified by any independent sources.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision to purchase notes and shares of Class A Common Stock issuable upon conversion of the notes. All amounts in this prospectus are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the Unites States (“GAAP”).

Our Company

Realogy is a wholly-owned subsidiary of Domus Intermediate Holding Corp., a Delaware corporation, which is wholly-owned by Holdings. Holdings, a Delaware corporation, does not conduct any operations other than with respect to its indirect ownership of Realogy.

We are one of the preeminent and most integrated providers of real estate and relocation services. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the U.S. and in various locations worldwide. We derive the vast majority of our revenues from serving the needs of buyers and sellers of existing homes, rather than serving the needs of builders and developers of new homes. Realogy was incorporated on January 27, 2006 in the State of Delaware. Holdings was incorporated on December 14, 2006 in the State of Delaware.

We report our operations in four segments: Real Estate Franchise Services, Company Owned Real Estate Brokerage Services, Relocation Services and Title and Settlement Services.

Segment Overview

Real Estate Franchise Services: Through our Real Estate Franchise Services segment, or RFG, we are a franchisor of some of the most recognized brands in the real estate industry. As of March 31, 2011, our franchise system had approximately 14,600 offices (which included approximately 740 of our company owned and operated brokerage offices) and 260,400 independent sales associates operating under our franchise and proprietary brands in the U.S. and 99 other countries and territories around the world (internationally, generally through master franchise agreements). In 2010, based on NAR’s historical survey data and our own results, we were involved, either through our franchise operations of our franchisees or our company owned brokerages, in approximately 23% of all existing homesale transaction volume (sides times average sales price) for domestic transactions involving a real estate brokerage firm. As of December 31, 2010, we had approximately 3,600 domestic franchisees, none of which individually represented more than 1% of our franchise royalties (other than our subsidiary, NRT LLC, or NRT, which operates our company owned brokerage business). We believe this reduces our exposure to any one franchisee. On average, our franchisee’s tenure with our brands is 18 years as of December 31, 2010. Our franchise revenues included $42 million and $206 million of royalties paid by our company owned brokerage operations, or approximately 36% and 37% of total franchise revenues, for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, which eliminates in consolidation. As of March 31, 2011, our real estate franchise brands were:

•

Century 21®—One of the world’s largest residential real estate brokerage franchisors, with approximately 7,900 franchise offices and approximately 119,200 independent sales associates located in the U.S. and 70 other countries and territories;

•

Coldwell Banker®—One of the largest residential real estate brokerage franchisors, with approximately 3,200 franchise and company owned offices and approximately 87,200 independent sales associates located in the U.S. and 48 other countries and territories;

•

ERA®—A residential real estate brokerage franchisor, with approximately 2,500 franchise and company owned offices and approximately 30,700 independent sales associates located in the U.S. and 41 other countries and territories;

•

Sotheby’s International Realty®—A luxury real estate brokerage brand. In February 2004, we acquired Sotheby’s company owned offices and the exclusive license for the rights to the Sotheby’s Realty and Sotheby’s International Realty® trademarks. Since that time, we have grown the brand from 15 company owned offices to approximately 560 franchise and company owned offices and approximately 12,000 independent sales associates located in the U.S. and 41 other countries and territories;

•

Better Homes and Gardens® Real Estate —We launched the Better Homes and Gardens® Real Estate brand in July 2008 under an exclusive long-term license from Meredith Corporation (“Meredith”) and have approximately 200 franchise offices and approximately 7,000 independent sales associates located in the U.S.; and

•

Coldwell Banker Commercial®—A commercial real estate brokerage franchisor. Our commercial franchise system has approximately 160 franchise offices and approximately 2,000 independent sales associates worldwide. The number of offices and independent sales associates in our commercial franchise system does not include our residential franchise and company owned brokerage offices and the independent sales associates who work out of those brokerage offices that also conduct commercial real estate brokerage business using the Coldwell Banker Commercial® trademarks.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ sales commission earned from real estate transactions, which we refer to as gross commission income. Our franchisees pay us royalty fees for the right to operate under one of our trademarks and to utilize the benefits of the systems and tools provided by our real estate franchise operations. These royalty fees enable us to have recurring revenue streams. In exchange, we provide our franchisees with support that is designed to facilitate our franchisees in growing their business, attracting new independent sales associates and increasing their revenue and profitability. We support our franchisees with dedicated branding-related national marketing and servicing programs, technology, training and education. We believe that one of our strengths is the strong relationships that we have with our franchisees, as evidenced by our franchisee retention rate of 95% in 2010. Our retention rate represents the annual gross commission income as of December 31 of the previous year generated by our franchisees that remain in the franchise system on an annual basis, measured against the annual gross commission income of all franchisees as of December 31 of the previous year.

Company Owned Real Estate Brokerage Services: Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas of the U.S. Our company owned real estate brokerage business operates principally under our Coldwell Banker® brand as well as under the ERA® and Sotheby’s International Realty® franchised brands, and proprietary brands that we own, but do not currently franchise to third parties, such as The Corcoran Group®. In addition, under NRT, we operate a large independent REO residential asset manager, which focuses on bank-owned properties. At March 31, 2011, we had approximately 740 company owned brokerage offices, approximately 5,000 employees and approximately 43,000 independent sales associates working with these company owned offices. Acquisitions have been, and will continue to be, part of our strategy and a contributor to the growth of our company owned brokerage business.

Our company owned real estate brokerage business derives revenues primarily from gross commission income received serving as the broker at the closing of real estate transactions. For the year ended December 31, 2010, our average homesale broker commission rate was 2.48% which represents the average commission rate earned on either the “buy” side or the “sell” side of a homesale transaction. Generally in U.S. homesale transactions, the broker for the home seller instructs the closing agent to pay a portion of the sales commission to the broker for the buyer and keeps the remaining portion of the homesale commission. In addition, as a full-service real estate brokerage company, in compliance with applicable laws and regulations, including the Real Estate Settlement Procedures Act (“RESPA”), we actively promote the services of our relocation and title and settlement services businesses, as well as the products offered by PHH Home Loans, LLC (“PHH Home Loans”), our home mortgage venture with PHH Corporation (“PHH”) that is the exclusive recommended provider of mortgages for our real estate brokerage and relocation service customers. All mortgage loans originated by PHH Home Loans are sold to PHH or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, our home mortgage venture structure insulates us from mortgage servicing risk. We own 49.9% of PHH Home Loans and PHH owns the remaining 50.1%. The Company is not the primary beneficiary and therefore our financial results only reflect our proportionate share of the venture’s results of operations which are recorded using the equity method.

Relocation Services: Through our subsidiary, Cartus Corporation (“Cartus”), we are a leading global provider of outsourced employee relocation services and the largest provider in the U.S. We offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move to facilitate a smooth transition in what otherwise may be a difficult process for both the employee and the employer.

Our relocation services business primarily offers its clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household moving services, visa and immigration support, intercultural and language training and group move management services. In addition to general residential housing trends, key drivers of our relocation services business are corporate spending and employment trends.

In January 2010, our relocation business acquired Primacy, a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The acquisition enabled Cartus to re-enter the U.S. government relocation business, increase its domestic operations, as well as expand the Company’s global relocation capabilities. Effective January 1, 2011, the Primacy business operates under the Cartus name.

In 2010, we assisted in over 148,000 relocations in over 160 countries for approximately 1,500 active clients, including over 60% of the Fortune 50 companies as well as affinity organizations. Cartus has offices in the U.S. as well as internationally in Swindon and Richmond, United Kingdom, Canada, Hong Kong, Singapore, China, Germany, France, Switzerland and The Netherlands.

Clients pay a fee for the services performed and we also receive commissions from third-party service providers, such as real estate brokers and household goods moving service providers. The majority of our clients pay interest on home equity advances and nearly all clients reimburse all other costs associated with our services, including, where required, repayment of home equity advances and reimbursement of losses on the sale of homes purchased. We believe we provide our relocation clients with exceptional service which leads to client retention. As of December 31, 2010, our top 25 relocation clients had an average tenure of 18 years with us. In addition, our relocation services business generates revenue for our other businesses because the clients of our relocation services business often utilize the services of our franchisees and company owned brokerage offices as well as our title and settlement services.

Title and Settlement Services: In most real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the purchaser and/or the mortgage lender against loss or damage in the event that title is not transferred properly and to insure free and clear ownership of the property to the buyer. Our title and settlement services business, which we refer to as TRG, assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to customers, real estate companies, including our company owned real estate brokerage and relocation services businesses as well as a targeted channel of large financial institution clients including PHH. In addition to our own title settlement services, we also coordinate a nationwide network of attorneys, title agents and notaries to service financial institution clients on a national basis.

Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services. We provide many of these services in connection with transactions in which our company owned real estate brokerage and relocation services businesses are participating. During 2010, approximately 39% of the customers of our company owned brokerage offices where we offer title coverage also utilized our title and settlement services. Fees for escrow and closing services are generally separate and distinct from premiums paid for title insurance and other real estate services. We also derive revenues by providing our title and settlement services to various financial institutions in the mortgage lending industry. Such revenues are primarily derived from providing our services to their customers who are refinancing their mortgage loans.

We also serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions. Our title insurance underwriter is licensed in 25 states and Washington, D.C. Our title underwriting operation generally earns revenues through the collection of premiums on policies that it issues.

The Refinancing Transactions

Debt Exchange Offering

On January 5, 2011, Realogy consummated private debt exchange offers exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for its outstanding 10.50% Senior Notes due 2014 (the “10.50% Senior Notes”), 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes” and, together with the 10.50% Senior Notes, the “Existing Senior Notes”) and 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”) pursuant to which Realogy issued the outstanding 11.50% Senior Notes due 2017 (the “11.50% Senior Notes”), the outstanding 12.00% Senior Notes due 2017 (the “12.00% Senior Notes” and, together with the 11.50% Senior Notes, the “Extended Maturity Senior Notes” and, together with the Existing Senior Notes, the “Senior Notes”), the outstanding 13.375% Senior Subordinated Notes due 2018 (the “13.375% Senior Subordinated Notes” and, together with the Extended Maturity Senior Notes, the “Extended Maturity Notes”) and the notes all as issued in the Debt Exchange Offering in exchange for the Existing Notes. The term “Senior Subordinated Notes” refers to the 12.375% Senior Subordinated Notes and the 13.375% Senior Subordinated Notes, collectively; and the term “Unsecured Notes” refers to the Senior Notes, the Senior Subordinated Notes and the notes, collectively.

Pursuant to the Debt Exchange Offering, approximately $2,110 million aggregate principal amount of Existing Notes were tendered for the notes, which are convertible at the holder’s option into Class A Common Stock and approximately $632 million aggregate principal amount were tendered for the Extended Maturity Notes. On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

In addition, upon receipt of the requisite consents from the holders of the 10.50% Senior Notes and Senior Toggle Notes, Realogy amended the respective indentures governing the terms of such notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture, the notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering.

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the first amendment to the senior secured credit facility (the “Senior Secured Credit Facility Amendment”) and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, which extensions resulted in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes (as defined below), together with cash on hand, were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extended synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans. Approximately $635 million aggregate principal amount of the term loans under the senior secured credit facility were not extended in connection with the Senior Secured Credit Facility Amendment.

Issuance of First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of 7.875% Senior Secured Notes due 2019 (the “First and a Half Lien Notes”) in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment. See “Description of Other Indebtedness” for further discussion of the First and a Half Lien Notes and Realogy’s other outstanding indebtedness.

As used in this prospectus, the term “Refinancing Transactions” refers to, collectively, (1) the Debt Exchange Offering, (2) the Senior Secured Credit Facility Amendment, and (3) the issuance of First and a Half Lien Notes.

* * * *

Our headquarters are located at One Campus Drive, Parsippany, New Jersey 07054 and our general telephone number is (973) 407 2000. We maintain an internet website at http://www.realogy.com. Our internet website address is provided as an inactive textual reference. Our internet website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.

OUR OWNERSHIP AND DEBT STRUCTURE

The following diagram sets forth our ownership and debt structure as of March 31, 2011. The diagram does not display all of our subsidiaries.

(1)	Consists of investment funds affiliated with Apollo (as defined below) and an investment fund of co-investors managed by Apollo that invested an aggregate of $1,978 million of equity in Holdings upon consummation of the Merger.
(2)

In connection with the Debt Exchange Offering, Apollo and Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it (together with such investment funds and accounts, “Paulson”), received Convertible Notes. On a fully diluted basis, assuming that all notes issued in the Debt Exchange Offering are converted into Class A Common Stock, Apollo and Paulson would own approximately 66.2% and 21.5%, respectively, of the outstanding common stock of Holdings (the

“Common Stock”) immediately following such conversion, and the remaining 12.2% of our outstanding Common Stock would be held by our directors, officers and employees (0.1%) and other holders of Convertible Notes.

(3)	Certain members of our management also contributed rollover equity of $23 million to finance a portion of the Merger. As of March 31, 2011, management owned 2,606,905 shares of Common Stock, options to purchase 15,989,500 shares of Common Stock and 105,000 shares of restricted stock of Holdings. On January 5, 2011, the Board of Directors of Realogy approved the Realogy Corporation Phantom Value Plan and made initial grants of Incentive Awards of approximately $21.8 million to our CEO, the other named executive officers and the CEO’s other three direct reports. These grants are subject to the terms and conditions of the Phantom Value Plan which is intended to provide certain participants, including the Company’s named executive officers, with an incentive to remain in the service of the Company, to increase their interest in the success of the Company and to receive compensation based upon the Company’s success.
(4)	As of March 31, 2011, the first priority obligations under the senior secured credit facility consisted of a $2,456 million term loan facility, $30 million of outstanding borrowings under a $652 million revolving credit facility, and $223 million of letters of credit outstanding under a $223 million synthetic letter of credit facility. As of March 31, 2011, borrowing availability under the revolving credit facility was approximately $517 million (after giving effect to $105 million of outstanding letters of credit). As of May 30, 2011, we had $325 million outstanding under the revolving credit facility.
(5)	Realogy has $650 million of second lien term loans under the incremental loan feature of the senior secured credit facility (the “Second Lien Loans”).
(6)	Guarantors include each wholly-owned subsidiary of Realogy other than subsidiaries that are (a) foreign subsidiaries, (b) securitization entities that are subsidiaries of Cartus Corporation, (c) insurance underwriters that are subsidiaries of Title Resource Group LLC and (d) qualified foreign corporation holding companies.
(7)	Certain subsidiaries of Cartus Corporation are borrowers under the Securitization Facilities. These special purpose entities were created for financing relocation receivables and advances, relocation properties held for sale and other related assets and issuing notes secured by such receivables and other assets. At March 31, 2011, $311 million of securitization obligations were outstanding under our Securitization Facilities which were collateralized by $390 million of securitization assets that are not available to pay our general obligations.
(8)	Other bank indebtedness consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $50 million is due in November 2011 and $50 million is due in January 2013.

Our Equity Sponsor

On December 15, 2006, Realogy entered into an agreement and plan of merger (the “Merger”) with affiliates of Apollo. The Merger was consummated on April 10, 2007. As a result of the Merger, Realogy became an indirect wholly-owned subsidiary of Holdings and our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P. or one of its affiliates (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of March 31, 2011, Apollo had assets under management of $70 billion in its private equity, capital markets and real estate businesses. Companies owned or controlled by Apollo or its affiliates or in which Apollo or its affiliates have a significant equity investment include, among others, Affinion Group Holdings, Inc., AMC Entertainment, Inc., Berry Plastics Group, Inc., CEVA Group Plc, Metals USA Holdings Corp., Momentive Performance Materials LLC, NCL Corporation Ltd., Noranda Aluminum Holding Corporation, Rexnord Holdings, Inc. and Verso Paper Company.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data and operating statistics. The consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements included in this prospectus. The consolidated balance sheet data as of December 31, 2008 has been derived from our consolidated and combined financial statements not included in this prospectus. The unaudited condensed consolidated statement of operations data and balance sheet data for the three months ended March 31, 2011 and 2010 have been derived from our unaudited historical condensed consolidated financial statements included in this prospectus. Results for interim periods are not indicative of results to be expected for any interim period or for a full year.

Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Intermediate, the parent of Realogy, does not conduct any operations other than with respect to its ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there are no material differences between Holdings’ and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008 and no material differences between Intermediate’s and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008.

The summary historical consolidated financial data should be read in conjunction with the sections of this prospectus entitled “Capitalization,” and “Selected Historical Consolidated and Combined Financial Statements.”

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2011	2010	2010	2009	2008
Statement of Operations Data:
Net revenue	$831	$819	$4,090	$3,932	$4,725
Total expenses	1,067	1,011	4,084	4,266	6,988

Income (loss) before income taxes, equity in earnings and noncontrolling interests	(236)	(192)	6	(334)	(2,263)
Income tax expense (benefit)	1	6	133	(50)	(380)
Equity in (earnings) losses of unconsolidated entities	—	(1)	(30)	(24)	28

Net loss	(237)	(197)	(97)	(260)	(1,911)
Less: Net income attributable to noncontrolling interests	—	—	(2)	(2)	(1)

Net loss attributable to Realogy and Holdings	$(237)	$(197)	$(99)	$(262)	$(1,912)

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2011	2010	2010	2009	2008
Other Data:
Interest expense, net (1)	$179	$152	$604	$583	$624
Cash flows provided by (used in):
Operating activities	(87)	13	(118)	341	109
Investing activities	(19)	(3)	(70)	(47)	(23)
Financing activities	6	(58)	124	(479)	199
EBITDA (2)	(11)	11	835	465	(1,449)
EBITDA before restructuring and other items (2)	25	22	534	427	411
Adjusted EBITDA—Senior secured credit facility covenant compliance (3)	634		633	619	657
Balance Sheet Data:
Cash and cash equivalents	$93	$207	$192	$255	$437
Securitization assets (4)	390	306	393	364	845
Total assets	7,913	8,083	8,029	8,041	8,912
Securitization obligations	311	239	331	305	703
Long-term debt, including short-term portion	6,973	6,738	6,892	6,706	6,760
Equity (deficit) (5)	(1,297)	(1,177)	(1,072)	(981)	(740)

(1)	Based upon our debt balances at December 31, 2010, after giving effect to the Refinancing Transactions, we estimate that our annual cash interest will increase by approximately $55 million assuming LIBOR rates as of December 31, 2010.
(2)	EBITDA is defined by us as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is defined by us as EBITDA adjusted for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, impairment of intangible assets, goodwill and investments in unconsolidated entities, non-cash charges for PHH Home Loans impairment and gain or loss on the early extinguishment of debt. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA before restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation. EBITDA and EBITDA before restructuring and other items should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We believe EBITDA before restructuring and other items also facilitates company-to-company operating performance comparisons by backing out those items in EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as analytical tools, and you should not consider EBITDA and EBITDA before restructuring and other items either in isolation or as substitutes for analyzing our results as reported under GAAP. The limitations include the following:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•

these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

EBITDA and EBITDA before restructuring and other items are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation

(3)	Adjusted EBITDA—Senior Secured Credit Facility Covenant Compliance corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA is calculated by adjusting EBITDA by the items described below. Adjusted EBITDA is presented to demonstrate Realogy’s compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods. We present Adjusted EBITDA for the trailing twelve month period.

A reconciliation of net loss attributable to Realogy to EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA for the twelve months ended March 31, 2011 and the years ended December 31, 2010, 2009 and 2008 as calculated in accordance with the senior secured credit facility and presented in certificates delivered to the lenders under the senior secured credit facility is set forth in the following table:

	For the Twelve Months Ended
	March 31, 2011		December 31, 2010		December 31, 2009	December 31, 2008
Net loss attributable to Realogy	$(139)		$(99)		$(262)	$(1,912)
Income tax expense (benefit)	128		133		(50)	(380)

Income (loss) before income taxes	(11)		34		(312)	(2,292)
Interest expense (income), net	631		604		583	624
Depreciation and amortization	193		197		194	219

EBITDA	813		835		465	(1,449)
Merger costs, restructuring costs and former parent legacy costs (benefit), net	(312	)(a)	(301	)(b)	37	40
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—		—		—	1,789	(c)
Non-cash charges for PHH Home Loans impairment	—		—		—	31
Loss (gain) on the early extinguishment of debt	36		—		(75)	—

EBITDA before restructuring and other items	537		534		427	411
Pro forma cost savings	17	(d)	20	(e)	33 (f)	65	(g)
Pro forma effect of business optimization initiatives	48	(h)	49	(i)	38 (j)	61	(k)
Non-cash charges	(2	)(l)	(4	)(m)	34 (n)	60	(o)
Non-recurring fair value adjustments for purchase accounting (p)	4		4		5	6
Pro forma effect of acquisitions and new franchisees (q)	13		13		5	14
Apollo management fees (r)	15		15		15	14
Proceeds from WEX contingent asset (s)	—		—		55	12
Incremental securitization interest costs (t)	2		2		3	6
Expenses incurred in debt modification activities (u)	—		—		4	5
Better Homes and Gardens Real Estate start up costs	—				—	3

Adjusted EBITDA—Senior secured credit facility covenant compliance	$634		$633		$619	$657

Total senior secured net debt (v)	$2,427		$2,905		$2,886	$3,250

Senior secured leverage ratio	3.83x		4.59x		4.66x	4.95x

(a)	Consists of $18 million of restructuring costs and $1 million of merger costs offset by a net benefit of $331 million for former parent legacy items.
(b)	Consists of $21 million of restructuring costs and $1 million of merger costs offset by a benefit of $323 million of former parent legacy items.
(c)	Represents the non-cash adjustment for the impairment of goodwill, intangible assets and investments in unconsolidated entities.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the twelve months ended March 31, 2011. From this restructuring, we expect to reduce our operating costs by approximately $17 million on a twelve-month run-rate basis and estimate that less than $1 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010.
(e)

Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2010. From this restructuring, we expect to reduce our operating costs by approximately $34 million on a twelve-month run-rate basis and estimate that $14 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2010 through the time they were put in place, had those actions been effected on January 1, 2010.
(f)	Represents actual costs incurred that were not expected to recur in subsequent periods due to restructuring activities initiated during 2009. From this restructuring, we expected to reduce our operating costs by approximately $103 million on a twelve-month run-rate basis and estimated that $70 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2009 through the time they were put in place, had those actions been effected on January 1, 2009.
(g)	Represents actual costs incurred that were not expected to recur in subsequent periods due to restructuring activities initiated during 2008. From this restructuring, we expected to reduce our operating costs by approximately $96 million on a twelve month run-rate basis and estimated that $31 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2008 through the time they were put in place, had those actions been effected on January 1, 2008.
(h)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs of $9 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $5 million related to vendor renegotiations, $26 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(i)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $12 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $6 million related to vendor renegotiations, $23 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(j)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $3 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $2 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $19 million for employee retention accruals, and $14 million related to other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(k)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $4 million related to the exit of the government at-risk homesale business, $4 million related to the elimination of the 401(k) employer match, $7 million related to the renegotiation of NRT contracts, $6 million for employee retention accruals, $22 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin and Relocation Services fees and $18 million related to other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(l)	Represents the elimination of non-cash expenses, including $6 million of stock-based compensation expense and $1 million of other non-cash items less $9 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2010 through March 31, 2011.
(m)	Represents the elimination of non-cash expenses, including $6 million of stock-based compensation expense, less $8 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2010 through December 31, 2010 and $2 million of other non-cash items.
(n)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $12 million for the change in the allowance for doubtful accounts and the reserves for development advance notes and promissory notes from January 1, 2009 through December 31, 2009, $7 million of stock-based compensation expense, and $1 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(o)	Represents the elimination of non-cash expenses including $22 million for the change in the allowance for doubtful accounts and $17 million related to the reserve for development advance notes and promissory notes from January 1, 2008 through December 31, 2008, $7 million of stock based compensation expense, $14 million related to net losses on foreign currency transactions and foreign currency forward contracts.
(p)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(q)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed as of the beginning of the twelve-month periods. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of the beginning of the twelve-month periods.
(r)	Represents elimination of annual management fees payable to Apollo for the twelve-month periods.
(s)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. Under Article III of the Tax Receivable Agreement dated February 22, 2005 among WEX, Cendant and Cartus (the “TRA”), WEX was required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax-savings payments received from WEX to Realogy. On June 26, 2009, Realogy entered into a Tax Receivable Prepayment Agreement with WEX, pursuant to which WEX simultaneously paid Realogy the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the TRA.
(t)	Reflects incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve-month periods.
(u)	Represents the expenses incurred in connection with our unsuccessful debt modification activities in the third quarter of 2009 and 2008.
(v)

Represents senior secured net debt, which is equal to total borrowings which are secured by a first priority lien on our assets plus capital lease obligations less readily available cash. Pursuant to the terms of the senior secured credit facility, senior secured debt does not include First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes. The senior secured debt as of March 31, 2011 was $2,486 million plus $13 million of capital lease obligations less $72 million of readily available cash as of March 31, 2011. The senior secured debt as of December 31, 2010 was $3,059 million plus $12 million of capital lease obligations less $166 million of readily available cash as of December 31, 2010. The senior secured debt as of December 31, 2009 was $3,091 million plus $14 million of capital lease obligations less $219 million of readily available cash as of December 31, 2009. The senior secured debt as of December 31, 2008 was $3,638 million plus $14 million of capital lease obligations less $402 million of readily available cash as of December 31, 2008.
(4)	Represents the portion of relocation receivables and advances, relocation properties held for sale and other related assets that collateralize our securitization obligations.
(5)	For the successor period, Equity (deficit) is comprised of the capital contribution of $2,001 million from affiliates of Apollo and co-investors offset by the net loss for the period.

The following table represents key business drivers for the periods set forth below:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Operating Statistics:
Real Estate Franchise Services (1)
Closed homesale sides (2)	184,643	193,340	922,341	983,516	995,622
Average homesale price (3)	$193,710	$188,478	$198,076	$190,406	$214,271
Average homesale broker commission rate (4)	2.54%	2.55%	2.54%	2.55%	2.52%
Net effective royalty rate (5)	4.87%	5.04%	5.00%	5.10%	5.12%
Royalty per side (6)	$251	$252	$262	$257	$287
Company Owned Real Estate Brokerage Services (7)
Closed homesale sides (2)	51,200	52,532	255,287	273,817	275,090
Average homesale price (3)	$414,164	$417,782	$435,500	$390,688	$479,301
Average homesale broker commission rate (4)	2.50%	2.48%	2.48%	2.51%	2.48%
Gross commission income per side (8)	$11,188	$11,161	$11,571	$10,519	$12,612
Relocation Services
Initiations (9)	35,108	32,429	148,304	114,684	136,089
Referrals (10)	12,812	12,109	69,605	64,995	71,743
Title and Settlement Services
Purchase title and closing units (11)	18,971	19,947	94,290	104,689	110,462
Refinance title and closing units (12)	16,826	11,935	62,225	69,927	35,893
Average price per closing unit (13)	$1,386	$1,353	$1,386	$1,317	$1,500

(1)	These amounts include only those relating to third-party franchisees and do not include amounts relating to the Company Owned Real Estate Brokerage Services segment.
(2)	A closed homesale side represents either the “buy” side or the “sell” side of a homesale transaction.
(3)	Represents the average selling price of closed homesale transactions.
(4)	Represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction.
(5)	Represents the average percentage of our franchisees’ commission revenue (excluding NRT) paid to the Real Estate Franchise Services segment as a royalty. The net effective royalty rate does not include the effect of non-standard incentives granted to some franchisees.
(6)	Represents net domestic royalties earned from our franchisees (excluding NRT) divided by the total number of our franchisees’ closed homesale sides.
(7)	Our real estate brokerage business has a significant concentration of offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts. The real estate franchise business has franchised offices that are more widely dispersed across the United States than our real estate brokerage operations. Accordingly, operating results and homesale statistics may differ between our brokerage and franchise businesses based upon geographic presence and the corresponding homesale activity in each geographic region.
(8)	Represents gross commission income divided by closed homesale sides.

(9)	Represents the total number of transferees served by the relocation services business. The amounts presented include Primacy initiations of 7,712 for the three months ended March 31, 2011, 5,177 for the period January 21, 2010 through March 31, 2010 and 26,087 initiations for the year ended December 31, 2010 as a result of the acquisition of Primacy in January 2010.
(10)	Represents the number of referrals from which we earned revenue from real estate brokers. The amounts presented include Primacy referrals of 968 for the three months ended March 31, 2011, 716 for the period January 21, 2010 through March 31, 2010 and 4,997 referrals for the year ended December 31, 2010 as a result of the acquisition of Primacy in January 2010.
(11)	Represents the number of title and closing units processed as a result of home purchases.
(12)	Represents the number of title and closing units processed as a result of homeowners refinancing their home loans.
(13)	Represents the average fee we earn on purchase title and refinancing title units.

THE OFFERING

The summary below describes the principal terms of the notes and the Class A Common Stock issuable upon conversion of the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the terms and conditions of these securities, please refer to the sections entitled “Description of the Notes” and “Description of the Common Stock.”

Issuer of the Notes	Realogy Corporation, a Delaware corporation.

Issuer of the Class A Common Stock	Domus Holdings Corp., a Delaware corporation and the indirect parent of Realogy.

Securities Offered by the Selling Stockholders	Up to $1,143,706,000 principal amount of 11.00% Series A Convertible Senior Subordinated Notes due 2018, up to $291,424,196 principal amount of 11.00% Series B Convertible Senior Subordinated Notes due 2018 and up to $675,111,000 principal amount of 11.00% Series C Convertible Senior Subordinated Notes due 2018, which were issued under the same indenture and are treated as a single class for substantially all purposes under the indenture, and Class A Common Stock issuable upon conversion of the notes.

Maturity	April 15, 2018, if not earlier repurchased, redeemed or converted. Realogy will be obligated to pay the outstanding aggregate principal amount in cash on the maturity date of the notes.

Interest	Cash interest on the Convertible Notes accrues at a rate of 11.00% per annum.

Realogy will pay interest on overdue principal, if any, from time to time on demand at a rate that is 2% per annum in excess of 11.00% to the extent lawful, and will pay interest on overdue installments of interest, if any, from time to time on demand at a rate that is 2% per annum in excess of 11.00% to the extent lawful.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on April 15 and October 15.

Guarantees	The notes are guaranteed on an unsecured senior subordinated basis by each of Realogy’s U.S. direct or indirect restricted subsidiaries that is a guarantor under the 13.375% Senior Subordinated Notes. Subject to certain exceptions, any subsidiary that in the future guarantees the 13.375% Senior Subordinated Notes will also guarantee the notes. In addition, Holdings also guarantees the notes on an unsecured junior subordinated basis. Except in certain circumstances, each guarantee will be released upon the release of the guarantor from its guarantee under the 13.375% Senior Subordinated Notes. If Realogy fails to make payments on the notes, the guarantors, including Holdings, must make them instead. Each entity, other than Holdings, that guarantees Realogy’s obligations under the notes and the indenture is referred to in this prospectus as a “Note Guarantor.”

As of and for the three months ended March 31, 2011, Realogy’s subsidiaries that are not Note Guarantors represented 7.1% of its total assets (2.2% of its total assets excluding assets of its non-guarantor securitization entities), 4.3% of its total liabilities (1.0% of its total liabilities excluding liabilities of its non-guarantor securitization entities), 7.3% of its net revenue (7.2% of its net revenue excluding net revenue of its non-guarantor securitization entities), 5.5% of its loss before income taxes, equity in earnings and noncontrolling interests (5.1% of its loss before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of its non-guarantor securitization entities) and 118.2% of its EBITDA (100% of its EBITDA excluding EBITDA of its non-guarantor securitization entities), in each case after intercompany eliminations.

As of and for the year ended December 31, 2010, Realogy’s subsidiaries that are not Note Guarantors represented 7.2% of its total assets (2.4% of its total assets excluding assets of its non-guarantor securitization entities), 4.6% of its total liabilities (1.0% of its total liabilities, excluding liabilities of its non-guarantor securitization entities), 5.1% of its net revenue (5.1% of its net revenue excluding net revenue of its non-guarantor securitization entities), 600% of its income before income taxes, equity in earnings and noncontrolling interests (850% of its income before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of its non-guarantor securitization entities) and 7.9% of its EBITDA (7.7% of its EBITDA excluding EBITDA of its non-guarantor securitization entities), in each case after intercompany eliminations.

Ranking	The notes and the guarantees thereof are Realogy’s and the Note Guarantors’ unsecured senior subordinated obligations and:

•

are subordinated in right of payment to all of Realogy’s and the Note Guarantors’ existing and future senior debt, including the senior secured credit facility, the First and a Half Lien Notes, the Senior Notes, and the related guarantees;

•	are equal in right of payment with all of Realogy’s and the Note Guarantors’ existing and future senior subordinated debt, including the Senior Subordinated Notes; and

•	rank senior in right of payment to all of Realogy’s and the Note Guarantors’ existing and future debt that is by its terms subordinated to the notes.

The guarantee by Holdings is Holdings’ unsecured senior subordinated obligation, is equal in right of payment to all existing and future subordinated indebtedness of Holdings and is junior in right of payment to all existing and future senior indebtedness of Holdings.

In addition, the guarantees of the notes are structurally subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of Realogy’s subsidiaries that is not a Note Guarantor.

As of March 31, 2010:

•

Realogy and the Note Guarantors had approximately $3,836 million of senior secured indebtedness, including approximately $2,486 million of first lien indebtedness under the senior secured credit facility (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility), $700 million under the First and a Half Lien Notes and $650 million of Second Lien Loans, all of which are effectively senior to the notes, to the extent of the value of the assets securing such debt;

•

Realogy and the Note Guarantors had approximately $4,666 million of senior indebtedness, including senior secured indebtedness, other bank indebtedness and the Senior Notes, all of which would have been senior to the notes;

•	Realogy and the Note Guarantors had approximately $2,307 million of senior subordinated indebtedness, including the notes; and

•

our non-Note Guarantor subsidiaries had approximately $400 million of total liabilities (approximately $311 million of which consisted of obligations under our securitization facilities), all of which are structurally senior to the notes. In addition, our securitization subsidiaries were permitted to incur approximately $253 million of additional secured relocation obligations under our securitization facilities, subject to maintaining sufficient relocation assets for collateralization, all of which are structurally senior to the notes.

Optional Conversion	The notes are convertible at any time at the option of the holders thereof, in whole or in part, into shares of Class A Common Stock, at the conversion rates described below.

Conversion Rates	975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes and Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share and 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share. The conversion rates are subject to adjustment as provided in “Anti-Dilution Provisions” below.

Optional Redemption	Upon a Qualified Public Offering and thereafter, the notes will be redeemable at the option of Realogy at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. Holders will be provided with notice of an upcoming Qualified Public Offering and will have a period of time to convert prior to a Qualified Public Offering as described in “Description of the Notes.”

A “Qualified Public Offering” means an underwritten public offering of Class A Common Stock by Holdings or any selling stockholders pursuant to an effective registration statement filed by Holdings with the Securities and Exchange Commission (other than (a) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (b) a registration incidental to an issuance of securities under Rule 144A, (c) a registration on Form S-4 or any successor form, or (d) a registration on Form S-8 or any successor form) under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock (by Holdings and/or other selling stockholders) sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $200 million and the listing of Class A Common Stock on the NASDAQ Global Select Market, NASDAQ Global Market, or the New York Stock Exchange or any successor exchange to the foregoing.

Mandatory Offer to Purchase	Upon a Change of Control, each holder of the notes shall have the right to require Realogy to repurchase its notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Anti-Dilution Provisions	Customary anti-dilution protections are provided for mergers, reorganizations, consolidations, stock splits, extraordinary stock dividends, combinations, recapitalizations, reclassifications, distribution of assets (including cash) and similar events.

Covenants	The indenture does not contain any restrictive covenants.

Common Stock Dividends	The notes do not participate in any Common Stock dividends or distributions of Holdings.

Use of Proceeds	We will not receive any proceeds from the sale of the notes or the Class A Common Stock by the selling securityholders.

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus before making any investment decision. The risk factors generally have been separated into three groups: (1) risks related to the notes, the Class A Common Stock and our indebtedness; (2) risks related to our business; and (3) risks related to Realogy’s separation from Cendant. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company and the notes and Class A Common Stock. Additional risks and uncertainties not presently known to us may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. You should carefully consider the following risk factors and all other information contained in this prospectus before making any investment decision.

Risks Related to the Notes, the Class A Common Stock and our Indebtedness

Our significant indebtedness could prevent us from meeting our obligations under our debt instruments and could adversely affect our ability to fund our operations, react to changes in the economy or our industry, or incur additional borrowings under our existing facilities.

We are significantly encumbered by our debt obligations. As of March 31, 2011, our total debt, excluding the securitization obligations, was $6,973 million (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility). In addition, as of March 31, 2011, our current liabilities included $311 million of securitization obligations which were collateralized by $390 million of securitization assets that are not available to pay our general obligations.

Our indebtedness was principally incurred to finance Realogy’s acquisition by Apollo in April 2007 and reflected our then current earnings and our expectations that the housing downturn would recover in the near term. While our total debt has increased since the date of Realogy’s acquisition in order to fund negative cash flows, the industry and economy have experienced significant declines that have negatively impacted our operating results. Revenues for the year ended December 31, 2010 compared to the year ended December 31, 2007, on a pro forma combined basis, have decreased by approximately 32%. As a result, we have been, and continue to be, challenged by our heavily leveraged capital structure. There can be no assurance that we will be able to reduce the level of our leverage or debt in the future.

Our substantial degree of leverage could have important consequences, including the following:

•

it causes a substantial portion of our cash flows from operations to be dedicated to the payment of interest and required amortization on our indebtedness and not be available for other purposes, including our operations, capital expenditures and future business opportunities or principal repayment;

•	it could cause us to be unable to maintain compliance with the senior secured leverage ratio under the senior secured credit facility;

•

it could cause us to be unable to meet our debt service requirements under the senior secured credit facility or the indentures governing the Unsecured Notes and the First and a Half Lien Notes or meet our other financial obligations;

•

it may limit our ability to incur additional borrowings under our existing facilities or securitizations, to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance our indebtedness;

•	it exposes us to the risk of increased interest rates because a portion of our borrowings, including borrowings under the senior secured credit facility, are at variable rates of interest;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	it may cause a further downgrade of our debt and long-term corporate ratings;

•

it may cause us to be more vulnerable to periods of negative or slow growth in the general economy or in our business, or may cause us to be unable to carry out capital spending that is important to our growth; and

•	it may limit our ability to attract and retain key personnel.

We may not be able to generate sufficient cash to service all of our indebtedness and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We have needed to incur additional debt in order to fund negative cash flow. We cannot assure you that we will maintain a level of cash flows from operating activities and from drawings on our revolving credit facilities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior secured credit facility and the indentures governing the 12.375% Senior Subordinated Notes, the Extended Maturity Notes and the First and a Half Lien Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or realize the related proceeds from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable; and

•	the lenders under the senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings.

An event of default under the senior secured credit facility would adversely affect our operations and our ability to satisfy obligations under our indebtedness.

The senior secured credit facility contains restrictive covenants, including a requirement that we maintain a specified senior secured leverage ratio, which is defined as the ratio of our total senior secured debt (net of unrestricted cash and permitted investments) to trailing 12-month Adjusted EBITDA. Specifically measured at the last day of each quarter, our senior secured leverage ratio may not exceed 4.75 to 1.0. Total senior secured debt, for purposes of this ratio, does not include the First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets (including indebtedness supported by letters of credit issued under the senior secured credit facility), securitization obligations or the Unsecured Notes. For the twelve months ended March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. Based upon our financial forecast for 2011, we expect to remain in compliance with the senior secured leverage ratio covenant for at least the next 12 months. If a housing recovery is delayed further or is weak, we will be subject to additional pressure in maintaining compliance with our senior secured leverage ratio.

In future periods, if we are unable to renew or refinance bank indebtedness secured by letters of credit issued under the senior secured credit facility (which are not included in the calculation of the senior secured leverage ratio) and the letters of credit are drawn upon, the reimbursement obligations related to those letters of credit issued under the senior secured credit facility will be included in the calculation of the senior secured leverage ratio. A failure to maintain compliance with the senior secured leverage ratio, or a breach of any of the other restrictive covenants, would result in a default under the senior secured credit facility.

We have the right to cure an event of default of the senior secured leverage ratio in three of any four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into Realogy to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If we are unable to maintain compliance with the senior secured leverage ratio and we fail to remedy or avoid a default through an equity cure permitted thereunder, there would be an “event of default” under the senior secured credit facility. Other events of default include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control, and cross-events of default on material indebtedness as well as failure to obtain an unqualified audit opinion by 90 days after the end of any fiscal year. Upon the occurrence of any event of default under the senior secured credit facility, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on the Unsecured Notes or the First and a Half Lien Notes,

any of which could result in an event of default under the First and a Half Lien Notes, the Unsecured Notes or our Apple Ridge Funding LLC securitization program.

If we were unable to repay the amounts outstanding under the senior secured credit facility, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure the indebtedness thereunder. We have pledged a significant portion of our assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay the senior secured credit facility and our other indebtedness or borrow sufficient funds to refinance such indebtedness. Notwithstanding the completion of the Refinancing Transactions, our total indebtedness was not and will not be significantly reduced unless and until the notes issued in the Debt Exchange Offering are converted into equity. In the future, we may need to seek new financing, or explore the possibility of amending the terms of the senior secured credit facility, and we may not be able to do so on commercially reasonable terms, or terms that are acceptable to us, if at all.

If an event of default is continuing under the senior secured credit facility, the First and a Half Lien Notes or our other material indebtedness, such event could cause a termination of our ability to obtain future advances under, and/or amortization of, our Apple Ridge Funding LLC securitization program.

The notes and the related guarantees are effectively subordinated to all of our secured debt and the secured debt of the Note Guarantors and if a default occurs, we and the Note Guarantors may not have sufficient funds to fulfill our obligations under the notes and the related guarantees.

The notes and the related guarantees are general unsecured obligations but Realogy’s obligations under the senior secured credit facility and the First and a Half Lien Notes and each Note Guarantor’s obligations under its guarantee of the senior secured credit facility and the First and a Half Lien Notes are secured by a security interest in substantially all of our assets and the assets of the Note Guarantors. The notes are effectively subordinated to all of our and the Note Guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of March 31, 2011, Realogy and the Note Guarantors had approximately $3,836 million of senior secured indebtedness, including approximately $2,486 million of first lien indebtedness under the senior secured credit facility (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility), $700 million under the First and a Half Lien Notes and $650 million of Second Lien Loans, all of which are effectively senior to the notes. In addition, subject to some limitations, the indenture and the indentures governing the Extended Maturity Notes permit Realogy, subject to certain limitations, to incur additional secured indebtedness and the notes and the related guarantees are effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness and, in the case of the 12.375% Senior Subordinated Notes and the 13.375% Senior Subordinated Notes, all senior indebtedness, together with accrued interest, has been repaid in full from those assets. Because the senior secured credit facility and the First and a Half Lien Notes are secured obligations, if we fail to comply with the terms of the senior secured credit facility or the First and a Half Lien Notes and those creditors or noteholders accelerated the payment of all the funds borrowed thereunder and we were unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our Note Guarantors which serve as collateral. In this event, our secured creditors and holders of the First and a Half Lien Notes would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and the related guarantees then outstanding. The guarantees of the notes have a similar ranking with respect to secured and unsecured indebtedness of the Note Guarantors as the notes do with respect to our secured and unsecured indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become Note Guarantors.

You do have any claim as a creditor against any of our existing subsidiaries that are not Note Guarantors or against any of our future subsidiaries that do not become Note Guarantors. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries are structurally senior to your claims against those subsidiaries. As of March 31, 2011, our non-Note Guarantor subsidiaries had approximately $400 million of total liabilities (approximately $311 million of which would have consisted of secured indebtedness under the securitization facilities), all of which are structurally senior to the notes. In addition, subject to maintaining sufficient relocation assets for collateralization, our securitization subsidiaries were permitted to incur approximately $253 million of additional secured indebtedness under the Securitization Facilities, all of which are structurally senior to the notes.

The notes are not guaranteed by any of our foreign subsidiaries, our securitization subsidiaries, our insurance subsidiaries or our qualified foreign corporation holding companies. These non-Note Guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our non-Note Guarantor subsidiaries, these non-Note Guarantor subsidiaries will pay the holders of their debt, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-Note Guarantor subsidiary). Any right that we or the Note Guarantors have to receive any assets of any of the non-Note Guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, are effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the three months ended March 31, 2011, our subsidiaries that are not Note Guarantors represented 7.1% of our total assets (2.2% of our total assets excluding assets of our non-guarantor securitization entities), 4.3% of our total liabilities (1.0% of our total liabilities excluding liabilities of our non-guarantor securitization entities), 7.3% of our net revenue (7.2% of our net revenue excluding net revenue of our non-guarantor securitization entities), 5.5% of our loss before income taxes, equity in earnings and noncontrolling interests (5.1% of our loss before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of our non-guarantor securitization entities) and 118.2% of our EBITDA (100% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), in each case after intercompany eliminations.

As of and for the year ended December 31, 2010, our subsidiaries that are not Note Guarantors represented 7.2% of our total assets (2.4% of our total assets excluding assets of our non-guarantor securitization entities), 4.6% of our total liabilities (1.0% of our total liabilities excluding liabilities of our non-guarantor securitization entities), 5.1% of our net revenue (5.1% of our net revenue excluding net revenue of our non-guarantor securitization entities), 600% of our income before income taxes, equity in earnings and noncontrolling interests (850% of our income before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of our non-guarantor securitization entities) and 7.9% of our EBITDA (7.7% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), in each case after intercompany eliminations.

In addition, the indentures governing the Existing Notes, the Extended Maturity Notes and the First and a Half Lien Notes do, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. The indenture does not limit these subsidiaries from incurring additional indebtedness or other liabilities.

Your right to receive payments on the notes is junior to all of our and the Note Guarantors’ senior indebtedness, including our and the Note Guarantors’ obligations under the senior secured credit facility, the First and a Half Lien Notes, the Senior Notes and other existing and future senior debt.

The notes are general unsecured obligations that are junior in right of payment to all of our existing and future senior indebtedness, including the senior secured credit facility, the First and a Half Lien Notes and the Senior Notes. The guarantees of the notes are general unsecured obligations of the Note Guarantors that are junior in right of payment to all of the Note Guarantors’ existing and future senior indebtedness, including their guarantee of the senior secured credit facility, the First and a Half Lien Notes and the Senior Notes. We and the Note Guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the related guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facility, the First and a Half Lien Notes and the Senior Notes, unless such senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to our senior indebtedness, we or the Note Guarantors may not be permitted to pay any amount on account of the notes or the related guarantees for a designated period of time. In addition, the notes are pari passu in right of payment with all of our existing and future senior subordinated indebtedness, including the Senior Subordinated Notes.

Because of the subordination provisions in the Senior Subordinated Notes and the notes and the related guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any Note Guarantor, our or the applicable Note Guarantor’s assets will not be available to pay obligations under our Senior Subordinated Notes or the notes or the related guarantees until we or the applicable Note Guarantor’s have made all payments on our or their senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on our senior subordinated indebtedness, including payments of principal or interest when due.

As of March 31, 2011, we and the Note Guarantors had approximately $4,666 million of senior indebtedness (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility), including first lien indebtedness under the senior secured credit facility, the First and a Half Lien Notes, the Second Lien Loans, the Senior Notes and other bank indebtedness, all of which are senior to the notes.

Restrictive covenants under our indentures and the senior secured credit facility may limit the manner in which we operate.

The senior secured credit facility and the indentures governing the Extended Maturity Notes, the 12.375% Senior Subordinated Notes and the First and a Half Lien Notes contain, and any future indebtedness we incur may contain, various covenants and conditions that limit Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the Senior Subordinated Notes;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase the Unsecured Notes and the First and a Half Lien Notes and debt that is junior in right of payment to the Unsecured Notes and the First and a Half Lien Notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

At March 31, 2011, approximately $2,586 million of our borrowings under the senior secured credit facility and other bank indebtedness, were at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate swaps with a notional value of $425 million, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility, such interest rate swaps do not eliminate interest rate volatility for the unswapped portion of our variable rate indebtedness at March 31, 2011.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could render us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the indentures governing the Extended Maturity Notes, the First and a Half Lien Notes, the 12.375% Senior Subordinated Notes and the senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the senior secured credit facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets, we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the senior secured credit facility to avoid being in default, including as a result of our failure to comply with the senior secured leverage ratio. Our senior secured leverage ratio was 3.83 to 1.0 at March 31, 2011. A delayed or weak housing recovery may materially adversely affect our ability to maintain compliance with our senior secured leverage ratio given our highly leveraged capital structure. If we breach our covenants under the senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the senior secured credit facility, the lenders could exercise their rights, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Notes.”

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

We are a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from those subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the senior secured credit facility, the indentures governing the Unsecured Notes and the First and a Half Lien Notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund our debt service payments.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that are guarantors of our indebtedness, including the senior secured credit facility, the Unsecured Notes and the First and a Half Lien Notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

Realogy may be unable to purchase the notes upon a change of control.

Upon a change of control, as defined in the indenture, Realogy is required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any. If a change of control occurs under the indenture, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of the senior secured credit facility and the terms of our other senior indebtedness, from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase any notes unless we are able to refinance or obtain waivers under the senior secured credit facility, the First and a Half Lien Notes and/or the Senior Notes, as applicable. If our failure to repurchase the notes upon a change of control would cause a default under the notes, it would also cause a cross-default under the senior secured credit facility. The senior secured credit facility also provides that a change of control, as defined therein, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of repurchase provisions to the holders of the notes. Our securitization facilities contain, and any of our future debt agreements may contain, similar provisions.

The change of control provisions in the indenture may not protect you in the event that we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the notes to require Realogy to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a change of control as defined in the indenture, Realogy will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. In addition, the change of control provisions in the notes may also delay or prevent an otherwise beneficial takeover of us due to such takeover triggering the related purchase requirement. See “Description of Other Indebtedness” and “Description of the Notes—Repurchase at Option of the Holder Upon a Change of Control.”

There is no public market for the notes, and we do not know if an active trading market will ever develop or, if a market does develop, whether it will be sustained.

The notes when issued were a new issue of securities and there is no existing trading market for any series of notes. Although the dealer managers in the Debt Exchange Offering have informed us that they intend to make a market in each series of notes, they have no obligation to do so and may discontinue making a market in any series of notes at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes.

We do not intend to apply for listing or quotation of any series of notes on any securities exchange or stock market. In addition, if a large amount of notes are not tendered or are tendered improperly, the limited amount of notes that would be issued and outstanding after we consummate the Exchange Offers would reduce liquidity and could lower the market price of those notes. The liquidity of any market for each series of notes will depend on a number of factors, including:

•	the number of holders of such series of notes;

•	our operating performance, financial condition or prospects;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the applicable series of notes; and

•	prevailing interest rates.

The market, if any, for the notes, similar to other non-investment grade debt, may be subject to disruptions that may cause substantial volatility in the prices of the notes and any disruptions may adversely affect the prices at which you may sell your notes. You may not be able to sell your notes at a particular time, and the price that you receive when you sell may not be favorable.

Apollo is our controlling stockholder and Paulson may become a significant stockholder. There can be no assurance that Apollo and Paulson will act in our best interests as opposed to their own best interests.

Because of its position as our controlling stockholder, to the extent not otherwise limited in the senior secured credit facility or our indentures, Apollo is able to exercise significant control over decisions affecting us, including:

•	our direction and policies, including the appointment and removal of officers;

•	mergers or other business combinations and opportunities involving us;

•	further issuance of capital stock or other equity or debt securities by us;

•	payment of dividends; and

•	approval of our business plans and general business development.

In addition, Paulson owns notes that may be converted into 21.5% of the total outstanding shares of Common Stock on an as converted basis assuming that all notes are converted into shares of Class A Common Stock. Pursuant to the Paulson Securityholders Agreement (as defined below), Paulson also has the right to nominate a member of our Board of Directors or designate a non-voting observer to attend meetings of our Board of Directors and has certain other rights with respect to issuances of our equity and debt securities.

Even if all of the outstanding notes held by parties other than Apollo were converted into Class A Common Stock, which has one vote per share, Apollo, by virtue of its ownership of shares of Class B Common Stock (as defined below), which has five votes per share, would continue to control a majority of the voting power of the outstanding Common Stock. In addition, if all of the notes were converted into Class A Common Stock, all of the Class B Common Stock would automatically convert into shares of Class A Common Stock and Apollo would then hold 66.2% of the outstanding shares of Class A Common Stock. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

The concentration of ownership held by Apollo could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that may be otherwise favorable to us. In addition, pursuant to Holdings’ Amended and Restated Certificate of Incorporation, Apollo has the right to, and will have no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as us, do business with any of our clients, customers or vendors, or make investments in the kind of property in which we may make investments. Apollo is in the business of making or advising on investments in companies and may hold, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Apollo continues to own a significant amount of the equity of Holdings, even if such amount is less than 50%, Apollo will continue to be able to strongly influence or effectively control our decisions.

Because our equity securities are not registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are not listed on any U.S. securities exchange, we are not subject to any of the corporate governance requirements of any U.S. securities exchanges.

If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders may conflict with those of the holders of first lien indebtedness under the senior secured credit facility, the First and a Half Lien Notes, the Unsecured Notes or any other holder of our debt and such equity holders have no obligation to provide any additional equity or any debt financing to us.

Texas insurance laws and regulations may delay or impede your ability to purchase the notes and/or the Class A Common Stock.

The insurance laws and regulations of Texas, the jurisdiction in which our title insurance underwriter subsidiary is domiciled, generally provide that no person may acquire control, directly or indirectly, of a Texas domiciled insurer, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the Texas Department of Insurance. Generally, any person acquiring beneficial ownership of 10% or more of our voting securities, including the notes, the Class A Common Stock, or a combination thereof, would be presumed to have acquired indirect control of our title insurance underwriter subsidiary unless the Texas Department of Insurance upon application determines otherwise. As a result, your ability to purchase the notes and/or the Class A Common Stock may be significantly delayed or otherwise impeded.

Ratings of the notes may cause their trading price to fall and affect the marketability of the notes.

The notes are rated by Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services. A rating agency’s rating of the notes is not a recommendation to purchase, sell or hold any particular security, including the notes. Such ratings are limited in scope, and do not comment as to material risks relating to an investment in the notes. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time. Rating agencies also may lower, suspend or withdraw ratings on the notes or our other debt in the future. Holders of the notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the notes.

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require holders of notes to return payments received.

The issuance of the notes and the related guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a related guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the Note Guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the related guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees of the notes were legally challenged, any such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Note Guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees of the notes, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee of the notes contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes such guarantee worthless.

The notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional debt, including secured debt, or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions. See “Description of the Notes—Subordination of the Notes.”

The conversion rates of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of the Notes—Conversion Rate Adjustments,” we will adjust the conversion rates of the notes for certain events, including, among others:

•	the issuance of stock or cash dividends on the Class A Common Stock;

•	the issuance of certain rights or warrants to purchase Class A Common Stock;

•	certain subdivisions and combinations of Class A Common Stock; and

•	the distribution of capital stock, indebtedness or assets of Holdings.

We will not adjust the conversion rates for other events, such as an issuance of Class A Common Stock for cash or in connection with an acquisition, or for grants of options, restricted stock or other equity awards pursuant to Holdings’ existing and future employee incentive plans, including the Phantom Value Plan, that may adversely affect the trading price of the notes or the Class A Common Stock. If we engage in any of these types of transactions, the value of the Class A Common Stock into which the notes may be convertible may be diluted. In addition, if we are unable to maintain compliance with the senior secured leverage ratio under our senior secured credit facility, we may issue additional equity in the future pursuant to an equity cure or otherwise, which could also adversely impact the value of the notes or the Class A Common Stock. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rates, may occur.

You may lose the option time value of your notes if we redeem your notes upon a Qualified Public Offering or if you elect to have your notes repurchased upon a Change of Control and if the notes are redeemed by us upon a Qualified Public Offering, you will not receive the full face amount of your notes.

Upon a Qualified Public Offering and at any time thereafter, the notes will be redeemable at our option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. In addition, if a change of control occurs prior to the maturity date of the notes, each holder of the notes will have the right to require us to repurchase its notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. Upon such redemption or repurchase, you will not be compensated for any lost option time value of your notes. In addition, because we may redeem the notes at a price equal to 90% of the principal amount thereof, you will not receive the full face amount of your notes following any such redemption.

As a holder of the notes, you will not be entitled to any rights with respect to Class A Common Stock, but you will be subject to all changes made with respect to Class A Common Stock and even if you convert your notes, your voting interests may be diluted.

If you hold notes, you will not be entitled to any rights with respect to the Class A Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Class A Common Stock), but you will be subject to all changes affecting the Class A Common Stock. You will have the rights with respect to the Class A Common Stock only when shares of Class A Common Stock are delivered to you upon conversion of your notes. For example, in the event that an amendment is proposed to Holdings’ charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received Class A Common Stock upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of the Class A Common Stock. In addition, because the Class B Common Stock has five votes per share, even if you convert your notes, your voting interests in the Class A Common Stock may not be proportional to your actual ownership of the outstanding Common Stock and holders of Class B Common Stock may control a majority of the voting interests in the Common Stock even though they do not own a majority of the outstanding Common Stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

If the Class A Common Stock becomes publicly traded, we expect that investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible securities typically implement that strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while they hold the convertible securities. As a result, any specific rules regulating short selling of securities, such as the recent amendments to Rule 201 of Regulation SHO that became effective on May 10, 2010, or any other governmental action that interferes with the ability of market participants to effect short sales in Class A Common Stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct such a convertible arbitrage strategy with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

You may be subject to United States federal income or withholding taxes if we adjust the conversion rates of notes in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rates of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect the capital structure of Holdings. See “Description of the Notes—Conversion Rate Adjustments.” If we adjust the conversion rates, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for United States federal income tax purposes, even though you would not receive any cash in connection with a conversion rate adjustment and even though you might not exercise your conversion right. In addition, Non-U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”) of the notes may be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Constructive Dividends.”

Holders who convert their notes into Class A Common Stock may be subject to greater risks than the risks to which they would otherwise be subject.

If you elect to convert your notes into Class A Common Stock, you will hold equity of Holdings, rather than debt of Realogy, which will have important consequences to you. For example, the rights of holders of Class A Common Stock will be junior to our existing and future indebtedness and other obligations. If we were to become subject to bankruptcy protection, holders of the notes who do not convert their notes may receive value greater than the value, if any, received by holders of Class A Common Stock. This is because any claims of holders of the notes and our other indebtedness will be given priority over the claims of holders of equity securities.

The conversion prices of the notes were determined by negotiations and are based on a premium to the estimated fair market value of the Class A Common Stock. There may not be an active market for Class A Common Stock, and a market may never develop, which could adversely affect the liquidity and market price of the notes and could result in holders of Class A Common Stock being unable to monetize their investment.

Currently there is no public market for the Class A Common Stock. In the absence of a public market for the Class A Common Stock, the conversion prices of the notes were determined through negotiations with holders of the Existing Notes by reference to the Company’s estimated fair market value of the Class A Common Stock as of November 29, 2010. The conversion prices were based on a premium to the estimated fair market value of the Class A Common Stock and may not bear any relationship to our past, current or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the conversion prices of the notes should not be considered as reflective of the actual value of the Class A Common Stock.

An active trading market for the Class A Common Stock may never develop or be sustained. The absence of such market could adversely affect the liquidity and price of the Class A Common Stock and the notes. In addition, we cannot assure you that, if such market were to develop, the price at which the Class A Common Stock may trade will not decline, or that such price will reflect the actual financial performance of Holdings.

In connection with any Qualified Public Offering, Holdings expects that it would list the Class A Common Stock for trading on the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange. Until then, you may not be able to liquidate any investment you may make in the Class A Common Stock by converting the notes. We cannot assure you that there will be a trading market for the Class A Common Stock or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Class A Common Stock may be adversely affected. Moreover, in the event you are able to sell some or all of your Class A Common Stock, you may not recover the original investment.

Fluctuations in the market price of Class A Common Stock may impact the trading price of the notes and make them more difficult to resell. Holders who receive Class A Common Stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of Class A Common Stock.

If the Class A Common Stock becomes publicly traded, the conversion value of the notes will be based on the market price of shares of Class A Common Stock, and any decline in the market price of Class A Common Stock may have a similar effect on the value of the notes and could limit the number of shares deliverable upon conversion of the notes.

Holders who receive shares of Class A Common Stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of Class A Common Stock. The conversion of some or all of the notes and any sales of Class A Common Stock issued upon conversion of the notes could adversely affect the market price of Class A Common Stock. In the future, Holdings may sell additional shares of Class A Common Stock to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for Class A Common Stock. The issuance and sale of substantial amounts of Class A Common Stock or securities convertible into Class A Common Stock, or the perception that such issuances and sales may occur, could adversely affect the value of the notes and the market price of Class A Common Stock and impair Holdings’ ability to raise capital through the sale of additional equity securities. In addition, holders who receive shares of Class A Common Stock upon conversion of the notes may have their percentage ownership diluted in the future because of equity issuances.

The market price of Class A Common Stock (if such market were to develop) could also be affected by possible sales of shares of Class A Common Stock by investors who view the notes as a more attractive means of equity participation in Holdings and by hedging or arbitrage trading activity involving Class A Common Stock that we expect to develop if the Class A Common Stock becomes publicly tradable. Such hedging or arbitrage trading activity could, in turn, affect the trading price of the notes and/or the market price of any Class A Common Stock that holders receive upon conversion of their notes.

Risks Related to Our Business

The residential real estate market is cyclical and we are negatively impacted by downturns in this market.

The residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond our control. The U.S. residential real estate market has recently shown some signs of stabilizing from a lengthy and deep downturn that began in the second half of 2005. However, we cannot predict when the market and related economic forces will return the U.S. residential real estate industry to a period of sustained growth.

Any of the following could halt or limit a recovery in the housing market and have a material adverse effect on our business by causing a lack of sustained growth or a decline in the number of homesales and/or prices which, in turn, could adversely affect our revenues and profitability:

•	continued high unemployment;

•	a period of slow economic growth or recessionary conditions;

•	weak credit markets;

•	a low level of consumer confidence in the economy and/or the residential real estate market;

•	rising mortgage interest rates;

•	instability of financial institutions;

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legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the U.S. housing and mortgage markets;

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increasing mortgage rates and down payment requirements and/or reduced availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd-Frank Act or other legislation that may be enacted to reform the U.S. housing finance market, including restrictions imposed on mortgage originators as well as retention levels required to be maintained by sponsors to securitize mortgages;

•	excessive or insufficient regional home inventory levels;

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continuing high levels of foreclosure activity including but not limited to the release of homes for sale by financial institutions and the uncertainty surrounding the appropriateness of mortgage servicers foreclosure processes;

•	adverse changes in local or regional economic conditions;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes;

•	a decrease in the affordability of homes;

•	our geographic and high-end market concentration relating in particular to our company-owned brokerage operations;

•	local, state and federal government regulation that burden residential real estate transactions or ownership;

•	shifts in populations away from the markets that we or our franchisees serve;

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individual tax law changes, including potential limits or elimination of the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, real property taxes and employee relocation expenses;

•	decreasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership;

•	commission pressure from brokers who discount their commissions; and/or

•	acts of God, such as hurricanes, earthquakes and other natural disasters that disrupt local or regional real estate markets.

Recently, banks and other lenders have come under investigations for alleged improper support for foreclosure actions. As a result, the foreclosure process in many areas has slowed and may face ongoing disruption. These foreclosure developments could reduce the level of homesales and could, once these homes reemerge on the market, add additional downward pressure on the price of existing homesales.

Our success is largely dependent on the efforts and abilities of the independent sales associates retained by company owned brokerage offices and by our franchisees. The ability of our company owned brokerage offices and our franchisees to retain independent sales associates is generally subject to numerous factors, including the compensation they receive and their perception of brand value. Given our high degree of leverage and negative perceptions in the media relating to our financial condition, neither our company owned brokerage offices or our independent franchisees may be successful in attracting or maintaining independent sales associates. If we or our franchisees fail to attract and retain independent sales associates, our business may be materially adversely affected.

A prolonged decline or lack of sustained growth in the number of homesales and/or prices would adversely affect our revenues and profitability.

Based upon data published by NAR, from 2005 to 2010, annual U.S. existing homesale units declined by 31% and the median homesale price declined by 21%. Our Company’s revenues for the year ended December 31, 2010 compared to the year ended December 31, 2007, on a pro forma combined basis, decreased approximately 32%. A further decline or lack of sustained growth in existing homesales, a continued decline in home prices or a decline in commission rates charged by brokers would further adversely affect our results of operations by reducing the royalties we receive from our franchisees and company owned brokerages, reducing the commissions our company owned brokerage operations earn, reducing the demand for our title and settlement services and reducing the referral fees earned by our relocation services business. For example, for 2010, a 100 basis point (or 1%) decline in either our homesale sides or the average selling price of closed homesale transactions, with all else being equal, would have decreased EBITDA by $2 million for our Real Estate Franchise Services segment and $9 million for our Company Owned Real Estate Brokerage Services segment.

Our company owned brokerage operations are subject to geographic and high-end real estate market risks, which could continue to adversely affect our revenues and profitability.

Our subsidiary, NRT, owns real estate brokerage offices located in and around large metropolitan areas in the U.S. Local and regional economic conditions in these locations could differ materially from prevailing conditions in other parts of the country. NRT has more offices and realizes more of its revenues in California, Florida and the New York metropolitan area than any other regions in the country. For the year ended December 31, 2010, NRT realized approximately 63% of its revenues from California (27%), the New York metropolitan area (26%) and Florida (10%). For the three months ended March 31, 2011, NRT realized approximately 67% of its revenues from California (29%), the New York metropolitan area (26%) and Florida (12%). A further downturn in residential real estate demand or economic conditions in these regions could result in a further decline in NRT’s total gross commission income and have a material adverse effect on us. In addition, given the significant geographic overlap of our title and settlement services business with our company owned brokerage offices, such regional declines affecting our company owned brokerage operations could have an adverse effect on our title and settlement services business as well. A further downturn in residential real estate demand or economic conditions in these states could continue to result in a decline in our overall revenues and have a material adverse effect on us.

NRT has a significant concentration of transactions at the higher end of the U.S. real estate market. A shift in NRT’s mix of property transactions from the high range to lower and middle range homes would adversely affect the average price of NRT’s closed homesales.

Loss or attrition among our senior management or other key employees could adversely affect our financial performance.

Our success is largely dependent on the efforts and abilities of our senior management and other key employees. Our ability to retain our employees is generally subject to numerous factors, including the compensation and benefits we pay, the mix between the fixed and variable compensation we pay our employees and prevailing compensation rates. Given the lengthy and prolonged downturn in the real estate market and the cost-cutting measures we implemented during the downturn, certain of our employees have received, and may in the near term continue to receive, less variable compensation. As such, we may suffer significant attrition among our current key employees. If we were to lose key employees and not promptly fill their positions with comparably qualified individuals, our business may be materially adversely affected.

Tightened mortgage underwriting standards could continue to reduce homebuyers’ ability to access the credit market on reasonable terms.

During the past several years, many lenders have significantly tightened their underwriting standards, and many subprime and other alternative mortgage products are no longer being made available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, including in the jumbo mortgage markets important to our higher value and luxury brands, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results.

Adverse developments in general business, economic and political conditions could have a material adverse effect on our financial condition and our results of operations.

Our business and operations and those of our franchisees are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, consumer confidence and the general condition of the U.S. and world economy.

Dramatic declines in the housing market during the past several years, with falling home prices and increasing foreclosures, including disruptions and delays occasioned by recent investigations into alleged improper foreclosure processes, and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks as well as repayment and reimbursement arrangements between the originating banks and Fannie Mae and Freddie Mac. These actions, which initially impacted mortgage-backed securities, spread to credit default swaps and other derivative securities and caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. Lack of available credit or lack of confidence in the financial sector could materially and adversely affect our business, financial condition and results of operations.

A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions could have a material adverse effect on our financial condition and our results of operations.

Recent U.S. governmental actions to assist in the stabilization and/or recovery of the residential real estate market may not be successful; reform of Freddie Mac and Fannie Mae could have a material impact on our operations.

The U.S. government implemented certain actions during the past several years to assist in a stabilization and/or a recovery of the residential real estate market. These measures have included: (1) the placement of Fannie Mae and Freddie Mac in conservatorship in September 2008 and the funding of over $130 billion to these entities to backstop shortfalls in their capital requirements; (2) the establishment, and subsequent expansion and extension, of a federal homebuyer tax credit for qualified buyers (that, as extended, required signed contracts on or before April 30, 2010); (3) as part of a broader plan to bring stability to credit markets and stimulate the housing market, the purchase of mortgage-backed securities by the Federal Reserve in an attempt to maintain low mortgage rates (the first phase of which ended on March 31, 2010); (4) the continuation of the 2008 higher loan limits for FHA, Freddie Mac and Fannie Mae loans through September 30, 2011; and (5) the availability of low-cost refinancing through Fannie Mae and Freddie Mac to certain homeowners negatively impacted by falling home prices, encouraging lenders to modify loan terms with borrowers at risk of foreclosure or already in foreclosure. There can be no assurance that these actions or any other governmental action will continue to stabilize the housing market or that any recovery in this market will be sustained as these programs either wind down or expire by their terms.

Moreover, Congress has recently held hearings on the future of Freddie Mac and Fannie Mae and other government sponsored entities or GSEs with a view towards further legislative reform. On February 11, 2011, the Obama Administration issued a report to the U.S. Congress outlining proposals to reform the U.S. housing finance market, including, among other things, reform designed to reduce government support for housing finance and the winding down of Freddie Mac and Fannie Mae over a period of years. Numerous pieces of legislation seeking various types of reform for the GSEs have been introduced recently in Congress. Two significant questions that need to be addressed in any such reform are: (1) will banks and other private sources of capital be able to fill homebuyers’ needs as the government seeks to pull back some of the housing mortgage market support and (2) will these other sources of capital be available at rates which are reasonably attractive to potential homebuyers. Legislation, if enacted, which curtails Freddie Mac and/or Fannie Mae’s activities and/or results in the wind down of these entities could increase mortgage costs and could result in more stringent underwriting guidelines imposed by lenders, either of which could materially adverse affect the housing market in general and our operations in particular. Given the current uncertainty with respect to the extent, if any, of such reform, it is difficult to predict either the long-term or short-term impact of government action that may be taken.

The Dodd-Frank Act and other financial reform legislation may, among other things, result in new rules and regulations that may adversely affect the housing industry.

On July 21, 2010, the Dodd-Frank Act was signed into law for the express purpose of regulating the financial services industry and also establishes an independent federal bureau of consumer financial protection to enforce laws involving consumer financial products and services, including mortgage finance. The bureau is empowered with examination and enforcement authority. The Dodd-Frank Act also establishes new standards and practices for mortgage originators, including determining a prospective borrower’s ability to repay their mortgage, removing incentives for higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. While we are continuing to evaluate all aspects of the Dodd-Frank Act, such legislation and regulations promulgated pursuant to such legislation as well as other legislation that may be enacted to reform the U.S. housing finance market could materially and adversely affect the mortgage and housing industries, result in heightened federal regulation and oversight of the mortgage and housing industries, increase downpayment requirements, increase mortgage costs and result in increased costs and potential litigation for housing market participants.

Certain provisions of the Dodd-Frank Act may impact the operation and practices of Fannie Mae and Freddie Mac and require sponsors of securitizations to retain a portion of the economic interest in the credit risk associated with the assets securitized by them. Substantial reduction in, or the elimination of, GSE demand for mortgage loans could have a material adverse effect on the mortgage industry and the housing industry in general and these provisions may reduce the availability of mortgages to certain individuals.

Monetary policies of the federal government and its agencies may have a material impact on our operations.

Our business is significantly affected by the monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the U.S. The Federal Reserve Board’s policies affect the real estate market through their effect on interest rates as well as the pricing on our interest-earning assets and the cost of our interest-bearing liabilities.

We are affected by any rising interest rate environment. Changes in the Federal Reserve Board’s policies, the interest rate environment and mortgage market are beyond our control, are difficult to predict and could have a material adverse effect on our business, results of operations and financial condition. Additionally, the possibility of the elimination of the mortgage interest deduction could have an adverse effect on the housing market by reducing incentives for buying or refinancing homes and negatively affecting property values.

Competition in the residential real estate and relocation business is intense and may adversely affect our financial performance.

Competition in the residential real estate services business is intense. As a real estate brokerage franchisor, our products are our brand names and the support services we provide to our franchisees. Upon the expiration of a franchise agreement, a franchisee may choose to franchise with one of our competitors or operate as an independent broker. Competitors may offer franchisees whose franchise agreements are expiring similar products and services at rates that are lower than we charge. Our largest national competitors in this industry include The Prudential Real Estate Affiliates, Inc., Real Living (which includes the franchise business that had been conducted by GMAC Real Estate, LLC), RE/MAX and Keller Williams Realty, Inc. Some of these companies may have greater financial resources than we do, including greater marketing and technology budgets, and may be less leveraged. Regional and local franchisors provide additional competitive pressure in certain areas. To remain competitive in the sale of franchises and to retain our existing franchisees, we may have to reduce the fees we charge our franchisees to be competitive with those charged by competitors, which may accelerate if market conditions further deteriorate.

Our company owned brokerage business, like that of our franchisees, is generally in intense competition. We compete with other national independent real estate organizations, including Home Services of America, franchisees of our brands and of other national real estate franchisors, franchisees of local and regional real estate franchisors, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. Competition is particularly severe in the densely populated metropolitan areas in which we operate. In addition, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions. Discount brokers have had varying degrees of success and while they have been negatively impacted by the prolonged downturn in the residential housing market, they may increase their market share in the future. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts and brokerage commission. As with our real estate franchise business, a decrease in the average brokerage commission rate may adversely affect our revenues. We also compete for the services of qualified licensed independent sales associates. Some of the firms competing for sales associates use a different model of compensating agents, in which agents are compensated for the revenue generated by other agents that they recruit to those firms. This business model may be appealing to certain agents and hinder our ability to attract and retain those agents. Competition for sales associates could reduce the commission amounts retained by our company after giving effect to the split with independent sales associates and possibly increase the amounts that we spend on marketing. Our average homesale commission rate per side in our Company Owned Real Estate Services segment has declined from 2.62% in 2002 to 2.48% in 2010.

In our relocation services business, we compete primarily with global and regional outsourced relocation service providers. The larger outsourced relocation service providers that we compete with include SIRVA, Inc., Weichert Relocation Resources, Inc. and Prudential Real Estate and Relocation Services, Inc.

The title and settlement services business is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete with other title insurers, title agents and vendor management companies. The title and settlement services business competes with a large, fragmented group of smaller underwriters and agencies as well as national competitors.

Several of our businesses are highly regulated and any failure to comply with such regulations or any changes in such regulations could adversely affect our business.

Several of our businesses are highly regulated. The sale of franchises is regulated by various state laws as well as by the FTC. The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While we believe that our franchising operations are in compliance with such existing regulations, we cannot predict the effect any existing or future legislation or regulation may have on our business operation or financial condition.

Our real estate brokerage business must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business. These laws and regulations contain general standards for and prohibitions on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising and consumer disclosures. Under state law, our real estate brokers have the duty to supervise and are responsible for the conduct of their brokerage business.

Several of the litigation matters we are involved with allege claims based upon breaches of fiduciary duties by our licensed brokers, violations of state laws relating to business practices or consumer disclosures and with respect to compliance with wage and hour regulations. We cannot predict with certainty the cost of defense or the ultimate outcome of these or other litigation matters filed by or against us, including remedies or awards, and adverse results in any such litigation may harm our business and financial condition.

Our company owned real estate brokerage business, our relocation business, our title and settlement service business and the businesses of our franchisees (excluding commercial brokerage transactions) must comply with RESPA. RESPA and comparable state statutes, among other things, restrict payments which real estate brokers, agents and other settlement service providers may receive for the referral of business to other settlement service providers in connection with the closing of real estate transactions. Such laws may to some extent restrict preferred vendor arrangements involving our franchisees and our company owned brokerage business. RESPA and similar state laws also require timely disclosure of certain relationships or financial interests that a broker has with providers of real estate settlement services.

Our title insurance business also is subject to regulation by insurance and other regulatory authorities in each state in which we provide title insurance. State regulations may impede or impose burdensome conditions on our ability to take actions that we may want to take to enhance our operating results.

There is a risk that we could be adversely affected by current laws, regulations or interpretations or that more restrictive laws, regulations or interpretations will be adopted in the future that could make compliance more difficult or expensive. There is also a risk that a change in current laws could adversely affect our business. For example, the “Bush tax cuts,” which have reduced ordinary income and capital gains rates on federal taxes, were recently extended until the end of 2012, after which these tax cuts are due to expire. There can be no assurance that these tax cuts will be extended or if extended, the extension may apply only to a portion of the tax cuts and/or the extension could be limited in duration. Other potential federal tax legislation includes the elimination or narrowing of mortgage tax deductions. Higher federal income tax rates or further limits on mortgage tax deductions could negatively impact the purchase and sale of residential homes. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

In April 2007, the FTC and Justice Department issued a report on competition in the real estate brokerage industry and concluded that while the industry had undergone substantial changes in prior years, particularly with the increasing use of the Internet, competition has been hindered as a result of actions taken by some real estate brokers, acting through multiple listing services and NAR, state legislatures, and real estate commissions, and recommend, among other things, that the agencies should continue to monitor the cooperative conduct of private associations of real estate brokers, and bring enforcement actions in appropriate circumstances.

In addition, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our financial condition or our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could limit our ability to renew current franchisees or sign new franchisees or otherwise have a material adverse effect on our operations.

We are also, to a lesser extent, subject to various other rules and regulations such as:

•	the Gramm-Leach-Bliley Act which governs the disclosure and safeguarding of consumer financial information;

•	various state and federal privacy laws;

•	the USA PATRIOT Act;

•	restrictions on transactions with persons on the Specially Designated Nationals and Blocked Persons list promulgated by the Office of Foreign Assets Control of the Department of the Treasury;

•	federal and state “Do Not Call,” “Do Not Fax,” and “Do Not E-Mail” laws;

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“controlled business” statutes, which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate providers, on the other hand, or similar laws or regulations that would limit or restrict transactions among affiliates in a manner that would limit or restrict collaboration among our businesses;

•	the Affiliated Marketing Rule, which prohibits or restricts the sharing of certain consumer credit information among affiliated companies without notice and/or consent of the consumer;

•	the Fair Housing Act;

•	laws and regulations, including the Foreign Corrupt Practices Act, that can impair significant sanctions on improper payments to foreign officials or agents;

•	laws and regulations in jurisdictions outside the United States in which we do business;

•	state and federal employment laws and regulations, including any changes that would require classification of independent contractors to employee status, and wage and hour regulations; and

•	increases in state, local or federal taxes that could diminish profitability or liquidity.

Our failure to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions and/or potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business and may have a material adverse effect on our operations.

Seasonal fluctuations in the residential real estate brokerage and relocation businesses could adversely affect our business.

The residential real estate brokerage business is subject to seasonal fluctuations. Historically, real estate brokerage revenues and relocation revenues have been strongest in the second and third quarters of the calendar year (although, due to the expiration of the homebuyer tax credit, the third quarter of 2010 was adversely affected by the acceleration of activity into the first half of 2010). However, many of our expenses, such as rent and personnel, are fixed and cannot be reduced during a seasonal slowdown. As a result, we may be required to borrow in order to fund operations during seasonal slowdowns or at other times. Since the terms of our indebtedness may restrict our ability to incur additional debt, we cannot assure you that we would be able to borrow sufficient amounts. Our inability to finance our funding needs during a seasonal slowdown or at other times would have a material adverse effect on us.

Changes in accounting standards, subjective assumptions and estimates used by management related to complex accounting matters could have an adverse effect on results of operations.

Generally accepted accounting principles in the United States and related accounting pronouncements, implementation guidance and interpretations with regard to a wide range of matters, such as stock-based compensation, asset impairments, valuation reserves, income taxes and fair value accounting, are highly complex and involve many subjective assumptions, estimates and judgments made by management. Changes in these rules or their interpretations or changes in underlying assumptions, estimates or judgments made by management could significantly change our reported results.

We may not have the ability to complete future acquisitions; we may not be successful in developing the Better Homes and Gardens Real Estate brand.

We have pursued an active acquisition strategy as a means of strengthening our businesses and have sought to integrate acquisitions into our operations to achieve economies of scale. Our company owned brokerage business has completed over 350 acquisitions since its formation in 1997 and, in 2004, we acquired the Sotheby’s International Realty® residential brokerage business and entered into an exclusive license agreement for the rights to the Sotheby’s International Realty® trademarks with which we are in the process of building the Sotheby’s International Realty® franchise system. In January 2006, we acquired our title insurance underwriter and certain title agencies. As a result of these and other acquisitions, we have derived a substantial portion of our growth in revenues and net income from acquired businesses. The success of our future acquisition strategy will continue to depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions.

In October 2007, we entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith. We seek to build a new international residential real estate franchise company using the Better Homes and Gardens® Real Estate brand name. The licensing agreement between us and Meredith became operational on July 1, 2008 and is for a 50-year term, with a renewal term for another 50 years at our option. We may not be able to successfully develop the brand in a timely manner or at all. Our inability to complete acquisitions or to successfully develop the Better Homes and Gardens® Real Estate brand would have a material adverse effect on our growth strategy.

We may not realize anticipated benefits from future acquisitions.

Integrating acquired companies involves complex operational and personnel-related challenges. Future acquisitions may present similar challenges and difficulties, including:

•	the possible defection of a significant number of employees and independent sales associates;

•	increased amortization of intangibles;

•	the disruption of our respective ongoing businesses;

•	possible inconsistencies in standards, controls, procedures and policies;

•	failure to maintain important business relationships and contracts;

•	unanticipated costs of terminating or relocating facilities and operations;

•	unanticipated expenses related to integration; and

•	potential unknown liabilities associated with acquired businesses.

A prolonged diversion of management’s attention and any delays or difficulties encountered in connection with the integration of any business that we have acquired or may acquire in the future could prevent us from realizing the anticipated cost savings and revenue growth from our acquisitions.

We may be unable to maintain anticipated cost savings and other benefits from our restructuring activities.

We are committed to various restructuring initiatives targeted at reducing costs and enhancing organizational effectiveness while consolidating existing processes and facilities. We may not be able to achieve or maintain the anticipated cost savings and other benefits from these restructuring initiatives that are described elsewhere in this prospectus. If our cost savings or the benefits are less than our estimates or take longer to implement than we project, the savings or other benefits we projected may not be fully realized.

Our financial results are affected by the operating results of franchisees.

Our real estate franchise services segment receives revenue in the form of royalties, which are based on a percentage of gross commission income earned by our franchisees. Accordingly, the financial results of our real estate franchise services segment are dependent upon the operational and financial success of our franchisees. If industry trends or economic conditions worsen for franchisees, their financial results may worsen and our royalty revenues may decline. In addition, we may have to increase our bad debt and note reserves. We may also have to terminate franchisees more frequently due to non-reporting and non-payment. Further, if franchisees fail to renew their franchise agreements, or if we decide to restructure franchise agreements in order to induce franchisees to renew these agreements, then our royalty revenues may decrease.

Our franchisees and independent sales associates could take actions that could harm our business.

Our franchisees are independent business operators and the sales associates that work with our company owned brokerage operations are independent contractors, and, as such, neither are our employees, and we do not exercise control over their day-to-day operations. Our franchisees may not successfully operate a real estate brokerage business in a manner consistent with our standards, or may not hire and train qualified independent sales associates or employees. If our franchisees and independent sales associates were to provide diminished quality of service to customers, our image and reputation may suffer materially and adversely affect our results of operations.

Additionally, franchisees and independent sales associates may engage or be accused of engaging in unlawful or tortious acts such as, for example, violating the anti-discrimination requirements of the Fair Housing Act. Such acts or the accusation of such acts could harm our and our brands’ image, reputation and goodwill.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent we have such disputes, the attention of our management and our franchisees will be diverted, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our relocation business is subject to risks related to acquiring, carrying and reselling real estate.

On January 21, 2010, Cartus acquired a global relocation service provider, Primacy, which is a supplier of relocation services to corporate clients as well as certain U.S. government agencies under “at risk” contracts. At December 31, 2010, Primacy was merged into Cartus. Under “at risk” contracts, our relocation business enters into homesale transactions whereby we acquire the homes being sold by relocating employees and bear the risk of all expenses associated with acquiring, carrying and selling the homes, including potential loss on sale. In “at risk” homesale transactions where the ultimate third party buyer is not under contract at the time we become the owner of the home, we are subject to the market risk that the home we purchase will lose value while we are carrying it as well as the risk that our carrying costs will increase, both of which would increase the costs that we may incur on the home. A significant increase in the number of “at risk” home sale transactions could have a material adverse effect on our relocation business if housing prices continue to fall and we are unable to sell our at-risk homes in a timely manner or at favorable prices.

Clients of our relocation business may terminate their contracts at any time.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client. If a client terminates its contract, we will only be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred up to the time of termination. If a significant number of our relocation clients terminate their contracts with us, our results of operations would be materially adversely affected.

Our marketing arrangement with PHH Home Loans may limit our ability to work with other key lenders to grow our business.

Under our Strategic Relationship Agreement relating to PHH Home Loans, we are required to recommend PHH Home Loans as originator of mortgage loans to the independent sales associates, customers and employees of our company owned and operated brokerage offices. This provision may limit our ability to enter into beneficial business relationships with other lenders and mortgage brokers.

We do not control the joint venture PHH Home Loans and PHH as the managing partner of that venture may make decisions that are contrary to our best interests.

Under our Operating Agreement with PHH relating to PHH Home Loans, we own a 49.9% equity interest but do not have control of the operations of the venture. Rather, our joint venture partner, PHH, is the managing partner of the venture and may make decisions with respect to the operation of the venture, which may be contrary to our best interests and may adversely affect our results of operations. In addition, our joint venture may be materially adversely impacted by changes affecting the mortgage industry, including but not limited to regulatory changes, increases in mortgage interest rates and decreases in operating margins.

We may experience significant claims relating to our operations and losses resulting from fraud, defalcation or misconduct.

We issue title insurance policies which provide coverage for real property to mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, our insurance risk is typically limited to the first $5,000 of claims on any one policy, though our insurance risk is not limited if we are negligent. The title underwriter which we acquired in January 2006 typically underwrites title insurance policies of up to $1.5 million. For policies in excess of $1.5 million, we typically obtain a reinsurance policy from a national underwriter to reinsure the excess amount. To date, our title underwriter has experienced claims losses that are significantly below the industry average; our claims experience could increase in the future, which could negatively impact the profitability of that business. We may also be subject to legal claims arising from the handling of escrow transactions and closings. Our subsidiary, NRT, carries errors and omissions insurance for errors made during the real estate settlement process of $15 million in the aggregate, subject to a deductible of $1 million per occurrence. In addition, we carry an additional errors and omissions insurance policy for Realogy and its subsidiaries for errors made for real estate related services up to $35 million in the aggregate, subject to a deductible of $2.5 million per occurrence. This policy also provides excess coverage to NRT creating an aggregate limit of $50 million, subject to the NRT deductible of $1 million per occurrence. The occurrence of a significant title or escrow claim in excess of our insurance coverage in any given period could have a material adverse effect on our financial condition and results of operations during the period.

Fraud, defalcation and misconduct by employees are also risks inherent in our business. We carry insurance covering the loss or theft of funds of up to $30 million annually in the aggregate, subject to a deductible of $1 million per occurrence. To the extent that any loss or theft of funds substantially exceeds our insurance coverage, our business could be materially adversely affected.

In addition, we rely on the collection and use of personally identifiable information from customers to conduct our business. We disclose our information collection and dissemination practices in a published privacy statement on our websites, which we may modify from time to time. We may be subject to legal claims, government action and damage to our reputation if we act or are perceived to be acting inconsistently with the terms of our privacy statement, customer expectations or the law. Further, we may be subject to claims to the extent individual employees or independent contractors breach or fail to adhere to company policies and practices and such actions jeopardize any personally identifiable information. In addition, concern among potential home buyers or sellers about our privacy practices could keep them from using our services or require us to incur significant expense to alter our business practices or educate them about how we use personally identifiable information.

We could be subject to severe losses if banks do not honor our escrow and trust deposits.

Our company owned brokerage business and our title and settlement services business act as escrow agents for numerous customers. As an escrow agent, we receive money from customers to hold until certain conditions are satisfied. Upon the satisfaction of those conditions, we release the money to the appropriate party. We deposit this money with various banks and while these deposits are not assets of the Company (and therefore excluded from our consolidated balance sheet), we remain contingently liable for the disposition of these deposits. The banks may hold a significant amount of these deposits in excess of the federal deposit insurance limit. If any of our depository banks were to become unable to honor our deposits, customers could seek to hold us responsible for these deposits and, if the customers prevailed in their claims, we could be subject to severe losses. These escrow and trust deposits totaled $208 million at March 31, 2011.

Title insurance regulations limit the ability of our insurance underwriter to pay cash dividends to us.

Our title insurance underwriter is subject to regulations that limit its ability to pay dividends or make loans or advances to us, principally to protect policy holders. Generally, these regulations limit the total amount of dividends and distributions to a certain percentage of the insurance subsidiary’s surplus, or 100% of statutory operating income for the previous calendar year. These restrictions could limit our ability to receive dividends from our insurance underwriter , make acquisitions or otherwise grow our business.

We may be unable to continue to securitize certain of our relocation assets, which may adversely impact our liquidity.

At March 31, 2011, $311 million of securitization obligations were outstanding through special purpose entities monetizing certain assets of our relocation services business under two lending facilities. We have provided a performance guaranty which guarantees the obligations of our Cartus subsidiary and its subsidiaries, as originator and servicer under the Apple Ridge securitization program. The securitization markets have experienced significant disruptions which may have the effect of increasing our cost of funding or reducing our access to these markets in the future. If we are unable to continue to securitize these assets, we may be required to find additional sources of funding which may be on less favorable terms or may not be available at all.

The occurrence of any trigger events under our Apple Ridge securitization facility could cause us to lose funding under that facility and therefore restrict our ability to fund the operation of our U.S. relocation business.

The Apple Ridge securitization facility, which we use to advance funds on behalf of certain U.S. clients of our relocation business in order to facilitate the relocation of their employees, contains terms which if triggered may result in a termination or limitation of new or existing funding under the facility and/or may result in a requirement that all collections on the assets be used to pay down the amounts outstanding under such facility. Some of the terms which could affect the availability of funds under the securitization facility include restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, the Unsecured Notes and other material indebtedness. Given the current economic conditions, there is an associated risk relating to compliance with the Apple Ridge securitization performance trigger relating to limits on “net credit losses” (the estimated losses incurred on securitization receivables that have been written off, net of recoveries of such receivables), as net credit losses may not exceed $750 thousand in any one month or $1.5 million in any trailing 12 month period. The Apple Ridge facility has trigger events based on change in control and cross-defaults to material indebtedness. The occurrence of a trigger event under the Apple Ridge securitization facility could restrict our ability to access new or existing funding under this facility and adversely affect the operation of our relocation business.

We are highly dependent on the availability of the asset-backed securities market to finance the operations of our relocation business, and disruptions in this market or any adverse change or delay in our ability to access the market could have a material adverse effect on our financial position, liquidity or results of operations.

Reduced investor demand for asset-backed securities could result in our having to fund our relocation assets until investor demand improves, but our capacity to fund our relocation assets is not unlimited. If we confront a reduction in borrowing capacity under the Apple Ridge facility due to a reduced demand for asset-backed securities, it could require us to reduce the amount of relocation assets we fund and to find alternative sources of funding for working capital needs. Adverse market conditions could also result in increased costs and reduced margins earned in connection with securitization transactions.

If we need to increase the funding available under the Apple Ridge securitization facility, such funding may not be available to us or, if available, on terms acceptable to us. In addition, our Apple Ridge securitization facility matures in April 2012. We could encounter difficulties in renewing this facility and if this source of funding is not available to us for any reason, we could be required to borrow under the revolving credit facility or incur other indebtedness to finance our working capital needs or we could require our clients to fund the home purchases themselves, which could have a material adverse effect on our ability to achieve our business and financial objectives.

Our international operations are subject to risks not generally experienced by our U.S. operations.

Our relocation services business operates worldwide, and to a lesser extent, our real estate franchise services segment has international operations. For the year ended December 31, 2010, revenues from these operations are approximately 2.5% of total revenues. Our international operations are subject to risks not generally experienced by our U.S. operations. The risks involved in our international operations that could result in losses against which we are not insured and therefore affect our profitability include:

•	fluctuations in foreign currency exchange rates;

•	exposure to local economic conditions and local laws and regulations, including those relating to our employees;

•	economic and/or credit conditions abroad;

•	potential adverse changes in the political stability of foreign countries or in their diplomatic relations with the U.S.;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	difficulties in registering, protecting or preserving trade names and trademarks in foreign countries;

•	restrictions on the ability to obtain or retain licenses required for operation;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in foreign taxation structures.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, franchising arrangements, actions against our title company alleging it knew or should have known that others were committing mortgage fraud, standard brokerage disputes like the failure to disclose hidden defects in the property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including franchisees and independent sales associates, antitrust claims, general fraud claims, and employment law, including claims challenging the classification of our sales associates as independent contractors. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms or at all) and pay royalties.

In 2002, Frank K. Cooper Real Estate #1, Inc. filed a putative class action (the “Cooper Litigation”) against Cendant and Cendant’s subsidiary, Century 21 Real Estate Corporation (“Century 21”). The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages and otherwise improperly charged expenses to advertising funds. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and Rust Consulting, Inc. (the “Notice Administrator”) lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, the Notice Administrator has advised us that the notice of pendency of the action was mailed to possible class members on March 4, 2011, and a summary of that notice has been published in various print and online media. Following many months of effort directed at class identification, the case has now moved to very active discovery on the merits. Motions are also pending seeking to enjoin certain Century 21 contractual practices associated with amendments or financial settlements that result in franchisees signing waivers of claims asserted on their behalf as class members in the Cooper Litigation. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

We are reliant upon information technology to operate our business and maintain our competitiveness, and any disruption or reduction in our information technology capabilities could harm our business.

Our business depends upon the use of sophisticated information technologies and systems, including technology and systems utilized for communications, records of transactions, procurement, call center operations and administrative systems. The operation of these technologies and systems is dependent upon third party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third party vendors on commercially reasonable terms. We also cannot assure you that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to obtain such new technologies and systems, or to replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may not achieve the benefits anticipated or required from any new technology or system, and we may not be able to devote financial resources to new technologies and systems in the future.

In addition, our information technologies and systems are vulnerable to damage or interruption from various causes, including (1) natural disasters, war and acts of terrorism, (2) power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events and (3) computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security. We maintain certain disaster recovery capabilities for critical functions in most of our businesses, including certain disaster recovery services from International Business Machines Corporation. However, these capabilities may not successfully prevent a disruption to or material adverse effect on our businesses or operations in the event of a disaster or other business interruption. Any extended interruption in our technologies or systems could significantly curtail our ability to conduct our business and generate revenue. Additionally, our business interruption insurance may be insufficient to compensate us for losses that may occur.

We do not own two of our brands and must manage cooperative relationships with both owners.

The Sotheby’s International Realty® and Better Homes and Gardens® real estate brands are owned by the companies that founded these brands. We are the exclusive party licensed to run brokerage services in residential real estate under those brands, whether through our franchisees or our company owned operations. Our future operations and performance with respect to these brands requires the continued cooperation from the owners of those brands. In particular, Sotheby’s has the right to approve the master franchisors of, and the material terms of our master franchise agreements governing our relationships with, our Sotheby’s franchisees located outside the U.S., which approval cannot be unreasonably withheld or delayed. If Sotheby’s unreasonably withholds or delays its approval for new international master franchisors, our relationship with them could be disrupted. Any significant disruption of the relationships with the owners of these brands could impede our franchising of those brands and have a material adverse effect on our operations and performance.

The weakening or unavailability of our intellectual property rights could adversely impact our business.

Our trademarks, trade names, domain names, trade dress and other intellectual property rights are fundamental to our brands and our franchising business. The steps we take to obtain, maintain and protect our intellectual property rights may not be adequate and, in particular, we may not own all necessary registrations for our intellectual property. Applications we have filed to register our intellectual property may not be approved by the appropriate regulatory authorities. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. We may be unable to prevent third parties from using our intellectual property rights without our authorization or independently developing technology that is similar to ours. Also third parties may own rights in similar trademarks. Any unauthorized use of our intellectual property by third parties could reduce any competitive advantage we have developed or otherwise harm our business and brands. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail. Our intellectual property rights, including our trademarks, may fail to provide us with significant competitive advantages in the U.S. and in foreign jurisdictions that do not have or do not enforce strong intellectual property rights.

We cannot be certain that our intellectual property does not and will not infringe issued intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation. Depending on the success of these proceedings, we may be required to enter into licensing or consent agreements (if available on acceptable terms or at all), or to pay damages or cease using certain service marks or trademarks.

We franchise our brands to franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure that these franchisees will not take actions that hurt the value of our intellectual property or our reputation.

Our license agreement with Sotheby’s for the use of the Sotheby’s International Realty® brand is terminable by Sotheby’s prior to the end of the license term if certain conditions occur, including but not limited to the following: (1) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (2) we become bankrupt or insolvent, (3) a court issues a non-appealable, final judgment that we have committed certain breaches of the license agreement and we fail to cure such breaches within 60 days of the issuance of such judgment, or (4) we discontinue the use of all of the trademarks licensed under the license agreement for a period of twelve consecutive months.

Our license agreement with Meredith for the use of the Better Homes and Gardens® real estate brand is terminable by Meredith prior to the end of the license term if certain conditions occur, including but not limited to the following: (i) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (ii) we become bankrupt or insolvent, or (iii) a trial court issues a final judgment that we are in material breach of the license agreement or any representation or warranty we made was false or materially misleading when made.

Our ability to use our NOLs and other tax attributes may be limited if we undergo an “ownership change.”

Our ability to utilize our net operating losses (“NOLs”) and other tax attributes could be limited if we undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by five-percent shareholders in any three-year period. Under certain circumstances, convertible debt that is not yet converted may nevertheless be treated as converted for purposes of testing for an ownership change. It is possible that an ownership change results by virtue of the resale of notes pursuant to this prospectus, the conversion of the notes, future equity issuances, or the cumulative effect of such transactions and the Debt Exchange Offering.

Risks Related to Realogy’s Separation from Cendant

We are responsible for certain of Cendant’s contingent and other corporate liabilities.

Under the Separation and Distribution Agreement dated July 27, 2006 (the “Separation and Distribution Agreement”) among Realogy, Cendant Corporation (“Cendant”), which changed its name to Avis Budget Group, Inc. (“Avis Budget”) in August 2006, Wyndham Worldwide Corporation (“Wyndham Worldwide”) and Travelport Inc. (“Travelport”), and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement dated as of July 28, 2006, as amended, among Realogy, Wyndham Worldwide and Travelport, Realogy and Wyndham Worldwide have each assumed and are generally responsible for 62.5% and 37.5%, respectively, of certain of Cendant’s contingent and other corporate liabilities not primarily related to the businesses of Travelport, Realogy, Wyndham Worldwide or Avis Budget Group. The due to former parent balance was $98 million at March 31, 2011 and represents Realogy’s accrual of its share of potential Cendant contingent and other corporate liabilities.

If any party responsible for Cendant contingent and other corporate liabilities were to default in its payment, when due, of any such assumed obligations related to any such contingent and other corporate liability, each non-defaulting party (including Cendant) would be required to pay an equal portion of the amounts in default. Accordingly, Realogy may, under certain circumstances, be obligated to pay amounts in excess of its share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

Adverse outcomes from the unresolved Cendant liabilities for which Realogy has assumed partial liability under the Separation and Distribution Agreement could be material with respect to our earnings or cash flows in any given reporting period.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus or other public statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. These forward-looking statements were based on various facts and were derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements:

•

our substantial leverage as a result of Realogy’s April 2007 acquisition by affiliates of Apollo and the related financings (the “Merger Transactions”). Since 2007, we have needed to incur additional debt in order to fund negative cash flows. As of March 31, 2011, our total debt (excluding the securitization obligations) was $6,973 million. The industry and economy have experienced significant declines since the time of the Merger Transactions that have negatively impacted our operating results. As a result, we have been, and continue to be, challenged by our heavily leveraged capital structure;

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under the senior secured credit facility, our senior secured leverage ratio of total senior secured net debt to trailing 12-month EBITDA, as these terms are defined in the senior secured credit facility, calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1 on the last day of each fiscal quarter. For the twelve months ended March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, we may be subject to additional pressure in maintaining compliance with our senior secured leverage ratio;

•

if we experience an event of default under the senior secured credit facility, including but not limited to a failure to maintain, or a failure to cure a default of, the applicable senior secured leverage ratio under such facility, or under our indentures or relocation securitization facilities or a failure to meet our cash interest obligations under these instruments or other lack of liquidity caused by substantial leverage and the adverse conditions in the housing market, such an event would materially and adversely affect our financial condition, results of operations and business;

•	adverse developments or the absence of sustained improvement in general business, economic, employment and political conditions;

•	adverse developments or the absence of improvement in the U.S. residential real estate markets, either regionally or nationally, including but not limited to:

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a lack of sustained improvement in the number of homesales, further declines in home prices and/or a deterioration in other economic factors that particularly impact the residential real estate market and the business segments in which we operate;

•	a lack of improvement in consumer confidence;

•	the impact of ongoing or future recessions, slow economic growth and high levels of unemployment in the U.S. and abroad;

•	increasing mortgage rates and down payment requirements and/or reduced availability of mortgage financing, including but not limited to the potential impact of various provisions of the

Dodd-Frank Act and regulations which may be promulgated thereunder relating to mortgage financing, including restrictions imposed on mortgage originators as well as retention levels required to be maintained by sponsors to securitize mortgages;

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legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the U.S. housing and mortgage markets;

•	negative trends and/or a negative perception of the market trends in value for residential real estate;

•	continuing high levels of foreclosure activity including but not limited to the release of homes for sale by financial institutions;

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any impact of the April 2011 orders issued by U.S. regulators to 14 financial institutions requiring tighter processes and controls relating to foreclosures as well as any future related actions taken by Federal and state regulators;

•	excessive or insufficient regional home inventory levels;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes;

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lower homeownership rates due to various factors, including, but not limited to, high unemployment levels, reduced demand or preferred use by households of rental housing due in part to uncertainty regarding future home values;

•	our geographic and high-end market concentration relating in particular to our company-owned brokerage operations; and

•	local and regional conditions in the areas where our franchisees and brokerage operations are located;

•	the impact an increase in interest rates would have on certain of our borrowings that have variable interest and the related increase in our debt service costs that would result therefrom;

•	limitations on flexibility in operating our business due to restrictions contained in our debt agreements;

•	our inability to sustain the improvements we have realized during the past several years in our operating efficiency through cost savings and business optimization efforts;

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our inability to access capital and/or to securitize certain assets of our relocation business, either of which would require us to find alternative sources of liquidity, which may not be available, or if available, may not be on favorable terms;

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any remaining resolutions or outcomes with respect to Cendant’s contingent and corporate tax liabilities under the Separation and Distribution Agreement and the Tax Sharing Agreement, including any adverse impact on our future cash flows;

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competition in our existing and future lines of business, including, but not limited to, higher costs to retain or attract sales agents for residential real estate brokerages, and the financial resources of competitors;

•	our failure to comply with laws and regulations and any changes in laws and regulations;

•	adverse effects of natural disasters or environmental catastrophes;

•	our failure to enter into or renew franchise agreements, maintain franchisee satisfaction with our brands or the inability of franchisees to survive the ongoing challenges of the real estate market;

•	disputes or issues with entities that license us their trade names for use in our business that could impede our franchising of those brands;

•	actions by our franchisees that could harm our business or reputation, non-performance of our franchisees or controversies with our franchisees;

•	the loss of any of our senior management or key managers or employees;

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the cumulative effect of adverse litigation, governmental proceedings or arbitration awards against us and the adverse effect of new regulatory interpretations, rules and laws, including any changes that would (1) require classification of independent contractors to employee status, (2) place additional limitations or restrictions on affiliated transactions, which would have the effect of limiting or restricting collaboration among our business units, (3) interpret the Real Estate Settlement Procedures Act (“RESPA”) in a manner that would adversely affect our operations and business arrangements, or (4) require significant changes in the manner in which we support our franchisees; and

•	new types of taxes or increases in state, local or federal taxes that could diminish profitability or liquidity.

Other factors not identified above, including those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may also cause actual results to differ materially from those described in our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control. You should consider these factors in connection with considering any forward-looking statements that may be made by us and our businesses generally.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law. For any forward-looking statements contained in our public filings or other public statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes and Class A Common Stock issuable upon conversion thereof by the selling securityholders.

CAPITALIZATION

The following table sets forth Realogy’s cash and cash equivalents and capitalization as of March 31, 2011.

You should read this table in conjunction with the information included under the headings “Selected Historical Consolidated and Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Capitalization (excluding securitization obligations)	As of March 31, 2011
(In millions)
Cash and cash equivalents (1)	$93

Long-term debt (including current portion):
Senior Secured Credit Facility:
Non-extended revolving credit facility (2)	13
Extended revolving credit facility (2)	17
Non-extended term loan facility	634
Extended term loan facility	1,822
First and a Half Lien Notes	700
Second Lien Loans	650
Other bank indebtedness (3)	100
Existing Notes:
10.50% Senior Notes	64
Senior Toggle Notes	49
12.375% Senior Subordinated Notes (4)	187
Old Notes:
11.50% Senior Notes (5)	488
12.00% Senior Notes (6)	129
13.375% Senior Subordinated Notes	10
11.00% Convertible Notes	2,110

Total long-term debt, including short-term portion	6,973

Total equity (deficit)	(1,297)

Total capitalization (7)	$5,676

(1)	Readily available cash as of March 31, 2011 was $72 million.
(2)	Our borrowing availability under our $652 million revolving credit facility is reduced by outstanding letters of credit. The revolving credit facility includes a $200 million letter of credit sub-facility. The available capacity under this facility was reduced by $47 million and $58 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively at March 31, 2011. As of May 30, 2011, we had $325 million outstanding on the revolving credit facility.
(3)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $50 million is due in November 2011 and $50 million is due in January 2013.
(4)	Consists of $190 million face amount of 12.375% Senior Subordinated Notes, less a discount of $3 million.
(5)	Consists of $492 million face amount of 11.50% Senior Notes, less a discount of $4 million.
(6)	Consists of $130 million face amount of 12.00% Senior Notes, less a discount of $1 million.
(7)	Total capitalization excludes our securitization obligations which are collateralized by relocation related assets and are included in our current liabilities.

DIVIDEND POLICY

Holdings has not historically paid any dividends to its shareholders and does not expect to pay dividends on the Class A Common Stock in the foreseeable future, although it reserves the right to do so. We anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business.

Any future determination to pay dividends on the Class A Common Stock will be at the discretion of the Holdings Board and will depend upon many factors, including our financial position, results of operations, liquidity, legal requirements and other factors deemed relevant by the Holdings Board.

Holdings’ ability to pay dividends is dependent on cash dividends from its subsidiaries as well as certain restrictions contained in the Paulson Securityholders Agreement (as defined below). Covenants under the senior credit facility and indentures also place restrictions on Realogy’s ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions.”

DETERMINATION OF OFFERING PRICE

As of the date of this prospectus, there is no established public trading market for the Class A Common Stock. The selling securityholders may sell their notes and Class A Common Stock issuable upon conversion thereof from time to time at the prevailing market prices at the time of the sale or at privately negotiated prices. See “Plan of Distribution” in this prospectus.

The conversion prices of the notes were determined by our Board of Directors following negotiations with holders of the Existing Notes in connection with the Debt Exchange Offering by reference to the estimated fair market value of the Class A Common Stock as of November 29, 2010. The conversion prices were based on a premium to the estimated fair market value of the Class A Common Stock and may not bear any relationship to our past, current or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the conversion prices of the notes should not be considered as reflective of the actual value of the Class A Common Stock.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following table presents our selected historical consolidated financial data and operating statistics. The consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements included in this prospectus. The statement of operations data for the periods from April 10, 2007 through December 31, 2007 and January 1, 2007 through April 9, 2007 and the year ended December 31, 2006 and the consolidated balance sheet data as of December 31, 2008, 2007 and December 31, 2006 have been derived from our consolidated and combined financial statements not included in this prospectus. The unaudited condensed consolidated statement of operations data and balance sheet data for the three months ended March 31, 2011 and 2010 have been derived from our unaudited historical condensed consolidated financial statements included in this prospectus. Results for interim periods are not indicative of results to be expected for any interim period or for a full year.

Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Intermediate, the parent of Realogy, does not conduct any operations other than with respect to its ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there are no material differences between Holdings’ and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008 and no material differences between Intermediate’s and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008.

Although Realogy continued as the same legal entity after the Merger, the financial statements for 2007 are presented for two periods: January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10 through December 31, 2007 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. In the opinion of management, the statement of operations data for 2007 include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The selected historical consolidated and combined financial data and operating statistics presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and accompanying notes included in this prospectus.

	Successor						Predecessor
	As of or For the three months ended March 31, 2011	As of or For the three months ended March 31, 2010	As of or For the Year Ended December 31, 2010	As of or For the Year Ended December 31, 2009	As of or For the Year Ended December 31, 2008	As of or For the Period from April 10, 2007 through December 31, 2007	As of or For the Period from January 1, 2007 through April 9, 2007	As of or For the Year Ended December 31, 2006
	(in millions, except ratio and operating statistics)
Statement of Operations Data:
Net revenue	$831	$819	$4,090	$3,932	$4,725	$4,472	$1,492	$6,483
Total expenses	1,067	1,011	4,084	4,266	6,988	5,708	1,560	5,888

Income (loss) before income taxes, equity in earnings and noncontrolling interests	(236)	(192)	6	(334)	(2,263)	(1,236)	(68)	595
Income tax expense (benefit)	1	6	133	(50)	(380)	(439)	(23)	237
Equity in (earnings) losses of unconsolidated entities	—	(1)	(30)	(24)	28	(2)	(1)	(9)

Net income (loss)	(237)	(197)	(97)	(260)	(1,911)	(795)	(44)	367
Less: Net income attributable to noncontrolling interests	—	—	(2)	(2)	(1)	(2)	—	(2)

Net income (loss) attributable to Realogy	$(237)	$(197)	(99)	(262)	(1,912)	(797)	$(44)	$365

Net loss attributable to Holdings	$(237)	$(197)	$(99)	$(262)	$(1,912)	$(797)	—	—

Earnings (loss) per share:
Basic loss per share:	$(1.18)	$(0.98)	$(0.49)	$(1.31)	$(9.55)	$(3.98)	$(0.20)	$1.50
Diluted loss per share:	$(1.18)	$(0.98)	$(0.49)	$(1.31)	$(9.55)	$(3.98)	$(0.20)	$1.50
Weighted average common and common equivalent shares outstanding:
Basic:	200.4	200.2	200.4	200.2	200.1	200.1	217.5	242.7
Diluted:	200.4	200.2	200.4	200.2	200.1	200.1	217.5	242.7
Balance Sheet Data:
Securitization assets	390	306	$393	$364	$845	$1,300		$1,190
Total assets	7,913	8,029	8,029	8,041	8,912	11,172		6,668
Securitization obligations	311	239	331	305	703	1,014		893
Long-term debt, including short-term portion	6,973	6,738	6,892	6,706	6,760	6,239		1,800
Equity (deficit)	(1,297)	(1,177)	(1,072)	(981)	(740)	1,203		2,487
Other Financial Data:
Ratio of earnings to fixed charges (1)	—	—	1.1x	—	—	—	—	4.5x
Cash dividends	—	—	—	—	—	—	—	2,183 (2)

(1)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and non-controlling interests plus fixed charges. Fixed charges consist of interest expense on all indebtedness, including amortization of deferred financing costs, and the portion of rental expense that management believes is representative of the interest factor. In addition, interest expense includes interest incurred related to our securitization obligations. Interest related to these securitization obligations are recorded within net revenues on the consolidated and combined statements of operations as the related borrowings are utilized to fund advances within our relocation business where interest is earned on such advances. The interest related to these securitization obligations was $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively, $7 million, $12 million and $46 million for the years ended December 31, 2010, 2009 and 2008, respectively, $45 million for the period from April 10 through December 31, 2007, $14 million for the period from January 1 through April 9, 2007 and $42 million for the year ended

December 31, 2006. Our earnings were insufficient to cover fixed charges by $231 million for the three months ended March 31, 2011, $190 million for the three months ended March 31, 2010, $278 million for the year ended December 31, 2009, $2,317 million for the year ended December 31, 2008, $1,229 million for the period from April 10 to December 31, 2007, and by $65 million for the period from January 1 to April 9, 2007.

(2)	In 2006, $2,183 million of net distribution payments were made to Cendant related to the separation from Cendant.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Operating Statistics:
Real Estate Franchise Services
Closed homesale sides	184,643	193,340	922,341	983,516	995,622	1,221,206	1,515,542
Average homesale price	$193,710	$188,478	$198,076	$190,406	$214,271	$230,346	$231,664
Average homesale broker commission rate	2.54%	2.55%	2.54%	2.55%	2.52%	2.49%	2.47%
Net effective royalty rate	4.87%	5.04%	5.00%	5.10%	5.12%	5.03%	4.87%
Royalty per side	$251	$252	$262	$257	$287	$298	$286
Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	52,532	255,287	273,817	275,090	325,719	390,222
Average homesale price	$414,164	$417,782	$435,500	$390,688	$479,301	$534,056	$492,669
Average homesale broker commission rate	2.50%	2.48%	2.48%	2.51%	2.48%	2.47%	2.48%
Gross commission income per side	$11,188	$11,161	$11,571	$10,519	$12,612	$13,806	$12,691
Relocation Services
Initiations	35,108	32,429	148,304	114,684	136,089	132,343	130,764
Referrals	12,812	12,109	69,605	64,995	71,743	78,828	84,893
Title and Settlement Services
Purchase title and closing units	18,971	19,947	94,290	104,689	110,462	138,824	161,031
Refinance title and closing units	16,826	11,935	62,225	69,927	35,893	37,204	40,996
Average price per closing unit	$1,386	$1,353	$1,386	$1,317	$1,500	$1,471	$1,405

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and accompanying notes thereto included elsewhere herein. Unless otherwise noted, all dollar amounts in tables are in millions. Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there are no material differences between Holdings’ and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 or 2008. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a global provider of real estate and relocation services and report our operations in the following four segments:

•

Real Estate Franchise Services (known as Realogy Franchise Group or RFG)—franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty®, Coldwell Banker Commercial® and Better Homes and Gardens® Real Estate brand names. We launched the Better Homes and Gardens® Real Estate brand in July 2008. As of March 31, 2011, our franchise system had approximately 14,600 franchised and company owned offices and 260,400 independent sales associates operating under our brands in the U.S. and 99 other countries and territories around the world, which included approximately 740 of our company owned and operated brokerage offices with approximately 43,000 independent sales associates. We franchise our real estate brokerage franchise systems to real estate brokerage businesses that are independently owned and operated. We provide operational and administrative services, tools and systems to franchisees, which are designed to assist franchisees in achieving increased revenue and profitability. Such services include national and local advertising programs, listing and agent-recruitment tools, including technology, training and purchasing discounts through our preferred vendor programs. Franchise revenue principally consists of royalty and marketing fees from our franchisees. The royalty received is primarily based on a percentage of the franchisee’s commissions and/or gross commission income. Royalty fees are accrued as the underlying franchisee revenue is earned (upon closing of the homesale transaction). Annual volume incentives given to certain franchisees on royalty fees are recorded as a reduction to revenue and are accrued for in relative proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are generally non-refundable and are recognized by us as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business). Royalty increases or decreases are recognized with little corresponding increase or decrease in expenses due to the significant operating efficiency within the franchise operations. In addition to royalties received from our independently owned franchisees, our Company Owned Real Estate Brokerage Services segment pays royalties to the Real Estate Franchise Services segment.

•

Company Owned Real Estate Brokerage Services (known as NRT)—operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names. As an owner-operator of real estate brokerages, we assist home buyers and sellers in listing, marketing, selling and finding homes. We earn commissions for these services, which are recorded upon the closing of a real estate transaction (i.e., purchase or sale of a home), which we refer to as gross commission income. We then pay commissions to real estate agents, which are recognized concurrently with associated revenues. We also operate a large independent residential REO asset manager. These REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders. The profitability of the REO business is countercyclical to the overall state of the housing market and was a meaningful contributor to the 2010, 2009 and 2008 financial results of the Company Owned Real Estate Brokerage segment.

•

Relocation Services (known as Cartus)—primarily offers clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training and group move management services. We provide relocation services to corporate and government clients for the transfer of their employees. Such services include the purchasing and/or selling of a transferee’s home, providing home equity advances to transferees (generally guaranteed by the client), expense processing, arranging household goods moving services, home-finding and other related services. We earn revenues from fees charged to clients for the performance and/or facilitation of these services and recognize such revenue as services are provided. In the majority of relocation transactions, the gain or loss on the sale of a transferee’s home is generally borne by the client. For all homesale transactions, the value paid to the transferee is either the value per the underlying third party buyer contract with the transferee, which results in no gain or loss to us, or the appraised value as determined by independent appraisers. We generally earn interest income on the funds we advance on behalf of the transferring employee, which is typically based on prime rate or LIBOR rate and recorded within other revenue (as is the corresponding interest expense on the securitization borrowings) in the Consolidated Statement of Operations as earned until the point of repayment by the client. Additionally, we earn revenue from real estate brokers and other third-party service providers. We recognize such fees from real estate brokers at the time the underlying property closes. For services where we pay a third-party provider on behalf of our clients, we generally earn a referral fee or commission, which is recognized at the time of completion of services.

•

Title and Settlement Services (known as Title Resource Group or TRG)—provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with the Company’s real estate brokerage and relocation services business. We provide title and closing services, which include title search procedures for title insurance policies, homesale escrow and other closing services. Title revenues, which are recorded net of amounts remitted to third party insurance underwriters, and title and closing service fees are recorded at the time a homesale transaction or refinancing closes. We provide many of these services to third party clients in connection with transactions generated by our Company Owned Real Estate Brokerage and Relocation Services segments as well as various financial institutions in the mortgage lending industry. We also serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions.

As discussed under the heading “—Current Industry Trends,” the domestic residential real estate market has been in a significant and lengthy downturn. As a result, our results of operations have been, and may continue to be, materially adversely affected.

July 2006 Separation from Cendant

Realogy was incorporated on January 27, 2006 to facilitate a plan by Cendant to separate into four independent companies—one for each of Cendant’s real estate services, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”) and vehicle rental businesses (“Avis Budget Group”). Prior to July 31, 2006, the assets of the real estate services businesses of Cendant were transferred to Realogy and, on July 31, 2006, Cendant distributed all of the shares of Realogy’s common stock held by it to the holders of Cendant common stock issued and outstanding on the record date for the distribution, which was July 21, 2006 (the “Separation”). The Separation was effective on July 31, 2006.

Before the Separation, Realogy entered into a Separation and Distribution Agreement, a Tax Sharing Agreement and several other agreements with Cendant and Cendant’s other businesses to effect the separation and distribution and provide a framework for Realogy’s relationships with Cendant and Cendant’s other businesses after the Separation. These agreements govern the relationships among Realogy, Cendant, Wyndham Worldwide and Travelport subsequent to the completion of the separation plan and provide for the allocation among Realogy, Cendant, Wyndham Worldwide and Travelport of Cendant’s assets, liabilities and obligations attributable to periods prior to the Separation.

April 2007 Merger Agreement with Affiliates of Apollo

On December 15, 2006, Realogy entered into an agreement and plan of merger with Domus Holdings Corp. (“Holdings”) and Domus Acquisition Corp. which are affiliates of Apollo Management VI, L.P., an entity affiliated with Apollo Global Management, LLC. Under the merger agreement, Holdings acquired the outstanding shares of Realogy pursuant to the merger of Domus Acquisition Corp. with and into Realogy, with Realogy being the surviving entity (the “Merger”). The Merger was consummated on April 10, 2007. All of Realogy’s issued and outstanding common stock is currently owned by Intermediate, which is a direct wholly owned subsidiary of Holdings.

Realogy incurred substantial indebtedness in connection with the Merger, the aggregate proceeds of which were sufficient to pay the aggregate merger consideration, repay a portion of Realogy’s then outstanding indebtedness and pay fees and expenses related to the Merger. Specifically, Realogy entered into the senior secured credit facility, issued unsecured notes and refinanced the credit facilities governing Realogy’s relocation securitization programs (the Merger and the related financing transactions being referred to as the “Merger Transactions”). In addition, investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P. or one of its affiliates (together with Apollo Global Management LLC and its subsidiaries, “Apollo”), as well as members of management who purchased Holdings common stock with cash or through rollover equity, contributed $2,001 million to Realogy to complete the Merger Transactions, which was treated as a contribution to Realogy’s equity. Holdings common stock is currently owned or controlled solely by Apollo, although other parties own Convertible Notes that may be converted into Holdings common stock.

Refinancing Transactions

In January and February of 2011, Realogy completed a series of transactions, referred to herein as the Refinancing Transactions, to refinance both its secured and unsecured indebtedness. The Refinancing Transactions, among other things, have:

•	extended the maturities on more than 90% of Realogy’s Existing Notes by at least three years;

•

provided a mechanism for a potential deleveraging of Realogy’s debt through the issuance of $2.1 billion aggregate principal amount of notes that mature in 2018 and that are convertible at any time, at the holder’s option, into Class A Common Stock of Holdings;

•	extended the maturities of a significant portion of its first lien senior secured indebtedness from 2013 to 2016 (including 79% of its $3.1 billion term loan facility);

•

replaced $700 million of its first lien secured debt with secured indebtedness due in 2019 that is not included in the numerator of its senior secured leverage ratio, thereby significantly improving Realogy’s operating cushion under such ratio and mitigating concerns regarding Realogy maintaining compliance with such ratio for at least the next twelve months; and

•	maintained access to $650 million of borrowing under its senior secured revolving credit facilities.

We estimate that our annual cash interest will increase by approximately $55 million based upon the debt balances at December 31, 2010 after giving effect to the Refinancing Transactions, and assuming LIBOR rates as of December 31, 2010.

Debt Exchange Offering

On January 5, 2011, Realogy completed the Debt Exchange Offering relating to its outstanding 10.50% Senior Notes, Senior Toggle Notes and 12.375% Senior Subordinated Notes. Approximately $2,110 million aggregate principal amount of Existing Notes were tendered for Convertible Notes, which are convertible at the holder’s option into Class A Common Stock and approximately $632 million aggregate principal amount of Existing Notes were tendered for Extended Maturity Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

In addition, upon receipt of the requisite consents from the holders of the 10.50% Senior Notes and Senior Toggle Notes, Realogy amended the respective indentures governing the terms of such notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture, the notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering.

Realogy and Holdings have filed a registration statement with the SEC, with respect to a registered offer to exchange each series of Extended Maturity Notes for new registered notes having terms substantially identical in all material respects to the Extended Maturity Notes of the applicable series (except that the new registered notes will not contain terms with respect to additional interest or transfer restrictions).

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, which extensions resulted in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes, together with cash on hand, were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extended synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Issuance of First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

For additional information related to the Refinancing Transactions, see “Financial Condition, Liquidity and Capital Resources—Financial Obligations”.

Impairment of Goodwill and Intangible Assets

2010 and 2009

During the fourth quarter, Realogy performed its annual impairment analysis of goodwill and unamortized intangible assets. This analysis resulted in no impairment charges for 2010 and 2009.

2008

The impairment analysis performed in the fourth quarter of 2008 resulted in an impairment charge for 2008 of $1,739 million ($1,523 million, net of income tax benefit). The impairment charge reduced intangible assets by $384 million and reduced goodwill by $1,355 million. The impairment charge impacted the Real Estate Franchise Services segment by $953 million, the Company Owned Real Estate Brokerage services segment by $162 million, the Relocation Services segment by $335 million and the Title and Settlement Services segment by $289 million. In addition, in 2008, the Company recorded impairment charges of $50 million related to investments in unconsolidated entities.

Current Industry Trends

Our businesses compete primarily in the domestic residential real estate market. This market is cyclical in nature and although it has shown strong growth over the past 37 years, it has been in a significant and prolonged downturn, which initially began in the second half of 2005. Based upon data published by the National Association of Reactors (“NAR”) from 2005 to 2010, the number of annual U.S. existing homesale units has declined by 31% and the median price has declined by 21%.

In response to the housing downturn, the U.S. government implemented certain actions during the past several years to assist in the stabilization and/or a recovery of the residential real estate market. These measures have included: (1) the placement of Fannie Mae and Freddie Mac in conservatorship in September 2008 and the funding of over $130 billion to these entities to backstop shortfalls in their capital requirements; (2) the establishment, and subsequent expansion and extension, of a federal homebuyer tax credit for qualified buyers (that, as extended, required signed contracts on or before April 30, 2010 and completion by September 2010); (3) as part of a broader plan to bring stability to credit markets and stimulate the housing market, the purchase of mortgage-backed securities by the Federal Reserve in an attempt to maintain low mortgage rates (the first phase of which ended on March 31, 2010 and the second phase of which is ending on June 30, 2011); (4) the continuation of the 2008 higher loan limits for FHA, Freddie Mac and Fannie Mae loans through September 30, 2011; and (5) the availability of low-cost refinancing through Fannie Mae and Freddie Mac to certain homeowners negatively impacted by falling home prices, encouraging lenders, through government financial incentives, to modify loan terms with borrowers at risk of foreclosure or already in foreclosure. The residential real estate market benefited from these actions.

During the second half of 2009, homesale transactions increased on a year-over-year basis due in part to modest economic growth, an improvement in the stock market from its March 2009 lows, gradually improving consumer confidence (though it remained at relatively low levels) and the effect of government stimulus including the homebuyer tax credit and monetary policies. The increase in homesale transactions continued in the first half of 2010 and was positively impacted by the extension of the federal homebuyer tax credit, historically low mortgage rates and a high housing affordability index. After June 30, 2010, we saw a substantial decrease in consumer buying activity, particularly in the low and moderate price ranges. We believe this was due to the pull-forward of activity from the third quarter of 2010 into the second quarter and continuing economic uncertainty, high unemployment and relatively low levels of consumer confidence. These factors adversely impacted our results in both the third and fourth quarters of 2010.

Interest rates continue to be at low levels by historical standards, which we believe has helped stimulate demand in the residential real estate market, thereby reducing the rate of sales volume decline. According to Freddie Mac, interest rates on commitments for fixed-rate first mortgages have decreased from an annual average of 6.0% in 2008 to an annual average of 4.7% in 2010. Offsetting some of the favorable impact of lower interest rates are conservative mortgage underwriting standards, increased down payment requirements and limited or negative equity in homes in certain markets.

According to NAR, the inventory of existing homes for sale is 3.5 million homes at March 2011 compared to 3.6 million homes at December 2010. The March 2011 inventory level represents a seasonally adjusted 8.3 months supply. The supply remains higher than the historical average and could increase due to the release of homes for sale by financial institutions. These factors could continue to add downward pressure on the price of existing homesales.

Recent Legislative and Regulatory Matters

Dodd-Frank Act. On July 21, 2010, the Dodd-Frank Act was signed into law for the express purpose of regulating the financial services industry. The Dodd-Frank Act establishes an independent federal bureau of consumer financial protection to enforce laws involving consumer financial products and services, including mortgage finance. The bureau is empowered with examination and enforcement authority. The Dodd-Frank Act also establishes new standards and practices for mortgage originators, including determining a prospective borrower’s ability to repay their mortgage, removing incentives for higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. While we are continuing to evaluate all aspects of the Dodd-Frank Act, such legislation and regulations promulgated pursuant to such legislation as well as other legislation that may be enacted to reform the U.S. housing finance market could materially and adversely affect the mortgage and housing industries, result in heightened federal regulation and oversight of the mortgage and housing industries, disrupt mortgage availability, increase down payment requirements, increase mortgage costs and result in increased costs and potential litigation for housing market participants.

Certain provisions of the Dodd-Frank Act may impact the operation and practices of Fannie Mae, Freddie Mac and other government sponsored entities, or GSEs, and require sponsors of securitizations to retain a portion of the economic interest in the credit risk associated with the assets securitized by them. Substantial reduction in, or the elimination of, GSE demand for mortgage loans by reducing qualifying mortgages could have a material adverse effect on the mortgage industry and the housing industry in general and these provisions may reduce the availability of mortgages to certain individuals.

Potential Reform of U.S. Housing Finance Market and Potential Wind-down of Freddie Mac and Fannie Mae. Congress has recently held hearings on the future of Freddie Mac and Fannie Mae and other government sponsored entities or GSEs with a view towards further legislative reform. On February 11, 2011, the Obama Administration issued a report to the U.S. Congress outlining proposals to reform the U.S. housing finance market, including, among other things, reform designed to reduce government support for housing finance and the winding down of Freddie Mac and Fannie Mae over a period of years. Numerous pieces of legislation seeking various types of reform for the GSEs have been introduced recently in Congress. Two significant questions that need to be addressed in any such reform are: (1) will banks and other private sources of capital be able to fill homebuyers’ needs as the government seeks to pull back some of the housing mortgage market support and (2) will these other sources of capital be available at rates which are reasonably attractive to potential homebuyers. Legislation, if enacted, which curtails Freddie Mac and/or Fannie Mae’s activities and/or results in the wind down of these entities could increase mortgage costs and could result in more stringent underwriting guidelines imposed by lenders, either of which could materially adverse affect the housing market in general and our operations in particular. Given the current uncertainty with respect to the extent, if any, of such reform, it is difficult to predict either the long-term or short-term impact of government action that may be taken.

***

We believe that long-term demand for housing and the growth of our industry is primarily driven by affordability, the economic health of the domestic economy, positive demographic trends such as population growth, increasing household formation, interest rate trends and locally based dynamics such as employment levels and housing demand relative to housing supply. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery. Factors that may negatively affect a housing recovery include:

•	higher mortgage rates as well as reduced availability of mortgage financing;

•	lower unit sales, due to the reluctance of first time homebuyers to purchase a home and move-up buyers having limited or negative equity in homes;

•	lower average homesale price, particularly if banks and other mortgage servicers liquidate foreclosed properties that they are currently holding;

•	continuing high levels of unemployment;

•	unsustainable economic recovery in the U.S. or, if sustained, a recovery resulting in only modest economic growth;

•	a lack of stability or improvement in home ownership levels in the U.S.; and

•	legislative or regulatory reform, including but not limited to reform that materially adversely impacts the financing of the U.S. housing market.

Consequently, we cannot predict when the residential real estate industry will return to a period of stabilization and sustainable growth. Moreover, if the residential real estate market or the economy as a whole does not improve, we may experience further adverse effects on our business, financial condition and liquidity, including our ability to access capital.

Many of the trends impacting our businesses that derive revenue from homesales also impact our Relocation Services business, which is a global provider of outsourced employee relocation services. In addition to general residential housing trends, key drivers of our Relocation Services business are corporate spending and employment trends which have shown signs of stabilization; however, there can be no assurance that corporate spending on relocation services will return to previous levels following any economic recovery.

Homesales

There was an unusual pattern of activity in 2010 which creates atypical year over year quarterly comparisons in 2011. The number of homesale transactions was positively impacted in the second quarter of 2010 as a result of the homebuyer tax credit. We believe the third quarter of 2010 was weak due to the pull-forward of sales into the second quarter of 2010 because of the expiration of the 2010 tax credit as well as the continued weak economic conditions and high unemployment. Homesale transactions in the fourth quarter of 2010 continued to decline compared to the prior year fourth quarter as a result of both the lapse of the 2010 federal homebuyer tax credit and due to increased transaction volume in late 2009 due to the 2009 federal homebuyer tax credit program.

				2011 vs. 2010
	Full Year 2008 vs. 2007	Full Year 2009 vs. 2008	Full Year 2010 vs. 2009	First Quarter	Second Quarter Forecast	Third Quarter Forecast	Fourth Quarter Forecast	Full Year 2011 vs. 2010 Forecast
Number of Homesales
Industry
NAR (a)	(13%)	5%	(5%)	(1%)	(10%)	24%	12%	5%
Fannie Mae (a)	(13%)	5%	(5%)	(1%)	(7%)	26%	11%	6%
Realogy
Real Estate Franchise Services	(18%)	(1%)	(6%)	(4%)
Company Owned Real Estate Broker- age Services	(16%)	—%	(7%)	(3%)

(a)	Existing homesale data is as of the most recent NAR and Fannie Mae press release.

Existing homesale transactions were reported by NAR to be 4.9 million homes for 2010 compared to 5.2 million homes in 2009. NAR estimates that existing homesale transactions will increase to 5.2 million for 2011 reflecting a 5% increase in homesale transactions.

As of their most recent releases, NAR and Fannie Mae are forecasting an increase of 4% and 7%, respectively, in existing homesale transactions for 2012 compared to 2011.

Homesale Price

In 2009, the decrease in average homesale price for the Company Owned Real Estate Brokerage Services segment was impacted by a higher level of REO and short sale activity as well as a meaningful shift in the mix and volume of homesale activity, excluding REO and short sale activity, from higher price points to lower price points. In 2010, the percentage increase in the average price of homes brokered by our franchisees and company owned offices significantly outperformed the percentage change in median home price reported by NAR, due to the geographic areas they serve as well as a greater impact from increased activity in the mid and higher price point areas and less REO activity in our company owned offices compared to the prior year. In its most recent release on first quarter 2011 homesale activity, NAR reported median home price declines of 5% in the first quarter of 2011 compared to that same period in 2010. We believe the continued drop in median price on a national basis is due to the high level of distressed sales. NAR reported that distressed sales accounted for a 39% market share for the three months ended March 2011 compared to a 36% market share for the three months ended March 2010. Realogy’s results for 2010 and the first quarter of 2011 continued to outperform the broader market for the reasons mentioned above as it relates to average sales price, with RFG average homesales price up 3% and NRT average homesales price down 1% in the first quarter of 2011. For the full year 2011, NAR and Fannie Mae are forecasting median price to be down compared to 2010 with a decrease of 2% and 5%, respectively, again reflecting the impact of distressed sales activity on the residential real estate market as a whole.

				2011 vs. 2010
	Full Year 2008 vs. 2007	Full Year 2009 vs. 2008	Full Year 2010 vs. 2009	First Quarter	Second Quarter Forecast	Third Quarter Forecast	Fourth Quarter Forecast	Full Year 2011 vs. 2010 Forecast
Homesales Price
Industry (median)
NAR (a)	(10%)	(13%)	—%	(5%)	(4%)	(2%)	1%	(2%)
Fannie Mae (a)	(10%)	(13%)	—%	(5%)	(6%)	(5%)	(4%)	(5%)
Realogy (average)
Real Estate Franchise Services	(7%)	(11%)	4%	3%
Company Owned Real Estate Broker- age Services	(10%)	(18%)	11%	(1%)

(a)	Existing homesale price data is as of the most recent NAR and Fannie Mae press release.

As of their most recent releases, NAR and Fannie Mae are forecasting an increase of 3% and 1%, respectively, in median homesale prices for 2012 compared to 2011.

***

While data provided by NAR and Fannie Mae are two indicators of the direction of the residential housing market, we believe that homesale statistics will continue to vary between us and NAR and Fannie Mae because they use survey data in their historical reports and forecasting models whereas we use data based on actual reported results. In addition to the differences in calculation methodologies, there are geographical differences and concentrations in the markets in which we operate versus the national market. For instance, comparability is impaired due to NAR’s utilization of seasonally adjusted annualized rates whereas we report actual period over period changes and their use of median price for their forecasts compared to our average price. Additionally, NAR data is subject to periodic review and revision. NAR has recently issued a press release disclosing that it is engaged in a review of its sampling and methodology processes with respect to existing homesale data to ensure accuracy. NAR expects to conclude this analysis and publish any revisions in the summer of 2011. Any such changes could result in downward revisions of NAR’s historical survey data but would have no impact on our reported financial results or key business driver information. While we believe that the industry data presented herein are derived from the most widely recognized sources for reporting U.S. residential housing market statistical data, we do not endorse or suggest reliance on this data alone. We also note that forecasts are inherently uncertain or speculative in nature and actual results for any period may materially differ.

Housing Affordability Index

According to NAR, the housing affordability index has continued to improve as a result of the homesale price declines which began in 2007. An index above 100 signifies that a family earning the median income has more than enough income to qualify for a mortgage loan on a median-priced home, assuming a 20 percent down payment. The housing affordability index improved to 174 for 2010 compared to 169 for 2009 and 138 for 2008. The March 2011 index of 188 increased from the 2010 index and the overall improvement in this index could favorably impact a housing recovery.

Other Factors

During the downturn in the residential real estate market, certain of our franchisees have experienced operating difficulties. As a result, many of our franchisees with multiple offices have reduced overhead and consolidated offices in an attempt to remain competitive in the marketplace. In addition, we have had to terminate franchisees due to non-reporting and non-payment which could adversely impact reported transaction volumes in the future. Due to the factors noted above, we significantly increased our bad debt and note reserves in prior years and continue to actively monitor the collectability of receivables and notes from our franchisees.

The real estate industry generally benefits from rising home prices and increased volume of homesales and conversely is harmed by falling prices and falling volume of homesales. The housing industry is also affected by mortgage rate volatility as well as strict mortgage underwriting criteria which may limit certain customers’ ability to qualify for a mortgage. Typically, if mortgage rates fall or remain low, the number of homesale transactions increase as homeowners choose to move or renters decide to purchase a home because financing appears affordable. If mortgage rates rise, the number of homesale transactions may decrease as potential home sellers choose to stay with their current mortgage and potential home buyers choose to rent rather than pay these higher mortgage rates.

Key Drivers of Our Businesses

Within our Real Estate Franchise Services segment and our Company Owned Real Estate Brokerage Services segment, we measure operating performance using the following key operating statistics: (i) closed homesale sides, which represents either the “buy” side or the “sell” side of a homesale transaction, (ii) average homesale price, which represents the average selling price of closed homesale transactions and (iii) average homesale broker commission rate, which represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction. Our Real Estate Franchise Services segment is also impacted by the net effective royalty rate which represents the average percentage of our franchisees’ commission revenues payable to our Real Estate Franchise Services segment, net of volume incentives achieved. The net effective royalty rate does not include the effect of non-standard incentives granted to some franchisees.

Prior to 2006, the average homesale broker commission rate was declining several basis points per year, the effect of which was more than offset by increases in homesale prices. From 2007 through the first quarter of 2011, the average broker commission rate remained fairly stable; however, we expect that, over the long term, the modestly declining trend in average brokerage commission rates will continue.

The net effective royalty rate has been modestly declining over the past three years. We would expect that, over the near future, the net effective royalty rate will continue to modestly decline due to an increased concentration of business in larger franchisees which earn higher volume rebates as well as our focus on strategic growth through relationships with larger established real estate companies. The net effective rate can also be affected by a shift in volume amongst our brands which operate under different royalty rate arrangements.

Our Company Owned Real Estate Brokerage Services segment has a significant concentration of real estate brokerage offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts, while our Real Estate Franchise Services segment has franchised offices that are more widely dispersed across the United States. Accordingly, operating results and homesale statistics may differ between our Company Owned Real Estate Brokerage Services segment and our Real Estate Franchise Services segment based upon geographic presence and the corresponding homesale activity in each geographic region.

Within our Relocation Services segment, we measure operating performance using the following key operating statistics: (i) initiations, which represent the total number of transferees we serve and (ii) referrals, which represent the number of referrals from which we earn revenue from real estate brokers. In our Title and Settlement Services segment, operating performance is evaluated using the following key metrics: (i) purchase title and closing units, which represent the number of title and closing units we process as a result of home purchases, (ii) refinance title and closing units, which represent the number of title and closing units we process as a result of homeowners refinancing their home loans, and (iii) average price per closing unit, which represents the average fee we earn on purchase title and refinancing title sides.

The decline in the number of homesale transactions and the decline in homesale prices has and could continue to adversely affect our results of operations by: (i) reducing the royalties we receive from our franchisees and company owned brokerages, (ii) reducing the commissions our company owned brokerage operations earn, (iii) reducing the demand for our title and settlement services, and (iv) reducing the referral fees we earn in our relocation services business. Our results could also be negatively affected by a decline in commission rates charged by brokers.

The following table presents our drivers for the three months ended March 31, 2011 and 2010. See “Results of Operations” for a discussion as to how the key drivers affected our business for the periods presented.

	Three Months Ended March 31,
	2011	2010	% Change
Real Estate Franchise Services (a)
Closed homesale sides	184,643	193,340	(4%	)
Average homesale price	$193,710	$188,478	3%
Average homesale broker commission rate	2.54%	2.55%	(1 bps	)
Net effective royalty rate	4.87%	5.04%	(17 bps	)
Royalty per side	$251	$252	— %

Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	52,532	(3%	)
Average homesale price	$414,164	$417,782	(1%	)
Average homesale broker commission rate	2.50%	2.48%	2 bps
Gross commission income per side	$11,188	$11,161	— %

	Three Months Ended March 31,
	2011	2010	% Change
Relocation Services
Initiations (b)	$35,108	$32,429	8%
Referrals (c)	12,812	12,109	6%

Title and Settlement Services
Purchase title and closing units	18,971	19,947	(5%	)
Refinance title and closing units	16,826	11,935	41%
Average price per closing unit	$1,386	$1,353	2%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes Primacy initiations of 7,712 for the three months ended March 31, 2011 and 5,177 for the period January 21, 2010 (date of acquisition) through March 31, 2010.
(c)	Includes Primacy referrals of 968 for the three months ended March 31, 2011 and 716 for the period January 21, 2010 (date of acquisition) through March 31, 2010.

The following table presents our drivers for the years ended December 31, 2010, 2009 and 2008. See “Results of Operations” below for a discussion as to how the material drivers affected our business for the periods presented.

	Year Ended December 31,				Year Ended December 31,
	2010	2009	% Change		2009	2008	% Change
Real Estate Franchise Services (a)
Closed homesale sides	922,341	983,516	(6%	)	983,516	995,622	(1%	)
Average homesale price	$198,076	$190,406	4%		$190,406	$214,271	(11%	)
Average homesale broker commission rate	2.54%	2.55%	(1 bps	)	2.55%	2.52%	3 bps
Net effective royalty rate	5.00%	5.10%	(10bps	)	5.10%	5.12%	(2 bps	)
Royalty per side	$262	$257	2%		$257	$287	(10%	)

Company Owned Real Estate Brokerage Services
Closed homesale sides	255,287	273,817	(7%	)	273,817	275,090	— %
Average homesale price	$435,500	$390,688	11%		$390,688	$479,301	(18%	)
Average homesale broker commission rate	2.48%	2.51%	(3 bps	)	2.51%	2.48%	3 bps
Gross commission income per side	$11,571	$10,519	10%		$10,519	$12,612	(17%	)

Relocation Services
Initiations (b)	148,304	114,684	29%		114,684	136,089	(16%	)
Referrals (c)	69,605	64,995	7%		64,995	71,743	(9%	)

Title and Settlement Services
Purchase title and closing units	94,290	104,689	(10%	)	104,689	110,462	(5%	)
Refinance title and closing units	62,225	69,927	(11%	)	69,927	35,893	95%
Average price per closing unit	$1,386	$1,317	5%		$1,317	$1,500	(12%	)

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes initiations of 26,087 for the year ended December 31, 2010, related to the Primacy acquisition in 2010.
(c)	Includes referrals of 4,997 for the year ended December 31, 2010, related to the Primacy acquisition in 2010.

The following table represents the impact of our revenue drivers on our business operations.

The following table sets forth the impact on segment EBITDA for the year ended December 31, 2010 assuming actual homesale sides and average selling price of closed homesale transactions, with all else being equal, increased or decreased by 1%, 3% and 5%.

	Homesale Sides/Average Price (1)	Decline of			Increase of
		5%	3%	1%	1%	3%	5%
	(units and price in thousands)	($ in millions)
Homesale sides change impact on:
Real Estate Franchise Services (2)	922 sides	($12)	($7)	($2)	$2	$7	$12
Company Owned Real Estate Brokerage Services (3)	255 sides	($45)	($27)	($9)	$9	$27	$45

Homesale average price change impact on:
Real Estate Franchise Services (2)	$198	($12)	($7)	($2)	$2	$7	$12
Company Owned Real Estate Brokerage Services (3)	$436	($45)	($27)	($9)	$9	$27	$45

(1)	Average price represents the average selling price of closed homesale transactions.
(2)	Increase (decrease) relates to impact on non-company owned real estate brokerage operations only.
(3)	Increase (decrease) represents impact on company owned real estate brokerage operations and related intercompany royalties to our real estate franchise services operations.

Results of Operations

Discussed below are our condensed consolidated results of operations and the results of operations for each of our reportable segments. The reportable segments presented below represent our operating segments for which separate financial information is available and which is utilized on a regular basis by our chief operating decision maker to assess performance and to allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon revenue and EBITDA. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies. As discussed above under “Industry Trends,” our results of operations are significantly impacted by industry and economic factors that are beyond our control.

Three Months Ended March 31, 2011 vs. Three Months Ended March 31, 2010

Our consolidated results comprised the following:

	Three Months Ended March 31,
	2011	2010	Change
Net revenues	$831	$819	$12
Total expenses(1)	1,067	1,011	56

Net loss before income taxes, equity in earnings and noncontrolling interests	(236)	(192)	(44)
Income tax expense	1	6	(5)
Equity in earnings of unconsolidated entities	—	(1)	1

Net loss	(237)	(197)	(40)
Less: Net income attributable to noncontrolling interests	—	—	—

Net loss attributable to Realogy and Holdings	$(237)	$(197)	$(40)

(1)	Total expenses for the three months ended March 31, 2011 include $2 million of restructuring costs and $60 million related to the Refinancing Transactions, partially offset by $2 million of former parent legacy benefits. Total expenses for the three months ended March 31, 2010 include $6 million of restructuring costs and $5 million of former parent legacy costs.

Net revenues increased $12 million (1%) for the first quarter of 2011 compared with the first quarter of 2010 principally due to an increase in revenues for the Title and Settlement Services segment due to higher refinance and title insurance premiums and Relocation Services segment due to volume increases partially offset by decreases in homesale transaction volume at the Real Estate Franchise Services segment and Company Owned Real Estate Brokerage Services segment.

Total expenses increased $56 million (6%) primarily due to:

•

the impact of the Refinancing Transactions which resulted in a $36 million loss on the early extinguishment of debt as well as an increase in interest expense of $17 million as a result of the de-designation of interest rate swaps and $7 million due to the write-off of financing costs; and

•	an $8 million increase in operating, marketing and general and administrative expenses partially offset by a decrease of:

•	$7 million of former parent legacy costs;

•	$4 million in restructuring expenses; and

•	$4 million in depreciation expense.

The Company’s provision for income taxes in interim periods is computed by applying its estimated annual effective tax rate against the income (loss) before income taxes for the period. In addition, non-recurring or discrete items are recorded during the period in which they occur. No Federal income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance for domestic operations. Income tax expense for the three months ended March 31, 2011 was $1 million. This expense included $6 million for an increase in deferred tax liabilities associated with indefinite-lived intangible assets and $2 million was recognized for foreign and state income taxes for certain jurisdictions offset by a $7 million benefit due to the de-designation of the interest rate swaps.

Following is a more detailed discussion of the results of each of our reportable segments during the three months ended March 31:

		Revenues			EBITDA(b)			Margin
		2011	2010	% Change	2011	2010	% Change	2011	2010	Change
	Real Estate Franchise Services	$118	$122	(3%)	$62	$65	(5%)	53%	53%	—
	Company Owned Real Estate Brokerage Services	587	601	(2)	(37)	(34)	(9)	(6)	(6)	—
	Relocation Services	87	76	14	10	4	150	11	5	6
	Title and Settlement Services	83	65	28	2	(5)	(140)	2	(8)	10
	Corporate and Other(a)	(44)	(45)	*	(48)	(19)	*

	Total Company	$831	$819	1%	$(11)	$11	*	(1%)	1%	(2)

Less:	Depreciation and amortization				46	50
	Interest expense, net(c)				179	152
	Income tax expense				1	6

	Net loss attributable to Realogy and Holdings				$(237)	$(197)

*	not meaningful
(a)	Includes the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $44 million and $45 million during the three months ended March 31, 2011 and 2010, respectively and unallocated corporate overhead.
(b)	Includes $2 million of restructuring costs and $36 million loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011, compared to $6 million of restructuring costs and $5 million of former parent legacy costs for the three months ended March 31, 2010.
(c)	Includes $24 million of higher interest expense in the first quarter of 2011 due to the de-designation of interest rate swaps and write-off of deferred financing costs as a result of the Refinancing Transactions.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage of revenues decreased 2 percentage points for the three months ended March 31, 2011 compared to the same period in 2010 primarily due to a $36 million loss on the early extinguishment of debt partially offset by an improvement in EBITDA for the Title and Settlement Services segment and Relocation Services segment due to volume increases.

On a segment basis, the Real Estate Franchise Services segment margin remained constant at 53%. The three months ended March 31, 2011 reflected decreases in homesale transactions and the net effective royalty rate offset by the impact of an increase in average homesale price. The Company Owned Real Estate Brokerage Services segment margin remained consistent at negative 6%. The three months ended March 31, 2011 reflected a decrease in the number of homesale transactions and average homesale price offset by an increase in the average homesale broker commission rate and lower operating expenses primarily as a result of restructuring and cost-saving activities. The Relocation Services segment margin increased 6 percentage points to 11% from 5% in the comparable prior period primarily due to volume increases. The Title and Settlement Services segment margin increased 10 percentage points to 2% from negative 8% in the prior period due to higher refinance and underwriter transaction volume.

The Corporate and Other EBITDA for the three months ended March 31, 2011 decreased $29 million to $48 million primarily due to a $36 million loss on the early extinguishment of debt as a result of the Refinancing Transactions, partially offset by a $7 million reduction in former parent legacy costs.

Real Estate Franchise Services

Revenues decreased $4 million to $118 million and EBITDA decreased $3 million to $62 million for the three months ended March 31, 2011 compared with the same period in 2010.

The decrease in revenue was driven by a $3 million decrease in third-party domestic franchisee royalty revenue due to a 4% decrease in the number of homesale transactions and a lower net effective royalty rate as our larger affiliates are achieving higher volume levels and due to increased Sotheby’s International Realty volume which is at a lower net effective royalty rate. These decreases were partially offset by a 3% increase in the average homesale price due to increased Sotheby’s International Realty volume.

The decrease in revenue was also attributable to a $1 million decrease in royalties received from our Company Owned Real Estate Brokerage Services segment which pays royalties to our Real Estate Franchise Services segment. These intercompany royalties of $42 million and $43 million during the first quarter of 2011 and 2010, respectively, are eliminated in consolidation. See “Company Owned Real Estate Brokerage Services” for a discussion of the drivers related to this period over period revenue decrease for Real Estate Franchise Services segment. In addition, marketing revenue and related marketing expenses decreased $1 million and $3 million, respectively, due to lower transaction volume compared to the same period in 2010.

The decrease in EBITDA was principally due to the decrease in revenues discussed above, as well as, incremental expenses of $3 million related to the resumption of international business conferences for all of our brands in 2011 largely offset by a $1 million decrease in legal expenses and a $3 million net decrease in marketing expenses discussed above.

Company Owned Real Estate Brokerage Services

Revenues decreased $14 million to $587 million and EBITDA decreased $3 million to a negative $37 million for the three months ended March 31, 2011 compared with the same period in 2010.

The decrease in revenues, excluding REO revenues, of $12 million was due to decreased commission income earned on homesale transactions which was primarily driven by a 3% decrease in the number of homesale transactions and a 1% decrease in the average price of homes sold, partially offset by an increase in the average broker commission rate. We believe the 3% decrease in homesale transactions and 1% decrease in the average price of homes sold is reflective of industry trends in the markets we serve. Separately, revenues from our REO asset management company decreased by $2 million to $7 million in the three months ended March 31, 2011 compared to the same period in 2010 due to reduced inventory levels of foreclosed properties being made available for sale. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders.

EBITDA decreased $3 million due to the $14 million decrease in revenues discussed above partially offset by:

•	a decrease of $8 million in operating expenses, net of inflation, primarily due to restructuring and cost-saving activities as well as reduced employee costs; and

•	a decrease of $3 million in commission expenses paid to real estate agents as a result of the decrease in revenue.

Relocation Services

Revenues increased $11 million to $87 million and EBITDA increased $6 million to $10 million for the quarter ended March 31, 2011 compared with the same quarter in 2010.

The increase in revenues was primarily driven by:

•

$5 million of incremental international revenue due to increased transaction volume as well as 20 additional days of Primacy operations in the first quarter of 2011 compared to the same quarter in 2010;

•	$3 million increase in relocation service fee revenues primarily due to higher domestic transaction volume; and

•	a $2 million increase in referral fee revenue primarily due to increased domestic transaction volume, partially offset by decreased home values.

EBITDA increased $6 million as a result of the increase in revenues discussed above and a $2 million decrease in restructuring expenses, partially offset by a $3 million increase in operating expenses as a result of 20 additional days of Primacy operations compared to the same quarter in 2010, a $2 million increase in legal expenses as a result of the absence of an insurance recovery received in the first quarter of 2010 and $2 million related to unfavorable foreign exchange rate movement in 2011 compared to 2010.

Title and Settlement Services

Revenues increased $18 million to $83 million and EBITDA increased $7 million to $2 million for the quarter ended March 31, 2011 compared with the same quarter in 2010.

The increase in revenues was primarily driven by an $11 million increase in underwriter revenue and a $6 million increase in volume from refinancing transactions. EBITDA increased $7 million as a result of the increase in revenues discussed above partially offset by an increase of $12 million in variable operating costs as a result of the increase in underwriter and refinancing volume.

2011 Restructuring Program

During the first three months of 2011, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating existing facilities. The Company currently expects to incur restructuring charges of $10 million in 2011. As of March 31, 2011, the Company Owned Real Estate Brokerage Services segment recognized $2 million of primarily facility related expenses, of which $1 million remains as a liability at March 31, 2011.

2010 Restructuring Program

During 2010, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating facilities. The Company recognized $6 million of restructuring expense in the first three months of 2010 and $21 million for the year ended December 31, 2010.

The table below shows restructuring expense by category and the corresponding payments and other reductions from inception to March 31, 2011:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense and other additions(a)	$5	$16	$1	$22
Cash payments and other reductions	(4)	(6)	(1)	(11)

Balance at December 31, 2010	1	10	—	11
Cash payments and other reductions	(1)	(3)	—	(4)

Balance at March 31, 2011	$—	$7	$—	$7

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.

Year Ended December 31, 2010 vs. Year Ended December 31, 2009

Our consolidated results comprised the following:

	Year Ended December 31,
	2010	2009	Change
Net revenues	$4,090	$3,932	$158
Total expenses (1)	4,084	4,266	(182)

Income (loss) before income taxes, equity in earnings and noncontrolling interests	6	(334)	340
Income tax expense (benefit)	133	(50)	183
Equity in earnings of unconsolidated entities	(30)	(24)	(6)

Net loss	(97)	(260)	163
Less: Net income attributable to noncontrolling interests	(2)	(2)	—

Net loss attributable to Realogy and Holdings	$(99)	$(262)	$163

(1)	Total expenses for the year ended December 31, 2010 include $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments. Total expenses for the year ended December 31, 2009 include $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million.

Net revenues increased $158 million (4%) for the year ended December 31, 2010 compared with the year ended December 31, 2009 principally due to an increase in the average price of homes sold and the impact of the Primacy acquisition.

Total expenses decreased $182 million (4%) primarily due to a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments compared to a net benefit of $34 million of former parent legacy items during the same period in 2009 which was primarily comprised of $55 million of tax receivable payments from WEX, as well as a decrease in restructuring expenses of $49 million compared to the same period in 2009. The decrease in expenses was partially offset by an $82 million increase in commission expenses paid to real estate agents due to increased gross commission income, the absence of a $75 million gain on the extinguishment of debt included in expenses in 2009, as well as a $21 million increase in interest expense.

Our income tax expense for the year ended December 31, 2010 was $133 million and was comprised of the following:

•

$109 million of income tax expense was recorded for the reduction of certain deferred tax assets as a result of our former parent company’s IRS examination settlement of Cendant’s taxable years 2003 through 2006;

•	$22 million of income tax expense was recorded for an increase in deferred tax liabilities associated with indefinite-lived intangible assets; and

•	$2 million of income tax expense was recognized primarily for foreign and state income taxes for certain jurisdictions.

No federal income tax benefit was recognized for the current period due to the recognition of a full valuation allowance for domestic operations.

Following is a more detailed discussion of the results of each of our reportable segments for the year ended December 31:

		Revenues (a)			EBITDA (b)(c)			Margin
		2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
	Real Estate Franchise Services	$560	$538	4%	$352	$323	9%	63%	60%	3
	Company Owned Real Estate Brokerage Services	3,016	2,959	2	80	6	1,233	3	—	3
	Relocation Services	405	320	27	109	122	(11)	27	38	(11)
	Title and Settlement Services	325	328	(1)	25	20	25	8	6	2
	Corporate and Other (d)	(216)	(213)	*	269	(6)	*

	Total Company	$4,090	$3,932	4%	$835	$465	80%	20%	12%	8

Less:	Depreciation and amortization				197	194
	Interest expense, net				604	583
	Income tax expense (benefit)				133	(50)

	Net loss attributable to Realogy and Holdings				$(99)	$(262)

*	not meaningful
(a)	Revenues include elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $216 million and $213 million during the year ended December 31, 2010 and 2009, respectively.
(b)	EBITDA for the year ended December 31, 2010 includes $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments.
(c)	EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate).
(d)	EBITDA includes unallocated corporate overhead and a gain on the extinguishment of debt of $75 million for the year ended December 31, 2009.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage of revenues increased 8 percentage points for the year ended December 31, 2010 compared to the same period in 2009 primarily due to a $289 million increase in former parent legacy benefits as well as improvements in operating results from our Real Estate Franchise Services and Company Owned Real Estate Brokerage Services segments.

On a segment basis, the Real Estate Franchise Services segment margin increased 3 percentage points to 63% from 60% in the prior period. The year ended December 31, 2010 reflected a decline in homesale transactions, primarily in the second half of the year, largely offset by higher average homesale prices. In addition, the segment had lower bad debt and notes reserve expense.

The Company Owned Real Estate Brokerage Services segment margin increased 3 percentage points to 3% from zero in the comparable prior period. The year ended December 31, 2010 reflected an increase in the average homesale price and lower operating expenses primarily as a result of restructuring and cost-saving activities partially offset by a decrease in the number of homesale transactions. Sales volume for the year ended December 31, 2010 benefited from the homebuyer tax credit in the first half of the year as well as a notable increase in activity at the mid and higher end of the housing market throughout the year.

The Relocation Services segment margin decreased 11 percentage points to 27% from 38% in the comparable prior period primarily due to the absence in 2010 of $55 million of tax receivable payments from WEX in 2009, partially offset by reduced employee costs and other cost saving initiatives.

The Title and Settlement Services segment margin increased 2 percentage points to 8% from 6% in the comparable prior period primarily due to cost reductions which more than offset the slight decrease in revenue.

Corporate and Other EBITDA for the year ended December 31, 2010 increased $275 million to $269 million due to a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments compared to a net cost of $21 million of former parent legacy items for the same period in 2009. The increase was also due to the absence in 2010 versus 2009 of a $14 million writedown of a cost method investment. The net increase was partially offset by the absence in 2010 versus 2009 of a $75 million gain on debt extinguishment and $11 million of proceeds from a legal settlement.

Real Estate Franchise Services

Revenues increased $22 million to $560 million and EBITDA increased $29 million to $352 million for the year ended December 31, 2010 compared with the same period in 2009.

Intercompany royalties from our Company Owned Real Estate Brokerage Services segment increased $4 million from $202 million in 2009 to $206 million in 2010. These intercompany royalties are eliminated in consolidation through the Corporate and Other segment and therefore have no impact on consolidated revenues and EBITDA, but do affect segment level revenues and EBITDA. See “—Company Owned Real Estate Brokerage Services” for a discussion as to the drivers related to this period over period revenue increase for real estate franchise services.

International revenue increased $4 million during the year ended December 31, 2010, while third-party domestic franchisee royalty revenue decreased $11 million compared to the prior year due to a 6% decrease in the number of homesale transactions partially offset by a 4% increase in the average homesale price. In addition, marketing revenue and related marketing expenses increased $27 million and $22 million, respectively.

The $29 million increase in EBITDA was principally due to the increase in revenues discussed above, a $17 million decrease in bad debt and note reserves expense as a result of improved collection activities compared to the prior period and a $7 million decrease in expenses related to conferences and franchisee events. In 2011, we expect that bad debt expense will revert to a more normalized level and conference expenses will increase as we are holding conferences for all of our brands in 2011 which was not the case in 2010.

Company Owned Real Estate Brokerage Services

Revenues increased $57 million to $3,016 million and EBITDA increased $74 million to $80 million for the year ended December 31, 2010 compared with the same period in 2009.

Excluding REO revenues, revenues increased $87 million primarily due to increased commission income earned on homesale transactions which was driven by an 11% increase in the average price of homes sold, partially offset by a 7% decrease in the number of homesale transactions and a decrease in the average broker commission rate. The increase in the average homesale price and lower average broker commission rate are primarily the result of a shift in homesale activity from lower to higher price points. We believe the 7% decrease in homesale transactions is reflective of industry trends in the markets we serve and the decrease may have been higher if the housing market was not aided by the 2010 homebuyer tax credit program in the first half of 2010, particularly in locations which have lower average homesale prices. Separately, revenues from our REO asset management company decreased by $30 million to $36 million in the year ended December 31, 2010 compared to the same period in 2009 due to generally reduced inventory levels of foreclosed properties being made available for sale. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders.

EBITDA increased $74 million due to the $57 million increase in revenues discussed above as well as:

•	a decrease in restructuring expense of $35 million for the year ended December 31, 2010 compared to the same period in the prior year;

•	a decrease of $60 million in other operating expenses, net of inflation, primarily due to restructuring and cost-saving activities as well as reduced employee costs;

•	an increase of $6 million in equity earnings related to our investment in PHH Home Loans; and

•	a decrease of $5 million in marketing costs due to cost reduction initiatives;

partially offset by:

•	an increase of $82 million in commission expenses paid to real estate agents as a result of the increase in revenues earned on homesale transactions; and

•	an increase of $4 million in royalties paid to our Real Estate Franchise Services segment as a result of the increase in revenues earned on homesale transactions.

Relocation Services

Revenues increased $85 million to $405 million, including $75 million related to Primacy, and EBITDA decreased $13 million to $109 million, despite an increase of $14 million related to Primacy, for the year ended December 31, 2010 compared with the same period in 2009.

Relocation revenue, excluding the Primacy acquisition, increased $10 million and was primarily driven by a $7 million increase in international revenue due to higher transaction volume. The acquisition of Primacy in January 2010 contributed $75 million of revenue during the year ended December 31, 2010, which primarily consisted of $31 million of referral and domestic relocation service fee revenue, $25 million of government at-risk revenue and $14 million of international revenue.

EBITDA, excluding the Primacy acquisition, decreased $27 million for the year ended December 31, 2010 compared with the same period in 2009 due to the absence in 2010 of $55 million of tax receivable payments from WEX. Absent the impact of the WEX tax receivable payments and the Primacy results, EBITDA increased $28 million primarily as a result of a $12 million decrease in other operating expenses as a result of reduced employee costs and other cost-saving initiatives, a $9 million decrease in restructuring expenses, and a $4 million year over year reduction in legal expenses. EBITDA, excluding the impact of the WEX tax receivable payments, increased $42 million.

Title and Settlement Services

Revenues decreased $3 million to $325 million and EBITDA increased $5 million to $25 million for the year ended December 31, 2010 compared with the same period in 2009.

The decrease in revenues was primarily driven by an $11 million decrease in resale volume and a $7 million decrease in volume from refinancing transactions partially offset by a $13 million increase in underwriter revenue. The refinancing activity was weighted towards the second half of 2010 when mortgage rates fell below 5% for an extended period of time. EBITDA increased $5 million primarily due to $7 million of cost reductions offset by the decrease in revenues discussed above.

2010 and 2009 Restructuring Programs

During the years ended December 31, 2010 and 2009, the Company committed to various initiatives targeted principally at reducing costs and enhancing organizational efficiencies while consolidating existing processes and facilities. The following are total restructuring charges by segment as of December 31:

	2010		2009
	Expense Recognized and Other Additions		Expense Recognized and Other Additions (b)
Real Estate Franchise Services	$—		$3
Company Owned Real Estate Brokerage Services	13		52
Relocation Services	4	(a)	9
Title and Settlement Services	3		3
Corporate and Other	2		7

	$22		$74

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.
(b)	During the year ended December 31, 2009, the Company reversed $4 million in the Consolidated Statement of Operations related to restructuring accruals established in 2006 through 2008.

Year Ended December 31, 2009 vs. Year Ended December 31, 2008

Our consolidated results comprised the following:

	Year Ended December 31,
	2009	2008	Change
Net revenues	$3,932	$4,725	$(793)
Total expenses (1)	4,266	6,988	(2,722)

Loss before income taxes, equity in earnings and noncontrolling interests	(334)	(2,263)	1,929
Income tax benefit	(50)	(380)	330
Equity in (earnings) losses of unconsolidated entities	(24)	28	(52)

Net loss	(260)	(1,911)	1,651
Less: Net income attributable to noncontrolling interests	(2)	(1)	(1)

Net loss attributable to Realogy and Holdings	$(262)	$(1,912)	$1,650

(1)	Total expenses for the year ended December 31, 2009 include $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million. Total expenses for the year ended December 31, 2008 include impairment charges of $1,789 million, $58 million of restructuring costs and $2 million of merger costs offset by a benefit of $20 million of former parent legacy costs.

Net revenues decreased $793 million (17%) for the year ended December 31, 2009 compared with the year ended December 31, 2008 principally due to a decrease in revenues across most of our operating segments, primarily due to decreases in transaction side volume and the average price of homes sold as well as our 2008 exit from the at-risk relocation business.

Total expenses decreased $2,722 million (39%) primarily due to the following:

•	the absence in 2009 of an impairment charge of $1,789 million recorded in 2008 related to the Company’s intangible assets, goodwill and investments in unconsolidated entities;

•	a decrease of $425 million of commission expenses paid to real estate agents due to lower gross commission income and a higher portion of retained commissions;

•	a decrease of $390 million in operating and marketing expenses primarily due to restructuring activities implemented in 2008 and throughout 2009 and the 2008 exit from the at-risk relocation business;

•	a decrease in interest expense of $41 million as a result of decreasing interest rates;

•	an incremental increase of $14 million in former parent legacy benefit items; and

•	a gain on the extinguishment of debt of $75 million;

partially offset by:

•	an incremental increase in restructuring expenses of $12 million.

Not including the impairment charge of $1,789 million recorded in 2008, we reduced total expenses by $933 million which more than offset the $793 million decrease in revenue.

Our income tax benefit for the year ended December 31, 2009 was $50 million. Our income tax benefit was comprised of the following:

•

in assessing the valuation allowance at December 31, 2009, we determined that a full valuation allowance was required for our net definite-lived deferred tax asset balance. The result was a reduction to the recorded valuation allowance related to federal and state net operating loss carryforwards and foreign tax credit carryforwards;

•	no additional U.S. federal income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance for domestic operations;

•	income tax expense was recognized for foreign and state income taxes for certain jurisdictions; and

•	income tax expense was recorded for an increase in deferred tax liabilities associated with indefinite-lived intangible assets.

Following is a more detailed discussion of the results of each of our reportable segments for the year ended December 31:

		Revenues (a)			EBITDA (b)(c)			Margin
		2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
	Real Estate Franchise Services	$538	$642	(16%)	$323	$(597)	154%	60%	(93%)	153
	Company Owned Real Estate Brokerage Services	2,959	3,561	(17)	6	(269)	102	—	(8)	8
	Relocation Services	320	451	(29)	122	(257)	147	38	(57)	95
	Title and Settlement Services	328	322	2	20	(303)	107	6	(94)	100
	Corporate and Other (d)	(213)	(251)	*	(6)	(23)	*

	Total Company	$3,932	$4,725	(17%)	$465	$(1,449)	132%	12%	(31%)	43

Less:	Depreciation and amortization				194	219
	Interest expense, net				583	624
	Income tax expense (benefit)				(50)	(380)

	Net loss attributable to Realogy and Holdings				$(262)	$(1,912)

*	Not meaningful.
(a)	Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $213 million and $251 million during the year ended December 31, 2009 and 2008, respectively.
(b)	EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate).
(c)	EBITDA for the year ended December 31, 2008 includes impairment charges of $1,789 million, $58 million of restructuring costs and $2 million of merger costs offset by a benefit of $20 million of former parent legacy costs.
(d)	EBITDA includes unallocated corporate overhead and a gain on the extinguishment of debt of $75 million for the year ended December 31, 2009.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage of revenues increased 43 percentage points for the year ended December 31, 2009 compared to the same period in 2008 primarily due to the absence in 2009 of impairment charges related to our goodwill and intangible assets, cost-saving initiatives implemented at all of the business units and a gain on extinguishment of debt of $75 million.

On a segment basis, the Real Estate Franchise Services segment margin increased 153 percentage points to 60% versus a negative 93% in the comparable prior period in 2008. The year ended December 31, 2008 included a $953 million impairment of goodwill and intangible assets. Excluding the impairment charges, Real Estate Franchise Services segment margin would have been 55% in 2008. The year ended December 31, 2009 also reflected lower operating expense as a result of cost-savings initiatives as well as an increase in the average homesale broker commission rate partially offset by decreases in the average homesale price and the number of homesale transactions.

The Company Owned Real Estate Brokerage Services segment margin increased 8 percentage points to zero from a negative 8% for the year ended December 31, 2008. The segment margin was impacted by lower operating expenses in 2009 primarily as a result of restructuring and cost-saving activities partially offset by a decrease in the average homesale price. The year ended December 31, 2008 included impairment charges of $195 million. Excluding the 2008 impairment charges, Company Owned Real Estate Brokerage Services segment margin would have been negative 1% in 2008.

The Relocation Services segment margin increased 95 percentage points to 38% from a negative 57% in the comparable prior period. The segment margin was positively impacted by the receipt of $55 million in payments from WEX in settlement of remaining contingent tax obligations with the Company and lower operating expenses primarily as a result of restructuring and cost-saving activities partially offset by lower at risk homesale revenue due to the elimination of the government portion of our at-risk business. The year ended December 31, 2008 included a $335 million impairment of intangible assets and goodwill. Excluding the impairment charges, Relocation Services segment margin would have been 17% in 2008.

The Title and Settlement Services segment margin increased 100 percentage points to 6% from a negative 94% in the comparable prior period. The year ended December 31, 2008 included impairment charges of $306 million. Excluding the impairment charges, Title and Settlement Services segment margin would have been 1% in 2008. The segment margin was positively impacted by increased refinance volume partially offset by reduced homesale volume.

The Corporate and Other expense for the year ended December 31, 2009 was a negative $6 million compared to a negative $23 million in the same period in 2008. The decrease in expenses was primarily due to a gain on extinguishment of debt of $75 million and $11 million of litigation proceeds offset by a $41 million reduction in legacy benefits, a $14 million writedown of a cost method investment, a $5 million incremental increase in restructuring costs, the absence of $5 million of insurance proceeds received in 2008 and a $4 million increase in pension expense.

Real Estate Franchise Services

Revenues decreased $104 million to $538 million and EBITDA increased $920 million to $323 million for the year ended December 31, 2009 compared with the same period in 2008.

Intercompany royalties from our Company Owned Real Estate Brokerage Services segment decreased $35 million from $237 million in 2008 to $202 million in 2009. These intercompany royalties are eliminated in consolidation through the Corporate and Other segment and therefore have no impact on consolidated revenues and EBITDA, but do affect segment level revenues and EBITDA. See “—Company Owned Real Estate Brokerage Services” for a discussion as to the drivers related to this period over period revenue decrease for real estate franchise services.

The decrease in revenue was also driven by a $38 million decrease in third-party domestic franchisees royalty revenue due to a 1% decrease in the number of homesale transactions from our third-party franchisees and an 11% decrease in the average homesale price partially offset by a higher average homesale broker commission rate. Revenue from foreign franchisees decreased $10 million. In addition, marketing revenue and related marketing expenses decreased $12 million and $11 million, respectively, due to lower royalty volume and cost-cutting initiatives completed prior to December 31, 2009.

The increase in EBITDA was principally due to the absence of a $953 million impairment of intangible assets recorded in 2008, a $21 million decrease in bad debt expense and note reserves expense in 2009 as a result of improving collection activity in 2009, an $18 million reduction in employee related costs and benefits, and a $14 million decrease in other operating expenses, primarily the result of cost-saving activities, partially offset by the reduction in revenues discussed above.

Company Owned Real Estate Brokerage Services

Revenues decreased $602 million to $2,959 million and EBITDA increased $275 million to $6 million for the year ended December 31, 2009 compared with the same period in 2008.

The decrease in revenues, excluding REO revenues, of $578 million was substantially comprised of reduced commission income earned on homesale transactions which was primarily driven by an 18% decrease in the average price of homes sold. The decrease was partially offset by an increase in the average homesale broker commission rate. The significant decrease in average homesale price of 18% is the result of a continuation of the shift in the mix and volume of its overall homesale activity from higher price point areas to lower price point areas as well as a significant level of foreclosure and short sale activity in certain markets. The number of homesale transactions remained flat in 2009 compared to 2008 and we believe this is reflective of industry trends in the markets we serve. Separately, revenues from our REO asset management company decreased by $24 million to $66 million for the year ended December 31, 2009 compared to the same period in 2008. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders and the profitability of this business tends to be countercyclical to the overall state of the housing market.

Despite the decrease in revenues discussed above, EBITDA increased for the year ended December 31, 2009 compared to the year ended December 31, 2008 primarily due to:

•

the absence in 2009 of an impairment charge of $162 million related to intangible assets along with a $33 million incremental impairment charge related to the Company’s investment in PHH Home Loans recorded in 2008;

•	a decrease of $425 million in commission expenses paid to real estate agents as a result of the reduction in revenue and a higher portion of retained commissions;

•	a decrease of $35 million in royalties paid to our real estate franchise business, principally as a result of the reduction in revenues earned on homesale transactions;

•	a decrease in marketing costs of $37 million due to a shift to technology media marketing and other cost reduction initiatives;

•	a $5 million reduction in certain estimated business acquisition liabilities;

•	a decrease of $133 million of other operating expenses, net of inflation, primarily due to restructuring, cost-saving activities and reduced employee costs; and

•

an increase of $52 million in equity in earnings of unconsolidated entities related to our investment in PHH Home Loans partially due to the absence in 2009 of a $31 million impairment charge recorded in equity (earnings) losses of unconsolidated entities in 2008.

To counteract the revenue decline, we have implemented significant cost-saving measures over the past three years which have reduced fixed costs associated with operating a full service real estate brokerage business. The realization of these cost-saving measures have more than offset the overall decline in revenues for the year ended December 31, 2009.

Relocation Services

Revenues decreased $131 million to $320 million and EBITDA increased $379 million to $122 million for the year ended December 31, 2009 compared with the same period in 2008.

The decrease in revenues was primarily driven by:

•	a decrease of $75 million in at-risk homesale revenue mainly due to the elimination of the government portion of our at-risk business;

•	a $35 million decrease in referral fee revenue primarily due to lower domestic transaction volume as a result of lower homesale authorization volume;

•	$19 million decrease in relocation service fee revenues primarily due to lower domestic transaction volume; and

•	a $6 million decrease in insurance premium revenue due to lower homesale and household goods service volume;

partially offset by:

•	$6 million of incremental international revenue due to increased transaction volume.

EBITDA for the year ended December 31, 2009 increased primarily due to:

•	the absence in 2009 of a $335 million impairment of intangible assets recorded in 2008;

•

$6 million of recurring tax receivable payments from WEX as well as a net $49 million tax receivable prepayment from WEX. The $49 million payment represented the payment in full of the remaining contingent obligations to Realogy;

•	the reduction in costs of $77 million for at-risk homesale transactions as a result of the elimination of the government portion of our at-risk business;

•	a decrease of $41 million of other operating expenses primarily as a result of cost-saving activities and reduced employee costs; and

•	$9 million related to favorable foreign exchange rate movement in 2009 compared to 2008.

EBITDA was negatively impacted by the reduction in revenues discussed above as well as $6 million of incremental restructuring expenses.

Title and Settlement Services

Revenues increased $6 million to $328 million and EBITDA increased $323 million to $20 million for the year ended December 31, 2009 compared with the same period in 2008.

The increase in revenues is primarily driven by a $19 million increase in volume from refinance transactions and a $4 million increase related to acquisitions and joint ventures, partially offset by $19 million of reduced resale volume consistent with the decline in overall homesale transactions noted in our Company Owned Real Estate Brokerage Services segment.

The increase in EBITDA was primarily driven by:

•	the increase in revenues discussed above;

•	the absence in 2009 of a $289 million impairment of intangible assets and goodwill and a $17 million impairment of our investments in unconsolidated entities recorded in 2008; and

•	$25 million of cost reductions as a result of lower transaction volume and cost-saving initiatives;

partially offset by:

•	the absence in 2009 of a $5 million gain from the sale of joint venture arrangements in 2008; and

•	an incremental increase of $3 million in restructuring expense.

2009 and 2008 Restructuring Programs

During the years ended December 31, 2009 and 2008, we committed to various initiatives targeted principally at reducing costs and enhancing organizational efficiencies while consolidating existing processes and facilities. The following are total restructuring charges by segment as of December 31:

	2009	2008
	Expense Recognized (a)	Expense Recognized
Real Estate Franchise Services	$3	$3
Company Owned Real Estate Brokerage Services	52	45
Relocation Services	9	3
Title and Settlement Services	3	5
Corporate and Other	7	2

	$74	$58

(a)	During the year ended December 31, 2009, the Company reversed $4 million in the Consolidated Statement of Operations related to restructuring accruals established in 2006 through 2008.

Financial Condition, Liquidity and Capital Resources

Financial Condition

	March 31, 2011	December 31, 2010	Change
Total assets	$7,913	$8,029	$(116)
Total liabilities	9,210	9,101	109
Total equity (deficit)	(1,297)	(1,072)	(225)

For the three months ended March 31, 2011, total assets decreased $116 million primarily as a result of a decrease in cash and cash equivalents of $99 million, a decrease in franchise agreements and other intangibles of $17 million and $11 million, respectively, due to amortization, partially offset by an increase in trade receivables and relocation receivables of $11 million and $8 million, respectively. Total liabilities increased $109 million principally due to an $81 million increase in long term debt, primarily as a result of the refinancing transactions, and a $106 million increase in other accrued expenses primarily related to an increase in accrued interest. These increases were partially offset by a $49 million decrease in accounts payable and a $20 million decrease in securitization obligations. Total equity (deficit) decreased $225 million primarily due to the net loss attributable to Realogy and Holdings of $237 million for the three months ended March 31, 2011.

	December 31, 2010	December 31, 2009	Change
Total assets	$8,029	$8,041	$(12)
Total liabilities	9,101	9,022	79
Total equity (deficit)	(1,072)	(981)	(91)

For the year ended December 31, 2010, total assets decreased $12 million primarily as a result of $67 million of amortization related to franchise agreements, $25 million of depreciation related to property and equipment and a $9 million decrease in deferred income taxes. The decrease was partially offset by the impact of the Primacy acquisition in January 2010 which increased relocation properties held for sale by $21 million, goodwill by $16 million and intangible assets, net of amortization, by $56 million. In addition, relocation receivables increased $52 million and trade receivables increased $12 million for the year ended December 31, 2010.

Total liabilities increased $79 million principally due to an increase in indebtedness as a result of Realogy entering into $163 million of revolving letter of credit backed credit facilities, a $123 million increase in deferred income taxes, an increase of $107 million in accounts payable and an increase of $23 million in accrued expenses and other current liabilities, partially offset by a $401 million decrease in amounts due to former parent as a result of tax and other liability adjustments.

Total equity (deficit) decreased $91 million compared to the prior year primarily due to a net loss attributable to Realogy and Holdings of $99 million for the year ended December 31, 2010.

Liquidity and Capital Resources

Our liquidity position has been and may continue to be negatively affected by (i) unfavorable conditions in the real estate or relocation market, including adverse changes in interest rates, (ii) access to our relocation securitization programs and (iii) access to the capital markets.

Although we have seen improvement in affordability, an increase in homesale transactions and average homesale price and a lessening in the overhang of housing inventory, we are not certain whether these signs of stabilization will lead to a recovery. Factors that may negatively affect a housing recovery include:

•	the possibility of higher mortgage rates;

•	lower unit sales;

•	lower average homesale price;

•	continuing high levels of unemployment;

•	unsustainable economic recovery in the U.S. or, if sustained, a recovery resulting in only modest economic growth and little improvement in unemployment; and

•	a lack of stability or improvement in home ownership levels in the U.S.

Consequently, we cannot predict when the residential real estate industry will return to a period of stabilization and sustainable growth. Moreover, if the residential real estate market or the economy as a whole does not improve, we may experience further adverse effects on our business, financial condition and liquidity, including our ability to access capital.

At March 31, 2011, our primary sources of liquidity are cash flows from operations and funds available under the revolving credit facility and our securitization facilities. Our primary liquidity needs will be to service our debt and finance our working capital and capital expenditures.

***

We may need to incur additional debt or issue equity. Future indebtedness may impose various additional restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. There can be no assurance that financing will be available to us on acceptable terms or at all. Our ability to make payments to fund working capital, capital expenditures, debt service, and strategic acquisitions will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Cash Flows

At March 31, 2011, we had $93 million of cash and cash equivalents, a decrease of $99 million compared to the balance of $192 million at December 31, 2010. The following table summarizes our cash flows for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010	Change
Cash provided by (used in):
Operating activities	$(87)	$13	$(100)
Investing activities	(19)	(3)	(16)
Financing activities	6	(58)	64
Effect of changes in exchange rates on cash and cash equivalents	1	—	1

Net change in cash and cash equivalents	$(99)	$(48)	$(51)

For the three months ended March 31, 2011 we used $100 million of additional cash in operations compared to the same period in 2010. For the three months March 31, 2011, $87 million of cash was used in operating activities due to negative cash flows from operating results as well as by uses of cash due to an increase in trade receivables and relocation receivables of $9 million and $7 million, respectively, partially offset by sources of cash related to an increase in accounts payable of $62 million. For the three months ended March 31, 2010, $13 million of cash was provided by operating activities and was comprised of sources of cash related to an increase in accounts payable of $109 million and a decrease in relocation receivables and relocation properties held for sale of $44 million and $8 million, respectively, partially offset by uses of cash related to an increase in trade receivables of $12 million and negative cash flows from operating results.

For the three months ended March 31, 2011 we used $16 million more cash for investing activities compared to the same period in 2010. For the three months ended March 31, 2011, $19 million of cash was used in investing activities and was primarily due to $11 million of property and equipment additions and the purchase of certificates of deposit for $5 million. For the three months ended March 31, 2010, $3 million of cash was used in investing activities and was primarily comprised of $9 million of property and equipment additions, partially offset by a $5 million decrease in restricted cash.

For the three months ended March 31, 2011 we provided $64 million more cash from financing activities compared to the same period in 2010. For the three months ended March 31, 2011, $6 million of cash was provided by financing activities and was comprised of $700 million of proceeds from the issuance of the First and a Half Lien Notes and $98 million related to the proceeds from the extension of the term loan facility, partially offset by $702 million of term loan facility repayments, a decrease in incremental revolver borrowings of $33 million of revolving credit, the payment of $33 million of debt issuance costs and $21 million of securitization obligation repayments. For the three months ended March 31, 2010, $58 million of cash was used in financing activities and was comprised of $65 million of securitization obligation repayments, and $8 million of term loan facility repayments, partially offset by an increase in incremental revolver borrowings of $19 million.

Year ended December 31, 2010 vs. year ended December 31, 2009

At December 31, 2010, we had $192 million of cash and cash equivalents, a decrease of $63 million compared to the balance of $255 million at December 31, 2009. The following table summarizes our cash flows for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009	Change
Cash provided by (used in):
Operating activities	$(118)	$341	$(459)
Investing activities	(70)	(47)	(23)
Financing activities	124	(479)	603
Effects of change in exchange rates on cash and cash equivalents	1	3	(2)

Net change in cash and cash equivalents	$(63)	$(182)	$119

For the year ended December 31, 2010, we used $459 million of additional cash in operations compared to the same period in 2009. For the year ended December 31, 2010, $118 million of cash was used in operating activities due to uses of cash related to trade receivables and relocation receivables of $9 million and $27 million, respectively, as well as by negative cash flows from operating results after $550 million of cash interest payments, partially offset by sources of cash related to accounts payable and relocation properties held for sale of $30 million and $43 million, respectively. For the year ended December 31, 2009, $341 million of cash was provided by operating activities and was comprised of sources of cash related to relocation receivables and relocation properties held for sale of $442 million and $22 million, respectively, and trade receivables and accounts payable of $40 million and $26 million, respectively, partially offset by a $48 million use of cash related to due from former parent and negative cash flows from operating results after $487 million of cash interest payments.

For the year ended December 31, 2010, we used $23 million more cash for investing activities compared to the same period in 2009. For the year ended December 31, 2010, $70 million of cash was used in investing activities and was primarily due to $49 million of property and equipment additions, $17 million related to acquisition related payments and the purchase of certificates of deposit for $9 million, partially offset by proceeds from the sale of assets of $5 million. For the year ended December 31, 2009, $47 million of cash was used in investing activities and was primarily comprised of $40 million of property and equipment additions and $5 million related to acquisition related payments.

For the year ended December 31, 2010 we provided $603 million more cash from financing activities compared to the same period in 2009. For the year ended December 31, 2010, $124 million of cash was provided by financing activities and was comprised of $142 million of proceeds from drawings on our unsecured revolving credit facilities and additional securitization obligations of $27 million, partially offset by $32 million of term loan facility repayments. For the year ended December 31, 2009, $479 million of cash was used in financing activities and was comprised of $410 million of securitization obligation repayments, a decrease in incremental revolver borrowings of $515 million and $32 million of term loan facility repayments, partially offset by proceeds of $500 million related to the issuance of the Second Lien Loans.

Year ended December 31, 2009 vs. year ended December 31, 2008

At December 31, 2009, we had $255 million of cash and cash equivalents, a decrease of $182 million compared to the balance of $437 million at December 31, 2008. The following table summarizes our cash flows for the year ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008	Change
Cash provided by (used in):
Operating activities	$341	$109	$232
Investing activities	(47)	(23)	(24)
Financing activities	(479)	199	(678)
Effects of change in exchange rates on cash and cash equivalents	3	(1)	4

Net change in cash and cash equivalents	$(182)	$284	$(466)

For the year ended December 31, 2009 we provided $232 million of additional cash from operations compared to the same period in 2008. For the year ended December 31, 2009, $341 million of cash was provided by operating activities and was comprised of sources of cash related to relocation receivables and relocation properties held for sale of $442 million and $22 million, respectively, and trade receivables and accounts payable of $40 million and $26 million, respectively, partially offset by a $48 million use of cash related to due from former parent and negative cash flows from operating results after $487 million of cash interest payments. For the year ended December 31, 2008, $109 million of cash was provided by operating activities and was comprised of sources of cash related to relocation receivables and relocation properties held for sale of $190 million and $161 million, respectively, and other assets of $45 million, partially offset by a $57 million use of cash related to accounts payable and negative cash flows from operating results after $635 million of cash interest payments.

For the year ended December 31, 2009 we used $24 million more cash for investing activities compared to the same period in 2008. For the year ended December 31, 2009, $47 million of cash was used in investing activities and was primarily comprised of $40 million of property and equipment additions and $5 million related to acquisition related payments. For the year ended December 31, 2008, $23 million of cash was used in investing activities and was primarily comprised of $52 million of property and equipment additions and $12 million related to acquisition related payments. The increases were partially offset by $12 million of proceeds from the corporate aircraft sale leaseback and termination, $12 million in proceeds from the sale of a joint venture, an increase in restricted cash of $10 million and $7 million in proceeds from the sale of property and equipment.

For the year ended December 31, 2009 we used $678 million more cash in financing activities compared to the same period in 2008. For the year ended December 31, 2009, $479 million of cash was used in financing activities and was comprised of $410 million of securitization obligation repayments, a decrease in incremental revolver borrowings of $515 million and $32 million of term loan facility repayments, partially offset by proceeds of $500 million related to the issuance of the Second Lien Loans. For the year ended December 31, 2008, $199 million of cash was provided by financing activities and was comprised of an increase in incremental revolver borrowings of $515 million, partially offset by securitization obligation repayments of $258 million and $32 million of term loan facility repayments.

Financial Obligations

Senior Secured Credit Facility

In connection with the closing of the Merger Transactions on April 10, 2007, Realogy entered into the senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility (the facilities described in clauses (i), (ii) and (iii), as amended by the Senior Secured Credit Facility Amendment, collectively referred to as the “First Lien Facilities”), and (iv) a $650 million incremental (or accordion) loan facility, which was utilized in connection with the incurrence of Second Lien Loans described below.

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, resulting in $2,424 million aggregate principal amount of extended term loans, $461 million aggregate principal amount of commitments in respect of extended revolving loans and $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes together with cash on hand were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Interest rates with respect to term loans under the senior secured credit facility are based on, at Realogy’s option, (a) adjusted LIBOR plus 3.0%, or with respect to the extended term loans, 4.25% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0% (or with respect to the extended term loans, 3.25%).

The senior secured credit facility provides for a six-year, $652 million revolving credit facility, which includes a $200 million letter of credit sub-facility and a $50 million swingline loan sub-facility. Realogy uses the revolving credit facility for, among other things, working capital and other general corporate purposes, including permitted acquisitions and investments. Interest rates with respect to revolving loans under the senior secured credit facility are based on, at Realogy’s option, adjusted LIBOR plus 2.25% (or with respect to the extended revolving loans, 3.25%) or ABR plus 1.25% (or with respect to the extended revolving loans, 2.25%) in each case subject to reductions based on the attainment of certain leverage ratios.

The senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is for: (1) the support of Realogy’s obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Cendant’s contingent and other liabilities, Realogy reduced the capacity of the synthetic letter of credit facility to $223 million on January 5, 2011. At March 31, 2011, the $223 million of capacity was being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes.

The loans under the First Lien Facilities (the “First Lien Loans”) are secured to the extent legally permissible by substantially all of the assets of Realogy, Intermediate and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

In late 2009, Realogy incurred $650 million of Second Lien Loans. The Second Lien Loans are secured by liens on the assets of Realogy and by the guarantors that secure the First Lien Loans. However, such liens are junior in priority to the First Lien Loans. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually in arrears with the first interest payment made on April 15, 2010. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes mature on February 15, 2009 and bear interest at a rate per annum of 7.875% payable semi-annually to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment dates of February 15 and August 15 of each year. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to repay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

Other Bank Indebtedness

During 2010, Realogy entered into five separate revolving U.S. credit facilities to borrow up to $155 million and an additional revolving U.K. credit facility to borrow up to £5 million. The U.S. facilities bear interest at a weighted average rate of LIBOR plus 1.6%, or 3% as of March 31, 2011 and are subject to a minimum interest rate of LIBOR plus 1.4%. The U.K. facility bears interest at the lender’s base rate plus 2.0%, or 2.6% as of March 31, 2011. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31, 2010, Realogy had borrowed $163 million under these facilities. During the three months ended March 31, 2011, Realogy repaid $63 million of the outstanding borrowings under the revolving credit facilities and terminated $55 million of the borrowing capacity under these revolving credit facilities.

Unsecured Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes, $550 million aggregate principal amount of Senior Toggle Notes and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes.

On January 5, 2011, Realogy completed the Debt Exchange Offering relating to its Existing Notes. Approximately $2,110 million aggregate principal amount of the Existing Notes were tendered for Convertible Notes, which are convertible at the holder’s option into Class A Common Stock, and approximately $632 million aggregate principal amount of the Existing Notes were tendered for the Extended Maturity Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture, the notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering.

Realogy and Holdings have filed a registration statement with the SEC, with respect to a registered offer to exchange each series of Extended Maturity Notes for new registered notes having terms substantially identical in all material respects to the Extended Maturity Notes of the applicable series (except that the new registered notes will not contain terms with respect to additional interest or transfer restrictions).

The 10.50% Senior Notes mature on April 15, 2014 and bear interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The 11.50% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 11.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes mature on April 15, 2014. Interest is payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and

October 15 of each year. For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing Senior Toggle Notes (“PIK Interest”), or (3) 50% as Cash Interest and 50% as PIK Interest. Cash Interest on the Senior Toggle Notes accrues at a rate of 11.00% per annum. PIK Interest on the Senior Toggle Notes will accrue at the Cash Interest rate per annum plus 0.75%. In the absence of an election for any interest period, interest on the Senior Toggle Notes is payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy its interest payment obligations by issuing additional Senior Toggle Notes. This PIK Interest election was the default election for future interest periods until March 2011 when Realogy elected to pay Cash Interest for the period commencing April 15, 2011. After October 15, 2011 Realogy is required to make all interest payments on the Senior Toggle Notes entirely in cash.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code, as amended. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. For the periods that Realogy elected to pay PIK Interest, Realogy will be required to repay approximately $11 million in April 2012 in accordance with the indentures governing the Senior Toggle Notes.

The 12.00% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 12.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The 12.375% Senior Subordinated Notes mature on April 15, 2015 and bear interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. The 13.375% Senior Subordinated Notes mature on April 15, 2018 and bear interest at a rate per annum of 13.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

The 10.50% Senior Notes, the 11.50% Senior Notes, the Senior Toggle Notes and the 12.00% Senior Notes (collectively, the “Senior Notes”) are guaranteed on an unsecured senior basis, and the 12.375% Senior Subordinated Notes and the 13.375% Senior Subordinated Notes (collectively, the “Senior Subordinated Notes”) are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Senior Notes are guaranteed by Holdings on an unsecured senior subordinated basis and the Senior Subordinated Notes are guaranteed by Holdings on an unsecured junior subordinated basis.

Senior Toggle Note Exchange

On September 24, 2009, Realogy and certain affiliates of Apollo entered into an agreement with a third party pursuant to which we exchanged approximately $221 million aggregate principal amount of Senior Toggle Notes held by it for $150 million aggregate principal amount of Second Lien Loans. The third party also sold the balance of the Senior Toggle Notes it held for cash to an affiliate of Apollo in a privately negotiated transaction and used a portion of the cash proceeds to participate as a lender in the Second Lien Loan transaction. The transaction with the third party closed concurrently with the initial closing of the Second Lien Loans. As a result of the exchange, we recorded a gain on the extinguishment of debt of $75 million.

Convertible Notes

The Series A Convertible Notes, Series B Convertible Notes and Series C Convertible Notes mature on April 15, 2018 and bear interest at a rate per annum of 11.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The notes are convertible into Class A Common Stock at any time prior to April 15, 2018. The Series A Convertible Notes and Series B Convertible Notes are initially convertible into 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes and Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share, and the Series C Convertible Notes are initially convertible into 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share, in each case subject to adjustment if specified distributions to holders of the Class A Common Stock are made or specified corporate transactions occur, in each case as set forth in the indenture governing the Convertible Notes. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Convertible Notes are guaranteed on an unsecured junior subordinated basis by Holdings.

Following a Qualified Public Offering, Realogy may, at its option, redeem the notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Loss on the Early Extinguishment of Debt and Write-off of Deferred Financing Costs

As a result of the Refinancing Transactions, the Company recorded a loss on the early extinguishment of debt of $36 million and wrote off deferred financing costs of $7 million to interest expenses as a result of debt modifications during the three months ended March 31, 2011.

Securitization Obligations

The Company has secured obligations through Apple Ridge Funding LLC and Cartus Financing Limited. These entities are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of the Company’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay the Company’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program, and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that the Company receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations were collateralized by $390 million, $393 million and $364 million of underlying relocation receivables and other related relocation assets at March 31, 2011, December 31, 2010 and 2009, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of the Company’s securitization obligations are classified as current in the accompanying Consolidated Balance Sheets.

Interest incurred in connection with borrowings under these facilities amounted to $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively, $7 million for the year ended December 31, 2010, $12 million for the year ended December 31, 2009 and $46 million for the year ended December 31, 2008. This interest is recorded within net revenues in the accompanying Consolidated Statements of Operations as related borrowings are utilized to fund the Company’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 1.9% and 2.6% for the three months ended March 31, 2011 and 2010, respectively and was 2.4%, 2.3% and 4.9% for the year ended December 31, 2010, 2009 and 2008, respectively.

Apple Ridge Funding LLC

The Apple Ridge Funding LLC securitization program is a revolving program with a five-year term expiring in April 2012. This bankruptcy remote vehicle borrows from one or more commercial paper conduits and uses the proceeds to purchase the relocation assets. This asset-backed commercial paper program is guaranteed by the sponsoring financial institutions. This program is subject to termination at the end of the five-year agreement and, if not renewed, would amortize. The program has restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, the Unsecured Notes and other material indebtedness. Given the current economic conditions, there is an associated risk relating to compliance with the Apple Ridge securitization performance trigger relating to limits on “net credit losses” (the estimated losses incurred on securitization receivables that have been written off, net of recoveries of such receivables), as net credit losses may not exceed $750 thousand in any one month or $1.5 million in any trailing 12-month period. The Company has not incurred any net credit losses in excess of these thresholds. These trigger events could result in an early amortization of this securitization obligation and termination of any further advances under the program.

Cartus Financing Limited

On August 19, 2010, the Company through a special purpose entity, Cartus Financing Limited, entered into new agreements that provide for a £35 million revolving loan facility and a £5 million working capital facility. These facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in the senior secured credit facility and the indentures governing the Unsecured Notes. The £35 million facility has a term of five years and the £5 million working capital facility has a term of one year.

U.K. Relocation Receivables Funding Limited

On August 23, 2010, the Company terminated the U.K. Relocation Receivables Funding Limited securitization program in its entirety. Historically, the U.K. Relocation Receivables Funding Limited securitization program was utilized to finance relocation receivables and related assets with certain U.K. government and corporate clients.

Debt Table

As of March 31, 2011, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements was as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Non-extended revolving credit facility (1)	April 2013	$289	$13	$229
Extended revolving credit facility (1)	April 2016	363	17	288
Non-extended term loan facility	October 2013	634	634	—
Extended term loan facility	October 2016	1,822	1,822	—
First and a Half Lien Notes	February 2019	700	700	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness (2)	Various	108	100	8
Existing Notes
10.50% Senior Notes	April 2014	64	64	—
Senior Toggle Notes (3)	April 2014	49	49	—
12.375% Senior Subordinated Notes (4)	April 2015	190	187	—
Old Notes
11.50% Senior Notes (5)	April 2017	492	488	—
12.00% Senior Notes (6)	April 2017	130	129	—
13.375% Senior Subordinated Notes	April 2018	10	10	—
11.00% Convertible Notes	April 2018	2,110	2,110	—
Securitization obligations: (7)
Apple Ridge Funding LLC	April 2012	500	272	228
Cartus Financing Limited (8)	Various	64	39	25

		$8,175	$7,284	$778

(1)	The available capacity under this facility was reduced by $47 million and $58 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively, at March 31, 2011. On May 2, 2011, we had $325 million outstanding on the revolving credit facilities with $144 million on the non-extended facility and $181 million on the extended facility.
(2)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $8 million expires in August 2011, $50 million is due in November 2011 and $50 million is due in January 2013.
(3)	On April 15, 2011, the Company issued $3 million of Senior Toggle Notes to satisfy its interest payment obligation for the six-month period ended April 2011.
(4)	Consists of $190 million of 12.375% Senior Subordinated Notes, less a discount of $3 million.
(5)	Consists of $492 million of 11.50% Senior Notes, less a discount of $4 million.
(6)	Consists of $130 million of 12.00% Senior Notes, less a discount of $1 million.
(7)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(8)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

Covenants under the Senior Secured Credit Facility and certain Indentures

The senior secured credit facility and the indentures governing the First and a Half Lien Notes, the Extended Maturity Notes and the 12.375% Senior Subordinated Notes contain various covenants that limit Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the 12.375% Senior Subordinated Notes and 13.375% Senior Subordinated Notes;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase the Unsecured Notes and First and a Half Lien Notes and debt that is junior in right of payment to the Unsecured Notes and the First and a Half Lien Notes.

In connection with the Debt Exchange Offering, Realogy received consents from the holders of the 10.50% Senior Notes and Senior Toggle Notes to amend the respective indentures governing the terms of such Existing Notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in such indentures.

As a result of the covenants to which we remain subject, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, on the last day of each fiscal quarter, the financial covenant in the senior secured credit facility requires us to maintain on a quarterly basis a senior secured leverage ratio not to exceed a maximum amount. Specifically, our total senior secured net debt to trailing twelve-month EBITDA (as such terms are defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1.0. Total senior secured net debt does not include the Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations, the First and a Half Lien Notes or the Unsecured Notes. At March 31, 2011, the Company’s senior secured leverage ratio was 3.83 to 1. EBITDA, as defined in the senior secured credit facility, includes certain adjustments and also is calculated on a pro forma basis for purposes of calculating the senior secured leverage ratio. In this prospectus, we refer to the term “Adjusted EBITDA” to mean EBITDA as so defined and calculated for purposes of determining compliance with the senior secured leverage ratio maintenance covenant.

Based upon the Company’s financial forecast, the Company believes that it will continue to be in compliance with the senior secured leverage ratio and meet its cash flow needs during the next twelve months. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, we may be subject to additional pressure in maintaining compliance with our senior secured leverage ratio.

The Company has the right to cure an event of default of the senior secured leverage ratio in three of any of the four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into the Company. The effect of such infusion would be to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If we are unable to maintain compliance with the senior secured leverage ratio and we fail to remedy a default through an equity cure as described above, there would be an “event of default” under the senior secured credit agreement. Other events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control and cross-events of default on material indebtedness.

If an event of default occurs under the senior secured credit facility and we fail to obtain a waiver from our lenders, our financial condition, results of operations and business would be materially adversely affected. Upon the occurrence of an event of default under the senior secured credit facility, the lenders:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on the First and a Half Lien Notes or the Unsecured Notes;

any of which could result in an event of default under the First and a Half Lien Notes or the Unsecured Notes or our Apple Ridge Funding LLC securitization program.

If we were unable to repay those amounts, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged the majority of our assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility were to accelerate the repayment of borrowings thereunder, then we may not have sufficient assets to repay the senior secured credit facility and our other indebtedness, including the First and a Half Lien Notes and Unsecured Notes, or be able to borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

EBITDA and Adjusted EBITDA

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. We present EBITDA because we believe EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. The EBITDA measure is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

Adjusted EBITDA as used in this prospectus corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio.

Like EBITDA, Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition to the limitations described above with respect to EBITDA, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost-savings or pro forma effect recognized in future periods.

EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

A reconciliation of net loss attributable to Realogy and Holdings to EBITDA and Adjusted EBITDA for the twelve months ended March 31, 2011 and the year ended December 31, 2010 is set forth in the following table:

	Year Ended December 31, 2010	Less	Equals	Plus	Equals		Twelve Months Ended December 31, 2010
		Three Months Ended March 31, 2010	Nine Months Ended December 31, 2010	Three Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
Net income (loss) attributable to Realogy and Holdings	$(99)	$(197)	$98	$(237)	$(139	)(a)	$(99)
Income tax expense	133	6	127	1	128		133

Income (loss) before income taxes	34	(191)	225	(236)	(11)		34
Interest expense, net	604	152	452	179	631		604
Depreciation and amortization	197	50	147	46	193		197

EBITDA	835	11	824	(11)	813	(b)	835
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy cost (benefit) items, net (c)					(312)		(301)
Pro forma cost-savings for 2011 restructuring initiatives (d)					4		—
Pro forma cost-savings for 2010 restructuring initiatives (e)					13		20
Pro forma effect of business optimization initiatives (f)					48		49
Non-cash charges (g)					(2)		(4)
Non-recurring fair value adjustments for purchase accounting (h)					4		4
Pro forma effect of acquisitions and new franchisees (i)					13		13
Apollo management fees (j)					15		15
Incremental securitization interest costs (k)					2		2
Loss on the early extinguishment of debt					36		—

Adjusted EBITDA					$634		$633

Total senior secured net debt (l)					$2,427		$2,905
Senior secured leverage ratio					3.83x		4.59x

(a)	For the twelve months ended March 31, 2011 net loss attributable to Realogy consists of: (i) income of $222 million for the second quarter of 2010; (ii) a loss of $33 million for the third quarter of 2010; (iii) a loss of $91 million for the fourth quarter of 2010 and (iv) a loss of $237 million for the first quarter of 2011.
(b)	For the twelve months ended March 31, 2011 EBITDA consists of: (i) $544 million for the second quarter of 2010; (ii) $177 million for the third quarter of 2010; (iii) $103 million for the fourth quarter of 2010 and (iv) a negative $11 million for the first quarter of 2011.
(c)	For the twelve months ended March 31, 2011 consists of $18 million of restructuring costs and $1 million of merger costs offset by a net benefit of $331 million for former parent legacy items. For the year ended December 31, 2010 consists of $21 million of restructuring costs and $1 million of merger costs offset by a benefit of $323 million of former parent legacy items.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first three months of 2011. From this restructuring, we expect to reduce our operating costs by approximately $4 million on a twelve-month run-rate basis and estimate that less than $1 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010.
(e)

Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2010. From this restructuring, we expect to reduce our operating costs by approximately $34 million on a twelve-month run-rate basis and estimate that $21 million and $14 million for the twelve months ended March 31, 2011 and December 31, 2010, respectively, of such savings were realized from the time they were put in place. The adjustment shown for the twelve months ended March 31, 2011 represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010. The adjustment shown for the twelve months ended December 31, 2010 represents the impact the savings would have had on the period from January 1, 2010 through the time they were put in place, had those actions been effected on January 1, 2010.

(f)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs. For the twelve months ended March 31, 2011, $9 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $5 million related to vendor renegotiations, $26 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units. For the twelve months ended December 31, 2010, $12 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $6 million related to vendor renegotiations, $23 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(g)	Represents the elimination of non-cash expenses. For the twelve months ended March 31, 2011, $6 million of stock-based compensation expense and $1 million of other non-cash items less $9 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2010 through March 31, 2011. For the twelve months ended December 31, 2010, $6 million of stock-based compensation expense, less $8 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2010 through December 31, 2010 and $2 million of other non-cash items.
(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(i)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on April 1, 2010 and January 1, 2010 for the twelve months ended March 31, 2011 and December 31, 2010, respectively. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2010 and January 1, 2010 for the twelve months ended March 31, 2011 and December 31, 2010, respectively.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended March 31, 2011 and December 31, 2010.
(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2011 and December 31, 2010.
(l)	As of March 31, 2011 this represents senior secured debt which are secured by a first priority lien on our assets of $2,486 million plus $13 million of capital lease obligations less $72 million of readily available cash as of March 31, 2011. As of December 31, 2010 this represents senior secured debt, of $3,059 million plus $12 million of capital lease obligations less $166 million of readily available cash as of December 31, 2010. Pursuant to the terms of the senior secured credit facility, senior secured debt does not include First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes.

Liquidity Risk

Our liquidity position may be negatively affected as a result of the following specific liquidity risks.

Senior Secured Credit Facility Covenant Compliance

On the last day of each fiscal quarter, the financial covenant in the senior secured credit facility requires us to maintain on a quarterly basis a senior secured leverage ratio not to exceed a maximum amount. Specifically, our total senior secured net debt to trailing twelve month Adjusted EBITDA may not exceed 4.75 to 1.

As of March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. While the housing market has shown signs of stabilization, in part due to government actions designed to bolster the housing market, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, we may be subject to additional pressure in maintaining compliance with our senior secured leverage ratio.

Former Parent Contingent Liabilities

In accordance with the Separation and Distribution Agreement, Realogy entered into certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities). These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is generally responsible for 62.5%.

At March 31, 2011, the remaining due to former parent balance of $98 million was comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

Adverse outcomes from the unresolved due to former parent liabilities for which Realogy has assumed partial liability could be material with respect to our earnings or cash flows in any given reporting period.

Interest Rate Risk

Certain of our borrowings, primarily borrowings under the senior secured credit facility, borrowings under our other bank indebtedness and borrowings under our securitization arrangements, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net loss would increase further. We have entered into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility for a portion of our floating interest rate debt facilities.

Securitization Programs

Funding requirements of our relocation business are primarily satisfied through the issuance of securitization obligations to finance relocation receivables and advances. The Apple Ridge securitization facility under which securitization obligations are issued has restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, Unsecured Notes and other material indebtedness.

***

We may need to incur additional debt or issue equity. Future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. We cannot assure that financing will be available to us on acceptable terms or at all. Our ability to make payments to fund working capital, capital expenditures, debt service, strategic acquisitions, joint ventures and investments will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Seasonality

Our businesses are subject to seasonal fluctuations. Historically, operating statistics and revenues for all of our businesses have been strongest in the second and third quarters of the calendar year. A significant portion of the expenses we incur in our real estate brokerage operations are related to marketing activities and commissions and are, therefore, variable. However, many of our other expenses, such as facilities costs and certain personnel-related costs, are fixed and cannot be reduced during a seasonal slowdown.

Contractual Obligations

The following table summarizes our future contractual obligations as of March 31, 2011:

	2011	2012	2013	2014	2015	Thereafter	Total
Non-extended term loan facility(a)	$4	$6	$624	$—	$—	$—	$634
Extended term loan facility(b)	—	—	—	—	—	1,822	1,822
First and a Half Lien Notes(c)	—	—	—	—	—	700	700
Second Lien Loans(c)	—	—	—	—	—	650	650
Other bank indebtedness(d)	50	—	50	—	—	—	100
10.50% Senior Notes(e)	—	—	—	64	—	—	64
11.50% Senior Notes(g)	—	—	—	—	—	492	492
11.00%/11.75% Senior Toggle Notes(e) (f)	—	—	—	49	—	—	49
12.00% Senior Notes(g)	—	—	—	—	—	130	130
12.375% Senior Subordinated Notes(e)	—	—	—	—	190	—	190
13.375% Senior Subordinated Notes(g)	—	—	—	—	—	10	10
11.00% Convertible Notes(g)	—	—	—	—	—	2,110	2,110
Securitized obligations(h)	311	—	—	—	—	—	311
Operating leases(i)	113	110	73	44	30	31	401
Capital leases	5	5	3	2	—	—	15
Purchase commitments(j)	45	30	17	9	9	257	367

Total(k) (l)	$528	$151	$767	$168	$229	$6,202	$8,045

(a)	The Company’s non-extended term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due on the final maturity date of October 2013. The Company has entered into derivative instruments to fix the interest rate for $425 million of the variable rate debt, which will result in interest payments of $27 million annually. The interest rate for the remaining portion of the variable rate debt of $209 million will be determined by the interest rates in effect during each period.
(b)	The Company’s extended term loan facility matures in October 2016. The interest rate for the variable rate debt of $1,822 million will be determined by the interest rates in effect during each period. There is no scheduled amortization of principal.
(c)	The Company’s First and a Half Lien Notes bear an annual interest rate of 7.875% and the Second Lien Loans bear an annual interest rate of 13.50%. Interest payments are due semi-annually and the annual interest expense for the First and a Half Lien Notes and the Second Lien Loans is approximately $143 million. There is no scheduled amortization with either debt.
(d)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $50 million is due in November 2011 and $50 million is due in January 2013. The interest rate for the revolving credit facilities is variable and will be determined by the interest rates in effect during each period.

(e)	The Company utilized the PIK Interest option that compounds semi-annually at 11.75% to satisfy interest payment obligations for the Senior Toggle Notes which increased the principal amount of the Senior Toggle Notes by $3 million in April 2011. Beginning in October 2011, the Company will no longer utilize the PIK Interest election for the Senior Toggle Notes and therefore pays Cash Interest at 11.00%. After the completion of the Debt Exchange Offering as described in Note 6 “Short and Long Term Debt” to the Condensed Consolidated Financial Statements, the annual interest payment on the Existing Notes will be approximately $36 million.
(f)	The Company would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as AHYDO within the meaning of Section 163(i)(1) of the Internal Revenue Code. In order to avoid such treatment, the Company is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The Company will be required to repay approximately $11 million in April 2012 for past PIK elections. This payment is not reflected in the table above.
(g)	Annual interest expense for the 11.50% Senior Notes, 12.00% Senior Notes, 13.375% Senior Subordinated Notes and the Convertible Notes is approximately $306 million.
(h)	The Company’s securitization obligations are variable rate debt and the interest payments will be determined by the interest rates in effect during each period. These agreements expire in August 2011, April 2012 and August 2015. However, the obligations are classified as current due to the current classification of the underlying assets that collateralize the obligations.
(i)	The operating lease amounts included in the above table do not include variable costs such as maintenance, insurance and real estate taxes.
(j)	Purchase commitments include a minimum licensing fee that the Company is required to pay to Sotheby’s from 2009 through 2054. The annual minimum licensing fee is approximately $2 million. The purchase commitments also include a minimum licensing fee to be paid to Meredith from 2009 through 2057. The annual minimum fee began at $0.5 million in 2009 and increases to $4 million by 2014 and generally remains the same thereafter.
(k)	In April 2007, the Company established a standby irrevocable letter of credit for the benefit of Avis Budget Group Inc. in accordance with the Separation and Distribution Agreement. At December 31, 2010, the letter of credit was at $123 million. This letter of credit is not included in the contractual obligations table above.
(l)	The contractual obligations table does not include the annual Apollo management fee which is equal to the greater of $15 million or 2% of Adjusted EBITDA and does not include other non-current liabilities such as pension liabilities of $49 million and unrecognized tax benefits of $35 million as the Company is not able to estimate the year in which these liabilities will be paid.

The following table summarizes our future contractual obligations as of December 31, 2010:

	2011	2012	2013	2014	2015	Thereafter	Total
Term loan facility (a)	$32	$31	$2,996	$—	$—	$—	$3,059
Second Lien Loans (b)	—	—	—	—	—	650	650
Other bank indebtedness (c)	105	—	50	—	8	—	163
10.50% Senior Notes (d)	—	—	—	1,700	—	—	1,700
Senior Toggle Notes (d)(e)	—	—	—	470	—	—	470
12.375% Senior Subordinated Notes (d)	—	—	—	—	875	—	875
Securitized obligations (f)	331	—	—	—	—	—	331
Operating leases (g)	143	101	64	37	25	24	394
Capital leases	6	5	2	1	—	—	14
Purchase commitments (h)	43	22	14	8	8	256	351

Total (i)(j)	$660	$159	$3,126	$2,216	$916	$930	$8,007

(a)

The term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due on the final maturity date of October 2013. The Company has entered into derivative instruments to fix the interest rate for $425 million of the variable rate debt, which will result in interest payments of $27 million annually. The interest rate for the remaining portion of the variable rate debt of $2,634 million will be determined by the interest rates in effect during each period.

(b)	The $650 million of Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually. The annual interest expense is approximately $88 million. The Second Lien Loans mature on October 15, 2017 and there is no scheduled amortization.
(c)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, $5 million is due in April 2011, $50 million is due in June 2011, $50 million due November 2011, $50 million is due in January 2013 and $8 million is due in May 2015. The interest rate for the revolving credit facilities is variable and will be determined by the interest rates in effect during each period. The obligations are classified as current due to the revolving nature of the facilities. In February 2011, Realogy repaid $55 million of outstanding borrowings under these revolving credit facilities that were due in April and June 2011.
(d)	Realogy utilized the PIK Interest option to satisfy interest payment obligations for the Senior Toggle Notes which increased the principal amount of the Senior Toggle Notes by $51 million in 2010. The PIK Interest election is the default election for the Senior Toggle Notes for future interest periods through October 15, 2011. Interest on the Senior Toggle Notes will compound semi-annually at 11.75% which will increase the principal amount accordingly. Starting April 2012, the annual interest payment on the Senior Toggle Notes will be approximately $58 million. The annual interest expense on the 10.50% Fixed Rate Senior Notes and 12.375% Senior Subordinated Notes is approximately $287 million.
(e)	Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as AHYDO within the meaning of Section 163(i)(1) of the Internal Revenue Code. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012.
(f)	Excludes future cash payments related to interest expense as the underlying debt instruments are variable rate and the interest payments will be determined by the interest rates in effect during each period. These agreements expire in 2012 and 2015, however, the obligations are classified as current due to the current classification of the underlying assets that collateralize the obligations.
(g)	The operating lease amounts included in the above table do not include variable costs such as maintenance, insurance and real estate taxes.
(h)	Purchase commitments include a minimum licensing fee that the Company is required to pay to Sotheby’s that began in 2009 and will continue through 2054. The Company expects the annual minimum licensing fee to be approximately $2 million. The purchase commitments also include the minimum licensing fee to be paid to Meredith which began in 2009 and continue through 2057. The annual minimum fee began at $0.5 million in 2009 and increases to $4 million by 2014 and generally remains the same thereafter.
(i)	On April 26, 2007, Realogy established a $500 million standby irrevocable letter of credit for the benefit of Avis Budget Group Inc. in accordance with the Separation and Distribution Agreement. Realogy utilized the synthetic letter of credit to satisfy the obligations to post the standby irrevocable letter of credit. The standby irrevocable letter of credit backstops Realogy’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities under the Separation and Distribution Agreement. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to reflect the then current estimate of Cendant contingent and other liabilities. On August 11, 2009, the letter of credit with Avis Budget Group Inc. was reduced from $500 million to $446 million primarily as a result of a reduction in contingent legal liabilities. In late 2010, Realogy further reduced the letter of credit from $446 million to $123 million due to the IRS tax settlement and other liability adjustments. This letter of credit is not included in the contractual obligations table above.
(j)	The contractual obligations table does not include the annual Apollo management fee which is equal to the greater of $15 million or 2% of Adjusted EBITDA and does not include other non-current liabilities such as pension liabilities of $49 million and unrecognized tax benefits of $34 million as the Company is not able to estimate the year in which these liabilities will be paid.

Potential Debt Purchases or Sales

Our affiliates have purchased a portion of our indebtedness and we or our affiliates from time to time may sell such indebtedness or purchase additional portions of our indebtedness. Any such future purchases or sales may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as we or any such affiliates may determine. Affiliates who own portions of our indebtedness earn interest on a consistent basis with third party owners.

Critical Accounting Policies

In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, the majority of our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.

Allowance for Doubtful Accounts

We estimate the allowance necessary to provide for uncollectible accounts receivable. The estimate is based on historical experience, combined with a review of current developments, and includes specific accounts for which payment has become unlikely. The process by which we calculate the allowance begins in the individual business units where specific problem accounts are identified and reserved and an additional reserve is recorded driven by the age profile of the receivables. Our allowance for doubtful accounts was $67 million and $66 million at December 31, 2010 and 2009, respectively.

Impairment of Goodwill and Other Indefinite-lived Intangible Assets

With regard to the goodwill and other indefinite-lived intangible assets recorded in connection with business combinations, we annually, or more frequently if circumstances indicate impairment may have occurred, analyze their carrying values to determine if an impairment exists. In performing this analysis, we are required to make an assessment of fair value for our goodwill and other indefinite-lived intangible assets. We determine the fair value of our reporting units utilizing our best estimate of future revenues, operating expenses, cash flows, market and general economic conditions as well as assumptions that we believe marketplace participants would utilize including discount rates, cost of capital, and long term growth rates. Although we believe our assumptions are reasonable, actual results may vary significantly. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. In such an event, we would be required to record a charge, which would impact earnings.

The aggregate carrying value of our goodwill and other indefinite-lived intangible assets was $2,611 million and $1,887 million, respectively, at December 31, 2010. It is difficult to quantify the impact of an adverse change in financial results and related cash flows, as certain changes may be isolated to one of our four reporting units or spread across our entire organization. Based upon the impairment analysis performed in the fourth quarter of 2010, there was no impairment for 2010. Management did evaluate the effect of lowering the estimated fair value for each of the reporting units by 10% and determined that no impairment of goodwill would have been recognized under this evaluation.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax balances to assess their potential realization and establish a valuation allowance for amounts that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the identification of tax planning strategies. A change in these assumptions could cause an increase or decrease to our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially impact our results of operations.

Qualitative and Quantitative Disclosures about Market Risk

Our principal market exposure is interest rate risk. At March 31, 2011, our primary interest rate exposure was to interest rate fluctuations in the United States, specifically LIBOR, due to its impact on our variable rate borrowings. Due to the senior secured credit facility which is benchmarked to U.S. LIBOR, this rate will be the primary market risk exposure for the foreseeable future. We do not have significant exposure to foreign currency risk nor do we expect to have significant exposure to foreign currency risk in the foreseeable future.

We assess our market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact on earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest rates. In performing the sensitivity analysis, we are required to make assumptions regarding the fair values of relocation receivables and advances and securitization borrowings, which approximate their carrying values due to the short-term nature of these items. We believe our interest rate risk is further mitigated as the rate we incur on our securitization borrowings and the rate we earn on relocation receivables and advances are based on similar variable indices.

Our total market risk is influenced by various factors, including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these analyses are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

At March 31, 2011, we had total long-term debt of $6,973 million, excluding $311 million of securitization obligations. Of the $6,973 million of long-term debt, the Company has $2,586 million of variable interest rate debt primarily based on LIBOR. We have entered into floating to fixed interest rate swap agreements with varying expiration dates with an aggregate notional value of $425 million and effectively fixed our interest rate on that portion of variable interest rate debt. The remaining variable interest rate debt is subject to market rate risk as our interest payments will fluctuate as underlying interest rates change as a result of market changes. We have determined that the impact of a 100 bps change in LIBOR (1% change in the interest rate) change in LIBOR on our term loan facility variable rate borrowings would affect our interest expense by approximately $22 million. While these results may be used as benchmarks, they should not be viewed as forecasts.

At March 31, 2011, the fair value of our long-term debt approximated $6,888 million, which was determined based on quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount that could be realized in a current market exchange. A 10% decrease in market rates would have a $231 million impact on the fair value of our long-term debt.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 22, 2009, the Audit Committee of the Board of Directors of Realogy, approved the appointment of PricewaterhouseCoopers LLP (“PwC”) to act as Realogy’s independent registered public accounting firm for fiscal year 2009. During the fiscal years ended December 31, 2007 and 2008, and during any subsequent period through May 12, 2009, the date on which PwC’s engagement became effective, neither Realogy, nor any person on its behalf, consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Realogy’s consolidated financial statements, and no written report or oral advice was provided by PwC to Realogy that PwC concluded was an important factor considered by Realogy in reaching a decision as to the accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

On April 22, 2009, Realogy, upon the approval of the Realogy Audit Committee, notified Deloitte & Touche LLP (“D&T”) that it would be dismissed as the independent registered public accounting firm of Realogy effective after the completion of D&T’s review of Realogy’s interim consolidated financial statements. Effective May 12, 2009, PwC was engaged as Realogy’s independent registered public accounting firm.

D&T’s reports on Realogy’s consolidated financial statements for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During periods covered by such reports and from January 1, 2009 to May 12, 2009, the date on which D&T’s dismissal became effective, (i) there were no disagreements between Realogy and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreements in connection with its reports and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of the registration statement, of which this prospectus forms a part, (i) the consolidated statements of operations, equity (deficit) and cash flows of Holdings for the year ended December 31, 2008, included elsewhere in this prospectus, have been audited by D&T and (ii) the financial statements of Holdings as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 included elsewhere in this prospectus, have been audited by PwC.

D&T was engaged from March 15, 2011 to April 1, 2011, on a one-time basis to audit the consolidated statements of operations, equity (deficit) and cash flows of Holdings for the year ended December 31, 2008 and D&T’s report with respect to such period did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the course of D&T’s engagement, (i) there were no disagreements between Holdings and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreements in connection with its reports and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. As discussed above, Holdings does not conduct any operations other than with respect to its indirect ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there were no material differences between Holdings’ and Realogy’s financial statements for the year ended December 31, 2008. D&T has been provided with a copy of the foregoing disclosures prior to the filing of the registration statement of which this prospectus forms a part, and D&T has furnished a letter addressed to the SEC stating whether or not it agrees with the above statements, which letter is attached as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Realogy’s and Holdings’ management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Realogy’s and Holdings’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Realogy’s and Holdings’ internal control over financial reporting includes those policies and procedures that:

(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of our management and directors; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Realogy’s and Holdings’ internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its Internal Control-Integrated Framework. Based on this assessment, management determined that Realogy and Holdings maintained effective internal control over financial reporting as of December 31, 2010.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this prospectus, has issued an attestation report on the effectiveness of Realogy’s and Holdings’ internal control over financial reporting, which is included within their audit opinion on page F-36.

BUSINESS

Our Company

We are one of the preeminent and most integrated providers of real estate and relocation services. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the U.S. and in various locations worldwide. We derive the vast majority of our revenues from serving the needs of buyers and sellers of existing homes, rather than serving the needs of builders and developers of new homes. Realogy was incorporated on January 27, 2006 in the State of Delaware. Holdings was incorporated on December 14, 2006 in the State of Delaware.

We report our operations in four segments: Real Estate Franchise Services, Company Owned Real Estate Brokerage Services, Relocation Services and Title and Settlement Services.

Segment Overview

Real Estate Franchise Services: Through our Real Estate Franchise Services segment, or RFG, we are a franchisor of some of the most recognized brands in the real estate industry. As of March 31, 2011, our franchise system had approximately 14,600 offices (which included approximately 740 of our company owned and operated brokerage offices) and 260,400 independent sales associates operating under our franchise and proprietary brands in the U.S. and 99 other countries and territories around the world (internationally, generally through master franchise agreements). In 2010, based on NAR’s historical survey data and our own results, we were involved, either through our franchise operations of our franchisees or our company owned brokerages, in approximately 23% of all existing homesale transaction volume (sides times average sales price) for domestic transactions involving a real estate brokerage firm. As of December 31, 2010, we had approximately 3,600 domestic franchisees, none of which individually represented more than 1% of our franchise royalties (other than our subsidiary, NRT LLC, or NRT, which operates our company owned brokerage business). We believe this reduces our exposure to any one franchisee. On average, our franchisee’s tenure with our brands is 18 years as of December 31, 2010. Our franchise revenues included $42 million and $206 million of royalties paid by our company owned brokerage operations, or approximately 36% and 37% of total franchise revenues for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, which eliminates in consolidation. As of March 31, 2011, our real estate franchise brands were:

•

Century 21®—One of the world’s largest residential real estate brokerage franchisors, with approximately 7,900 franchise offices and approximately 119,200 independent sales associates located in the U.S. and 70 other countries and territories;

•

Coldwell Banker®—One of the largest residential real estate brokerage franchisors, with approximately 3,200 franchise and company owned offices and approximately 87,200 independent sales associates located in the U.S. and 48 other countries and territories;

•

ERA®—A residential real estate brokerage franchisor, with approximately 2,500 franchise and company owned offices and approximately 30,700 independent sales associates located in the U.S. and 41 other countries and territories;

•

Sotheby’s International Realty®—A luxury real estate brokerage brand. In February 2004, we acquired Sotheby’s company owned offices and the exclusive license for the rights to the Sotheby’s Realty and Sotheby’s International Realty® trademarks. Since that time, we have grown the brand from 15 company owned offices to approximately 560 franchise and company owned offices and approximately 12,000 independent sales associates located in the U.S. and 41 other countries and territories;

•

Better Homes and Gardens® Real Estate—We launched the Better Homes and Gardens® Real Estate brand in July 2008 under an exclusive long-term license from Meredith and have approximately 200 franchise offices and approximately 7,000 independent sales associates located in the U.S.; and

•

Coldwell Banker Commercial®—A commercial real estate brokerage franchisor. Our commercial franchise system has approximately 160 franchise offices and approximately 2,000 independent sales associates worldwide. The number of offices and independent sales associates in our commercial franchise system does not include our residential franchise and company owned brokerage offices and the independent sales associates who work out of those brokerage offices that also conduct commercial real estate brokerage business using the Coldwell Banker Commercial® trademarks.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ sales commission earned from real estate transactions, which we refer to as gross commission income. Our franchisees pay us royalty fees for the right to operate under one of our trademarks and to utilize the benefits of the systems and tools provided by our real estate franchise operations. These royalty fees enable us to have recurring revenue streams. In exchange, we provide our franchisees with support that is designed to facilitate our franchisees in growing their business, attracting new independent sales associates and increasing their revenue and profitability. We support our franchisees with dedicated branding-related national marketing and servicing programs, technology, training and education. We believe that one of our strengths is the strong relationships that we have with our franchisees, as evidenced by our franchisee retention rate of 95% in 2010. Our retention rate represents the annual gross commission income as of December 31 of the previous year generated by our franchisees that remain in the franchise system on an annual basis, measured against the annual gross commission income of all franchisees as of December 31 of the previous year.

Company Owned Real Estate Brokerage Services: Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas of the U.S. Our company owned real estate brokerage business operates principally under our Coldwell Banker® brand as well as under the ERA® and Sotheby’s International Realty® franchised brands, and proprietary brands that we own, but do not currently franchise to third parties, such as The Corcoran Group®. In addition, under NRT, we operate a large independent REO residential asset manager, which focuses on bank-owned properties. At March 31, 2011, we had approximately 740 company owned brokerage offices, approximately 5,000 employees and approximately 43,000 independent sales associates working with these company owned offices. Acquisitions have been, and will continue to be, part of our strategy and a contributor to the growth of our company owned brokerage business.

Our company owned real estate brokerage business derives revenues primarily from gross commission income received serving as the broker at the closing of real estate transactions. For the year ended December 31, 2010, our average homesale broker commission rate was 2.48% which represents the average commission rate earned on either the “buy” side or the “sell” side of a homesale transaction. Generally in U.S. homesale transactions, the broker for the home seller instructs the closing agent to pay a portion of the sales commission to the broker for the buyer and keeps the remaining portion of the homesale commission. In addition, as a full-service real estate brokerage company, in compliance with applicable laws and regulations, including RESPA, we actively promote the services of our relocation and title and settlement services businesses, as well as the products offered by PHH Home Loans, our home mortgage venture with PHH that is the exclusive recommended provider of mortgages for our real estate brokerage and relocation service customers. All mortgage loans originated by PHH Home Loans are sold to PHH or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, our home mortgage venture structure insulates us from mortgage servicing risk. We own 49.9% of PHH Home Loans and PHH owns the remaining 50.1%. The Company is not the primary beneficiary and therefore our financial results only reflect our proportionate share of the venture’s results of operations which are recorded using the equity method.

Relocation Services: Through our subsidiary, Cartus, we are a leading global provider of outsourced employee relocation services and the largest provider in the U.S. We offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move to facilitate a smooth transition in what otherwise may be a difficult process for both the employee and the employer.

Our relocation services business primarily offers its clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household moving services, visa and immigration support, intercultural and language training and group move management services. In addition to general residential housing trends, key drivers of our relocation services business are corporate spending and employment trends.

In January 2010, our relocation business acquired Primacy, a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The acquisition enabled Cartus to re-enter the U.S. government relocation business, increase its domestic operations, as well as expand the Company’s global relocation capabilities. Effective January 1, 2011, the Primacy business operates under the Cartus name.

In 2010, we assisted in over 148,000 relocations in over 160 countries for approximately 1,500 active clients, including over 60% of the Fortune 50 companies as well as affinity organizations. Cartus has offices in the U.S. as well as internationally in Swindon and Richmond, United Kingdom, Canada, Hong Kong, Singapore, China, Germany, France, Switzerland and The Netherlands.

Clients pay a fee for the services performed and we also receive commissions from third-party service providers, such as real estate brokers and household goods moving service providers. The majority of our clients pay interest on home equity advances and nearly all clients reimburse all other costs associated with our services, including, where required, repayment of home equity advances and reimbursement of losses on the sale of homes purchased. We believe we provide our relocation clients with exceptional service which leads to client retention. As of December 31, 2010, our top 25 relocation clients had an average tenure of 18 years with us. In addition, our relocation services business generates revenue for our other businesses because the clients of our relocation services business often utilize the services of our franchisees and company owned brokerage offices as well as our title and settlement services.

Title and Settlement Services: In most real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the purchaser and/or the mortgage lender against loss or damage in the event that title is not transferred properly and to insure free and clear ownership of the property to the buyer. Our title and settlement services business, which we refer to as TRG, assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to customers, real estate companies, including our company owned real estate brokerage and relocation services businesses as well as a targeted channel of large financial institution clients including PHH. In addition to our own title settlement services, we also coordinate a nationwide network of attorneys, title agents and notaries to service financial institution clients on a national basis.

Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services. We provide many of these services in connection with transactions in which our company owned real estate brokerage and relocation services businesses are participating. During 2010, approximately 39% of the customers of our company owned brokerage offices where we offer title coverage also utilized our title and settlement services. Fees for escrow and closing services are generally separate and distinct from premiums paid for title insurance and other real estate services. We also derive revenues by providing our title and settlement services to various financial institutions in the mortgage lending industry. Such revenues are primarily derived from providing our services to their customers who are refinancing their mortgage loans.

We also serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions. Our title insurance underwriter is licensed in 25 states and Washington, D.C. Our title underwriting operation generally earns revenues through the collection of premiums on policies that it issues.

Industry Trends

Industry definition: We primarily operate in the U.S. residential real estate industry and derive the majority of our revenues from serving the needs of buyers and sellers of existing homes rather than those of new homes. Residential real estate brokerage companies typically realize revenues in the form of a commission that is based on a percentage of the price of each home sold. As a result, the real estate industry generally benefits from rising home prices and increased volume of homesales (and conversely is harmed by falling prices and decreased volume of homesales). We believe that existing home transactions and the services associated with these transactions, such as mortgage origination, title services and relocation services, represent the most attractive segment of the residential real estate industry for the following reasons:

•

The existing homesales segment represents a significantly larger addressable market than new homesales. Of the approximately 5.2 million homesales in the U.S. in 2010, NAR estimates that approximately 4.9 million were existing homesales, representing approximately 94% of the overall sales as measured in units; and

•	Existing homesales afford us the opportunity to represent either the buyer or the seller and in some cases both sides.

We also believe that the traditional broker-assisted business model compares favorably to alternative channels of the residential brokerage industry, such as discount brokers and “for sale by owner” for the following reasons:

•

A real estate transaction has certain characteristics that we believe are best-suited for full-service brokerages, including large monetary value, low transaction frequency, wide cost differential among choices, high buyers’ subjectivity regarding styles, tastes and preferences, and the consumer’s need for a high level of personalized advice, specific marketing and technology services and support given the complexity of the transaction; and

•

We believe that the enhanced service and value offered by a traditional agent or broker is such that using a traditional agent or broker will continue to be the primary method of buying and selling a home in the long term.

Cyclical nature of industry: The existing homesale real estate industry is cyclical in nature and has historically shown strong growth though it has been in a significant and lengthy downturn since the second half of 2005. According to NAR, the existing homesale transaction volume (the product of the median homesale price and existing homesale transactions) was approximately $849 billion in 2010 and grew at a compound annual growth rate, or CAGR, of 7.2% over the 1972-2010 period. In addition, based on information published by NAR:

•

With the exception of the price declines in 2007-2009, median existing homesale prices did not decline from the prior year in any year since 1973, including during four economic recessions, and from 1972 through 2010 median prices have increased at a CAGR of 5.0% (not adjusted for inflation);

•	Existing homesale units increased at a CAGR of 2.1% over the 1972-2010 period, during which period units increased 23 times on an annual basis, versus 15 annual decreases;

•

There have been three instances since 1972 when existing homesale transaction volume declined for at least two consecutive years. The first period was from 1980 through 1982, when existing homesale transaction volume declined by more than 13% per year for three years. The second period was from 1989 through 1990 when existing homesale transaction volume declined by 1% in 1989 and 1990. More recently home sale transaction volume has been down every year since 2006 although the severity of the declines moderated in 2009 and 2010; and

•	Existing homesale transaction volume (based on median prices) has historically experienced significant growth following prior national economic and housing corrections.

The industry has been in a significant and lengthy downturn that initially began in 2005 after having experienced significant growth in the first half of the decade. Based upon data published by NAR, from December 2005 through December 2010, annual U.S. existing homesale units declined by 31% and the median price of U.S. existing homesale units declined by 21%. In response to the housing downturn, the U.S. government implemented certain actions during the past several years to assist in a stabilization and/or a recovery of the residential real estate market. These measures have included: (1) the placement of Fannie Mae and Freddie Mac in conservatorship in September 2008 and the funding of over $130 billion to these entities to backstop shortfalls in their capital requirements; (2) the establishment, and subsequent expansion and extension, of a federal homebuyer tax credit for qualified buyers (that, as extended, required signed contracts on or before April 30, 2010); (3) as part of a broader plan to bring stability to credit markets and stimulate the housing market, the purchase of mortgage-backed securities by the Federal Reserve in an attempt to maintain low mortgage rates; (4) the continuation of the 2008 higher loan limits for FHA, Freddie Mac and Fannie Mae loans through September 30, 2011; and (5) the availability of low-cost refinancing through Fannie Mae and Freddie Mac to certain homeowners negatively impacted by falling home prices, encouraging lenders to modify loan terms with borrowers at risk of foreclosure or already in foreclosure.

Based in part on these measures, during 2010, the residential real estate market has shown signs of stabilization although the second half of 2010 was weaker than the second half of 2009 and the first half of 2010 due to the expiration of the federal homebuyer tax credits. As of January 2011, NAR reported that existing annual homesale transactions decreased 5% in 2010 to 4.9 million units while the median price of U.S. existing homesale units remained flat.

2011/2012 Industry outlook: As of their most recent releases, NAR is forecasting an 5% increase in existing homesale transactions for 2011 compared to 2010, and a 4% increase in existing homesale transactions for 2012 compared to 2011; and Fannie Mae is forecasting a 6% increase in existing homesale transactions for 2011 compared to 2010, and a 7% increase in existing homesale transactions for 2012 compared to 2011.

The table below shows NAR’s and Fannie Mae’s forecast of homesale transactions for the four quarters of 2011 compared to 2010. As the table indicates, the first half of 2011 is expected to compare unfavorably to the first half of 2010, due largely to the stimulus provided in the first half of 2010 by the 2010 homebuyer tax credit.

	2011 vs. 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Number of Homesales
Industry
NAR (a)	(1%)	(10%)	24%	12%
Fannie Mae (a)	(1%)	(7%)	26%	11%

(a)	Existing homesale data is as of the most recent NAR and Fannie Mae press releases.

With respect to homesale prices, NAR’s most recent release is forecasting median homesale prices for 2011 compared to 2010 to decrease 2% and increase 3% for 2012 compared to 2011. Fannie Mae’s most recent forecast shows a 5% decrease in median homesale price for 2011 compared to 2010 followed by a 1% increase for 2012 compared to 2011.

Recent industry indicators: Consistent with the industry outlook for 2011, we believe that recent indicators point to some positive signs for the residential real estate market:

•	NAR reported that sequential existing homesale transactions (on a seasonally adjusted month-over-month basis) increased an average of 3.2% per month from July 2010 to April 2011.

•

According to NAR, the median price of existing homes appears to have stabilized with a median price of $164,700 in January 2009, which increased to $170,500 in December 2009, and was $168,800 in December 2010.

•

Interest rates continue to be at low levels, albeit at slightly higher rates than the historically low levels seen during the second half of 2010. According to Freddie Mac, interest rates on commitments for fixed-rate first mortgages have decreased from 6.0% in 2008 to 4.7% in 2010.

•

The housing affordability index has improved as a result of homesale price declines and lower mortgage interest rates. The housing affordability index has increased from 138 in 2008, to 169 in 2009 to 174 in 2010 to 188 in March 2011. An index above 100 signifies that a family earning the median income has more than enough income to qualify for a mortgage loan on a median-priced home, assuming a 20 percent down payment.

We are not certain whether these signs of stabilization will lead to a housing recovery. Factors that may affect a recovery include:

•	higher mortgage rates as well as reduced availability of mortgage financing;

•	the potential for increased home inventory from banks that are currently holding foreclosed properties;

•	homeowners unable or unwilling to enter into homesale transactions due to negative equity in their existing homes;

•	continuing high levels of unemployment and relatively low level of consumer confidence;

•	the economic recovery in the U.S. not being sustained or, if sustained, resulting in only modest economic growth;

•	home ownership levels in the U.S. not stabilizing or improving; and

•	the impact of legislative or regulatory reform, including but not limited to reform that materially adversely impacts the financing of the U.S. housing market.

(See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Current Industry Trends” for a discussion of recent and potential new legislation affecting the financing of the U.S. housing market.) Consequently, we cannot predict when the residential real estate industry will return to a period of sustainable growth.

Favorable long-term demographics: We believe that long-term demand for housing and the growth of our industry is primarily driven by affordability, the economic health of the domestic economy, positive demographic trends such as population growth, increases in the number of U.S. households, low interest rates, increases in renters that qualify as homebuyers and locally based dynamics such as demand relative to supply. We believe that the housing market will benefit over the long term from expected positive fundamentals, including the following demographic factors:

•

the number of U.S. households grew from 94 million in 1991 to 118 million in 2010, increasing at a rate of 1% per year on a CAGR basis. According to the Joint Center for Housing Studies at Harvard University, such annual growth trend is expected to continue through 2020 with an average of 1.2 to 1.4 million households projected to be formed annually from 2010 to 2020 (assumes expanded immigration);

•	aging echo boomers (i.e., children born to baby boomers) are expected to drive most of the next U.S. household growth; and

•	according to NAR, the number of renters that qualify to buy a median priced home increased from 11 million in 2000 to 14 million in 2010.

Participation in Multiple Aspects of the Residential Real Estate Market

We participate in services associated with many aspects of the residential real estate market. Our four complementary businesses and mortgage joint venture allow us to generate revenue at various points in the transactional process, including listing of homes, assisting buyers in home searches, corporate relocation services, settlement and title services, and franchising of our brands. The businesses each benefit from our deep understanding of the industry, strong relationships with real estate brokers, sale associates and other real estate professionals and expertise across the transactional process. Unlike other industry participants who offer only one or two services, we can offer homeowners, our franchisees and our corporate and government clients ready access to numerous associated services that facilitate and simplify the home purchase and sale process. These services provide further revenue opportunities for the Company’s owned businesses and those of our franchisees. Specifically, our brokerage offices and those of our franchisees participate in purchases and sales of homes involving relocations of corporate transferees using Cartus relocation services and we offer customers (purchasers and sellers) of both our owned and franchised brokerage businesses convenient title and settlement services. These services produce incremental revenues for our businesses and franchisees. In addition, we participate in the mortgage process through our 49.9% ownership of PHH Home Loans. In some instances, all four of our businesses can derive revenue from the same real estate transaction.

Our Brands

Our brands are among the most well known and established real estate brokerage brands in the real estate industry. As of March 31, 2011, our franchise system had approximately 14,600 franchised and company owned offices and 260,400 independent sales associates operating under our franchise and proprietary brands in the U.S. and other countries and territories around the world, which includes approximately 740 of our company owned and operated brokerage offices. In 2010, based on NAR’s historical survey data and our own results, we were involved, either through our franchise operations of our franchisees or our company owned brokerages, in approximately 23% of all existing homesale transaction volume (sides times price) for domestic transactions involving a real estate brokerage firm.

Our real estate franchise brands, excluding proprietary brands that we own, are listed in the following chart, which includes information as of March 31, 2011 (December 31, 2010, with respect to U.S. annual sides) for both our franchised and company owned offices:

Worldwide Offices (1)	200	7,900	3,200	2,500	560	160
Worldwide Brokers and Sales Associates (1)	7,000	119,200	87,200	30,700	12,000	2,000
U.S. Annual Sides (As of December 31, 2010)	19,820	394,521	609,266	104,114	39,846	N/A
# Countries with Owned or Franchised Operations	1	71	49	42	42	26
Characteristics	Fast-growing real estate brand launched in July 2008 Unique relationship with a leading media company, including largest magazine in the U.S.	World’s largest residential real estate sales organization Identified by consumers as the most recognized name in real estate Significant international office footprint	Longest running national real estate brand in the U.S. (104 years) Known for innovative consumer services, marketing and technology	Driving value through innovation and collaboration Highest percentage of international offices among Realogy brands	Synonymous with luxury Strong ties to auction house established in 1744 Rapid international growth	A leading commercial real estate franchise organization Serves wide range of clients from corporations to small businesses to individual clients and investors

(1)	Includes offices and related brokers and sales associates of franchisees of master franchisors.

Real Estate Franchise Services

Our primary objectives as the largest franchisor of residential real estate brokerages in the world are to sell new franchises, retain existing franchises, create or acquire new brands and, most importantly, provide support to our franchisees in a way that enables them to manage their business more effectively. At March 31, 2011, our real estate franchise system had approximately 14,600 offices worldwide in 100 countries and territories in North and South America, Europe, Asia, Africa, the Middle East and Australia, including approximately 6,600 brokerage offices in the U.S.

While 2010 was a year in which our total number of offices and franchisees remained constant and followed a year in which we experienced some contraction due to the housing downturn, we have generated significant growth over the years in our real estate franchise business by new franchise sales, increasing the number of international master franchise agreements and increasing the geographic footprint of our franchisees. The broad geographic distribution of our franchisees mitigates the risk of extreme local or regional economic downturns. During 2010, none of our franchisees (other than our company owned brokerage operations) generated more than 1% of our real estate franchise business revenues.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ gross commission income earned from real estate transactions. In general, we provide our franchisees with a license to use the brands’ service marks, tools and systems in connection with their business, educational materials which contain recommended methods, specifications and procedures for operating the franchise, extensive training programs and assistance, and a national marketing program and related services. We operate and maintain an Internet-based reporting system for our domestic franchisees which allows them to electronically transmit listing information, transactions, reporting information and other relevant reporting data. We also own and operate websites for each of our brands for the benefit of our franchisees. We believe that one of our strengths is the strong relationships that we have with our franchisees as evidenced by the franchisee retention rate of 95% in 2010. Our retention rate represents the annual gross commission income as of December 31 of the previous year generated by our franchisees that remain in the franchise system on an annual basis, measured against the annual gross commission income of all franchisees as of December 31 of the previous year. On average, our franchisees’ tenure with our brands is approximately 18 years as of December 31, 2010.

The franchise agreements impose restrictions on the business and operations of the franchisees and require them to comply with the operating and identity standards set forth in each brand’s policy and procedures manuals. A franchisee’s failure to comply with these restrictions and standards could result in a termination of the franchise agreement. The franchisees generally are not permitted to terminate the franchise agreements under any circumstances, and in those cases where termination rights do exist, they are very limited (e.g., if the franchisee retires, becomes disabled or dies). Generally, the domestic franchise agreements have a term of ten years and require the franchisees to pay us an initial franchise fee of up to $35,000 for the franchisee’s principal office, plus, upon the receipt of any commission income, a royalty fee, in most cases, equal to 6% of such income. Each of our franchise systems (other than Coldwell Banker Commercial®) offers a volume incentive program, whereby each franchisee is eligible to receive a portion of the royalties paid upon the satisfaction of certain conditions. The amount of the volume incentive varies depending upon the franchisee’s annual gross revenue subject to royalty payments for the prior calendar year. Under the current form of franchise agreements, the volume incentive varies for each franchise system, and ranges from zero to 3% of gross revenues. We provide a detailed table to each franchisee that describes the gross revenue thresholds required to achieve a volume incentive and the corresponding incentive amounts. We reserve the right to increase or decrease the percentage and/or dollar amounts in the table, subject to certain limitations. Our company owned brokerage offices do not participate in the volume incentive program. Franchisees and company owned offices are also required to make monthly contributions to national advertising funds maintained by each brand for the creation and development of advertising, public relations and other marketing programs.

Under certain circumstances, we extend conversion notes (development advance notes were issued prior to 2009) to eligible franchisees for the purpose of providing an incentive to join the brand, to renew their franchise agreements, or to facilitate their growth opportunities. Growth opportunities include the expansion of franchisees’ existing businesses by opening additional offices through the consolidation of operations of other franchisees as well as through the acquisition of offices operated by independent brokerages. Many franchisees use the proceeds from the conversion notes to change stationery, signage, business cards and marketing materials or to assist in acquiring companies. The notes are not funded until appropriate credit checks and other due diligence matters are completed and the business is opened and operating under one of our brands. Upon satisfaction of certain performance based thresholds, the loans are forgiven over the term of the franchise agreement.

In addition to offices owned and operated by our franchisees, we, through our NRT subsidiary, own and operate approximately 740 offices under the following names: Coldwell Banker®, ERA®, Sotheby’s International Realty®, The Corcoran Group® and Citihabitats. NRT pays intercompany royalty fees and marketing fees to our real estate franchise business in connection with its operation of these offices. These fees are recognized as income or expense by the applicable segment level and eliminated in the consolidation of our businesses. NRT is not eligible for any volume incentives.

In the U.S. and generally in Canada, we employ a direct franchising model whereby we contract with and provide services directly to independent owner-operators. In other parts of the world, we employ either a master franchise model, whereby we contract with a qualified, experienced third party to build a franchise enterprise in such third party’s country or region, or a direct franchising model. Under the master franchise model, we typically enter into long term franchise agreements (often 25 years in duration) and receive an initial area development fee and ongoing royalties. The ongoing royalties are generally a percentage of the royalties received by the master franchisor from its franchisees with which it contracts.

We also offer service providers an opportunity to market their products to our franchisees and their independent sales associates and customers through our Preferred Alliance Program. To participate in this program, service providers generally pay us an initial licensing fee, subsequent commissions based upon our franchisees’ or independent sales associates’ usage of the preferred alliance vendors, or both. In connection with the spin-off of PHH, Cendant’s former mortgage business, PHH Mortgage, the subsidiary of PHH that conducts mortgage financing, is the only provider of mortgages for customers of our franchisees that we endorse. We receive a fee for licensing our brands and for allowing the vendors promotional opportunities on websites and in offices and at periodic group events.

We own the trademarks “Century 21®,” “Coldwell Banker®,” “Coldwell Banker Commercial®,” “ERA®” and related trademarks and logos, and such trademarks and logos are material to the businesses that are part of our real estate business. Our franchisees and our subsidiaries actively use these trademarks, and all of the material trademarks are registered (or have applications pending) with the United States Patent and Trademark Office as well as with corresponding trademark offices in major countries worldwide where these businesses have significant operations.

We have an exclusive license to own, operate and franchise the Sotheby’s International Realty® brand to qualified residential real estate brokerage offices and individuals operating in eligible markets pursuant to a license agreement with SPTC Delaware LLC, a subsidiary of Sotheby’s (“Sotheby’s”). Such license agreement has a 100-year term, which consists of an initial 50-year term and a 50-year renewal option. In connection with our acquisition of such license, we also acquired the domestic residential real estate brokerage operations of Sotheby’s which are now operated by NRT. We pay a licensing fee to Sotheby’s for the use of the Sotheby’s International Realty® name equal to 9.5% of the royalties earned by our Real Estate Franchise Services Segment attributable to franchisees affiliated with the Sotheby’s International Realty® brand, including brokers in our company owned offices.

In October 2007, we entered into a long-term license agreement to own, operate and franchise the Better Homes and Gardens® Real Estate brand from Meredith. The license agreement between Realogy and Meredith became operational on July 1, 2008 and is for a 50-year term, with a renewal option for another 50 years at our option. At March 31, 2011, we had approximately 200 offices with 7,000 independent sales associates operating under the Better Homes and Gardens® Real Estate brand name.

Each of our brands has a consumer web site that offers real estate listings, contacts and services. Century21.com, coldwellbanker.com, coldwellbankercommercial.com, sothebysrealty.com, era.com and bhgrealestate.com are the official websites for the Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, Sotheby’s International Realty®, ERA® and Better Homes and Gardens® real estate franchise systems, respectively.

Company Owned Real Estate Brokerage Services

Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas in the U.S. Our company owned real estate brokerage business operates under the Coldwell Banker®, ERA® and Sotheby’s International Realty® franchised brands as well as proprietary brands that we own, but do not currently franchise, such as The Corcoran Group® and Citihabitats. In addition, under NRT, we operate a large independent REO residential asset manager, which focuses on bank-owned properties. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders and the profitability of this business is historically countercyclical to the overall state of the housing market. As of March 31, 2011, we had approximately 740 company owned brokerage offices, approximately 5,000 employees and approximately 43,000 independent sales associates working with these company owned offices

Our real estate brokerage business derives revenue primarily from sales commissions received at the closing of real estate transactions, which we refer to as gross commission income. For the year ended December 31, 2010, our average homesale broker commission rate was 2.48% which represents the average commission rate earned on either the “buy” side or the “sell” side of a homesale transaction. Generally in U.S. homesale transactions, the broker for the home seller instructs the closing agent to pay a portion of the sales commission to the broker for the buyer and keeps the remaining portion of the homesale commission. In addition, as a full-service real estate brokerage company, we promote the complementary services of our relocation and title and settlement services businesses, in addition to PHH Home Loans. We believe we provide integrated services that enhance the customer experience.

When we assist the seller in a real estate transaction, our independent sales associates generally provide the seller with a full service marketing program, which may include developing a direct marketing plan for the property, assisting the seller in pricing the property and preparing it for sale, listing it on multiple listing services, advertising the property (including on websites), showing the property to prospective buyers, assisting the seller in sale negotiations, and assisting the seller in preparing for closing the transaction. When we assist the buyer in a real estate transaction, our independent sales associates generally help the buyer in locating specific properties that meet the buyer’s personal and financial specifications, show properties to the buyer, assist the buyer in negotiating (where permissible) and in preparing for closing the transaction.

At March 31, 2011, we operated approximately: 90% of our offices under the Coldwell Banker® brand name, 5% of our offices under The Corcoran Group® and Citihabitats brand names, 4% of our offices under the Sotheby’s International Realty® brand name, and 1% of our offices under the ERA® brand name. Our offices are geographically diverse with a strong presence in the east and west coast areas, where home prices are generally higher. We operate our Coldwell Banker® offices in numerous regions throughout the U.S., our Sotheby’s International Realty® offices in several regions throughout the U.S, our Corcoran® Group offices in New York City, the Hamptons (New York), and Palm Beach, Florida and our ERA® offices in Pennsylvania.

We intend to grow our business both organically and through strategic acquisitions. To grow organically, we will focus on working with office managers to recruit, retain and develop effective independent sales associates that can successfully engage and earn fees from new clients. We will continue to shift a portion of our traditional print media marketing to technology media marketing. We also intend to actively monitor expenses to increase efficiencies and perform restructuring activities to streamline operations as deemed necessary.

We have a dedicated group of professionals whose function is to identify, evaluate and complete acquisitions. We are continuously evaluating acquisitions that will allow us to enter into new markets and to expand our market share in existing markets through smaller “tuck-in” acquisitions. Following completion of an acquisition, we consolidate the newly acquired operations with our existing operations. By consolidating operations, we reduce or eliminate duplicative costs, such as advertising, rent and administrative support. By utilizing our existing infrastructure to support a broader network of independent sales associates and revenue base, we can enhance the profitability of our operations. We also seek to enhance the profitability of newly acquired operations by increasing the productivity of the acquired brokerages’ independent sales associates. We provide these independent sales associates with specialized tools, training and resources that are often unavailable at smaller firms, such as access to sophisticated information technology and ongoing technical support, increased advertising and marketing support, relocation referrals, and a wide offering of brokerage-related services.

Our real estate brokerage business has a contract with Cartus under which the brokerage business provides brokerage services to relocating employees of the clients of Cartus. When receiving a referral from Cartus, our brokerage business seeks to assist the buyer in completing a homesale or home purchase. Upon completion of a homesale or home purchase, our brokerage business receives a commission on the purchase or sale of the property and is obligated to pay Cartus a portion of such commission as a referral fee. We believe that these fees are comparable to the fees charged by other relocation companies.

PHH Home Loans, our home mortgage venture with PHH, a publicly traded company, has a 50-year term, subject to earlier termination upon the occurrence of certain events or at our election at any time after January 31, 2015 by providing two years notice to PHH. We own 49.9% of PHH Home Loans and PHH owns the remaining 50.1%. PHH may terminate the venture upon the occurrence of certain events or, at its option, after January 31, 2030. Such earlier termination would result in (i) PHH selling its interest to a buyer designated by us or (ii) requiring PHH to buy our interest. In either case, the purchase price would be the fair market value of the interest sold. All mortgage loans originated by the venture are sold to PHH or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, we have no mortgage servicing rights asset risk. PHH Home Loans is the exclusive recommended provider of mortgages for our company owned real estate brokerage business (unless exclusivity is waived by PHH).

Relocation Services

Through our subsidiary, Cartus, we are a leading global provider of outsourced employee relocation services.

We primarily offer corporate clients employee relocation services, such as:

•

homesale assistance, including the evaluation, inspection, purchasing and selling of a transferee’s home; the issuance of home equity advances to transferees permitting them to purchase a new home before selling their current home (these advances are generally guaranteed by the client); certain home management services; assistance in locating a new home; and closing on the sale of the old home, generally at the instruction of the client;

•	expense processing, relocation policy counseling, relocation-related accounting, including international assignment compensation services, and other consulting services;

•

arranging household goods moving services, with approximately 66,000 domestic and international shipments in 2010, and providing support for all aspects of moving a transferee’s household goods, including the handling of insurance and claim assistance, invoice auditing and quality control;

•	visa and immigration support, intercultural and language training, and expatriation/repatriation counseling and destination services; and

•	group move management services providing coordination for moves involving a large number of transferees to or from a specific regional area over a short period of time.

The wide range of our services allows our clients to outsource their entire relocation programs to us.

In January 2010, our relocation business acquired Primacy, a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The acquisition enabled Cartus to re-enter the U.S. government relocation business, increase its domestic operations, as well as expand the Company’s global relocation capabilities. Effective January 1, 2011, the Primacy business operates under the Cartus name.

In 2010, we assisted in over 148,000 relocations in over 160 countries for approximately 1,500 active clients, including over 60% of the Fortune 50 companies as well as affinity organizations. Cartus has offices in the U.S. as well as internationally in Swindon and Richmond, United Kingdom, Canada, Hong Kong, Singapore, China, Germany, France, Switzerland and The Netherlands.

Under relocation services contracts with our clients, homesale services have historically been classified into two types, “at risk” and “no risk.” Under “at risk” contracts, our relocation business enters into homesale transactions whereby we acquire the home being sold by relocating employees and bear the risk of all expenses associated with acquiring, carrying and selling the home, including potential loss on sale. In early 2008, the Company exited most of its “at risk” contracts as a result of the “at risk” business becoming unprofitable in 2007 due to the continued downturn in the U.S. residential real estate market and the losses incurred on the sale of “at risk” homes. We believe the terms of the “at risk” government contracts we acquired in the Primacy acquisition are structured in a manner that mitigates risks associated with a downturn in the residential real estate market—in contrast to the “at risk” government business that we exited. As of December 31, 2010, “at risk” client contracts represented less than 1% of Cartus’ total client contracts.

Under “no risk” contracts, which at December 31, 2010 accounted for greater than 99% of our clients, the client is responsible for payment of all direct expenses associated with the homesale. Such expenses include, but are not limited to, appraisal, inspection and real estate brokerage commissions. The client also bears the risk of loss on the re-sale of the transferee’s home. Clients are responsible for payment of all other direct costs associated with the relocation, including, but not limited to, costs to move household goods, mortgage origination points, temporary living and travel expenses. Generally we fund the direct expenses associated with the homesale as well as those associated with the relocation on behalf of the client and the client then reimburses us for these costs plus interest charges on the advanced money. This limits our exposure on “no risk” homesale services to the credit risk of our clients rather than to the potential fluctuations in the real estate market or to the creditworthiness of the individual transferring employee. Historically, due to the credit quality of our clients, we have had minimal losses with respect to “no risk” homesale services.

Under “at risk” contracts, we pay for all direct expenses (acquisition, carrying and selling costs) associated with the homesale and bear any loss on the sale of the home. As with the “no-risk” contracts, clients with “at risk” contracts bear the non-homesale related direct costs associated with the relocation though we generally advance these expenses and the client reimburses us inclusive of interest charges on the advanced money.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client. If a client terminates its contract, we will be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred to the time of termination.

We earn commissions primarily from real estate brokers and van lines that provide services to the transferee. The commissions earned allow us pricing flexibility for the fees we charge our clients. We have created the Cartus Broker Network, which is a network of real estate brokers consisting of our company owned brokerage operations, select franchisees and independent real estate brokers who have been approved to become members. Member brokers of the Cartus Broker Network receive referrals from our relocation services business in exchange for a referral fee. The Cartus Broker Network closed approximately 57,000 properties in 2010 and accounted for approximately 6% of our relocation revenue.

About 7% of our relocation revenue in 2010 was derived from our affinity services, which provide real estate and relocation services, including home buying and selling assistance, as well as mortgage assistance and moving services, to organizations such as insurance companies, credit unions and airline companies that have established members. Often these organizations offer our affinity services to their members at no cost and, where permitted, provide their members with a financial incentive for using these services. This service helps the organizations attract new members and retain current members.

Title and Settlement Services

Our title and settlement services business, TRG, provides full-service title and settlement (i.e., closing and escrow) services to real estate companies and financial institutions. We act in the capacity of a title agent and sell title insurance to property buyers and mortgage lenders. We issue title insurance policies on behalf of large national underwriters and through our wholly-owned underwriter, Title Resources Guaranty Company (“TRGC”), which we acquired in January 2006. We are licensed as a title agent in 38 states and Washington, D.C., and have physical locations in 25 states and Washington, D.C. We operate mostly in major metropolitan areas. As of March 31, 2011, we had approximately 360 offices, 238 of which are co-located within one of our company owned brokerage offices.

Virtually all lenders require their borrowers to obtain title insurance policies at the time mortgage loans are made on real property. For policies issued through our agency operations, assuming no negligence on our part, we typically are liable only for the first $5,000 of loss for such policies on a per claim basis, with the title insurer being liable for any remaining loss. Title insurance policies state the terms and conditions upon which a title underwriter will insure title to real property. Such policies are issued on the basis of a preliminary report or commitment. Such reports are prepared after, among others, a search of public records, maps and other relevant documents to ascertain title ownership and the existence of easements, restrictions, rights of way, conditions, encumbrances or other matters affecting the title to, or use of, real property. To facilitate the preparation of preliminary reports, copies of public records, maps and other relevant historical documents are compiled and indexed in a title plant. We subscribe to title information services provided by title plants owned and operated by independent entities to assist us in the preparation of preliminary title reports. In addition, we own, lease or participate with other title insurance companies or agents in the cooperative operation of such plants.

The terms and conditions upon which the real property will be insured are determined in accordance with the standard policies and procedures of the title underwriter. When our title agencies sell title insurance, the title search and examination function is performed by the agent. The title agent and underwriter split the premium. The amount of such premium “split” is determined by agreement between the agency and underwriter, or is promulgated by state law. We have entered into underwriting agreements with various underwriters, which state the conditions under which we may issue a title insurance policy on their behalf.

Our company owned brokerage operations are the principal source of our title and settlement services business for resale transactions. Other sources of our title and settlement services resale business include our real estate franchise business and Cartus. Many of our offices have subleased space from, and are co-located within, our company owned brokerage offices, a strategy that is compliant with RESPA and any analogous state laws. The capture rate of our title and settlement services business from co-located company owned brokerage operations was approximately 39% in 2010. For refinance transactions, we generate revenues from PHH and other financial institutions throughout the mortgage lending industry.

Certain states in which we operate have “controlled business” statutes which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate service providers, on the other hand. For example, in California, a title insurer/agent cannot rely on more than 50% of its title orders from “controlled business sources,” which is defined as sources controlled by, or which control, directly or indirectly, the title insurer/agent, which would include leads generated by our company owned brokerage business. In those states in which we operate our title and settlement services business that have “controlled business” statutes, we comply with such statutes by ensuring that we generate sufficient business from sources we do not control.

We engage in a title insurance underwriting business through our Dallas-based subsidiary, TRGC. TRGC is a title insurance underwriter licensed in 25 states and Washington, D.C. TRGC underwrites a portion of the title insurance policies issued by our agency businesses.

We also derive revenues by providing our title and settlement services to various financial institutions in the mortgage lending industry. Such revenues are primarily derived from providing our services to customers who are refinancing their mortgage loans.

We also coordinate a national network of escrow and closing agents (some of whom are our employees, while others are attorneys in private practice and independent title companies) to provide full-service title and settlement services to a broad-based group that includes lenders, home buyers and sellers, developers, and independent real estate sales associates. Our role is generally that of an intermediary managing the completion of all the necessary documentation and services required to complete a real estate transaction.

We derive revenue through fees charged in real estate transactions for rendering the services described above as well as a percentage of the title premium on each title insurance policy sold. We provide many of these services in connection with our residential and commercial real estate brokerage and relocation operations. Fees for escrow and closing services are separate and distinct from premiums paid for title insurance and other real-estate services.

We intend to grow our title and settlement services business through the completion of acquisitions in new markets as well as those that complement existing operations. We also intend to grow by leveraging our existing geographic coverage, scale, capabilities and reputation into new offices not directly connected with our company owned brokerage offices and through continuing to enter into contracts and ventures with our franchisees that will allow them to participate in the title and settlement services business. We also plan to expand our underwriting operations into other states. We intend to continue our expansion of our lender channel by working with national lenders as their provider of settlement services.

Competition

Real Estate Franchise Business. Competition among the national real estate brokerage brand franchisors to grow their franchise systems is intense. Our largest national competitors in this industry include, but are not limited to, Prudential Real Estate Affiliates, Inc., Real Living (which includes the franchise business that had been conducted by GMAC Real Estate, LLC), RE/MAX International, Inc. and Keller Williams Realty, Inc. In addition, a real estate broker may choose to affiliate with a regional chain or choose not to affiliate with a franchisor but to remain unaffiliated. We believe that competition for the sale of franchises in the real estate brokerage industry is based principally upon the perceived value and quality of the brand and services, the nature of those services offered to franchisees, including the availability of financing, and the fees the franchisees must pay.

The ability of our real estate brokerage franchisees to compete with other real estate brokerages is important to our prospects for growth. Their ability to compete may be affected by the quality of independent sales associates, the location of offices, the services provided to independent sales associates, the number of competing offices in the vicinity, affiliation with a recognized brand name, community reputation and other factors. A franchisee’s success may also be affected by general, regional and local economic conditions. The potential negative effect of these conditions on our results of operations is generally reduced by virtue of the diverse geographical locations of our franchisees.

Real Estate Brokerage Business. The real estate brokerage industry is highly competitive, particularly in the metropolitan areas in which our owned brokerage businesses operate. In addition, the industry has relatively low barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based listing services. Companies compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts, and brokerage commissions. We compete with other national independent real estate organizations, including Home Services of America, franchisees of our brands and of other national real estate franchisors, franchisees of local and regional real estate franchisors, regional independent real estate organizations such as Weichert Realtors and Long & Foster Real Estate, discount brokerages; and smaller niche companies competing in local areas.

Relocation Business. Competition in our relocation business is based on service, quality and price. We compete primarily with global and regional outsourced relocation services providers. The larger outsourced relocation services providers that we compete with include SIRVA, Inc., Weichert Relocation Resources, Inc. and Prudential Real Estate and Relocation Services Inc.

Title and Settlement Business. The title and settlement business is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete with other title insurers, title agents and vendor management companies. The title and settlement business competes with a large, fragmented group of smaller underwriters and agencies. In addition, we compete with national competitors, including Fidelity National Title Insurance Company, First American Title Insurance Company, Stewart Title Guaranty Company and Old Republic Title Company.

Marketing

Franchise Operations

Each of our residential franchise brands operates a national advertising fund and our commercial brand operates a commercial marketing fund that is funded by our franchisees and our owned real estate brokerage operations. Either through our contracts with our franchisees or via contributions made by our company owned real estate brokerage operations, we are the largest contributor to each of these funds. The primary focus of each national advertising fund is to build and maintain brand awareness, which is accomplished through a variety of media, including increased use of Internet promotion. Our Internet presence, for the most part, features our entire listing inventory in our regional and national markets, plus community profiles, home buying and selling advice, relocation tips and mortgage financing information. Each brand manages a comprehensive system of marketing tools, systems and sales information and data that can be accessed through free standing brand intranet sites to assist independent sales associates in becoming the best marketer of their listings. In addition to the Sotheby’s International Realty® brand, a leading luxury brand, our franchisees and our company owned brokerages also participate in luxury marketing programs, such as Century 21® Fine Homes & EstatesSM, Coldwell Banker Previews®, and ERA International Collection®.

According to NAR, 89% of homebuyers used the Internet in their search for a new home in 2010. Our marketing and technology strategies focus on capturing this consumer and assisting in their purchase. Advertising is used by the brands to drive consumers to their respective websites. Significant focus is placed on developing each website to create value to the real estate consumer. Each website focuses on streamlined, easy search processes for listing inventory and rich descriptive details and multiple photos to market the listing on the brand website. Additionally, each brand website serves as a national distribution point for independent sales associates to market themselves to consumers to enhance the customer experience.

In order to improve our response times to buyers and sellers seeking real estate services, we developed LeadRouter, our proprietary lead management system. We believe LeadRouter provides a competitive advantage by improving the speed at which a brokerage can begin working with a customer. The system converts text to voice and transfers the lead to our agents within a matter of seconds providing our agents with the ability to quickly respond to the needs of a potential home buyer or seller. Additionally, LeadRouter provides the broker with an accountability tool to manage their agents and evaluate productivity.

Company Owned Brokerage Operations

Our company owned real estate brokerage business markets our real estate services and specific real estate listings primarily through individual property signage, the Internet, and by hosting open houses of our listings for potential buyers to view in person during an appointed time period. In addition, contacts and communication with other real estate sales associates, targeted direct mailings, and local print media, including newspapers and real estate publications, are effective for certain price points and geographical locations.

Our independent sales associates at times choose to supplement our marketing with specialized programs they fund on their own. We provide our independent sales associates with promotional templates and materials which may be customized for this opportunity.

In addition to our Sotheby’s International Realty® offices, we also participate in luxury marketing programs established by our franchisors, such as Coldwell Banker Previews® and the ERA International Collection®. The programs provide special services for buyers and sellers of luxury homes, with attached logos to differentiate the properties. Our independent sales associates are offered the opportunity to receive specific training and certification in their respective luxury properties marketing program. Properties listed in the program are highlighted through specific:

•	signage displaying the appropriate logo;

•	features in the appropriate section on the Company’s Internet site;

•	targeted mailings to prospective purchasers using specific mailing lists; and

•	collateral marketing material, magazines and brochures highlighting the property.

The utilization of information technology as a marketing tool has become increasingly effective in our industry, and we believe that trend will continue to increase. Accordingly, we have sought to become a leader among residential real estate brokerage firms in the use and application of technology. The key features of our approach are as follows:

•	The integration of our information systems with multiple listing services to:

•	provide property information on a substantial number of listings, including those of our competitors when possible to do so; and

•	integrate with our systems to provide current data for other proprietary technology within NRT, such as contact management technology.

•	The placement of our company listings on multiple websites.

The majority of these websites provide the opportunity for the customer to utilize different features, allowing them to investigate community information, view property information and print feature sheets on those properties, receive on-line updates, obtain mapping and property tours for open houses, qualify for financing, review the qualifications of our independent sales associates, receive home buying and selling tips, and view information on our local sales offices. The process usually begins with the browsing consumer providing search parameters to narrow their property viewing experience. Wherever possible, we provide at least six photographs of the property and/or a virtual tour in order to make the selection process as complete as possible. To make readily available the robust experience on our websites, we utilize paid web search engine advertising as a source for our consumers.

Most importantly, the browsing customer has the ability to contact us regarding their particular interest and receive a rapid response through our proprietary lead management system, LeadRouter.

Our independent sales associates have the ability to access professional support and information through various extranet sites in order to perform their tasks more efficiently. An example of this is the nationwide availability of a current “Do Not Call List” to assist them in the proper telemarketing of their services.

Employees

At March 31, 2011, we had approximately 10,500 employees, including approximately 700 employees outside of the U.S. None of our employees are subject to collective bargaining agreements governing their employment with us. We believe that our employee relations are good.

Sales Associate Recruiting and Training

Each real estate franchise system encourages, and provides some assistance and training with respect to, independent sales associate recruiting by franchisees. Each system separately develops its own branded recruiting programs that are tailored to the needs of its franchisees.

Each real estate brand provides training and marketing-related materials to its franchisees to assist them in the recruiting process. Each system’s recruiting program contains different materials and delivery methods. The marketing materials range from a detailed description of the services offered by our franchise system (which will be available to the independent sales associate) in brochure or poster format to audio tape lectures from industry experts. Live instructors at conventions and orientation seminars deliver some recruiting modules while other modules can be viewed by brokers anywhere in the world through virtual classrooms over the Internet. Most of the programs and materials are then made available in electronic form to franchisees over the respective system’s private intranet site. Many of the materials are customizable to allow franchisees to achieve a personalized look and feel and make modifications to certain content as appropriate for their business and marketplace.

Government Regulation

Franchise Regulation. The sale of franchises is regulated by various state laws, as well as by the Federal Trade Commission (the “FTC”). The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of the franchisor to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. The states with relationship or other statutes governing the termination of franchises include Arkansas, California, Connecticut, Delaware, Hawaii, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, Virginia, Washington, and Wisconsin. Puerto Rico and the Virgin Islands also have statutes governing termination of franchises. Some franchise relationship statutes require a mandated notice period for termination; some require a notice and cure period. In addition, some require that the franchisor demonstrate good cause for termination. These statutes do not have a substantial effect on our operations because our franchise agreements generally comport with the statutory requirements for cause for termination, and they provide notice and cure periods for most defaults. Where the franchisee is granted a statutory period longer than permitted under the franchise agreement, we extend our notice and/or cure periods to match the statutory requirements. In some states, case law requires a franchisor to renew a franchise agreement unless a franchisee has given cause for non-renewal. Failure to comply with these laws could result in civil liability to any affected franchisees. While our franchising operations have not been materially adversely affected by such existing regulation, we cannot predict the effect of any future federal or state legislation or regulation.

Real Estate Regulation. RESPA and state real estate brokerage laws restrict payments which real estate brokers, title agencies, mortgage brokers and other settlement service providers may receive or pay in connection with the sales of residences and referral of settlement services (e.g., mortgages, homeowners insurance and title insurance). Such laws may to some extent restrict preferred alliance and other arrangements involving our real estate franchise, real estate brokerage, settlement services and relocation businesses. Currently, several states prohibit the sharing of referral fees with a principal to a transaction. In addition, with respect to our company owned real estate brokerage, relocation and title and settlement services businesses, RESPA and similar state laws require timely disclosure of certain relationships or financial interests with providers of real estate settlement services.

On November 17, 2008, the Department of Housing and Urban Development (“HUD”) published a new final rule that seeks to simplify and improve disclosures regarding mortgage settlement services and encourage consumers to compare prices for such services by consumers. Parts of the new rule became effective on January 16, 2009 but the majority of the rule had a mandatory effective date of January 1, 2010. The material provisions of the new rule include: new Good Faith Estimate (“GFE”) and HUD-1 forms, permissibility of average cost pricing by settlement service providers, implementation of tolerance limits on various fees from the issuance of the GFE and the HUD-1 provided at closing, and disclosure of the title agent and title underwriter premium splits. TRG revised its systems and processes to be compliant with the new rule effective January 1, 2010 and conducted training for each of its applicable employees. To date there has not been any material impact (financial or otherwise) to the Company arising out of compliance with these new rules nor do we anticipate any future impact now that all processes and procedures have been fully implemented.

Our company owned real estate brokerage business is also subject to numerous federal, state and local laws and regulations that contain general standards for and prohibitions on the conduct of real estate brokers and sales associates, including those relating to the licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions, and advertising and consumer disclosures. Under state law, our real estate brokers have the duty to supervise and are responsible for the conduct of their brokerage businesses.

Regulation of Title Insurance and Settlement Services. Many states license and regulate title agencies/settlement service providers or certain employees and underwriters through their Departments of Insurance or other regulatory body. In many states, title insurance rates are either promulgated by the state or are required to be filed with each state by the agent or underwriter, and some states promulgate the split of title insurance premiums between the agent and underwriter. States sometimes unilaterally lower the insurance rates relative to loss experience and other relevant factors. States also require title agencies and title underwriters to meet certain minimum financial requirements for net worth and working capital. In addition, the insurance laws and regulations of Texas, the jurisdiction in which our title insurance underwriter subsidiary, TRGC, is domiciled, generally provide that no person may acquire control, directly or indirectly, of a Texas domiciled insurer, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the Texas Department of Insurance. Generally, any person acquiring beneficial ownership of 10% or more of our voting securities, including the notes , the Class A Common Stock, or a combination thereof, would be presumed to have acquired indirect control of our title insurance underwriter subsidiary unless the Texas Department of Insurance upon application determines otherwise. Each of our insurance underwriters is also subject to a holding company act in its state of domicile, which regulates, among other matters, investment policies and the ability to pay dividends.

Certain states in which we operate have “controlled business” statutes which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate service providers, on the other hand. We are aware of the states imposing such limits and monitor the others to ensure that if they implement such a limit that we will be prepared to comply with any such rule. “Controlled business” typically is defined as sources controlled by, or which control, directly or indirectly, the title insurer or agent. We are not aware of any pending controlled business legislation. A company’s failure to comply with such statutes could result in the non-renewal of the Company’s license to provide title and settlement services. We provide our services not only to our affiliates but also to third-party businesses in the geographic areas in which we operate. Accordingly, we manage our business in a manner to comply with any applicable “controlled business” statutes by ensuring that we generate sufficient business from sources we do not control. We have never been cited for failing to comply with a “controlled business” statute.

Properties

Corporate headquarters. Our corporate headquarters is located in leased offices at One Campus Drive in Parsippany, New Jersey. The lease expires in 2013 and can be renewed at our option for an additional five or ten years.

Real estate franchise services. Our real estate franchise business conducts its main operations at our leased offices at One Campus Drive in Parsippany, New Jersey.

Company owned real estate brokerage services. As of December 31, 2010, our company owned real estate brokerage segment leases approximately 5.5 million square feet of domestic office space under approximately 1,100 leases. Its corporate headquarters and one regional headquarters are located in leased offices at One Campus Drive, Parsippany, New Jersey. As of December 31, 2010, NRT leased seven facilities serving as regional headquarters, 22 facilities serving as local administration, training facilities or storage, and approximately 750 brokerage sales offices under approximately 931 leases. These offices are generally located in shopping centers and small office parks, generally with lease terms of one to five years. In addition, there are 67 leases representing vacant and/or subleased offices, principally relating to brokerage sales office consolidations.

Relocation services. Our relocation business has its main corporate operations in a leased building in Danbury, Connecticut with a lease term expiring in 2015. There are also four leased regional offices in the US, located in Lisle, Illinois; Irving, Texas; Omaha, Nebraska and Memphis, Tennessee which provide operation support services. Sales, Account Management and some operational support is provided out of Folsom, California; Irvine, California; and St. Louis Park, Minnesota. International offices include leased facilities in the United Kingdom, Hong Kong, Singapore, China, Germany, France, Switzerland, Canada and The Netherlands.

Title and settlement services. Our title and settlement services business conducts its main operations at a leased facility in Mount Laurel, New Jersey pursuant to a lease expiring in 2014. This business also has leased regional and branch offices in 25 states and Washington, D.C.

We believe that all of our properties and facilities are well maintained.

Legal Proceedings

Legal—Real Estate Business

The following litigation relates to Cendant’s Real Estate business, and pursuant to the Separation and Distribution Agreement, we have agreed to be responsible for all of the related costs and expenses.

Frank K. Cooper Real Estate #1, Inc. v. Cendant Corp. and Century 21 Real Estate Corporation (N.J. Super. Ct. L. Div., Morris County, New Jersey). In 2002, Frank K. Cooper Real Estate #1, Inc. filed the Cooper Litigation against Cendant and Cendant’s subsidiary, Century 21. The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages or otherwise improperly charged expenses to the Century 21 advertising fund. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and the Notice Administrator lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, the Notice Administrator has advised us that the notice of pendency of the action was mailed to possible class members on March 4, 2011, and a summary of that notice has been published in various print and online media. Following many months of effort directed at class identification, the case has now moved to very active discovery on the merits. Motions are also pending seeking to enjoin certain Century 21 contractual practices associated with amendments or financial settlements that result in franchisees signing waivers of claims asserted on their behalf as class members in the Cooper Litigation. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

Realogy Corporation v. Triomphe Partners and Triomphe Immobilien (AAA/District New York). Realogy initiated binding arbitration proceedings to collect sums due to it, plus attorneys fees and costs, from the former master franchisor of the Coldwell Banker brand for 28 countries in Eastern and Western Europe. Realogy also seeks a declaration that it properly terminated the international franchise contracts because Triomphe failed to properly cure pending defaults. Triomphe has asserted a counterclaim alleging that the contracts were not properly terminated and that the contracts were terminated in violation of the Illinois Franchise Practices Act. Triomphe seeks damages for lost profits, as well as attorneys’ fees and costs. Arbitration proceedings were held in July and November 2009, and in January and March 2010. By decision dated August 4, 2010, the arbitrators found that Realogy properly terminated the franchise contracts for failing to meet minimum office requirements but denied Realogy’s monetary claim. All of the former master franchisor’s counterclaims were denied. All parties are to bear their own attorneys’ fees and costs, and to share equally the costs of the arbitration. On November 5, 2010, Triomphe appealed the arbitrators’ decision. Briefs have been filed by both parties and a ruling on Realogy’s motion to dismiss the appeal is pending.

We are involved in certain other claims and legal actions arising in the ordinary course of our business. While the results of such claims and legal actions cannot be predicted with certainty, we do not believe based on information currently available to us that the final outcome of these proceedings will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

***

The Company also monitors litigation and claims asserted against other industry participants together with new statutory and regulatory enactments for potential impacts to its business. Two key areas that the Company is currently monitoring are RESPA compliance and rules concerning use of customer information with affiliates. Although the Company responds, as appropriate, to these developments, such developments may impose costs or obligations that adversely affect the Company’s business operations or financial results.

Legal—Cendant Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among Cendant, Realogy, Wyndham Worldwide and Travelport, each of Realogy, Wyndham Worldwide and Travelport have assumed certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses. In addition, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of Cendant or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham Worldwide, Travelport and/or Cendant’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from Cendant.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding individuals who currently serve as the executive officers and directors of Realogy and Holdings. The age of each individual in the table below is as of December 31, 2010.

Name	Age	Position(s)
Henry R. Silverman	70	Non-Executive Chairman of the Board
Richard A. Smith	57	President, Chief Executive Officer and Director
Anthony E. Hull	52	Executive Vice President, Chief Financial Officer and Treasurer
Marilyn J. Wasser	55	Executive Vice President, General Counsel and Corporate Secretary
David J. Weaving	44	Executive Vice President and Chief Administrative Officer
Kevin J. Kelleher	56	President and Chief Executive Officer, Cartus Corporation
Alexander E. Perriello, III	63	President and Chief Executive Officer, Realogy Franchise Group
Bruce Zipf	54	President and Chief Executive Officer, NRT LLC
Donald J. Casey	49	President and Chief Executive Officer, Title Resource Group
Dea Benson	55	Senior Vice President, Chief Accounting Officer and Controller
Marc E. Becker	38	Director
V. Ann Hailey	59	Director
Scott M. Kleinman	37	Director
M. Ali Rashid	34	Director

Henry R. Silverman has served as our Non-Executive Chairman of the Board since November 2007 and from February 2009 to February 2011, he served as Chief Operating Officer of Apollo Global Management, LLC. Mr. Silverman serves as a director and Vice Chairman of the Board, and a member of the Executive Committee of the manager, of Apollo Global Management, LLC. From November 2007 until February 2009, Mr. Silverman served as a consultant to Apollo. He served as our Chairman of the Board, Chief Executive Officer and a director since our separation from Cendant in July 2006 until November 13, 2007. Mr. Silverman was Chief Executive Officer and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in August 2006, as well as Chairman of the Board of Directors and the Executive Committee from July 1998 until August 2006. Mr. Silverman was President of Cendant from December 1997 until October 2004. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS Incorporated from May 1990 until December 1997. Mr. Silverman also serves as a director and Chairman of the Board of Apollo Commercial Real Estate Finance, Inc. and serves as a director of the general partner of AP Alternative Assets, L. P. Mr. Silverman serves on the Board of Commissioners of the Port Authority of New York and New Jersey and as a trustee of NYU Langone Medical Center.

Richard A. Smith has served as our President and Chief Executive Officer since November 13, 2007, and has served as a director since our separation from Cendant in July 2006 and as a member of our Executive Committee since its formation in August 2009. Prior to November 13, 2007, he served as our Vice Chairman of the Board and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant’s Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996.

Anthony E. Hull has served as our Executive Vice President, Chief Financial Officer and Treasurer since our separation from Cendant in July 2006. From December 14, 2007 to February 3, 2008, Mr. Hull performed the functions of our Chief Accounting Officer. Mr. Hull was Executive Vice President, Finance of Cendant from October 2003 until our separation from Cendant in July 2006. From January 1996 to September 2003, Mr. Hull

served as Chief Financial Officer for DreamWorks, a diversified entertainment company. From 1990 to 1994, Mr. Hull worked in various capacities for Paramount Communications, a diversified entertainment and publishing company. From 1984 to 1990, Mr. Hull worked in investment banking at Morgan Stanley.

Marilyn J. Wasser has served as our Executive Vice President, General Counsel and Corporate Secretary since May 10, 2007. From May 2005 until May 2007, Ms. Wasser was Executive Vice President, General Counsel and Corporate Secretary for Telcordia Technologies, a provider of telecommunications software and services. In this capacity, she was responsible for corporate-wide legal and compliance matters and served as a member of the corporate leadership team. From 1983 until 2005, Ms. Wasser served in several positions of increasing responsibility with AT&T Corporation and AT&T Wireless Services. Most recently, from September 2002 to February 2005, Ms. Wasser served as Executive Vice President, Associate General Counsel and Corporate Secretary for AT&T Wireless Services. There, she had responsibility for all legal matters pertaining to corporate, securities, finance, mergers and acquisitions and strategy matters. From 1995 until 2002, Ms. Wasser served as Secretary to the AT&T Board of Directors and Chief Compliance Officer.

David J. Weaving has served as our Executive Vice President and Chief Administrative Officer since our separation from Cendant in July 2006. Mr. Weaving was Senior Vice President and Chief Financial Officer of Cendant’s Real Estate Division from September 2001 until our separation from Cendant in July 2006. From May 2001 through September 2001, he served as Vice President and Divisional Controller for Cendant’s Real Estate Division. Mr. Weaving joined Cendant in 1999 as a Vice President of Finance. From 1995 to 1999, Mr. Weaving worked in increasing roles of responsibility for Cambrex Corporation, a diversified chemical manufacturer.

Kevin J. Kelleher has served as the President and Chief Executive Officer of Cartus (formerly known as Cendant Mobility Services Corporation) since 1997. From 1993 to 1997, he served as Senior Vice President and General Manager of Cendant Mobility’s destination services unit. Mr. Kelleher has also held senior leadership positions in sales, client relations, network management and strategic planning.

Alexander E. Perriello, III has served as the President and Chief Executive Officer of Realogy Franchise Group (formerly known as Cendant Real Estate Franchise Group) since April 2004. From 1997 through 2004, he served as President and Chief Executive Officer of Coldwell Banker Real Estate Corporation.

Bruce Zipf has served as President and Chief Executive Officer of NRT LLC since March 2005 and as President and Chief Operating Officer from February 2004 to March 2005. From January 2003 to February 2004, Mr. Zipf served as Executive Vice President and Chief Administrative Officer of NRT and from 1998 through December 2002 he served as NRT’s Senior Vice President for most of NRT’s Eastern Operations. From 1996 to 1998, Mr. Zipf served as President and Chief Operating Officer for Coldwell Banker Residential Brokerage—New York. Prior to entering the real estate industry, Mr. Zipf was a senior audit manager for Ernst and Young.

Donald J. Casey has served as the President and Chief Executive Officer of TRG (formerly known as Cendant Settlement Services Group) since April 2002. From 1995 until April 2002, he served as Senior Vice President, Brands of PHH Mortgage. From 1993 to 1995, Mr. Casey served as Vice President, Government Operations of Cendant Mortgage. From 1989 to 1993, Mr. Casey served as a secondary marketing analyst for PHH Mortgage Services (prior to its acquisition by Cendant).

Dea Benson has served as our Senior Vice President, Chief Accounting Officer and Controller since February 2008. Prior to being named Chief Accounting Officer of the Company, Ms. Benson served from September 2007 to January 2008 as Chief Accounting Officer of Genius Products, Inc., the managing member and minority owner of Genius Products, LLC, an independent home entertainment distributor. For more than 11 years prior thereto, Ms. Benson held various financial and accounting positions with DreamWorks SKG/Paramount Pictures, most recently from November 2002 to January 2006 as Controller of DreamWorks SKG and from February 2006 to December 2006 as divisional CFO of the Worldwide Home Entertainment division of Paramount Pictures, subsequent to Paramount’s acquisition of DreamWorks SKG. Prior to joining Realogy,

Ms. Benson gained broad-based experience in financial and accounting management, including financial and strategic planning, internal and external financial reporting, budgeting, oversight of internal controls and treasury operations, and transactional experience, including initial public offerings, acquisitions and divestitures. Ms. Benson is a certified public accountant.

Marc E. Becker has served as a director since April 2007, as a member of our Audit Committee since February 2008, and as Chair of our Compensation Committee and Executive Committee since February 2008 and August 2009, respectively. Mr. Becker is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the boards of directors of Affinion Group, Inc., Quality Distribution, Inc., Vantium Capital, SOURCECORP, Evertec Inc. and WMC Residco. During the past five years, Mr. Becker has also served as a director of Countrywide plc (from May 2007 to February 2009), National Financial Partners (from January 1999 to May 2007) and Metals USA, Inc. (from November 2005 to December 2007) and Metals USA Holdings Corp. (from May 2005 to December 2007).

V. Ann Hailey has served as a director and Chair of our Audit Committee since February 2008. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. She also served as a member of the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2008, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2008. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and serves as Chair of its Audit Committee and a member of its Board Affairs and Nominating Committee. Ms. Hailey also serves as a Director of Avon, Inc. and as a member of its Audit Committee.

Scott M. Kleinman has served as a director since April 2007. Mr. Kleinman is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman also serves on the boards of directors of Momentive Performance Materials Inc., Verso Paper Holdings LLC, Verso Paper Corp., Noranda Aluminum Holdings Corporation and LyondellBasell Industries, N.V. Mr. Kleinman served as a director of Hexion Specialty Chemicals, Inc. (now known as Momentive Specialty Chemicals, Inc.) from August 2004 to October 2010.

M. Ali Rashid has served as a director since April 2007 and as a member of our Audit Committee, Compensation Committee and Executive Committee since February 2008, February 2008 and August 2009, respectively. Mr. Rashid is a partner of Apollo. He has been employed by Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division. He is also a director of Metals USA, Inc., Metals USA Holdings Corp., Noranda Aluminum Holding Corporation and Quality Distribution, Inc. During the past five years, Mr. Rashid has also served as a director of Countrywide plc (from May 2007 to February 2009).

Under the terms of his employment agreement executed on April 10, 2007, the date of the Merger, Mr. Smith serves as a member of the Board of Directors of Realogy during his five-year employment term.

The composition of the Board of Directors and the identity of the executive officers of Holdings and Intermediate are identical to those of Realogy. See “Certain Relationships and Related Party Transactions” for a summary of the following:

•	the Apollo Securityholders Agreement and the Management Investor Rights Agreement, under which Apollo has the right, among other things, to designate members to the Holdings Board; and

•

the Securityholders Agreement with Paulson, under which Paulson has the right, among other things, to either nominate a member of, or designate a non-voting observer to attend all meetings of, the Holdings Board.

Each current director brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, real estate industry experience, accounting and finance, and risk assessment. Set forth below is a brief description of certain experience, qualifications, attributes or skills of each director that led the Board to conclude that such person should serve as a director of Realogy:

•

Mr. Silverman served as our Chief Executive Officer from our separation from Cendant in July 2006 to November 2007, when he retired from that role in accordance with a CEO succession plan established upon Realogy’s separation from Cendant. As part of the succession plan, he became our Non-Executive Chairman of the Board. He has significant experience in our business, having been its Chief Executive Officer, and also having been the Chairman and Chief Executive Officer of Cendant during the period in which our business was conducted as the Real Estate Services Division of Cendant. Mr. Silverman is also the Vice Chairman of Apollo Global Management, LLC, the parent company of our private equity sponsor, Apollo, which beneficially owns 98.7% of the outstanding Common Stock.

•

Mr. Smith has served as our Chief Executive Officer and President since November 2007 and prior thereto as our President and for nearly a decade prior to our separation from Cendant served as the Chairman and Chief Executive Officer of the Cendant Real Estate Division. His current responsibilities as Chief Executive Officer and his leadership as President prior thereto and as the head of our business while it was a part of Cendant make him well qualified to serve on the Board.

•

Messrs. Becker and Rashid are affiliated with Apollo, have significant experience making and managing private equity investments on behalf of Apollo and led the Apollo diligence team for the Realogy acquisition. They have been intimately involved in the management of the Company since the acquisition date.

•

Mr. Kleinman is also affiliated with Apollo. He has significant experience making and managing private equity investments on behalf of Apollo and his experience with Realogy dates back to 1997-2002 when Apollo and Cendant were partners in the ownership and operation of the NRT (our company-owned brokerage) business prior to Cendant acquiring full ownership of that business.

•

Ms. Hailey has served as Chief Financial Officer of both a multi-billion dollar public company and a privately held company. In addition to varied career experiences in finance in multiple complex consumer packaged goods companies (PepsiCo from 1977 to 1989, Pillsbury from 1994 to 1997, and Nabisco from 1992 to 1994), Ms. Hailey has held positions in marketing, human resources, and business development including service as executive vice president, corporate development at Limited Brands, Inc., a multi-billion dollar consumer products company. Ms. Hailey possesses broad expertise in strategic planning and branding and marketing as well as recent experience in e-commerce. She also serves on the board of directors and audit committee of two public companies.

Committees of the Board

Realogy has an Executive Committee and an Audit Committee, and Holdings has a Compensation Committee that has authority with respect to compensation matters of the Company.

Executive Committee. In August 2009, Realogy established an Executive Committee of the Board, consisting of Mr. Becker (Chair) and Messrs. Smith and Rashid. The Executive Committee generally may exercise all of the powers of the Board when the Board is not in session other than (1) the submission to stockholders of any action requiring approval of the stockholders, (2) the creation or filling of vacancies on the Board, (3) the adoption, amendment or repeal of the by-laws, (4) the amendment or repeal of any resolution of the Board that by its terms limits amendment or repeal exclusively to the Board, (5) action on matters committed by the by-laws or resolution of the Board exclusively to another committee of the Board, (6) any action where the certificate of incorporation, by-laws, applicable law or contract requires participation by the full Board, (7) the issuance of debt or equity securities in excess of $100 million, and (8) the repurchase by Realogy of any of its outstanding debt or equity securities.

Compensation Committee. In February 2008, the Holdings Board of Directors (the “Holdings Board”) established a Compensation Committee whose members consist of Mr. Becker (Chair) and Mr. Rashid. The purpose of the Compensation Committee is to:

•

oversee management compensation policies and practices of Holdings and its subsidiaries, including Realogy, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and the other executive officers of Holdings and its subsidiaries, including Realogy, (ii) reviewing and approving management incentive policies and programs and exercising any applicable rule-making authority or discretion in the administration of such programs, and (iii) reviewing and approving equity compensation programs for employees, and exercising any applicable rule-making authority or discretion in the administration of such programs;

•	set and review the compensation of and reimbursement policies for members of the Boards of Directors of Holdings, Intermediate and Realogy;

•	provide oversight concerning selection of officers, management succession planning, expense accounts and severance plans and policies of Holdings, Intermediate and Realogy; and

•

prepare an annual compensation committee report, provide regular reports to the Holdings and Realogy Boards, and take such other actions as are necessary and consistent with the governing law and the organizational documents of Holdings.

Audit Committee. In February 2008, the Realogy Board of Directors established an Audit Committee, whose members consist of V. Ann Hailey (Chair) and Messrs. Becker and Rashid. Realogy is not required to comply with the independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act as it is not a “listed company” with a class of securities registered under Section 12 of the Exchange Act. Nevertheless, Ms. Hailey, our Audit Committee Chair, satisfies the requirements of independence under that Rule and would also be deemed independent under Section 303A.01 and 303A.06 of the New York Stock Exchange Listing Manual. In addition, the Realogy Board has determined that Ms. Hailey is an “audit committee financial expert” as that term is defined under the Rules of the SEC.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	Realogy’s systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of Realogy’s financial statements;

•

the qualifications, engagement, compensation, independence and performance of Realogy’s independent auditors, their conduct of the annual audit of the Company’s financial statements and their engagement to provide any other services;

•	Realogy’s compliance with legal and regulatory requirements;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or director under, Realogy’s code(s) of conduct and ethics.

Code of Ethics

The Board of Realogy has adopted a code of ethics (the “Code of Conduct”) that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available in the Ethics For Employees section of the Company’s website at www.realogy.com. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Company Background. Realogy became an independent, publicly traded company on the New York Stock Exchange on August 1, 2006 following its separation from Cendant pursuant to its plan of separation. In December 2006, Realogy entered into a merger agreement with affiliates of Apollo and the Merger was consummated on April 10, 2007. Shortly prior to the consummation of the Merger, Apollo, principally through the Holdings Board, whose members then consisted of Apollo’s representatives, Messrs. Marc Becker and M. Ali Rashid, negotiated employment agreements and other arrangements with our named executive officers. (Mr. Silverman, our Chief Executive Officer at the effective time of the Merger, did not enter into an employment agreement.)

The named executive officers who entered into these employment agreements were Richard A. Smith, our President, and, effective November 13, 2007, our Chief Executive Officer; Anthony E. Hull, our Executive Vice President, Chief Financial Officer and Treasurer; Kevin J. Kelleher, President and Chief Executive Officer of Cartus; Alexander E. Perriello, III, President and Chief Executive Officer of Realogy Franchise Group; and Bruce Zipf, President and Chief Executive Officer of NRT LLC. The Realogy Board has determined that these officers are named executive officers based upon their duties and responsibilities insofar as they are our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer. This Compensation Discussion and Analysis describes, among other things, the compensation objectives and the elements of our executive compensation program as embodied by the employment agreements, which remain the core of our executive compensation program.

In February 2008, the Holdings Board established the Compensation Committee. The Compensation Committee has the power and authority to oversee the compensation policies and programs of Holdings and Realogy and makes all compensation related decisions relating to our named executive officers based upon recommendations from our Chief Executive Officer.

During 2010 and early 2011, the basic elements of compensation for our Chief Executive Officer and our other named executive officers were modified in an effort to add incentives to these key executives to retain their services, through an employee option exchange offer consummated in November 2010, the adoption of a 2011-2012 multi-year retention program which provides for enhanced retention payments from prior retention programs, and the adoption of a phantom value plan in January 2011.

In April 2011, we amended the employment agreements we have with Messrs. Hull, Kelleher, Perriello and Zipf. The amendments to each agreement provide for (1) an extended term ending on April 10, 2015, and (2) an annual base salary increase, effective April 1, 2011, and, in the case of Messrs. Hull, Kelleher and Zipf, another annual base salary increase, effective January 1, 2012.

Compensation Philosophy and Objectives. Our primary objective with respect to executive compensation is to design and implement compensation policies and programs that efficiently and effectively provide incentives to, and motivate, officers and key employees to increase their efforts towards creating and maximizing stockholder value. In connection with the Merger, the Holdings Board developed an executive compensation program designed to reward the achievement of specific annual and long-term Company goals, and which aligns the executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation to key employees remains competitive relative to the compensation paid by similar sized companies. We do not rely on peer compensation information in the residential real estate services industry as most of these companies are privately held and therefore it is difficult for us to obtain this information. We do, however, rely on executive compensation survey data on market comparables. The market comparables have been based principally on service oriented companies of similar revenue and employee size. The Compensation Committee believes executive compensation packages provided by us to our executives, including our named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. There is no formulaic approach using the executive compensation survey data on market comparables in determining the amount of total compensation to each named executive officer. Each element of compensation is determined on a subjective basis using various factors at the Compensation Committee’s sole discretion. The Compensation Committee has not engaged any compensation consultants to participate in the determination or recommendation of the amount or form of these executive compensation packages.

In negotiating the initial employment agreements and arrangements with our named executive officers, Apollo (acting through the Holdings Board) placed significant emphasis on aligning management’s interests with those of Apollo. Our named executive officers made significant equity investments in Common Stock upon consummation of the Merger and received equity awards that included performance vesting options that would vest upon Apollo and its co-investors receiving reasonable rates of return on its invested capital in Holdings. Other elements of compensation, such as base salary, cash-based incentive compensation, perquisites and benefits remained substantially unchanged post-Merger from the arrangements that had been put in place prior to consummation of the Merger with the exception of greater emphasis on retention plans as a means to retain our key executives.

Role of Executive Officers in Compensation Decisions. Mr. Richard Smith, our President and Chief Executive Officer, periodically reviews the performance of each of our named executive officers (other than his own performance), and Mr. Smith’s performance is periodically reviewed by the Compensation Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual incentive award target and actual payout amounts, are presented to the Compensation Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Compensation Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Chief Administrative Officer participates in the data analysis process.

Setting Executive Compensation. Based on the foregoing objectives, the Holdings Board structured our annual and long-term incentive cash and stock-based executive compensation programs to motivate our executives to achieve the business goals set by us and to reward our executives for achieving these goals.

During 2010 and early 2011, the Compensation Committee structured the executive compensation payable to our named executive officers in a manner to provide them with increased incentives:

•	In November 2010, the Compensation Committee approved the 2011-2012 Multi-Year Executive Retention Plan described below.

•

Recognizing that the value of the Common Stock was significantly below the $10.00 exercise price of the options and the $10.00 purchase price for shares purchased by management upon consummation of the Merger, the Holdings Board approved an employee option exchange offer, as described more fully below, consummated in November 2010, and approved a Phantom Value Plan, as described more fully below, for the Chief Executive Officer, the other named executive officers and the Chief Executive Officer’s three other direct reports.

Executive Compensation Elements. The principal components of compensation for our named executive officers are: base salary; bonus; phantom value plans; management stock option awards; management equity investments; management restricted stock awards; retention programs; and other benefits and perquisites.

Base Salary. We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on his or her position, scope of responsibility and contribution to our earnings. The initial base salary for our named executive officers was established in their employment agreements entered into upon consummation of the Merger and generally equaled the base salary that the named executive officers had been paid at the time of Realogy’s separation from Cendant in 2006.

Salary levels are generally reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit based increases to salaries of the executives, including our named executive officers, are based on the Compensation Committee’s assessment of individual performance taking into account recommendations from Mr. Smith. In reviewing base salaries for executives, the Compensation Committee considers primarily an internal review of the executive’s compensation, individually and relative to other officers, and the individual performance of the executive, but does not assign a weight to each criterion when setting base salaries. The Compensation Committee also considers outside survey data and analysis on market comparables. The Compensation Committee considers the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board) contemplates salary increases. Any base salary adjustment is generally made by the Compensation Committee subjectively based upon the foregoing.

Given the continued challenging real estate market, the Compensation Committee elected to keep the salaries of the named executive officers constant in 2010 maintaining the levels last adjusted in 2007, though the salaries of the named executive officers (other than our Chief Executive Officer) were increased effective April 1, 2011, pursuant to amendments to their respective employment agreements.

Bonus. Our named executive officers generally participate in an annual incentive compensation program (“Bonus Program”) with performance objectives established by the Compensation Committee and communicated to our named executive officers generally within 90 days following the beginning of the calendar year. Under their respective employment agreements, the target annual bonus payable to our named executive officers is 100% of annual base salary, or, in Mr. Smith’s case, given his overall greater responsibilities for the performance of the Company, 200% of annual base salary.

On February 10, 2010, the Compensation Committee approved the bonus structure for 2010 under the Realogy 2010 Executive Annual Bonus Plan (the “2010 Bonus Plan”) applicable to Mr. Smith and his direct reports, including all other named executive officers. The performance criteria under the 2010 Bonus Plan was based on consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as that term is defined in the 2010 Bonus Plan). The bonus opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The bonus opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels have been set that, if achieved, would have produced bonus payouts under the 2010 Bonus Plan at 75%, 100%, 125% or 150% of the target annual bonus amounts, respectively. Where performance levels fall between minimum and target or between target and maximum levels, bonuses would have been be determined by linear interpolation. Our consolidated EBITDA threshold has to be achieved before any named executive officer may qualify for a bonus. In November 2010, in determining that an enhanced retention program would provide the Company with greater retention value, the Compensation Committee adopted the 2011-2012 Multi-Year Retention Plan and terminated the 2010 Bonus Plan. The Company does not expect to adopt a 2011 Bonus Plan covering the named executive officers or other key personnel principally within its Corporate Services unit or the corporate offices of Realogy’s four business units.

Mr. Smith is entitled to an additional annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense, but did receive this bonus in January 2011 in the amount of $97,000.

Retention Plans. In November 2009, several months after the Company disclosed that it had terminated discussions with certain bondholders with respect to a debt for equity transaction that would have resulted in a recapitalization of the Company, and in light of the continued deterioration of the residential housing market for most of 2009, the Compensation Committee approved the 2009 Multi-Year Executive Retention Plan. The Compensation Committee amended and restated this plan in January 2010. The Amended and Restated 2009 Multi-Year Executive Retention Plan provided for a retention payment equal to 160% (increased from 150% as initially adopted in November 2009) of the named executive officer’s target annual bonus, payable in two equal installments on or about July 1, 2010 and September 1, 2011, subject to the executive’s continued employment with Realogy. The 2011 payment is subject to dollar-for-dollar reduction if the named executive officer receives a bonus payment under the 2010 Bonus Plan (payable in 2011). At the recommendation of Mr. Smith, the Compensation Committee did not include Mr. Smith as a participant in the Retention Plan. In July 2010, the named executive officers (other than Mr. Smith) received the first of the two equal installments payable under the 2009 Multi-Year Executive Retention Plan.

In November 2010, the Compensation Committee approved the 2011-2012 Multi-Year Retention Plan. The 2011-2012 Multi-Year Retention Plan provides for a retention payment equal to 200% of each of the named executive officer’s target annual bonus, payable in four equal installments in April and October of each of 2011 and 2012, subject to the executive’s continued employment with Realogy. The Compensation Committee took such action to provide greater retention value to Realogy with respect to such key personnel, particularly given the continuing uncertainty regarding company performance over the near term, which is largely influenced by macro-economic factors beyond management’s control, including continuing high unemployment, uncertainty about housing values, and the inability of the 2009 and 2010 federal homebuyer tax credits to fuel a sustained housing recovery. In connection with the adoption of the 2011-2012 Multi-Year Retention Plan, the Compensation Committee terminated the 2009 Multi-Year Executive Retention Plan, thereby eliminating payment of a second installment thereunder in 2011.

Management Equity Investments. Pursuant to individual subscription agreements dated April 20, 2007, the named executive officers and certain other members of management made equity investments in Holdings through the purchase of Common Stock. Our named executive officers purchased an aggregate of 1,550,000 shares at $10.00 per share for an aggregate investment of $15,500,000.

Management Stock Option and Restricted Stock Awards. The Holdings Board approved our equity incentive program, including its design and the value of awards granted to our officers and key employees. Equity awards were made to our named executive officers on April 10, 2007, upon consummation of the Merger. Our named executive officers were awarded options to purchase an aggregate of 5,812,500 shares of Common Stock at an exercise price of $10.00 per share and received restricted stock awards for an aggregate of 375,000 shares of Common Stock. One half of the restricted stock awards vested in October 2008 and the balance vested in April 2010.

The equity investments, stock option and restricted stock awards were structured to incentivize management to generate substantial equity value and to participate with our investors in the increase in our value.

During 2010, the Compensation Committee and the Holdings Board took note that the value of the Common Stock was significantly below the $10.00 exercise price of the options and the $10.00 purchase price for shares purchased by management upon consummation of the Merger.

In connection with that review, the Holdings Board approved an employee option exchange offer, which commenced on October 8, 2010, and concluded on November 8, 2010, to offer to our eligible employees the opportunity to exchange all of their respective outstanding options to purchase Common Stock for an equal number of new stock options with different terms to be issued following the completion of the exchange offer. Each of the outstanding original options had an exercise price per share of $10.00, substantially all of which were granted in 2007 in connection with Apollo’s acquisition of Realogy. On November 9, 2010, 10,159,000 original options were tendered and exchanged for an equal number of new options.

The new options were issued under the Holdings Stock Incentive Plan (as amended and restated as of November 9, 2010) and have the same terms as the original options, except as follows: (i) the exercise price of the new options (other than those issued to Realogy’s Chief Executive Officer, the other named executive officers and the Chief Executive Officer’s three other direct reports, who are referred to herein as the “Senior Executives”) is $0.83 per share, representing the fair market value per share of Common Stock as determined by its Compensation Committee as of the date of grant of the new options; (ii) the exercise price of 70% of the new options issued to the Senior Executives is $0.83 per share, and the exercise price of the remaining 30% of the new options granted to the Senior Executives is $5.50 per share; (iii) each new option expires on the tenth (10th) anniversary of the new option grant date (unless it expires earlier in accordance with its terms); and (iv) each new option vests as to twenty-five percent (25%) of the total shares subject to the new option on each of the first (4) anniversaries of July 1, 2010.

Name	Number of New Options
Richard A. Smith, President and Chief Executive Officer	3,112,250
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer	750,000
Kevin J. Kelleher, President and Chief Executive Officer of Cartus Corporation	600,000
Alexander E. Perriello, III, President and Chief Executive Officer, Realogy Franchise Group	750,000
Bruce Zipf, President and Chief Executive Officer, NRT	600,000

For more information on the Holdings Stock Incentive Plan, see “—Outstanding Equity Awards at 2010 Fiscal Year End.” Neither the Holdings Board nor the Compensation Committee has adopted any formal policy regarding the timing of any future equity awards.

Phantom Value Plan. On January 5, 2011, the Board of Directors of Realogy approved the Realogy Corporation Phantom Value Plan (the “Phantom Value Plan”), which is intended to provide certain participants, including the Company’s Senior Executive Officers, with an incentive to remain in the service of the Company, to increase their interest in the success of the Company and to award them compensation based upon the Company’s success.

Under the Phantom Value Plan, each participant is granted an incentive award (an “Incentive Award”) in three series relating to the three series of notes held by Apollo at the date of grant of the Incentive Award (collectively, the “Plan Notes”). Each participant is eligible to receive a payment with respect to his or her Incentive Award at such time and from time to time that Apollo receives cash upon the discharge or third-party sale of not less than $267,638,044 of the aggregate principal amount of all series of Plan Notes (or on any non-cash consideration into which any series of Plan Notes may have been exchanged or converted). The payment with respect to a particular series of an Incentive Award would be an amount which bears the same ratio to the dollar amount of the Incentive Award relating to such series as (i) the aggregate amount of cash received by Apollo upon discharge in whole or in part of the principal amount of a particular series of Plan Notes or upon the sale of all or a portion of the principal amount of a particular series of Plan Notes (or upon the discharge, sale, exchange or transfer of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted) bears to (ii) the aggregate principal amount of such series of Plan Notes held by Apollo on the date of grant of such Incentive Award. In addition, participants may be eligible to receive additional amounts based upon cash received by Apollo pursuant to the terms of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted.

In the event that a payment is to be made with respect to an Incentive Award in conjunction with or subsequent to a qualified public offering of common stock of Realogy or its direct or indirect parent company, a participant may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards will be subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.

On each date Apollo receives cash interest on the Plan Notes, participants may be granted stock options under the Stock Incentive Plan with an aggregate value (determined on a Black-Scholes basis) equal to an amount which bears the same ratio to the aggregate dollar amount of the participant’s Incentive Award as (i) the aggregate amount of cash interest received by Apollo on such date bears to (ii) the aggregate principal amount of the Plan Notes held by Apollo on the date of grant of the Incentive Award. The stock option grants to Realogy’s CEO, however, would be limited to 50% of the foregoing stock option amount. Generally, each grant of stock options will have a three year vesting schedule, subject to the participant’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The stock options will have a term of 7.5 years.

Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant’s employment for any reason. The Incentive Awards also terminate 10 years following the date of grant.

On January 5, 2011, the Board of Directors of Realogy made initial grants of Incentive Awards of approximately $21.8 million to the Senior Executive Officers. The following is a table of the Company’s named executive officers and their respective award amounts:

Name	Series A Convertible Notes Incentive Award	Series B Convertible Notes Incentive Award	Series C Convertible Notes Incentive Award
Richard A. Smith	$3,292,410	$1,833,170	$3,994,670
Anthony E. Hull	$1,018,110	$566,870	$1,235,270
Kevin J. Kelleher	$653,659	$363,949	$793,082
Alexander E. Perriello, III	$837,610	$466,370	$1,016,270
Bruce Zipf	$808,820	$450,340	$981,340

The award amount granted to each of the named executive officers was determined by the sum of (1) the shares of Holdings purchased by the participant at $10 per share in April 2007 and (2) the value of the participant’s initial restricted stock grant in April 2007, also ascribing $10 per share to each such share of restricted stock, net of shares forfeited to pay minimum withholding taxes due upon vesting. In adopting the Phantom Value Plan and making the initial grants thereunder to the CEO and his direct reports, including all other named executive officers, the Holdings Board intended to address in part the fact that the market value of the shares initially purchased by the participants and the shares granted in the form of a restricted stock grant in 2007 had lost significant value, and to provide these executives with the opportunity to receive compensation based upon the Company’s success.

On April 15, 2011, stock options were granted to the Senior Executive Officers in accordance with the terms of the Phantom Value Plan as Apollo received cash interest on the Plan Notes on such date.

Other Benefits and Perquisite Programs. Immediately following Realogy’s separation from Cendant, executive officers and a number of our key employees, including our named executive officers, participated in programs that provide certain perquisites, including items such as access to Company automobiles for personal use, financial and tax planning, executive medical benefits and physical exams, first-class air travel and in the case of Mr. Smith, access to our aircraft for personal use. These programs were developed by Cendant and were adopted by us upon Realogy’s separation from Cendant.

Since Realogy’s separation, we have substantially curtailed these programs in order to reduce operating costs. Specifically, we terminated financial planning perquisites, executive medical benefits and physical exams. Further, the Compensation Committee adopted a policy in December 2006 that limited use of the previous corporate-owned aircraft or our current fractional aircraft ownership (only Mr. Smith has access, subject to availability, for personal use and business use is limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our employees. During 2010 Mr. Smith reimbursed the Company for all variable costs associated with the personal use of the aircraft in which we have a fractional ownership interest.

Our executive officers, including our named executive officers, may participate in our 401(k) plan and our non-qualified deferred compensation plan. Prior to 2008, these plans provided for a Company matching contribution of 100% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation—a level that had been established by Cendant and carried over when we separated from Cendant in 2006. In early 2008, in an effort to reduce costs, we temporarily suspended the Company match under our 401(k) plan. The suspension of the Company matching contributions remained in effect until July 2010, when the match was reinstated at an amount equal to 25% of amounts contributed by an officer, subject to a maximum of 6% of eligible compensation. In addition, effective January 1, 2009, the Company suspended participation in the Realogy Officer Deferred Compensation Plan given the plan’s underfunded status. This suspension remains in effect. Mr. Kelleher is our only executive officer that participates in a defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999, though he still accrued service after such date for the purpose of eligibility for early retirement), and this participation relates to his former service with PHH.

Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. The employment agreements entered into with our named executive officers at the effective time of the Merger provide for severance pay and benefits under certain circumstances. The level of the severance pay and benefits is substantially consistent with the level of severance pay and benefits that those named executive officers were entitled to under the agreements they had with Realogy following its separation from Cendant but prior to the consummation of the Merger.

Under our employment agreements with our named executive officers, the severance pay is equal to a multiple of the sum of his or her annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a termination without cause by the Company or a termination for good reason by the executive. The severance multiple for Mr. Smith, as our Chief Executive Officer, is 300%, for Mr. Hull, as our Chief Financial Officer, 200% and for the balance of the named executive officers, 100% (though in the case of such a termination of employment within 12 months following Sale of the Company (as defined in their employment agreements), their multiple is 200%. The higher multiples of base salary and target bonus payable to Messrs. Smith and Hull are based upon Mr. Smith’s overall greater responsibilities for our performance and Mr. Hull’s significant responsibilities as our Chief Financial Officer. Mr. Smith is our only officer who has tax reimbursement protection for “golden parachute excise taxes,” subject to a cutback of up to 10%—a benefit he had under his employment agreement that he entered into at the time of our separation from Cendant.

The agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits to each named executive officer in the event his employment is terminated by reason of death or disability. For more information on the employment agreements, see “—Potential Payments upon Termination or Change in Control.”

The Compensation Committee believes the severance pay and benefits payable to our named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect the value of Realogy and Holdings following a termination of an executive’s employment without cause or by the employee for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business. As set forth above, the enhanced severance pay and benefits payable to Messrs. Kelleher, Perriello and Zipf in the event of a termination of employment under certain circumstances within twelve months of a Sale of the Company are substantially consistent with the contractual rights they had prior to the Merger.

Forfeiture of Awards in the event of Financial Restatement. The Company has not adopted a policy with respect to the forfeiture of equity incentive awards or bonuses in the event of a restatement of financial results, though each of the employment agreements with the named executive officers includes, within the definition of termination for “cause,” an executive purposefully or negligently making (or being found to have made) a false certification to the Company pertaining to its financial statements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Board (and Holdings Board) that the Compensation Discussion and Analysis be included in this prospectus.

DOMUS HOLDINGS CORP. COMPENSATION COMMITTEE

Marc E. Becker, Chair M. Ali Rashid

Summary Compensation Table

The following table sets forth the compensation we provided in 2008, 2009 and 2010 to our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Option and Stock Appreciation Rights Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)
Richard A. Smith	2010	1,000,000	—	1,005,338	—	—	1,750	2,007,088
President and Chief Executive Officer	2009	1,000,000	—	—	—	—	1,858	1,001,858
	2008	1,000,000	97,000	—	—	—	51,699	1,148,699

Anthony E. Hull	2010	525,000	—	242,250	420,000	—	—	1,187,250
Executive Vice President, Chief Financial Officer And Treasurer	2009	525,000	—	—	262,500	—	44,817	832,317
	2008	525,000	—	—	—	—	56,437	581,437

Kevin J. Kelleher	2010	416,000	—	193,800	332,800	44,784	—	987,384
President and Chief Executive Officer of Cartus Corporation	2009	416,000	—	—	208,000	47,763	39,938	711,701
	2008	416,000	—	—	—	24,309	20,422	460,731

Alexander E. Perriello, III	2010	520,000	—	242,250	416,000	—	—	1,178,250
President and Chief Executive Officer,	2009	520,000	—	—	260,000	—	40,367	820,367
	2008	520,000	—	—	—	—	29,104	549,104
Realogy Franchise Group

Bruce Zipf	2010	520,000	—	193,800	416,000	—	—	1,129,800
President and Chief Executive Officer, NRT	2009	520,000	—	—	260,000	—	39,443	819,443
	2008	520,000	—	—	—	—	20,722	540,722

(1)	Each named executive officer received a grant of Holdings non-qualified stock options in connection with an employee option exchange offer consummated in November 2010. In the employee option exchange offer, eligible employees could exchange their existing options with an exercise price of $10.00 per share, almost all of which had been granted upon consummation of the Merger in April 2007, for an equal number of new options (i.e., on a one-for-one basis) with the new options being exercisable for the same number of shares of Common Stock as the options for which they were exchanged. The terms of the New Options are set forth below under “—Grants of Plan-Based Awards Table for Fiscal Year 2010.” Upon issuance of the 2010 options, the original options were cancelled. The amounts set forth in this column reflect the incremental fair value of the options granted in 2010 in accordance with FASB guidance on stock-based compensation. The assumptions we used in determining the value of these options on the date of grant are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus.
(2)	Amounts for 2010 represent aggregate amount paid to the named executive officer under the 2009 Realogy Multi-Year Executive Retention Plan.
(3)	None of our named executive officers (other than Mr. Kelleher) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2010 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2009 to December 31, 2010. See “—Realogy Pension Benefits” for additional information regarding the benefits accrued for Mr. Kelleher and Note 9, “Employee Benefit Plans–Defined Benefit Pension Plan” to our Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus for more information regarding the calculation of our pension costs.

Grants of Plan-Based Awards Table for Fiscal Year 2010

Each of the named executive officers participated in the following non-equity incentive and stock-based compensation plans in 2010. Each of the named executive officers:

•	participated in the 2010 Executive Annual Bonus Plan until such plan was terminated by the Compensation Committee in November 2010;

•	received stock options in 2010 under the Amended and Restated 2007 Stock Incentive Plan in connection with the employee stock option exchange offering consummated in November 2010; and

•	is a participant in the Realogy 2011-2012 Multi-Year Cash Retention Plan adopted in November 2010.

Grants of Plan-Based Awards in Fiscal Year 2010

	Grant Date	Estimated future payouts under non-equity incentive plan awards			All other option awards: number of securities underlying options (#) (3)	Exercise or base price of options awards ($/Sh) (4)	Grant date fair value of stock and option awards ($) (5)
Name		Threshold ($) (1)	Target ($) (1)(2)	Maximum ($) (1)
Richard A. Smith	2/10/10	1,500,000	2,000,000	3,000,000	—	—	—
	11/4/10	—	4,000,000	—	—	—	—
	11/9/10	—	—	—	933,750	5.50	65,363
	11/9/10	—	—	—	2,178,750	0.83	939,975

Anthony E. Hull	2/10/10	393,750	525,000	787,500	—	—	—
	11/4/10	—	1,050,000	—	—	—	—
	11/9/10	—	—	—	225,000	5.50	15,750
	11/9/10	—	—	—	525,000	0.83	226,500

Kevin J. Kelleher	2/10/10	312,000	416,000	624,000	—	—	—
	11/4/10	—	832,000	—	—	—	—
	11/9/10	—	—	—	180,000	5.50	12,600
	11/9/10	—	—	—	420,000	0.83	181,200

	Grant Date	Estimated future payouts under non-equity incentive plan awards			All other option awards: number of securities underlying options (#) (3)	Exercise or base price of options awards ($/Sh) (4)	Grant date fair value of stock and option awards ($) (5)
Name		Threshold ($) (1)	Target ($) (1)(2)	Maximum ($) (1)

Alexander E. Perriello, III	2/10/10	390,000	520,000	780,000	—	—	—
	11/4/10	—	1,040,000	—	—	—	—
	11/9/10	—	—	—	225,000	5.50	15,750
	11/9/10	—	—	—	525,000	0.83	226,500

Bruce Zipf	2/10/10	390,000	520,000	780,000	—	—	—
	11/4/10	—	1,040,000	—	—	—	—
	11/9/10	—	—	—	180,000	5.50	12,600
	11/9/10	—	—	—	420,000	0.83	181,200

(1)	The awards made on February 10, 2010 set forth in this column represent the grant made under the 2010 Executive Annual Bonus Plan (the “2010 Bonus Plan”). The 2010 Bonus Plan was subsequently terminated in November 2010. The performance criteria under the 2010 Bonus Plan were consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as that term is defined in the 2010 Bonus Plan). The bonus opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The bonus opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels have been set that, if achieved, would have produced bonus payouts under the 2010 Bonus Plan at 75%, 100%, 125% or 150% of the target annual bonus amounts, respectively. Where performance levels fall between minimum and target or between target and maximum levels, bonuses would have been be determined by linear interpolation. Our consolidated EBITDA threshold has to be achieved before any named executive officer may qualify for a bonus.
(2)	The awards made on November 4, 2010 set forth in this column represents the aggregate retention payments payable to each of the named executive officers under the Realogy 2011-2012 Multi-Year Retention Plan (the “2011-2012 Retention Plan”). The 2011-2012 Retention Plan provides for retention payments in four equal semi-annual installments during 2011 and 2012 in April and October of each such year, based upon an employee’s continued employment in good standing. In connection with the adoption of the 2011-2012 Retention Plan, the Compensation Committee terminated the existing 2010 annual bonus plans covering corporate personnel, including the 2010 Annual Bonus Plan. The Compensation Committee also terminated the Amended and Restated 2009 Multi-Year Executive Retention Plan, which covered all of the named executive officers other than the Chief Executive Officer.
(3)	This column lists the New Options granted in 2010 under Amended and Restated 2007 Stock Incentive Plan in exchange for Original Options that had been granted in April 2007 upon consummation of the Merger. The New Options have the same terms as the Original Options, except as follows: (i) the exercise price of 70% of the New Options is $0.83 per share, and the exercise price of the remaining 30% of the New Options is $5.50 per share; (ii) each New Option expires on the tenth (10th) anniversary of the New Option grant date (unless it expires earlier in accordance with its terms); and (iii) each New Option vests as to twenty-five percent (25%) of the total shares subject to the New Option on each of the first (4) anniversaries of July 1, 2010 and is not subject to any performance vesting.
(4)	The options with an exercise price of $5.50 per share are New Options granted with an exercise price at a premium as determined by the Compensation Committee.
(5)	This column represents the incremental fair value, computed as of November 9, 2010, the date on which the option exchange offer was consummated, in accordance with FASB guidance on stock-based compensation.

Pursuant to the terms of the Phantom Value Plan and the Incentive Awards made thereunder, we issued non-qualified stock options to the named executive officers on April 15, 2011, the first date following adoption of the Phantom Value Plan on which Apollo received cash interest on the Convertible Notes as follows: Mr. Smith, 186,954 options, Mr. Hull, 115,626 options, Mr. Kelleher, 74,235 options, Mr. Perriello, 95,127 options and Mr. Zipf 91,857 options. The number of stock options granted, as determined by the Compensation Committee, was equal to an amount which bore the same ratio to the aggregate dollar amount of the named executive officer’s Incentive Award as the aggregate amount of cash interest accrued on the Convertible Notes from January 5, 2011, the date on which the Convertible Notes were issued and paid to Apollo on April 15, 2011. Pursuant to the terms of the Phantom Value Plan, the stock option granted to Mr. Smith, Realogy’s Chief Executive Officer, however, was limited to 50% of the foregoing stock option amount. The stock options have a three year vesting schedule, subject to the executive’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The options have an exercise price of $0.89 per share, representing the fair market value per share of Common Stock as determined by the Compensation Committee on the date of grant.

Outstanding Equity Awards at 2010 Fiscal Year End

The following two tables set forth outstanding stock option awards as of December 31, 2010 held by our named executive officers. There were no other Holdings equity awards outstanding at December 31, 2010.

Outstanding Option Awards at December 31, 2010

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($) (1)	Option expiration date
Richard A. Smith	—	933,750	—	5.50	11/9/20
		2,178,750	—	0.83	11/9/20

Anthony E. Hull	—	225,000	—	5.50	11/9/20
		525,000	—	0.83	11/9/20

Kevin J. Kelleher	—	180,000	—	5.50	11/9/20
		420,000	—	0.83	11/9/20

Alexander E. Perriello III	—	225,000	—	5.50	11/9/20
		525,000	—	0.83	11/9/20

Bruce Zipf	—	180,000	—	5.50	11/9/20
		420,000	—	0.83	11/9/20

(1)	All options vest as to twenty-five percent (25%) of the total shares subject to the option on each of the first (4) anniversaries of July 1, 2010.

The following table sets forth outstanding equity awards (consisting solely of stock options of Avis Budget Group and Wyndham Worldwide) as of December 31, 2010 held by our named executive officers that were issued (or in the case of Avis Budget Group equity awards, adjusted) as part of the equitable adjustment of outstanding Cendant equity awards at the date of our separation from Cendant made pursuant to the terms of the Separation Agreement. Except for tax withholding and related liabilities, the awards relating to Wyndham Worldwide common stock are liabilities of Wyndham Worldwide, and the awards relating to Avis Budget Group common stock are liabilities of Avis Budget Group. All of these stock options are fully exercisable. Avis Budget Group awards also reflect an adjustment in connection with a one-for-ten reverse stock split.

Name	Issuer	Number of Securities Underlying Unexercised Options Exercisable (#)	Exercise Price ($)	Option Expiration Date
Richard A. Smith
	Avis Budget	26,063	27.40	January 22, 2012
	Wyndham Worldwide	52,124	40.03	January 22, 2012

Anthony E. Hull
	Avis Budget	988	28.34	October 15, 2013
	Wyndham Worldwide	1,976	41.40	October 15, 2013

Kevin J. Kelleher
	Avis Budget	12,009	27.40	January 22, 2012
	Wyndham Worldwide	24,018	40.03	January 22, 2012

Alexander E. Perriello, III
	Avis Budget	6,005	27.40	January 22, 2012
	Wyndham Worldwide	12,009	40.03	January 22, 2012

Bruce Zipf
	Avis Budget (1)	4,014	26.87	January 2, 2011
	Avis Budget	5,212	26.87	April 17, 2012
	Wyndham Worldwide (1)	8,027	39.25	January 2, 2011
	Wyndham Worldwide	10,424	39.25	April 17, 2012

(1)	The Avis Budget Group and Wyndham Worldwide options with an expiration date of January 2, 2011 expired without having been exercised.

Option Exercises and Stock Vested for Fiscal Year 2010

None of our named executive officers exercised any options for Common Stock during 2010. The following table sets forth information with respect to shares of restricted stock for Common Stock held by our named executive officers that vested during 2010.

	Stock awards
Name	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($) (1)
Richard A. Smith	50,000	$40,500
Anthony E. Hull	50,000	$40,500
Kevin J. Kelleher	12,500	$10,125
Alexander E. Perriello, III	25,000	$20,250
Bruce Zipf	50,000	$40,500

(1)	Based upon a fair market value share price of $0.81 on April 10, 2010, the date of vesting. Messrs. Perriello and Zipf elected to pay the minimum withholding taxes due upon vesting through the forfeiture of shares. Accordingly, Messrs. Perriello and Zipf actually received fewer shares than the amount set forth in the above table.

The following table includes certain information relating to Wyndham Worldwide options exercised by one of our named executive officers during 2010.

	Wyndham Worldwide option award
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Richard A. Smith	208,498	$1,317,581

None of our other named executive officers exercised any Wyndham Worldwide options during 2010 and none of our named executive officers exercised Avis Budget Group options during 2010.

Stock Incentive Plan

The Holdings 2007 Stock Incentive Plan, as amended in November 2007 and further amended in November 2010 (the “Stock Incentive Plan”), authorizes 20 million shares of Common Stock thereunder. The Stock Incentive Plan is administered by the Compensation Committee with certain delegations to the Chief Executive Officer and the Chief Administrative Officer with respect to the administration of the Stock Incentive Plan. Awards granted under the Stock Incentive Plan may be nonqualified stock options, rights to purchase shares of Common Stock restricted stock, restricted stock units and other awards settleable in, or based upon, Common Stock. Awards may be granted under the Stock Incentive Plan only to persons who are employees, consultants or directors of Holdings or any of its subsidiaries on the date of the grant.

All of the shares of Common Stock purchased by management as well as the restricted stock awards and stock options granted to management (including board members) are subject to the Stock Incentive Plan.

Options issued under the Stock Incentive Plan must have an exercise price determined by the Compensation Committee and set forth in an option agreement. In no event, however, may the exercise price be less than the fair market value of a share of Common Stock on the date of grant. The Compensation Committee, in its sole discretion, will determine whether and to what extent any options are subject to vesting based upon the optionee’s continued service to, and the Holdings performance of duties for, Holdings and its subsidiaries, or upon any other basis.

In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or similar event affecting Holdings or any of its subsidiaries (each, a “Corporate Transaction”), the Compensation Committee may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (a) the aggregate number and kind of share of Common Stock or other securities, (b) the number and kind of shares of Common Stock or other securities subject to outstanding awards, (c) performance metrics and targets underlying outstanding awards and (d) the option price of outstanding options. In the case of Corporate Transactions, such adjustments may include, without limitation, (a) the cancellation of outstanding equity securities issued under the Stock Incentive Plan in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such equity securities, as determined by the Compensation Committee in its sole discretion and (b) the substitution of other property (including, without limitation, cash or other securities of Holdings and securities of entities other than Holdings for the shares of Common Stock subject to outstanding equity securities. Following the Debt Exchange Offering and the filing of the amended and restated certificate of incorporation of Holdings on January 5, 2011, providing for two classes of Common Stock, the Compensation Committee approved action to provide that all shares issuable upon exercise of outstanding options under the Stock Incentive Plan (as well as shares of Common Stock underlying future grants under that plan) are issuable for shares of Class A Common Stock.

Upon (i) the consummation of certain sales of Holdings or (ii) any transactions or series of related transactions in which Apollo sells at least 50% of the shares of Common Stock directly or indirectly acquired by it and at least 50% of the aggregate of all investor investments (a “Realization Event”), subject to any provisions of the award agreements to the contrary with respect to certain sales of Holdings, Holdings may purchase each outstanding vested and/or unvested option for a per share amount equal to (a) the amount per share received in respect of the shares of Common Stock sold in such transaction constituting the Realization Event, less (b) the option price thereof.

The Stock Incentive Plan will terminate on the tenth anniversary of the date of its adoption by the Holdings Board, or April 10, 2017.

Realogy Pension Benefits at 2010 Fiscal Year End

Prior to Realogy’s separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the “Cendant Pension Plan”), which was a “defined benefit” employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Cendant Pension Plan was a successor plan to the PHH Corporation Pension Plan (the “Former PHH Pension Plan”) pursuant to a transaction whereby Cendant caused a number of defined benefit pension plans to become consolidated into a single plan. A number of our employees are entitled to benefits under the Cendant Pension Plan pursuant to their prior participation in the Former PHH Pension Plan as well as subsequent participation in the Cendant Pension Plan. During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements.

In connection with Realogy’s separation, Cendant and Realogy agreed to separate the Cendant Pension Plan into two plans. Realogy adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan, which is identical in all material respects to the Cendant Pension Plan (the “Realogy Pension Plan”). Also effective upon the separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan which related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan which related to the Former PHH Pension Plan. Our employees who were not participants in the Cendant Pension Plan do not participate in the Realogy Pension Plan.

In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan. The value of the assets transferred from the Cendant Pension Plan to the Realogy Pension Plan was proportional to the liabilities assumed by the Realogy Pension Plan, and such value was determined based upon applicable law, including under ERISA and IRS regulations.

Of those employees currently participating in the Realogy Pension Plan, 269 are no longer accruing additional benefits (other than their right to attain early retirement subsidies) and two continue to accrue additional benefits.

Mr. Kelleher is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, he no longer accrues additional benefits (other than his right to attain early retirement subsidies) under the Cendant Pension Plan or the Realogy Pension Plan.

The following table sets forth information relating to Mr. Kelleher’s participation in the Realogy Pension Plan:

Name	Plan Name	Number of Years of Credited Service(#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Kevin J. Kelleher	Realogy Pension Plan	26	386,354	—

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Kelleher through December 31, 2010.

(2)	The valuations included in this column have been calculated as of December 31, 2010 assuming Mr. Kelleher will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 9, “Employee Benefit Plans—Defined Benefit Pension Plan” to our consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus.

Nonqualified Deferred Compensation at 2010 Fiscal Year End

In December 2008, in accordance with the transition rules under Section 409A of the Internal Revenue Code of 1986, as amended, our Compensation Committee amended the Realogy Officer Deferred Compensation Plan. The amendment permitted participants to revoke their current distribution elections on file and make a new unifying election for their entire account balance. The revocation and election had to be made prior to December 31, 2008. Participants could elect to receive a lump sum distribution in April 2009 or to maintain their then current election. Mr. Hull and Mr. Zipf were the only named executive officers who were participants under the Realogy Officer Deferred Compensation Plan. Each of them made new elections prior to the end of 2008. Under those new elections, they received lump sum distributions in April 2009.

Effective January 1, 2009, the Company suspended participation in the Realogy Officer Deferred Compensation Plan due to the prolonged downturn in the residential housing market and our highly levered debt structure. The suspension remains in effect. Accordingly, none of the named executive officers had any nonqualified deferred compensation at December 31, 2010.

Employment Agreements

The following summarizes the terms of the employment agreements with each of our named executive officers. Severance provisions are described in the section titled “Potential Payments Upon Termination or Change of Control.”

Mr. Smith. On April 10, 2007, we entered into a new employment agreement with Mr. Smith, with a five-year term commencing as of the effective time of the Merger (unless earlier terminated), subject to automatic extension for an additional year unless either party provides notice of non-renewal. This employment agreement supersedes any prior employment agreements that we entered into with Mr. Smith. Pursuant to the agreement, Mr. Smith serves as our President. In addition, Mr. Smith has served as our Chief Executive Officer since November 13, 2007. He also serves as a member of the Boards of Directors of Realogy and Holdings during his term of employment. Mr. Smith is entitled to a base salary of $1 million (the base salary in effect for him as of immediately prior to the effective time of the Merger), may participate in employee benefit plans generally available to our executive officers, and is eligible to receive an annual bonus award with a target amount equal to 200% of his annual base salary, subject to the attainment of performance goals and his continued employment with us on the last day of the applicable bonus year, as well as adjustments based on a merit review. In connection with entering into his employment agreement and as partial consideration for his retention following the Merger, Mr. Smith received a one-time $5 million bonus in connection with the consummation of the Merger, the after-tax amount of which Mr. Smith elected to invest in shares of Common Stock.

Mr. Smith is also entitled to an annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense but did receive this bonus in January 2011 in the amount of $97,000.

Messrs. Hull, Kelleher, Perriello and Zipf. On April 10, 2007, we entered into new employment agreements with each of Messrs. Hull, Kelleher, Perriello and Zipf (for purposes of this section, each, an “Executive”), with a five-year term (unless earlier terminated) commencing as of the effective time of the Merger, subject to automatic extension for an additional year unless either party provides notice of non-renewal. Pursuant to these employment agreements, each of the Executives continues to serve in the same positions with us as they had served prior to the Merger. These employment agreements supersede any prior employment agreements that we entered into with each Executive. Messrs. Hull, Kelleher, Perriello and Zipf are entitled to the base salary in effect for them as of immediately prior to the effective time of the Merger, as well as employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to the target bonus in effect for them as of the effective time of the Merger, which target is currently equal to 100% of each Executive’s annual base salary, subject to the attainment of performance goals and the Executive’s being employed with us on the last day of the applicable bonus year.

In April 2011, we amended the employment agreements we have with Messrs. Hull, Kelleher, Perriello and Zipf. The amendments to each agreement provide for (1) an extended term ending on April 10, 2015, and (2) an annual base salary increase, effective April 1, 2011, and, in the case of Messrs. Hull, Kelleher and Zipf, another annual base salary increase, effective January 1, 2012. The following are the annual rates of base salary, effective April 1, 2011: for Mr. Hull, $575,000, Mr. Kelleher, $450,000, Mr. Perriello, $550,000 and Mr. Zipf, $560,000. Effective January 1, 2012, the annual base salary of Messrs. Hull, Kelleher and Zipf will increase to $600,000, $475,000 and $575,000, respectively.

Potential Payments upon Termination or Change in Control

The following summarizes the potential payments that may be made to our named executive officers in the event of a termination of their employment or a change of control as of December 31, 2010.

If Mr. Smith’s employment is terminated by us without “cause” or by Mr. Smith for “good reason,” subject to his execution and non-revocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his (a) then-current annual base salary and (b) his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in thirty-six (36) equal monthly installments following his termination of employment. If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants and is entitled to be reimbursed by us for any “golden parachute” excise taxes, including taxes on any such reimbursement, subject to certain limitations described in his employment agreement.

Cause is defined in Mr. Smith’s employment agreement to mean (i) his willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) his conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) his indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) his gross negligence in the performance of his duties, or (vi) his purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements; a termination will not be for “Cause” pursuant to clause (i), (ii) or (v), to the extent such conduct is curable, unless the Company shall have notified Mr. Smith in writing describing such conduct and he shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.

Good Reason is defined in Mr. Smith’s employment agreement as voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Mr. Smith’s consent: (i) his removal from, or failure to be elected or re-elected to, the Board; (ii) a material reduction of his duties and responsibilities to the Company, (iii) a reduction in his annual base salary or target bonus (not including any diminution related to a broader compensation reduction that (A) is made in consultation with Mr. Smith and (B) is applied to all senior executives of the Company in a relatively proportionate manner); (iv) the relocation of Mr. Smith’s primary office to a location more than 30 miles from the prior location; (v) delivery of notice of non-renewal of the employment period by the Company (other than non-renewal by the Company due to Mr. Smith’s disability, termination for Cause or termination by Mr. Smith); or (vi) a material breach by the Company of a material provision of the employment agreement (including a breach of Section 2(a) of the employment agreement, which sets forth Mr. Smith’s position with the Company). A termination shall not be for “Good Reason” pursuant to clause (i), (ii), (iii) or (iv), unless Mr. Smith shall have given written notice of his intention to resign for Good Reason and the Company shall have failed to cure the event giving rise to Good Reason within ten (10) business days after the Company’s receipt of such written notice.

With respect to Messrs. Hull, Kelleher, Perriello and Zipf (also for purposes of this section, each, an “Executive”), each Executive’s employment agreement provides that if his employment is terminated by us without “cause” or by the Executive for “good reason,” subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to:

(1) a lump sum payment of his unpaid annual base salary and unpaid earned bonus;

(2) an aggregate amount equal to (x) if such termination occurs within 12 months after a “Sale of the Company,” 200% of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus; or (y) 100% (200% in the case of Mr. Hull) of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus. Of such amount, 50% will be payable in a lump sum within 30 business days of the date of termination, and the remaining portion will be payable in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment; and

(3) from the period from the date of termination of employment to the earlier to occur of the second anniversary of such termination or the date on which the individual becomes eligible to participate in another employer’s medical and dental benefit plans, participation in the medical and dental benefit plans maintained by us for active employees, on the same terms and conditions as such active employees, as in effect from time to time during such period.

The definition of Cause and Good Reason under each Executive’s employment agreement are identical to those contained in Mr. Smith’s employment agreement except as follows: (A) clause (i) of the definition of Good Reason under Mr. Smith’s employment agreement is not contained in the definition of Good Reason in each Executive’s employment agreement; and (B) the addition of language in the definition of Good Reason that a material breach by the Company of a material provision of the Executive’s employment agreement does not include any promotion or lateral assignment of the Executive.

Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.

The following table sets forth information regarding the value of potential termination payments and benefits our named executive officers would have become entitled to receive upon their termination of employment with us under certain circumstances as of December 31, 2010:

Name	Benefit	Termination without Cause or for Good Reason within 12 months following a Sale of the Company ($)		Termination without Cause or for Good Reason other than within 12 months following a Sale of the Company ($)	Death ($)	Disability ($)
Richard A. Smith	Severance Pay	9,000,000	(3)	9,000,000	1,000,000	1,000,000
	Health Care (1)	330,076		330,760	330,076	330,076
	Equity Acceleration	65,363	(2)	—	—	—
Anthony E. Hull	Severance Pay	2,100,000		2,100,000	525,000	525,000
	Health Care	25,641		25,641	12,821	12,821
	Equity Acceleration	15,750	(2)	—	—	—
Kevin J. Kelleher	Severance Pay	1,664,000		832,000	416,000	416,000
	Health Care	23,455		23,455	11,728	11,728
	Equity Acceleration	12,600	(2)	—	—	—
Alexander E. Perriello, III.	Severance Pay	2,080,000		1,040,000	520,000	520,000
	Health Care	10,578		10,578	5,289	5,289
	Equity Acceleration	15,750	(2)	—	—	—
Bruce Zipf	Severance Pay	2,080,000		1,040,000	520,000	520,000
	Health Care	18,307		18,307	9,154	9,154
	Equity Acceleration	12,600	(2)	—	—	—

(1)	If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.
(2)	The vesting of options accelerate upon a Sale of the Company provided, however, that in the event the individual terminates his employment without “good reason” or his employment is terminated for “cause” within one year of the Sale of the Company, the individual would be required to remit to the Company the proceeds realized in the Sale of the Company for those options, the vesting of which was accelerated due to the Sale of the Company. The value ascribed to the accelerated vesting of the options is based upon a fair market value of the Common Stock of $0.86 per share as of December 31, 2010.
(3)	No “golden parachute” excise tax would be payable based upon Mr. Smith’s historical compensation and, accordingly, the Company would have no obligation to reimburse Mr. Smith for any such taxes.

Director Compensation

The following sets forth information concerning the compensation of our independent director in 2010. None of the other members of the Board of Directors received any compensation for their service as a director in 2010.

Name	Fees earned or paid in cash ($)	All other compensation ($)		Total ($)
V. Ann Hailey	160,000	—		160,000
Henry R. Silverman	—	141,482	(1)	141,482	(1)

(1)	Consists of post-employment secretarial support provided to Mr. Silverman pursuant to his employment agreement with us.

Ms. Hailey, our only independent director and the Chair of our Audit Committee, joined the Board on February 4, 2008. She receives a director retainer of $150,000 and a fee as Audit Committee Chair of $10,000, each on an annualized basis. During 2009 and 2010, the entire $150,000 director retainer fee was payable in cash pursuant to an action taken by the Compensation Committee. For 2008, of the $150,000 director retainer fee, $90,000 was payable pursuant to a grant of restricted shares of Common Stock based upon the fair market value of the Common Stock on the date of grant, provided that in connection with the initial grant made on February 4, 2008, the Common Stock was valued at $10.00 per share. The vesting of the restricted stock is identical to the vesting terms of the restricted stock awards granted to certain executive officers: namely, one-half vested 18 months following the date of grant (August 4, 2009) and the other half vested 36 months following the date of grant (February 4, 2011). We determined that the fair market value of the restricted stock award of 9,000 shares on the date of grant (February 4, 2008) was $90,000.

Newly appointed independent directors also receive on the date of their appointment a one-time grant of non-qualified options to purchase 50,000 shares of Common Stock with an exercise price equal to the greater of $10.00 per share or the fair market value of the Common Stock on the date of grant. The options become exercisable at the rate of 25% of the underlying shares upon each of the first four anniversaries following the date of grant, subject to acceleration and vesting in full upon a Sale of the Company (as that term is defined in the Holdings Stock Incentive Plan). We determined that in accordance with the FASB’s guidance on accounting for stock-based compensation, the fair market value of the option on the date of grant (February 4, 2008) was $2.42 per share or $121,000 in the aggregate.

On March 3, 2011, the Compensation Committee amended Holdings’ policy with respect to compensation of directors to eliminate the one-time grant of non-qualified options for any newly appointed independent director and to provide that one-half of the $150,000 annual independent director retainer fee will be payable pursuant to a grant of non-qualified stock options. The exercise price of the options will be equal to the fair market value of the Class A Common Stock on the date of grant and the options will become exercisable at the rate of 25% of the underlying shares upon each of the first four anniversaries following the date of grant, subject to acceleration and vesting in full upon a Sale of the Company. In accordance with the revised policy, on March 3, 2011, the Compensation Committee awarded Ms. Hailey, as part of her 2011 director compensation, a grant of 105,000 non-qualified options to purchase shares of Class A Common Stock at an exercise price of $0.86 per share, which the Compensation Committee determined was the fair market value of the Class A Common Stock on the date of grant. To increase the retention incentives provided by our stock based compensation programs to Ms. Hailey, the Compensation Committee also approved the grant of 150,000 non-qualified stock options to purchase shares of Class A Common Stock at an exercise price of $0.86 per share to become exercisable at the rate of 37,500 options per year commencing March 3, 2012, and the grant of a restricted stock award for 105,000 shares of Class A Common Stock, 52,500 shares of which will vest 18 months following the date of grant and the balance will vest 36 months following the date of grant, subject to her continued service on the Holdings Board.

In connection with Mr. Silverman’s appointment as non-executive chairman of the Company, on November 13, 2007, the Holdings Board granted Mr. Silverman an option to purchase 5 million shares of Common Stock at $10 per share. The options include both time vesting (tranche A) options and performance vesting (tranche B and tranche C) options. In general, one-half of the options granted to Mr. Silverman vest and become exercisable in five equal installments on each of the 12th, 24th, 36th, 48th and 60th month anniversaries of September 1, 2007 (the tranche A options), and one-half of the options are performance vesting options, one-half of which vest upon the achievement of an internal rate of return of funds managed by Apollo with respect to its investment in Holdings of 20% (the tranche B options), and the remaining half of which vest upon the achievement of an internal rate of return of such funds of 25% (the tranche C options). We determined that excluding the effect of estimated forfeitures, in accordance with the FASB’s guidance, the fair market value of the option on the date of grant (November 13, 2007) was $2.58 per share or an aggregate of $6,450,000, which includes only the value of the time-vested options (the tranche A options). We also determined the grant date fair market value of the tranche B options and tranche C options but will only recognize those costs as compensation expense when the performance criteria are probable of occurring (e.g., an initial public offering or significant capital transaction). Assuming the highest level of performance conditions is probable, the total grant date fair value of the options would be $11,611,431.

The assumptions we used in determining the grant date fair value of the restricted stock and options outstanding at December 31, 2010 are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus.

A director who serves on the Holdings Board does not receive any additional compensation for service on the Board of Directors of a subsidiary of Holdings, unless there shall be a committee of a subsidiary where there is not a corresponding committee of Holdings.

Compensation Committee Interlocks and Insider Participation

Shortly prior to the consummation of the Merger, Apollo, principally through the Holdings Board, whose members then consisted of Apollo’s representatives, Messrs. Marc Becker and M. Ali Rashid, negotiated employment agreements and other arrangements with our named executive officers. Between April 10, 2007 and mid-February 2008, decisions relating to executive compensation were within the province of the Holdings Board and the Realogy Board, both of which were (and are) controlled by Apollo representatives. In February 2008, the Holdings Board established the Compensation Committee, whose members consist of Messrs. Becker and Rashid.

During 2010, none of the members of the Compensation Committee had any relationship that requires disclosure in this prospectus as a transaction with a related person, though both members are employed by Apollo, which has engaged in related party transactions with us during 2010 as discussed in “ Certain Relationships and Related Party Transactions.”

During 2010, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on the Holdings Board or the Realogy Board; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on the Holdings Board or the Realogy Board, and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of the directors of the Holdings Board or Realogy Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

All of Realogy’s issued and outstanding common stock is owned by its parent, Intermediate, and all of the issued and outstanding common stock of Intermediate is owned by its parent, Holdings. Realogy’s common stock owned by Intermediate constitutes all of Realogy’s issued and outstanding capital stock.

Pursuant to Holdings’ amended and restated certificate of incorporation, Holdings has two classes of Common Stock, Class A Common Stock and Class B Common Stock (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), each with a par value of $0.01 per share. All of the outstanding shares of Common Stock are shares of Class B Common Stock and all of the Common Stock into which the notes are convertible will be shares of Class A Common Stock. Each share of Class A Common Stock has one vote per share. Each share of Class B Common Stock has five votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy under the senior secured credit facility or any of its other debt arrangements.

The following table sets forth information regarding the beneficial ownership of Common Stock as of May 27, 2011 assuming all of the notes are converted into Class A Common Stock, by (i) each person known to beneficially own more than 5% of the Common Stock, (ii) each of our named executive officers, (iii) each member of the Board of Directors and (iv) all of our executive officers and members of the Board of Directors as a group. At May 27, 2011, there were 200,531,905 shares of Common Stock outstanding.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock (1)	Ownership of Class B Common Stock	Percentage of Class B Common Stock	Percentage of Common Stock (1)
Apollo (2)	1,276,938,607	197,820,000	98.7%	66.2%
Henry R. Silverman (3)(9)	1,500,000	—	*	*
Richard A. Smith (4)	778,125	912,025	*	*
Anthony E. Hull (5)	187,500	282,025	*	*
Kevin J. Kelleher (6)	150,000	181,069	*	*
Alexander E. Perriello, III (7)	187,500	232,025	*	*
Bruce Zipf (8)	150,000	224,050	*	*
Marc E. Becker (9)	—	—	—	*
V. Ann Hailey (10)	142,500	9,000	*	*
Scott M. Kleinman (9)	—	—	—	*
M. Ali Rashid (8)	—	—	—	*
Directors and executive officers as a group (14 persons) (11)	3,395,625	2,185,905	1.1%	*
Paulson Credit Opportunities Master Ltd. (12)	479,022,151	—	—	21.5%
York Capital Management Global Advisors LLC (13)	104,080,667	—	—	4.7%
Western Asset Management Company (14)	62,968,783	—	—	2.8%

*	Less than one percent.
(1)	Assumes conversion of all outstanding notes into shares of Class A Common Stock. As of May 27, 2011, $1,143,706,000 aggregate principal amount of Series A Convertible Notes, $291,424,196 aggregate principal amount of Series B Convertible Notes and $675,111,000 aggregate principal amount of Series C Convertible Notes were outstanding. The initial conversion rates of the notes are 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes or Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share, and 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share. The conversion rates are subject to certain anti-dilution adjustments. Assuming all of the notes were converted into Class A Common Stock at the applicable initial conversion rates and assuming conversion of all of the Class B Common Stock into Class A Common Stock on a share-for-share basis, there would be 2,226,341,129 shares of Class A Common Stock outstanding as of May 27, 2011.
(2)

Reflects (i) the outstanding shares of capital stock of Domus Holdings Corp. which are held of record by Apollo Investment Fund VI, L.P. (“AIF VI LP”), Domus Investment Holdings, LLC (“Domus LLC”), Domus Co-Investment Holdings LLC (“Domus Co-Invest LLC”) and various members of management of Holdings and Realogy, which are shares of Class B Common Stock with five votes per share, and (ii) the outstanding shares of Class A Common Stock that will be held by RCIV Holdings (Luxembourg) S.à r.l. (“RCIV Sarl”) upon the conversion of its Convertible Notes. The general partner of AIF VI LP is Apollo Advisors VI, L.P. (“Advisors VI”) and the investment manager of AIF VI LP is Apollo Management VI, L.P. (“Management VI”). The sole stockholder of RCIV Sarl is RCIV Holdings, L.P. (“RCIV Holdings”). The general partner of RCIV Holdings is Apollo Advisors VI (EH), L.P. (“Advisors VI EH”) and the investment manager of RCIV Holdings is Management VI. Management VI also serves as the manager or managing member of each of Domus LLC and Domus Co-Invest LLC. The general partner of Management VI is AIF VI Management, LLC (“AIF VI LLC”). The sole member-manager of AIF VI LLC is Apollo Management, L.P. (“Apollo Management”). The general partner of Apollo Management is Apollo

Management GP, LLC (“Apollo Management GP”). The sole member-manager of Apollo Management GP is Apollo Management Holdings, L.P. (“Management Holdings”). The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP” and together with Management VI, AIF VI LLC, Apollo Management, Apollo Management GP and Management Holdings, the “Apollo Management Entities”). The general partner of Advisors VI is Apollo Capital Management VI, LLC (“Capital Management VI”). The sole member of Capital Management VI is Apollo Principal Holdings I, L.P. (“Principal Holdings I”), and the general partner of Principal Holdings I is Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”). The general partner of Advisors VI EH is Apollo Advisors VI (EH-GP), Ltd. (“Advisors VI EH-GP”) The sole stockholder of Advisors VI EH-GP is Apollo Principal Holdings III, L.P, (“Principal Holdings III”), and the general partner of Principal Holdings III is Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP” and together with Advisors VI, Advisors VI EH, Capital Management VI, Principal Holdings I, Principal Holdings I GP, Advisors VI EH GP and Principal Holdings III, the “Apollo Advisors Entities”). Leon Black, Joshua Harris and Marc Rowan are the managers of each of Management Holdings GP and Principal Holdings I GP and the directors of Principal Holdings III GP. Each of AIF VI LP, Domus LLC, Domus Co-Invest LLC, RCIV Sarl, RCIV Holdings, the Apollo Management Entities, the Apollo Advisors Entities and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares of Realogy held by Domus Intermediate except to the extent of any pecuniary interest therein. The address for RCIV Sarl is 9b, boulevard Prince Henri, L-1724, Luxembourg, and the address for RCIV Holdings is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The address for AIF VI LP, Domus LLC, Domus Co-Invest LLC and the Apollo Advisors Entities is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address for the Apollo Management Entities and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, NY 10019. Does not include 6,769,225 shares of Common Stock (including 2,606,905 shares of Class B Common Stock held outright, 4,057,319 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options exercisable within 60 days of May 27, 2011 and 105,000 shares of Class A Common Stock subject to vesting under a restricted stock agreement) beneficially owned by our directors and executive officers and other members of our management, for which AIF VI LP and Domus LLC have voting power pursuant to the Management Investor Rights Agreement (as defined below) but not investment power.

(3)	Includes 1,500,000 shares of Class A Common Stock issuable upon currently exercisable options but does not include 3,500,000 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(4)	Includes 778,125 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 2,521,329 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(5)	Includes 187,500 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 678,126 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(6)	Includes 150,000 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 524,235 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(7)	Includes 187,500 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 657,627 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(8)	Includes 150,000 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 541,857 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(9)	Messrs. Silverman, Becker, Kleinman and Rashid are each principals and officers of certain affiliates of Apollo. Although each of Messrs. Silverman, Becker, Kleinman and Rashid may be deemed the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.

(10)	Includes 37,500 shares of Class A Common Stock issuable upon exercise of currently exercisable options and 105,000 shares of Class A Common Stock subject to vesting under a restricted stock agreement. Does not include an additional 267,500 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(11)	Includes options to purchase 3,290,625 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable within 60 days following May 27, 2011 and 105,000 shares of Class A Common Stock subject to vesting under a restricted stock agreement. Does not include 9,772,412 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(12)	Assuming only Paulson converts its Convertible Notes, it would own approximately 70.5% of the total outstanding shares of Common Stock and approximately 32.3% of the voting power with respect to the Common Stock. Paulson & Co. Inc. holds the notes and the shares of Class A Common Stock issuable upon conversion of the notes owned by Paulson Credit Opportunities Master Ltd. (“Paulson Credit”). Paulson Credit has indicated that Paulson Management II LLC has sole voting power and investment authority with respect to the notes and shares of Class A Common Stock issuable upon conversion of the notes held by Paulson. John Paulson controls Paulson & Co. Inc. and may be deemed the beneficial owner of the notes and shares of Class A Common Stock issuable upon conversion of the notes beneficially owned by Paulson Credit but disclaims beneficial ownership of any notes or Class A Common Stock issuable upon conversion of the notes. The address for Paulson is 1251 Avenue of the Americas, 50th Floor, New York, New York 10020.
(13)	Assuming only York converts its Convertible Notes, it would own approximately 34.2% of the total outstanding shares of Common Stock and approximately 9.4% of the voting power with respect to the Common Stock. Includes $1,735,000 principal amount of notes held by Jorvik Multi-Strategy Master Fund, L.P.; $12,295,000 principal amount of notes held by York Capital Management, L.P.; $32,046,000 principal amount of notes held by York Credit Opportunities Fund, L.P.; $39,870,000 principal amount of notes held by York Credit Opportunities Master Fund, L.P.; and $21,192,000 principal amount of notes held by York Multi-Strategy Master Fund, L.P. (collectively, the “York Entities”). Does not include notes and Class A Common Stock issuable upon conversion of such notes owned by York Event-Driven UCITS Fund, an affiliate of York Capital Management Company. See “Selling Securityholders.” The York Entities have indicated that York Capital Management Global Advisors, LLC exercises sole voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by the York Entities. James G. Dinan controls York Capital Management Global Advisors, LLC, and disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the York Entities. The address for York is 767 Fifth Avenue, 17th Floor, New York, New York 10153.
(14)

Notes owned by Western Asset Management Company include all notes held in investment funds and separately managed client accounts for which Western Asset Management serves as investment manager, including $3,640,000 principal amount of notes held by Legg Mason Western Asset Global HY Bond Fund, $6,300,000 principal amount of notes held by LM WA US HY Fund, $1,150,000 principal amount of notes held by Stichting Pensioen Funds DSM Nederland, $1,180,000 principal amount of notes held by CGCM High Yield Investments, $396,000 principal amount of notes held by Kern Country Employee’s Retirement Assoc., $5,150,000 principal amount of notes held by Western Asset Opportunistic US$ H.Y. LLC, $1,140,000 principal amount of notes held by Western Asset Strategic US$ HY LLC, $1,400,000 principal amount of notes held by Western Asset High Income Corporate Bond Fund, $2,550,000 principal amount of notes held by Western Asset Global High Yield Bond Fund, $2,000,000 principal amount of notes held by Western Asset Strategic Bond Opp. Port, $5,000,000 principal amount of notes held by Western Asset High Yield Defined Opportunity, $1,090,000 principal amount of notes held by LM WA Variable High Income Portfolio, $2,000,000 principal amount of notes held by Western Asset Managed High Income Fund Inc. (MHY), $3,687,000 principal amount of notes held by LM WA High Income Fund, $160,000 principal amount of notes held by LM WA Variable Global HY Bond Portfolio, $7,025,000 principal amount of notes held by Western Asset High Income Fund II Inc. (HIX), $620,000 principal amount of notes held by Western Asset High Income Fund Inc. (HIF), $1,310,000 principal amount of notes held by Western Asset

Global High Income Fund Inc. (EHI), $2,920,000 principal amount of notes held by LM WA Global HY Bond Fund, $3,230,000 principal amount of notes held by Western Asset High Income Opportunity Fund Inc. (HIO), $770,000 principal amount of notes held by Western Asset Global Partners Income Fund Inc. (GDF), $330,000 principal amount of notes held by Blue Cross Blue Shield of Michigan, $3,035,000 principal amount of notes held by Western Asset High Yield Portfolio, $5,770,000 principal amount of notes held by John Hancock II High Yield Fund and $2,690,000 principal amount of notes held by John Hancock Variable Ins. Trust - High Yield Trust. Christopher Jacobs exercises voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company. Christopher Jacobs disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company. The address for WAMCO is 385 E. Colorado Blvd., Pasadena, CA 91101.

Equity-Based Compensation Plans

Securities Authorized for Issuance Under Equity Compensation Plan

In connection with the closing of the Merger on April 10, 2007, the Holdings Board adopted the Stock Incentive Plan. The Stock Incentive Plan authorizes the Holdings Board, or a committee thereof, to grant unqualified stock options, rights to purchase shares of Common Stock, restricted stock, restricted stock units and other awards settleable in, or based upon, Common Stock, to directors and employees of, and consultants to, Holdings and its subsidiaries, including Realogy. On November 13, 2007, the Holdings Board amended and restated the Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 15 million to 20 million. The Stock Incentive Plan was further amended on November 9, 2010. For additional discussion of our equity compensation, see “Management—Compensation Discussion and Analysis—Stock Incentive Plan.” The table below summarizes the equity issuances under the Stock Incentive Plan as of December 31, 2010.

Plan Category	Number of Securities To be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	—		—	—
Equity compensation plans not approved by stockholders	15,257,750	(2)	$4.53	2,016,750	(3)

(1)	Does not include 4,500 restricted shares outstanding at December 31, 2010.
(2)	In addition, of the shares of Common Stock issued and outstanding at December 31, 2010, there were 2,725,500 shares of Common Stock that had been purchased or had vested under the Stock Incentive Plan pursuant to individual subscription agreements and restricted stock awards (including shares that have been forfeited to satisfy tax withholding obligations).
(3)	Also gives effect to shares issued under the Stock Incentive Plan as described in footnote (2).

SELLING SECURITYHOLDERS

The notes were originally issued by Realogy in the Debt Exchange Offering in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Realogy to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act or institutional “accredited investors” within the meaning of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and any and all of the shares of Class A Common Stock issuable upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth, the name of each selling securityholder, the principal amount at maturity of the notes beneficially owned by such selling securityholder that may be offered pursuant to this prospectus and the number of shares of Class A Common Stock beneficially owned by such stockholders that may be offered pursuant to this prospectus. The number of shares of Class A Common Stock into which the notes are convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the notes and beneficially owned and offered by selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling securityholders prior to the date hereof, and accounts for 99.75% of the $2,110,241,196 principal amount of notes. Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or any shares of Class A Common Stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of Class A Common Stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or shares of Class A Common Stock issuable upon conversion of its notes.

Unless otherwise set forth below, none of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our affiliates or subsidiaries, other than their ownership of the notes and the Class A Common Stock issuable upon conversion thereof described below.

Name	Principal Amount of Notes Owned	% of Outstanding Notes	Class A Common Stock Issuable Upon Conversion	% of Outstanding Common Stock(1)
Advent Capital Management, Llc(2)	3,000,000	*	2,926,829	*
AllianceBernstein L.P.(3)	34,150,000	1.6	32,759,485	1.5
Citigroup Global Markets Inc(4)	697,000	*	680,000	*
Harbor Drive Fund, LP(5)	1,000,000	*	975,610	*
Havens Advisors, L.L.C.(6)	7,700,000	*	7,282,714	*
Merrill Lynch Pierce Fenner and Smith(7)	10,653,676	*	10,393,831	*
New Generation Advisors LLC(8)	7,932,300	*	7,738,829	*
P. Schoenfeld Asset Management LP(9)	14,131,162	*	13,284,320	*
Paulson Credit Opportunities Master Ltd.(10)	493,500,000	23.4	479,022,151	21.5
PennantPark Investment Corporation(11)	10,000,000	*	9,267,841	*
RBS Securities Inc.(12)	2,400,000	*	2,224,282	*
RCIV Holdings (Luxembourg) S.à.r.l(13)	1,338,190,220	63.4	1,276,938,607	57.4
Thrivent Financial for Lutherans(14)	3,000,000	*	2,926,829	*
Western Asset Management Company(15)	64,543,000	3.1	62,968,783	2.8
York Capital Management Global Advisors LLC(16)	107,138,000	5.1	104,080,667	4.7
York Event-Driven UCITS Fund(17)	7,000,000	*	6,829,269	*

*	Less than one percent.

(1)	Assuming conversion into Class A Common Stock of all of the outstanding notes and all of the outstanding shares of Class B Common Stock.

(2)	Comprised solely of Series A Convertible Notes. Includes $1,088,000 principal amount of notes held by Advent Convertible Arbitrage (Cayman) Fund II; $816,000 principal amount of notes held by Advent Global Opportunity Master Fund; and $1,096,000 principal amount of notes held by HFR RVA Advent Global Opportunity Master Trust (collectively, the “Advent Entities”). The Advent Entities have indicated that Tracy V. Maitland, the President and Chief Investment Officer of Advent Capital Management, Llc, controls Advent Capital Management, Llc, which exercises voting and investment power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by the Advent Entities. Tracy V. Maitland disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the Advent Entities.

(3)	Comprised of $22,730,000 principal amount of Series A Convertible Notes and $11,420,000 principal amount of Series C Convertible Notes. Includes $2,200,000 principal amount of notes held by AllianceBernstein Global High Income Fund, Inc.; $26,560,000 principal amount of notes held by AllianceBernstein Global High Yield Portfolio; $4,182,000 principal amount of notes held by AllianceBernstein High Income Fund, Inc.; $148,000 principal amount of notes held by The AB Pooling Portfolios – AB High-Yield Portfolio; $570,000 principal amount of notes held by AllianceBernstein US High Yield Collective Trust; and $490,000 principal amount of notes held by AllianceBernstein Global High Income Open A (collectively, the “AllianceBernstein Entities”). The AllianceBernstein Entities have indicated that AllianceBernstein L.P. holds voting or investment power with respect to the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the AllianceBernstein Entities. AllianceBernstein Corp is the general partner of AllianceBernstein L.P. AXA Financial controls AllianceBernstein Corp.

(4)	Comprised solely of Series A Convertible Notes. Citigroup Global Markets Inc. has indicated that Marc Heimowitz exercises voting or dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by Citigroup Global Markets Inc. Marc Heimowitz disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by Citigroup Global Markets Inc.

(5)	Comprised solely of Series A Convertible Notes. Harbor Drive Fund, LP has indicated that Harbor Drive Asset Management is its registered investment advisor and that C. Michael Vaughn controls Harbor Drive Asset Management and has sole voting and dispositive power with respect to the notes and the shares of Class A Common Stock issuable upon conversion of the notes. C. Michael Vaughn disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by Harbor Drive Fund, LP.

(6)	Comprised of $3,000,000 principal amount of Series A Convertible Notes and $4,700,000 principal amount of Series C Convertible Notes. Includes $3,044,000 principal amount of notes held by Havens International Enhanced Fund, Ltd.; $115,000 principal amount of notes held by Havens International Investors, Ltd.; $436,000 principal amount of notes held by Havens Partners, L.P.; $540,000 principal amount of notes held by Havens Partners Enhanced Fund, L.P.; and $3,565,000 principal amount of notes held by Lyxor/Havens International Fund Limited (collectively, the “Haven Entities”). The Haven Entities have indicated that Haven Advisors, L.L.C. exercises voting and investment power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by the Haven Entities. The Haven Entities have also indicated that Nancy E. Havens-Hasty is the managing member of Haven Advisors, L.L.C. Nancy E. Havens-Hasty disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the Haven Entities.

(7)	Comprised of $10,653,000 principal amount of Series A Convertible Notes and $676 principal amount of Series C Convertible Notes. Bank of America Corp controls Merrill Lynch Pierce Fenner and Smith and has voting and dispositive power with respect to the notes and the shares of Class A Common Stock issuable upon conversion of the notes.

(8)	Comprised of $750,000 principal amount of Series A Convertible Notes and $7,182,300 principal amount of Series C Convertible Notes. Includes $582,312 principal amount of notes held by Brandy Trust Multi Strategy NGA LLC; $174,694 principal amount of notes held by MW Special Situations LP; $1,974,569 principal amount of notes held by New Generation Limited Partnership; $4,606,631 principal amount of notes held by New Generation Turnaround Fund (Bermuda) LP; and $594,094 principal amount of notes held by Permal New Generation Turnaround Fund Ltd (collectively, the “New Generation Entities”). The New Generation Entities have indicated that New Generation Advisors LLC exercises voting and dispositive power over with respect to the notes and the shares of Class A Common Stock issuable upon conversion of the notes controlled by New Generation Advisors. George Putnam, III is the President of New Generation Advisors LLC and disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the New Generation Entities.

(9)	Comprised of $3,846,000 principal amount of Series A Convertible Notes and $10,285,162 principal amount of Series C Convertible Notes. Includes $400,000 principal amount of notes held by Alphas Managed Accs Platform Ltd-Glbl Event UCITS Seg; $936,000 principal amount of notes held by Deutsche International Custodial Services Ltd. as Trustee of DBX Credit 3 Fund; $607,000 principal amount of notes held by Deutsche International Custodial Services Ltd. as Trustee of DBX Risk Arbitrage 5 Fund; $611,000 principal amount of notes held by HFR ED Global Master Trust; $221,000 principal amount of notes held by Institutional Benchmark Ser-IES (Master Feeder) Ltd; $287,162 principal amount of notes held by PSAM Texas Master Fund Ltd; $6,721,000 principal amount of notes held by PSAM Worldarb Master Fund Ltd; $3,207,000 principal amount of notes held by Rebound Portfolio Ltd; $209,000 principal amount of notes held by Spartan Partners LP; $167,000 principal amount of notes held by Wilshire Institutional Master Fund SPC – Wilshire PSAM Worldarb Segregated Portfolio; and $765,000 principal amount of notes held by Lyxor/PSAM Worldarb Fund Ltd. (collectively, the “PSAM Entities”). The PSAM Entities have indicated that P. Schoenfeld Asset Management LP exercises voting and investment power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by the PSAM Entities. The PSAM Entities have also indicated that the general partner of P. Schoenfeld Asset Management LP is PSAM GP LLC, and the shareholders of PSAM GP LLC are Peter Schoenfeld and Dhan Pai. The PSAM Entities have also indicated that Peter Schoenfeld is the managing member of P. Schoenfeld Asset Management LP. Peter Schoenfeld disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the PSAM Entities.

(10)	Comprised of $428,500,000 principal amount of Series A Convertible Notes, $15,000,000 principal amount of Series B Convertible Notes and $50,000,000 principal amount of Series C Convertible Notes. Paulson & Co. Inc. holds the notes and the shares of Class A Common Stock issuable upon conversion of the notes owned by Paulson Credit Opportunities Master Ltd. (“Paulson Credit”). Paulson Credit has indicated that Paulson Management II LLC has sole voting power and investment authority with respect to the notes and shares of Class A Common Stock issuable upon conversion of the notes held by Paulson. John Paulson controls Paulson & Co. Inc. and may be deemed the beneficial owner of the notes and shares of Class A Common Stock issuable upon conversion of the notes beneficially owned by Paulson Credit but disclaims beneficial ownership of any notes or Class A Common Stock issuable upon conversion of the notes.

(11)	Comprised solely of Series C Convertible Notes.

(12)	Comprised solely of Series C Convertible Notes. RBS Securities Inc. has indicated that Jon Weiss exercises voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by RBS Securities Inc. Jon Weiss disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by RBS Securities Inc.

(13)	Comprised of $482,928,000 principal amount of Series A Convertible Notes, $269,241,220 principal amount of Series B Convertible Notes and $586,021,000 principal amount of Series C Convertible Notes. RCIV Holdings (Luxembourg) S.à.r.l (“RCIV S.à.r.l”) is an affiliate of Apollo. The sole stockholder of RCIV S.à.r.l is RCIV Holdings, L.P. (“RCIV Holdings”). The general partner of RCIV Holdings is Apollo Advisors VI (EH), L.P. (“Advisors VI EH”) and the investment manager of RCIV Holdings is Apollo Management VI, L.P. (“Management VI”). The general partner of Management VI is AIF VI Management, LLC (“AIF VI LLC”). The sole member-manager of AIF VI LLC is Apollo Management, L.P. (“Apollo Management”). The general partner of Apollo Management is Apollo Management GP, LLC (“Apollo Management GP”). The sole member-manager of Apollo Management GP is Apollo Management Holdings, L.P. (“Management Holdings”). The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP” and together with Management VI, AIF VI LLC, Apollo Management, Apollo Management GP and Management Holdings, the “Apollo Management Entities”). The general partner of Advisors VI EH is Apollo Advisors VI (EH-GP), Ltd. (“Advisors VI EH-GP”) The sole stockholder of Advisors VI EH-GP is Apollo Principal Holdings III, L.P, (“Principal Holdings III”), and the general partner of Principal Holdings III is Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP” and together with Advisors VI, Advisors VI EH, Capital Management VI, Principal Holdings I, Principal Holdings I GP, Advisors VI EH GP and Principal Holdings III, the “Apollo Advisors Entities”). Leon Black, Joshua Harris and Marc Rowan are the managers of each of Management Holdings GP and Principal Holdings I GP and the directors of Principal Holdings III GP. Each of AIF VI LP, Domus LLC, Domus Co-Invest LLC, RCIV Sarl, RCIV Holdings, the Apollo Management Entities, the Apollo Advisors Entities and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares of Realogy held by Domus Intermediate except to the extent of any pecuniary interest therein.

(14)	Comprised solely of Series A Convertible Notes. Includes $1,430,000 principal amount of notes held by Thrivent High Yield Fund and $1,570,000 principal amount of notes held by Thrivent High Yield Portfolio, a series of Thrivent Series Fund (together, the “Thrivent Entities”). The Thrivent Entities have indicated that Thrivent Asset Management LLC is the registered investment advisor for Thrivent High Yield Fund and Thrivent Financial for Lutherans is the registered investment advisor for Thrivent High Yield Portfolio. The Thrivent Entities have also indicated that Russell Swanson exercises voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by the Thrivent Entities. Russell Swanson disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the Thrivent Entities.

(15)	Comprised solely of Series A Convertible Notes. Notes owned by Western Asset Management Company include all notes held in investment funds and separately managed client accounts for which Western Asset Management Company serves as investment manager, including $3,640,000 principal amount of notes held by Legg Mason Western Asset Global HY Bond Fund, $6,300,000 principal amount of notes held by LM WA US HY Fund, $1,150,000 principal amount of notes held by Stichting Pensioen Funds DSM Nederland, $1,180,000 principal amount of notes held by CGCM High Yield Investments, $396,000 principal amount of notes held by Kern Country Employee’s Retirement Assoc., $5,150,000 principal amount of notes held by Western Asset Opportunistic US$ H.Y. LLC, $1,140,000 principal amount of notes held by Western Asset Strategic US$ HY LLC, $1,400,000 principal amount of notes held by Western Asset High Income Corporate Bond Fund, $2,550,000 principal amount of notes held by Western Asset Global High Yield Bond Fund, $2,000,000 principal amount of notes held by Western Asset Strategic Bond Opp. Port, $5,000,000 principal amount of notes held by Western Asset High Yield Defined Opportunity, $1,090,000 principal amount of notes held by LM WA Variable High Income Portfolio, $2,000,000 principal amount of notes held by Western Asset Managed High Income Fund Inc. (MHY), $3,687,000 principal amount of notes held by LM WA High Income Fund, $160,000 principal amount of notes held by LM WA Variable Global HY Bond Portfolio, $7,025,000 principal amount of notes held by Western Asset High Income Fund II Inc. (HIX), $620,000 principal amount of notes held by Western Asset High Income Fund Inc. (HIF), $1,310,000 principal amount of notes held by Western Asset Global High Income Fund Inc. (EHI), $2,920,000 principal amount of notes held by LM WA Global HY Bond Fund, $3,230,000 principal amount of notes held by Western Asset High Income Opportunity Fund Inc. (HIO), $770,000 principal amount of notes held by Western Asset Global Partners Income Fund Inc. (GDF), $330,000 principal amount of notes held by Blue Cross Blue Shield of Michigan, $3,035,000 principal amount of notes held by Western Asset High Yield Portfolio, $5,770,000 principal amount of notes held by John Hancock II High Yield Fund and $2,690,000 principal amount of notes held by John Hancock Variable Ins. Trust—High Yield Trust. Christopher Jacobs exercises voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company. Christopher Jacobs disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by Western Asset Management Company.

(16)	Comprised of $98,040,000 principal amount of Series A Convertible Notes and $9,098,000 principal amount of Series C Convertible Notes. Includes $1,735,000 principal amount of notes held by Jorvik Multi-Strategy Master Fund, L.P.; $12,295,000 principal amount of notes held by York Capital Management, L.P.; $32,046,000 principal amount of notes held by York Credit Opportunities Fund, L.P.; $39,870,000 principal amount of notes held by York Credit Opportunities Master Fund, L.P.; and $21,192,000 principal amount of notes held by York Multi-Strategy Master Fund, L.P. (collectively, the “York Entities”). The York Entities have indicated that York Capital Management Global Advisors, LLC exercises sole voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by the York Entities. James G. Dinan controls York Capital Management Global Advisors, LLC, and disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by the York Entities.

(17)	Comprised solely of Series A Convertible Notes. York Event-Driven UCITS Fund has indicated that its sole shareholder is York UCITS Holdings LLC. York Event-Driven UCITS Fund has also indicated that James Munce exercises voting and dispositive power with respect to the notes and Class A Common Stock issuable upon conversion of the notes held by York Event-Driven UCITS Fund. James Munce disclaims beneficial ownership of the notes and the shares of Class A Common Stock issuable upon conversion of the notes held by York Event-Driven UCITS Fund.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Support Agreement

On November 30, 2010, Realogy and Holdings entered into a support agreement (the “Support Agreement”) with Paulson, Avenue Capital Management II, L.P. (together with its affiliated funds, “Avenue”) and RCIV Sarl, an affiliate of Apollo, the Company’s controlling stockholder (together with Paulson and Avenue, the “Significant Holders”), which collectively held, as of such date, approximately $1.01 billion (59%) aggregate principal amount of 10.50% Senior Notes, approximately $342 million (73%) aggregate principal amount of Senior Toggle Notes and approximately $606 million (69%) aggregate principal amount of the 12.375% Senior Subordinated Notes, whereby (i) Paulson and Apollo agreed to tender in the Debt Exchange Offering all of their Existing Notes in exchange for Convertible Notes, plus any additional Existing Notes acquired by them through the expiration of the Debt Exchange Offering and (ii) Avenue agreed to tender in the Debt Exchange Offering approximately $250 million aggregate principal amount of its Existing Notes for Extended Maturity Notes and the remaining approximately $64 million aggregate principal amount of its Existing Notes for Convertible Notes, plus any additional Existing Notes acquired by them through the expiration of the Debt Exchange Offering. Apollo agreed to participate in the Debt Exchange Offering with respect to approximately $1,338 million aggregate principal amount of Existing Notes.

Pursuant to the Support Agreement, Realogy and Holdings agreed to indemnify each Significant Holder for losses resulting from any claims of their stockholders, investors or creditors, or any of their affiliates or subsidiaries, in connection with the Debt Exchange Offering and also reimbursed each of Paulson and Avenue for reasonable attorney’s fees incurred by them in connection with the Debt Exchange Offering up to $225,000 in each case.

Apollo, Paulson and Avenue tendered approximately $1,338 million, $494 million and $314 million aggregate principal amount of Existing Notes, respectively, in the Debt Exchange Offering.

Issuance of the Notes Upon Consummation of Debt Exchange Offering; Amendment and Restated Certificate of Incorporation of Holdings

On January 5, 2011, Realogy, in connection with the consummation of the Debt Exchange Offering, issued $1,144 million aggregate principal amount of Series A Convertible Notes, $291 million aggregate principal amount of Series B Convertible Notes and $675 million aggregate principal amount of Series C Convertible Notes to eligible holders of Existing Notes that elected to receive notes in the Debt Exchange Offering. The notes were issued pursuant to Section 4(2) of the Securities Act only to holders who were “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or institutional “accredited investors” within the meaning of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

Realogy issued approximately $1,338 million, $494 million, $78 million, $64 million and $63 million aggregate principal amount of notes to Apollo, Paulson, York, Avenue and WAMCO, respectively.

At the closing of the Debt Exchange Offering, Holdings’ certificate of incorporation was amended and restated to provide, among other things, for two classes of Common Stock, Class A Common Stock and Class B Common Stock. All of the outstanding shares of Common Stock are shares of Class B Common Stock, substantially all of which are owned by Apollo. All of the Common Stock into which the notes are convertible will be shares of Class A Common Stock. Each share of Class A Common Stock has one vote per share. Each share of Class B Common Stock has 5 votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy under its senior secured credit facility or any of its other debt arrangements. Even if all the outstanding notes held by parties other than Apollo were converted into Class A Common Stock, Apollo would continue to control a majority of the voting power of the outstanding Common Stock.

“Qualified Public Offering” means (a) an underwritten offering of shares of Class A Common Stock by Holdings or any selling securityholders pursuant to an effective registration statement filed by Holdings with the SEC (subject to certain customary exceptions) under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock (by Holdings and/or other selling securityholders) sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $200 million and (b) the listing of Company Class A Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market, the New York Stock Exchange or any successor exchange to the foregoing.

Assuming all notes are converted into shares of Class A Common Stock, Apollo and Paulson would beneficially own approximately 66.2% and 21.5%, respectively, of the total outstanding shares of Common Stock on an as-converted basis (not including shares of Common Stock held by management for which Apollo exercises voting power). Neither York nor WAMCO would beneficially own more than 5% of the total outstanding shares of Common Stock assuming the conversion of all the notes. However, if either of York or WAMCO converted its notes before the conversion of any other Convertible Notes, it would beneficially own more than 5% of the total outstanding shares of Common Stock. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” In connection with the Debt Exchange Offering, each of York, Avenue, Paulson and WAMCO also entered into a securityholders agreement with Realogy, Holdings and Apollo as further described below.

Apollo Securityholders Agreement

On January 5, 2011, Holdings and certain holders of Common Stock affiliated with Apollo amended and restated the Securityholders Agreement, originally dated as of April 10, 2007 (as amended and restated, the “Apollo Securityholders Agreement”), which became effective upon consummation of the Debt Exchange Offering. The Apollo Securityholders Agreement, among other things, generally sets forth the rights and obligations of Domus Co-Investment Holdings LLC—a co-investment entity formed at the time of the Merger for the purpose of owning shares of Common Stock held beneficially by certain co-investors.

The Apollo Securityholders Agreement provides that prior to a Qualified Public Offering, Apollo Investment Fund VI, L.P., RCIV Holdings (Luxembourg) S.à r.l., RCIV Holdings, L.P. and Domus Investment Holdings, LLC (collectively, the “Sponsor Funds”) will have preemptive rights with respect to certain offerings by Holdings or Realogy of equity securities. The Sponsor Funds’ preemptive rights do not apply to the notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (excluding the notes and Class A Common Stock issued upon conversion thereof and subject to certain customary exceptions), then the Sponsor Funds will have the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. The Apollo Securityholders Agreement also provides for limited preemptive rights to Domus Co-Invest LLC in any subscription of equity securities of Holdings or its subsidiaries (or securities convertible into or exchangeable for any such equity securities) by the Sponsor Funds or any affiliates thereof to which any transfers of Common Stock are made.

The Apollo Securityholders Agreement also:

•	provides for certain rights and obligations of Domus Co-Invest LLC upon any disposition of shares of Common Stock by the Sponsor Funds to any third party;

•	restricts the ability of Domus Co-Invest LLC to transfer its shares in Holdings, other than in connection with sales initiated by the Sponsor Funds;

•	provides Domus Co-Invest LLC with certain information rights;

•	provides that the Holdings Board shall include two directors previously designated by Domus Co-Invest LLC and Apollo Investment Fund VI, L.P. and three directors designated by the Sponsor

Funds, in each case, for so long as such entity continues to own Common Stock or Convertible Notes, and additional directors or non-voting observers designated pursuant to any other agreements of Holdings.

Amended and Restated Management Investor Rights Agreement

On January 5, 2011, Holdings also amended and restated its management investor rights agreement, originally dated as of April 7, 2007 (as amended and restated, the “Management Investor Rights Agreement”), which became effective upon consummation of the Debt Exchange Offering. The Management Investor Rights Agreement was entered into by and among Holdings and AIF VI LP, RCIV Sarl, RCIV Holdings, Domus LLC (collectively, the “Apollo Holders”) and certain management holders (collectively, the “Management Holders”).

The Management Investor Rights Agreement, among other things:

•	allows the Management Holders to participate, and grants the Apollo Holders the right to require the Management Holders to participate, in certain sales or transfers of shares of Common Stock;

•	restricts the ability of Management Holders to transfer, assign, sell, gift, pledge, hypothecate, encumber, or otherwise dispose of Common Stock prior to a Qualified Public Offering;

•

allows Management Holders, subject to mutual indemnification and contribution rights, to include certain securities in a registration statement filed by Holdings with respect to an offering of Common Stock (i) in connection with the exercise of any demand rights by the Apollo Holders and any affiliates thereof to which any transfers of Common Stock are made (collectively, the “Apollo Group”) or any other securityholder possessing such rights, or (ii) in connection with which the Apollo Group exercises “piggyback” registration rights;

•	allows Holdings and the Apollo Group to repurchase Common Stock held by Management Holders upon termination of employment or their bankruptcy or insolvency; and

•	obligates the Management Holders to abide by certain nonsolicitation, noncompetition, confidentiality and proprietary rights provisions.

The Management Investor Rights Agreement will terminate upon the earliest to occur of the dissolution of Holdings, the occurrence of any event that reduces the number of parties to the agreement to one and the consummation of a control disposition.

Paulson Securityholders Agreement

On November 30, 2010, Realogy, Holdings, Paulson and certain affiliates of Apollo (Domus LLC, RCIV Holdings, RCIV Sarl, AIF VI LP and Domus Co-Invest LLC) entered into a securityholders agreement with Paulson (the “Initial Paulson Agreement”) which was subsequently amended and restated on January 5, 2011 (the “Amended and Restated Paulson Agreement” and, together with the Initial Paulson Agreement, the “Paulson Securityholders Agreement”). The Paulson Securityholders Agreement became effective on January 5, 2011, upon consummation of the Debt Exchange Offering. The material terms of the Paulson Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering, Paulson has preemptive rights with respect to certain offerings by Holdings or Realogy of equity or debt. Paulson’s preemptive rights shall not apply to the notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then Paulson has the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. If Holdings or Realogy proposes to issue or sell debt to an affiliate of Holdings or Realogy, then Paulson has the right to participate in any such issuance up to an amount equal to the fraction of the total offering determined by dividing (i) its then owned Extended Maturity Notes (including notes that have been converted into shares of Class A Common Stock still owned by it) by (ii) the total principal amount of outstanding debt of Realogy and Holdings as of the date of the Paulson Securityholders Agreement (“Pro Rata Debt Ownership”). In addition, Realogy will use commercially reasonable efforts to allow Paulson to participate in debt financings to third parties based on Paulson’s Pro Rata Debt Ownership, provided that if Apollo participates in such financing, Paulson shall also be permitted to participate in such financing to the same extent as Apollo based on their respective Pro Rata Debt Ownership at such time.

Registration Rights

Demand Rights. Paulson has two “demand” rights that allow Paulson, at any time after 36 months following the consummation of the Debt Exchange Offering, to request that Holdings undertake an underwritten public offering of its Class A Common Stock under the Securities Act so long as the estimated gross proceeds of any such underwritten public offering would be equal to or greater than $75 million, provided that if the number of Paulson’s shares of Class A Common Stock originally included in Paulson’s demand request is reduced to less than two-thirds of such shares in the underwritten public offering as a result of underwriter cutbacks, Paulson shall not be deemed to have used one of its demand rights. In addition, if Paulson elects to exercise its demand rights prior to a Qualified Public Offering or Holdings notifies Paulson of its intention to consummate a Qualified Public Offering, Paulson will not publicly sell any shares of Class A Common Stock from such time until the expiration of its applicable Lock-Up Period (as defined below).

Blackout Periods. Holdings has the ability to delay the filing of a registration statement in connection with an underwritten demand request for not more than an aggregate of 90 days (the “Maximum Blackout Period) in any twelve-month period, subject to certain conditions. To the extent Holdings delays the filing of a registration statement for a period in excess of the Maximum Blackout Period, it has agreed to pay liquidated damages to Paulson based on the principal amount of notes exchanged for the shares of Class A Common Stock requested to be included in such registration by Paulson.

Piggyback Registration Rights. Paulson also has unlimited “piggyback” registration rights that allow Paulson to include its Class A Common Stock in any public offering of equity securities initiated by Holdings or by any of Holdings’ other stockholders that have registration rights, subject to certain customary exceptions. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Paulson of at least $10 million aggregate principal amount of its notes or shares of Class A Common Stock issued upon conversion of such Convertible Notes.

Lock-Up

If Holdings registers shares of Common Stock in an underwritten offering and if requested by the lead managing underwriter in such offering, Paulson will not sell publicly any capital stock of Holdings for a period of not more than 90 days (or up to 180 days in the case of a Qualified Public Offering), commencing on the effective date of the applicable registration statement (each, a “Lock-Up Period”), subject to certain customary exceptions. Paulson has also agreed to enter into customary lock-up agreements with the lead managing underwriter to the extent requested to do so.

Indemnification; Expenses

Holdings has agreed to indemnify Paulson and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Paulson sells shares of Class A Common Stock, unless such liability arose from Paulson’s misstatement or omission, and Paulson has agreed to indemnify Holdings against all losses caused by its misstatements or omissions up to the amount of proceeds received by Paulson upon the sale of the securities giving rise to such losses. Holdings will pay all registration expenses incidental to Holdings’ obligations under the Paulson Securityholders Agreement, including a specified portion of Paulson’s legal fees and expenses, and Paulson will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of Class A Common Stock under the Paulson Securityholders Agreement.

Tag-Along Rights

If at any time, prior to the consummation of a Qualified Public Offering, certain Apollo entities propose to sell or transfer 5% or more of the outstanding shares of Common Stock on a fully diluted basis to any non affiliated third party, other than in a Public Sale, then Paulson has the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

“Public Sale” means any sale, occurring simultaneously with or after an initial public offering of shares of Class A Common Stock pursuant to an effective registration statement under the Securities Act, of common stock to the public pursuant to an offering registered under the Securities Act or to the public in the manner described by the provisions of Rule 144 promulgated thereunder, other than an offering relating to employee incentive plans.

Designation and Election of Directors

Until Paulson ceases to own directly or indirectly, shares of Common Stock (assuming conversion of all of its then outstanding Convertible Notes) representing at least 5% of the outstanding shares of Common Stock on a fully-diluted basis, Paulson has the right to either (i) nominate one appointee to the Holdings Board or (ii) designate one non-voting observer to attend all meetings of the Holdings Board.

Consent Rights

Prior to the consummation of a Qualified Public Offering, Holdings, Intermediate and Realogy shall not declare or pay any dividends or any other distributions on capital stock or redeem or repurchase any shares of capital stock without the prior written consent of Paulson, subject to certain specified exceptions. In addition, prior to the consummation of a Qualified Public Offering, Holdings and its direct and indirect subsidiaries may not enter into any transaction or series of transactions with certain Apollo entities if such transaction involves consideration in excess of $10 million without Paulson’s prior written consent, unless such transaction is (i) in connection with the Debt Exchange Offering, a preemptive event pursuant to which Paulson was given the opportunity to participate or pursuant to agreements or arrangements entered into prior to the date of the Paulson Securityholders Agreement, (ii) expressly permitted by the indentures governing the Extended Maturity Notes or (iii) not materially less favorable to Holdings or any of its direct or indirect subsidiaries than could have been obtained in a comparable transaction with an unrelated person.

Holdings may also not enter into any supplement of the indentures governing the notes that would materially adversely affect Paulson’s holdings of notes for so long as Paulson owns at least 50% of the notes it received in the Debt Exchange Offering. The Paulson Securityholders Agreement also provides that without the prior written consent of Paulson, (i) Holdings shall not permit any of its direct or indirect subsidiaries to effectuate an initial public offering of common stock, (ii) Holdings shall at all times own 100% of the capital stock of Intermediate and Intermediate shall at all times own, directly or indirectly, 100% of the capital stock of Realogy and (iii) Holdings shall not engage in any business or activity other than owning shares of Intermediate and Intermediate shall not engage in any business or activity other than owning shares of Realogy.

Termination

The Paulson Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up; (ii) with respect to Paulson, when Paulson ceases to own shares of Common Stock (assuming conversion of all of its then outstanding Convertible Notes) representing at least 5% of the outstanding shares of Common Stock on a fully diluted basis and (iii) with respect to each Apollo Holder, when such Apollo Holder ceases to own shares of Common Stock or Convertible Notes; provided, however, that Paulson’s preemptive rights and tag-along rights with respect to equity issuances will not terminate until such time that Paulson owns less than $15 million aggregate principal amount of the notes (or shares of Class A Common Stock issued upon conversion of such notes or a combination thereof) it received upon consummation of the Debt Exchange Offering.

Avenue Securityholders Agreement

On November 30, 2010, Realogy, Holdings, Avenue and certain affiliates of Apollo (Domus LLC, RCIV Holdings, RCIV Sarl, AIF VI LP and Domus Co-Invest LLC) entered into a securityholders agreement with Avenue (the “Initial Avenue Agreement”) which was subsequently amended and restated on January 5, 2011 (the “Amended and Restated Avenue Agreement” and, together with the Initial Avenue Agreement, the “Avenue Securityholders Agreement”). The Avenue Securityholders Agreement became effective on January 5, 2011, upon consummation of the Debt Exchange Offering. Prior to the date of this prospectus, Avenue indicated to us that it no longer held any notes or Class A Common Stock. Consequently, the Avenue Securityholders Agreement has terminated in accordance with its terms. The material terms of the Avenue Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering, Avenue had preemptive rights with respect to certain offerings by Holdings or Realogy of equity or debt. Avenue’s preemptive rights did not apply to the notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposed to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then Avenue had the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. If Holdings or Realogy proposed to issue or sell debt to an affiliate of Holdings or Realogy, then Avenue had the right to participate in any such issuance based on its Pro Rata Debt Ownership. Avenue also had the right to participate in certain third party debt financings.

Piggyback Registration Rights

Avenue had unlimited “piggyback” registration rights that allowed Avenue to include its Class A Common Stock in any public offering of equity securities initiated by Holdings or by any of Holdings’ other stockholders that had registration rights, subject to certain customary exceptions. Such registration rights were subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and could have been assigned to third parties if assigned together with a transfer by Avenue of at least $10 million aggregate principal amount of its notes or shares of Class A Common Stock issued upon conversion of such Convertible Notes.

Lock-Up

If Holdings registered shares of Common Stock in an underwritten offering and if requested by the lead managing underwriter in such offering, Avenue would not have sold publicly any capital stock of Holdings during the applicable Lock-Up Period, subject to certain customary exceptions. Avenue would also have entered into customary lock-up agreements with the lead managing underwriter to the extent requested to do so. In addition, if Holdings notified Avenue of its intention to consummate a Qualified Public Offering, Avenue would not have publicly sold any shares of Class A Common Stock from such time until the expiration of its applicable Lock-Up Period.

Tag-Along Rights

If at any time, prior to the consummation of a Qualified Public Offering, certain Apollo entities proposed to sell or transfer 5% or more of the outstanding shares of Common Stock on a fully diluted basis to any non-affiliated third party, other than in a Public Sale, then Avenue had the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

Investor Securityholders Agreements

On January 5, 2011, Realogy, Holdings and certain affiliates of Apollo (Domus LLC, RCIV Holdings, RCIV Sarl, AIF VI LP and Domus Co-Invest LLC) entered into a securityholders agreement with each of York and WAMCO (each, a “New Holder”), respectively (each agreement, an “Investor Securityholders Agreement”), which became effective upon consummation of the Debt Exchange Offering. Each New Holder received notes in the Debt Exchange Offering. The material terms of each Investor Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering, the New Holder has preemptive rights with respect to certain offerings by Holdings or Realogy of equity. The New Holder’s preemptive rights do not apply to the notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then each New Holder has the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis.

Tag-Along Rights

If at any time, prior to the consummation of a Qualified Public Offering, certain Apollo entities propose to sell or transfer 5% or more of the outstanding shares of Common Stock on a fully diluted basis to any non-affiliated third party, other than in a Public Sale, the New Holder has the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

Assignment

None of the rights granted to the New Holder under the Investor Securityholders Agreement may be assigned to any other party; provided that the New Holder may assign its rights under the Investor Securityholders Agreement to one of its affiliates if it provides (i) documentation reasonably acceptable to Realogy certifying such affiliate’s status as a qualified institutional buyer or an institutional accredited investor and/or (ii) such other documentation or certifications as may be reasonably requested by Realogy.

Amendment

The Investor Securityholders Agreement may be amended in writing by Holdings, Realogy and Apollo; provided that, the Investor Securityholders Agreement may not be modified in a manner that is materially adverse to any New Holder without the approval of each New Holder.

Termination

The Investor Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up, (ii) the consummation of a Qualified Public Offering, (iii) with respect to each New Holder, when such New Holder, collectively with its affiliates or funds or accounts managed by it, owns less than $15 million aggregate principal amount of the notes (or shares of Class A Common Stock issued upon conversion of such notes or a combination thereof) it received in the Debt Exchange Offering and (iv) with respect to Apollo, when Apollo ceases to own shares of Common Stock or Convertible Notes.

Conversion Shares Agreement

On January 5, 2011, upon consummation of the Debt Exchange Offering, Holdings and Realogy entered into an agreement pursuant to which Holdings agreed to, at Realogy’s option, issue and contribute shares of Class A Common Stock to Realogy or to holders of the notes at Realogy’s direction upon conversion or exchange of the notes in accordance with their terms and conditions.

Apollo Management Fee Agreement

In connection with the Merger Transactions, Apollo also entered into a management fee agreement with Realogy which will allow Apollo and its affiliates to provide certain management consulting services to us through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to us from Apollo. We will pay Apollo an annual management fee for this service up to the sum of (1) the greater of $15 million or 2.0% of our annual Adjusted EBITDA for the immediately preceding year, plus out-of-pocket costs and expenses in connection therewith, plus (2) any deferred fees (to the extent such fees were within such amount in clause (1) above originally. The 2007 management fee was capped at $10.5 million. If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, we will agree to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its stockholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement. Apollo waived any fees due to it under the management fee agreement in connection with the Debt Exchange Offering, the Senior Secured Credit Facility Amendment and the First and a Half Lien Notes offering.

During 2010, we paid Apollo $15 million for the services rendered under this agreement during 2009. We have recognized (but have not paid) $15 million of expense related to the management fee payable for services rendered during 2010.

Related Transactions with Apollo Portfolio Companies

On June 30, 2008, Affinion Group, Inc., a company controlled by Apollo, entered into an Assignment and Assumption Agreement (“AAA”) with Avis Budget Group, Wyndham Worldwide and Realogy. Prior to this transaction, Avis Budget Group, Wyndham Worldwide and we had provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. One-half of the loyalty program was deemed a contingent asset and contingent liability under the terms of the Separation Agreement, with Realogy being responsible for 62.5% of such half or 31.25% of the assets and liabilities under the entire program. Under the

AAA, Affinion Group, Inc. assumed all of the liabilities and obligations of Avis Budget Group, Wyndham Worldwide and Realogy relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, as consideration for Affinion Group, Inc.’s assignment and assumption of Realogy’s proportionate share (31.25%) of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date, Realogy agreed to pay approximately $8 million in the aggregate, of which $2,343,750 was paid on July 1, 2008, $2,109,375 was paid on July 1, 2009, $2,031,250 was paid on June 30, 2010 and $1,484,375 is payable on June 30, 2011.

The Company has entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. During 2010, the Company recognized revenue related to these transactions of approximately $1 million in the aggregate.

Policies and Procedures for Review of Related Party Transactions

Pursuant to its written charter, Realogy’s Audit Committee must review and approve all material related party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. In determining whether to approve a related party transaction, Realogy’s Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. In December 2008, the Audit Committee approved a written policy with respect to the approval of related party transactions, which was recently amended in March 2011. Under that policy, the Audit Committee delegated to the General Counsel or Chief Financial Officer the authority to approve certain related party transactions that do not require disclosure under Item 404 of Regulation S-K as well as related party transactions with portfolio companies of Apollo and other principal stockholders, provided the consideration to be paid or received by the portfolio company does not exceed $2.5 million and the transaction is in the ordinary course of business.

Director Independence

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter-dealer quotation system which has requirements that a majority of the Board of Directors be independent. However, if we were a listed issuer whose securities were traded on the New York Stock Exchange and subject to such requirements, we would be entitled to rely on the controlled company exception contained in the NYSE Listing Manual, Section 303A.00 for the exception from the independence requirements related to the majority of the Board of Directors and for the independence requirements related to our Compensation Committee. Pursuant to NYSE Listing Manual, Section 303A.00, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its Board of Directors consist of a majority of independent directors and that the compensation committee (and, if applicable, the nominating committee) of such company be comprised solely of independent directors. At May 27, 2011, Apollo Management VI, L.P. beneficially owned 98.7% of the outstanding Common Stock which would qualify the Company as a controlled company eligible for exemption under the rule.

For a discussion of the independence of members of our Audit Committee, see “Management—Committees of the Board—Audit Committee.”

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

General

On April 10, 2007, Realogy entered into the senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility with JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse, as syndication agent, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank PLC, as co-documentation agents, and other lenders. The key terms of the senior secured credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement and security agreements.

The senior secured credit facility provides for a six-and-a-half year, $3,170 million term loan facility (consisting of a $1,950 million initial term loan facility and a $1,220 million delayed draw term loan facility). Realogy used the $1,950 initial term loan facility to finance a portion of the Merger, including, without limitation, payment of fees and expenses contemplated thereby. Realogy used the $1,220 million delayed draw term loan facility to finance the refinancing or discharge of Realogy’s previously outstanding senior notes, including, without limitation, payment of fees and expenses contemplated thereby.

Following the Refinancing Transactions, the senior secured credit facility provides for a six-year, $652 million revolving credit facility, which includes:

•	a $200 million letter of credit subfacility; and

•	a $50 million swingline loan subfacility.

We use the revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments. We had $30 million of borrowings under the revolving credit facility outstanding as of March 31, 2011.

The senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is used for: (1) the support of the obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Avis Budget Group, Inc.’s (formerly known as Cendant) contingent and other liabilities, on January 5, 2011, Realogy reduced the capacity of the synthetic letter of credit facility to $223 million. At March 31, 2011, the $223 million of capacity was being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes.

The senior secured credit facility initially permitted us to obtain up to $650 million of additional credit facilities from lenders reasonably satisfactory to the collateral agent and us, without the consent of the existing lenders under the senior secured credit facility. In late 2009, we incurred $650 million of Second Lien Loans, including $135 million of Second Lien Loans on a delayed draw basis. The Second Lien Loans are secured by liens on our assets and the assets of Intermediate and the Note Guarantors but such liens are junior in priority to the liens securing the senior secured credit facility. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually with the first interest payment made on April 15, 2010. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, resulting in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes, together with cash on hand, were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Scheduled amortization payments and mandatory prepayments

The term loan facility provides for quarterly amortization payments totaling 1% per annum of the original principal amount of our new term loan facility, with the balance payable upon the final maturity date. The synthetic letter of credit facility provides for annual amortization payments of 1% of the original principal amount of the synthetic letter of credit facility, with the balance payable upon the final maturity date. After the prepayment of $700 million of Extended Term B Loans, the Extended Term B Loans will have no scheduled amortization to the maturity applicable to such Extended Term B Loans.

Mandatory prepayment obligations under our term loan facility include:

•

100% of the net cash proceeds of asset sales and dispositions in excess of certain specified amounts, subject to certain exceptions and customary reinvestment provisions; provided that, if the senior secured leverage ratio (which for this purpose includes the First and a Half Lien Notes in the calculation of such ratio) is less than or equal to 2.5:1.0, we may retain up to $200 million of asset sale proceeds;

•

If our senior secured leverage ratio (which for this purpose includes the First and a Half Lien Notes in the calculation of such ratio) exceeds 3.25:1.0, 50% of our excess cash flow (reducing to 25% if our senior secured leverage ratio is greater than 2.5:1.0 but less than or equal to 3.25:1.0 and to 0% if our senior secured leverage ratio is less than or equal to 2.5:1.0); and

•

If our senior secured leverage ratio (which for this purpose includes the First and a Half Lien Notes in the calculation of such ratio) exceeds 2.5:1.0, 100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the senior secured credit facility.

Voluntary prepayments and reduction and termination of commitments

We are able to prepay loans and permanently reduce the loan commitments under the senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any. The revolving loan commitment may not be reduced to less than the outstanding balance of loans and letter of credit obligations under such commitment on the date of such reduction. In addition, we may terminate the senior secured credit facility without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we are required to repay all obligations outstanding under the senior secured credit facility and to satisfy all outstanding letter of credit obligations.

Interest, applicable margins and fees

The interest rates with respect to term loans to us under the senior secured credit facility are based on, at our option, (a) adjusted LIBOR plus 3.0% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0%. The interest rates with respect to Extended Term B Loans are based on, at our option, (a) adjusted LIBOR plus 4.25% or (b) ABR plus 3.25%; provided that if at any point non-extended first lien term loans are extended and the effective yield of the newly extended term loans is higher than the effective yield of the Extended Term B Loans, the interest rate with respect to the Extended Term B Loans will be increased so as to match the effective yield of the newly extended term loans.

The interest rates with respect to revolving loans to us under the senior secured credit facility are based on, at our option, adjusted LIBOR plus 2.25% or ABR plus 1.25% in each case subject to adjustment based on the attainment of certain leverage ratios. The interest rates with respect to loans made with respect to Extended Revolving Commitments (“Extended Revolving Loans”) are based on, at our option, adjusted LIBOR plus 3.25% or ABR plus 2.25%; provided that if at any point non-extended revolving commitments are extended and the effective yield of the newly extended revolving loans is higher than the effective yield of the Extended Revolving Loans, the interest rate with respect to the Extended Revolving Loans will be increased so as to match the effective yield of the newly extended revolving loans.

Following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto (or the rate applicable to ABR loans, in the case of any other amounts other than principal) plus an additional 2.0%.

We have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to base rate loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate and actual days elapsed).

The revolving credit facility requires us to pay the respective participating lenders a quarterly commitment fee initially equal to 0.50% per annum of the average daily amount of undrawn commitments under such facility during the preceding quarter, subject to adjustment based upon attainment of certain leverage ratios.

The letter of credit subfacility and the synthetic letter of credit facility require us to pay the respective issuing banks a fronting fee (payable quarterly) for each outstanding letter of credit equal to 0.125% per annum of the daily stated amount of such letter of credit.

The letter of credit subfacility requires us to pay lenders under the revolving credit facility a letter of credit fee (payable quarterly) on the aggregate daily face amount of the outstanding letters of credit under the revolving credit facility equal to the applicable LIBOR margin for revolving credit loans stated above.

The synthetic letter of credit facility requires us to pay lenders under the synthetic letter of credit facility (i) a participation fee (payable quarterly) on the average daily amount of credit-linked deposits supporting the synthetic letters of credit equal to the applicable LIBOR margin for term loans stated above and (ii) an additional fee (payable quarterly) of 0.15% per annum on the average daily amount of such credit-linked deposits. The participation fee with respect to credit-linked deposits supporting Extended Synthetic Commitments is equal to 4.25% per annum; provided that if at any point non-extended synthetic letter of credit commitments are extended and the participation fee in respect of such newly extended commitments is higher than the participation fee with respect to the Extended Synthetic Commitments, the participation fee with respect to the Extended Synthetic Commitments will be increased accordingly.

Guarantees and collateral

Realogy’s obligations under the senior secured credit facility and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof are guaranteed by our parent, Intermediate, and by each of Realogy’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.

The senior secured credit facility is secured to the extent legally permissible by substantially all of the assets of (i) Intermediate which consists of a perfected first-priority pledge of all of our capital stock and (ii) Realogy and the subsidiary guarantors, including, but not limited to: (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary and certain holding companies that hold the stock of first-tier foreign subsidiaries, is limited to 65% of the voting stock of such entity) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

Covenants

The senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or the business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

In addition, the senior secured credit facility requires us to maintain a maximum senior secured leverage ratio, effective as of the last day of each quarter. Specifically our first-lien secured debt (net of unrestricted cash and permitted investments) to trailing 12 month EBITDA (as such term is defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1.0. The calculation of senior secured leverage ratio maintenance covenant does not include debt that is not first-priority secured debt, such as the First and a Half Lien Notes, which are effectively junior to the first lien obligations under the senior secured credit facility to the extent of the value of the assets securing such debt, the Second Lien Loans, or unsecured debt, such as the Unsecured Notes. For the twelve months ended March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. Based upon our financial forecast for 2011, we expect to remain in compliance with the covenant for at least the next 12 months. A delayed or weak housing recovery may materially adversely affect our ability to maintain compliance with our senior secured leverage ratio given our highly leveraged capital structure.

Events of default

Events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing the senior secured credit facility) and cross-events of default on material indebtedness.

First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act.

The First and a Half Lien Notes are senior secured obligations of Realogy and will mature on February 15, 2019. The First and a Half Lien Notes bear interest at a rate of 7.875% per annum, payable semiannually to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment dates of February 15 and August 15 of each year.

The First and a Half Lien Notes are jointly and severally guaranteed by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions and by Intermediate on a senior secured basis, and by Holdings on an unsecured senior subordinated basis.

The First and a Half Lien Notes and guarantees thereof (other than the guarantee by Holdings) have the benefit of a lien on substantially all Realogy’s, Intermediate’s and the Note Guarantors’ tangible and intangible assets that secure Realogy’s first lien obligations under its senior secured credit facility. The priority of the collateral liens securing the Notes is effectively junior to all senior priority liens including those securing Realogy’s first lien obligations under the senior secured credit facility and senior to all junior priority liens including those securing Realogy’s second lien obligations under the senior secured credit facility.

On or after February 15, 2015, Realogy may redeem the First and a Half Lien Notes at its option at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth in the applicable table below:

Period	Redemption Price
2015	103.938%
2016	101.969%
2017 and thereafter	100.000%

In addition, prior to February 15, 2015, Realogy may redeem the First and a Half Lien Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the First and a Half Lien Notes redeemed plus a “make whole” premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2014, Realogy may redeem in the aggregate up to 35% of the original aggregate principal amount of the First and a Half Lien Notes (calculated after giving effect to any issuance of additional First and a Half Lien Notes) with the net cash proceeds of one or more equity offerings (1) by Realogy or (2) by any direct or indirect parent of Realogy, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of Realogy or used to purchase capital stock (other than Disqualified Stock) of Realogy from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 107.875%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the First and a Half Lien Notes (calculated after giving effect to any issuance of additional First and a Half Lien Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such equity offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of First and a Half Lien Notes being redeemed and otherwise in accordance with the procedures set forth in the indenture. Notice of any redemption upon any equity offering may be given prior to the completion thereof, and any such redemption or notice may, at Realogy’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related equity offering.

Upon the occurrence of a change of control, as defined in the indenture governing the First and a Half Lien Notes, Realogy must offer to repurchase the First and a Half Lien Notes at 101% of the principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The indenture governing the First and a Half Lien Notes contains various covenants that limit Realogy’s and its restricted subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of its subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of its assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is subordinated in right of payment to the First and a Half Lien Notes.

In addition, the indenture governing the First and a Half Lien Notes contains covenants that limit the activities of Intermediate, including its ability to merge or consolidate with other companies or transfer all or substantially all of its assets.

These covenants are subject to a number of important exceptions and qualifications. In addition, for so long as the First and a Half Lien Notes have an investment grade rating from both Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. and no default has occurred and is continuing under the indenture, Realogy will not be subject to certain of the covenants listed above.

Other Bank Indebtedness

During 2010, Realogy entered into five separate revolving U.S. credit facilities to borrow up to $155 million and an additional revolving U.K. credit facility to borrow up to £5 million. The U.S. facilities bear interest at a weighted average rate of LIBOR plus 1.6% or 3% as of March 31, 2011 and are subject to a minimum interest rate of LIBOR plus 1.4%. The U.K. facility bears interest at the lender’s base rate plus 2.0% or 2.6% as of March 31, 2011. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31, 2010, Realogy has borrowed $163 million under these facilities. During the three months ended March 31, 2011, Realogy repaid $63 million of the outstanding borrowings under the revolving credit facilities and terminated $55 million of the borrowing capacity under these revolving credit facilities.

Unsecured Notes

Existing Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes, $550 million aggregate principal amount of Senior Toggle Notes and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes.

On January 5, 2011, Realogy settled the Debt Exchange Offering to exchange its Existing Senior Notes and the 12.375% Senior Subordinated Notes for the Extended Maturity Notes and the notes. On the settlement date of the Debt Exchange Offering, Realogy issued:

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$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

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$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

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$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

Following the completion of the Debt Exchange Offering, there were $64 million aggregate principal amount of 10.50% Senior Notes outstanding, $49 million aggregate principal amount of Senior Toggle Notes outstanding and $190 million aggregate principal amount of 12.375% Senior Subordinated Notes outstanding.

The 10.50% Senior Notes that remain outstanding are unsecured senior obligations of Realogy and will mature on April 15, 2014. Each 10.50% Senior Note bears interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes that remain outstanding are unsecured senior obligations of Realogy and will mature on April 15, 2014. Interest on the Senior Toggle Notes is payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in Cash Interest, (2) entirely by PIK Interest, or (3) 50% as Cash Interest and 50% as PIK Interest. After October 15, 2011, Realogyy is required to make all interest payments on the Senior Toggle Notes entirely in cash. Cash Interest on the Senior Toggle Notes accrues at a rate of 11.00% per annum and PIK Interest on the Senior Toggle Notes accrues at the Cash Interest rate per annum plus 0.75%. In the absence of an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy our interest payment obligations on the Senior Toggle Notes by issuing additional Senior Toggle Notes. This PIK Interest election is now the default election for future interest periods through October 15, 2011 unless Realogy elects otherwise prior to the commencement date of a future interest period.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as AHYDO within the meaning of Section 163(i)(1) of the Internal Revenue Code, as amended. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. For the periods that Realogy elected to pay PIK Interest, Realogy will be required to repay approximately $11 million in April 2012 in accordance with the indentures governing the Senior Toggle Notes.

The 12.375% Senior Subordinated Notes that remain outstanding are unsecured senior subordinated obligations of Realogy and will mature on April 15, 2015. Each 12.375% Senior Subordinated Note bears interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

The 12.375% Senior Subordinated Notes contain various covenants that limit Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the 12.375% Senior Subordinated Notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the 12.375% Senior Subordinated Notes.

Upon consummation of the Debt Exchange Offering, substantially all of the restrictive covenants and certain default provisions in the indentures relating to the Existing Senior Notes were eliminated.

The Existing Senior Notes are guaranteed on an unsecured senior basis, and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Existing Senior Notes are guaranteed on an unsecured senior subordinated basis by Holdings and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured junior subordinated basis by Holdings.

On or after April 15, 2011, Realogy may redeem the Existing Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth in the applicable table below:

10.50% Senior Notes

Period	Redemption Price
2011	105.250%
2012	102.625%
2013 and thereafter	100.000%

Senior Toggle Notes

Period	Redemption Price
2011	105.500%
2012	102.750%
2013 and thereafter	100.000%

12.375% Senior Subordinated Notes

Period	Redemption Price
2011	106.188%
2012	104.125%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, Realogy may redeem the Existing Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of such Existing Notes plus the applicable premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Upon the occurrence of a change of control, as defined in the indenture governing the terms of the 12.375% Senior Subordinated Notes, each holder of the 12.375% Senior Subordinated Notes has the right to require us to repurchase some or all of such holder’s 12.375% Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Notwithstanding the foregoing, the indentures governing the Notes limit our ability to buy back the Existing Senior Notes until 2012 and the 12.375% Senior Subordinated Notes until 2013.

Extended Maturity Notes

On January 5, 2011, in connection with the consummation of the Debt Exchange Offering, Realogy issued $492 million aggregate principal amount of 11.50% Senior Notes, $130 million aggregate principal amount of 12.00% Senior Notes and $10 million aggregate principal amount of 13.375% Senior Subordinated Notes.

The 11.50% Senior Notes are unsecured senior obligations of the Company and will mature on April 15, 2017. The 11.50% Senior Notes bear interest at a rate of 11.50% per annum, accruing from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

The 12.00% Senior Notes are unsecured senior obligations of the Company and will mature on April 15, 2017. The 12.00% Senior Notes bear interest at a rate of 12.00% per annum, accruing from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

The 13.375% Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and will mature on April 15, 2018. The 13.375% Senior Subordinated Notes bear interest at a rate of 13.375% per annum, accruing from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2011.

The indentures governing the terms of the Extended Maturity Notes contain various covenants that limit the Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	prepay, for a period of one year in the case of the Existing Senior Notes and for a period of two years in the case of the 12.375% Senior Subordinated Notes;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of the Company’s subsidiaries to pay dividends or to make other payments to the Company;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of the Company’s assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes.

The 11.50% Senior Notes and the 12.00% Senior Notes are guaranteed on an unsecured senior basis, and the 13.375% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of the Company’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The 11.50% Senior Notes and the 12.00% Senior Notes are guaranteed on an unsecured senior subordinated basis by Holdings and the 13.375% Senior Subordinated Notes are guaranteed on an unsecured junior subordinated basis by Holdings.

Realogy and Holdings have filed a registration statement with the SEC, with respect to a registered offer to exchange each series of Extended Maturity Notes for new registered notes having terms substantially identical in all material respects to the Extended Maturity Notes of the applicable series (except that the new registered notes will not contain terms with respect to additional interest or transfer restrictions).

On or after April 15, 2013, the Company may redeem the Extended Maturity Notes at its option at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on April 15 of the years set forth in the applicable table below:

11.50% Senior Notes

Period	Redemption Price
2013	105.750%
2014	102.875%
2015 and thereafter	100.000%

12.00% Senior Notes

Period	Redemption Price
2013	106.000%
2014	103.000%
2015 and thereafter	100.000%

13.375% Senior Subordinated Notes

Period	Redemption Price
2013	106.688%
2014	104.458%
2015 and thereafter	100.000%

In addition, prior to April 15, 2013, the Company may redeem such Extended Maturity Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of such Extended Maturity Notes redeemed plus a “Make-Whole” premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date.

At any time and from time to time on or prior to April 15, 2013, the Company may redeem in the aggregate up to 100% of the original aggregate principal amount of the 11.50% Senior Notes with the net cash proceeds of one or more equity offerings at a redemption price of 111.500% plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date.

At any time and from time to time on or prior to April 15, 2013, the Company may redeem in the aggregate up to 100% of the original aggregate principal amount of the 12.00% Senior Notes with the net cash proceeds of one or more equity offerings at a redemption price of 112.000% plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date.

At any time and from time to time on or prior to April 15, 2013, the Issuer may redeem in the aggregate up to 100% of the original aggregate principal amount of the 13.375% Senior Subordinated Notes with the net cash proceeds of one or more equity offerings at a redemption price of 113.375% plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date.

Upon the occurrence of a change of control, as defined in each of the indentures governing the terms of the Extended Maturity Notes, each holder of the Extended Maturity Notes has the right to require us to repurchase some or all of such holder’s Extended Maturity Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Securitization Obligations

The Company has secured obligations through Apple Ridge Funding LLC, a $500 million securitization program with a five-year term which expires in April 2012. In 2010, the Company through a special purpose entity, Cartus Financing Limited, entered into agreements providing for a £35 million revolving loan facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011. These Cartus Financing Limited facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in the Company’s senior secured credit facility and the indentures governing the Unsecured Notes. The total amount outstanding on these facilities was $311 million and $331 million at March 31, 2011 and December 31, 2010, respectively.

The Apple Ridge entities and Cartus Financing Limited entity are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of the Company’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay the Company’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that the Company receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations were collateralized by $390 million and $393 million of underlying relocation receivables and other related relocation assets at March 31, 2011 and December 31, 2010, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date.

Interest incurred in connection with borrowings under these facilities amounted to $1 million for the three months ended March 31, 2011, and $2 million for the three months ended March 31, 2010. This interest is recorded within net revenues in the accompanying Condensed Consolidated Statements of Operations as related borrowings are utilized to fund the Company’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 1.9% and 2.6% for the three months ended March 31, 2011 and 2010, respectively.

DESCRIPTION OF THE NOTES

The following description is a summary of the material provisions of the notes (as defined below) and the indenture relating thereto (the “indenture”). This summary is subject to and is qualified by reference to all the provisions of the indenture and the form of the notes, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines the rights of a holder of notes. Copies of the indenture may be obtained from us upon request when available. As used in this “Description of the Notes” section, (i) the term “Issuer” refers only to Realogy and not any of its subsidiaries and (ii) the term “Holdings” refers to Domus Holdings Corp., a Delaware corporation and the indirect parent of Realogy.

General

The notes are general unsecured indebtedness of the Issuer. The Issuer’s payment obligations under the notes are subordinated to its Senior Indebtedness and effectively subordinated to all of the indebtedness and other liabilities of its non-Note Guarantor subsidiaries as described under “—Subordination of the Notes.” The notes are convertible into Class A common stock of Holdings, par value $0.01 per share (the “Class A Common Stock”) as described under “—Conversion of the Notes.”

The notes are guaranteed, and, with respect to future subsidiaries, will be guaranteed (each, a “Note Guarantee”), by each current and future subsidiary that guarantees the 13.375% Senior Subordinated Notes (each, a “Note Guarantor”) on an unsecured senior subordinated basis. The notes are also guaranteed by Holdings on an unsecured junior subordinated basis.

The 11.00% Series A Convertible Senior Subordinated Notes due 2018 (the “Series A Convertible Notes”), 11.00% Series B Convertible Senior Subordinated Notes due 2018 (the “Series B Convertible Notes”) and 11.00% Series C Convertible Senior Subordinated Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “notes”) were issued under the indenture and are treated as a single class for substantially all purposes under the indenture.

The Issuer is not subject to any restrictive covenants under the indenture and, as a result, the Issuer is not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing the Issuer’s securities. Holders of the notes are not afforded protection under the indenture in the event of a highly leveraged transaction of the Issuer, or in the event of a Change of Control of the Issuer, except to the extent described below under “—Repurchase at Option of the Holder Upon a Change of Control.”

Cash interest on the notes accrues at a rate of 11.00% per annum.

Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from the most recent date to which interest has been paid or duly provided for. The Issuer will pay interest semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2011, to the holders of record at the close of business on the preceding April 1 and October 1, respectively. If the Issuer designates a repurchase date following a Change of Control that is after a record date and on or prior to the corresponding interest payment date, the Issuer will pay the full amount of accrued and unpaid interest payable on such interest payment date on the notes being repurchased to, but excluding, the repurchase date to the holders of record on the corresponding record date, which may or may not be the same person to whom the Issuer will pay the repurchase price. The “Issue Date” means January 5, 2011, the date on which the notes were originally issued. The term “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Additional Interest is payable with respect to the notes in certain circumstances if the Issuer does not consummate the shelf registration, as provided in the registration rights agreement relating to the notes and as further described under “Registration Rights; Additional Interest” in this prospectus.

The Issuer will also pay interest on overdue principal, if any, from time to time on demand at a rate that is 2% per annum in excess of 11.00% to the extent lawful, and will pay interest on overdue installments of interest, if any, from time to time on demand at a rate that is 2% per annum in excess of 11.00% to the extent lawful.

Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or repurchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made with respect to the notes on any day that is not a business day will be made on the next succeeding business day and no Additional Interest will accrue for the period from and after the interest payment date to such next succeeding business day. The term “business day” means, with respect to any note, a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s principal office is located. The term “interest” as used in the indenture includes all interest, including Additional Interest, payable under the terms of the notes.

The Issuer will maintain, or cause the trustee to maintain, an office where the Issuer will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. The Issuer may pay interest by check mailed to the holder’s address as it appears in the note register, provided that a holder with an aggregate principal amount in excess of $1.0 million, shall be paid, at the holder’s written election, by wire transfer in immediately available funds.

However, payments to The Depository Trust Company, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notes may be presented for conversion at the office of the Issuer or the conversion agent and for exchange or registration of transfer at the office of the Issuer or the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of the notes. However, the Issuer may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

The notes do not participate in any Common Stock dividends or distributions of Holdings.

The Issuer may, to the extent permitted by law, at any time, and from time to time, repurchase notes in the open market or otherwise at any price or prices. Any notes repurchased by the Issuer may, to the extent permitted by law, be held and converted by the Issuer in accordance with the indenture or may, at the Issuer’s option, be surrendered to the trustee for cancellation. Any notes repurchased by the Issuer may not be reissued or resold unless registered under the Securities Act. Any notes surrendered for cancellation will be promptly cancelled. Any notes held by the Issuer or one of the Issuer’s subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of noteholders.

Subordination of the Notes

The indebtedness evidenced by the notes is unsecured senior subordinated Indebtedness of the Issuer, is subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including the First and a Half Lien Notes and the Senior Notes, ranks equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of the Issuer, including the Senior Subordinated Notes, and is senior in right of payment to all future Indebtedness of the Issuer that is by its terms subordinated to the notes. The notes are also effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Note Guarantees is unsecured senior subordinated Indebtedness of the applicable Note Guarantor, is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, including such Note Guarantor’s guarantees of the Existing Senior Notes, Extended Maturity Senior Notes and the First and a Half Lien Notes, ranks equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of such Note Guarantor, including such Note Guarantor’s guarantees of the Senior Subordinated Notes, and is senior in right of payment to all future Indebtedness of such Note Guarantor that is by its terms subordinated to such Senior Subordinated Note Guarantee. The Note Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

The notes and the Note Guarantees are structurally subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of the Issuer’s non-Note Guarantor subsidiaries.

At March 31, 2011:

1.	The Issuer and the Note Guarantors would have had approximately $7.0 billion of total Indebtedness, of which (a) approximately $4.7 billion would have constituted Senior Indebtedness, including $617 million of Senior Indebtedness under the Extended Maturity Senior Notes, $2.5 billion of Senior Indebtedness under the senior secured credit facility (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility), $700 million of Senior Indebtedness under the First and a Half Lien Notes, $650 million of Senior Indebtedness under the Second Lien Loans, $49 million of Senior Indebtedness under the Senior Toggle Notes, $64 million of Senior Indebtedness under the 10.50% Senior Notes and $100 million of other bank indebtedness; and (b) approximately $2.3 billion of Senior Subordinated Pari Passu Indebtedness, consisting of the 13.375% Senior Subordinated Notes, the 12.375% Senior Subordinated Notes and the notes.

2.	The Issuer and the Note Guarantors would have had no Indebtedness outstanding that is expressly subordinated to the notes or the Note Guarantees.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior in right of payment to the notes, or the relevant Note Guarantee in accordance with the provisions of the indenture. The notes and each Note Guarantee will in all respects rank pari passu in right of payment with all other Senior Subordinated Pari Passu Indebtedness of the Issuer and the relevant Note Guarantor, respectively.

The Issuer may not pay principal of, or interest on, or other payment obligations in respect of, the notes and may not otherwise purchase, redeem or otherwise retire any notes (except that holders may receive and retain Permitted Junior Securities) (collectively, “pay the notes”) if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the notes without regard to the foregoing if the Issuer and the trustee receive written notice approving such payment from the Representative of all the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the trustee and the Issuer from the person or persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer other than the holders of Indebtedness under the Credit Agreement, a Representative of holders of Indebtedness under the Credit Agreement may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or Event of Default (as hereinafter defined) that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or Event of Default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an Event of Default pursuant to any provision of the Designated Senior Indebtedness under which an Event of Default previously existed or was continuing shall constitute a new Event of Default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the notes are entitled to receive any payment, and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which such holders would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of the notes may receive and retain Permitted Junior Securities so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein). If a distribution is made to holders that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the notes is accelerated because of an Event of Default, the Issuer or the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Issuer is outstanding, the Issuer may not pay the notes until five business days after the Representatives of all Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and creditors of the Issuer who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

The indenture contains substantially similar subordination provisions relating to each Note Guarantor’s obligations under its Note Guarantee.

See “Risk Factors—Risks Related to the Notes, the Class A Common Stock and our Indebtedness—Your right to receive payments on the notes is junior to all of our and the Note Guarantors’ senior indebtedness, including our and the Note Guarantors’ obligations under the senior secured credit facility, the First and a Half Lien Notes, the Senior Notes and other existing and future senior debt.”

Note Guarantees

Each of the Issuer’s direct and indirect Subsidiaries that guarantee the 13.375% Senior Subordinated Notes have jointly and severally irrevocably and unconditionally guaranteed on an unsecured senior subordinated basis (in the same manner and to the same extent that the notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or Additional Interest on, the notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Note Guarantors being herein called the “Guaranteed Obligations”). The Note Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the Note Guarantees. In addition, Holdings has irrevocably and unconditionally guaranteed the notes on an unsecured junior subordinated basis.

As of and for the three months ended March 31, 2011, the Issuer’s Subsidiaries that are not Note Guarantors represented, respectively, 7.1% of our total assets (2.2% of our total assets excluding assets of the Issuer’s non-guarantor securitization entities), 4.3% of our total liabilities (1.0% of our total liabilities excluding liabilities of our non-guarantor securitization entities), 7.3% of our net revenue (7.2% of our net revenue excluding net revenue of our non-guarantor securitization entities), 5.5% of our loss before income taxes, equity in earnings and non-controlling interests (5.1% of our loss before income taxes, equity in earnings and non-controlling interests excluding income before income taxes, equity in earnings and non-controlling interests of our non-guarantor securitization entities) and 118.2% of our EBITDA (100% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), in each case after intercompany eliminations.

As of and for the year ended December 31, 2010, the Issuer’s Subsidiaries that are not Note Guarantors represented 7.2% of its total assets (2.4% of its total assets excluding assets of the Issuer’s non-guarantor securitization entities), 4.6% of its total liabilities, (1.0% of its total liabilities excluding liabilities of its non-guarantor securitization entities), 5.1% of its net revenue (5.1% of its net revenue excluding net revenue of its non-guarantor securitization entities), 600% of its income before income taxes, equity in earnings and noncontrolling interests (850% of its income before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of its non-guarantor securitization entities) and 7.9% of its EBITDA (7.7% of our EBITDA excluding EBITDA of the Issuer’s non-guarantor securitization entities), in each case after intercompany eliminations.

Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note

Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes, the Class A Common Stock and our Indebtedness—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require holders of notes to return payments received.” It is uncertain, however, whether such provision would be effective to prevent the Note Guarantees from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The Issuer will cause each Subsidiary that guarantees the 13.375% Senior Subordinated Notes after the Issue Date to execute and deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the notes on the same senior subordinated basis.

The indenture includes an acknowledgment by the holders of the notes with respect to the Note Guarantee of Cartus Corporation, the parent of the Special Purpose Securitization Subsidiaries, substantially to the effect that, among other things, holders (1) do not have any rights in or to the assets of the Special Purpose Securitization Subsidiaries and (2) will not take any action to foreclose upon any equity interests of any Special Purpose Securitization Subsidiary until all amounts owed by such Special Purpose Securitization Subsidiaries under their respective financing documents have been paid.

Each Note Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor under the indenture is automatically released upon:

(1)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the indenture and such Note Guarantor is released from its guarantees, if any, of all Senior Subordinated Pari Passu Indebtedness;

(2)	the release or discharge of such Note Guarantor from its guarantee of the 13.375% Senior Subordinated Notes that resulted in the obligation to guarantee the notes, if such Note Guarantor would not then otherwise be required to guarantee the notes pursuant to the indenture; or

(3)	Issuer’s obligations under the indenture being discharged in accordance with the terms of the indenture.

In addition, a Note Guarantee will be automatically released upon the applicable Subsidiary ceasing to be a subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

The Holdings Convertible Notes Guarantee is a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon Holdings and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

The Holdings Convertible Notes Guarantee is automatically released upon either:

(1) the Issuer ceasing to be a Subsidiary of Holdings; provided that any such transaction occurs in compliance with the indenture, or

(2) if the Issuer’s obligations under the indenture are discharged in accordance with the terms of such indenture.

Conversion of the Notes

Subject to the provisions of the indenture, holders may convert any of their notes at any time, in whole or in part, into shares of Class A Common Stock at any time prior to the close of business on the business day immediately preceding April 15, 2018, in whole or in part, into shares of Class A Common Stock, at the conversion rates described below. A holder may convert its notes in part so long as such part is $1,000 principal amount or a multiple of $1,000.

The initial conversion rates are 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes or Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share, and 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share. The conversion rates are subject to adjustment as provided in “—Conversion Rate Adjustments” below.

To convert its note into Class A Common Stock, a holder must do the following:

•	complete and manually sign the conversion notice on the back of the Convertible Note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the conversion date under the indenture. If a holder’s interest is a beneficial interest in a global note, to convert such a note, the holder must comply with the last two requirements listed above and follow the depositary’s procedures for converting a beneficial interest in a global note. A certificate, or a book-entry transfer through DTC, for the number of full shares of Class A Common Stock into which any notes are converted will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

If the Issuer calls the notes for redemption, a holder may convert its notes only until the close of business on the business day prior to the redemption date unless the Issuer fails to pay the redemption price. If a holder has submitted its notes for repurchase upon a Change of Control, such holder may convert its notes only if it first withdraws the repurchase election in accordance with the terms of the indenture.

Upon conversion, a holder will not receive any cash payment of interest. The Issuer will not deliver fractional common shares of Holdings upon conversion of the notes. Instead, the Issuer will round up and deliver an additional share. The Issuer’s delivery to the holder of the full number of shares of Class A Common Stock into which a note is convertible will be deemed to satisfy its obligation to pay the principal amount of the note and any accrued but unpaid interest, attributable to the period from the most recent interest payment date, or October 15, 2010, if no interest has been paid, to the conversion date. As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of a holder’s tax treatment upon receipt of Class A Common Stock upon conversion, see “Certain United States Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if the notes are converted after a record date but prior to the next interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if the Issuer has specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if the Issuer has specified a repurchase date following a Change of Control that is after a record date but on or prior to the next interest payment date or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Rate Adjustments

The conversion rates are subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)	the issuance of Class A Common Stock as a dividend or distribution on Class A Common Stock;

(2)	subdivisions, splits or combinations of the Class A Common Stock;

(3)	the issuance to all or substantially all holders of Class A Common Stock of rights, warrants or options to purchase Class A Common Stock (other than pursuant to any preferred share rights plan) for a period expiring within 45 days of the record date for such distribution at a price less than (i) at such times as the Class A Common Stock is not listed on a Qualified Exchange, the applicable conversion price then in effect, and (ii) at such times as the Class A Common Stock is listed on a Qualified Exchange, the average of the closing sale price for the 10 trading days preceding the declaration date for such distribution; provided that the conversion price will be readjusted to the extent that such rights, warrants or options are not exercised;

“Qualified Exchange” means the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange or any successor exchange to the foregoing.

(4)	cash dividend or distributions to all or substantially all holders of outstanding Class A Common Stock (excluding any dividend or distribution in connection with liquidation, dissolution or winding up of Holdings) during any calendar quarter;

(5)	distributions to all or substantially all holders of Class A Common Stock of shares of Holdings’ capital stock, evidences of indebtedness of Holdings or its subsidiaries, other assets or property of Holdings or rights, options or warrants to acquire capital stock of Holdings or other securities, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1), (2) or (3) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) above;

(6)	tender offers or exchange offers by Holdings or any of its subsidiaries, to the extent that the cash and value of any other consideration included in the payment per share of Class A Common Stock exceeds (i) at such times as the Class A Common Stock is not listed on a Qualified Exchange, the applicable conversion price then in effect, and (ii) at such times as the Class A Common Stock is listed on a Qualified Exchange, the closing price of our Class A Common Stock over the 10 consecutive trading day period (the “averaging period”) commencing on, and including, the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

(7)

the issuance of shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, without consideration or for consideration per share less than the Fair Market Value of the Common Stock on the date the price of such shares of Common Stock (or any such options, rights or securities) is fixed by the Issuer, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1), (2), (3) or (5) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) above;

•	shares of Common Stock issued pursuant to any equity compensation plans;

•

shares of Common Stock issued in connection with (x) the funding of an acquisition (whether by stock sale, merger, recapitalization, asset purchase or otherwise) or (y) a joint venture or strategic alliance;

•	shares of Common Stock issued in a tender offer or exchange offer by Holdings or any of its subsidiaries as to which an adjustment was effected pursuant to clause (6) above;

•

public or broadly marketed offerings (as determined by the Holdings Board or a committee thereof) and sales of shares of Common Stock, securities convertible into shares of Common Stock or rights or warrants entitling the holder to purchase shares of Common Stock for cash, conducted on a basis consistent with offerings by public companies of similar size in their own capital raising transactions.

If any dividend or distribution described in the paragraphs above is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

To the extent that Holdings has a rights plan in effect upon conversion of the notes into Class A Common Stock, you will receive, in addition to the Class A Common Stock, the rights under the rights plan unless the rights have separated from the Class A Common Stock at the time of conversion, in which case the conversion rate will be adjusted as if the Issuer distributed to the holders of Class A Common Stock, a portion of Holdings’ assets, or debt or other securities or rights as set forth under clause (5) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of Class A Common Stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income Tax Considerations.”

In the case of:

•	any recapitalization, reclassification or change of the Class A Common Stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving Holdings,

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of Holdings, or

•	any statutory share exchange,

in each case as a result of which the Class A Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A Common Stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes the Class A Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration, the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Class A Common Stock. We will notify holders of the weighted average as soon as practicable after such determination is made. We agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

The Issuer may, from time to time, increase the conversion rates if the Issuer’s Board of Directors has made a determination that this increase would be in the Issuer’s best interests. Any such determination by the Issuer’s Board of Directors will be conclusive. In addition, the Issuer may increase the conversion rates if its Board of Directors deems it advisable to avoid or diminish any income tax to holders of Class A Common Stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Considerations.”

Optional Redemption by the Issuer

Except as specified in the following sentence, the Issuer may not optionally redeem the notes. Upon a Qualified Public Offering (as defined below) and at any time thereafter, upon at least 30 and not more than 60 days’ notice by mail to the holders of the notes, the Issuer may, at the Issuer’s option, redeem the notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. Notice may be delivered prior to the consummation of a Qualified Public Offering, may specify that the redemption date will be the date on which the registration statement related to the Qualified Public Offering becomes effective, shall specify that holders may convert their notes prior to redemption and shall summarize the relevant conversion procedures.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot or other equitable method as determined by the trustee. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the holder’s notes, the converted portion will be deemed to the extent practicable to be included in the portion selected for redemption.

A “Qualified Public Offering” means an underwritten public offering of Class A Common Stock by Holdings or any selling stockholders pursuant to an effective registration statement filed by Holdings with the Securities and Exchange Commission (other than (a) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (b) a registration incidental to an issuance of securities under Rule 144A, (c) a registration on Form S-4 or any successor form, or (d) a registration on Form S-8 or any successor form) under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock (by Holdings and/or other selling stockholders) sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $200 million and the listing of the Class A Common Stock on the NASDAQ Global Select Market, NASDAQ Global Market, or the New York Stock Exchange or any successor exchange to the foregoing.

Repurchase at Option of the Holder Upon a Change of Control

If a Change of Control occurs at any time prior to the maturity of the notes, a holder may require the Issuer to repurchase the holder’s notes, in whole or in part, for cash on a repurchase date specified by the Issuer that is not less than 30 or more than 60 days after the date of mailing of the Issuer’s notice of the Change of Control, except to the extent the Issuer had previously elected to redeem the notes as described under “—Optional Redemption by the Issuer.” The notes will be repurchased only in multiples of $1,000 principal amount.

The Issuer will repurchase the notes at a cash price equal to 101% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case the Issuer will pay the full amount of accrued and unpaid interest on such interest payment date to the holder of record at the close of business on the corresponding record date.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness and/or other Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing or transmission of the Issuer’s notice of the Change of Control but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and/or such other Senior Indebtedness, or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and/or such other Senior Indebtedness, as the case may be, and repay the Bank Indebtedness and/or such other Senior Indebtedness, of each lender or holder, as the case may be, who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness and/or such Senior Indebtedness, to permit the repurchase of the notes as provided for in the immediately following paragraph.

In addition, other similar agreements to which the Issuer becomes a party may contain similar provisions and may directly prohibit the Issuer from purchasing the notes. See “Risk Factors—Risks Related to the Notes, the Class A Common Stock and our Indebtedness—We may be unable to purchase the notes upon a change of control.”

The Issuer will mail to all record holders a notice of a Change of Control prior to the consummation of a Change of Control. The Issuer is also required to deliver to the trustee a copy of the Change of Control notice.

Such Change of Control notice shall state, among other things:

•	the events constituting a Change of Control;

•	the date of the Change of Control;

•	the last date on which a holder may exercise the purchase right, which may not be less than 45 days after the date of mailing of the Issuer’s notice of the Change of Control;

•	the purchase price and date or repurchase, if applicable;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rates;

•	that the notes with respect to which a purchase notice has been given by the holder may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture;

•	the procedures that holders must follow to require the Issuer to purchase their notes and to withdraw any surrendered notes, if applicable; and

•	the CUSIP number or numbers of the notes (if then generally in use).

If a holder elects to require the Issuer to repurchase the holder’s notes, the holder must deliver to the Issuer or its designated agent, on or before the repurchase date specified in the Issuer’s Change of Control notice, the holder’s repurchase notice and any notes to be repurchased, duly endorsed for transfer. The Issuer may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange of the holder’s notes by reason of such repurchase.

The repurchase notice from the holder must state:

•	if certificated notes have been issued, the notes certificate numbers (or, if the holder’s notes are not certificated, the holder’s repurchase notice must comply with appropriate DTC procedures);

•	the notes certificate numbers;

•	the portion of the principal amount of the holder’s notes to be repurchased, which must be in $1,000 multiples; and

•	that the holder’s notes are to be repurchased by the Issuer pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•

if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the holder’s notes are not certificated, the holder’s withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness, the Extended Maturity Senior Notes or other Senior Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such Bank Indebtedness or Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such Bank Indebtedness or Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes, the Class A Common Stock and our Indebtedness—We may be unable to purchase the notes upon a change of control.”

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its subsidiaries taken as a whole to another person or group may be uncertain.

Merger and Sale of Assets by the Issuer

The indenture provides that the Issuer may not consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all of its properties and assets to another person, unless among other things:

•

the Issuer is the surviving person, or the resulting, surviving or transferee person, if other than the Issuer, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of the Issuer’s obligations under the notes and the indenture;

•	after giving effect to such transaction, there is no Event of Default, and no event which, after notice or passage of time or both, would become an Event of Default; and

•

the Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

When a person described above assumes the Issuer’s obligations in such circumstances, subject to certain exceptions, the Issuer shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

The following will be “Events of Default” under the indenture:

(1)	failure to pay principal or premium, if any, when due at maturity, upon redemption, repurchase, declaration or otherwise on the notes, whether or not the payment is prohibited by subordination provisions of the indenture;

(2)	failure to pay any interest (including any Additional Interest) on the notes, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

(3)	default in the Issuer’s obligation to deliver shares of Class A Common Stock or other property upon conversion of the notes, and such failure continues for a period of 5 days;

(4)	failure to provide notice of the occurrence of a Change of Control on a timely basis and such failure continues for a period of 5 days;

(5)	failure by the Issuer or any Restricted Subsidiary to comply with the covenant described under “—Merger and Sale of Assets by the Issuer” above;

(6)	failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent;

(7)	failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof;

(8)	failure to perform or observe any of the covenants in the indenture (other than those separately addressed by clauses (1) – (5) above) for 60 days after written notice to the Issuer from the trustee (or to the Issuer and the trustee from holders of at least 25% in principal amount of the outstanding notes);

(9)	any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor that qualifies as a Significant Subsidiary (or one or more Note Guarantors that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary) denies or disaffirms its obligations under the indenture or any Note Guarantee and such default continues for 10 days; or

(10)	certain events involving bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five business days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. In the event of non-payment defaults, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture for the notes at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding notes of such series have requested the trustee to pursue the remedy,

(3)	such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense,

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to a trust officer of the trustee, the trustee must mail or electronically transmit to each holder of the notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on the notes, the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Rule 144A Information

Holdings and the Issuer will furnish to the holders, beneficial holders and prospective purchasers of the notes issued on the Settlement Date and the Class A Common Stock into which the notes are convertible, upon their request, the information, if any, required by Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act.

Reports

We shall deliver to the trustee copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we file such reports, information and documents with the SEC. All required reports, information and documents referred to in this paragraph shall be deemed to be delivered to the trustee at the time such reports, information and documents are publicly filed with the SEC via the EDGAR filing system (or any successor system).

Modification and Waiver

The notes may generally be amended or supplemented or compliance therewith waived with the consent of holders of 66 2/3% of the aggregate principal amount of outstanding notes (with notes held by Affiliates of the Issuer eligible to consent to the extent permitted by applicable law), except every affected holder of notes must consent to:

•	reduce the required percentage of the notes for amendments, supplements or waivers;

•	change the maturity date of the notes;

•	reduce the principal of, interest rate on or premium payable on the notes;

•	make any change that adversely affects the conversion rights of the notes, including the conversion price and anti-dilution provisions;

•	make any change that grants additional redemption rights;

•	change the currency payable on the notes or the location of payment other than as contemplated by the indenture;

•	adversely affect the ranking of the notes or the Note Guarantees;

•	waive or impair the right to sue for payments on the notes;

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, any notes; or

•	except as expressly permitted by the indenture, release the Note Guarantees of any Significant Subsidiary.

The Issuer is permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

The notes were issued in fully registered form, without interest coupons and in denominations of $1,000 principal amount and multiples of $1.00.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests of the Issuer or of any Note Guarantor, or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer or the Note Guarantors under the notes, the Note Guarantees, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Information Concerning the Trustee

The Issuer has appointed The Bank of New York Mellon Trust Company, N.A., the trustee (the “Trustee”) under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes.

The trustee or its affiliates may also provide other services to the Issuer in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then the Issuer’s creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with the Issuer. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Governing Law

The notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“10.50% Senior Notes” means the Issuer’s 10.50% Senior Notes due 2014.

“11.50% Senior Notes” means the Issuer’s 11.50% Senior Notes due 2017.

“12.00% Senior Notes” means the Issuer’s 12.00% Senior Notes due 2017.

“12.375% Senior Subordinated Notes” means the Issuer’s 12.375% Senior Subordinated Notes due 2015.

“13.375% Senior Subordinated Notes” means the Issuer’s 13.375% Senior Subordinated Notes due 2018.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement relating to the notes.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Apple Ridge Documents” means the Transfer and Servicing Agreement, dated as of April 25, 2000, as amended, by and among Apple Ridge Services Corporation, Cartus Corporation, Cartus Financial Corporation, Apple Ridge Funding LLC and The Bank of New York Mellon (formerly known as The Bank of New York), the Receivables Purchase Agreement, dated as of April 25, 2000, as amended, by and between Cartus Financial Corporation and Apple Ridge Services Corporation, the Purchase Agreement, dated as of April 25, 2000, as amended, by and between Cartus Corporation and Cartus Financial Corporation, the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007, as amended and restated as of July 6, 2007, by and among Apple Ridge Funding LLC, Cartus Corporation, Credit Agricole Corporate and Investment Bank, New York Branch (formerly known as Calyon New York Branch) and the Conduit Purchasers, Committed Purchasers and Managing Agents from time to time party thereto, the Master Indenture, April 25, 2000, as amended, by and between Apple Ridge Funding LLC and The Bank of New York Mellon, the Amended and Restated Series 2007-1 Indenture Supplement, dated as of April 10, 2007, as amended and restated as of July 6, 2007, by and between Apple Ridge Funding LLC and The Bank of New York Mellon, the Performance Guaranty, dated as of May 12, 2006, as amended by the Fifth Omnibus Amendment dated as of April 10, 2007, by Realogy Corporation in favor of Apple Ridge Funding, LLC and Cartus Financial Corporation, and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Arbitrage Programs” means Indebtedness and Investments relating to operational escrow accounts of NRT or Title Resources Group or any of their Restricted Subsidiaries.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s principal office is located.

“Capital Stock” means:

(1)	in the case of a corporation or a company, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cendant” means Cendant Corporation, a Delaware corporation (now known as Avis Budget Group, Inc.).

“Cendant Contingent Liabilities” has the meaning assigned to “Assumed Cendant Contingent Liabilities” in the Separation and Distribution Agreement and shall also include any liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns (as each term is defined in the Cendant Tax Sharing Agreement).

“Cendant Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of July 28, 2006, by and among Cendant, the Issuer, Wyndham Worldwide Corporation and Travelport Inc., as amended on or prior to the date of this prospectus.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer. Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control.

“Contingent Obligations” means, with respect to any person, any obligation of such person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means, collectively, (i) the credit agreement dated as of April 10, 2007, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Domus Intermediate Holdings Corp., a Delaware limited liability company and the parent of the Issuer, as guarantor, the other guarantors party thereto, the financial institutions party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, Permitted Securitization Financings (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers, guarantors or issuers or lenders or group of lenders, and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means, with respect to the Issuer or a Note Guarantor:

(1)	the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness);

(2)	the Extended Maturity Senior Notes;

(3)	the Existing Senior Notes; and

(4)	any other Senior Indebtedness of the Issuer or such Note Guarantor that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Issuer or such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a Change of Control or asset sale; provided that the relevant asset sale or Change of Control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and Change of Control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and Change of Control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock of such person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable at the option of the holder thereof or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Notes” means the 12.375% Senior Subordinated Notes and the Existing Senior Notes.

“Existing Securitization Financings” means the financing programs pursuant to the Apple Ridge Documents or U.K. Documents, as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Existing Senior Notes” means the 10.50% Senior Notes and the Senior Toggle Notes.

“Extended Maturity Notes” means the 13.375% Senior Subordinated Notes and the Extended Maturity Senior Notes.

“Extended Maturity Senior Notes” means the 12.00% Senior Notes” and the 11.50% Senior Notes.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fair Market Value of the Common Stock” means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which such Common Stock is so listed or quoted, or if such Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for such Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Fair Market Value of such Common Stock as determined by the Holdings Board or a committee thereof in good faith and certified in a resolution sent to the Trustee.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any person, the obligations of such person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other similar agreements or arrangements designed to protect such person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the person in whose name a note is registered on the Registrar’s books.

“Holdings” means Domus Holdings Corp., a Delaware corporation and indirect parent of the Issuer.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any person:

(1)

the principal and premium (if any) of any indebtedness of such person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another person secured by a Lien on any asset owned by such person (whether or not such Indebtedness is assumed by such person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed to exclude (1) Contingent Obligations incurred in the ordinary course of business and the Cendant Contingent Liabilities (including the Contingent Obligations described in Note 13 to the Issuer’s consolidated financial statements for the year ended December 31, 2009) (not in respect of borrowed money); (2) deferred or prepaid revenues or marketing fees; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of a Permitted Securitization Financing (but including the excess, if any, of the amount of the obligations thereunder or in respect thereof over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that the Issuer or any Subsidiary of the Issuer other than a Special Purpose Securitization Subsidiary is directly or indirectly liable for such excess); (5) obligations under or in respect of Arbitrage Programs; (6) obligations to make payments in respect of funds held under escrow arrangements in the ordinary course of business; (7) obligations to make payments to third party insurance underwriters in respect of premiums collected by the Issuer and its Subsidiaries in the ordinary course of business or (8) obligations under the Merger Documents.

Notwithstanding anything in the indentures governing the Extended Maturity Notes to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indentures governing the Extended Maturity Notes as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indentures governing the Extended Maturity Notes but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indentures governing the Extended Maturity Notes.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement), any lease in the nature thereof, any agreement to give a mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind and, except in connection with any Permitted Securitization Financing, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than a filing for informational purposes); provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date.

“Merger” means the acquisition by Affiliates of the Sponsors of Realogy pursuant to the Merger Documents.

“Merger Documents” means the Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time on or prior to the Original Issue Date.

“Merger Transactions” means the Merger and the transactions contemplated by the Merger Documents, the offerings of the Existing Notes, and borrowings made pursuant to the Credit Agreement on the Original Issue Date and the refinancing of the then Existing Securitization Financings (which may have occurred prior to the Original Issue Date) and, in each case, the application of the proceeds therefrom.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Note Guarantor” means any Subsidiary that Incurs a Note Guarantee and its successors; provided that upon the release or discharge of such person from its Note Guarantee in accordance with the indenture, such person ceases to be a Note Guarantor.

“NRT” means NRT Incorporated, a Delaware corporation, and any successors thereto.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of Holdings or any Note Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the indenture. “Officer’s Certificate” of Holdings or any Note Guarantor has a correlative meaning.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, Holdings, a Note Guarantor or the Trustee.

“Original Issue Date” means April 10, 2007.

“Permitted Holders” means, at any time, each of the Sponsors and members of the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Junior Securities” means unsecured debt or Equity Interests of the Issuer or any Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Note Guarantor, as applicable (and any debt securities issued in exchange for Senior Indebtedness), at least to the same extent that the 13.375% Senior Subordinated Notes and the related Note Guarantee are subordinated to the payment of all Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Securitization Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” means one or more transactions pursuant to which Securitization Assets are sold, conveyed or otherwise transferred to (x) a Special Purpose Securitization Subsidiary (in the case of the Issuer or a Restricted Subsidiary of the Issuer) or (y) any other person (in the case of a transfer by a Special Purpose Securitization Subsidiary), or Liens are granted in Securitization Assets (whether existing on the Issue Date or arising in the future); provided, that (1) recourse to the Issuer or any Restricted Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to Standard Securitization Undertakings; (2) no property or assets of the Issuer or any other Restricted Subsidiary of the Issuer (other than a Special Purpose Securitization Subsidiary) shall be subject to such Permitted Securitization Financing other than pursuant to Standard Securitization Undertakings; (3) any material contract, agreement, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer included in the Permitted Securitization Documents with respect to such Permitted Securitization Financing shall be on terms which the Issuer reasonably believes to be not materially less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Issuer; and (4) with respect to any Permitted Securitization Financing entered into after the Issue Date, the Board of Directors of the Issuer shall have determined in good faith that such Permitted Securitization Financing (including financing terms, advance rates, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Special Purpose Securitization Subsidiaries involved in such Permitted Securitization Financing. For the avoidance of doubt, the Existing Securitization Financings as in effect on the Issue Date shall be Permitted Securitization Financings.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Agreement” means the Agreement and Plan of Merger by and among Holdings, Domus Acquisition Corp. and Realogy, dated as of December 15, 2006, as amended, supplemented or modified from time to time on or prior to the Original Issue Date.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means rights to receive payments and funds under relocation contracts and related contracts, homes held for resale, receivables relating to mortgage payments, equity payments and mortgage payoffs, other related receivables, beneficial interests in such assets and assets relating thereto and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and similar assets, made subject to a Permitted Securitization Financing, in each case related to the relocation services business.

“Securitization Repurchase Obligation” has the meaning ascribed to it in the indenture governing the 13.375% Senior Subordinated Notes.

“Senior Indebtedness” with respect to the Issuer or any of the Note Guarantors means all Indebtedness and any Securitization Repurchase Obligation of the Issuer or any such Note Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization relating to the Issuer or any Note Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Note Guarantor, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Issuer to any Subsidiary of the Issuer (other than any Securitization Repurchase Obligation) or of any Note Guarantor to the Issuer or any other Subsidiary of the Issuer,

(2)	any liability for federal, state, local or other taxes owed or owing by the Issuer or such Note Guarantor,

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4)	any Indebtedness or obligation of the Issuer or any Note Guarantor that by its terms is subordinate or junior in any respect (excluding the intercreditor arrangements benefiting the lenders under the Apple Ridge Documents) to any other Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5)	any obligations with respect to any Capital Stock, or

(6)	any Indebtedness Incurred in violation of the indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness under the Credit Agreement, or their Representative shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made, would not) violate the indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

“Senior Subordinated Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the notes and any Indebtedness that ranks pari passu in right of payment to the notes (including the Senior Subordinated Notes); and

(2)	with respect to any Note Guarantor, its Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee (including such Note Guarantor’s guarantees of the Senior Subordinated Notes).

“Senior Toggle Notes” means the Issuer’s 11.00%/11.75% Senior Toggle Notes due 2014.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and among Cendant, the Issuer, Travelport Inc. and Wyndham Worldwide Corporation, dated as of July 27, 2006.

“Series A Convertible Notes” means the Issuer’s 11.00% Series A Convertible Senior Subordinated Notes due 2018.

“Series B Convertible Notes” means the Issuer’s 11.00% Series B Convertible Senior Subordinated Notes due 2018.

“Series C Convertible Notes” means the Issuer’s 11.00% Series C Convertible Senior Subordinated Notes due 2018.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Securitization Subsidiary” means any Restricted Subsidiary (x) party as of the Issue Date to any Existing Securitization Document or (y) (1) to which the Issuer or a Subsidiary of the Issuer transfers or otherwise conveys Securitization Assets, (2) which engages in no activities other than in connection with the receipt, management, transfer and financing of those Securitization Assets and activities incidental or related thereto, (3) none of the obligations of which are guaranteed by the Issuer or any Subsidiary of the Issuer (other than another Special Purpose Securitization Subsidiary) other than pursuant to Standard Securitization Undertakings, and (4) with respect to which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Specified Merger/Transfer Transaction” means a merger, consolidation or amalgamation by the Issuer with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or a conversion of the Issuer into a limited liability company (provided that a co-obligor of the notes is a corporation), so long as the amount of Indebtedness, Disqualified Stock and preferred stock of the Issuer and its Subsidiaries is not increased thereby.

“Sponsors” means (i) (x) one or more investment funds controlled by Apollo Management, L.P. and (y) Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that, in the case of clause (ii), any Apollo Sponsor (x) owns a majority of the voting power of such group and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties (and any related repurchase obligations), servicer obligations, obligations to transfer Securitization Assets, guarantees of performance and payments (other than payments of the obligations backed by the Securitization Assets or obligations of Special Purpose Securitization Subsidiaries), and covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer of a type that the Board of Directors of the Issuer has determined in good faith to be reasonably customary in securitizations and/or are reasonably similar to those in the Existing Securitization Financings.

“Subsidiary” means, with respect to any person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, and (2) any partnership, joint venture or limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant contained in the indentures governing the Extended Maturity Notes regarding limitation on restricted payments.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the indenture.

“U.K. Documents” means the letter agreement, dated August 12, 2010, by and between Cartus Financing Limited and Lloyds TSB Bank plc and the letter agreement, dated August 13, 2010, by and between Cartus Financing Limited and Lloyds TSB Bank plc, and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

Except as set forth below, the notes were issued in the form of several registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes was deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Under procedures established by DTC, ownership of beneficial interests in each global note are shown on, and transfer of ownership of those interests are effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note:

•	are not entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

are not considered the owners or holders of the notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note are governed by standing instructions and customary industry practice and are the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

DESCRIPTION OF THE COMMON STOCK

The following description is a summary of the material terms and provisions of the Common Stock, after giving effect to the amendment and restatement of Holdings’ certificate of incorporation in connection with the completion of the Debt Exchange Offering and is qualified in its entirety by reference to the terms and provisions of Holdings’ amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), amended and restated bylaws and certain stockholders agreements Holdings entered into in connection with the Debt Exchange Offering. Copies of the Amended and Restated Certificate of Incorporation, Holdings’ amended and restated bylaws and such stockholders agreements are filed as exhibits to the registration statement of which this prospectus forms a part. You may obtain copies of the Amended and Restated Certificate of Incorporation and Holdings’ amended and restated bylaws from us upon written request.

Authorized Stock

Pursuant to the Amended and Restated Certificate of Incorporation, Holdings’ authorized capital stock consists of 4,500,000,000 shares of capital stock, consisting of 4,200,000,000 shares of Class A Common Stock, $0.01 par value per share, 250,000,000 shares of Class B Common Stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. The Common Stock is subject to the express terms of the preferred stock and any series thereof.

Dividends

Holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared by the Holdings Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Holdings, the holders of Common Stock are entitled to receive ratably its net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Preferred Stock

Shares of Holdings’ preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Holdings Board prior to the issuance of any shares thereof. Each such class or series of preferred stock shall have such voting powers, full or limited, or, subject to any limitations in Holdings’ Amended and Restated Certificate of Incorporation, no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such class or series of preferred stock as may be adopted from time to time by the Holdings Board prior to the issuance of any shares thereof. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of the holders of Common Stock until the Holdings Board determines the specific rights attached to that preferred stock.

Common Stock

Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock if the holder of such share of Class B Common Stock transfers such share of Class B Common Stock to a person that is not an affiliate of such holder of Class B Common Stock, subject to certain limited exceptions. In addition, if (i) the Apollo Funds convert all of the notes they received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering if such conversion would not result in a change of control of Realogy under the senior secured credit facility or any of its other debt arrangements, all the outstanding shares of Class B Common Stock will automatically convert into shares of Class A Common Stock.

Pursuant to the Amended and Restated Certificate of Incorporation, all holders of Common Stock have the same rights, preferences, privileges, interests and attributes and are subject to the same limitations as every other holder of Common Stock except that each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes on all matters submitted to a vote of the stockholders.

The holders of Common Stock possess the exclusive right to vote for the election of directors and any other purposes, except as set forth in the Paulson Securityholders Agreement and the Apollo Securityholders Agreement. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Corporate Opportunity

Under Holdings’ Amended and Restated Certificate of Incorporation, to the extent permitted by law:

•

any director or officer of Holdings who is also an officer, director, partner, employee, managing director or other affiliate of Apollo (each a “Covered Apollo Person”) has the right to, and has no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as Holdings, do business with any of Holdings’ clients, customers or vendors, or make investments in the kind of property in which Holdings’ may make investments;

•

if a Covered Apollo Person or any of its officers, partners, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, he has no duty to offer such corporate opportunity to Holdings;

•	Holdings has renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•

in the event that any of Holdings’ directors and officers who is also a director, officer, partner or employee of any Covered Apollo Person acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as Holdings’ director or officer and such person acted in good faith, then such person will be deemed to have fully satisfied such person’s fiduciary duty and will not liable to us if any of the Apollo Covered Person pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to Holdings.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

On January 5, 2011, Realogy, Holdings, the Note Guarantors and the dealer managers in the Debt Exchange Offering entered into a registration rights agreement with respect to the notes (the “Registration Rights Agreement”). Realogy, Holdings and the Note Guarantors have agreed, for the benefit of the holders of the notes issued in the Debt Exchange Offering and the Class A Common Stock issuable upon conversion of the notes (collectively, the “Registrable Securities”), to file with the SEC a shelf registration statement, of which this prospectus forms a part, covering resales of the Registrable Securities on or prior to April 15, 2011, cause the shelf registration statement to be declared effective under the Securities Act on or prior to July 29, 2011, and keep effective the shelf registration statement until the earlier of (i) the sale of all outstanding Registrable Securities registered under the shelf registration statement; and (ii) the point when all the Registrable Securities may be sold freely under Rule 144 without volume limitations or public information requirements.

We are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sale of Registrable Securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 90 days in any 12-month period. We will provide to each holder of Registrable Securities who has provided us with the completed notice and questionnaire referred to below copies of the prospectus that is a part of the shelf registration statement, notify each such holder and issue a press release when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the Registrable Securities.

We may, upon written notice to all holders of the notes, postpone having the shelf registration statement declared effective, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest will accrue on the notes if any of the following registration defaults occurs:

(1)	the shelf registration statement is not filed on or prior to April 15, 2011; or

(2)	on or prior to July 29, 2011, the shelf registration statement is not declared effective; or

(3)	the shelf registration statement ceases to be effective, or we otherwise prevent holders of Registrable Securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period (each such event referred to in clauses (1) and (2) above, a “Registration Default”). In the event any of the foregoing Registration Default occurs;

then Realogy, Holdings and the Note Guarantors will pay additional interest to each holder of the notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to 0.25% per annum of the principal amount of notes held by such holder.

The amount of the additional interest will increase by an additional 0.25% per annum of the principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of such notes.

All accrued additional interest will be paid by Realogy, Holdings and the Note Guarantors on each interest payment date to the holders of notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of additional interest will cease. In addition, no additional interest will accrue after the end of the period during which we must keep the shelf registration statement effective under the Securities Act. However, Realogy, Holdings and the Note Guarantors will remain liable for any previously accrued additional interest. Other than our obligation to pay additional interest, Realogy, Holdings and the Note Guarantors will not have any liability for damages with respect to a Registration Default on any Registrable Security.

Pursuant to the Registration Rights Agreement, each holder must indemnify us for certain losses in connection with the shelf registration statement.

This summary of certain provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement, of which this prospectus forms a part, and, in addition, will be made available to beneficial owners of the notes upon request.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations of the purchase, ownership and disposition of the notes or Class A Common Stock by holders that acquire such securities from selling securityholders pursuant to this prospectus. This summary only addresses tax considerations relevant to holders that hold the notes and Class A Common Stock, and that will hold such securities, as “capital assets” within the meaning of the Code. This summary is based on the Code, Treasury regulations promulgated thereunder, published rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial and administrative interpretations thereof, in each case as in effect and available as of the date hereof. Subsequent developments in any of the foregoing, or changes in how any of these authorities are interpreted, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of the notes or Class A Common Stock as described in this summary. No ruling will be sought from the IRS with respect to any statement or conclusion in this summary, and no assurance can be given that the IRS will not challenge such statement or conclusion in this summary or, if challenged, that a court will uphold such statement or conclusion.

This summary does not purport to address all tax consequences that may be important to a particular holder in light of that holder’s investment or other circumstances, or to certain categories of investors that may be subject to special rules, including, among others, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers or traders in securities or currencies, tax-exempt entities, partnerships or other pass-through entities, investors holding notes or Class A Common Stock as part of an “integrated,” “hedging” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes, grantor trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, holders that have a taxable year other than a calendar year, U.S. expatriates and holders subject to the U.S. federal alternative minimum tax. In addition, this discussion does not address any tax considerations arising under the U.S. federal estate and gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction.

Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign and other tax consequences of the purchase, ownership, conversion and disposition of the notes, or the purchase, ownership and disposition of Class A Common Stock, as applicable, acquired from selling securityholders pursuant to this prospectus.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a note or Class A Common Stock who or that is for U.S. federal income tax purposes: (i) an individual that is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more United States persons have the authority to control all of the substantial decisions of such trust.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note or Class A Common Stock that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) acquires notes or Class A Common Stock pursuant to this prospectus, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership considering acquiring notes or Class A Common Stock pursuant to this prospectus should consult its independent tax advisor about the consequences to its partners of acquiring notes or Class A Common Stock pursuant to this prospectus and the ownership or disposition of such notes or Class A Common Stock by the partnership.

We believe that the notes are debt for U.S. federal income tax purposes and intend to treat the notes as such. By acquiring notes pursuant to this prospectus, each beneficial owner agrees to treat the notes as our debt for U.S. federal income tax purposes. The following discussion assumes that the notes are properly characterized as debt for U.S. federal income tax purposes. If any of the notes were treated as equity, adverse consequences could result to the Company and to holders of such notes.

U.S. Holders

Payments of Interest

“Qualified stated interest” on the notes should generally be included in the income of a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.

Under the terms of the notes, a portion of the cash interest paid on the first interest payment date of the notes is attributable to interest accruing from October 15, 2010 to, but not including, January 5, 2011 (such portion, the “Pre-Issue Date Accrued Interest”), based on the rate applicable to each particular series of the notes. Pre-Issue Date Accrued Interest will not be qualified stated interest with respect to the notes. All other stated interest payments on the notes (including the portion of interest paid on the notes’ first interest payment date that is not attributable to Pre-Issue Date Accrued Interest) will be qualified stated interest.

We intend to take the position that Treasury regulation section 1.1273-2(m), which provides an optional rule to reduce the issue price of a debt instrument by pre-issuance accrued interest, is not applicable to the notes.

Issue Price of the Notes

Each series of the notes was issued pursuant to the Debt Exchange Offering in exchange for Existing Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Refinancing Transactions Debt Exchange Offering.” The issue price of the notes is determined separately for each series and is subject to complex rules. In general, the issue price of the notes is equal to (i) their fair market value on their issue date if the notes are considered to be “publicly traded” for U.S. federal income tax purposes or (ii) the fair market value of the Existing Notes tendered for such notes if such Existing Notes, but not the notes, are considered to be publicly traded. If neither the Existing Notes nor the notes are considered to be publicly traded, then the issue price of the notes will be their principal amount.

The notes will generally be considered to be “publicly traded” property if, at any time during the 60-day period ending 30 days after their issue date, (i) they appear on a system of general circulation that provides a reasonable basis to determine the fair market value of notes by disseminating either (x) recent price quotations (including rates, yields, or other pricing information) of one or more identified brokers, dealers or traders or (y) actual prices (including rates, yields, or other pricing information) of recent sales transactions or (ii) price quotations are readily available form dealers, brokers or traders and certain exceptions do not apply.

Although no assurances can be given in this regard, based on the information available to us, we believe that the notes are likely to be considered “publicly traded” for these purposes. Accordingly, the following discussion assumes that the notes will be considered “publicly traded” for these purposes, that the issue price of the notes is thus equal to their fair market value on their issue date, and that each of their stated redemption prices at maturity do not exceed their respective issue prices by an amount in excess of “de minimis OID.” If a note’s stated redemption price at maturity were to exceed its issue price by an amount in excess of “de minimis OID,” such note would be treated as issued with “original issue discount,” and a U.S. Holder of such note would be required to recognize income pursuant to the note prior to the receipt of cash. The term “stated redemption price at maturity” generally means all payments provided by the notes other than qualified stated interest. We intend to treat the Pre-Issue Date Accrued Interest as part of the stated redemption price at maturity of the notes (i.e., as other than qualified stated interest).

The rules regarding the determination of issue price are complex and highly detailed, and each U.S. Holder should consult its tax advisor regarding the determination of the issue price of the notes.

Market Discount

The market discount provisions of the Code may apply to U.S. Holders who acquire notes pursuant to this prospectus. In general, a debt instrument other than a debt instrument with a fixed maturity of one year or less that is acquired by a U.S. Holder in the secondary market (or, in certain circumstances, upon original issuance) will be treated as acquired with market discount if the debt instrument’s stated redemption price at maturity exceeds the tax basis of the debt instrument in the holder’s hands immediately after its acquisition, unless such excess is less than a statutorily defined de minimis amount.

In general and subject to the discussion below, any gain recognized by a U.S. Holder on the disposition of a note having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such U.S. Holder. Unless the U.S. Holder elects to accrue market discount on a constant-yield basis or elects to include market discount in gross income currently (as described below), market discount will accrue on a straight-line basis over the term remaining on the market discount note after the U.S. Holder acquires the note.

Subject to certain exceptions, such as when a holder elects to include market discount in gross income currently (as described below), a U.S. Holder that acquires a note having market discount may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note until the taxable year in which the U.S. Holder disposes of the market discount note.

A U.S. Holder that acquires a note with market discount may elect to include market discount in gross income currently on a constant-yield basis. If a U.S. Holder makes such an election, the U.S. Holder’s adjusted tax basis in the market discount note will be increased by any amount included in income. The election applies to all market discount obligations acquired during or after the taxable year to which the election applies and may be revoked only with the consent of the IRS. If the election is made, the rules described above which treat gain realized as ordinary income and require deferral of certain interest deductions will not apply. Each U.S. Holder is urged to consult its tax advisors before making this election.

Notes Purchased at a Premium

A U.S. Holder may be subject to the rules applicable to “amortizable bond premium” if the holder acquires a note at a purchase price in excess of the Remaining Redemption Amount (as defined below). For this purpose, the purchase price allocable to a note is deemed to be the total purchase price reduced by an amount equal to the value of the right to convert the note into common stock. In general, the amount of amortizable bond premium with respect to a note will be equal to the excess, if any, of (i) the U.S. Holder’s adjusted tax basis in the note immediately after acquisition reduced by an amount equal to the value of the right to convert the note into common stock over (ii) the Remaining Redemption Amount.

A U.S. Holder may elect to amortize such premium on a constant-yield basis as an offset to interest income over the period from the U.S. Holder’s acquisition date to the note’s maturity date. A U.S. Holder that elects to amortize bond premium must reduce its adjusted tax basis in the note by the amount of the amortized bond premium. An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder during or after the taxable year for which the election is made. The election may be revoked only with the consent of the IRS. Amortizable bond premium is treated as a reduction of interest on the note instead of as a deduction. The offset of amortizable bond premium against interest income on the note occurs when the U.S. Holder takes the interest income into account under the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

For a U.S. Holder that does not elect to amortize bond premium, the amount of such premium will be included in such holder’s tax basis when the debt security matures or is disposed of by such holder. Therefore, a U.S. Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

For purposes of this discussion, “Remaining Redemption Amount” means the sum of all payments payable on the notes after the purchase date other than payments of qualified stated interest.

Constructive Dividends

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances (see “Description of the Notes—Conversion Rate Adjustments”). A change in conversion rate that allows a note holder to receive more shares of Class A Common Stock on conversion may increase the note holder’s proportionate interests in our earnings and profits or assets. In that case, the note holder would be treated as though it received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the note holder, although it would not actually receive any cash or other property. Not all changes in the conversion rate that allow a note holder to receive more stock on conversion, however, increase a note holder’s proportionate interests in our earnings and profits or assets. For example, a change in the conversion rate could simply prevent the dilution of a note holder’s interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes a note holder’s interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a stock distribution would be treated in the same manner as distributions made in cash or other property and would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain (as further described below). Deemed dividends received by U.S. Holders may not be eligible for the reduced rates of tax applicable to qualified dividend income or to the dividends received deduction generally available to U.S. corporations. U.S. Holders should consult their tax advisors regarding the consequences of any taxable constructive stock dividend.

Certain Contingent Payments

The terms of the notes provide for certain contingent payments that, if such contingent payments were to occur, would affect the amount and timing of payments made under the notes. Such contingent payments include (i) payments in connection with a redemption at our option of the notes upon a Qualified Public Offering at a redemption price equal to 90% of the principal amount of the notes to be redeemed (as described under “Description of the Notes—Optional Redemption by the Issuer”) and (ii) payments to repurchase the notes upon a Change of Control (as described under “Description of the Notes—Repurchase at Option of the Holder Upon a Change of Control”). We intend to treat the possibility that contingent payments will be made pursuant to the terms of the notes as “remote” under applicable Treasury regulations. We therefore do not intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. Our determination that the contingent payments provided for under the notes are remote is binding on each U.S. Holder unless that holder explicitly discloses that it is taking a different position in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS. If the IRS were to take a contrary position regarding our determination, the amount and timing of income inclusions with respect to the notes, as well as the character of income recognized on a Disposition (as defined below) of notes, could differ materially and adversely from that described herein.

Sale or Other Disposition of Notes, Including Conversion of the Notes

When a U.S. Holder sells other otherwise disposes of the notes in a taxable transaction (a “Disposition”), the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (i) the amount realized on the Disposition, less any amount attributable to accrued but unpaid qualified stated interest (which will be taxable in the manner described under “U.S. Holders—Payments of Interest”) and (ii) the U.S. Holder’s adjusted tax basis in the notes. A Disposition will generally include a retirement of notes, a redemption of notes, or a conversion of notes into Class A Common Stock. The U.S. Holder’s adjusted tax basis in notes will generally equal the initial tax basis of the notes, increased by market discount previously included in income, and decreased by any amortized bond premium and any cash payment previously made on the notes other than payments of qualified stated interest. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the notes, such gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder held the notes for more than one year on the date of the Disposition. The deductibility of any capital loss is subject to limitations under the Code.

Basis of Class A Common Stock Received Upon a Conversion of Notes

A U.S. Holder’s tax basis in Class A Common Stock received upon a conversion of a note will equal the then current fair market value of such Class A Common Stock. The U.S. Holder’s holding period for the Class A Common Stock received will commence on the day immediately following the date of conversion.

Distributions Paid in Respect of Class A Common Stock

If we make a distribution in respect of our Class A Common Stock, including any Class A Common Stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its Class A Common Stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend.

Sale, Exchange or Other Disposition of Class A Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale or other Disposition of Class A Common Stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the Class A Common Stock. The gain or loss recognized by a U.S. Holder on a Disposition of Class A Common Stock will be long-term capital gain or loss if the holder held Class A Common Stock for more than one year, or short-term capital gain or loss if the holder held the Class A Common Stock for one year or less at the time of the transaction. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below regarding information reporting and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on interest paid on the notes if the interest is not effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, in the case of certain tax treaties, the interest is not attributable to a permanent establishment or fixed base within the United States) and:

•	such Non-U.S. Holder does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

•	such Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us; and

•	such Non-U.S. Holder certifies to its non-U.S. status on IRS Form W-8BEN (or other applicable IRS form).

If a Non-U.S. Holder cannot satisfy the requirements above, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under a tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or by establishing that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI). To the extent that such interest is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may also be subject to an additional 30% U.S. branch profits tax (or lower applicable treaty rate).

Sale or Other Disposition of the Notes

Subject to the discussion below regarding information reporting and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on gain realized on a sale or other Disposition of the notes (including gain realized on a conversion of notes into Class A Common Stock), unless:

•	such Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions are met;

•

such Non-U.S. Holder holds the notes in connection with the conduct of a United States trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

•

we have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding such Disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

To the extent, however, that Disposition proceeds represent interest accrued between interest payment dates, such proceeds will be taxable in the same manner as described above under “Non-U.S. Holders—Payments of Interest.”

To the extent that gain on a Disposition of notes is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), such Non-U.S. Holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may also be subject to an additional 30% U.S. branch profits tax (or lower applicable treaty rate).

Constructive Dividends

If a Non-U.S. Holder of a note is deemed to have received a constructive dividend (see “U.S. Holders—Constructive Dividends” above), the Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate on the amount of such dividend, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business. In the case of any constructive dividend, it is possible that United States federal withholding tax attributable to the constructive dividend would be withheld from interest, shares of Class A Common Stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

Class A Common Stock

Dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding tax at a 30% rate subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of the Class A Common Stock unless (i) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the Class A Common Stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Backup Withholding and Information Reporting With Respect to Non-U.S. Holders

Generally, with respect to a Non-U.S. Holder, information reporting requirements may apply to interest paid to the Non-U.S. Holder with respect to the notes, distributions paid with respect to Class A Common Stock, and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest that we pay to the Non-U.S. Holder on the notes, or distributions paid with respect to Class A Common Stock, provided that we do not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person as defined under the Code, and the Non-U.S. Holder has provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that it is a Non-U.S. Holder (or such Non-U.S. Holder satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a Disposition of the notes or a Disposition of Class A Common Stock made within the United States or conducted through certain United States related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that such Non-U.S. Holder is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person as defined under the Code), or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability and the holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

Additional Withholding Requirements After 2012

After December 31, 2012, withholding at a rate of 30% will be required on dividends in respect of, and gross proceeds from the sale of, our Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such Class A Common Stock or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our Class A Common Stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of these requirements on their investment in Class A Common Stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of notes and the acquisition of Class A Common Stock issuable upon the conversion of the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (iii) plans subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iv) entities which are deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements (each, of the foregoing described in clauses (i), (ii), (iii) and (iv) being referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering the acquisition and holding of notes, and the acquisition of the Class A Common Stock issuable upon the conversion of the notes, a fiduciary should determine whether participating in the exchange is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and holding of notes, and the acquisition of Class A Common Stock issuable upon conversion of the notes, by an ERISA Plan with respect to which the Company, Holdings, a New Note Guarantor, a guarantor under the Existing Indentures, a Solicitation Agent or a Dealer Manager is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and, in the case of the notes, is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs,”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Section 406(a) of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, neither the notes nor the Class A Common Stock issuable upon conversion of the notes may be acquired, and in the case of the notes, held, by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code may nevertheless be subject to Similar Laws. Fiduciaries of such plans should consult with their counsel before acquiring notes or Class A Common Stock issuable upon conversion of the notes.

Representation

Accordingly, by the acceptance of a note or Class A Common Stock issuable upon the conversion of a note, each acquiror and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquiror or transferee to acquire or hold the notes or any interest therein (and no portion of the assets used by such acquirer or transferee to acquire the Class A Common Stock ussuable upon the conversion of the notes) constitutes assets of any Plan or (ii) the acquisition and holding of the notes and any interest therein (and the acquisition of any Class A Common Stock issuable upon the conversion of the notes) by such acquiror or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering participation in the exchange on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be applicable.

PLAN OF DISTRIBUTION

We are registering the notes and the Class A Common Stock issuable upon conversion thereof covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. Under the registration rights agreement we entered into in connection with the Debt Exchange Offering, we agreed to, among other things, bear expenses in connection with the registration of the securities covered by this prospectus, including the payment of federal securities law and state blue sky registration fees. We will not receive any of the proceeds of the sale of the securities offered pursuant to this prospectus. The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of the securities covered hereby to be made directly or through agents.

The securities registered on the registration statement of which this prospectus forms a part may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which include their donees, pledges or transferees or their successors-in-interest; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the securities. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions

The selling securityholders and any underwriters, brokers-dealers or agents who participate in the sale or distribution of the securities covered may be deemed to be “underwriters” within the meaning of the Securities Act. The selling securityholders identified as registered broker-dealers in the selling securityholders table (under the caption “Selling Securityholders”) are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the securities by such selling securityholders, any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents, the legal fees and expenses on behalf of selling securityholders associated with a member of the Financial Industry Regulatory Authority, may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the Class A Common Stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the securities in the course of hedging their positions;

•	sell the securities short and deliver the securities to close out short positions;

•	loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the Class A Common Stock by the selling securityholders.

There is no public market for the notes or Class A Common Stock and we do not intend to apply for listing of the notes or the Class A Common Stock on any securities exchanges or for quotation of these securities through any automated quotation systems.

There can be no assurance that the selling securityholders will sell any or all of the securities registered hereby pursuant to this prospectus. Further, we cannot assure you that any selling securityholder will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with. The selling securityholders and any other person participating in the sale of the securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any securities registered hereby by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed. This may affect the marketability of the notes and the Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the securities. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

STATE SECURITIES LAWS CONSIDERATIONS

Offers and Sales to Specified Institutions

Offers and sales of the securities to the institutions specified may be made in all U.S. jurisdictions (including the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands) without registration or qualification of the securities or any notice filings being made in such jurisdictions with respect thereto, and that persons making such offers or sales need not be registered or licensed as dealers therein, except as otherwise indicated.

Alabama

Any bank, savings institution, credit union, trust company, insurance company or investment company as defined in the Investment Company Act of 1940 (“1940 Act”), pension or profit-sharing trust, or other financial institution or institutional buyer, or any dealer, whether the purchaser is acting for itself or in some fiduciary capacity.

Alaska

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or a broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Alaska; or has no place of business in this State if the person effects transactions in Alaska exclusively with or through registered broker-dealers or these specified financial institutions or institutional buyers, whether acting for themselves or as trustees.

Arizona

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit sharing trust or other financial institution or institutional buyer, or dealer whether the purchaser is acting for itself or in a fiduciary capacity; or an institutional accredited investor that is a qualified institutional investor (“QIB”) as that term is defined under Rule 144A of the Securities Act (including certain qualified foundations and university endorsements), provided sales are made to such QIBs in a private offering; provided that the offeror or seller sells directly to dealers registered in this State, and who has no place of business within this State.

Arkansas

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Arkansas, or has no place of business in Arkansas and effects transactions in Arkansas exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees.

California

Any bank, savings and loan association, trust company, insurance company, investment company registered under the 1940 Act, pension or profit-sharing trust (other than a pension or profit-sharing trust of the issuer, a self-employed individual retirement plan, or individual retirement account); or other institutional investor or governmental agency or instrumentality that the Commissioner may designate by rule, whether the person is acting for itself or as trustee. The foregoing includes: (a) any organization described in Section 501(c)(3) of the Internal Revenue Code (“IRC”), which has total assets (including endowment, annuity, and life income funds) of not less than $5 million according to its most recent audited financial statement; (b) any corporation which has a net worth on a consolidated basis according to its most recent audited financial statement of not less than $14 million (provided that, if the securities being acquired pursuant to an exemption under this subsection (b) are common stock of a corporation or securities exchangeable for or convertible into common stock of a corporation, (1) the holders of less than 25% of the outstanding shares of such common stock (computed as provided in Section 25103(d) of the Corporate Securities Law (the “California Code”), but deeming outstanding all shares of common stock issuable upon exchange or conversion of securities presently exchangeable for or convertible into common stock) have addresses in this state according to the records of the issuer of such common stock as of the most recent record date of such issuer for any action requiring the determination of shareholders of record, or as of three months prior to such offer or sale, whichever is most recent; or (2) such securities (plus any other similar securities held by the purchaser) will not represent more than five per cent of the total number of outstanding shares of common stock of the issuer assuming the exchange or conversion of all securities exchangeable for or convertible into common stock (unless all such shares of common stock are owned by corporations meeting the net worth test of this subsection (b)); provided, however, that the foregoing limitations with respect to transactions in common shares or securities convertible into commons shares shall not apply to a transaction (1) in which such securities are offered pro rata to the holders of the outstanding common shares, (2) which is approved by the holders of 75% or more of the outstanding commons shares, or (3) there are no common shares or securities convertible into common shares outstanding prior to the transaction; (c) any wholly owned subsidiary of any institutional investor designated in Subdivision (i) of Section 25102 of the California Code; (d) any wholly owned subsidiary of any of the foregoing institutional investors; and (e) to the Federal Government, any agency or instrumentality of the federal government, any corporation wholly owned by the Federal Government, any state, city, city and county, or county, or any agency or instrumentality of a state, city, city and county, or any state university or state college, or any retirement system for the benefit of employees of any of the foregoing governments or governmental instrumentalities, whether the purchaser is acting for itself or as a trustee. Any corporation with outstanding securities registered under Section 12 of the Exchange Act or any wholly owned subsidiary of the corporation that after the offer and sale will own directly or indirectly 100% of the outstanding capital stock of the issuer, provided the purchaser represents that it is purchasing for its own account (or for the trust account if purchaser is a trustee) for investment and not with a view to or for sale in connection with any distribution of the security; or any broker-dealer licensed under the California Code, in a principal transaction (or for an offer to resell or a resale pursuant to an exemption contained in the Code or in the rules thereunder); or, as designated by the Commissioner; and provided that the offeror or seller is a licensed broker-dealer in California; or is a broker-dealer, if not registered in California, registered under the Exchange Act, has not previously had any certificate denied or revoked under the California Code or any predecessor statute, has no place of business in California, and does not direct offers to sell or buy into California in any manner to persons other than licensed broker-dealers or the foregoing specified institutions, whether or not the offeror or any of the offerees is then present in California. If the Securities are not qualified for sale to the public in California or exempt from such qualification, sales may not be made by either registered or non-registered broker-dealers in California to such institutional investors unless the purchaser represents that it is purchasing for its own account (or for such trust account) for investment and not with a view to or for sale in connection with any distribution of the securities.

Colorado

Any financial or institutional investor, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity, provided that the offeror or seller is a licensed broker-dealer in Colorado under the Exchange Act, and has no place of business in Colorado and transacts business in Colorado as a broker-dealer exclusively with any of the specified financial or institutional investors, individuals who are existing customers of the broker-dealer and whose principal places of residence are not in Colorado, or other broker-dealers licensed or exempt from licensing in Colorado (except when the broker-dealer is acting as a clearing broker-dealer for such other broker-dealers), or other broker-dealers exempt by rule or order by the Commissioner. Financial or institutional investor means any of the following, whether acting for itself or others in a fiduciary capacity: (a) a depository institution; (b) an insurance company; (c) a separate account of an insurance company; (d) an investment company registered under the 1940 Act; (e) a business development company as defined in the 1940 Act; (f) any private business development company as defined in the Investment Advisers Act of 1940 (“the Investment Advisers Act”); (g) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $5 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the federal Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, a depository institution, or an insurance company); (h) an entity, but not an individual, a substantial part of whose business activities consist of investing, purchasing, selling, or trading in securities of more than one issuer and not of its own issue and that has total assets in excess of $5 million as of the end of its latest fiscal year; (i) a small business investment company licensed by the U.S. Small Business Administration under the Small Business Investment Act of 1958 (the “Small Business Act”); and (j) any other institutional buyer.

Connecticut

Any bank and trust company, national banking association, savings bank, savings and loan association, federal savings and loan association, credit union, federal credit union, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Connecticut; or, if not registered in Connecticut, has no place of business in Connecticut and effects transactions in Connecticut exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees.

Delaware

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, which includes (1) an “accredited investor” as defined in Rule 501(a)(1)-(4), (7) and (8) of Regulation D, excluding, however, any self-directed employee benefit plan with investment decisions made solely by persons that are “accredited investors” as defined in Rule 501(a)(5)-(6) of Regulation D; (2) any QIB as that term is defined in Rule 144A; and (3) a corporation, partnership, trust, estate, or other entity (excluding individuals) having a net worth of not less than $5 million or a wholly-owned subsidiary of such entity, as long as the entity was not formed for the purpose of acquiring the specific securities, or to any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity (provided that the institutional buyer is not in fact acting only as an agent for another purchaser that is not an institutional buyer or financial institution); provided that the offeror or seller is a registered broker-dealer in Delaware, or has no place of business in Delaware and effects transactions in Delaware exclusively with or through (i) other broker-dealers, or (ii) these specified institutional investors, whether acting for themselves or as trustees.

District of Columbia

A depository institution; an insurance company; a separate account of an insurance company; investment company registered under the 1940 Act; a business development company (as defined in the 1940 Act); an employee pension, profit sharing, or benefit plan if: (i) the plan has total assets in excess of $5 million, or (ii) its investment decisions are made by a named fiduciary, as defined under ERISA, that is either a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act; a depository institution, or an insurance company; a QIBs defined in Rule 144A as promulgated by the SEC pursuant to the Securities Act; an “accredited investor” as defined in SEC Rule 501(a) or Section 2(a)(15) of the Securities Act, or any other person that the SEC may so designate by rule, regulation or order; a limited liability company with net assets of at least $500,000; any other financial institution or institutional buyer; or broker-dealer, whether the purchaser is acting for itself or others in some fiduciary capacity; provided that the offeror or seller is a person who has no place of business in the District of Columbia if such person effects, whether acting for itself or as trustee, effects transactions exclusively with or through another broker-dealers or other financial institution or institutional investor described above.

Florida

Any bank or trust company, savings institution, insurance company, dealer, investment company as defined in the 1940 Act, or pension or profit-sharing trust, or QIB within the meaning of SEC Rule 144A, as such rule existed on November 1, 1992; or any foreign buyer that satisfies the minimum financial requirements set forth in Rule 144A, whether any of such entities is acting in its individual or fiduciary capacity; provided that such offer or sale of securities is not for the direct or indirect promotion of any scheme or enterprise with the intent of violating or evading any provision of the Florida Securities and Investor Protection Act.

Georgia

Any (A) depository institution or international banking institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in Section 501(c)(3) of the IRC, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act (15 U.S.C. Section 681(c)) with total assets in excess of $10 million; (K) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act (15 U.S.C. Section 80b-2(a)(22)) with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIB as defined in Rule 144A, other than Rule 144A, adopted under the Securities Act, 15 U.S.C. Section 77a, et seq.; (N) a major U.S. institutional investor as defined in Rule 15a-6(b)(4)(I), adopted under the Exchange Act, 15 U.S.C. Section 78a, et seq.; (O) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (P) any other person specified by rule adopted or order issued under this chapter; provided that the offeror or seller is a registered broker-dealer in Georgia, or is a broker-dealer without a place of business in this state if its only transactions effected in the state are with the issuer of the securities involved in the transactions; a broker-dealer registered under this chapter or not required to be registered as a broker-dealer under this chapter; an institutional investor; or a nonaffiliated federal covered investment adviser with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Guam

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Guam, or has no place of business in Guam and effects transactions in Guam exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees.

Hawaii

An institutional investor, whether acting for itself or for others in a fiduciary capacity, including: (1) a bank, savings institution, trust company, credit union, or similar institution that is organized or chartered under the laws of a state or of the United States, authorized to receive deposits, and supervised and examined by an official or agency of a state or the United States if its deposits or share accounts are insured to the maximum amount authorized by statute by the Federal Deposit Insurance Corporation, the National Credit Union Share Insurance Fund, or a successor authorized by federal law (not including any of the following: (A) An insurance company or other organization primarily engaged in the business of insurance; (B) A Morris plan bank; or (C) An industrial loan company), or international banking institution; (2) an insurance company; (3) a separate account of an insurance company; (4) an investment company as defined in the 1940 Act; (5) a broker-dealer registered under the Exchange Act; (6) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (7) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (8) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in paragraph (6) or (7), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (9) an organization described in section 501(c)(3) of the IRC, 26 U.S.C. Section 501(c)(3), corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (10) a small business investment company licensed by the small business administration under section 301(c) of the Small Business Act, 15 U.S.C. Section 681(c), with total assets in excess of $10 million; (11) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act, 15 U.S.C. Section 80b-2(a)(22), with total assets in excess of $10 million; (12) a federal covered investment adviser acting for its own account; (13) a QIB as defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act; (14) a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; (15) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (16) any other person specified by rule adopted or order issued under this chapter; provided that the offeror or seller is a licensed broker-dealer in Hawaii or is exempt from registration if such person has no place of business in the state and effects transactions in Hawaii exclusively with or through the issuer of the securities involved in the transaction, registered broker-dealers or broker-dealers not required to be so registered, or an institutional investor, whether acting for themselves or as trustees; or the broker-dealer is registered under the Exchange Act, or not required to be registered under the Exchange Act, and is registered under the securities act of the state in which the broker-dealer has its principal place of business; or nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Idaho

Any institutional investor, whether acting for itself or for others in a fiduciary capacity, including (a) a depository institution, a trust company organized or chartered under the laws of Idaho, or an international banking institution; (b) an insurance company; (c) a separate account of an insurance company; (d) an investment company as defined in the 1940 Act; (e) a broker-dealer registered under the Exchange Act, as cited in §30-14-103, Idaho Code; (f) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act; (g) an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Idaho, a depository institution, or an insurance company; (h) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (i) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in paragraph (f) or (g) of this subsection, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (j) an organization described in section 501(c)(3) of the IRC (26 U.S.C. 501(c)(3)), a corporation, a Massachusetts trust or similar business trust, a limited liability company, or a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (k) a small business investment company licensed by the small business administration under section 301(c) of the Small Business Act (15 U.S.C. 681(c)) with total assets in excess of $10 million; (l) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (m) a federal covered investment adviser acting for its own account; (n) a QIBs defined in rule 144A, other than rule 144A(a)(1)(i)(H), adopted under the Securities Act; (o) a “major U.S. institutional investor” as defined in 15a-6(b)(4)(i) adopted under the Exchange Act (17 CFR 240.15a-6); (p) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (q) any other person specified by rule adopted or an order issued; provided that the seller is a registered broker-dealer in Idaho, or has no place of business in Idaho and its only transactions effected in Idaho are exclusively with or through registered broker-dealers, an institutional investor, the issuer of the securities involved in the transaction or a nonaffiliated federal covered investment adviser with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Illinois

Any corporation, bank, savings bank, savings institution, savings and loan association, trust company, insurance company, building and loan association, dealer, pension fund or pension trust, employees’ profit-sharing trust, other financial institution, or institutional investor; any employee benefit plan within the meaning of Title 1 of the ERISA if (i) the investment decision is made by a plan fiduciary as defined in Section 3(21) of the ERISA and such plan fiduciary is either a bank, savings and loan association, insurance company, registered investment adviser, or an investment adviser registered under the Investment Advisers Act, or (ii) the plan has total assets in excess of $5 million, or (iii) in the case of a self-directed plan, investment decisions are made solely by persons that are described herein; or any plan established and maintained by, and for the benefit of the employees of, any state or political subdivision or agency or instrumentality thereof if such plan has total assets in excess of $5 million; or any organization described in Section 50l(c)(3) of the IRC, any Massachusetts or similar business trust, or any partnership, if such organization, trust, or partnership has total assets in excess of $5 million.

Indiana

Any institutional investor; provided that the offeror or seller is a licensed broker-dealer in Indiana, or has no place of business in Indiana and its only transactions effected in Indiana are exclusively with or through registered broker-dealers, except when the broker-dealer is acting as a clearing broker-dealer for such other broker-dealers or an institutional investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record. “Institutional investor” includes any of the following, whether acting for itself or for others in a fiduciary capacity: Any (A) a depository institution or international banking institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940

Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in Section 501(c)(3) of the IRC (26 U.S.C. Section 501(c)(3)), corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act (15 U.S.C. Section 681(c)) with total assets in excess of $10 million; (K) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act (15 U.S.C. Section 80b-2(a)(22)) with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIBs defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act; (N) a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; (O) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (P) any other person specified by rule adopted or order issued under this chapter; provided that the offeror or seller is a registered broker-dealer in Indiana, or is a broker-dealer without a place of business in this state if its only transactions effected in the state are with a broker-dealer registered under this chapter or not required to be registered as a broker-dealer under this chapter; or an institutional investor.

Iowa

Any institutional investor, whether acting for itself or for others in a fiduciary capacity; including (a) a depository institution means: a bank, savings institution, trust company, credit union, or similar institution that is organized or chartered under the laws of a state or of the United States, authorized to receive deposits, and supervised and examined by an official or agency of a state or the United States if its deposits or share accounts are insured to the maximum amount authorized by statute by the federal deposit insurance corporation, the national credit union share insurance fund, or a successor authorized by federal law (not including any of the following: (1) An insurance company or other organization primarily engaged in the business of insurance; (2) A Morris plan bank; (3) An industrial loan company), or international banking institution; (b) an insurance company; (c) a separate account of an insurance company; (d) an investment company as defined in the 1940 Act; (e) a broker-dealer registered under the Exchange Act; (f) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of five million dollars or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (g) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of five million dollars or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (h) a trust, if it has total assets in excess of five million dollars, its trustee is a depository institution, and its participants are exclusively plans of the types identified in paragraph

(f) or (g), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (i) an organization described in section 501(c)(3) of the IRC, 26 U.S.C. Section 501(c)(3), corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of five million dollars; (j). a small business investment company licensed by the small business administration under section 301(c) of the Small Business Act, 15 U.S.C. Section 681(c), with total assets in excess of five million dollars; (k) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act, 15 U.S.C. Section 80b-2(a)(22), with total assets in excess of five million dollars; (l) a federal covered investment adviser acting for its own account; (m) a QIB as defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted by the SEC under the Securities Act; (n) a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4)(i) adopted by the SEC under the Exchange Act; (o) any other person, other than an individual, of institutional character with total assets in excess of five million dollars not organized for the specific purpose of evading this chapter; (p) any other person specified by rule adopted or order issued under this chapter; provided that the offeror or seller is a licensed broker-dealer in Iowa, or has no place of business in Iowa and effects transactions in Iowa exclusively with or through registered broker-dealers or not required to be so registered, banks, trust companies, insurance companies, investment companies as defined in the 1940 Act, pension or profit- sharing trusts or other financial institutions or institutional buyers, whether acting for themselves or as trustees.

Kansas

An institutional investor, whether acting for itself or for others in a fiduciary capacity, means: (A) A depository institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer, registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Kansas, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA; that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Kansas, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in section 501(c)(3) of the IRC (26 U.S.C. section 501(c)(3)), corporation Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the small business administration under Section 301(c) of the Small Business Act (15 U.S.C. section 681(c)) with total assets in excess of $10 million; (K) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIBs defined in rule 144A, other than rule 144A(a)(1)(i)(H), adopted under the Securities Act; (N) a “major U.S., institutional investor” as defined in rule 15a-6(b)(4)(i) adopted under the Exchange Act; (O) any other person other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the securities laws of Kansas; or (P) any other person specified by rule adopted or order issued under the securities laws of Kansas; provided that the seller is a registered broker-dealer in Kansas, or a broker-dealer has no place of business in the State if its only transactions effected in Kansas are with the issuer of the securities involved in the transaction, a broker-dealer registered in Kansas or not required to be registered as a broker-dealer in Kansas, an institutional investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Kentucky

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, including a QIB under SEC Rule 144A, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Kentucky, or has no place of business in Kentucky and effects transactions in Kentucky exclusively with or through registered broker-dealers or the specified persons.

Louisiana

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, as now or hereafter amended, real estate investment trust, small business investment corporation, pension or profit-sharing plan or trust, or other M financial institution, or any dealer, whether the purchaser is acting for itself or in some fiduciary capacity. Sales may also be made to a qualified buyer as defined by Rule 144A in a transaction in compliance with the requirements of Rule 144 or 144A of the General Rules and Regulations promulgated by the SEC under the Securities Act.

Maine

Any institutional investor; provided that the offeror or seller is a licensed broker-dealer in Maine, or has no place of business in Maine and its only transactions effected in Maine are exclusively with or through the issuer of the securities involved in the transaction, registered broker-dealers, except when the broker-dealer is acting as a clearing broker-dealer for such other broker-dealers or an institutional investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100million acting for the account of others pursuant to discretionary authority in a signed record. “Institutional investor” means any of the following, whether acting for itself or for others in a fiduciary capacity: A. A depository institution (includes (i) A bank; or (ii) A savings institution, trust companies and nondepository trust companies, credit union or similar institution that is organized or chartered under the laws of a state or of the United States, authorized to receive deposits and supervised and examined by an official or agency of a state or the United States if its deposits or share accounts are insured to the maximum amount authorized by statute by the Federal Deposit Insurance Corporation, the National Credit Union Share Insurance Fund or a successor authorized by federal law; it does not include an insurance company or other organization primarily engaged in the business of insurance; a Morris Plan bank; or an industrial loan company) or international banking institution; B. An insurance company; C. A separate account of an insurance company; D. An investment company as defined in the federal 1940 Act; E. A broker-dealer registered under the federal Exchange Act; F. An employee pension, profit-sharing or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in the federal ERISA, that is a broker-dealer registered under the federal Exchange Act, an investment adviser registered or exempt from registration under the federal Investment Advisers Act, an investment adviser registered under this chapter, a depository institution or an insurance company; G. A plan established and maintained by a state, a political subdivision of a state or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined in the federal ERISA, that is a broker-dealer registered under the federal Exchange Act, an investment adviser registered or exempt from registration under the federal Investment Advisers Act, an investment adviser registered in the state, a depository institution or an insurance company; H. A trust, if it has total assets in excess of $10 million, its trustee is a depository institution and its participants are exclusively plans of the types identified in paragraph F or G, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; I. An organization described in Section 501(c)(3) of the IRC, 26 United States Code, Section 501(c)(3), a corporation, a Massachusetts trust or similar business trust, a limited liability company or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; J. A small business investment company licensed by the United States Small Business Administration under Section 301(c) of the federal Small Business Act, 15

United States Code, Section 681(c) with total assets in excess of $5 million; K. A private business development company as defined in Section 202(a)(22) of the federal Investment Advisers Act, 15 United States Code, Section 80b-2(a)(22) with total assets in excess of $5 million; L. A federal covered investment adviser acting for its own account; M. A QIB as defined in 17 Code of Federal Regulations, 230.144A, except as defined in 17 Code of Federal Regulations 230.144A(a)(1)(i)(H); N. A major U.S. institutional investor as defined in 17 Code of Federal Regulations, 240.15a-6(b)(4)(i); O. Any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (P)Any other person specified by rule adopted or order issued under this chapter.

Maryland

Any investment company as defined in the 1940 Act, an investment adviser with assets under management of not less than $1 million, any broker-dealer, any bank, trust company, savings and loan association, insurance company, employee benefit plan with assets of not less than $1 million, or governmental agency or instrumentality, whether acting for itself or as a trustee or a fiduciary with investment control, or QIBs as defined in Rule 144A under the Securities Act; or institutional accredited investors as defined in Regulation D under the Securities Act; provided that the offeror or seller is a registered broker-dealer in Maryland, or has no place of business in Maryland and effects transactions in Maryland exclusively with or through registered broker-dealers, or banks, savings institutions, trust companies, insurance companies, investment companies as defined in the 1940 Act, pension or profit-sharing trusts, or other financial institutions or institutional buyers (including federally insured credit unions), whether acting for themselves or as trustees.

Massachusetts

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity, provided that the offeror or seller is a registered broker-dealer in Massachusetts, or has no office or other physical presence in Massachusetts and effects transactions in Massachusetts exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees. A pension or profit-sharing trust, includes (1) any entity with total assets in excess of $5 million and which is: (a) an employee benefit plan within the meaning of the ERISA; or (b) a self-directed employee benefit plan within the meaning of ERISA, with investment decisions made by a person that is an accredited investor as defined in § 501(a) of SEC Regulation D; or (2) any employee benefit plan within the meaning of ERISA with investment decisions made by a plan fiduciary, as defined in Section 2(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser; or (3) an employee benefit plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions. Institutional buyer includes, but is not limited to, the following: a small business investment company licensed by the U.S. Small Business Administration under the Small Business Act; a private business development company as defined in the Investment Advisers Act; a business development company as defined in the 1940 Act; an entity with total assets in excess of $5 million and which is either (i) a company (whether a corporation, a Massachusetts or similar business trust or a partnership) not formed for the specific purpose of acquiring the securities offered, a substantial part of whose business activities consists of investing, purchasing, selling, or trading in securities issued by others, and whose investment decisions are made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investment; or (ii) an organization described in Section 501(c)(3) of the IRC; and a QIB as defined in Rule 144A under the Securities Act.

Michigan

Any institutional investor, whether acting for itself or for others in a fiduciary capacity, includes: (i) A depository institution or international banking institution; (ii) an insurance company; (iii) a separate account of an insurance company; (iv) an investment company as defined in the 1940 Act; (v) a broker-dealer registered under the Exchange Act; (vi) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer, registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Michigan, a depository institution, or an insurance company; (vii) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA; that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Michigan, a depository institution, or an insurance company; (viii) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (vi) or (vii), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (ix) an organization described in section 501(c)(3) of the IRC, corporation Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (x) a small business investment company licensed by the small business administration under Section 301(c) of the Small Business Act with total assets in excess of $10 million; (xi) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940 with total assets in excess of $10 million; (xii) a federal covered investment adviser acting for its own account; (xiii) a QIBs defined in rule 144A, other than rule 144A(a)(1)(i)(H), adopted under the Securities Act; (xiv) a “major U.S., institutional investor” as defined in rule 15a-6(b)(4)(i) adopted under the Exchange Act; (xv) any other person other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the securities laws of Michigan; or (xvi) any other person specified by rule adopted or order issued under the securities laws of Michigan; provided that the offeror or seller is a registered broker-dealer in Michigan, or a broker-dealer if the broker-dealer does not have a place of business in the State and if its only transactions effected in the state are with other broker-dealers registered as broker-dealers or not required to be registered as broker-dealers under the act, or an institutional investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Minnesota

An institutional investor, whether acting for itself or for others in a fiduciary capacity, means: (A) a depository institution or international banking institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in Section 501(c)(3) of the IRC, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act with total assets in excess of $10 million; (K) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIBs defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act; (N) a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; (O) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (P) any other person specified by rule adopted or order issued under this chapter (including a university); provided that the offeror or seller is a registered broker-dealer in Minnesota, or is a broker-dealer without a place of business in this state if its only transactions effected in the state are with a broker-dealer registered under this chapter or not required to be registered as a broker-dealer under this chapter; an institutional investor or an accredited investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Mississippi

An institutional investor, whether acting for itself or for others in a fiduciary capacity, including: (A) a depository institution or international financial institution of which the United States is a member and whose securities are exempt from registration under the Securities Act; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million a or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in Section 501(c)(3) of the IRC (26 U.S.C. Section 501(c)(3)), corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act (15 U.S.C. Section 681(c)) with total assets in excess of $10 million; (K) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIB as defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act; (N) a “major U.S. institutional investor” as defined in the Exchange Act; (O) Any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (P) any other person specified by rule adopted or order issued under this chapter; provided that the offeror or seller is a registered broker-dealer in Mississippi, or has no place of business in Mississippi and effects transactions in Mississippi exclusively with or through other broker-dealers registered as broker-dealers under this chapter or not required to be registered as broker-dealers under this chapter or an institutional investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Missouri

Any institutional investor, whether the purchaser is acting for itself or for others in a fiduciary capacity, provided that the offeror or seller is a registered broker-dealer in Missouri, or is a broker-dealer and has no place of business in Missouri and effects transactions in Missouri exclusively with or through the issuer, a broker-dealer registered in Missouri or not required to be registered as a broker-dealer in Missouri, or these specified institutional investors, whether acting for themselves or as trustees or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record. By definition, “institutional investor” means any of the following, whether acting for itself or for others in a fiduciary capacity: (A) a depository institution, a trust company organized or chartered under the laws of this state, or an international banking institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Missouri, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Missouri, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in Section 501(c)(3) of the IRC (26 U.S.C. Section 501(c)(3)), corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act (15 U.S.C. Section 681(c)) with total assets in excess of $10 million; (K) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIBs defined in Rule 144A, other than Rule 144A(a)(1)(H), adopted under the Securities Act; (N) a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; (O) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the securities laws of Missouri; or (P) any other person specified by rule adopted or order issued under the securities laws of Missouri.

Montana

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, including institutional investors qualified under SEC Rule 144A, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller has no place of business in Montana and effects transactions in Montana exclusively with or through other broker-dealers, or such exempt financial and institutional buyers, whether acting for themselves or as trustees.

Nebraska

Any bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust, or other financial institution or institutional buyer, to any individual accredited investor, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller has no place of business in Nebraska if effecting transactions in Nebraska exclusively with or through other broker-dealers or such financial institutions or institutional buyers, whether acting for themselves or as trustees.

Nevada

Any broker-dealer, or any financial or institutional investor, including any of the following, whether acting for itself or others in a fiduciary capacity other than as an agent: 1. a depository institution; 2. any insurance company; 3. a separate account of an insurance company; 4. any investment company as defined in the 1940 Act; 5. an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $5 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is either a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, a depository institution or an insurance company; and 6. any other institutional buyer (including any accredited investor as defined under Rule 501 of Regulation D of the Securities Act; provided that offeror or seller is a licensed broker-dealer in Nevada, or is a broker-dealer registered or not required to be registered under the Exchange Act and who has no place of business in Nevada, if (a) the broker-dealer effects transactions in Nevada exclusively with other broker-dealers licensed or exempt in Nevada or has no place of business in Nevada and effects transactions exclusively with or through these specified financial or institutional investors, (b) the broker-dealer is licensed under the securities laws of a state in which the broker-dealer maintains a place of business and offers and sells in Nevada to a person who is an existing customer of the broker-dealer and whose principal place of residence is not in Nevada or (c) the broker-dealer is licensed under the securities laws of a state in which he maintains a place of business and during any 12 consecutive months he does not effect transactions with more than five persons in this state in addition to the transactions with the issuers of the securities involved in the transactions, financial or institutional investors, or broker-dealers, whether or not the offeror or an offeree is then present in this state.

New Hampshire

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, a venture capital company which operates a small business investment company under the Small Business Act, or other financial institution or institutional buyer (meaning an organization or person with net worth of more than $25 million ); or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in New Hampshire, or has no place of business in New Hampshire and effects transactions in New Hampshire exclusively with or through registered broker-dealers or these specified institutions (with the exception of a venture capital company), whether acting for themselves or in some fiduciary capacity.

New Jersey

Any bank, savings institution (meaning any savings and loan association or building and loan association operating pursuant to the Savings and Loan Act (1963), and any federal savings and loan association and any association or credit union organized under the laws of the United States or of any state whose accounts are insured by a federal corporation or agency), trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or any QIB as defined in SEC Rule 144A, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in New Jersey, or effects transactions in New Jersey exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees.

New Mexico

Any institutional investor, whether acting for itself or for others in a fiduciary capacity, which includes: (1) a depository institution or an international financial institution of which the United States is a member and whose securities are exempt from registration pursuant to the federal Securities Act; (2) an insurance company; (3) a separate account of an insurance company; (4) an investment company as defined in the federal 1940 Act; (5) a broker-dealer registered pursuant to the federal Exchange Act; (6) an employee pension, profit-sharing or benefit plan if the plan has total assets in excess of ($10 million or its investment decisions are made by a named fiduciary, as defined in the federal ERISA, that is a broker-dealer registered pursuant to the federal Exchange Act, an investment adviser registered or exempt from registration pursuant to the federal Investment Advisers Act, an investment adviser registered pursuant to the New Mexico Uniform Securities Act, a depository institution or an insurance company; (7) a plan established and maintained by a state, a political subdivision of a state or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined in the federal ERISA, that is a broker-dealer registered pursuant to the federal Exchange Act, an investment adviser registered or exempt from registration pursuant to the federal Investment Advisers Act, an investment adviser registered pursuant to the New Mexico Uniform Securities Act, a depository institution or an insurance company; (8) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution and its participants are exclusively plans of the types identified in Paragraph (6) or (7) of this subsection, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (9) an organization described in Section 501(c)(3) of the federal IRC of 1986, corporation, Massachusetts trust or similar business trust, limited liability company or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (10) a small business investment company licensed by the small business administration pursuant to Section 301(c) of the federal Small Business Act with total assets in excess of $10 million; (11) a private business development company as defined in Section 202(a)(22) of the federal Investment Advisers Act with total assets in excess of $10 million; (12) a federal covered investment adviser acting for its own account; (13) a “QIB”, as defined in Rule 144A, other than Rule 144A(a)(1)(H), adopted pursuant to the federal Securities Act; (14) a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4)(i) adopted pursuant to the federal Exchange Act; (15) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the New Mexico Uniform Securities Act; or (16) any other person specified by rule adopted or order issued pursuant to the New Mexico Uniform Securities Act; provided that the offeror or seller is a broker-dealer without a place of business in New Mexico if its only transactions effected in New Mexico are with a broker-dealer registered as a broker-dealer pursuant to the New Mexico Uniform Securities Act or not required to be registered as a broker-dealer pursuant to that act, or an institutional investor; licensed broker-dealer in New Mexico, or is a broker-dealer registered under the Exchange Act and has no place of business in New Mexico, if (a) the broker-dealer effects transactions in New Mexico exclusively with other broker-dealers licensed or exempt under the New Mexico Securities Act of 1986 or with these specified institutional investors, or (b) the broker-dealer is licensed under the securities act of a state in which the broker-dealer maintains a place of business and the broker-dealer offers and sells in New Mexico to persons who are existing customers of the broker-dealer and whose principal place of residence is not in New Mexico.

New York

Anyone, provided that the seller is registered as a broker-dealer in New York.

North Carolina

Any entity which has a net worth in excess of $1 million as determined by generally accepted accounting principles (including governmental or political subdivision of a government), bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or to a dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in North Carolina, or a person who has no place of business in this State if he effects transactions in this State exclusively with or through (i) other dealers, or (ii) banks, savings institutions, trust companies, insurance companies, investment companies as defined in the 1940 Act, pension or profit-sharing trusts, or other financial institutions or institutional buyers, whether acting for themselves or as trustees.

North Dakota

An “institutional investor”, whether acting for itself or for others in a fiduciary capacity, provided that the offeror or seller is not registered as a broker-dealer in North Dakota and has no place of business in North Dakota and effects transactions in North Dakota with other broker-dealers registered as a broker-dealer in the state or not required to be registered as a broker-dealer in the state or the foregoing institutional investors or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record. “Institutional investor” includes: (a) A depository institution or international banking institution; (b) An insurance company; (c) A separate account of an insurance company; (d) An investment company as defined in the 1940 Act; (e) A broker-dealer under the Exchange Act; (f) An employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in North Dakota, a depository institution, or an insurance company; (g) A plan established and maintained by a state a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (h) A trust if it has total assets in excess of $10 million, its trustee is a depository institution and its participants are exclusively plans of the types identified in subdivision (f) or (g) regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (i) An organization described in section 501(c)(3) of the IRC, corporation Massachusetts trust or similar business trust, limited liability company, or partnership not formed for specific purpose of acquiring the securities offered with total assets in excess of $10 million; (j) A small business investment company licensed by the small business administration under section 301 (c) of the Small Business Act with total assets in excess of $10 million; (k) A private business development company as defined in section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million ); (l) A federal covered investment adviser acting for its own account; (m) A QIB as defined in rule 144A, other than rule 144(a)(1)(i)(H), adopted under the Securities Act; (n) A major United States institutional investor as defined in rule 15a-6(b)(4)(i) adopted under the Exchange Act; or (o) Any other person other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the securities laws of North Dakota.

Ohio

Any dealer or institutional investor. Institutional investor is defined to mean any corporation, bank, insurance company, pension fund or pension fund trust, employees’ profit-sharing fund or employees’ profit-sharing trust, any association engaged, as a substantial part of its business or operations, in purchasing or holding securities, or any trust in respect of which a bank is trustee or co-trustee, or a QIBs that term is defined in Rule 144A under the Securities Act; provided that the person making the offer or sale to these specified institutions is a dealer registered under the laws of Ohio, or effects transactions exclusively through or with licensed dealers in Ohio.

Oklahoma

Any institutional investor. “Institutional investor” includes any of the following, whether acting for itself or others in a fiduciary capacity: (a) any depository institution, or international banking institution; (b) insurance company; (c) separate account of an insurance company; (d) investment company as defined in the 1940 Act; (e) a broker-dealer registered under the Exchange Act; (f) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Oklahoma, a depository institution, or an insurance company; (g) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in Oklahoma, a depository institution, or an insurance company; (h) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph f or g of this paragraph, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (i) an organization described in Section 501(c)(3) of the IRC, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (j) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act with total assets in excess of $10 million; (k) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (l) a federal covered investment adviser acting for its own account; (m) a QIBs defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Exchange Act; (n) a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; (o) any other person, other than an individual, of institutional character with total assets in excess of $10 million, not organized for the specific purpose of evading the securities laws of Oklahoma; or (p) any other person specified by rule adopted or order issued under the securities laws of Oklahoma; provided that the offeror or seller is a broker-dealer registered in Oklahoma, or has no place of business in Oklahoma and effects transactions in Oklahoma exclusively with other broker-dealers registered in Oklahoma or broker-dealers not required to be registered in Oklahoma, or any institutional investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record.

Oregon

Any bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust, or other financial institution or institutional buyer (including, but not limited to, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the United States Department of Veterans Affairs and the Government National Mortgage Association), and any QIB as defined under the provisions of SEC Rule 144A, or any broker-dealer, mortgage broker or mortgage banker, whether the purchaser is acting for itself or in a fiduciary capacity when the purchaser has discretionary authority to make investment decisions.

Pennsylvania

Any institutional investor or broker-dealer, whether the buyer is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a broker-dealer registered in Pennsylvania, or has no place of business in Pennsylvania and effects transactions in Pennsylvania exclusively with or through registered broker-dealers or these specified institutional investors. The exemption includes any institutional investor that purchases securities for the benefit of another person must be empowered under applicable state or Federal law to act as a corporate fiduciary and is acting as trustee, guardian, conservator, executor or administrator, but does not apply for a transaction where an institutional investor is acting in the capacity of trustee, guardian, conservator, executor or administrator. The term “institutional investor” is defined as any bank or any banking institution, trust company, or savings and loan institution ; any insurance company; any qualified pension or profit-sharing plan or trust (except a municipal pension plan or system), including stock bonus plans established under Section 401 and simplified employee pension plans under Section 408 of the IRC, commonly known as Keoghs, IRAs and SEPs, if any such plan has one of the following: (1) plan assets of at least $5 million, or (2) retained, on an on-going basis, the services of a person knowledgeable and experienced in financial and business matters to render professional investment management advice and has investments in securities of at least $500,000; any investment company as defined in the 1940 Act; any person, other than an individual, which controls any of the foregoing, the Federal Government, state, or any agency or political subdivision thereof except Pennsylvania public school districts; provided that the offeror or seller is a broker-dealer registered in Pennsylvania, or has no place of business in Pennsylvania and effects transactions in Pennsylvania exclusively with or through registered broker-dealers or these specified institutional investors. By rule, the following additional persons, among others, are included in the definition of an “institutional investor” to whom offers and sales may also be made: (1) any corporation or business trust or wholly owned subsidiary of such corporation or business trust which has been in existence for 18 months and that has a tangible net worth on a consolidated basis, as reflected in its most recent audited financial statements, of $10 million or more; (2) any college, university, or other public or private institution which has received exempt status under Section 501(c)(3) of the IRC, and which has a total endowment or trust funds (including annuity and life income funds) of $5 million or more according to its most recent audited financial statements; provided that the aggregate dollar amount of securities sold to such college, university, or institution under the state section 203(c) exemption shall not exceed 5% of the endowment or trust funds; or (3) any wholly owned subsidiary of a bank; or (4) any person which is organized primarily for the purpose of purchasing, in non-public offerings, securities of corporations or issuers engaged in research and development activities in conjunction with a corporation and which complies with either (i) has purchased $5 million or more of the securities excluding both (A) a purchase of securities of a corporation in which the person directly or beneficially owns more than 50% of the corporation’s voting securities, but securities purchased under a leveraged buy-out financing in which the person does not intend to provide direct management to the issuer, shall not be excluded, and (B) a dollar amount of a purchase of securities of a corporation which investment represents more than 20% of the person’s net worth; (ii) is capitalized at $2,500,000 or more and is controlled by an individual controlling a person that meets the criteria contained in clause (i) above; (iii) is capitalized at $10 million or more and has purchased $500,000 or more of the securities, excluding a purchase of securities of a corporation in which the person directly or beneficially owns more than 50% of the corporation’s voting securities; or (iv) is capitalized at $250,000 or more and is a “side-by-side fund” (which means a person which is both (i) promoted and controlled by individuals controlling a person meeting the criteria in subsection (a)(4)(i), (ii), or (iii), and (ii) formed exclusively for the purpose of purchasing securities of issuers in various amounts and on the same terms and conditions as the person in subparagraph (i)); or (5) any Small Business Investment Company as defined in section 103 by the Small Business Act which either (a) has a total capital of $1 million or more, or (b) is controlled by institutional investors as defined in Section 102(k) of the Act or this section; (6) any Seed Capital Fund as defined in Section 6 of the Small Business Incubators Act; (7) any Business Development Credit Corporation, as authorized by the Business Development Credit Corporation Law; (8) any person whose security holders consist solely of institutional investors or broker-dealers; or (9) any person as to which the issuer reasonably believed qualified as an institutional investor under this section at the time of the offer or sale of the securities on the basis of written representations made to the issuer by the purchaser; or (10) a QIB as defined in Rule 144A (relating to private resales of securities to institutions), or any successor rule thereto.

Puerto Rico

Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Companies Act of Puerto Rico, pension or profit-sharing trust, a QIB as defined in Rule 144A under the Securities Act, or other financial institution or institutional buyer, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Puerto Rico, or has no place of business in Puerto Rico and effects transactions in Puerto Rico exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees.

Rhode Island

Any financial or institutional investor or broker-dealer, provided that the offeror or seller is a licensed broker-dealer in Rhode Island, or is a broker-dealer registered or not required to be registered under the Exchange Act and who has no place of business in Rhode Island, if (a) the broker-dealer effects transactions in Rhode Island exclusively with other broker-dealers licensed or exempt in Rhode Island or these specified financial or institutional investors, or (b) the broker-dealer is licensed under the securities laws of a state in which the broker-dealer maintains a place of business and offers and sells in Rhode Island to a person who is an existing customer of the broker-dealer and whose principal place of residence is not in Rhode Island. Financial or institutional investor means any of the following, whether acting for itself or in some fiduciary capacity: (1) a depository institution; (2) an insurance company; (3) a separate account of an insurance company; (4) an investment company as defined in the 1940 Act; (5) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $5 million, or if investment decisions are made by a plan fiduciary, as defined under ERISA, which is either a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, a depository institution, or an insurance company; (6) a QIB as defined in Rule 144A under the Securities Act; and (7) any other institutional buyer.

South Carolina

Any institutional investor; whether acting for itself or for others in a fiduciary capacity. ‘Institutional investor’ means any of the following: (A) a bank; or (B) a savings institution, trust company, credit union, or similar institution that is organized or chartered under the laws of a State or of the United States, authorized to receive deposits, and supervised and examined by an official or agency of a State or the United States if its deposits or share accounts are insured to the maximum amount authorized by statute by the Federal Deposit Insurance Corporation, the National Credit Union Share Insurance Fund, or a successor authorized by federal law; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (G) a plan established and maintained by a State, a political subdivision of a State, or an agency or instrumentality of a State or a political subdivision of a State for the benefit of its employees, if the plan has total assets in excess of $10 millions or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in Section 501(c)(3) of the IRC, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million dollars; (J) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act with total assets in excess of $10 million; (K) a private business development company as defined in the Investment Advisers Act with total assets in excess of $10 million dollars; (L) a federal covered investment adviser acting for its own account; (M) a ‘QIB’ as defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act; (N) a ‘major U.S. institutional investor’ as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; (O) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (P) any other person specified by rule adopted or order issued under this chapter; provided that the offeror or seller is a registered broker-dealer in South Carolina, or a broker-dealer who either is registered or is not required to be registered under the Exchange Act (excluding a broker-dealer who deals solely in government securities and is not registered under the Exchange Act unless the broker-dealer is subject to supervision as a dealer in government securities by the Federal Reserve Board) and who has no place of business in South Carolina if such broker-dealer effects transactions in South Carolina exclusively with or through registered broker-dealers or these specified institutional investors.

South Dakota

Any institutional investor, whether acting for itself or for others in a fiduciary capacity, defined as any of the following: (A) a depository institution or international banking institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in South Dakota, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in South Dakota, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in Section 501(c)(3) of the IRC, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Act with total assets in excess of $10 million; (K) a private business development company as defined in the Investment Advisers Act with total assets in excess of $10 million dollars; (L) a federal covered investment adviser acting for its own account; (M) a QIB as defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act; (N) a major United State institutional investor as defined in Rule 15a-6(b)(4)(i) adopted under the Exchange Act; (O) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the securities laws of South Dakota; or (P) any other person specified by rule adopted or order issued under the securities laws of South Dakota; provided that the offeror or seller is a registered broker-dealer in South Dakota, or is without a place of business in South Dakota and effects transactions in South Dakota exclusively with registered broker-dealers or not required to be registered as a broker-dealer under the Act, or an institutional investor or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record or the broker-dealer is registered under the securities act of the state in which the broker-dealer maintains a principal place of business.

Tennessee

Any institutional investor, which is defined as a bank, unless the bank is acting as a broker-dealer as such term is defined in the Tennessee Securities Act, trust company, insurance company, investment company registered under the 1940 Act, a holding company which controls any of the foregoing, a trust or fund over which any of the foregoing has or shares investment discretion, a pension or profit sharing plan, an institutional buyer, or any other person engaged as a substantial part of its business in investing in securities unless such other person is within the definition of a broker-dealer (in which case such other person is not an institutional investor), in each case having a net worth in excess of $1 million ); or any broker-dealer; provided that the offeror or seller is a registered broker-dealer in Tennessee, or has no place of business in Tennessee and is registered as a broker-dealer with the SEC or the Financial Industry Regulatory Authority (FINRA) or any successor regulatory entity and effects transactions in Tennessee exclusively with or through registered broker-dealers or these specified institutions.

Texas

Any bank, trust company, building and loan association, insurance company, surety or guaranty company, savings institution (including any federally chartered credit union, savings and loan association, or federal savings bank and any credit union or savings and loan association chartered under the laws of any State of the United States), any investment company as defined in the 1940 Act, or small business investment company as defined in the Small Business Act; any “accredited investor” (as that term is defined in Rule 501(a)(1)-(4), (7) and (8) promulgated by the SEC under the Securities Act), excluding any self-directed employee benefit plan with investment decisions made solely by persons that are “accredited investors” as defined in Rule 501(a)(5)-(6); or any QIB as that term is defined in Rule 144A promulgated by the SEC under the Securities Act; or any corporation, partnership, trust, estate, or other entity (excluding individuals) having net worth of not less than $5 million, or a wholly-owned subsidiary of such entity, as long as the entity was not formed for the purpose of acquiring the specific securities; or any registered dealer actually engaged in buying and selling securities; provided that such financial institution or other institutional investor is acting for its own account or as a bona fide trustee of a trust organized and existing other than for the purpose of acquiring the specific securities.

Utah

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional investor, including, but not limited to, foundations and university endowments with assets of at least $100 million; credit unions, and a QIB as defined in Rule 144A under the Securities Act, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Utah, or has no place of business in Utah and effects transactions in Utah exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees.

Vermont

An institutional investor, whether acting for itself or for others in a fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Vermont, or has no place of business in Vermont and effects transactions in Vermont exclusively with broker-dealers registered or exempt from registration in Vermont or the foregoing institutional investors or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record. “Institutional investor” means any of the following: (A) a depository institution or international banking institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in 15 U.S.C. § 80a-1 et seq.; (E) a broker-dealer registered under 15 U.S.C. §78a et seq.; (F) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million .00 or its investment decisions are made by a named fiduciary, as defined in 29 U.S.C. §1001 et seq., that is a broker-dealer registered under 15 U.S.C. § 78a et seq., an investment adviser registered or exempt from registration under 15 U.S.C. § 80a-1 et seq., an investment adviser registered under this chapter, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million .00 or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined in 29 U.S.C. § 1001 et seq., that is a broker-dealer registered under 15 U.S.C. § 78a et seq., an investment adviser registered or exempt from registration under 15 U.S.C. § 80a-1 et seq., an investment adviser registered under this chapter, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in subdivision (11)(F) or (G) above, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in 26 U.S.C. § 501(c)(3), corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million .00; (J) a small business investment company licensed by the Small Business Administration under 15 U.S.C. § 681(c) with total assets in excess of

$10 million; (K) a private business development company as defined in 15 U.S.C. § 80b-2(a)(22) with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIB as defined in Rule 144A, other than subdivision 17 C.F.R. 230.144A(a)(1)(i)(H); (N) a “major U.S. institutional investor” as defined in 17 C.F.R. 240.15a-6(b)(4)(i); (O) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; or (P) any other person specified by rule adopted or order issued under this chapter.

Virginia

Any corporation, investment company, or pension or profit-sharing trust, or any broker-dealer.

U.S. Virgin Islands

Any institutional investor, provided that the offeror or seller is a registered broker-dealer in the Virgin Islands or is exempt from registration if the seller is a broker-dealer without a place of business in Virgin Islands and its only transactions effected in the State are with a person registered as a broker-dealer or exempt from registration, and institutional investors or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record. Institutional investor means any of the following, whether acting for itself or for others in a fiduciary capacity: (A) A depository institution or international banking institution; (B) an insurance company; (C) a separate account of an insurance company; (D) an investment company as defined in the 1940 Act; (E) a broker-dealer registered under the Exchange Act; (F) an employee pension; profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer, registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in the U.S. Virgin Islands, a depository institution, or an insurance company; (G) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA; that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered in the U.S. Virgin Islands, a depository institution, or an insurance company; (H) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively, plans of the types identified in subparagraph (F) or (G), regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (I) an organization described in section 501(c)(3) of the IRC (26 U.S.C. section 501(c)(3)), corporation Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million; (J) a small business investment company licensed by the small business administration under Section 301(c) of the Small Business Act (15 U.S.C. section 681(c)) with total assets in excess of $10 million; (K) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act (15 U.S.C. section 80b-2(a)(22)) with total assets in excess of $10 million; (L) a federal covered investment adviser acting for its own account; (M) a QIB as defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act; (N) a “major U.S. institutional investor” as defined in rule 15a-6(b)(4)(i) adopted under the Exchange Act; (O) any other person other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the securities laws of the U.S. Virgin Islands; or (P) any other person specified by rule adopted or order issued under the securities laws of the U.S. Virgin Islands.

Washington

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Washington, or has no place of business in Washington and effects transactions exclusively with or through other broker-dealers or such persons. “Institutional buyer” includes: (1) a corporation, business trust, or partnership or wholly owned subsidiary of such entity, which has been operating for at least 12 months and that has a net worth on a consolidated basis of at least $10 million as determined by the entity’s most recent audited financial statements, provided such statements are dated within 16 months of the transaction made in reliance upon this exemption; (2) any entity exempt under Section 501(c)(3) of the IRC and that has total endowment or trust funds of $5 million or more according to its most recent audited financial statements, provided such statements are dated within 16 months of the transaction made in reliance upon this exemption; or (3) any wholly owned subsidiary of a bank, savings institution, insurance company, or investment company as defined by the 1940 Act; or (4) any QIB as defined in SEC Rule 144A of the Securities Act.

West Virginia

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer or any broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in West Virginia, or has no place of business in West Virginia and effects transactions in West Virginia exclusively with or through registered broker-dealers or these specified institutions or accredited investors as defined in Rule 501(a)(1)—(3), (7) or (8), or a nonaffiliated federal covered investment advisers with investments under management in excess of $100 million acting for the account of others pursuant to discretionary authority in a signed record, whether acting for themselves or as trustees. The term “institutional buyer” is defined as: (A) a corporation, business trust, partnership, limited liability company, limited liability partnership or a wholly owned subsidiary of any of the aforementioned entities, which has been operating on a continuing basis for at least twelve (12) months and which has a net worth of at least $5 million dollars, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions are made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investment; (B) an entity which has been granted exempt status under Section 501(c)(3) of the IRC, which has been operating on a continuing basis for at least twelve (12) months and which has a net worth of at least $5 million dollars, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions are made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investment; (C) a Small Business Investment Company licensed by the United States Small Business Administration by the Small Business Act; (D) a private business development company as defined by the Investment Advisers Act; (E) a Business Development Company as defined by the 1940 Act; (F). A wholly-owned subsidiary of a bank, savings institution, insurance company, or investment company as defined by the 1940 Act; and (G) a QIB as defined in Rule 144A.

Wisconsin

Any of the following: (a) a depository institution or international banking institution (includes an international financial institution of which the United States is a member and whose securities are exempt from registration under the Securities Act), (b) an insurance company, (c) a separate account of an insurance company, (d) an investment company as defined in the 1940 Act, (e) a broker-dealer registered under the Exchange Act, (f) an employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act , an investment adviser registered under this chapter, a depository institution, or an insurance company, (g) a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees, if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary, as defined under ERISA, that is a broker-dealer registered under the Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under this chapter, a depository institution, or an insurance company, (h) a trust, if it has total assets in excess of $10 million, its trustee is a depository institution, and its participants are exclusively plans of the types identified in (f) or (g) above, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans, (i) an organization described in section 501(c)(3) of the IRC, corporation, Massachusetts trust or similar business trust, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, (j) a small business investment company licensed by the Small Business Administration under section 301(c) of the Small Business Act with total assets in excess of $10 million, (k) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million, (l) a federal covered investment adviser acting for its own account, (m) a QIB, as defined in Rule 144A, other than Rule 144A(a)(1)(i)(H), adopted under the Securities Act, (n) a major U.S. institutional investor, as defined in Rule 15a6(b)(4)(i) adopted under the Exchange Act, (o) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading this chapter; (p) any other person specified by rule adopted or order issued under this chapter; whether acting for itself or for others in a fiduciary capacity; provided that the offeror or seller is a licensed broker-dealer in Wisconsin, or effects transactions in Wisconsin exclusively for the account of or exclusively in offers to sell or sales to licensed broker-dealers or these specified institutions; or represents a Wisconsin-licensed broker-dealer in effecting transactions, if the offeror or seller is not ineligible to register with Wisconsin for any reason other than such a transaction is registered with a registered securities association and at least one state, and the offer or sale transaction has the following characteristics: (i) such transaction is effected on behalf of a customer that, for 30 days prior to the day of the transaction, maintained an account with the Wisconsin-licensed broker-dealer, the customer was assigned to the offeror or seller for 14 days prior to the day of the transaction, and the offeror or seller is registered with a state in which the customer was a resident or was present for at least 30 consecutive days during the one-year period prior to the day of the transaction; or (ii) the transaction is effected on behalf of a customer that, for 30 days prior to the day of the transaction, maintained an account with the Wisconsin-licensed broker-dealer, and the offer or sale occurs during the period beginning on the date on which the offeror or seller files an application for registration in Wisconsin and ending on the earlier of (a) 60 days after the date on which the application is filed, or (b) the date on which Wisconsin notifies the offeror/seller that it has denied the application for registration or has stayed the pendency of the application for cause. By rule the Commissioner has designated the following as a “financial institution or institutional investor”: (a) an endowment or trust fund of a charitable organization specified in Section 170(b)(1)(A) of the IRC; (b) an issuer with any class of securities registered under Section 12 of the Exchange Act and any wholly owned subsidiary thereof; (c) any venture capital company that: (i) operates a small business investment company licensed under the Small Business Act, or (ii) is a corporation, partnership, limited liability company, or association whose net assets exceed $1 million and either its primary purpose as stated in its articles, bylaws, or other organizational instruments is investing in securities, or its primary business is investing in developmental stage companies or eligible small business companies as defined in the regulations of the U.S. Small Business Administration; (d) any QIB as defined and listed in Section 230.144A under the Securities Act, whether acting for its own account or the accounts of other QIBs that in the aggregate owns and invests on a discretionary basis at least $100million in securities of issuers that are not affiliated with the QIB; (e) any entity, all of the equity owners of which are any of the entities described in this paragraph, acting for its own account or for the accounts of any of the entities described in this paragraph; or (f) any “accredited investor” as defined and listed in sections 230.501(a)(1), (2), (3) or (7) under Regulation D under sections 3(b) and 4(2) of the Securities Act; (g) the State of Wisconsin or any of its agencies or political subdivisions; or (h) the federal government or any of its agencies or instrumentalities.

Wyoming

Any bank, savings institution, trust company, insurance company, investment company as defined in the 1940 Act, pension or profit-sharing trust, or other financial institution or institutional buyer (the term “institutional buyer” includes a QIB as defined in Rule 144A of the Securities Act), or a broker-dealer, whether the purchaser is acting for itself or in some fiduciary capacity; provided that the offeror or seller is a registered broker-dealer in Wyoming, or has no place of business in Wyoming and effects transactions in Wyoming exclusively with or through registered broker-dealers or these specified institutions, whether acting for themselves or as trustees.

Offers and Sales Pursuant to Isolated Nonissuer Transactions

Offers and sales of the securities may be made in the following U.S. jurisdictions pursuant to the state exemption for an isolated nonissuer transaction, without registration or qualification of the securities or any notice filings being made in such jurisdictions with respect thereto, unless otherwise noted:

A. The following states exempt any isolated nonissuer transaction, whether effected by or through a dealer or not.

Alabama	Illinois	Mississippi	South Carolina
Colorado	Indiana	Missouri	South Dakota
Delaware	Iowa	New Jersey	Nebraska
District of Columbia	Kentucky	North Carolina	Vermont
Georgia	Maine	Oklahoma	U.S. Virgin Islands
Hawaii	Maryland	Puerto Rico	West Virginia
Idaho	Michigan	Rhode Island

B. In the following states, the availability of the applicable exemption from state registration requirements for these nonissuer transactions are subject to a specified number of sales or transactions made in a 12-month period or other conditions.

Arizona

The sale in good faith and not for the purpose of avoiding the provisions of this chapter of securities by the bona fide owner of such securities, other than an issuer or underwriter, in an isolated transaction, in which the securities are sold either directly or through a dealer as agent for the owner but where the sales are not made in the course of repeated or successive transactions of similar character by the owner and are not made, directly or indirectly for the benefit of the issuer or an underwriter of the securities.

Arkansas

Any isolated nonissuer transactions, whether effected through a broker-dealer or not; provided, that repeated or successive transactions shall be prima facie evidence that the transactions are not isolated nonissuer transactions.

Connecticut

Any isolated nonissuer transaction, whether effected through a broker-dealer or not. Sales are limited to not more than two (2) consecutive sales in a 12-month period.

Florida

The isolated sale or offer for sale of securities when made by or on behalf of a vendor not the issuer or underwriter of the securities, who, being the bona fide owner of such securities, disposes of her or his own property for her or his own account, and such sale is not made directly or indirectly for the benefit of the issuer or an underwriter of such securities or for the direct or indirect promotion of any scheme or enterprise with the intent of violating or evading any provision of this chapter. For purposes of this subsection, isolated offers or sales include, but are not limited to, an isolated offer or sale made by or on behalf of a vendor of securities not the issuer or underwriter of the securities if: (a) The offer or sale of securities is in a transaction satisfying all of the requirements of a limited offering exemption; or (b) The offer or sale of securities is in a transaction exempt unders. 4(1) of the Securities Act. For purposes of this subsection, any person, including, without limitation, a promoter or affiliate of an issuer, shall not be deemed an underwriter, an issuer, or a person acting for the direct or indirect benefit of the issuer or an underwriter with respect to any securities of the issuer which she or he has owned beneficially for at least one year.

Kansas

An isolated nonissuer transaction, whether effected by or through a broker-dealer or not. Sales are limited to not more than three sales in a 12-month period.

Minnesota

Isolated nonissuer transactions, consisting of sale to not more than ten purchasers in Minnesota during any period of 12 consecutive months, whether effected by or through a broker-dealer or not.

Montana

A nonissuer isolated transaction, whether effected through a broker-dealer or not. A transaction is presumed to be isolated if it is one of not more than three transactions during the prior 12-month period.

Nevada

An isolated nonissuer transaction, whether or not effected through a broker-dealer. Transactions are limited to not more than twotransactions in a 12-month period.

New Hampshire

Any non-issuer transactions, whether or not effected by or through a broker-dealer resulting in the completion of five (5) or fewer sales of securities of a single issuer by the same non-issuer within any period of 12 consecutive months.

New Mexico

An isolated non-issuer transaction, whether or not effected through a broker-dealer. Sales are limited to not more than three sales by a seller and affiliates of the issuer in a 12-month period.

North Dakota

An isolated sale of any security made by or on behalf of a bona fide owner for the owner’s account, such owner not being an issuer, underwriter, broker-dealer, or agent and such sale not being made in the course of repeated and successive transactions of a like character. This subsection shall not exempt any broker-dealer or agent participating in an isolated sale from registering.

Ohio

A sale of securities made by or on behalf of a bona fide owner, neither the issuer nor a dealer, is exempt if the sale is made in good faith and not for the purpose of avoiding this chapter and is not made in the course of repeated and successive transactions of a similar character.

Oregon

An isolated nonissuer transaction in this state, whether effected through a broker-dealer or not. Availability of the exemption requires that securities must be held for at least 12 months and sales are limited to not more than ten purchasers in a 12-month period.

Texas

Offers or sales may be made by an owner of the securities, or any person acting on the owner’s behalf, so long as the owner is not the issuer of the securities, provided the following conditions are met: (1) Any person (other than the owner) who acts as an agent of the owner in connection with a sale to any prospective purchaser in a transaction exempt from securities registration by virtue of this section shall be registered as either a dealer or agent under the Act, as applicable; (2) The proceeds of the sale shall be for the benefit of the owner and not directly or indirectly for the benefit of the issuer of the securities; (3)(A) Except as the allowable number of sales may be increased as provided in subparagraph (B) of this paragraph, the owner, together with any persons acting in concert with the owner, may make no more than 15 sales in any 12-month period under and in reliance on this section, exclusive of sales made, (i) to the issuer; (ii) in compliance with the manual listing exemption, listed security exemption, or the institutional investor exemption; or (iii) in compliance with the following: (I) the Securities Registration Exemption for Sales to Financial Institutions and Certain Institutional Investors; (II) Sales of Securities to Non-Residents; or (III) Resales under SEC Rule 144 and Rule 145(d)); (B) The number of sales that may be made under subparagraph (A) of this paragraph may be increased to a higher number as approved by the securities commissioner in response to a written request; (C) The exemption provided by this section may not be combined with sales of securities made by or in behalf of a vendor, whether by dealer or other agent, in the ordinary course of bona fide personal investment of the personal holdings of such vendor, or change in such investment, if such vendor is not engaged in the business of selling securities and the sale or sales are isolated transactions not made in the course of repeated and successive transactions of a like character, to exceed sales otherwise allowable under this section; (5) Any person who is a director, executive officer, or owner of 15% or more of a class of voting securities or other ownership interests of the issuer who wishes to make sales under and in reliance on this section must make a notice filing with the securities commissioner no later than 15 days after the first receipt of any portion of the consideration for the securities being sold.

Utah

An isolated nonissuer transaction, whether effected through a broker-dealer or not. Transactions are limited to not more than a total of two transactions that occur anywhere during six consecutive months.

Virginia

Any isolated transaction by the owner or pledgee of a security, whether effected through a broker-dealer or not, which is not directly or indirectly for the benefit of the issuer.

Wyoming

Any isolated nonissuer transaction, whether effected through a broker-dealer or not (Isolated nonissuer transaction shall mean a single transaction involving one buyer and one seller).

Offers and Sales Pursuant to Unsolicited Brokerage Transactions

Offers and sales of the securities may be made in the following U.S. jurisdictions, without registration or qualification of the securities or any notice filings being made in such jurisdictions with respect thereto, and must be effected through a licensed pursuant to an unsolicited order or offer to buy, except as otherwise indicated.

A. The following states exempt any nonissuer transaction effected by or through a registered dealer pursuant to an unsolicited order or offer to buy and/or to purchase.

Alabama	Kentucky	Oklahoma
Arizona	Maryland	Puerto Rico
Georgia	Michigan	South Carolina
Hawaii	Minnesota	South Dakota
Idaho	Missouri	Utah
Indiana	Nevada	Vermont
Iowa	Maine	Virginia
Kansas	New Mexico	U.S. Virgin Islands

B. The exemption for unsolicited brokerage transactions is available in the followingstates provided that certain written acknowledgement of the transactions are maintained by the broker-dealer.

Alaska

A nonissuer transaction effected by or through a registered broker-dealer under an unsolicited order or offer to buy; however, the administrator may by rule require that the customer acknowledge on a specified form that the sale was unsolicited, and that a signed copy of each form be preserved by the broker-dealer for a specified period.

California

Any offer or sale effected by or through a licensed broker-dealer pursuant to an unsolicited order or offer to buy. For the purpose of this subdivision, an inquiry regarding a written bid for a security or a written solicitation of an offer to sell a security made by another broker-dealer within the previous 60 days shall not be considered the solicitation of an order or offer to buy.

Colorado

Any nonissuer transaction effected by or through a licensed broker-dealer pursuant to an unsolicited order or offer to buy, if either the confirmation of the transaction delivered to the customer clearly states that the transaction was unsolicited or the broker-dealer obtains a written acknowledgment signed by the customer that the transaction was unsolicited and a copy of the confirmation or the acknowledgment is preserved by the broker-dealer for such period as the securities commissioner may, by rule, require.

Connecticut

Any nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy; but the commissioner may by regulation require that the customer acknowledge upon a specified form that the sale was unsolicited, and that a signed copy of each such form be preserved by the broker-dealer for a specified period or that the confirmation delivered to the purchaser or a memorandum delivered in connection therewith shall confirm that such purchase was unsolicited by the broker-dealer or any agent of the broker-dealer.

Delaware

Any nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy, provided acknowledgment by letter from a customer that a sale was unsolicited is a prerequisite to the application of the exemption.

District of Columbia

A nonissuer transaction effected by or through a licensed broker-dealer under an unsolicited order or offer to purchase, if either the confirmation of the transaction delivered to the customer clearly states that the transaction was unsolicited, or the broker-dealer obtains a written acknowledgment signed by the customer that the transaction was unsolicited.

Florida

An unsolicited purchase or sale of securities on order of, and as the agent for, another by a dealer registered; provided that this exemption applies solely and exclusively to such registered dealers and does not authorize or permit the purchase or sale of securities on order of, and as agent for, another by any person other than a dealer so registered; and provided, further, that such purchase or sale is not directly or indirectly for the benefit of the issuer or an underwriter of such securities or for the direct or indirect promotion of any scheme or enterprise with the intent of violation or evading any provision of this chapter.

Mississippi

Any nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy; and the Secretary of State by rule requires that the customer acknowledge upon a specified form that the sale was unsolicited, and that a signed copy of each such form be preserved by the broker-dealer for a specified period.

Montana

A nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy, but the commissioner may require that the customer acknowledge upon a specified form that the sale was unsolicited and that a signed copy of each form be preserved by the broker-dealer for a specified period.
Nebraska

Any nonissuer transaction effected by or through a registered agent of a registered broker-dealer pursuant to an unsolicited order or offer to buy. In transactions involving an unsolicited order or offer to buy, the broker-dealer shall require the customer to acknowledge upon a specified form that the sale was unsolicited.

New Hampshire

The execution of any orders by a licensed broker-dealer for the purchase or sale of any security, pursuant to an unsolicited offer to purchase or sell; provided that such broker-dealer acts as agent for the purchaser or seller, and has no direct material interest in the sale or distribution of such security, receives no commission, profit, or other compensation from any source other than the purchaser and seller and delivers to the purchaser and seller written confirmation of the transaction which clearly itemizes his commission, or other compensation and which clearly indicates the sale was an unsolicited transaction.

New Jersey

Any nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy; and the bureau chief by rule requires that the customer acknowledge upon a form prescribed by the bureau chief that the sale was unsolicited, and that a signed copy of such form be preserved by the broker-dealer for a specified period.

North Carolina

Any nonissuer transaction effected by or through a registered dealer pursuant to an unsolicited order or offer to buy; and the Administrator by rule requires that the customer acknowledge upon a specified form that the sale was unsolicited, and that a signed copy of each such form be preserved by the dealer for a specified period.

Rhode Island

A nonissuer transaction effected by or through a registered broker dealer pursuant to an unsolicited order or offer to purchase; but the director may by rule require that the customer acknowledge upon a specified form that the sale was unsolicited, and that a signed copy of each such form be preserved by the broker dealer for a specified period.

Texas

The execution by a dealer of an unsolicited order for the purchase of securities, provided that the dealer acts solely as an agent for the purchaser, has no direct or indirect interest in the sale or distribution of the security ordered, and receives no commission, profit, or other compensation from any source other than the purchaser.

Washington

Any nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy; and the director by rule requires that the customer acknowledge upon a specified form that the sale was unsolicited, and that a signed copy of each such form be preserved by the broker-dealer for a specified period.

West Virginia

Any nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy; and the commissioner by rule requires that the customer acknowledge upon a specified form that the sale was unsolicited, and that a signed copy of each such form be preserved by the broker-dealer for a specified period.

Wisconsin

A nonissuer transaction by or through a broker-dealer registered or exempt from registration effecting an unsolicited order or offer to purchase, but with respect to a nonissuer transaction involving a security that is not a federal covered security the administrator requires by rule that the records of the broker-dealer confirm that the order or offer to purchase was unsolicited in any nonissuer transaction effected by or through a registered broker-dealer, pursuant to an unsolicited order or offer to purchase, the broker-dealer shall obtain from the purchaser a written acknowledgment that the purchase was unsolicited, or the confirmation delivered to the purchaser or a memorandum delivered in connection therewith shall confirm that the purchase was unsolicited by the broker-dealer or any agent of the broker-dealer. This exemption includes only transactions between a broker-dealer and a purchaser of a security.

Wyoming

Any nonissuer transaction effected by or through a registered broker-dealer pursuant to an unsolicited order or offer to buy; but the secretary of state may by rule require that the customer acknowledge upon a specified form that the sale was unsolicited, and that a signed copy of each such form be preserved by the broker-dealer for a specified period.

Manual Listing Exemption

Pursuant to the “Manual” exemption for nonissuer transactions, sales of the securities is permitted if the Issuer is listed in a publicly available recognized securities manual, such as Mergents Manuals, provided that essential financial and business information is included in such listing. The following list includes the states in which applicable manual listing exemptions are available for sales of the securities, subject, in some states, to additional state conditions.

A. The Manual Listing Exemption is the following states have uniform provisions to the listing requirements as set forth below:

A nonissuer transaction by or through a broker-dealer registered, or exempt from registration 1940 Act, in a security of a class that has been outstanding in the hands of the public for at least 90 days, if, at the date of the transaction: (A) The issuer of the security is engaged in business, the issuer is not in the organizational stage or in bankruptcy or receivership, and the issuer is not a blank check, blind pool, or shell company that has no specific business plan or purpose or has indicated that its primary business plan is to engage in a merger or combination of the business with, or an acquisition of, an unidentified person; (B) The security is sold at a price reasonably related to its current market price; (C) The security does not constitute the whole or part of an unsold allotment to or a subscription or participation by the broker-dealer as an underwriter of the security or a redistribution; (D) A nationally recognized securities manual or its electronic equivalent designated by rule adopted or order issued under this chapter or a record filed with the SEC that is publicly available contains: (i) A description of the business and operations of the issuer; (ii) The names of the issuer’s executive officers and the names of the issuer’s directors, if any; (iii) An audited balance sheet of the issuer as of a date within 18 months before the date of the transaction or, in the case of a reorganization or merger when the parties to the reorganization or merger each had an audited balance sheet, a pro forma balance sheet for the combined organization; and (iv) An audited income statement for each of the issuer’s two immediately previous fiscal years or for the period of existence of the issuer, whichever is shorter, or, in the case of a reorganization or merger when each party to the reorganization or merger had an audited income statement, a pro forma income statement; (E) Any one of the following requirements is met: (i) The issuer of the security has a class of equity securities listed on a national securities exchange registered under Section 6 of the Exchange Actor designated for trading on the National Association of Securities Dealers’ Automated Quotation System; (ii) 1940 Act The issuer of the security, including its predecessors, has been engaged in continuous business for at least three years; or (iii) The issuer of the security has total assets of at least $2 million based on an audited balance sheet as of a date within eighteen months before the date of the transaction.

Georgia	Mississippi
Hawaii	New Mexico
Idaho	South Carolina
Indiana	Vermont
Iowa	U.S. Virgin Islands
Maine	Wisconsin
Minnesota

B. The availability of the manual listing exemption in the following states varies with certain state-specific requirements:

Arizona

A nonissuer transaction in an outstanding security, including the sale by a dealer, including an underwriter no longer acting as an underwriter in respect to the securities involved, of securities sold and distributed to the public, if the class of security has been outstanding in the hands of the public for not less than ninety days preceding the date of the transaction and a recognized manual of securities designated by the commission by rule or order at the time of sale contains the names of the issuer’s officers and directors, a statement of financial condition of the issuer as of a date within eighteen months of the date of the sale and a statement of income or operations for each of the two fiscal years next before the date of the statement of financial condition or for the period from the commencement of the issuer’s existence to the date of the statement of financial condition if the period is less than two years.

Connecticut

Any nonissuer transaction by a registered agent of a registered broker-dealer in a security of a class that has been outstanding in the hands of the public for at least ninety days provided, at the time of the transaction: (A) the security is sold at a price reasonably related to the current market price of the security; (B) the security does not constitute the whole or part of an unsold allotment to, or a subscription or participation by, the broker-dealer as an underwriter of the security; (C) a nationally recognized securities manual contains; (i) a description of the business and operations of the issuer; (ii) the names of the issuer’s officers and directors or, in the case of a non-United States issuer, the corporate equivalents of such persons in the issuer’s country of domicile; (iii) an audited balance sheet of the issuer as of a date within eighteen months; and (iv) an audited income statement for each of the issuer’s immediately preceding two fiscal years, or for the period of existence of the issuer, if in existence for less than two years; and (D) the issuer of the security has a class of equity securities listed on a national securities exchange registered under the Exchange Act, or designated for trading on the National Association of Securities Dealers Automated Quotation System, unless the issuer, including any predecessors of the issuer; (i) has been engaged in continuous business for at least three years or (ii) has total assets of at least two million dollars based on an audited balance sheet of the issuer as of a date within eighteen months.

Guam

Any non-issuer distribution of an outstanding security if (A) a recognized securities manual contains the names of the issuer’s officers and directors, a balance sheet of the issuer as of a date within 18 months, and a profit and loss statement for either the fiscal year preceding that date or the most recent year of operations, or (B) the security has a fixed maturity or a fixed interest or dividend provision and there has been no default during the current fiscal year or within the three preceding fiscal years, or during the existence of the issuer and any predecessors if less than three years, in the payment of principal, interest, or dividends on the security.

Kansas

A nonissuer transaction by or through a broker-dealer registered, or exempt from registration under the securities laws of Kansas, in a security of a class that has been outstanding in the hands of the public for at least 90 days, if, at the date of the transaction: (i) The issuer of the security is engaged in business, the issuer is not in the organizational stage or in bankruptcy or receivership, and the issuer is not a blank check, blind pool, or shell company that has no specific business plan or purpose; (ii) the security is sold at a price reasonably related to its current market price; (iii) the security does not constitute the whole or part of an unsold allotment to, or a subscription or participation by, the broker dealer as an underwriter of the security or a redistribution; and (iv) a nationally recognized securities manual or its electronic equivalent designated by rule adopted or order issued under this act or a record filed with the SEC that is publicly available contains: (a) A description of the business and operations of the issuer; (b) the names of the issuer’s executive officers and the names of the issuer’s directors, if any; (c) an audited balance sheet of the issuer as of a date within 18 months before the date of the transaction; and (d) an audited income statement for each of the issuer’s two immediately previous fiscal years or for the period of existence of the issuer, whichever is shorter.

Maryland

Any nonissuer distribution of an outstanding security if: (i) A recognized securities manual contains the names of the officers and directors of the issuer, a balance sheet of the issuer as of a date within 18 months, and a profit and loss statement for either the fiscal year preceding that date or the most recent year of operations; or

(ii) The security has a fixed maturity or a fixed interest or dividend provision and there has been no default during the current fiscal year or within the three preceding fiscal years, or during the existence of the issuer and any predecessor if less than three years, in the payment of principal, interest, or dividends on the security.

Nebraska

Any nonissuer transaction by a registered agent of a registered broker-dealer, 1940 Act in a security of a class that has been outstanding in the hands of the public for at least ninety days if, at the time of the transaction: (i) The issuer of the security is actually engaged in business and not in the organization stage or in bankruptcy or receivership and is not a blank check or blind pool company; (ii) The security is sold at a price reasonably related to the current market price of the security; (iii) The security does not constitute the whole or part of an unsold allotment to, or a subscription or participation by, the broker-dealer as an underwriter of the security; (iv) A nationally recognized securities manual designated by rule or regulation or order of the director or a document filed with the SEC which is publicly available through the Electronic Data Gathering and Retrieval System (EDGAR) contains: (A) A description of the business and operations of the issuer; (B) The names of the issuer’s officers and the names of the issuer’s directors, if any, or, in the case of a non-United States issuer, the corporate equivalents of such persons in the issuer’s country of domicile; (C) An audited balance sheet of the issuer as of a date within eighteen months; and (D) An audited income statement for each of the issuer’s immediately preceding two fiscal years, or for the period of existence of the issuer if in existence for less than two years and (v) The issuer of the security has a class of equity securities listed on a national securities exchange registered under the Exchange Act or designated for trading on the National Association of Securities Dealers Automated Quotation System (NASDAQ), unless: (A) 1940 Act The issuer of the security has been engaged in continuous business, including predecessors, for at least three years; or (B) The issuer of the security has total assets of at least two million dollars based on an audited balance sheet as of a date within eighteen months.

New Mexico

A nonissuer transaction by or through a broker-dealer registered, or exempt from registration pursuant to the New Mexico Uniform Securities Act, 1940 Act in a security of a class that has been outstanding in the hands of the public for at least ninety days if, at the date of the transaction: (1) the issuer of the security is engaged in business, the issuer is not in the organizational stage or in bankruptcy or receivership and the issuer is not a blank check or blind pool company; (2) the security is sold at a price reasonably related to its current market price; (3) the security does not constitute the whole or part of an unsold allotment to, or a subscription or participation by, the broker-dealer as an underwriter of the security or a redistribution; (4) a nationally recognized securities manual or its electronic equivalent designated by rule adopted or order issued pursuant to the New Mexico Uniform Securities Act or a record filed with the SEC that is publicly available contains: (a) a description of the business and operations of the issuer; (b) the names of the issuer’s executive officers and the names of the issuer’s directors, if any; (c) an audited balance sheet of the issuer as of a date within eighteen months before the date of the transaction; and (d) an audited income statement for each of the issuer’s two immediately previous fiscal years or for the period of existence of the issuer, whichever is shorter; and (5) any one of the following requirements is met: (a) the issuer of the security has a class of equity securities listed on a national securities exchange registered pursuant to the federal Exchange Actor designated for trading on the national association of securities dealers automated quotation system; (b) 1940 Act the issuer of the security, including its predecessors, has been engaged in continuous business for at least three years; or (c) the issuer of the security has total assets of at least two million dollars ($2 million ) based on an audited balance sheet as of a date within eighteen months before the date of the transaction.

Rhode Island

A nonissuer transaction if a security (i) of a class outstanding in the hands of the public for not less than 90 days before the transaction is a nationally recognized securities manual designated by the director, by rule or order, contains the names of the issuer’s officers and directors, a statement of financial condition of the issuer as of a date within the last 18 months, and a statement of income or operations for either the last fiscal year before that date or the most recent year of operation or (ii) if the security has a fixed maturity or a fixed interest or dividend provision and there has been no default during the current fiscal year or within the three preceding years, or during the existence of the issuer and any predecessors if less than three years, in the payment of principal, interest, or dividends on the security.

West Virginia

Any nonissuer distribution of an outstanding security if: (A) A recognized securities manual contains the names of the issuer’s officers and directors, a balance sheet of the issuer as of a date within eighteen months, and a profit and loss statement for either the fiscal year preceding that date or the most recent year of operations; or (B) the security has a fixed maturity or a fixed interest or dividend provision and there has been no default during the current fiscal year or within the three preceding fiscal years, or during the existence of the issuer and any predecessors if less than three years, in the payment of principal, interest or dividends on the security.

Wyoming

Any nonissuer distribution of an outstanding security if (A) A recognized securities manual contains the names of the issuer’s officers and directors, a balance sheet of the issuer as of a date within 18 months, and a profit and loss statement for either the fiscal year preceding that date or the most recent year of operations; or (B) The security has a fixed maturity or a fixed interest or dividend provision and there has been [no] default during the current fiscal year or within the three preceding fiscal years, or during the existence of the issuer and any predecessors if less than three years, in the payment of principal, interest, or dividends on the security.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Marilyn J. Wasser, Executive Vice President, General Counsel and Corporate Secretary of Realogy Corporation. Ms. Wasser owns shares of Class B Common Stock and options exercisable to purchase shares of Class A Common Stock.

EXPERTS

The consolidated statements of operations and cash flows of Domus Holdings Corp. and subsidiaries and Realogy Corporation and subsidiaries and statement of equity (deficit) for Domus Holdings Corp. and subsidiaries for the year ended December 31, 2008, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this prospectus forms a part, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the consolidated financial statements, referred to above, and the financial statement schedule and includes an explanatory paragraph relating to the change in the manner in which noncontrolling interests are identified, presented and disclosed. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 included in the Registration Statement, of which this prospectus forms a part, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Domus Holdings Corp. and subsidiaries and Realogy Corporation and subsidiaries for the three-month periods ended March 31, 2011 and 2010, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 17, 2011 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

The consolidated financial statements of PHH Home Loans and Subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this Prospectus and in the Registration Statement have been so included in reliance on the reports of ParenteBeard, LLC, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, of which this prospectus forms a part, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Realogy files annual, quarterly and current reports and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, Realogy’s filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov.

You may request a copy of certain of the information referred to in this prospectus, at no cost, by contacting us at the following address: Realogy Corporation, One Campus Drive, Parsippany, New Jersey 07054 and our general telephone number is (973) 407-2000. Certain of such information is also available on our internet website at http://www.realogy.com. The contents of our internet website are not incorporated by reference herein or otherwise a part of this prospectus.

Realogy has filed a registration statement on Form S-1 with the SEC relating to this offering. This prospectus is part of the registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize the material terms of any contract, agreement or other document filed as an exhibit to the registration statement in this prospectus, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

(*)	PHH Home Loan’s consolidated financial statements are included herein pursuant to Rule 3-09 of Regulation S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Domus Holdings Corp. and Realogy Corporation:

We have reviewed the accompanying condensed consolidated balance sheet of Domus Holdings Corp. and its subsidiaries and Realogy Corporation and its subsidiaries as of March 31, 2011, and the related condensed consolidated statement of operations for the three-month periods ended March 31, 2011 and March 31, 2010 and the condensed consolidated statement of cash flows for the three-month periods ended March 31, 2011 and March 31, 2010. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, equity (deficit) and cash flows for the year then ended (not presented herein), and in our report dated April 1, 2011, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2011, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

May 17, 2011

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Gross commission income	$575	$588
Service revenue	164	136
Franchise fees	51	55
Other	41	40

Net revenues	831	819

Expenses
Commission and other agent-related costs	374	377
Operating	318	300
Marketing	43	46
General and administrative	71	78
Former parent legacy costs (benefit), net	(2)	5
Restructuring costs	2	6
Depreciation and amortization	46	50
Interest expense/(income), net	179	152
Loss on the early extinguishment of debt	36	—
Other (income)/expense, net	—	(3)

Total expenses	1,067	1,011

Loss before income taxes, equity in earnings and noncontrolling interests	(236)	(192)
Income tax expense	1	6
Equity in earnings of unconsolidated entities	—	(1)

Net loss	(237)	(197)
Less: income attributable to noncontrolling interests	—	—

Net loss attributable to Domus Holdings and Realogy	$(237)	$(197)

Earnings (loss) per share attributable to Domus Holdings:
Basic loss per share:	$(1.18)	$(0.98)
Diluted loss per share:	$(1.18)	$(0.98)
Weighted average common and common equivalent shares outstanding:
Basic:	200.4	200.2
Diluted:	200.4	200.2

See Notes to Condensed Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$93	$192
Trade receivables (net of allowance for doubtful accounts of $66 and $67)	125	114
Relocation receivables	394	386
Relocation properties held for sale	18	21
Deferred income taxes	73	76
Other current assets	116	109

Total current assets	819	898
Property and equipment, net	179	186
Goodwill	2,611	2,611
Trademarks	732	732
Franchise agreements, net	2,892	2,909
Other intangibles, net	467	478
Other non-current assets	213	215

Total assets	$7,913	$8,029

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$154	$203
Securitization obligations	311	331
Due to former parent	98	104
Revolving credit facilities and current portion of long-term debt	136	194
Accrued expenses and other current liabilities	631	525

Total current liabilities	1,330	1,357
Long-term debt	6,837	6,698
Deferred income taxes	886	883
Other non-current liabilities	157	163

Total liabilities	9,210	9,101

Commitments and contingencies (Notes 9 and 10)
Equity (deficit):
Domus Holdings common stock: $.01 par value; 4,450,000,000 shares authorized, 105,000 Class A shares outstanding and 200,430,906 Class B shares outstanding at March 31, 2011 and 200,430,906 Class B shares outstanding at December 31, 2010 (Realogy common stock: $.01 par value, 100 shares authorized, issued and outstanding)	2	2
Additional paid-in capital	2,026	2,024
Accumulated deficit	(3,307)	(3,070)
Accumulated other comprehensive loss	(19)	(30)

Total Realogy stockholder’s deficit	(1,298)	(1,074)

Noncontrolling interests	1	2

Total equity (deficit)	(1,297)	(1,072)

Total liabilities and equity (deficit)	$7,913	$8,029

See Notes to Condensed Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net loss	$(237)	$(197)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	46	50
Deferred income taxes	(1)	5
Amortization of deferred financing costs and discount on unsecured notes	5	7
Loss on the early extinguishment of debt	36	—
Equity in (earnings) losses of unconsolidated entities	—	(1)
De-designation of cash flow interest rate swaps	17	—
Other adjustments to net loss	9	6
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	(9)	(12)
Relocation receivables and advances	(7)	44
Relocation properties held for sale	3	8
Other assets	(6)	(4)
Accounts payable, accrued expenses and other liabilities	62	109
Due (to) from former parent	(6)	4
Other, net	1	(6)

Net cash (used in) provided by operating activities	(87)	13

Investing Activities
Property and equipment additions	(11)	(9)
Net assets acquired (net of cash acquired) and acquisition-related payments	(2)	—
Purchases of certificates of deposits, net	(5)	—
Change in restricted cash	—	5
Other, net	(1)	1

Net cash used in investing activities	(19)	(3)

Financing Activities
Net change in revolving credit facilities	(33)	19
Proceeds from issuance of First and a Half Lien Notes	700	—
Proceeds from term loan extension	98	—
Repayments of term loan credit facility	(702)	(8)
Net change in securitization obligations	(21)	(65)
Debt issuance costs	(33)	—
Other, net	(3)	(4)

Net cash provided by (used in) financing activities	6	(58)

Effect of changes in exchange rates on cash and cash equivalents	1	—

Net decrease in cash and cash equivalents	(99)	(48)
Cash and cash equivalents, beginning of period	192	255

Cash and cash equivalents, end of period	$93	$207

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest expense)	$36	$44
Income tax payments (refunds), net	$—	$2

See Notes to Condensed Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in millions)

(Unaudited)

1.	BASIS OF PRESENTATION

Domus Holdings Corp., a Delaware corporation (“Holdings”) is a holding company for Domus Intermediate Holdings Corp. (“Intermediate”). Intermediate is a holding company for Realogy Corporation, a Delaware corporation (“Realogy”), and its subsidiaries (Holdings, Intermediate and Realogy and its subsidiaries being referred to herein collectively as the “Company”). Holdings derives all of its operating income and cash flows from Realogy and its subsidiaries.

Holdings was incorporated on December 14, 2006. On December 15, 2006, Holdings and its wholly owned subsidiary Domus Acquisition Corp., entered into an agreement and plan of merger (the “Merger”) with Realogy which was consummated on April 10, 2007 with Holdings becoming the indirect parent company of Realogy Holdings is owned by investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an entity affiliated with Apollo Management, L.P. (collectively referred to as “Apollo”) and members of the Company’s management. As of December 31, 2010, all of Realogy’s issued and outstanding common stock is currently owned by a direct wholly-owned subsidiary of Holdings, Intermediate.

Realogy is a global provider of real estate and relocation services. Realogy was incorporated on January 27, 2006 to facilitate a plan by Cendant Corporation (now known as Avis Budget Group, Inc.) to separate into four independent companies—one for each of Cendant’s real estate services or Realogy, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”), and vehicle rental businesses (“Avis Budget Group”). On July 31, 2006, the separation (“Separation”) from Cendant became effective.

Realogy incurred indebtedness in connection with the Merger which included borrowings under Realogy’s senior secured credit facility, issuance of unsecured notes, an equity contribution and cash on hand. See Note 6, “Short and Long-Term Debt” for additional information on the indebtedness incurred related to the Merger and for additional information related to the senior secured leverage ratio that Realogy is required to maintain. The equity contribution to the Company of $2,001 million was made by Apollo as well as members of Realogy’s management who purchased Holdings common stock with cash or through rollover equity. Realogy also refinanced the credit facilities covering the relocation securitization facilities (“the Securitization Facilities Refinancing”). The term “Merger Transactions” refer to, collectively, (1) the Merger, (2) the issuance of unsecured notes, (3) the initial borrowings under the senior secured credit facility, including the synthetic letter of credit facility, (4) the equity investment, and (5) the Securitization Facilities Refinancing.

The accompanying condensed consolidated financial statements comprise the condensed consolidated financial statements of Holdings and Realogy and have been prepared in accordance with accounting principles generally accepted in the United States of America and with Article 10 of Regulation S-X. Holdings’ only asset is its investment in the common stock of Intermediate, and Intermediate’s only asset is its investment in the common stock of Realogy, its wholly-owned subsidiary. Holdings’ only obligations are its guarantees of certain borrowings of Realogy. All expenses incurred by Holdings and Intermediate for the benefit of Realogy have been pushed down and reflected in Realogy’s consolidated financial statements. All issuances of Holdings’ equity securities, including grants of stock options and restricted stock by Holdings to employees and directors of Realogy and its subsidiaries have been reflected in Realogy’s condensed consolidated financial statements. As a result, the condensed consolidated financial positions, results of operations and cash flows of Holdings, Intermediate and Realogy are the same. In management’s opinion, the accompanying Condensed Consolidated Financial Statements reflect all normal and recurring adjustments necessary to present fairly the Realogy and Holdings’ financial position as of March 31, 2011 and the results of operations and cash flows for the three months ended March 31, 2011 and 2010. Interim results may not be indicative of full year performance because of seasonal and short-term variations. The Company has eliminated all intercompany transactions and balances between entities consolidated in these financial statements.

In presenting the Condensed Consolidated Financial Statements of the Company, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ materially from those estimates.

Refinancing Transactions

In January and February 2011, the Company refinanced certain of its outstanding indebtedness by (1) consummating private debt exchange offers exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for its existing unsecured notes pursuant to which Realogy issued new unsecured notes due in 2017 and 2018 and convertible notes due in 2018 that are convertible at the holder’s option into Class A Common Stock of Holdings which has a par value of $0.01 per share (“Class A Common Stock”) (the “Debt Exchange Offerings”), (2) amending and extending Realogy’s senior secured credit facility (the “Senior Secured Credit Facility Amendment”) which, among other things, extended the maturity of a significant portion of the first lien term loans and revolving commitments thereunder, and (3) issuing 7.875% senior secured notes due in 2019 (the “First and a Half Lien Notes” and, together with the Debt Exchange Offering and the Senior Secured Credit Facility Amendment, the “Refinancing Transactions”), the net proceeds of which were used to prepay outstanding term loans under the Senior Secured Credit Facility. See Note 6, “Short and Long-Term Debt” for additional information related to the Refinancing Transactions.

Compliance with Financial Covenant

Realogy’s senior secured credit facility contains a financial covenant that requires Realogy to maintain a senior secured leverage ratio of total senior secured net debt to trailing 12-month Adjusted EBITDA, as defined in Note 6, “Short and Long-Term Debt; that may not exceed a maximum amount on the last day of each fiscal quarter. The Refinancing Transactions, among other things, reduced the Company’s total senior secured debt for purposes of calculating this ratio. At March 31, 2011, the maximum permitted ratio was 4.75 to 1 and Realogy was in compliance with the senior secured leverage covenant with a senior secured leverage ratio of 3.83 to 1.

Based upon Realogy’s financial forecast, Realogy believes that it will continue to be in compliance with the senior secured leverage ratio and meet its cash flow needs during the next twelve months. See Note 6, “Short and Long-Term Debt” for a description of the consequences of an event of default.

Amended and Restated Certificate of Incorporation

On January 5, 2011, pursuant to Holdings’ amended and restated certificate of incorporation, the common stock of Holdings was reclassified into Class A Common Stock and Class B Common Stock, with all of the existing common stock of Holdings reclassified into shares of Class B Common Stock. Convertible Notes will be convertible to shares of Class A Common Stock upon conversion. Each share of Class A Common Stock will have one vote per share, and each share of Class B Common Stock will have five votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the Convertible Notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy.

As of January 5, 2011, Holdings has the authority to issue up to 4,500,000,000 shares, of which Holdings shall have the authority to issue 4,200,000,000 shares of Class A Common Stock, $0.01 par value, 250,000,000 shares of Class B Common Stock, $0.01 par value and 50,000,000 shares of Preferred Stock, $0.01 par value

Earnings (loss) per share attributable to Holdings:

Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Dilutive earnings per share is computed consistently with the basic computation while giving effect to all dilutive potential common shares and common share equivalents that were outstanding during the period. Holdings uses the treasury stock method to reflect the potential dilutive effect of unvested stock awards and unexercised options.

The Company was in a net loss position for the quarter ended March 31, 2011 and therefore the impact of stock options, restricted stock and the three series of convertible notes were excluded from the computation of dilutive earnings (loss) per share because they were anti-dilutive. The number of common stock issuable under the stock options, restricted stock and the convertible notes that were excluded from the computation was 16 million, 0.1 million and 2,026 million, respectively.

Derivative Instruments

The Company uses foreign currency forward contracts largely to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the Euro, Swiss Franc, British Pound and Canadian Dollar. The Company has elected not to utilize hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Condensed Consolidated Statements of Operations. However, the fluctuations in the value of these forward contracts generally offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. As of March 31, 2011 and December 31, 2010, the Company had outstanding foreign currency forward contracts with a fair value of less than $1 million and a notional value of $18 million.

The Company also enters into interest rate swaps to manage its exposure to changes in interest rates associated with its variable rate borrowings. The Company has two interest rate swaps with an aggregate notional value of $425 million to hedge the variability in cash flows resulting from the term loan facility. One swap, with a notional value of $225 million, expires in July 2012 and the other swap, with a notional value of $200 million, expires in December 2012. The Company is utilizing pay fixed interest swaps (in exchange for floating LIBOR rate based payments) to perform this hedging strategy. The derivatives were being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance and the unfavorable fair market value of the swaps was recorded within Accumulated Other Comprehensive Income/(Loss) (“AOCI”) at December 31, 2010. Following the completion of the Refinancing Transactions, the Company was not able to maintain hedge effectiveness. As a result, the interest rate swaps were de-designated as cash flow hedging instruments and the fair value of $17 million was reclassified from AOCI and recognized in interest expense in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011.

The fair value of derivative instruments was as follows:

Liability Derivatives
Designated as Hedging Instruments	Balance Sheet Location	March 31, 2011 Fair Value	December 31, 2010 Fair Value
Interest rate swap contracts	Other non-current liabilities	$—	$17

Not Designated as Hedging Instruments
Interest rate swap contracts	Other non-current liabilities	$15	$—

The effect of derivative instruments on earnings was as follows:

Derivatives in Cash Flow Hedge Relationships	Gain or (Loss) Recognized in Other Comprehensive Income		Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Gain or (Loss) Reclassified from AOCI into Income
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010		Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Interest rate swap contracts	$—	$3	Interest expense	$(17)	$(7)

Derivative Instruments Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income for Derivative Instruments	Gain or (Loss) Recognized in Income on Derivative
		Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Interest rate swap contracts	Interest expense	$2	$—
Foreign exchange contracts	Operating expense	$(1)	$—

Financial Instruments

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

Level Input:	Input Definitions:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The availability of observable inputs can vary from asset to asset and is affected by a wide variety of factors, including, for example, the type of asset, whether the asset is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level III. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of financial instruments is generally determined by reference to quoted market values. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The fair value of interest rate swaps is determined based upon a discounted cash flow approach that incorporates counterparty and performance risk and therefore is categorized in Level III.

The following table summarizes fair value measurements by level at March 31, 2011 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (primarily included in other non-current liabilities)	$—	$—	$15	$15
Deferred compensation plan assets (included in other non-current assets)	1	—	—	1

The following table summarizes fair value measurements by level at December 31, 2010 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (primarily included in other non-current liabilities)	$—	$—	$17	$17
Deferred compensation plan assets (included in other non-current assets)	1	—	—	1

The following table presents changes in Level III financial liabilities measured at fair value on a recurring basis:

Fair value at December 31, 2010	$17
Changes reflected in interest expense	(2)

Fair value at March 31, 2011	$15

The following table summarizes the carrying amount of the Company’s indebtedness compared to the estimated fair value, primarily determined by quoted market values, at:

	March 31, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Debt
Senior Secured Credit Facility:
Non-extended revolving credit facility	$13	$13	$—	$—
Extended revolving credit facility	17	17	—	—
Non-extended term loan facility	634	609	3,059	2,903
Extended term loan facility	1,822	1,712	—	—
First and a Half Lien Notes	700	683	—	—
Second Lien Loans	650	697	650	720
Other bank indebtedness	100	100	163	163
Existing Notes:
10.50% Senior Notes	64	65	1,688	1,656
11.00%/11.75% Senior Toggle Notes	49	49	468	449
12.375% Senior Subordinated Notes	187	182	864	806
Extended Maturity Notes:
11.50% Senior Notes	488	504	—	—
12.00% Senior Notes	129	134	—	—
13.375% Senior Subordinated Notes	10	12	—	—
11.00% Convertible Notes	2,110	2,110	—	—
Securitization obligations	311	311	331	331

Income Taxes

The Company’s provision for income taxes in interim periods is computed by applying its estimated annual effective tax rate against the income (loss) before income taxes for the period. In addition, non-recurring or discrete items are recorded during the period in which they occur. No Federal income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance for domestic operations. Income tax expense for the three months ended March 31, 2011 was $1 million. This expense included $6 million for an increase in deferred tax liabilities associated with indefinite-lived intangible assets and $2 million was recognized for foreign and state income taxes for certain jurisdictions offset by a $7 million benefit due to the de-designation of the interest rate swaps.

Defined Benefit Pension Plan

The net periodic pension cost for the three months ended March 31, 2011 was $1 million and was comprised of interest cost and amortization of amounts previously recorded as other comprehensive income of $2 million offset by a benefit of $1 million for the expected return on assets. The net periodic pension cost for the three months ended March 31, 2010 was $1 million and was comprised of interest cost and amortization of amounts previously recorded as other comprehensive income of $2 million offset by a benefit of $1 million for the expected return on assets.

Recently Adopted Accounting Pronouncements

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use the best estimated selling price (“BESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the BESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company adopted the new guidance beginning January 1, 2011 and determined that the guidance did not have a significant impact on the consolidated financial statements.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosures for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which was adopted on January 1, 2011. The adoption did not have a significant impact on the consolidated financial statements.

In December 2010, the FASB issued guidance to clarify when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. In certain situations, a reporting unit may have a negative carrying amount, particularly for companies that only have a single reporting unit and have significant debt. In that case, since the first step is passed, the negative carrying amount may shield a potential impairment. The guidance requires that reporting units with a zero or negative carrying value should proceed to step two of the impairment test if there are qualitative factors indicating that it is more likely than not that a goodwill impairment exists. This guidance is effective for all interim and annual reporting periods beginning after December 15, 2010. The Company adopted the guidance beginning January 1, 2011 and determined that the adoption did not have a significant impact on the consolidated financial statements.

In December 2010, the FASB issued guidance to clarify the disclosure of supplementary pro forma information for business combinations. Previous guidance on “Business Combinations” requires disclosure of revenue and earnings of the combined entity as if the acquisition had occurred as of the beginning of both the current period and the comparable prior year reporting period. However, presenting pro forma results as if the acquisition occurred at the beginning of each annual period inappropriately results in certain adjustments, such as amortization expense of intangible assets with useful lives of less than two years, being included in the pro forma results of both reporting periods. The new guidance therefore requires pro forma information to be prepared as if the acquisition occurred as of the beginning of the comparable prior period and is applied prospectively for acquisitions consummated after the beginning of the fiscal year beginning on or after December 15, 2010. The Company adopted the guidance beginning January 1, 2011 and determined that the adoption did not have a significant impact on the consolidated financial statements.

2.	COMPREHENSIVE LOSS

Comprehensive loss consisted of the following:

	Three Months Ended March 31,
	2011	2010
Net loss	$(237)	$(197)
Foreign currency translation adjustments	1	(2)
Change in fair value of interest rate hedges, net	—	2
Reclassification of interest rate hedges to interest expense, net(1)	10	—

Comprehensive loss	(226)	(197)
Comprehensive income attributable to noncontrolling interests	—	—

Total comprehensive loss attributable to Holdings and Realogy	$(226)	$(197)

(1)	The interest rate swaps were being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance and the unfavorable fair market value of the swaps was recorded within AOCI at December 31, 2010. However, following the completion of the Refinancing Transactions in early 2011, the Company was not able to maintain hedge effectiveness. As a result, the interest rate swaps were de-designated and $10 million ($17 million excluding the tax impact of $7 million) was reclassified and recognized in interest expense in the Condensed Consolidated Statements of Operations. See Note 1, “Basis of Presentation” for additional information.

3.	ACQUISITIONS

Assets acquired and liabilities assumed in business combinations were recorded in the Company’s Condensed Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Condensed Consolidated Statements of Operations since their respective dates of acquisition.

2011 Acquisitions

During the three months ended March 31, 2011, the Company acquired three real estate brokerage operations through its wholly-owned subsidiary, NRT, for total consideration of $1 million.

None of the 2011 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

2010 Acquisitions

On January 21, 2010, the Company completed the stock acquisition of Primacy Relocation, LLC, (“Primacy”) for the assumption of approximately $26 million of indebtedness (excluding $9 million of indebtedness related to the sale of relocation receivables). Primacy was a relocation and global assignment management services company headquartered in the U.S. with international locations in Europe and Asia. The acquisition of Primacy increased goodwill by $16 million, customer relationships intangibles by $62 million and other intangibles by $5 million. Effective January 1, 2011, the Primacy business operates under the Cartus name.

4.	INTANGIBLE ASSETS

Goodwill by segment and changes in the carrying amount are as follows:

	Real Estate Franchise Services	Company Owned Brokerage Services	Relocation Services	Title and Settlement Services	Total Company
Gross goodwill as of December 31, 2010	$2,265	$780	$641	$397	$4,083
Accumulated impairment losses	(709)	(158)	(281)	(324)	(1,472)

Balance at December 31, 2010	1,556	622	360	73	2,611

Balance at March 31, 2011	$1,556	$622	$360	$73	$2,611

Intangible assets are as follows:

	As of March 31, 2011			As of December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Franchise Agreements
Amortizable—Franchise agreements(a)	$2,019	$272	$1,747	$2,019	$255	$1,764
Unamortizable—Franchise agreement(b)	1,145	—	1,145	1,145	—	1,145

Total Franchise Agreements	$3,164	$272	$2,892	$3,164	$255	$2,909

Unamortizable—Trademarks(c)	$732	$—	$732	$732	$—	$732

Other Intangibles
Amortizable—License agreements(d)	$45	$3	$42	$45	$3	$42
Amortizable—Customer relationships(e)	529	116	413	529	107	422
Amortizable—Pendings and listings(f)	—	—	—	2	1	1
Unamortizable—Title plant shares(g)	10	—	10	10	—	10
Amortizable—Other(h)	12	10	2	12	9	3

Total Other Intangibles	$596	$129	$467	$598	$120	$478

(a)	Generally amortized over a period of 30 years.
(b)	Relates to the Real Estate Franchise Services franchise agreement with NRT, which is expected to generate future cash flows for an indefinite period of time.
(c)	Relates to the Century 21, Coldwell Banker, ERA, The Corcoran Group, Coldwell Banker Commercial and Cartus tradenames, which are expected to generate future cash flows for an indefinite period of time.
(d)	Relates to the Sotheby’s International Realty and Better Homes and Gardens Real Estate agreements which are being amortized over 50 years (the contractual term of the license agreements).
(e)	Relates to the customer relationships at the Title and Settlement Services segment and the Relocation Services segment. These relationships are being amortized over a period of 5 to 20 years.
(f)	Amortized over the estimated closing period of the underlying contracts (in most cases five months).
(g)	Primarily related to the Texas American Title Company title plant shares. Ownership in a title plant is required to transact title insurance in certain states. The Company expects to generate future cash flows for an indefinite period of time.
(h)	Generally amortized over periods ranging from 2 to 10 years.

Intangible asset amortization expense is as follows:

	Three Months Ended March 31,
	2011	2010
Franchise agreements	$17	$17
Customer relationships	9	9
Other	2	—

Total	$28	$26

Based on the Company’s amortizable intangible assets as of March 31, 2011, the Company expects related amortization expense for the remainder of 2011, the four succeeding years and thereafter to approximate $80 million, $106 million, $105 million, $105 million, $95 million and $1,713 million, respectively.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	March 31, 2011	December 31, 2010
Accrued payroll and related employee costs	$87	$93
Accrued volume incentives	16	17
Accrued commissions	20	15
Restructuring accruals	30	36
Deferred income	80	76
Accrued interest	232	112
Relocation services home mortgage obligations	13	16
Other	153	160

	$631	$525

6.	SHORT AND LONG TERM DEBT

Total indebtedness is as follows:

	March 31, 2011	December 31, 2010
Senior Secured Credit Facility:
Non-extended revolving credit facility	$13	$—
Extended revolving credit facility	17	—
Non-extended term loan facility	634	3,059
Extended term loan facility	1,822	—
First and a Half Lien Notes	700	—
Second Lien Loans	650	650
Other bank indebtedness	100	163
Existing Notes:
10.50% Senior Notes	64	1,688
11.00%/11.75% Senior Toggle Notes	49	468
12.375% Senior Subordinated Notes	187	864
Extended Maturity Notes:
11.50% Senior Notes	488	—
12.00% Senior Notes	129	—
13.375% Senior Subordinated Notes	10	—
11.00% Convertible Notes	2,110	—
Securitization Obligations:
Apple Ridge Funding LLC	272	296
Cartus Financing Limited	39	35

	$7,284	$7,223

Refinancing Transactions

In January and February of 2011, Realogy completed a series of transactions, referred to herein as the Refinancing Transactions, to refinance both its secured and unsecured indebtedness.

Senior Secured Credit Facility

In connection with the closing of the Merger Transactions on April 10, 2007, Realogy entered into the senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility (the facilities described in clauses (i), (ii) and (iii), as amended by the Senior Secured Credit Facility Amendment, collectively referred to as the “First Lien Facilities”), and (iv) a $650 million incremental (or accordion) loan facility, which was utilized in connection with the incurrence of Second Lien Loans described below.

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, resulting in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes together with cash on hand were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Interest rates with respect to term loans under the senior secured credit facility are based on, at Realogy’s option, (a) adjusted LIBOR plus 3.0% (or with respect to the extended term loans, 4.25%) or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0% (or with respect to the extended term loans, 3.25%).

The senior secured credit facility provides for a six-year, $652 million revolving credit facility, which includes a $200 million letter of credit sub-facility and a $50 million swingline loan sub-facility. Realogy uses the revolving credit facility for, among other things, working capital and other general corporate purposes, including permitted acquisitions and investments. Interest rates with respect to revolving loans under the senior secured credit facility are based on, at Realogy’s option, adjusted LIBOR plus 2.25% (or with respect to the extended revolving loans, 3.25%) or ABR plus 1.25% (or with respect to the extended revolving loans, 2.25%) in each case subject to reductions based on the attainment of certain leverage ratios.

The senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is for: (1) the support of Realogy’s obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Cendant’s contingent and other liabilities, on January 5, 2011, Realogy reduced the capacity of the synthetic letter of credit facility to $223 million. At March 31, 2011, the $223 million of capacity was being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes.

The loans under the First Lien Facilities (the “First Lien Loans”) are secured to the extent legally permissible by substantially all of the assets of Realogy, Intermediate and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

In late 2009, Realogy incurred $650 million of Second Lien Loans. The Second Lien Loans are secured by liens on the assets of Realogy and by the guarantors that secure the First Lien Loans. However, such liens are junior in priority to the First Lien Loans. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually in arrears on April 15 and October 15 of each year. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

The Company’s senior secured credit facility contains financial, affirmative and negative covenants and requires the Company to maintain a senior secured leverage ratio not to exceed a maximum amount on the last day of each fiscal quarter. Specifically, the Company’s total senior secured net debt to trailing twelve month EBITDA (as such terms are defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1. Total senior secured net debt does not include the First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on the Company’s assets, securitization obligations or the Unsecured Notes (as defined below). At March 31, 2011, the Company’s senior secured leverage ratio was 3.83 to 1. EBITDA, as defined in the senior secured credit facility, includes certain adjustments and also is calculated on a pro forma basis for purposes of calculating the senior secured leverage ratio. In this report, the Company refers to the term “Adjusted EBITDA” to mean EBITDA as so defined and calculated for purposes of determining compliance with the senior secured leverage covenant.

Based upon the Company’s financial forecast, the Company believes that it will continue to be in compliance with the senior secured leverage ratio and meet its cash flow needs during the next twelve months. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, the Company may be subject to additional pressure in maintaining compliance with its senior secured leverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—EBITDA and Adjusted EBITDA” for the detailed covenant calculation.

The Company has the right to cure an event of default of the senior secured leverage ratio in three of any of the four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into the Company. The effect of such infusion would be to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If the Company is unable to maintain compliance with the senior secured leverage ratio and fails to remedy a default through an equity cure as described above, there would be an “event of default” under the senior secured credit facility. Other events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control and cross-events of default on material indebtedness.

If an event of default occurs under the senior secured credit facility, and the Company fails to obtain a waiver from the lenders, the Company’s financial condition, results of operations and business would be materially adversely affected. Upon the occurrence of an event of default under the senior secured credit facility, the lenders:

•	would not be required to lend any additional amounts to the Company;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require the Company to apply all of its available cash to repay these borrowings; or

•	could prevent the Company from making payments on the First and a Half Lien Notes or the Unsecured Notes;

any of which could result in an event of default under the First and a Half Lien Notes, the Unsecured Notes and the Company’s Apple Ridge Funding LLC securitization program.

If the Company were unable to repay those amounts, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. The Company has pledged the majority of its assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility were to accelerate the repayment of borrowings, then the Company may not have sufficient assets to repay the senior secured credit facility and its other indebtedness, including the First and a Half Lien Notes and the Unsecured Notes, or be able to borrow sufficient funds to refinance such indebtedness. Even if the Company is able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to the Company.

First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes mature on February 15, 2019 and bear interest at a rate per annum of 7.875% payable semiannually to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment dates of February 15 and August 15 of each year. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

Other Bank Indebtedness

During 2010, Realogy entered into five separate revolving U.S. credit facilities to borrow up to $155 million and an additional revolving U.K. credit facility to borrow up to £5 million. The U.S. facilities bear interest at a weighted average rate of LIBOR plus 1.6%, or 3% as of March 31, 2011 and are subject to a minimum interest rate of LIBOR plus 1.4%. The U.K facility bears interest at the lender’s base rate plus 2.0%, or 2.6% as of March 31, 2011. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31,

2010, Realogy had borrowed $163 million under these facilities. During the three months ended March 31, 2011, Realogy repaid $63 million of the outstanding borrowings under the revolving credit facilities and terminated $55 million of the borrowing capacity under these revolving credit facilities.

Unsecured Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes due 2014 (the “10.50% Senior Notes”), $550 million aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes” and, together with the 10.50% Senior Notes, the “Existing Senior Notes”) and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”).

On January 5, 2011, Realogy consummated the Debt Exchange Offering for its Existing Notes pursuant to which Realogy issued 11.50% Senior Notes due 2017 (the “11.50% Senior Notes”), 12.00% Senior Notes due 2017 (the “12.00% Senior Notes” and, together with the 11.50% Senior Notes, the “Extended Maturity Senior Notes” and, together with the Existing Senior Notes, the “Senior Notes”), 13.375% Senior Subordinated Notes due 2018 (the “13.375% Senior Subordinated Notes” and, together with the Extended Maturity Senior Notes, the “Extended Maturity Notes”) and 11.00% Series A Convertible Notes due 2018, the 11.00% Series B Convertible Notes due 2018 and the 11.00% Series C Convertible Notes due 2018 (collectively, the “Convertible Notes”). The term “Senior Subordinated Notes” refers to the 12.375% Senior Subordinated Notes and the 13.375% Senior Subordinated Notes, collectively; and the term “Unsecured Notes” refers to the Senior Notes, the Senior Subordinated Notes and the Convertible Notes, collectively.

Pursuant to the Debt Exchange Offering, approximately $2,110 million aggregate principal amount of the Existing Notes were tendered for Convertible Notes, which are convertible at the holder’s option into Class A Common Stock, and approximately $632 million aggregate principal amount of the Existing Notes were tendered for the Extended Maturity Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture governing the terms of the Convertible Notes, the Convertible Notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering.

The 10.50% Senior Notes mature on April 15, 2014 and bear interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The 11.50% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 11.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes mature on April 15, 2014. Interest is payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing Senior Toggle Notes (“PIK Interest”), or (3) 50% as Cash Interest and 50% as PIK Interest. Cash interest on the Senior Toggle Notes accrues at a rate of 11.00% per annum. PIK Interest on the Senior Toggle Notes accrues at the Cash Interest rate per annum plus 0.75%. In the absence of an election for any interest period, interest on the Senior Toggle Notes is payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy its interest payment obligations by issuing additional Senior Toggle Notes. This PIK Interest election was the default election for future interest periods until March 2011 when Realogy elected to pay Cash Interest for the interest period commencing April 15, 2011. After October 15, 2011, Realogy is required to make all interest payments on the Senior Toggle Notes entirely in cash.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code, as amended. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. For the periods that Realogy elected to pay PIK Interest, Realogy will be required to repay approximately $11 million in April 2012 in accordance with the indenture governing the Senior Toggle Notes.

The 12.00% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 12.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The 12.375% Senior Subordinated Notes mature on April 15, 2015 and bear interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. The 13.375% Senior Subordinated Notes mature on April 15, 2018 and bear interest at a rate per annum of 13.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

Realogy has filed a registration statement with the SEC, with respect to a registered offer to exchange each series of Extended Maturity Notes for new registered notes having terms substantially identical in all material respects to the Extended Maturity Notes of the applicable series (except that the new registered notes will not contain terms with respect to additional interest or transfer restrictions).

The Senior Notes are guaranteed on an unsecured senior basis, and the Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Senior Notes are guaranteed by Holdings on an unsecured senior subordinated basis and the Senior Subordinated Notes are guaranteed by Holdings on an unsecured junior subordinated basis.

Convertible Notes

The Series A Convertible Notes, Series B Convertible Notes and Series C Convertible Notes mature on April 15, 2018 and bear interest at a rate per annum of 11.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The Convertible Notes are convertible into Class A Common Stock at any time prior to April 15, 2018. The Series A Convertible Notes and Series B Convertible Notes are initially convertible into 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes and Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share, and the Series C Convertible Notes are initially convertible into 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share, subject to adjustment if specified distributions to holders of the Class A Common Stock are made or specified corporate transactions occur, in each case as set forth in the indenture governing the Convertible Notes. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Convertible Notes are guaranteed on an unsecured junior subordinated basis by Holdings.

Following a Qualified Public Offering, Realogy may, at its option, redeem the Convertible Notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Realogy and Holdings have filed a shelf registration statement with the SEC with respect to resales of the outstanding Convertible Notes and the Class A Common Stock of Holdings issuable upon conversion of the Convertible Notes.

Loss on the early extinguishment of debt and write-off of deferred financing costs

As a result of the Refinancing Transactions, the Company recorded a loss on the extinguishment of debt of $36 million and wrote off deferred financing costs of $7 million to interest expense as a result of debt modifications during the three months ended March 31, 2011.

Securitization Obligations

The Company has secured obligations through Apple Ridge Funding LLC, a $500 million securitization program with a five-year term which expires in April 2012. In 2010, the Company, through a special purpose entity, Cartus Financing Limited, entered into agreements providing for a £35 million revolving loan facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011. These Cartus Financing Limited facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in the Company’s senior secured credit facility and the indentures governing the Unsecured Notes. The total amount outstanding on these facilities was $311 million at March 31, 2011.

The Apple Ridge entities and Cartus Financing Limited entity are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of the Company’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay the Company’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that the Company receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations were collateralized by $390 million and $393 million of underlying relocation receivables and other related relocation assets at March 31, 2011 and December 31, 2010, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of the Company’s securitization obligations are classified as current in the accompanying Condensed Consolidated Balance Sheets.

Interest incurred in connection with borrowings under these facilities amounted to $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively. This interest is recorded within net revenues in the accompanying Condensed Consolidated Statements of Operations as related borrowings are utilized to fund the Company’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 1.9% and 2.6% for the three months ended March 31, 2011 and 2010, respectively.

AVAILABLE CAPACITY

As of March 31, 2011, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements was as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Non-extended revolving credit facility(1)	April 2013	$289	$13	$229
Extended revolving credit facility(1)	April 2016	363	17	288
Non-extended term loan facility	October 2013	634	634	—
Extended term loan facility	October 2016	1,822	1,822	—
First and a Half Lien Notes	February 2019	700	700	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness(2)	Various	108	100	8
Existing Notes
10.50% Senior Notes	April 2014	64	64	—
11.00%/11.75% Senior Toggle Notes(3)	April 2014	49	49	—
12.375% Senior Subordinated Notes(4)	April 2015	190	187	—
Extended Maturity Notes
11.50% Senior Notes(5)	April 2017	492	488	—
12.00% Senior Notes(6)	April 2017	130	129	—
13.375% Senior Subordinated Notes	April 2018	10	10	—
11.00% Convertible Notes	April 2018	2,110	2,110	—
Securitization obligations:(7)
Apple Ridge Funding LLC	April 2012	500	272	228
Cartus Financing Limited(8)	Various	64	39	25

		$8,175	$7,284	$778

(1)	The available capacity under these facilities was reduced by $47 million and $58 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively at March 31, 2011. On May 2, 2011, the Company had $325 million outstanding on the revolving credit facilities with $144 million on the non-extended facility and $181 million on the extended facility.
(2)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $8 million expires in August 2011, $50 million is due in November 2011 and $50 million is due in January 2013.
(3)	On April 15, 2011, the Company issued $3 million of Senior Toggle Notes to satisfy its interest payment obligation for the six-month period ended April 2011.

(4)	Consists of $190 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $3 million.
(5)	Consists of $492 million of 11.50% Senior Notes due 2017, less a discount of $4 million.
(6)	Consists of $130 million of 12.00% Senior Notes due 2017, less a discount of $1 million.
(7)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(8)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

7.	RESTRUCTURING COSTS

2011 Restructuring Program

During the first three months of 2011, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating existing facilities. The Company currently expects to incur restructuring charges of $10 million in 2011. As of March 31, 2011, the Company Owned Real Estate Brokerage Services segment recognized $2 million of primarily facility related expenses, of which $1 million remains as a liability at March 31, 2011.

2010 Restructuring Program

During 2010, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating facilities. The Company recognized $6 million of restructuring expense in the first three months of 2010 and $21 million for the year ended December 31, 2010.

The table below shows restructuring expense by category and the corresponding payments and other reductions from inception to March 31, 2011:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense and other additions(a)	$5	$16	$1	$22
Cash payments and other reductions	(4)	(6)	(1)	(11)

Balance at December 31, 2010	1	10	—	11
Cash payments and other reductions	(1)	(3)	—	(4)

Balance at March 31, 2011	$—	$7	$—	$7

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.

8.	STOCK-BASED COMPENSATION

Incentive Equity Awards Granted by Holdings

In connection with the closing of the Merger Transactions on April 10, 2007, Holdings adopted the Domus Holdings Corp. 2007 Stock Incentive Plan (the “Plan”) under which non-qualified stock options, rights to purchase shares of common stock, restricted stock and other awards settleable in, or based upon, Holdings common stock may be issued to employees, consultants or directors of the Company or any of its subsidiaries. The stock options and restricted stock granted are either time vesting or performance based awards with an exercise price equals the grant date fair price of the underlying shares and a contractual term of 10 years. The time vesting options are subject to ratable vesting over the requisite service period. The performance based options are “cliff” vested upon the achievement of certain internal rate of return (“IRR”) targets which are measured based upon distributions made to the stockholders of Holdings. The restricted stocks was granted at the grant date fair value and has a three-year requisite service period with one-half “cliff” vesting after 18 months of service and one-half “cliff” vesting at the end of the three-year service period.

During the first three months of 2011, the Holdings Board granted 0.8 million of time vesting stock options and 0.1 million shares of time vesting restricted stock to senior management employees and an independent director of the Company. As of March 31, 2011, the total number of shares available for future grant is approximately 1 million shares.

The fair value of the time vesting options was estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions. Expected volatility was based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options were expected to be outstanding. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant, which corresponds to the expected term of the options. The weighted average grant date fair value of the time-vesting stock options issued in 2011 was $0.47, which was estimated based on the following weighted average assumptions:

Expected volatility	55.5%
Expected term (years)	6.25
Risk-free interest rate	2.6%
Dividend yield	—

Equity Award Activity

A summary of option and restricted share activity is presented below (number of shares in millions):

	Time-vesting Options	Performance based Options	Restricted Stock
Outstanding at January 1, 2011	12.73	2.52	—
Granted	0.84	—	0.11
Exercised	—	—	—
Vested	—	—	—
Forfeited	(0.10)	—	—

Outstanding at March 31, 2011	13.47	2.52	0.11

	Options Vested	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Exercisable at March 31, 2011	1.55	$10.00	6.63 years	$—

As of March 31, 2011, there was approximately $10 million of unrecognized compensation cost related to the time vesting options and restricted stock under the Plan and $5 million of unrecognized compensation cost related to the performance based options. Unrecognized cost for the time vesting options and restricted stock will be recorded in future periods as compensation expense as the awards vest over the next four years with a weighted average period of approximately 2.4 years. The unrecognized cost for the performance options will be recorded as compensation expense when an IPO or significant capital transaction is probable of occurring.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense of $2 million and $2 million related to the incentive equity awards granted by Holdings for the three months ended March 31, 2011 and 2010, respectively.

Phantom Value Plan

On January 5, 2011, the Board of Directors of the Company approved the Realogy Corporation Phantom Value Plan (the “Phantom Value Plan”), which is intended to provide certain of Realogy’s executive officers, with an incentive (the “Incentive Awards”) to remain in the service of Realogy, increased interest in the success of Realogy and the opportunity to receive compensation based upon Realogy’s success. On January 5, 2011, the Board of Directors of the Company made initial grants of Incentive Awards in three series in an aggregate amount of $22 million to certain executive officers of Realogy.

Under the Phantom Value Plan, each participant is eligible to receive a payment with respect to an Incentive Award relating to the three series of Convertible Notes at such time and from time to time that Apollo receives cash upon the discharge or third-party sale of not less than $267 million of the aggregate principal amount of the Convertible Notes (the “Plan Notes”) (or on any non-cash consideration into which any series of Plan Notes may have been exchanged or converted). The payment with respect to a particular series of an Incentive Award would be an amount which bears the same ratio to the dollar amount of the Incentive Award relating to such series as the aggregate amount of cash received by Affiliate Holders bears to the aggregate principal amount of such series of Plan Notes held by Affiliate Holders on the date of grant of such Incentive Award. In addition, participants may be eligible to receive additional amounts based upon cash received by the Affiliate Holders pursuant to the terms of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted.

In the event that a payment is to be made with respect to an Incentive Award in conjunction with or subsequent to a qualified public offering of common stock of Realogy or its direct or indirect parent company, a participant may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards will be subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.

On each date the Affiliate Holders receive cash interest on the Plan Notes, certain executive officers of Realogy may be granted stock options under the Holdings 2007 Stock Incentive Plan. The aggregate value of stock options granted (determined by the Holdings Board or its Compensation Committee in its sole discretion) is equal to an amount which bears the same ratio to the aggregate dollar amount of the participant’s Incentive Award as the aggregate amount of cash interest received by Affiliate Holders on such date bears to the aggregate principal amount of the Plan Notes held by the Affiliate Holders on the date of grant of the Incentive Award. The stock option grants to Realogy’s CEO, however, would be limited to 50% of the foregoing stock option amount. Generally, each grant of stock options will have a three year vesting schedule, subject to the participant’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The stock options will have a term of 7.5 years. In April 2011, Holdings issued approximately 0.7 million stock options under the Phantom Value Plan when Affiliate Holders received cash interest on the Plan Notes.

Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant’s employment for any reason. The Incentive Awards also terminate 10 years following the date of grant.

9.	SEPARATION ADJUSTMENTS, TRANSACTIONS WITH FORMER PARENT AND SUBSIDIARIES AND RELATED PARTIES

Transfer of Cendant Corporate Liabilities and Issuance of Guarantees to Cendant and Affiliates

The Company has certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with Cendant and Wyndham Worldwide. These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is generally responsible for 62.5%. Upon separation from Cendant, the liabilities assumed by the Company were comprised of certain Cendant corporate liabilities which were recorded on the historical books of Cendant as well as additional liabilities which were established for guarantees issued at the date of Separation related to certain unresolved contingent matters and certain others that could arise during the guarantee period. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. To the extent such recorded liabilities are in excess or are not adequate to cover the ultimate payment amounts, such deficiency or excess will be reflected in the results of operations in future periods.

The due to former parent balance was $98 million and $104 million at March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, the due to former parent balance was comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

Transactions with PHH Corporation

In January 2005, Cendant completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax-free distribution of 100% of the common stock of PHH to its stockholders. In connection with the spin-off, the Company entered into a venture, PHH Home Loans, with PHH for the purpose of originating and selling mortgage loans primarily sourced through the Company’s real estate brokerage and relocation businesses. The Company owns 49.9% of the venture. In connection with the venture, the Company entered into an agreement with PHH and PHH Home Loans regarding the operation of the venture and a marketing agreement with PHH whereby PHH is the recommended provider of mortgage products and services promoted by the Company to its independently owned and operated franchisees. The Company also entered into a license agreement with PHH whereby PHH Home Loans was granted a license to use certain of the Company’s real estate brand names. The Company maintains a relocation agreement with PHH whereby PHH outsources its employee relocation function to the Company and the Company subleases office space to PHH Home Loans.

In connection with these agreements, the Company recorded revenues of $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively. The Company recorded equity earnings of less than $1 million for each of the three months ended March 31, 2011 and 2010, respectively. During the three months ended March 31, 2011, the Company received $5 million of cash dividends from PHH Home Loans.

Transactions with Related Parties

The Company has entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. For the three months ended March 31, 2011 and 2010, the Company recognized revenue and expenses related to these transactions of less than $1 million in the aggregate in each period.

10.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in claims, legal proceedings and governmental inquiries related to alleged contract disputes, business practices, intellectual property and other commercial, employment, regulatory and tax matters. Examples of such matters include but are not limited to allegations: (i) concerning adverse impacts to franchisees related to purported changes made to the Century 21® system and its National Advertising Fund after the Company acquired it in 1995, which is referred to elsewhere in this report as the “Cooper Litigation”; (ii) that the Company is vicariously liable for the acts of franchisees under theories of actual or apparent agency; (iii) by former franchisees, that franchise agreements were improperly terminated, (iv) that residential real estate agents engaged by NRT are potentially common law employees instead of independent contractors, and therefore may bring claims against NRT for breach of contract, wrongful discharge and negligent supervision and obtain benefits available to employees under various state statutes; (v) that NRT’s legal assistance program constitutes the illegal sale of insurance; (vi) concerning claims generally against the company-owned brokerage operations for negligence or breach of fiduciary duty in connection with the performance of real estate brokerage or other professional services; (vii) concerning claims generally against the title company contending that, as the escrow company, the company knew or should have known that a transaction was fraudulent and (viii) concerning claims for alleged RESPA violations including but not limited to claims concerning administrative fees under RESPA as well as the validity of sales associates indemnification and administrative fees.

Frank K. Cooper Real Estate #1, Inc. v. Cendant Corp. and Century 21 Real Estate Corporation (N.J. Super. Ct. L. Div., Morris County, New Jersey). In 2002, Frank K. Cooper Real Estate #1, Inc. filed a putative class action against Cendant and Cendant’s subsidiary, Century 21 Real Estate Corporation (“Century 21”). The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages and otherwise improperly charged expenses to advertising funds. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and Rust Consulting, Inc. (the “Notice Administrator”) lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, the Notice Administrator has advised us that the notice of pendency of the action was mailed to possible class members on March 4, 2011, and a summary of that notice has been published in various print and online media. Following many months of effort directed at class identification, the case has now moved to very active discovery on the merits. Motions are also pending seeking to enjoin certain Century 21 contractual practices associated with amendments or financial settlements that result in franchisees signing waivers of claims asserted on their behalf as class members in the Cooper Litigation. Oral argument has been set for May 26, 2011. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

Legal—Cendant Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among Cendant, Realogy, Wyndham Worldwide and Travelport, each of Realogy, Wyndham Worldwide and Travelport have assumed certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses. In addition, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of Cendant or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham Worldwide, Travelport and/or Cendant’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from Cendant.

***

The Company believes that it has adequately accrued for legal matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. In addition, class action lawsuits can be costly to defend and depending on the class size and claims could be costly to settle. Lastly, there may be greater risk of unfavorable resolutions in the current economic environment due to various factors including the absence of other defendants (due to business failures) that may be the real cause of the liability and greater negative sentiment toward corporate defendants. As such, the Company could incur judgments or enter into settlements of claims with liability that are materially in excess of amounts accrued and these settlements could have a material adverse effect on the Company’s financial condition, results of operations or cash flows in any particular period.

Tax Matters

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and in recording the related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain.

Under the Tax Sharing Agreement with Cendant, Wyndham Worldwide and Travelport, the Company is generally responsible for 62.5% of tax liabilities that relate to income taxes imposed on Cendant and certain of its subsidiaries with respect to tax periods ending on or prior to December 31, 2006.

At March 31, 2011, the due to former parent balance of $98 million was comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

With respect to the residual legacy Cendant tax liabilities, the Company and its former parent believe there is appropriate support for the positions taken on Cendant’s tax returns. Similarly, with respect to Realogy tax liabilities, the Company believes there is appropriate support for positions taken on its own tax returns. The liabilities that have been recorded represent the best estimates of the probable loss on certain positions. The Company believes that the accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter; however, the outcome of tax audits are inherently uncertain. Such tax audits and any related litigation, including disputes or litigation on the allocation of tax liabilities between parties under the Tax Sharing Agreement, could result in outcomes for the Company that are different from those reflected in the Company’s historical financial statements.

Contingent Liability Letter of Credit

In April 2007, the Company established a standby irrevocable letter of credit for the benefit of Avis Budget Group in accordance with the Separation and Distribution Agreement. The synthetic letter of credit was utilized to support the Company’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to reflect the then current estimate of Cendant contingent and other liabilities. In 2010, the Company entered into agreements with Avis Budget Group and Wyndham to reduce the letter of credit from $446 million to $123 million primarily due to Cendant’s IRS tax settlement for the taxable years 2003 through 2006 and other liability adjustments. The standby irrevocable letter of credit will be terminated if (i) the Company’s senior unsecured credit rating is raised to BB by Standard and Poor’s or Ba2 by Moody’s or (ii) the aggregate value of the former parent contingent liabilities falls below $30 million.

Apollo Management Fee Agreement

In connection with the Merger Transaction, Apollo entered into a management fee agreement with the Company which allows Apollo and its affiliates to provide certain management consulting services to the Company through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to the Company from Apollo. The Company pays Apollo an annual management fee for this service up to the sum of the greater of $15 million or 2.0% of the Company’s annual Adjusted EBITDA for the immediately preceding year, plus out-of-pocket costs and expenses in connection therewith. If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, the Company has agreed to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its stockholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). The Company has agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement. Apollo waived any fees payable to it pursuant to the management fee agreement in connection with the Refinancing Transactions.

Escrow and Trust Deposits

As a service to the Company’s customers, it administers escrow and trust deposits which represent undisbursed amounts received for settlements of real estate transactions. With the passage of the Dodd-Frank Act in July 2010, deposits at FDIC-insured institutions are permanently covered up to $250 thousand. In addition, the Dodd-Frank Act temporarily provides unlimited coverage for noninterest-bearing transaction accounts from December 31, 2010 through December 31, 2012. These escrow and trust deposits totaled approximately $208 million and $190 million at March 31, 2011 and December 31, 2010, respectively. These escrow and trust deposits are not assets of the Company and, therefore, are excluded from the accompanying Condensed Consolidated Balance Sheets. However, the Company remains contingently liable for the disposition of these deposits.

11.	SEGMENT INFORMATION

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. In identifying its reportable segments, the Company also considers the nature of services provided by its operating segments. Management evaluates the operating results of each of its reportable segments based upon revenue and EBITDA, which is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for secured assets and obligations) and income taxes, each of which is presented in the Company’s Condensed Consolidated Statements of Operations. The Company’s presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenue(a)
	Three Months Ended March 31,
	2011	2010
Real Estate Franchise Services	$118	$122
Company Owned Real Estate Brokerage Services	587	601
Relocation Services	87	76
Title and Settlement Services	83	65
Corporate and Other(b)	(44)	(45)

Total Company	$831	$819

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million and $45 million for the three months ended March 31, 2011 and 2010, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million and $7 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2011 and 2010, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes the elimination of transactions between segments.

	EBITDA(a)
	Three Months Ended March 31,
	2011	2010
Real Estate Franchise Services	$62	$65
Company Owned Real Estate Brokerage Services	(37)	(34)
Relocation Services	10	4
Title and Settlement Services	2	(5)
Corporate and Other	(48)	(19)

Total Company	(11)	11
Less:
Depreciation and amortization	46	50
Interest expense, net	179	152
Income tax expense	1	6

Net loss attributable to Holdings and Realogy	$(237)	$(197)

(a)	Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011, compared to $6 million of restructuring costs and $5 million of former parent legacy costs for the three months ended March 31, 2010.

12.	GUARANTOR/NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The following consolidating financial information presents the Consolidating Balance Sheets and Consolidating Statements of Operations and Cash Flows for: (i) Domus Holdings Corp. (“Holdings”); (ii) its direct wholly owned subsidiary Domus Intermediate Holdings Corp. (“Intermediate”); (iii) its indirect wholly owned subsidiary, Realogy Corporation (“Realogy”); (iv) the guarantor subsidiaries of Realogy; (v) the non-guarantor subsidiaries of Realogy; (vi) elimination entries necessary to consolidate Holdings, Intermediate, Realogy and the guarantor and non-guarantor subsidiaries; and (vii) the Company on a consolidated basis. The guarantor subsidiaries of Realogy are comprised of 100% owned entities. Guarantor and non-guarantor subsidiaries are 100% owned by Realogy, either directly or indirectly. Non-guarantor entities are comprised of securitization entities, foreign subsidiaries, unconsolidated entities, insurance underwriter subsidiaries and qualified foreign holding corporations. The guarantor and non-guarantor financial information is prepared using the same basis of accounting as the consolidated financial statements except for the investments in consolidated subsidiaries which are accounted for using the equity method.

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2011

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$575	$—	$—	$575
Service revenue	—	—	—	105	59	—	164
Franchise fees	—	—	—	51	—	—	51
Other	—	—	—	39	2	—	41

Net revenues	—	—	—	770	61	—	831
Expenses
Commission and other agent-related costs	—	—	—	374	—	—	374
Operating	—	—	—	274	44	—	318
Marketing	—	—	—	43	—	—	43
General and administrative	—	—	14	53	4	—	71
Former parent legacy costs (benefit), net	—	—	(2)	—	—	—	(2)
Restructuring costs	—	—	—	2	—	—	2
Depreciation and amortization	—	—	2	44	—	—	46
Interest expense/(income), net	—	—	177	2	—	—	179
Loss on the early extinguishment of debt	—	—	36	—	—	—	36
Intercompany transactions	—	—	1	(1)	—	—	—

Total expenses	—	—	228	791	48	—	1,067
Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(228)	(21)	13	—	(236)
Income tax expense (benefit)	—	—	4	(7)	4	—	1
Equity in (earnings) losses of subsidiaries	237	237	5	(9)	—	(470)	—

Net income (loss)	(237)	(237)	(237)	(5)	9	470	(237)
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	—

Net income (loss) attributable to Holdings and Realogy	$(237)	$(237)	$(237)	$(5)	$9	$470	$(237)

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2010

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$588	$—	$—	$588
Service revenue	—	—	—	94	42	—	136
Franchise fees	—	—	—	55	—	—	55
Other	—	—	—	39	1	—	40

Net revenues	—	—	—	776	43	—	819
Expenses
Commission and other agent-related costs	—	—	—	377	—	—	377
Operating	—	—	—	267	33	—	300
Marketing	—	—	—	46	—	—	46
General and administrative	—	—	15	60	3	—	78
Former parent legacy costs (benefit), net	—	—	5	—	—	—	5
Restructuring costs	—	—	—	6	—	—	6
Depreciation and amortization	—	—	3	47	—	—	50
Interest expense/(income), net	—	—	150	2	—	—	152
Other (income)/expense, net	—	—	(1)	(2)	—	—	(3)
Intercompany transactions	—	—	1	(1)	—	—	—

Total expenses	—	—	173	802	36	—	1,011
Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(173)	(26)	7	—	(192)
Income tax expense (benefit)	—	—	19	(16)	3	—	6
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	(1)	—	(1)
Equity in (earnings) losses of subsidiaries	197	197	5	(5)	—	(394)	—

Net income (loss)	(197)	(197)	(197)	(5)	5	394	(197)
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	—

Net income (loss) attributable to Holdings and Realogy	$(197)	$(197)	$(197)	$(5)	$5	$394	$(197)

Condensed Consolidating Balance Sheet

As of March 31, 2011

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$3	$54	$38	$(2)	$93
Trade receivables, net	—	—	—	91	34	—	125
Relocation receivables	—	—	—	11	383	—	394
Relocation properties held for sale	—	—	—	18	—	—	18
Deferred income taxes	—	—	12	63	(2)	—	73
Intercompany note receivable	—	—	—	29	19	(48)	—
Other current assets	—	—	11	68	37	—	116

Total current assets	—	—	26	334	509	(50)	819
Property and equipment, net	—	—	20	156	3	—	179
Goodwill	—	—	—	2,611	—	—	2,611
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,892	—	—	2,892
Other intangibles, net	—	—	—	467	—	—	467
Other non-current assets	—	—	80	86	47	—	213
Investment in subsidiaries	(1,297)	(1,297)	8,008	159	—	(5,573)	—

Total assets	$(1,297)	$(1,297)	$8,134	$7,437	$559	$(5,623)	$7,913

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$10	$135	$11	$(2)	$154
Securitization obligations	—	—	—	—	311	—	311
Intercompany note payable	—	—	—	19	29	(48)	—
Due to former parent	—	—	98	—	—	—	98
Revolving credit facilities and current portion of long-term debt	—	—	86	50	—	—	136
Accrued expenses and other current liabilities	—	—	277	323	31	—	631
Intercompany payables	—	—	1,931	(1,934)	3	—	—

Total current liabilities	—	—	2,402	(1,407)	385	(50)	1,330
Long-term debt	—	—	6,837	—	—	—	6,837
Deferred income taxes	—	—	(615)	1,502	(1)	—	886
Other non-current liabilities	—	—	83	58	16	—	157
Intercompany liabilities	—	—	724	(724)	—	—	—

Total liabilities	—	—	9,431	(571)	400	(50)	9,210

Total equity (deficit)	(1,297)	(1,297)	(1,297)	8,008	159	(5,573)	(1,297)

Total liabilities and equity (deficit)	$(1,297)	$(1,297)	$8,134	$7,437	$559	$(5,623)	$7,913

Condensed Consolidating Balance Sheet

As of December 31, 2010

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$69	$74	$51	$(2)	$192
Trade receivables, net	—	—	—	79	35	—	114
Relocation receivables	—	—	—	—	386	—	386
Relocation properties held for sale	—	—	—	21	—	—	21
Deferred income taxes	—	—	15	63	(2)	—	76
Intercompany note receivable	—	—	—	13	19	(32)	—
Other current assets	—	—	9	69	31	—	109

Total current assets	—	—	93	319	520	(34)	898
Property and equipment, net	—	—	21	162	3	—	186
Goodwill	—	—	—	2,611	—	—	2,611
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,909	—	—	2,909
Other intangibles, net	—	—	—	478	—	—	478
Other non-current assets	—	—	80	83	52	—	215
Investment in subsidiaries	(1,072)	(1,072)	8,014	152	—	(6,022)	—

Total assets	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$25	$168	$12	$(2)	$203
Securitization obligations	—	—	—	—	331	—	331
Intercompany note payable	—	—	—	19	13	(32)	—
Due to former parent	—	—	104	—	—	—	104
Revolving credit facilities and current portion of long-term debt	—	—	132	55	7	—	194
Accrued expenses and other current liabilities	—	—	178	316	31	—	525
Intercompany payables	—	—	1,949	(1,962)	13	—	—

Total current liabilities	—	—	2,388	(1,404)	407	(34)	1,357
Long-term debt	—	—	6,698	—	—	—	6,698
Deferred income taxes	—	—	(614)	1,497	—	—	883
Other non-current liabilities	—	—	86	61	16	—	163
Intercompany liabilities	—	—	722	(722)	—	—	—

Total liabilities	—	—	9,280	(568)	423	(34)	9,101

Total equity (deficit)	(1,072)	(1,072)	(1,072)	8,014	152	(6,022)	(1,072)

Total liabilities and equity (deficit)	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2011

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(79)	$(25)	$19	$(2)	$(87)

Investing activities
Property and equipment additions	—	—	(1)	(10)	—	—	(11)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(2)	—	—	(2)
Purchases of certificates of deposits, net	—	—	—	—	(5)	—	(5)
Intercompany note receivable	—	—	—	(16)	—	16	—
Other, net	—	—	—	(1)	—	—	(1)

Net cash provided by (used in) investing activities	—	—	(1)	(29)	(5)	16	(19)

Financing activities
Net change in revolving credit facility	—	—	(20)	(5)	(8)	—	(33)
Proceeds from issuance of First and a Half Lien Notes	—	—	700	—	—	—	700
Proceeds from term loan extension	—	—	98	—	—	—	98
Repayments made for term loan facility	—	—	(702)	—	—	—	(702)
Net change in securitization obligations	—	—	—	—	(21)	—	(21)
Debt issuance costs	—	—	(33)	—	—	—	(33)
Intercompany dividend	—	—	—	—	(2)	2	—
Intercompany note payable	—	—	—	—	16	(16)	—
Intercompany transactions	—	—	(29)	41	(12)	—	—
Other, net	—	—	—	(2)	(1)	—	(3)

Net cash provided by (used in) financing activities	—	—	14	34	(28)	(14)	6

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	1	—	1

Net decrease in cash and cash equivalents	—	—	(66)	(20)	(13)	—	(99)
Cash and cash equivalents, beginning of period	—	—	69	74	51	(2)	192

Cash and cash equivalents, end of period	$—	$—	$3	$54	$38	$(2)	$93

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2010

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(49)	$3	$60	$(1)	$13

Investing activities
Property and equipment additions	—	—	(1)	(8)	—	—	(9)
Change in restricted cash	—	—	—	—	5	—	5
Intercompany note receivable	—	—	—	(5)	—	5	—
Other, net	—	—	—	1	—	—	1

Net cash provided by (used in) investing activities	—	—	(1)	(12)	5	5	(3)

Financing activities
Net change in revolving credit facility	—	—	—	19	—	—	19
Repayments made for term loan facility	—	—	(8)	—	—	—	(8)
Net change in securitization obligations	—	—	—	—	(65)	—	(65)
Intercompany dividend	—	—	—	—	(3)	3	—
Intercompany note payable	—	—	—	—	5	(5)	—
Intercompany transactions	—	—	(16)	16	—	—	—
Other, net	—	—	(1)	(2)	(1)	—	(4)

Net cash provided by (used in) financing activities	—	—	(25)	33	(64)	(2)	(58)

Net (decrease) increase in cash and cash equivalents	—	—	(75)	24	1	2	(48)
Cash and cash equivalents, beginning of period	—	—	194	24	42	(5)	255

Cash and cash equivalents, end of period	$—	$—	$119	$48	$43	$(3)	$207

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Domus Holdings Corp. and Realogy Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, equity (deficit) and cash flows present fairly, in all material respects, the financial position of Domus Holdings Corp. and its subsidiaries and Realogy Corporation and its subsidiaries (collectively the “Company”) at December 31, 2010 and 2009 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 16 (b) for the years ended December 31, 2010 and 2009 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

April 1, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Domus Holdings Corp. and Realogy Corporation

Parsippany, New Jersey

We have audited the consolidated statements of operations and cash flows of Domus Holdings Corp. and subsidiaries and Realogy Corporation and subsidiaries (the “Companies”) and the consolidated statement of equity (deficit) of Domus Holdings Corp. and subsidiaries for the year ended December 31, 2008. Our audit also included the financial statement schedule listed in the Index at Item 16 for the year ended December 31, 2008. These consolidated financial statements, referred to above, and financial statement schedule are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the results of the Companies’ operations and cash flows for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule for the year ended December 31, 2008, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Companies changed the manner in which noncontrolling interests are identified, presented and disclosed.

/s/ Deloitte and Touche LLP

Parsippany, New Jersey

April 1, 2011

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended December 31,
	2010	2009	2008
Revenues
Gross commission income	$2,965	$2,886	$3,483
Service revenue	700	621	737
Franchise fees	263	273	323
Other	162	152	182

Net revenues	4,090	3,932	4,725

Expenses
Commission and other agent-related costs	1,932	1,850	2,275
Operating	1,241	1,263	1,607
Marketing	179	161	207
General and administrative	238	250	236
Former parent legacy costs (benefit), net	(323)	(34)	(20)
Restructuring costs	21	70	58
Merger costs	1	1	2
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	—	1,789
Depreciation and amortization	197	194	219
Interest expense/(income), net	604	583	624
Gain on extinguishment of debt	—	(75)	—
Other (income)/expense, net	(6)	3	(9)

Total expenses	4,084	4,266	6,988

Income (loss) before income taxes, equity in earnings and noncontrolling interests	6	(334)	(2,263)
Income tax expense (benefit)	133	(50)	(380)
Equity in (earnings) losses of unconsolidated entities	(30)	(24)	28

Net loss	(97)	(260)	(1,911)
Less: Net income attributable to noncontrolling interests	(2)	(2)	(1)

Net loss attributable to Domus Holdings and Realogy	$(99)	$(262)	$(1,912)

Earnings (loss) per share attributable to Domus Holdings:
Basic loss per share:	$(0.49)	$(1.31)	$(9.55)
Diluted loss per share:	$(0.49)	$(1.31)	$(9.55)
Weighted average common and common equivalent shares outstanding:
Basic:	200.4	200.2	200.1
Diluted:	200.4	200.2	200.1

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$192	$255
Trade receivables (net of allowance for doubtful accounts of $67 and $66)	114	102
Relocation receivables	386	334
Relocation properties held for sale	21	—
Deferred income taxes	76	85
Other current assets	109	98

Total current assets	898	874
Property and equipment, net	186	211
Goodwill	2,611	2,577
Trademarks	732	732
Franchise agreements, net	2,909	2,976
Other intangibles, net	478	453
Other non-current assets	215	218

Total assets	$8,029	$8,041

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$203	$96
Securitization obligations	331	305
Due to former parent	104	505
Revolving credit facility and current portion of long-term debt	194	32
Accrued expenses and other current liabilities	525	502

Total current liabilities	1,357	1,440
Long-term debt	6,698	6,674
Deferred income taxes	883	760
Other non-current liabilities	163	148

Total liabilities	9,101	9,022

Commitments and contingencies (Notes 13 and 14)
Equity (deficit):
Domus Holdings common stock: $.01 par value; 500,000,000 shares authorized, 200,430,906 shares outstanding at December 31, 2010 and 200,244,113 shares outstanding at December 31, 2009 (Realogy common stock: $.01 par value, 100 shares authorized, issued and outstanding)	2	2
Additional paid-in capital	2,024	2,018
Accumulated deficit	(3,070)	(2,971)
Accumulated other comprehensive loss	(30)	(32)

Total Domus Holdings and Realogy stockholders’ deficit	(1,074)	(983)

Noncontrolling interests	2	2

Total equity (deficit)	(1,072)	(981)

Total liabilities and equity (deficit)	$8,029	$8,041

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	December 31,
	2010	2009	2008
Operating Activities
Net loss	$(97)	$(260)	$(1,911)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	197	194	219
Deferred income taxes	131	(59)	(380)
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	—	1,789
Amortization and write-off of deferred financing costs and discount on unsecured notes	30	29	30
Gain on extinguishment of debt	—	(75)	—
Gain on disposition of unconsolidated entities	—	—	(5)
Equity in (earnings) losses of unconsolidated entities	(30)	(24)	28
Other adjustments to net loss	20	43	20
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	(9)	40	(18)
Relocation receivables	(27)	442	190
Relocation properties held for sale	43	22	161
Other assets	(6)	19	45
Accounts payable, accrued expenses and other current liabilities	30	26	(57)
Due (to) from former parent	(403)	(48)	(7)
Other, net	3	(8)	5

Net cash (used in) provided by operating activities	(118)	341	109

Investing Activities
Property and equipment additions	(49)	(40)	(52)
Net assets acquired (net of cash acquired) and acquisition-related payments	(17)	(5)	(12)
Net proceeds from sale of assets	5	—	—
Purchases of certificates of deposit	(9)	—	—
Proceeds from the sale of property and equipment	—	—	7
Proceeds related to corporate aircraft sale leaseback and termination	—	—	12
Proceeds from the sale of a joint venture	—	—	12
Investment in unconsolidated entities	—	—	(4)
Change in restricted cash	—	(2)	10
Other, net	—	—	4

Net cash used in investing activities	(70)	(47)	(23)

Financing Activities
Net change in revolving credit facility	142	(515)	515
Proceeds from issuance of Second Lien Loans	—	500	—
Repayments made on term loan credit facility	(32)	(32)	(32)
Note payment for 2006 acquisition of Texas American Title Company	—	—	(10)
Net change in securitization obligations	27	(410)	(258)
Debt issuance costs	—	(11)	—
Other, net	(13)	(11)	(16)

Net cash provided by (used in) financing activities	124	(479)	199
Effect of changes in exchange rates on cash and cash equivalents	1	3	(1)

Net increase (decrease) in cash and cash equivalents	(63)	(182)	284
Cash and cash equivalents, beginning of period	255	437	153

Cash and cash equivalents, end of period	$192	$255	$437

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest expense)	$550	$487	$635
Income tax payments (refunds), net	7	6	—

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(In millions)

	Domus Holdings Stockholders’ Equity
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total Equity (Deficit)
	Shares	Amount
Balance at January 1, 2008	200.1	$2	$2,004	$(797)	$(9)	$3	$1,203
Comprehensive loss:
Net loss	—	—	—	(1,912)	—	1
Currency translation adjustment, net of tax expense of less than $1	—	—	—	—	(8)	—
Unrealized loss on cash flow hedges, net of tax benefit of $8	—	—	—	—	(11)	—
Additional minimum pension liability, net of tax benefit of $12	—	—	—	—	(18)	—
Total comprehensive loss	—	—	—	—	—	—	(1,948)
Stock-based compensation	.1	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2008	200.2	$2	$2,011	$(2,709)	$(46)	$2	$(740)
Comprehensive loss:
Net loss	—	$—	$—	$(262)	$—	$2
Currency translation adjustment, net of tax benefit of $4	—	—	—	—	7	—
Unrealized gain on cash flow hedges, net of tax expense of $5	—	—	—	—	8	—
Additional minimum pension liability, net of tax benefit of $1	—	—	—	—	(1)	—
Total comprehensive loss	—	—	—	—	—	—	(246)
Stock-based compensation	—	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2009	200.2	$2	$2,018	$(2,971)	$(32)	$2	$(981)
Comprehensive loss:
Net loss	—	$—	$—	$(99)	$—	$2
Unrealized gain on cash flow hedges, net of tax expense of $3	—	—	—	—	5	—
Additional minimum pension liability, net of tax benefit of $2	—	—	—	—	(3)	—
Total comprehensive loss	—	—	—	—	—	—	(95)
Stock-based compensation	.2	—	6	—	—	—	6
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2010	200.4	$2	$2,024	$(3,070)	$(30)	$2	$(1,072)

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in millions, except per share amounts)

1.	BASIS OF PRESENTATION

Domus Holdings Corp., a Delaware corporation (“Holdings”) is a holding company for Domus Intermediate Holdings Corp. (“Intermediate”). Intermediate is a holding company for Realogy Corporation, a Delaware corporation (“Realogy”), and its subsidiaries (Holdings, Intermediate and Realogy and its subsidiaries being referred to herein collectively as the “Company”). Holdings derives all of its operating income and cash flows from Realogy and its subsidiaries.

Holdings was incorporated on December 14, 2006. On December 15, 2006, Holdings and its wholly owned subsidiary Domus Acquisition Corp., entered into an agreement and plan of merger (the “Merger”) with Realogy which was consummated on April 10, 2007 with Holdings becoming the indirect parent company of Realogy Holdings is owned by investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an entity affiliated with Apollo Management, L.P. (collectively referred to as “Apollo”) and members of the Company’s management. As of December 31, 2010, all of Realogy’s issued and outstanding common stock is currently owned by a direct wholly-owned subsidiary of Holdings, Intermediate.

Realogy is a global provider of real estate and relocation services. Realogy was incorporated on January 27, 2006 to facilitate a plan by Cendant Corporation (now known as Avis Budget Group, Inc.) to separate into four independent companies—one for each of Cendant’s real estate services or Realogy, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”), and vehicle rental businesses (“Avis Budget Group”). On July 31, 2006, the separation (“Separation”) from Cendant became effective.

Realogy incurred indebtedness in connection with the Merger which included borrowings under Realogy’s senior secured credit facility, issuance of unsecured notes, an equity contribution and cash on hand. See Note 8, “Short and Long-Term Debt” for additional information on the indebtedness incurred related to the Merger and for additional information related to the senior secured leverage ratio that Realogy is required to maintain. The equity contribution to the Company of $2,001 million was made by Apollo as well as members of Realogy’s management who purchased Holdings common stock with cash or through rollover equity. Realogy also refinanced the credit facilities covering the relocation securitization facilities (“the Securitization Facilities Refinancing”). The term “Merger Transactions” refer to, collectively, (1) the Merger, (2) the issuance of unsecured notes, (3) the initial borrowings under the senior secured credit facility, including the synthetic letter of credit facility, (4) the equity investment, and (5) the Securitization Facilities Refinancing.

The accompanying financial statements comprise the consolidated financial statements of Holdings and Realogy. Holdings’ only asset is its investment in the common stock of Intermediate, and Intermediate’s only asset is its investment in the common stock of Realogy, its wholly-owned subsidiary. Holdings’ only obligations are its guarantees of certain borrowings of Realogy. All expenses incurred by Holdings and Intermediate for the benefit of Realogy have been reflected in Realogy’s consolidated financial statements. All issuances of Holdings’ equity securities, including grants of stock options and restricted stock by Holdings to employees and directors of Realogy and its subsidiaries have been reflected in Realogy’s consolidated financial statements. As a result, the consolidated financial positions, results of operations and cash flows of Holdings, Intermediate and Realogy are the same. The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated.

Business Description

The Company reports its operations in the following business segments:

•

Real Estate Franchise Services (known as Realogy Franchise Group or RFG)—franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty®, Coldwell Banker Commercial® and Better Homes and Gardens® Real Estate brand names. As of December 31, 2010, the Company’s franchise system had approximately 14,700 franchised and company owned offices and 264,000 independent sales associates operating under the Company’s brands in the U.S. and 99 other countries and territories around the world, which included approximately 750 company owned and operated brokerage offices with approximately 44,000 independent sales associates.

•

Company Owned Real Estate Brokerage Services (known as NRT)—operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names. In addition, the Company operates a large independent real estate owned (“REO”) residential asset manager, which focuses on bank-owned properties.

•

Relocation Services (known as Cartus)—primarily offers clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training, and group move management services.

•

Title and Settlement Services (known as Title Resource Group or TRG)—provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with the Company’s real estate brokerage and relocation services business.

Compliance with Financial Covenant

Realogy’s senior secured credit facility contains a financial covenant which requires Realogy to maintain a senior secured leverage ratio not to exceed a maximum amount on the last day of each quarter. At December 31, 2010, the maximum ratio of total senior secured net debt to trailing 12-month Adjusted EBITDA, as defined in Note 8, “Short and Long-Term Debt”, was 5.0 to 1 and the ratio limit will step down to 4.75 to 1 on March 31, 2011 and thereafter. At December 31, 2010, Realogy was in compliance with the senior secured leverage covenant with a senior secured leverage ratio of 4.59 to 1.

In January and February 2011, the Company restructured its indebtedness by completing a senior note exchange offering, amending and extending the senior secured credit facility and completing the issuance of first and a half lien notes. See Note 20, “Subsequent Events” for additional information related to the refinancing transactions noted above.

Based upon Realogy’s financial forecast, Realogy believes that it will continue to be in compliance with, or be able to avoid an event of default under, the senior secured leverage ratio and meet its cash flow needs during the next twelve months. See Note 8, “Short and Long-Term Debt” for a description of the consequences of an event of default.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION POLICY

Effective January 1, 2010, the Company adopted FASB’s amended guidance on the consolidation of Variable Interest Entities (“VIE”), in which the Company consolidates a VIE for which it is the primary beneficiary with a controlling financial interest. Also, the Company consolidates an entity not deemed a VIE if its ownership, direct or indirect, exceeds 50% of the outstanding voting shares of an entity and/or that it has the ability to control the financial or operating policies through its voting rights, board representation or other similar rights. For entities where the Company does not have a controlling interest (financial or operating), the investments in such entities are accounted for using the equity or cost method, as appropriate. The Company applies the equity method of accounting when it has the ability to exercise significant influence over operating and financial policies of an investee. The Company uses the cost method for all other investments.

Effective January 1, 2009, the Company adopted the FASB’s new guidance on noncontrolling interests which established requirements for ownership interests in subsidiaries held by parties other than the Company (“noncontrolling interest”) be clearly identified, presented and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. The presentation and disclosure requirements in the guidance were applied retrospectively to comparative financial statements. As a result of the implementation of this standard, the Company reclassified $2 million from Other non-current liabilities to a separate Noncontrolling Interests line in the Equity section of the Consolidated Balance Sheet as of December 31, 2008.

USE OF ESTIMATES

In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ materially from those estimates.

REVENUE RECOGNITION

Real Estate Franchise Services

The Company franchises its real estate brokerage franchise systems to real estate brokerage businesses that are independently owned and operated. The Company provides operational and administrative services, tools and systems to franchisees, which include national and local advertising programs, listing and agent-recruitment tools, training and volume purchasing discounts through the Company’s preferred vendor program. Franchise revenue principally consists of royalty and marketing fees from the Company’s franchisees. The royalty received is primarily based on a percentage of the franchisee’s gross commission income. Royalty fees are accrued as the underlying franchisee revenue is earned (upon close of the homesale transaction). Annual volume incentives given to certain franchisees on royalty fees are recorded as a reduction to revenue and are accrued for in relative proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are generally non-refundable and recognized by the Company as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business). The Company also earns marketing fees from its franchisees and utilizes such fees to fund advertising campaigns on behalf of its franchisees.

Company Owned Real Estate Brokerage Services

As an owner-operator of real estate brokerages, the Company assists home buyers and sellers in listing, marketing, selling and finding homes. Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue on a gross basis upon the closing of a real estate transaction (i.e., purchase or sale of a home), which are referred to as gross commission income. The commissions the Company pays to real estate agents are recognized concurrently with associated revenues and presented as commission and other agent-related costs line item on the accompanying Consolidated Statements of Operations.

Relocation Services

The Company provides relocation services to corporate and government clients for the transfer of their employees. Such services include the purchasing and/or selling of a transferee’s home, providing home equity advances to transferees (generally guaranteed by the client), expense processing, arranging household goods moving services, home-finding and other related services. The Company earns revenues from fees charged to clients for the performance and/or facilitation of these services and recognizes such revenue as services are provided, except for limited instances in which the Company assumes the risk of loss on the sale of a transferring employee’s home (“at-risk”). In such cases, revenues are recorded as earned with associated costs recorded within operating expenses. In the majority of relocation transactions, the gain or loss on the sale of a transferee’s home is generally borne by the client. However, there are limited instances in which the Company assumes the risk of loss. Under “at-risk” contracts the Company records the value of the home on its Consolidated Balance Sheets within the relocation properties held for sale line item at the lower of cost or net realizable value less estimated direct costs to sell. The difference between the actual purchase price and proceeds received on the sale of the home is recorded within operating expenses on the Company’s Consolidated Statements of Operations and the gain or loss was not material for any period presented. The aggregate selling price of such homes was $170 million, $45 million and $571 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Additionally, the Company generally earns interest income on the funds it advances on behalf of the transferring employee, which is recorded within other revenue (as is the corresponding interest expense on the securitization obligations) in the accompanying Consolidated Statements of Operations. The Company also earns referral revenue from real estate brokers, which is recognized at the time the underlying property closes, and revenues from other third-party service providers where the Company earns a referral fee or commission, which is recognized at the time of completion of services.

Title and Settlement Services

The Company provides title and closing services, which include title search procedures for title insurance policies, homesale escrow and other closing services. Title revenues, which are recorded net of amounts remitted to third party insurance underwriters, and title and closing service fees are recorded at the time a homesale transaction or refinancing closes. The Company also owns an underwriter of title insurance. For independent title agents, the underwriter recognizes policy premium revenue on a gross basis (before deduction of agent commission) upon notice of policy issuance from the agent. For affiliated title agents, the underwriter recognizes the incremental policy premium revenue upon the effective date of the title policy as the agent commission revenue is already recognized by the affiliated title agent.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company estimates the allowance necessary to provide for uncollectible accounts receivable. The estimate is based on historical experience, combined with a review of current developments and includes specific accounts for which payment has become unlikely. The process by which the Company calculates the allowance begins in the individual business units where specific problem accounts are identified and reserved and an additional reserve is recorded driven by the age profile of the receivables.

ADVERTISING EXPENSES

Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within the marketing expense line item on the Company’s Consolidated Statements of Operations, were approximately $156 million, $161 million and $191 million for the years ended December 31, 2010, 2009 and 2008, respectively.

INCOME TAXES

The Company’s operations were included in the consolidated federal tax return of Cendant up to the date of Separation. In addition, the Company filed consolidated and unitary state income tax returns with Cendant in jurisdictions where required or permitted. The income taxes associated with the Company’s inclusion in Cendant’s consolidated federal and state income tax returns are included in the due to former parent line item on the accompanying Consolidated Balance Sheets.

The Company’s provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. These differences are based upon estimated differences between the book and tax basis of the assets and liabilities for the Company. Certain tax assets and liabilities of the Company may be adjusted in connection with the finalization of income tax audits.

The Company’s deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax balances will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the Company’s provision for income taxes and increases to the valuation allowance result in additional provision for income taxes. However, if the valuation allowance was adjusted in connection with an acquisition, such adjustment had historically been recorded through goodwill rather than the provision for income taxes. With the adoption of the FASB’s revised guidance related to business combinations on January 1, 2009, these adjustments are included in the income tax provision.

CASH AND CASH EQUIVALENTS

The Company considers highly-liquid investments with remaining maturities not exceeding three months at the date of purchase to be cash equivalents.

RESTRICTED CASH

Restricted cash primarily relates to amounts specifically designated as collateral for the repayment of outstanding borrowings under the Company’s securitization facilities. Such amounts approximated $13 million at December 31, 2010 and 2009 and are primarily included within Other current assets on the Company’s Consolidated Balance Sheets.

DERIVATIVE INSTRUMENTS

The Company records derivatives and hedging activities on the balance sheet at their respective fair values. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is dependent upon whether the derivative has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.

The Company uses foreign currency forward contracts largely to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the Euro, Swiss Franc, British Pound and Canadian Dollar. The Company has chosen not to elect hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Consolidated Statements of Operations. The fluctuations in the value of these forward contracts do, however, generally offset the impact of changes in the value of the underlying risk that they are intended to economically hedge.

The Company entered into two interest rate swaps in April 2007 with an aggregate notional value of $575 million to hedge the variability in cash flows resulting from the term loan facility. One swap, with a notional value of $350 million, expired in July 2010 and the other swap, with a notional value of $225 million, expires in July 2012. In June 2010, the Company entered into a new interest rate swap with a notional value of $200 million to hedge the variability in cash flows resulting from the term loan facility. This swap is effective beginning in December 2010 and expires in December 2012. The derivatives are being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance.

INVESTMENTS

At December 31, 2010 and 2009, the Company had various equity method investments aggregating $48 million and $45 million, respectively, which are primarily recorded within other non-current assets on the accompanying Consolidated Balance Sheets. Included in such investments is a 49.9% interest in PHH Home Loans, a mortgage origination venture formed in 2005. This venture enables the Company to participate in the earnings generated from mortgages originated by customers of its real estate brokerage and relocation businesses. The Company’s maximum exposure to loss with respect to its investment in PHH Home Loans is limited to its equity investment of $43 million at December 31, 2010. See Note 13, “Separation Adjustments, Transactions with Former Parent and Subsidiaries and Related Parties” for a more detailed description of the Company’s relationship with PHH Home Loans.

PROPERTY AND EQUIPMENT

Property and equipment (including leasehold improvements) are initially recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of depreciation and amortization on the Consolidated Statements of Operations, is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of depreciation and amortization, is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Useful lives are 30 years for buildings, up to 20 years for leasehold improvements, and from 3 to 7 years for furniture, fixtures and equipment.

The Company capitalizes the costs of software developed for internal use which commences during the development phase of the project. The Company amortizes software developed or obtained for internal use on a straight-line basis, from 3 to 10 years, when such software is substantially ready for use. The net carrying value of software developed or obtained for internal use was $76 million and $85 million at December 31, 2010 and 2009, respectively.

IMPAIRMENT OF GOODWILL, INTANGIBLE ASSETS AND OTHER LONG-LIVED ASSETS

The Company assesses goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs its required annual impairment testing in the fourth quarter of each year subsequent to completing its annual forecasting process. Each of the Company’s operating segments represents a reporting unit.

The Company assesses goodwill for impairment by first comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. If the fair value is less than the carrying value, then the Company would perform a second test for that reporting unit to determine the amount of impairment loss, if any. The Company determines the fair value of its reporting units utilizing the Company’s best estimate of future revenues, operating expenses, cash flows, market and general economic conditions as well as assumptions that it believes marketplace participants would utilize, including discount rates, cost of capital, and long term growth rates. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results. Other indefinite-lived intangible assets are tested for impairment and written down to fair value.

During the fourth quarter of 2010 and 2009, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. Based upon the analysis performed, there was no impairment. Management evaluated the effect of lowering the estimated fair value for each of the reporting units by 10% and determined that no impairment of goodwill would have been recognized under this evaluation for 2010 or 2009.

During the fourth quarter of 2008, the Company recorded an impairment charge of $1,739 million ($1,523 million net of income tax benefit). Also in 2008, the Company recorded impairment charges of $50 million related to investments in unconsolidated entities as a result of lower long-term financial forecasts and a higher weighted average cost of capital.

The Company evaluates the recoverability of its other long-lived assets, including amortizable intangible assets, if circumstances indicate an impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business unit. If such analysis indicates that the carrying value of these assets is not recoverable, then the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operations. There were no impairments relating to other long-lived assets, including amortizable intangible assets, during 2010, 2009 or 2008.

SUPPLEMENTAL CASH FLOW INFORMATION

Significant non-cash transactions in 2010 and 2009 included the Company’s election to satisfy the interest payment obligation by issuing $51 million and $57 million, respectively of Senior Toggle Notes which resulted in non-cash transfers between accrued interest and long-term debt.

Significant non-cash transactions in 2008 included the sale of the corporate aircraft, which resulted in the termination of a capital lease for $26 million. Also in 2008, the Company elected to satisfy the interest payment obligation by issuing $32 million of Senior Toggle Notes which resulted in a non-cash transfer between accrued interest and long-term debt.

STOCK-BASED COMPENSATION

The Company uses the Black-Scholes option pricing model to estimate the fair value of time vested stock options and a lattice based valuation model to estimate the fair value of performance based awards on the date of grant which requires certain estimates by management including the expected volatility and expected term of the option. Management also makes decisions regarding the risk-free interest rate used in the models and makes estimates regarding forfeiture rates. Fluctuations in the market that affect these estimates could have an impact on the resulting compensation cost. For non-performance based employee stock awards, the fair value of the compensation cost is recognized on a straight-line basis over the requisite service period of the award. Compensation cost for restricted stock (non-vested stock) is recorded based on its market value on the date of grant and is expensed in the Company’s Consolidated Statements of Operations ratably over the vesting period.

FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted the fair value measurement guidance issued by the FASB. The guidance clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements. The adoption of the guidance did not have a material impact on the Company’s fair value measurements.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. The new guidance (1) eliminates the concept of qualifying special purpose entities, which will likely result in many transferors consolidating such entities; (2) provides a new “participating interest” definition that must be met for transfers of portions of financial assets to be eligible for sale accounting; (3) clarifies and amends the derecognition criteria for a transfer to be accounted for as a sale; and (4) requires extensive new disclosures. The Company adopted the new guidance beginning January 1, 2010 and the guidance did not have a significant impact on the consolidated financial statements.

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. The guidance affects the determination of whether an entity is a variable interest entity (“VIE”) and requires an enterprise to perform a qualitative analysis to determine whether its variable interest or interests give it a controlling financial interest in a VIE. Under the new guidance, an enterprise has a controlling financial interest when it has (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The guidance also requires ongoing assessments of whether the reporting entity is the primary beneficiary of a VIE to consolidate, requires enhanced disclosures and eliminates the scope exclusion for qualifying special purpose entities. The Company adopted the guidance beginning January 1, 2010 and the guidance did not have a significant impact on the consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use the best estimated selling price (“BESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the BESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company intends to adopt the new guidance prospectively beginning January 1, 2011 and does not believe that the guidance will have a significant impact on the consolidated financial statements.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosures for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on the consolidated financial statements.

In December 2010, the FASB issued guidance to clarify when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. In certain situations, a reporting unit may have a negative carrying amount, particularly for companies that only have a single reporting unit and have significant debt. In that case, since the first step is passed, the negative carrying amount may shield a potential impairment. The guidance requires that reporting units with a zero or negative carrying value should proceed to step two of the impairment test if there are qualitative factors indicating that it is more likely than not that a goodwill impairment exists. This guidance is effective for all interim and annual reporting periods beginning after December 15, 2010. The Company intends to adopt the guidance beginning January 1, 2011 and does not believe that the adoption will have a significant impact on its consolidated financial statements.

In December 2010, the FASB issued guidance to clarify the disclosure of supplementary pro forma information for business combinations. Current guidance on “Business Combinations” requires disclosure of revenue and earnings of the combined entity as if the acquisition had occurred as of the beginning of both the current period and the comparable prior year reporting period. However, presenting pro forma results as if the acquisition occurred at the beginning of each annual period inappropriately results in certain adjustments, like amortization expense of intangible assets with useful lives of less than two years, being included in the pro forma results of both reporting periods. The new guidance therefore requires the pro forma information to be prepared as if the acquisition occurred as of the beginning of the comparable prior period and is applied prospectively for acquisitions consummated after the beginning of the fiscal year beginning on or after December 15, 2010. The Company intends to adopt the guidance beginning January 1, 2011 and does not believe that the adoption will have a significant impact on its consolidated financial statements.

3.	ACQUISITIONS

Assets acquired and liabilities assumed in business combinations were recorded in the Company’s Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Consolidated Statements of Operations since their respective dates of acquisition.

In connection with the Company’s acquisition of real estate brokerage operations, the Company obtains contractual pendings and listings intangible assets, which represent the estimated fair value of homesale transactions that are pending closing or homes listed for sale by the acquired brokerage operations. Pendings and listings intangible assets are amortized over the estimated closing period of the underlying contracts and homes listed for sale, which in most cases, is approximately 5 months. In accordance with current accounting guidance, the contingent consideration liability is adjusted to its fair value at each reporting period.

2010 ACQUISITIONS

On January 21, 2010, the Company completed the stock acquisition of Primacy for the assumption of approximately $26 million of indebtedness (excluding $9 million of indebtedness related to the sale of relocation receivables).

Primacy was a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The following summarizes the estimated fair values of the assets acquired and liabilities assumed:

•	current assets of $101 million primarily comprised of $27 million of relocation receivables and $63 million of relocation properties held for sale;

•	non-current assets of $88 million primarily comprised of goodwill of $16 million and intangible assets of $67 million;

•	current liabilities of $179 million primarily comprised of accounts payable and accrued expenses of $90 million, home mortgage obligations of $62 million and bank indebtedness of $27 million; and

•	non-current liabilities of $10 million.

The goodwill and intangible assets were primarily assigned to the Company’s Relocation Services segment and are discussed in Note 4, “Intangible Assets”.

During the year ended December 31, 2010, the Company acquired nine real estate brokerage operations through its wholly-owned subsidiary, NRT, for a total consideration of $24 million. These acquisitions resulted in goodwill of $20 million and $2 million of pendings and listings intangible assets that was assigned to the Company Owned Real Estate Brokerage Services segment.

None of the 2010 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

2009 ACQUISITIONS

During the year ended December 31, 2009, the Company acquired seven real estate brokerage operations through its wholly-owned subsidiary, NRT, for a total consideration of approximately $4 million. These acquisitions resulted in goodwill of $4 million that was assigned to the Company Owned Real Estate Brokerage Services segment.

None of the 2009 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

2008 ACQUISITIONS

During the year ended December 31, 2008, the Company acquired six real estate brokerage operations through its wholly-owned subsidiary, NRT, for approximately $3 million of cash. These acquisitions resulted in goodwill of $2 million that was assigned to the Company Owned Real Estate Brokerage Services segment.

None of the 2008 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

4. INTANGIBLE ASSETS

Goodwill by segment and changes in the carrying amount are as follows:

	Real Estate Franchise Services	Company Owned Brokerage Services	Relocation Services	Title and Settlement Services	Total Company
Goodwill balance at January 1, 2008	2,260	766	596	317	3,939
Goodwill acquired and purchase accounting adjustments (a)	5	(8)	(5)	(4)	(12)
2008 Impairment	(709)	(158)	(247)	(241)	(1,355)

Balance at December 31, 2008	1,556	600	344	72	2,572
Goodwill acquired	—	4	—	1	5

Balance at December 31, 2009	1,556	604	344	73	2,577
Goodwill acquired (b)	—	20	16	—	36
Goodwill reduction for locations sold	—	(2)	—	—	(2)

Balance at December 31, 2010	$1,556	$622	$360	$73	$2,611

Goodwill and accumulated impairment summary
Goodwill	$2,265	$780	$641	$397	$4,083
Accumulated impairment losses	(709)	(158)	(281)	(324)	(1,472)

Balance at December 31, 2010	$1,556	$622	$360	$73	$2,611

(a)	Represents $13 million of fair value adjustments related to the merger with affiliates of Apollo Management, L.P. that was consummated on April 10, 2007, offset by less than $2 million for acquisitions of real estate brokerages by NRT.
(b)	The increase in goodwill relates to acquisitions of real estate brokerages and the acquisition of Primacy.

During the fourth quarter of 2010 and 2009, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. These analyses resulted in no impairment charges.

During the fourth quarter of 2008, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. This analysis resulted in an impairment charge of $1,739 million ($1,523 million net of income tax benefit). The impairment charge reduced intangible assets by $384 million and reduced goodwill by $1,355 million. The impairment charge impacted the Real Estate Franchise Services segment by $953 million, the Company Owned Real Estate Brokerage Services segment by $162 million, the Relocation Services segment by $335 million and the Title and Settlement Services segment by $289 million.

During the fourth quarter of 2007, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. This analysis resulted in an impairment charge of $667 million ($445 million net of income tax benefit). The impairment charge reduced intangible assets by $550 million and reduced goodwill by $117 million. The impairment charge impacted the Real Estate Franchise Services segment by $513 million, the Relocation Services segment by $40 million and the Title and Settlement Services segment by $114 million.

Intangible assets are as follows:

	As of December 31, 2010			As of December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Franchise Agreements
Amortizable—Franchise agreements (a)	$2,019	$255	$1,764	$2,019	$188	$1,831
Unamortizable—Franchise agreement (b)	1,145	—	1,145	1,145	—	1,145

Total Franchise Agreements	$3,164	$255	$2,909	$3,164	$188	$2,976

Unamortizable—Trademarks (c)	$732	$—	$732	$732	$—	$732

Other Intangibles
Amortizable—License agreements (d)	$45	$3	$42	$45	$3	$42
Amortizable—Customer relationships (e) (i)	529	107	422	467	70	397
Amortizable—Pendings and listings (f)	2	1	1	1	1	—
Unamortizable—Title plant shares (g)	10	—	10	10	—	10
Amortizable—Other (h) (i)	12	9	3	7	3	4

Total Other Intangibles	$598	$120	$478	$530	$77	$453

(a)	Generally amortized over a period of 30 years.
(b)	Relates to the Real Estate Franchise Services franchise agreement with NRT, which is expected to generate future cash flows for an indefinite period of time.
(c)	Relates to the Century 21, Coldwell Banker, ERA, The Corcoran Group, Coldwell Banker Commercial and Cartus tradenames, which are expected to generate future cash flows for an indefinite period of time.
(d)	Relates to the Sotheby’s International Realty and Better Homes and Gardens Real Estate agreements which will be amortized over 50 years (the contractual term of the license agreements).
(e)	Relates to the customer relationships at the Title and Settlement Services segment and the Relocation Services segment. These relationships will be amortized over a period of 5 to 20 years.
(f)	Amortized over the estimated closing period of the underlying contracts (in most cases five months).
(g)	Primarily related to the Texas American Title Company title plant shares. Ownership in a title plant is required to transact title insurance in certain states. The Company expects to generate future cash flows for an indefinite period of time.
(h)	Generally amortized over periods ranging from 2 to 10 years.
(i)	The acquisition of Primacy increased customer relationships intangibles by $62 million and other intangibles by $5 million.

Intangible asset amortization expense is as follows:

	For the Year Ended December 31,
	2010	2009	2008
Franchise agreements	$67	$67	$67
License agreement	—	1	1
Customer relationships	37	25	26
Pendings and listings	1	1	1
Other	6	1	2

Total	$111	$95	$97

Based on the Company’s amortizable intangible assets as of December 31, 2010, the Company expects related amortization expense to be approximately $108 million, $106 million, $105 million, $105 million, $95 million and $1,713 million in 2011, 2012, 2013, 2014, 2015 and thereafter, respectively.

5.	FRANCHISING AND MARKETING ACTIVITIES

Franchise fee revenue includes domestic initial franchise fees and international area development fees of $6 million, $6 million, and $12 million for the year ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively. In addition, franchise fee revenue is net of annual volume incentives provided to real estate franchisees of $24 million, $25 million and $34 million, respectively. The Company’s real estate franchisees may receive volume incentives on their royalty payments. Such annual incentives are based upon the amount of commission income earned and paid during a calendar year. Each brand has several different annual incentive schedules currently in effect.

The Company’s wholly-owned real estate brokerage services segment, NRT, continues to pay royalties to the Company’s franchise business; however, such amounts are eliminated in consolidation. NRT paid royalties to the Real Estate Franchise Services segment of $206 million for the year ended December 31, 2010, $202 million for the year ended December 31, 2009 and $237 million for the year ended December 31, 2008.

Marketing fees are generally paid by the Company’s real estate franchisees and are calculated based on a specified percentage of gross closed commissions earned on the sale of real estate, subject to certain minimum and maximum payments. Such fees are recorded within Other revenues on the accompanying Consolidated Statements of Operations. As provided for in the franchise agreements and generally at the Company’s discretion, all of these fees are to be expended for marketing purposes.

The number of franchised and company owned outlets in operation are as follows:

	(Unaudited) As of December 31,
	2010	2009	2008
Franchised:
Century 21®	7,955	7,711	8,501
ERA®	2,488	2,621	2,762
Coldwell Banker®	2,583	2,648	2,786
Coldwell Banker Commercial®	181	212	226
Sotheby’s International Realty®	531	470	480
Better Homes and Gardens® Real Estate	201	103	39

	13,939	13,765	14,794

Company Owned:
ERA®	11	11	28
Coldwell Banker®	669	676	722
Sotheby’s International Realty®	31	36	44
Corcoran®/Other	35	35	41

	746	758	835

The number of franchised and company owned outlets (in the aggregate) changed as follows:

	(Unaudited) For the Year Ended December 31,
	2010	2009	2008
Franchised:
Beginning balance	13,765	14,794	14,763
Additions	1,269	452	1,327
Terminations	(1,095)	(1,481)	(1,296)

Ending Balance	13,939	13,765	14,794

Company Owned:
Beginning balance	758	835	939
Additions	20	7	5
Closures	(32)	(84)	(109)

Ending Balance	746	758	835

As of December 31, 2010, there were an insignificant amount of franchise agreements that have been executed, but for which offices are not yet operating. Additionally, as of December 31, 2010, there were an insignificant number of franchise agreements pending termination.

In connection with ongoing fees the Company receives from its franchisees pursuant to the franchise agreements, the Company is required to provide certain services, such as training and marketing. In order to assist franchisees in converting to one of the Company’s brands or in franchise expansion, the Company may also, at its discretion, provide conversion notes to franchisees who are either new or who are expanding their operations. Prior to 2009, the Company issued development advance notes. Provided the franchisee meets certain minimum annual revenue thresholds during the term of the notes, and is in compliance with the terms of the franchise agreement, the amount of the note is forgiven annually in equal ratable amounts over the life of the franchise agreement. Otherwise, related principal is due and payable to the Company. The amount of such franchisee conversion notes and development advance notes were $85 million, net of $20 million of reserves, and $78 million, net of $28 million of reserves, at December 31, 2010 and 2009, respectively. These notes are principally classified within Other non-current assets in the Company’s Consolidated Balance Sheets. The Company recorded an income statement charge related to the forgiveness of these notes of $13 million, $13 million and $16 million for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively.

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of:

	December 31,
	2010	2009
Furniture, fixtures and equipment	$161	$167
Capitalized software	208	174
Building and leasehold improvements	127	121
Land	4	4

	500	466
Less: accumulated depreciation and amortization	(314)	(255)

	$186	$211

The Company recorded depreciation and amortization expense related to property and equipment of $86 million, $99 million and $122 million for the years ended December 31, 2010, 2009 and 2008, respectively.

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	December 31,
	2010	2009
Accrued payroll and related employee costs	$93	$78
Accrued volume incentives	17	18
Accrued commissions	15	19
Restructuring accruals	36	47
Deferred income	76	64
Accrued interest	112	125
Relocation services home mortgage obligations	16	—
Other	160	151

	$525	$502

8.	SHORT AND LONG-TERM DEBT

Total indebtedness is as follows:

	December 31,
	2010	2009
Senior Secured Credit Facility:
Revolving credit facility	$—	$—
Term loan facility	3,059	3,091
Second Lien Loans	650	650
Other bank indebtedness	163	—
Senior Notes (1)	1,688	1,686
Senior Toggle Notes (2)	468	416
Senior Subordinated Notes (3)	864	863
Securitization Obligations:
Apple Ridge Funding LLC	296	281
Cartus Financing Limited	35	—
U.K. Relocation Receivables Funding Limited	—	24

	$7,223	$7,011

(1)	Consists of $1,700 million of 10.50% Senior Notes due 2014, less a discount of $12 million.
(2)	Consists of $470 million of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $2 million.
(3)	Consists of $875 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $11 million.

Debt Exchange Offering, Senior Secured Credit Facility Amendment and First and a Half Lien Notes Offering

In January and February 2011, Realogy restructured its indebtedness by completing an unsecured senior note exchange offering, amending and extending its senior secured credit facility and completing the issuance of first and a half lien notes. See Note 20, “Subsequent Events” for additional information related to these refinancing transactions.

Senior Secured Credit Facility

In connection with the closing of the Merger on April 10, 2007, Realogy entered into a senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility (the facilities described in clauses (i), (ii) and (iii), collectively referred to as the “First Lien Facilities”), and (iv) a $650 million incremental (or accordion) loan facility.

Interest rates with respect to term loans under the senior secured credit facility are based on, at Realogy’s option, (a) adjusted LIBOR plus 3.0% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0% . The term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due upon the final maturity date.

Realogy’s senior secured credit facility provides for a six-year, $750 million revolving credit facility, which includes a $200 million letter of credit sub-facility and a $50 million swingline loan sub-facility. Realogy uses the revolving credit facility for, among other things, working capital and other general corporate purposes, including permitted acquisitions and investments. Interest rates with respect to revolving loans under the senior secured credit facility are based on, at the Company’s option, adjusted LIBOR plus 2.25% or ABR plus 1.25% in each case subject to reductions based on the attainment of certain leverage ratios.

Realogy’s senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is for: (1) the support of the Realogy’s obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Cendant’s contingent and other liabilities, Realogy voluntarily reduced the capacity of the facility to $257 million during the third quarter of 2010. At December 31, 2010, the $257 million of capacity is being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes. On January 5, 2011, the capacity of the synthetic letter of credit facility was reduced to $223 million.

Realogy’s loans under the First Lien Facilities (the “First Lien Loans”) are secured to the extent legally permissible by substantially all of the assets of the Company’s parent company, the Company and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

In late 2009, Realogy incurred $650 million of Second Lien Loans. The Second Lien Loans are secured by liens on the assets of Realogy and by the guarantors that secure the First Lien Loans. However, such liens are junior in priority to the First Lien Loans. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually in arrears with the first interest payment made on April 15, 2010. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

Realogy’s senior secured credit facility contains financial, affirmative and negative covenants and requires Realogy to maintain a senior secured leverage ratio not to exceed a maximum amount on the last day of each quarter. Specifically, Realogy’s total senior secured net debt to trailing twelve month EBITDA (as such terms are defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 5.0 to 1 on December 31, 2010. The ratio steps down to 4.75 to 1 on March 31, 2011 and thereafter. Total senior secured net debt does not include the Second Lien Loans, other bank indebtedness not secured by a first lien on Realogy or its subsidiaries’ assets, securitization obligations, First and a Half Lien Notes or the Unsecured Notes (as defined below). EBITDA, as defined in the senior secured credit facility, includes certain adjustments and also is calculated on a pro forma basis for purposes of calculating the senior secured leverage ratio. In this report, the Company refers to the term “Adjusted EBITDA” to mean EBITDA as so defined and calculated for purposes of determining compliance with the senior secured leverage covenant.

Based upon Realogy’s financial forecast, Realogy believes that it will continue to be in compliance with, or be able to avoid an event of default under, the senior secured leverage ratio and meet its cash flow needs during the next twelve months. While the housing market in 2010 showed signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, Realogy may be subject to additional pressure in maintaining compliance with its senior secured leverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—EBITDA and Adjusted EBITDA” for the detailed covenant calculation.

Realogy has the right to cure an event of default of the senior secured leverage ratio in three of any of the four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into Realogy. The effect of such infusion would be to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If Realogy is unable to maintain compliance with the senior secured leverage ratio and fails to remedy a default through an equity cure as described above, there would be an “event of default” under the senior secured credit agreement. Other events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control and cross-events of default on material indebtedness.

If an event of default occurs under the senior secured credit facility, and Realogy fails to obtain a waiver from the lenders, the Company’s financial condition, results of operations and business would be materially adversely affected. Upon the occurrence of an event of default under the senior secured credit facility, the lenders:

•	would not be required to lend any additional amounts to Realogy;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require Realogy to apply all of its available cash to repay these borrowings; or

•	could prevent Realogy from making payments on the Unsecured Notes;

any of which could result in an event of default under the Unsecured Notes and the Company’s Securitization Facilities.

If Realogy were unable to repay those amounts, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. Realogy and its guarantor subsidiaries have pledged the majority of their assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility were to accelerate the repayment of borrowings, then Realogy and its guarantor subsidiaries may not have sufficient assets to repay the senior secured credit facility and its other indebtedness, including the Unsecured Notes, or be able to borrow sufficient funds to refinance such indebtedness. Even if the Company is able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to the Company.

Other Bank Indebtedness

During the first six months of 2010, Realogy entered into five separate revolving credit facilities to borrow up to $155 million. These facilities bear interest at a weighted average rate of LIBOR plus 1.6% or 3% as of December 31, 2010. The facilities are subject to a minimum interest rate of LIBOR plus 1.4% and interest payments are payable either monthly or quarterly. In August 2010, Realogy entered into an additional revolving credit facility to borrow up to £5 million with an interest rate at the lender’s base rate plus 2.0% or 2.5% as of December 31, 2010. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31, 2010, Realogy has borrowed $163 million which is the total capacity of these facilities, $40 million of which was used to finance the Primacy acquisition in January 2010.

Unsecured Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes, $550 million of original aggregate principal amount of Senior Toggle Notes and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes. The Company refers to these notes collectively using the term “Existing Notes”.

The Senior Notes mature on April 15, 2014 and bear interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes mature on April 15, 2014. Interest is payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing Senior Toggle Notes (“PIK Interest”), or (3) 50% as Cash Interest and 50% as PIK Interest. After October 15, 2011, Realogy is required to make all interest payments on the Senior Toggle Notes entirely in cash. Cash interest on the Senior Toggle Notes will accrue at a rate of 11.00% per annum. PIK Interest on the Senior Toggle Notes will accrue at the Cash Interest rate per annum plus 0.75% . In the absence of an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy its interest payment obligations by issuing additional Senior Toggle Notes. This PIK Interest election is now the default election for future interest periods through October 15, 2011 unless Realogy notifies otherwise prior to the commencement date of a future interest period.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. Assuming that Realogy continues to utilize the PIK Interest option election through October 2011 and as a result of the reduction in the amount of Senior Toggle Notes outstanding following the Exchange Offers, Realogy would be required to repay approximately $14 million in April 2012 in accordance with the indenture governing the Senior Toggle Notes.

The 12.375% Senior Subordinated Notes mature on April 15, 2015 and bear interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

As of December 31, 2010, Realogy’s Existing Notes contained various covenants that limited Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of Realogy’s subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of Realogy’s assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase the Unsecured Notes and debt that is junior in right of payment to the Unsecured Notes.

As a result of the Debt Exchange Offering, Realogy amended the terms of the indentures governing the 10.50% Senior Notes and the Senior Toggle Notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures. Realogy also issued Extended Maturity Notes with substantially similar covenants as contained in the Existing Notes prior to such amendments as more fully described in Note 20, “Subsequent Events”.

The 10.50% Senior Notes and Senior Toggle Notes are guaranteed on an unsecured senior basis, and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The 10.50% Senior Notes and Senior Toggle Notes are also guaranteed on an unsecured senior subordinated basis, and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured junior subordinated basis, in each case, by Holdings.

Senior Toggle Note Exchange

On September 24, 2009, Realogy and certain affiliates of Apollo entered into an agreement with a third party pursuant to which Realogy exchanged approximately $221 million aggregate principal amount of Senior Toggle Notes held by it for $150 million aggregate principal amount of Second Lien Loans. The third party also sold the balance of the Senior Toggle Notes it held for cash to an affiliate of Apollo in a privately negotiated transaction and used a portion of the cash proceeds to participate as a lender in the Second Lien Loan transaction. The transaction with the third party closed concurrently with the initial closing of the Second Lien Loans. As a result of the exchange, the Company recorded a gain on the extinguishment of debt of $75 million.

Securitization Obligations

Realogy has secured borrowing arrangements through Apple Ridge Funding LLC and Cartus Financing Limited. These entities are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of Realogy’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay Realogy’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program, and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that Realogy receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations are collateralized by $393 million and $364 million of underlying relocation receivables and other related relocation assets at December 31, 2010 and 2009, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of Realogy’s securitization obligations are classified as current in the accompanying Consolidated Balance Sheets.

Interest incurred in connection with borrowings under these facilities amounted to $7 million for the year ended December 31, 2010, $12 million for the year ended December 31, 2009 and $46 million for the year ended December 31, 2008. This interest is recorded within net revenues in the accompanying Consolidated Statements of Operations as related borrowings are utilized to fund Realogy’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 2.4%, 2.3% and 4.9% for the year ended December 31, 2010, 2009 and 2008, respectively.

Apple Ridge Funding LLC

The Apple Ridge Funding LLC securitization program is a revolving program with a five-year term expiring in April 2012. This bankruptcy remote vehicle borrows from one or more commercial paper conduits and uses the proceeds to purchase the relocation assets. This asset-backed commercial paper program is guaranteed by the sponsoring financial institutions. This program is subject to termination at the end of the five-year agreement and, if not renewed, would amortize. The program has restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, the Unsecured Notes and other material indebtedness. Given the current economic conditions, there is an associated risk relating to compliance with the Apple Ridge securitization performance trigger relating to limits on “net credit losses” (the estimated losses incurred on securitization receivables that have been written off, net of recoveries of such receivables), as net credit losses may not exceed $750 thousand in any one month or $1.5 million in any trailing 12-month period. Realogy has not incurred any net credit losses in excess of these thresholds. These trigger events could result in an early amortization of this securitization obligation and termination of any further advances under the program.

Cartus Financing Limited

On August 19, 2010, Realogy through a special purpose entity, Cartus Financing Limited, entered into new agreements that provide for a £35 million revolving loan facility and a £5 million working capital facility. These facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in Realogy’s senior secured credit facility and indentures governing the Unsecured Notes. The £35 million facility has a term of five years and the £5 million working capital facility has a term of one year.

U.K. Relocation Receivables Funding Limited

On August 23, 2010, Realogy terminated the U.K. Relocation Receivables Funding Limited securitization program in its entirety. Historically, the U.K. Relocation Receivables Funding Limited securitization program was utilized to finance relocation receivables and related assets with certain U.K. government and corporate clients.

Available Capacity

As of December 31, 2010, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements is as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Revolving credit facility (1)	April 2013	$750	$—	$571
Term loan facility (2)	October 2013	3,059	3,059	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness (3)	Various	163	163	—
Senior Notes (4)	April 2014	1,700	1,688	—
Senior Toggle Notes (5)	April 2014	470	468	—
Senior Subordinated Notes (6)	April 2015	875	864	—
Securitization obligations: (7)
Apple Ridge Funding LLC	April 2012	500	296	204
Cartus Financing Limited (8)	Various	62	35	27

		$8,229	$7,223	$802

(1)	The available capacity under this facility was reduced by $179 million of outstanding letters of credit at December 31, 2010.
(2)	Total capacity has been reduced by the quarterly principal payments of 0.25% of the loan balance as required under this facility. The interest rate on the term loan facility was 3.29% at December 31, 2010.
(3)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, $5 million is due in April 2011, $50 million is due in June 2011, $50 million due November 2011, $50 million is due in January 2013 and $8 million due in May 2015.
(4)	Consists of $1,700 million of 10.50% Senior Notes due 2014, less a discount of $12 million.
(5)	Consists of $470 million of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $2 million.
(6)	Consists of $875 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $11 million.
(7)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(8)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

In January and February 2011, Realogy restructured its indebtedness by completing a senior note exchange offering, amending and extending the senior secured credit facility and completing the issuance of first and a half lien notes. See Note 20, “Subsequent Events” for a pro forma debt table and debt maturities table reflecting the refinancing transactions noted above as of December 31, 2010.

9.	EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

At December 31, 2010 and 2009, the accumulated benefit obligation of this plan was $135 million and $125 million, respectively, and the fair value of the plan assets were $91 million and $86 million, respectively, resulting in an unfunded accumulated benefit obligation of $44 million and $39 million, respectively, which is recorded in Other non-current liabilities in the Consolidated Balance Sheets. Participation in this plan was frozen as of July 1, 1997. The projected benefit obligation of this plan is equal to the accumulated benefit obligation as the majority of the employees participating in this plan are no longer accruing benefits.

The following tables show the changes in benefit obligation and plan assets for the defined benefit pension plan during the years ended:

	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$125	$116
Interest cost	7	7
Actuarial (gain) loss	11	9
Net benefits paid	(8)	(7)

Benefit obligation at end of year	135	125

Change in plan assets
Fair value of plan assets at beginning of year	$86	$80
Actual return on plan assets	10	11
Employer contribution	3	2
Net benefits paid	(8)	(7)

Fair value of plan assets at end of year	91	86

Underfunded at end of year	$(44)	$(39)

The weighted average assumptions that were used to determine the Company’s benefit obligation and net periodic benefit cost for the following years ended December 31 are:

	2010	2009
Discount rate for year-end obligation	5.20%	5.70%
Discount rate for net periodic pension cost	5.70%	6.30%
Expected long term return on assets for year-end obligation	7.50%	7.50%
Expected long-term return on assets for net periodic pension cost	7.50%	7.50%
Compensation increase	—	—

The net periodic pension cost for 2010 was approximately $3 million and is comprised of interest cost of approximately $7 million and the amortization of the actuarial net loss of $2 million offset by a benefit of $6 million for the expected return on assets. The net periodic pension cost for 2009 was approximately $3 million and is comprised of interest cost of approximately $7 million and the amortization of the actuarial net loss of $2 million offset by a benefit of $6 million for the expected return on assets. The estimated actuarial loss of approximately $3 million will be amortized from the accumulated other comprehensive income into net periodic pension cost in 2011.

Estimated future benefit payments as of December 31, 2010 are as follows:

Year	Amount
2011	$8
2012	8
2013	8
2014	8
2015	9
2016 thru 2020	46

The minimum funding required during 2011 is estimated to be $8 million.

The Company recognized a loss of $6 million and a loss of $1 million in other comprehensive income for the years ended December 31, 2010 and 2009, respectively. The total amount recognized in net periodic pension cost (benefit) and other comprehensive income was $9 million and $4 million for the years ended December 31, 2010 and 2009, respectively.

The amount in accumulated other comprehensive income not yet recognized as components of the periodic pension cost (benefit) is comprised of an actuarial loss of $34 million and $28 million as of December 31, 2010 and 2009, respectively.

It is the objective of the plan sponsor to maintain an adequate level of diversification to balance market risk, prudently invest to preserve capital and to provide sufficient liquidity under the plan. The assumption used for the expected long-term rate of return on plan assets is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Historic real return trends for the various asset classes in the class portfolio are combined with anticipated future market conditions to estimate the real rate of return for each class. These rates are then adjusted for anticipated future inflation to determine estimated nominal rates of return for each class.

The following table presents the fair values of plan assets by category as of December 31, 2010:

Asset Category	Quoted Price in Active Market for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total
Cash	$2	$—	$—	$2
Equity Securities:
U.S. large-cap funds	—	22	—	22
U.S. small-cap funds	—	5	—	5
International funds	—	7	—	7
Real estate fund	—	3	—	3
Fixed Income Securities:
Bond funds	—	52	—	52

Total	$2	$89	$—	$91

The following table presents the fair values of plan assets by category as of December 31, 2009:

Asset Category	Quoted Price in Active Market for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total
Cash	$1	$—	$—	$1
Equity Securities:
U.S. large-cap funds	—	20	—	20
U.S. small-cap funds	—	5	—	5
International funds	—	6	—	6
Real estate fund	—	3	—	3
Fixed Income Securities:
Bond funds	—	51	—	51

Total	$1	$85	$—	$86

OTHER EMPLOYEE BENEFIT PLANS

The Company also maintains post-retirement health and welfare plans for certain subsidiaries and a non-qualified pension plan for certain individuals. At December 31, 2010 and 2009, the related projected benefit obligation for these plans accrued on the Company’s Consolidated Balance Sheets (primarily within Other non-current liabilities) was $10 million and $10 million, respectively. The expense recorded by the Company in 2010 and 2009 was less than $1 million.

DEFINED CONTRIBUTION SAVINGS PLAN

The Company sponsors a defined contribution savings plan that provides certain eligible employees of the Company an opportunity to accumulate funds for retirement. Prior to mid-February 2008, the Company matched a portion of the contributions made by participating employees. In July 2010, the Company reinstated the match for a portion of the contributions made by participating employees. The Company’s cost for contributions to this plan was $2 million, $0 and $5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

10.	INCOME TAXES

The income tax provision consists of the following:

	For the Year Ended December 31,
	2010	2009	2008
Current:
Federal	$—	$(1)	$—
State	(3)	1	(6)
Foreign	5	8	6

	2	8	—
Deferred:
Federal	112	(45)	(308)
State	19	(13)	(72)

	131	(58)	(380)

Income tax expense (benefit)	$133	$(50)	$(380)

Pre-tax income (loss) for domestic and foreign operations consisted of the following:

	For the Year Ended December 31,
	2010	2009	2008
Domestic	$30	$(334)	$(2,308)
Foreign	6	24	17

Pre-tax income (loss)	$36	$(310)	$(2,291)

Current and non-current deferred income tax assets and liabilities, as of December 31, are comprised of the following:

	2010	2009
Current deferred income tax assets:
Accrued liabilities and deferred income	$78	$96
Provision for doubtful accounts	27	24
Cash flow hedges	—	3

	105	123
Less: valuation allowance	(11)	(18)

Current deferred income tax assets	94	105
Current deferred income tax liabilities:
Prepaid expenses	18	20

Current deferred income tax liabilities	18	20

Current net deferred income tax asset	$76	$85

	2010	2009
Non-current deferred income tax assets:
Net operating loss carryforwards	$663	$580
Alternative minimum tax credit carryforward	2	14
Foreign tax credit carryforwards	3	3
State tax credit carryforwards	1	1
Accrued liabilities and deferred income	32	47
Capital loss carryforward	32	32
Investment in joint venture	3	4
Minimum pension obligation	14	11
Cash flow hedges	7	7
Provision for doubtful accounts	7	10
Liability for unrecognized tax benefits	9	11
Other	4	2

	777	722
Less: valuation allowance	(107)	(106)

Non-current deferred income tax assets	670	616

Less:
Non-current deferred income tax liabilities:
Depreciation and amortization	1,553	1,376

Non-current net deferred income tax liability	$(883)	$(760)

As of December 31, 2010, the Company had gross federal and state net operating loss carryforwards of $1,634 million. The federal net operating loss carryforwards expire between 2025 and 2030 and the state net operating loss carryforwards expire between 2011 and 2030.

Management has determined that, based upon all available evidence, it is more likely than not that certain deferred tax assets will not be utilized in the foreseeable future and, as such, has recorded a corresponding valuation allowance. In assessing the valuation allowance at December 31, 2010 and 2009, the Company determined that a full valuation allowance was required on the net definite-lived deferred tax asset balance. The Company’s valuation allowance was $118 million and $124 million at December 31, 2010 and 2009, respectively.

The Company’s effective income tax rate differs from the U.S. federal statutory rate as follows:

	For the Year Ended December 31,
	2010	2009	2008
Federal statutory rate	35%	35%	35%
State and local income taxes, net of federal tax benefits	(6)	6	2
Net impact of IRS settlement	303	—	—
Foreign rate differential	14	—	—
Impairment of non-deductible goodwill	—	—	(18)
Net increase (decrease) in valuation allowance	23	(23)	(2)
Other	—	(2)	—

	369%	16%	17%

The majority of the rate differential reflects the impact of our former parent company’s IRS examination settlement. The settlement resulted in nontaxable book income related to the reversal of a portion of our legacy reserves as well as a reduction of certain deferred tax assets. The net tax impact of the IRS settlement reflects the federal and state tax impact of the reduction of deferred tax assets, net of valuation allowance ($109 million). The net increase in valuation allowance reflects the balance of the federal and state tax impact of current operations (loss for tax purposes) offset by a tax provision for the increase in deferred tax liabilities associated with indefinite-lived intangible assets.

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain.

Under the Tax Sharing Agreement with Cendant, Wyndham Worldwide and Travelport, the Company is generally responsible for 62.5% of certain payments made to the Internal Revenue Service (“IRS”) to settle claims with respect to tax periods ending on or prior to December 31, 2006 that relate to income taxes imposed on Cendant and certain of its subsidiaries, the operations (or former operations) of which were determined by Cendant not to relate specifically to the respective businesses of Realogy, Wyndham Worldwide, Avis Budget or Travelport. On July 15, 2010, Cendant and the IRS agreed to settle the previously disclosed IRS examination of Cendant’s taxable years 2003 through 2006. Pursuant to the IRS settlement, Tax Sharing Agreement and a letter agreement executed with Wyndham on July 15, 2010, Realogy agreed to pay a total of approximately $48 million, excluding estimated interest, to reimburse Cendant for a portion of the amount payable by Cendant to the IRS and Wyndham for certain tax credits used under the IRS settlement. In August 2010, Realogy paid $58 million, including interest, to Cendant and Wyndham.

At December 31, 2010, the due to former parent balance of $104 million is comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

With respect to any remaining residual legacy Cendant tax liabilities which remain after the IRS settlement, the Company and its former parent believe there is appropriate support for the positions taken on Cendant’s tax returns. Similarly, with respect to Realogy tax liabilities, the Company believes there is appropriate support for positions taken on its own tax returns. The liabilities that have been recorded represent the best estimates of the probable loss on certain positions and are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. However, the outcome of tax audits are inherently uncertain. Such tax audits and any related litigation, including disputes or litigation on the allocation of tax liabilities between parties under the Tax Sharing Agreement, could result in outcomes for the Company that are different from those reflected in the Company’s historical financial statements.

Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted the FASB guidance for accounting for uncertainty in income taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The adoption of this guidance on January 1, 2007 resulted in a $13 million increase in the liability for unrecognized tax benefits, including associated accrued interest and penalties and a corresponding decrease in retained earnings.

Upon adoption the total gross amount of unrecognized tax benefits were $17 million, of which $11 million would affect the Company’s effective tax rate, if recognized. The Company reflects changes in its liability for unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations. As of December 31, 2010, the Company’s gross liability for unrecognized tax benefits was $34 million, of which $26 million would affect the Company’s effective tax rate, if recognized. The Company does not expect that its unrecognized tax benefits will significantly change over the next 12 months.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively. Upon adoption the Company had approximately $3 million of interest accrued on unrecognized tax benefits. The Company recognized $2 million and $2 million, respectively, of accrued interest for the years ended December 31, 2008 and December 31, 2009, respectively and a reduction of $1 million for the year ended December 31, 2010. These amounts are included in interest expense in the Company’s Consolidated Statements of Operations.

The rollforward of unrecognized tax benefits are summarized in the table below:

Unrecognized tax benefits—January 1, 2008	$37
Gross decreases—tax positions in prior periods	(6)
Gross increases—current period tax positions	2
Settlements	(8)

Unrecognized tax benefits—December 31, 2008	$25

Gross increases—tax positions in prior periods	2
Gross increases—current period tax positions	3

Unrecognized tax benefits—December 31, 2009	$30

Gross increases—tax positions in current period	7
Reduction due to lapse of statute of limitations	(3)

Unrecognized tax benefits—December 31, 2010	$34

11.	RESTRUCTURING COSTS

2010 Restructuring Program

During the year ended December 31, 2010, the Company committed to various initiatives targeted principally at reducing costs and enhancing organizational efficiencies while consolidating existing processes and facilities. For the year ended December 31, 2010, the Company recognized $21 million of expense related to the 2010 restructuring plan.

Restructuring charges by segment for the year ended December 31, 2010 were as follows:

	Opening Balance	Expense Recognized and Other Additions		Cash Payments/ Other Reductions	Liability as of December 31, 2010
Real Estate Franchise Services	$—	$—		$—	$—
Company Owned Real Estate Brokerage Services	—	13		(7)	6
Relocation Services	—	4	(a)	(2)	2
Title and Settlement Services	—	3		(2)	1
Corporate and Other	—	2		—	2

	$—	$22		$(11)	$11

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.

The table below shows restructuring charges by category and the corresponding payments and other reductions for the year ended December 31, 2010:

	Personnel Related	Facility Related	Asset Impairments	Total
2010 Restructuring expense and other additions	$5	$16	$1	$22
Cash payments and other reductions	(4)	(6)	(1)	(11)

Balance at December 31, 2010	$1	$10	$—	$11

2009 Restructuring Program

During 2009, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating facilities. The Company recognized $74 million of restructuring expense in 2009 and the remaining liability at December 31, 2009 was $34 million.

The recognition of the 2009 restructuring charge and the corresponding utilization from inception to December 31, 2010 are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total
2009 Restructuring expense	$19	$46	$9	$74
Cash payments and other reductions	(17)	(14)	(9)	(40)

Balance at December 31, 2009	2	32	—	34
Cash payments and other reductions	(1)	(13)	—	(14)

Balance at December 31, 2010	$1	$19	$—	$20

2008 Restructuring Program

During 2008, the Company committed to restructuring activities targeted principally at reducing personnel related costs and consolidating facilities. At December 31, 2009, the remaining liability was $8 million. During the year ended December 31, 2010, the Company utilized $5 million of the remaining accrual resulting in a remaining accrual of $3 million related to future lease payments.

2007 Restructuring Program

During 2007, the Company committed to restructuring activities targeted principally at reducing personnel related costs and consolidating facilities. At December 31, 2009, the remaining liability was $3 million. During the year ended December 31, 2010, the Company utilized $2 million of the remaining accrual resulting in a remaining accrual of $1 million related to future lease payments.

2006 Restructuring Program

During 2006, the Company committed to restructuring activities targeted principally at reducing personnel related costs and consolidating facilities. At December 31, 2009, the remaining liability was $2 million. During the year ended December 31, 2010, the Company utilized $1 million of the remaining accrual resulting in a remaining accrual of $1 million related to future lease payments.

12.	STOCK-BASED COMPENSATION

Incentive Equity Awards Granted by Holdings

In connection with the closing of the Merger Transactions on April 10, 2007, Holdings adopted the Domus Holdings Corp. 2007 Stock Incentive Plan (the “Plan”) under which non-qualified stock options, rights to purchase shares of common stock, restricted stock and other awards settleable in, or based upon, common stock may be issued to employees, consultants or directors of Realogy. On November 13, 2007, the Holdings Board authorized an increase in the number of shares of Holdings common stock reserved for issuance under the Plan from 15 million shares to 20 million shares. In conjunction with the closing of the Merger Transactions on April 10, 2007, Holdings granted approximately 11.2 million of stock options in three separate tranches to officers and key employees and approximately 0.4 million of restricted stock to senior officers. On November 13, 2007, in connection with the appointment of Henry R. Silverman to non-executive Chairman of the Company, the Holdings Board granted Mr. Silverman an option to purchase 5 million shares of Holdings common stock at $10 per share with a per share fair value of $8.09 which was based upon the fair value of the Company on the date of grant. In general, one-half of the grant (the tranche A options) is subject to ratable vesting over five years, one quarter of the grant (the tranche B options) is “cliff” vested upon the achievement of a 20% internal rate of return (“IRR”) target and the remaining 25% of the options (the tranche C options) are “cliff” vested upon the achievement of a 25% IRR target. The realized IRR targets are measured based upon distributions made to the stockholders of Holdings. In addition, at April 10, 2007, 2.3 million shares were purchased under the Plan at fair value by senior management of the Company. During 2008, the Holdings Board granted 291,000 stock options and 9,000 shares of restricted stock to senior management employees and an independent director of the Company. No stock options were granted during 2009. As of December 31, 2010, the total number of shares available for future grant is approximately 2 million shares.

On November 8, 2010, Holdings concluded an offer to exchange certain stock options granted to employees for new stock options as described below.

Exchange of Stock Options Granted by Holdings

Each original option held by eligible employees was exchanged on a one-for-one basis for a new option with different terms. The original options had an exercise price of $10 per share and were 50% time vested (Tranche A) and 50% performance based awards (Tranche B & C). They were exchanged for all time vested new awards.

The new options were unvested on the date of grant and vest at a rate of 25% a year over a four-year period beginning July 1, 2010 with a 10-year contractual term beginning on the date of grant. The exercise price of 30% of the new options issued to the Senior Executives is $5.50 per share and the exercise price of all other new options issued is $0.83 per share, which represented the fair market value of Common Stock of Holdings as determined by its Compensation Committee as of the date of grant of the new options. On November 9, 2010, 10.16 million original options were tendered and exchanged for an equal number of new options and 5.05 million original options held by non-employees that were not eligible to participate in the exchange offer. The exchange resulted in an incremental stock compensation expense of $4 million which will be recognized over the four-year vesting period beginning July 1, 2010. The Company will continue to expense the remaining unrecognized stock compensation expense of $8 million related to the original tranche A options and restricted stock over their remaining vesting period.

The options were granted to employees and the non-executive Chairman at the estimated fair value at the date of issuance, with the following terms:

	2010 Options	2007 Option Tranches
		A	B	C
Weighted average exercise price	$1.79	$ 10.00	$10.00	$10.00
Vesting	4 years ratable	5 years ratable	(1)	(1)
Term of option	10 years	10 years	10 years	10 years

(1)	Tranche B and C vesting is based upon affiliates of Apollo and co-investors achieving specific IRR targets on their investment in the Company.

The fair value of the 2010 options and the tranche A options were estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions. Expected volatility was based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options were expected to be outstanding. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant, which corresponds to the expected term of the options.

The fair value of tranches B and C options was estimated on the date of grant using a lattice-based option valuation model. Expected volatility was based on historical volatilities of the same comparable companies. The expected term was estimated based on when certain IRR targets are projected to be met and when the options were expected to be exercised. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant, which corresponds to the expected term of the options.

The weighted average assumptions utilized to determine the value of the stock options are as follows:

	Options Granted In
	2010	2008	2007
Expected volatility	54.6%	33.8%	32.7%
Expected term (years)	6.25	6.7	6.9
Risk-free interest rate	1.5%	3.7%	4.5%
Dividend yield	—	—	—

Restricted Stock Granted by Holdings

One-half of the restricted stock granted to employees “cliff” vested in October 2008 and the remaining restricted stock “cliff” vested in April 2010. One-half of the restricted stock granted to a director “cliff” vested in August 2009 and the remaining restricted stock “cliff” vested in February 2011. Shares were granted at the fair market price of $10 which is the price paid by affiliates of Apollo and co-investors in connection with the purchase of Holdings shares on the date the merger was consummated.

Equity Award Activity

A summary of option and restricted share activity is presented below (number of shares in millions):

	2010 Options	Option Tranche			Restricted Stock
		A	B	C
Outstanding at January 1, 2008	—	8.08	4.04	4.04	0.45
Granted	—	0.17	0.06	0.06	0.01
Exercised	—	—	—	—	—
Vested	—	—	—	—	(0.23)
Forfeited	—	(0.29)	(0.14)	(0.14)	—

Outstanding at December 31, 2008	—	7.96	3.96	3.96	0.23
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Vested	—	—	—	—	—
Forfeited	—	(0.17)	(0.09)	(0.09)	—

Outstanding at December 31, 2009	—	7.79	3.87	3.87	0.23
Granted/(tendered for exchange)	10.16	(5.08)	(2.54)	(2.54)	—
Exercised	—	—	—	—	—
Vested	—	—	—	—	(0.23)
Forfeited	—	(0.14)	(0.07)	(0.07)	—

Outstanding at December 31, 2010	10.16	2.57	1.26	1.26	—

Exercisable at December 31, 2010	—	1.54	—	—	—

Weighted average remaining contractual term (years)	9.87	6.87	6.87	6.87
Weighted average exercise price	$1.79	$10.00	$10.00	$10.00
Weighted average grant date fair value per share:
2010	$0.37	$—	$—	$—	$—
2009	$—	$—	$—	$—	$—
2008	$—	$2.01	$1.61	$1.34	$10.00

	Options Vested	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Exercisable at December 31, 2010	1.54	$10.00	6.87 years	$—

As of December 31, 2010, there was $8 million of unrecognized compensation cost related to the remaining vesting period of the original tranche A options and restricted stock under the Plan, and $5 million of unrecognized compensation cost related to the original tranche B and C options that were not eligible for exchange. Unrecognized cost for the original tranche A and restricted stock will be recorded in future periods as compensation expense over a weighted average period approximately 1.4 years, and the unrecognized cost for tranche B and C options will be recorded as compensation expense when an IPO or significant capital transaction is probable of occurring. The unrecognized incremental compensation cost $3 million related to the exchange offer will be amortized over the remaining vesting period of 3.5 years.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense of $6 million, $7 million and $7 million related to incentive equity awards granted by Holdings for the year ended December 31, 2010, December 31, 2009 and December 2008, respectively.

13.	SEPARATION ADJUSTMENTS, TRANSACTIONS WITH FORMER PARENT AND SUBSIDIARIES AND RELATED PARTIES

Transfer of Cendant Corporate Liabilities and Issuance of Guarantees to Cendant and Affiliates

The Company has certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with Cendant and Wyndham Worldwide. These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is generally responsible for 62.5%. Upon Separation from Cendant, the amount of liabilities which were assumed by the Company approximated $843 million and were comprised of certain Cendant Corporate liabilities which were recorded on the historical books of Cendant as well as additional liabilities which were established for guarantees issued at the date of Separation related to certain unresolved contingent matters and certain others that could arise during the guarantee period. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. To the extent such recorded liabilities are in excess or are not adequate to cover the ultimate payment amounts, such deficiency or excess will be reflected in the results of operations in future periods.

The majority of the $843 million of liabilities allocated in 2006 was classified as due to former parent in the Consolidated Balance Sheet as the Company was indemnifying Cendant for these contingent liabilities and therefore any payments were typically made to the third party through the former parent. At December 31, 2009, the due to former parent balance was $505 million and the balance decreased to $104 million at December 31, 2010 primarily as a result of tax and other liability adjustments. At December 31, 2010, the due to former parent balance is comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

Transactions with PHH Corporation

In January 2005, Cendant completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax free distribution of 100% of the common stock of PHH to its stockholders. In connection with the spin-off, the Company entered into a venture, PHH Home Loans, with PHH for the purpose of originating and selling mortgage loans primarily sourced through the Company’s real estate brokerage and relocation businesses. The Company owns 49.9% of the venture. The Company entered into an agreement with PHH and PHH Home Loans regarding the operation of the venture. The Company also entered into a marketing agreement with PHH whereby PHH is the recommended provider of mortgage products and services promoted by the Company to its independently owned and operated franchisees and a license agreement with PHH whereby PHH Home Loans was granted a license to use certain of the Company’s real estate brand names. The Company also maintains a relocation agreement with PHH whereby PHH outsourced its employee relocation function to the Company and the Company subleases office space to PHH Home Loans.

In connection with these agreements, the Company recorded net revenues of $6 million, $6 million and $6 million, for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively. The Company recorded equity earnings (losses) of $28 million, $23 million and $(29) million for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively. In 2008, an impairment analysis was completed by PHH Home Loans. As a result of lower financial forecasts and a higher weighted average cost of capital, PHH Home Loans recorded an impairment charge for which the Company recorded its portion of the charge in equity (earnings) losses of unconsolidated entities of $31 million.

During the year ended December 31, 2010 and 2009, the Company received $25 million and $8 million, respectively, of cash dividends from PHH Home Loans. In 2008, the Company invested an additional $1 million of cash in PHH Home Loans.

The following presents the summarized financial information for PHH Home Loans:

	December 31,
	2010	2009
Balance sheet data:
Total assets	$449	$109
Total liabilities	367	32
Total members’ equity	82	77

	Year Ended December 31,
	2010	2009	2008
Statement of operations data:
Total revenues	$279	$252	$183
Total expenses	222	206	242
Net income (loss)	57	46	(59)

Related Party Transactions

On June 26, 2009, the Company entered into a Tax Receivable Prepayment Agreement (the “Prepayment Agreement”) with WEX, pursuant to which WEX simultaneously paid the Company the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to the Company under the TRA.

In June 2008, Affinion Group, Inc. entered into an Assignment and Assumption Agreement (“AAA”) with Avis Budget Group, Wyndham Worldwide and Realogy. Prior to this transaction, Avis Budget Group, Wyndham Worldwide and Realogy had provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. One-half of the loyalty program was deemed a contingent asset and contingent liability under the terms of the Separation Agreement, with Realogy being responsible for 62.5% of such half or 31.25% of the assets and liabilities under the entire program. Under the AAA, Affinion Group, Inc. assumed all of the liabilities and obligations of Avis Budget Group, Wyndham Worldwide and Realogy relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations and Realogy agreed to pay $8 million over a three year period as consideration for Affinion Group, Inc.’s assumption of Realogy’s proportionate share of the obligation.

The Company has entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. For the year ended December 31, 2010, December 31, 2009 and December 31, 2008, the Company has recognized revenue and expenses related to these transactions of approximately $1 million in the aggregate in each year.

14.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in claims, legal proceedings and governmental inquiries related to alleged contract disputes, business practices, intellectual property and other commercial, employment and tax matters. Examples of such matters include but are not limited to allegations: (i) concerning adverse impacts to franchisees related to purported changes made to the Century 21® system and its National Advertising Fund after the

Company acquired it in 1995, which is referred to elsewhere in this Annual Report as the “Cooper Litigation”; (ii) that the Company is vicariously liable for the acts of franchisees under theories of actual or apparent agency; (iii) by former franchisees, that franchise agreements were improperly terminated, (iv) that residential real estate agents engaged by NRT are potentially common law employees instead of independent contractors, and therefore may bring claims against NRT for breach of contract, wrongful discharge and negligent supervision and obtain benefits available to employees under various state statutes; (v) that NRT’s legal assistance program constitutes the illegal sale of insurance; (vi) concerning claims generally against the company-owned brokerage operations for negligence or breach of fiduciary duty in connection with the performance of real estate brokerage or other professional services; (vii) concerning claims generally against the title company contending that, as the escrow company, the company knew or should have known that a transaction was fraudulent and (viii) concerning claims for alleged RESPA violations including but not limited to claims concerning administrative fees under RESPA as well as the validity of sales associates indemnification. and administrative fees.

Frank K. Cooper Real Estate #1, Inc. v. Cendant Corp. and Century 21 Real Estate Corporation (N.J. Super. Ct. L. Div., Morris County, New Jersey). In 2002, Frank K. Cooper Real Estate #1, Inc. filed the Cooper Litigation against Cendant and Cendant’s subsidiary, Century 21. The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages or otherwise improperly charged expenses to the Century 21 advertising fund. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and the court lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, a notice of pendency of the action will be mailed to class members on March 4, 2011, and a summary of that notice will be published in various publications within 30 days of that mailing. Plaintiffs’ counsel has advised that it may file a motion requesting that notice be sent to all Century 21 franchisees during the class period, not solely those that meet the class definition. This case remains in its very early stages, with most of the effort in the past six months directed at class identification. Discovery on the merits is ongoing. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and the Company cannot provide assurances that such resolution will not have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

Legal—Cendant Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among Cendant, Realogy, Wyndham Worldwide and Travelport, each of Realogy, Wyndham Worldwide and Travelport have assumed certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses. In addition, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of Cendant or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham

Worldwide, Travelport and/or Cendant’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from Cendant. Such litigation includes the litigation described below.

CSI Investment et. al. v. Cendant et. al., (Case No. 1:00-CV-01422 (DAB-DFE) (S.D.N.Y.)) is a decade-old legacy Cendant litigation matter not related to real estate (“Credentials Litigation”). In July 2009, the trial court entered a satisfaction of judgment with respect to the entire Credentials Litigation subject to plaintiffs’ right to petition the Court for reasonable attorneys’ fees. In September 2009, the plaintiffs filed a motion requesting an aggregate of $33 million in attorneys’ fees and costs, comprised of $6 million in hourly fees and costs, a $25 million success fee and $2 million in prejudgment interest. In January 2010, the Court issued a summary order referring the matter to a Magistrate for a determination of the proper amount of attorneys’ fees. In December 2010 the parties settled the attorneys’ fee dispute and Cendant agreed to pay plaintiffs $8 million (62.5% of which was paid by Realogy to satisfy its percentage of the settlement amount). The Court entered a stipulation and order of dismissal of the matter on January 11, 2011.

***

The Company believes that it has adequately accrued for such legal matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. In addition, class action lawsuits can be costly to defend and depending on the class size and claims could be costly to settle. Lastly, there may be greater risk of unfavorable resolutions in the current economic environment due to various factors including the absence of other defendants (due to business failures) that may be the real cause of the liability and greater negative sentiment toward corporate defendants. As such, the Company could incur judgments or enter into settlements of claims with liability that are materially in excess of amounts accrued and these settlements could have a material adverse effect on the Company’s financial condition, results of operations or cash flows in any particular period.

Tax Matters

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and in recording the related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain.

Under the Tax Sharing Agreement with Cendant, Wyndham Worldwide and Travelport, the Company is generally responsible for 62.5% of tax liabilities that relate to income taxes imposed on Cendant and certain of its subsidiaries with respect to tax periods ending on or prior to December 31, 2006.

On July 15, 2010, Cendant and the IRS agreed to settle the previously disclosed IRS examination of Cendant’s taxable years 2003 through 2006. Pursuant to the IRS settlement, Tax Sharing Agreement and a letter agreement executed with Wyndham on July 15, 2010, Realogy agreed to pay a total of approximately $48 million, excluding estimated interest, to reimburse Cendant for a portion of the amount payable by Cendant to the IRS and Wyndham for certain tax credits used under the IRS settlement. In August 2010, Realogy paid $58 million, including interest, to Cendant and Wyndham.

At December 31, 2010, the due to former parent balance of $104 million is comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

With respect to the residual legacy Cendant tax liabilities which remain after giving effect to the IRS settlement, the Company and its former parent believe there is appropriate support for the positions taken on Cendant’s tax returns. Similarly, with respect to Realogy tax liabilities, the Company believes there is appropriate support for positions taken on its own tax returns. The liabilities that have been recorded represent the best estimates of the probable loss on certain positions. The Company believes that the accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter; however, the outcome of tax audits are inherently uncertain. Such tax audits and any related litigation, including disputes or litigation on the allocation of tax liabilities between parties under the Tax Sharing Agreement, could result in outcomes for the Company that are different from those reflected in the Company’s historical financial statements.

Contingent Liability Letter of Credit

On April 26, 2007, the Company established a $500 million standby irrevocable letter of credit for the benefit of Avis Budget Group in accordance with the Separation and Distribution Agreement and a letter agreement among the Company, Wyndham Worldwide and Avis Budget Group relating thereto. The Company utilized its synthetic letter of credit to satisfy the obligations to post the standby irrevocable letter of credit and support the Company’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to increase or decrease to reflect the then current estimate of Cendant contingent and other liabilities. On August 11, 2009, the letter of credit with Avis Budget Group was reduced from $500 million to $446 million primarily as a result of a reduction in contingent legal liabilities. In the third and fourth quarter of 2010, the Company entered into agreements with Avis Budget Group and Wyndham to further reduce the letter of credit, primarily due to the IRS tax settlement and other liability adjustments. As a result, the letter of credit was reduced from $446 million at December 31, 2009 to $123 million as of December 31, 2010.

Apollo Management Fee Agreement

In connection with the Merger Transaction, Apollo entered into a management fee agreement with the Company which allows Apollo and its affiliates to provide certain management consulting services to us through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to the Company from Apollo. The Company will pay Apollo an annual management fee for this service up to the sum of the greater of $15 million or 2.0% of the Company’s annual Adjusted EBITDA for the immediately preceding year, plus out-of-pocket costs and expenses in connection therewith. If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, the Company will agree to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its stockholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). The Company will agree to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement.

Escrow and Trust Deposits

As a service to the Company’s customers, it administers escrow and trust deposits which represent undisbursed amounts received for settlements of real estate transactions. With the passage of the Dodd-Frank Act in July 2010, deposits at FDIC-insured institutions are permanently covered up to $250,000. In addition, the

Dodd-Frank Act temporarily provides unlimited coverage for noninterest-bearing transaction accounts from December 31, 2010 through December 31, 2012. These escrow and trust deposits totaled approximately $190 million and $161 million at December 31, 2010 and December 31, 2009, respectively. These escrow and trust deposits are not assets of the Company and, therefore, are excluded from the accompanying Condensed Consolidated Balance Sheets. However, the Company remains contingently liable for the disposition of these deposits.

Leases

The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Future minimum lease payments required under noncancelable operating leases as of December 31, 2010 are as follows:

Year	Amount
2011	$143
2012	101
2013	64
2014	37
2015	25
Thereafter	24

$394

Capital lease obligations were $12 million net of $2 million of imputed interest at December 31, 2010 and $14 million net of $2 million of imputed interest at December 31, 2009.

The Company incurred rent expense as follows:

	For the Year Ended December 31,
	2010	2009	2008
Gross rent expense	$181	$195	$222
Less: Sublease rent income	3	3	3

Net rent expense	$178	$192	$219

Purchase Commitments and Minimum Licensing Fees

In the normal course of business, the Company makes various commitments to purchase goods or services from specific suppliers, including those related to capital expenditures. The purchase commitments made by the Company as of December 31, 2010 are approximately $77 million.

The Company is required to pay a minimum licensing fee to Sotheby’s which began in 2009 and continues through 2054. The annual minimum licensing fee is approximately $2 million per year. The Company is required to pay a minimum licensing fee to Meredith Corporation for the licensing of the Better Homes and Gardens Real Estate brand. Annual minimum licensing fee began in 2009 at $0.5 million increase to $4 million by 2014 and generally remains the same thereafter.

Future minimum payments as of December 31, 2010 are as follows:

Year	Amount
2011	$43
2012	22
2013	14
2014	8
2015	8
Thereafter	256

$351

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) use of derivatives, and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in derivative contracts, and (v) underwriters in debt security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

Other Guarantees/Indemnifications

In the normal course of business, the Company coordinates numerous events for its franchisees and thus reserves a number of venues with certain minimum guarantees, such as room rentals at hotels local to the conference center. However, such room rentals are paid by each individual franchisee. If the franchisees do not meet the minimum guarantees, the Company is obligated to fulfill the minimum guaranteed fees. Such guarantees in effect at December 31, 2010 extend into 2011 and the maximum potential amount of future payments that the Company may be required to make under such guarantees is approximately $15 million. The Company would only be required to pay this maximum amount if none of the franchisees conducted their planned events at the reserved venues. Historically, the Company has not been required to make material payments under these guarantees.

Insurance and Self-Insurance

At December 31, 2010 and 2009, the Consolidated Balance Sheets include approximately $61 million and $62 million, respectively, of liabilities relating to (i) self-insured risks for errors and omissions and other legal matters incurred in the ordinary course of business within the Company Owned Real Estate Brokerage Services segment, (ii) vacant dwellings and household goods in transit within the Relocation Services segment, and (iii) premium and claim reserves for the Company’s title underwriting business. The Company may also be subject to legal claims arising from the handling of escrow transactions and closings. The Company’s subsidiary, NRT, carries errors and omissions insurance for errors made during the real estate settlement process of $15 million in the aggregate, subject to a deductible of $1 million per occurrence. In addition, the Company carries an additional errors and omissions insurance policy for Realogy Corporation and its subsidiaries for errors made for real estate related services up to $35 million in the aggregate, subject to a deductible of $2.5 million per occurrence. This policy also provides excess coverage to NRT creating an aggregate limit of $50 million, subject to the NRT deductible of $1 million per occurrence.

The Company issues title insurance policies which provide coverage for real property mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, the Company’s insurance risk is limited to the first $5,000 of claims on any one policy. The title underwriter which the Company acquired in January 2006 typically underwrites title insurance policies of up to $1.5 million. For policies in excess of $1.5 million, the Company typically obtains a reinsurance policy from a national underwriter to reinsure the excess amount.

Fraud, defalcation and misconduct by employees are also risks inherent in the business. The Company is the custodian of cash deposited by customers with specific instructions as to its disbursement from escrow, trust and account servicing files. The Company maintains Fidelity insurance covering the loss or theft of funds of up to $30 million annually in the aggregate, subject to a deductible of $1 million per occurrence.

The Company also maintains self-insurance arrangements relating to health and welfare, workers’ compensation, auto and general liability in addition to other benefits provided to the Company’s employees. The accruals for these self-insurance arrangements totaled approximately $17 million and $18 million at December 31, 2010 and 2009, respectively.

15.	EQUITY (DEFICIT)

On April 10, 2007, Realogy completed the Merger Transactions with Apollo. All of Realogy’s issued and outstanding common stock is currently owned by Realogy’s parent, Intermediate, and all of the issued and outstanding common stock of Intermediate is owned by its parent, Holdings.

As a result of the Merger and related transactions, Realogy has 100 shares of common stock authorized and outstanding with a par value of $0.01 per share. In addition, Realogy has 100 shares of preferred stock authorized with no shares outstanding.

Accumulated Other Comprehensive Loss

The after-tax components of accumulated other comprehensive loss are as follows:

	Currency Translation Adjustments (1)	Minimum Pension Liability Adjustment	Unrealized Loss on Cash Flow Hedges	Accumulated Other Comprehensive Loss (2)
Balance at December 31, 2007	$1	$2	$(12)	$(9)
Current period change	(8)	(18)	(11)	(37)

Balance at December 31, 2008	(7)	(16)	(23)	(46)
Current period change	7	(1)	8	14

Balance at December 31, 2009	—	(17)	(15)	(32)
Current period change	—	(3)	5	2

Balance at December 31, 2010	$—	$(20)	$(10)	$(30)

(1)

Assets and liabilities of foreign subsidiaries having non-U.S.–dollar functional currencies are translated at exchange rates at the balance sheet dates. Revenues and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Operations.

(2)	As of December 31, 2010, the Company does not have any after-tax components of accumulated other comprehensive loss attributable to noncontrolling interests.

Realogy Statements of Equity (Deficit) for the year ended December 31, 2010, December 31, 2009 and December 31, 2008:

Total equity (deficit) for Realogy equals that of Holdings, but the components, common stock and additional paid-in capital are different. The table below presents information regarding the balances and changes in common stock and additional paid-in capital of Realogy for each of the three years ended December 31, 2010.

	Realogy Stockholder’s Equity
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total Equity (Deficit)
	Shares	Amount
Balance at January 1, 2008	—	$—	$2,006	$(797)	$(9)	$3	$1,203
Comprehensive loss:
Net loss	—	—	—	(1,912)	—	1
Currency translation adjustment, net of tax expense of less than $1	—	—	—	—	(8)	—
Unrealized loss on cash flow hedges, net of tax benefit of $8	—	—	—	—	(11)	—
Additional minimum pension liability, net of tax benefit of $12	—	—	—	—	(18)	—
Total comprehensive loss	—	—	—	—	—	—	(1,948)
Stock-based compensation related to Holdings awards	—	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2008	—	$—	$2,013	$(2,709)	$(46)	$2	$(740)
Comprehensive loss:
Net loss	—	$—	$—	$(262)	$—	$2
Currency translation adjustment, net of tax benefit of $4	—	—	—	—	7	—
Unrealized gain on cash flow hedges, net of tax expense of $5	—	—	—	—	8	—
Additional minimum pension liability, net of tax benefit of $1	—	—	—	—	(1)	—
Total comprehensive loss	—	—	—	—	—	—	(246)
Stock-based compensation related to Holdings awards	—	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2009	—	$—	$2,020	$(2,971)	$(32)	$2	$(981)

Comprehensive loss:
Net loss	—	$—	$—	$(99)	$—	$2
Unrealized gain on cash flow hedges, net of tax expense of $3	—	—	—	—	5	—
Additional minimum pension liability, net of tax benefit of $2	—	—	—	—	(3)	—
Total comprehensive loss	—	—	—	—	—	—	(95)
Stock-based compensation related to Holdings awards	—	—	6	—	—	—	6
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2010	—	$—	$2,026	$(3,070)	$(30)	$2	$(1,072)

Earnings (loss) per share attributable to Holdings:

Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Dilutive earnings per share is computed consistently with the basic computation while giving effect to all dilutive potential common shares and common share equivalents that were outstanding during the period. Holdings uses the treasury stock method to reflect the potential dilutive effect of unvested stock awards and unexercised options.

The Company was in a net loss position for each of the three years ended December 31, 2010 and therefore the impact of stock options and restricted stock were excluded from the computation of dilutive earnings (loss) per share because they were anti-dilutive. The number of stock options excluded from the computation was 15.3 million, 15.5 million, 15.9 million shares for the three years ended December 31, 2010, 2009, and 2008, respectively. The number of restricted stock shares excluded from the computation were none, 0.2 million, 0.2 million shares for the three years ended December 31, 2010, 2009, and 2008, respectively.

16.	RISK MANAGEMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

RISK	MANAGEMENT

The following is a description of the Company’s risk management policies.

Interest Rate Risk

At December 31, 2010, the Company had total long-term debt of $6,892 million, excluding $331 million of securitization obligations. Of the $6,892 million of long-term debt, the Company has $3,222 million of variable interest rate debt primarily based on 3-month LIBOR. The Company has entered into interest rate swaps to manage its exposure to changes in interest rates associated with its variable rate borrowings with varying expiration dates and an aggregate notional value of $425 million which effectively fixes the interest rate on that portion of variable interest rate debt. The remaining portion of the Company’s variable interest rate debt is subject to market rate risk, interest payments will fluctuate as underlying interest rates change as a result of market changes.

At December 31, 2010, the fair value of the Company’s long-term debt, excluding securitization obligations, approximated $6,697 million, which was determined based on quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount that could be realized in a current market exchange.

In the normal course of business, the Company borrows funds under its securitization facilities and utilizes such funds to generate assets on which it generally earns interest income. The Company does not believe it is exposed to significant interest rate risk in connection with these activities as the rate it incurs on such borrowings and the rate it earns on such assets are generally based on similar variable indices, thereby providing a natural hedge.

Credit Risk and Exposure

The Company is exposed to counterparty credit risk in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amounts at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

As of December 31, 2010, there were no significant concentrations of credit risk with any individual counterparty or groups of counterparties. The Company actively monitors the credit risk associated with the Company’s receivables.

Market Risk Exposure

The Company Owned Real Estate Brokerage Services segment, NRT, owns real estate brokerage offices located in and around large metropolitan areas in the U.S. NRT has more offices and realizes more of its revenues in California, Florida and the New York metropolitan area than any other regions of the country. For the year ended December 31, 2010, NRT generated approximately 27% of its revenues from California, 26% from the New York metropolitan area and 10% from Florida. For the year ended December 31, 2009, NRT generated approximately 27% of its revenues from California, 23% from the New York metropolitan area and 11% from Florida. For the year ended December 31, 2008, NRT generated approximately 27% of its revenues from California, 25% from the New York metropolitan area and 11% from Florida.

Derivative Instruments

The Company uses foreign currency forward contracts largely to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the Swiss Franc, British Pound, Euro and Canadian Dollar. The Company has elected not to utilize hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Condensed Consolidated Statements of Operations. However, the fluctuations in the value of these forward contracts generally offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. As of December 31, 2010 and December 31, 2009, the Company had outstanding foreign currency forward contracts with a fair value of less than $1 million and a notional value of $18 million and $15 million, respectively.

The Company enters into interest rate swaps to manage its exposure to changes in interest rates associated with its variable rate borrowings. The Company is utilizing pay fixed rate interest swaps (in exchange for floating LIBOR rate based payments) to perform this hedging strategy. The Company entered into two interest rate swaps in April 2007 with an aggregate notional value of $575 million to hedge the variability in cash flows resulting from the term loan facility. One swap, with a notional value of $350 million, expired in July 2010 and the other swap, with a notional value of $225 million, expires in July 2012. In June 2010, the Company entered into an additional interest rate swap with a notional value of $200 million to hedge the variability in cash flows resulting from the term loan facility. This swap is effective beginning in December 2010 and expires in December 2012. The derivatives are being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance and the unfavorable fair market value of the swaps of $10 million and $15 million, net of income taxes, has been recorded within Accumulated Other Comprehensive Income/(Loss) (“AOCI”) at December 31, 2010 and December 31, 2009, respectively. See Note 20, “Subsequent Events” for a discussion of amounts the company expects to reclassify to earnings from AOCI related to the Amendment to Senior Secured Credit Facility.

The fair value of derivative instruments is as follows:

Liability Derivatives		December 31, 2010 Fair Value	December 31, 2009 Fair Value
Designated as Hedging Instruments	Balance Sheet Location
Interest rate swap contracts	Other current liabilities	$—	$8
	Other non-current liabilities	17	17

		$17	$25

The effect of derivative instruments on earnings is as follows:

	Gain or (Loss) Recognized in Other Comprehensive Income		Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Gain or (Loss) Reclassified from AOCI into Income
Derivatives in Cash Flow Hedge Relationships	Year Ended December 31, 2010	Year Ended December 31, 2009		Year Ended December 31, 2010	Year Ended December 31, 2009
Interest rate swap contracts	$8	$13	Interest expense	$(19)	$(23)

		Gain or (Loss) Recognized in Income on Derivative
Derivative Instruments Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income for Derivative Instruments	Year Ended December 31, 2010	Year Ended December 31, 2009
Foreign exchange contracts	Operating expense	$(1)	$(1)

FAIR VALUE

Effective January 1, 2008, the Company adopted the FASB’s guidance for fair value measurements. The guidance clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements. The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

Level Input:	Input Definitions:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The availability of observable inputs can vary from asset to asset and is affected by a wide variety of factors, including, for example, the type of asset, whether the asset is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of financial instruments is generally determined by reference to quoted market values. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The fair value of interest rate swaps is determined based upon a discounted cash flow approach that incorporates counterparty and performance risk.

The following table summarizes fair value measurements by level at December 31, 2010 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (included in other non-current liabilities)	$—	$—	$17	$17
Deferred compensation plan assets (included in other non-current assets)	$1	$—	$—	$1

The following table summarizes fair value measurements by level at December 31, 2009 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (primarily included in other non-current liabilities)	$—	$—	$25	$25
Deferred compensation plan assets (included in other non-current assets)	2	—	—	2

The following table presents changes in Level III financial liabilities measured at fair value on a recurring basis:

Fair value at January 1, 2009	$38
Changes reflected in other comprehensive loss	(13)

Fair value at December 31, 2009	25
Changes reflected in other comprehensive loss	(8)

Fair value at December 31, 2010	$17

The following table summarizes the carrying amount of the Company’s indebtedness compared to the estimated fair value at:

	December 31, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Debt
Securitization obligations	$331	$331	$305	$305
Term loan facility	3,059	2,903	3,091	2,784
Second Lien Loans	650	720	650	699
Other bank indebtedness	163	163	—	—
Senior Notes	1,688	1,656	1,686	1,427
Senior Toggle Notes	468	449	416	341
Senior Subordinated Notes	864	806	863	668

17.	SEGMENT INFORMATION

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. In identifying its reportable segments, the Company also considers the nature of services provided by its operating segments. Management evaluates the operating results of each of its reportable segments based upon revenue and EBITDA, which is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for secured assets and obligations) and income taxes, each of which is presented in the Company’s Consolidated Statements of Operations. The Company’s presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenues (a) (b)
	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$560	$538	$642
Company Owned Real Estate
Brokerage Services	3,016	2,959	3,561
Relocation Services	405	320	451
Title and Settlement Services	325	328	322
Corporate and Other (c)	(216)	(213)	(251)

Total Company	$4,090	$3,932	$4,725

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2010, $213 million for the year ended December 31, 2009 and $251 million for the year ended December 31, 2008. Such amounts are eliminated through the Corporate and Other line.
(b)	Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2010, $34 million for the year ended December 31, 2009 and $42 million for the year ended December 31, 2008. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(c)	Includes the elimination of transactions between segments.

	EBITDA (a)(b)(c)
	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$352	$323	$(597)
Company Owned Real Estate
Brokerage Services	80	6	(269)
Relocation Services	109	122	(257)
Title and Settlement Services	25	20	(303)
Corporate and Other (d)	269	(6)	(23)

Total Company	$835	$465	$(1,449)

(a)	Includes $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments for the year ended December 31, 2010 compared to $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate) for the year ended December 31, 2009, $58 million of restructuring costs and $2 million of merger costs offset by a benefit of $20 million of former parent legacy costs for the year ended December 31, 2008.
(b)	2009 EBITDA includes a gain on the extinguishment of debt of $75 million.
(c)	2008 EBITDA includes an impairment charge of $1,789 million. The impairment charge impacted the Real Estate Franchise Services segment by $953 million, the Company Owned Real Estate Brokerage Services segment by $195 million, the Relocation Services segment by $335 million and the Title and Settlement Services segment by $306 million.
(d)	Includes the elimination of transactions between segments.

Provided below is a reconciliation of EBITDA to Net loss attributable to Holdings and Realogy:

	For the Year Ended December 31,
	2010	2009	2008
EBITDA	$835	$465	$(1,449)
Less:
Depreciation and amortization	197	194	219
Interest expense/(income), net	604	583	624

Income (loss) before income taxes	34	(312)	(2,292)
Income tax expense (benefit)	133	(50)	(380)

Net loss attributable to Holdings and Realogy	$(99)	$(262)	$(1,912)

Depreciation and Amortization

	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$78	$78	$77
Company Owned Real Estate Brokerage Services	44	56	78
Relocation Services	50	34	36
Title and Settlement Services	17	18	19
Corporate and Other	8	8	9

Total Company	$197	$194	$219

Segment Assets

	As of December 31,
	2010	2009
Real Estate Franchise Services	$5,262	$5,315
Company Owned Real Estate Brokerage Services	874	853
Relocation Services	1,404	1,252
Title and Settlement Services	277	271
Corporate and Other	212	350

Total Company	$8,029	$8,041

Capital Expenditures

	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$6	$6	$10
Company Owned Real Estate Brokerage Services	22	17	23
Relocation Services	8	7	6
Title and Settlement Services	6	6	7
Corporate and Other	7	4	6

Total Company	$49	$40	$52

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

	United States	All Other Countries	Total
On or for the year ended December 31, 2010
Net revenues	$3,990	$100	$4,090
Total assets	7,923	106	8,029
Net property and equipment	185	1	186

On or for the year ended December 31, 2009
Net revenues	$3,838	$94	$3,932
Total assets	7,978	63	8,041
Net property and equipment	210	1	211

On or for the year ended December 31, 2008
Net revenues	$4,628	$97	$4,725
Total assets	8,682	230	8,912
Net property and equipment	274	2	276

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Provided below is selected unaudited quarterly financial data for 2010 and 2009.

	2010
	First	Second	Third	Fourth
Net revenues
Real Estate Franchise Services	$122	$173	$138	$127
Company Owned Real Estate Brokerage Services	601	956	762	697
Relocation Services	76	106	122	101
Title and Settlement Services	65	86	84	90
Other (a)	(45)	(68)	(54)	(49)

	$819	$1,253	$1,052	$966

Income (loss) before income taxes, equity in earnings and noncontrolling interests (b)
Real Estate Franchise Services	$46	$103	$71	$55
Company Owned Real Estate Brokerage Services	(47)	64	8	(20)
Relocation Services	(8)	15	38	15
Title and Settlement Services	(10)	8	3	8
Other	(173)	143	(156)	(157)

	$(192)	$333	$(36)	$(99)

Net (loss) income attributable to Holdings and Realogy	$(197)	$222	$(33)	$(91)

Earnings (loss) per share attributable to Holdings (c):
Basic loss per share:	$(0.98)	$1.11	$(0.16)	$(0.45)
Diluted loss per share:	$(0.98)	$1.11	$(0.16)	$(0.45)

(a)	Represents the elimination of transactions primarily between the Real Estate Franchise Services segment and the Company Owned Real Estate Brokerage Services segment.
(b)	The quarterly results include the following:

•	Former parent legacy cost (benefit) of $5 million, $(314) million, $(6) million and $(8) million in the first, second, third and fourth quarters, respectively;

•	Restructuring charges of $6 million, $4 million, $2 million and $9 million in the first, second, third and fourth quarters, respectively; and

•	Merger costs of $1 million in the fourth quarter.

(c)	Basic and diluted EPS amounts in each quarter are computed using the weighted-average number of shares outstanding during that quarter, while basic and diluted EPS for the full year is computed using the weighted-average number of shares outstanding during the year. Therefore, the sum of the four quarters’ basic or diluted EPS may not equal the full year basic or diluted EPS. In the second quarter of 2010, the impact of unexercised options and unvested restricted stock were anti-dilutive and, accordingly, no unexercised options or unvested restricted stock were included in the calculation of diluted earnings per share based on the application of the treasury stock method.

	2009
	First	Second	Third	Fourth
Net revenues
Real Estate Franchise Services	$105	$143	$151	$139
Company Owned Real Estate Brokerage Services	491	764	896	808
Relocation Services	71	80	92	77
Title and Settlement Services	68	88	91	81
Other (a)	(38)	(57)	(61)	(57)

	$697	$1,018	$1,169	$1,048

Loss before income taxes, equity in earnings and non controlling interests (b)
Real Estate Franchise Services	$24	$66	$88	$67
Company Owned Real Estate Brokerage Services	(103)	1	28	(1)
Relocation Services	(8)	65	28	8
Title and Settlement Services	(10)	8	6	(1)
Other	(164)	(158)	(89)	(189)

	$(261)	$(18)	$61	$(116)

Net (loss) income attributable to Holdings and Realogy	$(259)	$(15)	$58	$(46)

Earnings (loss) per share attributable to Holdings (c):
Basic loss per share:	$(1.29)	$(0.07)	$0.29	$(0.23)
Diluted loss per share:	$(1.29)	$(0.07)	$0.29	$(0.23)

(a)	Represents the elimination of transactions primarily between the Real Estate Franchise Services segment and the Company Owned Real Estate Brokerage Services segment.
(b)	The quarterly results include the following:

•	Former parent legacy cost (benefit) of $4 million, $(46) million, $5 million and $3 million in the first, second, third and fourth quarters, respectively;

•	Restructuring charges of $34 million, $10 million, $15 million and $11 million in the first, second, third and fourth quarters, respectively; and

•	Merger costs of $1 million in the fourth quarter.

(c)	Basic and diluted EPS amounts in each quarter are computed using the weighted-average number of shares outstanding during that quarter, while basic and diluted EPS for the full year is computed using the weighted-average number of shares outstanding during the year. Therefore, the sum of the four quarters’ basic or diluted EPS may not equal the full year basic or diluted EPS. In the third quarter of 2009, the impact of unexercised options and unvested restricted stock were anti-dilutive and, accordingly, no unexercised options or unvested restricted stock were included in the calculation of diluted earnings per share based on the application of the treasury stock method.

19.	GUARANTOR/NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The following consolidating financial information presents the Consolidating Balance Sheets and Consolidating Statements of Operations and Cash Flows for: (i) Domus Holdings Corp. (“Holdings”); (ii) its direct wholly owned subsidiary Domus Intermediate Holdings Corp. (“Intermediate”); (iii) its indirect wholly owned subsidiary, Realogy Corporation (“Realogy”); (iv) the guarantor subsidiaries of Realogy; (v) the non-guarantor subsidiaries of Realogy; (vi) elimination entries necessary to consolidate Holdings, Intermediate, Realogy and the guarantor and non-guarantor subsidiaries; and (vii) the Company on a consolidated basis. The guarantor subsidiaries of Realogy are comprised of 100% owned entities. Guarantor and non-guarantor subsidiaries are 100% owned by Realogy, either directly or indirectly. Non-guarantor entities are comprised of securitization entities, foreign subsidiaries, unconsolidated entities, insurance underwriter subsidiaries and qualified foreign holding corporations. The guarantor and non-guarantor financial information is prepared using the same basis of accounting as the consolidated financial statements except for the investments in consolidated subsidiaries which are accounted for using the equity method.

Consolidating Statement of Operations

Year Ended December 31, 2010

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$2,965	$—	$—	$2,965
Service revenue	—	—	—	496	204	—	700
Franchise fees	—	—	—	263	—	—	263
Other	—	—	—	157	5	—	162

Net revenues	—	—	—	3,881	209	—	4,090

Expenses
Commission and other agent-related costs	—	—	—	1,932	—	—	1,932
Operating	—	—	—	1,086	155	—	1,241
Marketing	—	—	—	177	2	—	179
General and administrative	—	—	51	172	15	—	238
Former parent legacy costs (benefit), net	—	—	(323)	—	—	—	(323)
Restructuring costs	—	—	3	18	—	—	21
Merger costs	—	—	1	—	—	—	1
Depreciation and amortization	—	—	8	187	2	—	197
Interest expense / (income), net	—	—	597	7	—	—	604
Other (income) / expense, net	—	—	(1)	(5)	—	—	(6)
Intercompany transactions	—	—	5	(4)	(1)	—	—

Total expenses	—	—	341	3,570	173	—	4,084

Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(341)	311	36	—	6
Income tax expense (benefit)	—	—	(252)	383	2	—	133
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	(30)	—	(30)
Equity in (earnings) losses of subsidiaries	99	99	10	(62)	—	(146)	—

Net income (loss)	(99)	(99)	(99)	(10)	64	146	(97)
Less: Net income attributable to noncontrolling interests	—	—	—	—	(2)	—	(2)

Net income (loss) attributable to Holdings and Realogy	$(99)	$(99)	$(99)	$(10)	$62	$146	$(99)

Consolidating Statement of Operations

Year Ended December 31, 2009

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$2,884	$2	$—	$2,886
Service revenue	—	—	—	436	185	—	621
Franchise fees	—	—	—	273	—	—	273
Other	—	—	—	146	6	—	152

Net revenues	—	—	—	3,739	193	—	3,932

Expenses
Cmmission and other agent-related costs	—	—	—	1,850	—	—	1,850
Operating	—	—	—	1,135	128	—	1,263
Marketing	—	—	—	159	2	—	161
General and administrative	—	—	49	193	8	—	250
Former parent legacy costs (benefit), net	—	—	21	(55)	—	—	(34)
Restructuring costs	—	—	7	63	—	—	70
Merger costs	—	—	1	—	—	—	1
Depreciation and amortization	—	—	8	184	2	—	194
Interest expense / (income), net	—	—	580	3	—	—	583
Gain on extinguishment of debt	—	—	(75)	—	—	—	(75)
Other (income) / expense, net	—	—	2	—	1	—	3
Intercompany transactions	—	—	6	(5)	(1)	—	—

Total expenses	—	—	599	3,527	140	—	4,266

Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(599)	212	53	—	(334)
Income tax expense (benefit)	—	—	(173)	97	26	—	(50)
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	(24)	—	(24)
Equity in (earnings) losses of subsidiaries	262	262	(164)	(49)	—	(311)	—

Net income (loss)	(262)	(262)	(262)	164	51	311	(260)
Less: Net income attributable to noncontrolling interests	—	—	—	—	(2)	—	(2)

Net income (loss) attributable to Holdings and Realogy	$(262)	$(262)	$(262)	$164	$49	$311	$(262)

Consolidating Statement of Operations

Year Ended December 31, 2008

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non– Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$3,480	$3	$—	$3,483
Service revenue	—	—	—	551	186	—	737
Franchise fees	—	—	—	323	—	—	323
Other	—	—	—	186	(4)	—	182

Net revenues	—	—	—	4,540	185	—	4,725

Expenses
Commission and other agent-related costs	—	—	—	2,274	1	—	2,275
Operating	—	—	2	1,482	123	—	1,607
Marketing	—	—	1	204	2	—	207
General and administrative	—	—	41	183	12	—	236
Former parent legacy costs (benefit), net	—	—	(20)	—	—	—	(20)
Restructuring costs	—	—	2	56	—	—	58
Merger costs	—	—	1	1	—	—	2
Impairment of intangible assets, goodwill and investment in unconsolidated entities	—	—	—	1,739	50	—	1,789
Depreciation and amortization	—	—	9	208	2	—	219
Interest expense / (income), net	—	—	621	3	—	—	624
Other (income) / expense, net	—	—	(4)	(5)	—	—	(9)
Intercompany transactions	—	—	21	(20)	(1)	—	—

Total expenses	—	—	674	6,125	189	—	6,988

Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(674)	(1,585)	(4)	—	(2,263)
Income tax expense (benefit)	—	—	(228)	(143)	(9)	—	(380)
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	28	—	28
Equity in (earnings) losses of subsidiaries	1,912	1,912	1,466	24	—	(5,314)	—

Net income (loss)	(1,912)	(1,912)	(1,912)	(1,466)	(23)	5,314	(1,911)
Less: Net income attributable to noncontrolling interests	—	—	—	—	(1)	—	(1)

Net income (loss) attributable to Holdings and Realogy	$(1,912)	$(1,912)	$(1,912)	$(1,466)	$(24)	$5,314	$(1,912)

Consolidating Balance Sheet

As of December 31, 2010

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$69	$74	$51	$(2)	$192
Trade receivables, net	—	—	—	79	35	—	114
Relocation receivables	—	—	—	—	386	—	386
Relocation properties held for sale	—	—	—	21	—	—	21
Deferred income taxes	—	—	15	63	(2)	—	76
Intercompany note receivable	—	—	—	13	19	(32)	—
Other current assets	—	—	9	69	31	—	109

Total current assets	—	—	93	319	520	(34)	898
Property and equipment, net	—	—	21	162	3	—	186
Goodwill	—	—	—	2,611	—	—	2,611
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,909	—	—	2,909
Other intangibles, net	—	—	—	478	—	—	478
Other non-current assets	—	—	80	83	52	—	215
Investment in subsidiaries	(1,072)	(1,072)	8,014	152	—	(6,022)	—

Total assets	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$25	$168	$12	$(2)	$203
Securitization obligations	—	—	—	—	331	—	331
Intercompany note payable	—	—	—	19	13	(32)	—
Due to former parent	—	—	104	—	—	—	104
Revolving credit facility and current portion of long-term debt	—	—	132	55	7	—	194
Accrued expenses and other current liabilities	—	—	178	316	31	—	525
Intercompany payables	—	—	1,949	(1,962)	13	—	—

Total current liabilities	—	—	2,388	(1,404)	407	(34)	1,357
Long-term debt	—	—	6,698	—	—	—	6,698
Deferred income taxes	—	—	(614)	1,497	—	—	883
Other non-current liabilities	—	—	86	61	16	—	163
Intercompany liabilities	—	—	722	(722)	—	—	—

Total liabilities	—	—	9,280	(568)	423	(34)	9,101

Total equity (deficit)	(1,072)	(1,072)	(1,072)	8,014	152	(6,022)	(1,072)

Total liabilities and equity (deficit)	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Consolidating Balance Sheet

As of December 31, 2009

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non– Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$194	$24	$42	$(5)	$255
Trade receivables, net	—	—	—	77	25	—	102
Relocation receivables	—	—	—	(20)	354	—	334
Deferred income taxes	—	—	31	54	—	—	85
Intercompany note receivable	—	—	—	13	18	(31)	—
Other current assets	—	—	12	66	20	—	98

Total current assets	—	—	237	214	459	(36)	874
Property and equipment, net	—	—	23	184	4	—	211
Goodwill	—	—	—	2,577	—	—	2,577
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,976	—	—	2,976
Other intangibles, net	—	—	—	453	—	—	453
Other non-current assets	—	—	93	76	49	—	218
Investment in subsidiaries	(981)	(981)	8,022	116	—	(6,176)	—

Total assets	$(981)	$(981)	$8,375	$7,328	$512	$(6,212)	$8,041

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$11	$82	$8	$(5)	$96
Securitization obligations	—	—	—	—	305	—	305
Intercompany note payable	—	—	—	18	13	(31)	—
Due to former parent	—	—	505	—	—	—	505
Current portion of long-term debt	—	—	32	—	—	—	32
Accrued expenses and other current liabilities	—	—	180	295	27	—	502
Intercompany payables	—	—	1,712	(1,740)	28	—	—

Total current liabilities	—	—	2,440	(1,345)	381	(36)	1,440
Long-term debt	—	—	6,674	—	—	—	6,674
Deferred income taxes	—	—	(557)	1,317	—	—	760
Other non-current liabilities	—	—	82	51	15	—	148
Intercompany liabilities	—	—	717	(717)	—	—	—

Total liabilities	—	—	9,356	(694)	396	(36)	9,022

Total equity (deficit)	(981)	(981)	(981)	8,022	116	(6,176)	(981)

Total liabilities and equity (deficit)	$(981)	$(981)	$8,375	$7,328	$512	$(6,212)	$8,041

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(638)	$504	$24	$(8)	$(118)
Investing activities
Property and equipment additions	—	—	(7)	(41)	(1)	—	(49)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(17)	—	—	(17)
Proceeds from sale of assets	—	—	—	5	—	—	5
Purchase of certificates of deposit	—	—	—	—	(9)	—	(9)

Net cash provided by (used in) investing activities	—	—	(7)	(53)	(10)	—	(70)
Financing activities
Net change in revolving credit facility	—	—	100	35	7	—	142
Repayments made for term loan facility	—	—	(32)	—	—	—	(32)
Net change in securitization obligations	—	—	—	—	27	—	27
Intercompany dividend	—	—	—	—	(11)	11	—
Intercompany transactions	—	—	454	(428)	(26)	—	—
Other, net	—	—	(2)	(8)	(3)	—	(13)

Net cash provided by (used in) financing activities	—	—	520	(401)	(6)	11	124

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	1	—	1

Net (decrease) increase in cash and cash equivalents	—	—	(125)	50	9	3	(63)
Cash and cash equivalents, beginning of period	—	—	194	24	42	(5)	255

Cash and cash equivalents, end of period	$—	$—	$69	$74	$51	$(2)	$192

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(583)	$309	$650	$(35)	$341
Investing activities
Property and equipment additions	—	—	(4)	(36)	—	—	(40)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(5)	—	—	(5)
Change in restricted cash	—	—	—	—	(2)	—	(2)
Intercompany dividend	—	—	—	63	—	(63)	—
Intercompany note receivable	—	—	—	37	—	(37)	—

Net cash provided by (used in) investing activities	—	—	(4)	59	(2)	(100)	(47)
Financing activities
Net change in revolving credit facility	—	—	(515)	—	—	—	(515)
Proceeds from issuance of Second Lien Loans	—	—	500	—	—	—	500
Repayments made on term loan credit facility	—	—	(32)	—	—	—	(32)
Net change in securitization obligations	—	—	—	—	(410)	—	(410)
Debt issuance costs	—	—	(11)	—	—	—	(11)
Intercompany dividend	—	—	—	—	(96)	96	—
Intercompany note payable	—	—	—	—	(37)	37	—
Intercompany transactions	—	—	463	(364)	(99)	—	—
Other, net	—	—	(2)	(6)	(3)	—	(11)

Net cash provided by (used in) financing activities	—	—	403	(370)	(645)	133	(479)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	3	—	3

Net (decrease) increase in cash and cash equivalents			(184)	(2)	6	(2)	(182)
Cash and cash equivalents, beginning of period	—	—	378	26	36	(3)	437

Cash and cash equivalents, end of period	$—	$—	$194	$24	$42	$(5)	$255

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$—	$—	$(610)	$375	$313	$31	$109

Investing activities
Property and equipment additions	—	—	(6)	(44)	(2)	—	(52)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(12)	—	—	(12)
Proceeds from the sale of property and equipment	—	—	—	7	—	—	7
Proceeds related to corporate aircraft sale leaseback and termination	—	—	12	—	—	—	12
Proceeds from the sale of a joint venture	—	—	—	12	—	—	12
Investment in unconsolidated entities	—	—	—	(3)	(1)	—	(4)
Change in restricted cash	—	—	—	—	10	—	10
Intercompany note receivable	—	—	—	72	(17)	(55)	—
Other, net	—	—	—	—	4	—	4

Net cash provided by (used in) investing activities	—	—	6	32	(6)	(55)	(23)
Financing activities
Net change in revolving credit facility	—	—	515	—	—	—	515
Repayments made on term Loan credit facility	—	—	(32)	—	—	—	(32)
Note payment for 2006 acquisition of Texas American Title Company	—	—	—	(10)	—	—	(10)
Net change in securitization obligations	—	—	—	—	(258)	—	(258)
Intercompany dividend	—	—	—	—	(25)	25	—
Intercompany note payable	—	—	—	17	(72)	55	—
Intercompany transactions	—	—	384	(434)	50	—	—
Other, net	—	—	(5)	(10)	(1)	—	(16)

Net cash provided by (used in) financing activities	—	—	862	(437)	(306)	80	199

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	(1)	—	(1)

Net (decrease) increase in cash and cash equivalents	—	—	258	(30)	—	56	284
Cash and cash equivalents, beginning of period	—	—	120	56	36	(59)	153

Cash and cash equivalents, end of period	$—	$—	$378	$26	$36	$(3)	$437

20.	SUBSEQUENT EVENTS

Subsequent events are evaluated through the date of issuance of the Consolidated Financial Statements, which was April 1, 2011.

Refinancing Transactions

Debt Exchange Offering

On January 5, 2011, Realogy completed a private exchange offer relating to its outstanding Senior Notes, Senior Toggle Notes and Senior Subordinated Notes. Approximately $2,110 million aggregate principal amount were tendered for Convertible Notes, which are convertible at the holder’s option into Common Stock of Holdings and approximately $632 million aggregate principal amount were tendered for the Extended Maturity Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of 11.00% Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of 11.00% Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of 11.00% Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

In addition, upon receipt of the requisite consents from the holders of the Senior Notes and Senior Toggle Notes, Realogy amended the respective indentures governing the terms of such notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures.

The 11.00% Senior Notes and 12.00% Senior Notes are guaranteed on an unsecured senior basis, and the Convertible Notes and 13.375% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The 11.00% Senior Notes and 12.00% Senior Notes are also guaranteed on an unsecured senior subordinated basis, and the Convertible Notes and the 13.375% Senior Subordinated Notes are guaranteed on an unsecured junior subordinated basis, in each case, by Holdings.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of our existing unsecured indebtedness to 2017 and 2018, resulting in approximately $303 million aggregate principal amount of Existing Notes maturing in 2014 and 2015. In addition, pursuant to the terms of the indenture governing the terms of the Convertible Notes, the Convertible Notes are redeemable at the Company’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering as such term is defined in the indenture.

Realogy and Holdings have agreed to: (1) file a registration statement with the SEC, with respect to a registered offer to exchange each series of the Extended Maturity Notes for new exchange notes having terms substantially identical in all material respects to the Extended Maturity Notes of the applicable series (except that the new exchange notes will not contain terms with respect to additional interest or transfer restrictions) or (2) file a shelf registration statement with respect to resales of the Existing Maturity Notes.

Realogy and Holdings have also agreed to file a shelf registration statement with respect to resales of the outstanding Convertible Notes and Holdings’ Class A Common Stock issuable upon conversion of Realogy’s Convertible Notes.

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of our first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, which extensions resulted in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes together with cash on hand were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay the Company’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay the Company’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Realogy entered into interest rate swaps to manage a portion of its exposure to changes in interest rates associated with its variable rate borrowings. In order to complete the Senior Secured Credit Facility Amendment, Realogy was required to change the term loan facility interest rate from LIBOR to ABR for five days in early February 2011. Due to this change Realogy’s interest rate hedge was no longer considered effective in accordance with the FASB’s derivative and hedging guidance as the underlying terms of the hedging transaction did not match the interest rate utilized on the borrowings. As a result, in February 2011, Realogy dedesignated the hedge and reclassed $17 million from Accumulated other comprehensive loss to interest expense in the consolidated statement of operations.

Issuance of First and a Half Lien Notes

On February 3, 2011, we issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under its senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under its senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under its senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of its first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

Pro Forma Debt Table

The debt table below gives effect to the Refinancing Transactions as if they occurred on December 31, 2010.

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Non-extended revolving credit facility (1)	April 2013	$289	$—	$210
Extended revolving credit facility (1)	April 2016	363	$—	263
Non-extended term loan facility	October 2013	635	635	—
Extended term loan facility	October 2016	1,822	1,822	—
First and a Half Lien Notes	February 2019	700	700	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness (2)	Various	163	163	—
Existing Notes
10.50% Senior Notes	April 2014	64	64	—
11.00%/11.75% Senior Toggle Notes	April 2014	49	49	—
12.375% Senior Subordinated Notes (3)	April 2015	190	187	—
Extended Maturity Notes
11.50% Senior Notes (4)	April 2017	492	488	—
12.00% Senior Notes (5)	April 2017	130	129	—
13.375% Senior Subordinated Notes	April 2018	10	10	—
11.00% Convertible Notes	April 2018	2,110	2,110	—
Securitization obligations: (6)
Apple Ridge Funding LLC	April 2012	500	296	204
Cartus Financing Limited (7)	Various	62	35	27

		$8,229	$7,338	$704

(1)	As of December 31, 2010, there were no outstanding borrowings under the revolving credit facility. The available capacity under this facility was reduced by $79 million and $100 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively at December 31, 2010. On March 1, 2011, the Company had $60 million outstanding on the revolving credit facility.
(2)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, $5 million is due in April 2011, $50 million is due in June 2011, $50 million due November 2011, $50 million is due in January 2013 and $8 million due in May 2015. In February 2011, the Company repaid $55 million of outstanding borrowings under these revolving credit facilities that were due in April and June 2011.
(3)	Consists of $190 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $3 million.

(4)	Consists of $492 million of 11.50% Senior Notes due 2017, less a discount of $4 million.
(5)	Consists of $130 million of 12.00% Senior Notes due 2017, less a discount of $1 million.
(6)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(7)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

Pro Forma Debt Maturities

Aggregate maturities of debt on a pro forma basis to give effect to the Refinancing Transactions as of December 31, 2010, excluding $331 million of securitization obligations, are as follows:

Year	Amount
2011	$169
2012	6
2013	623
2014	113
2015	187
Thereafter	5,909

Total debt	7,007
Less: Current portion of long-term debt (1)	169

Long-term debt	$6,838

(1)	Current portion of long term debt includes $163 million of outstanding borrowings related to other bank indebtedness and $6 million related to the amortization of the Non-extended term loan facility.

Phantom Value Plan

On January 5, 2011, the Board of Directors of the Company approved the Realogy Corporation Phantom Value Plan (the “Phantom Value Plan”), which is intended to provide certain participants, including Realogy’s named executive officers, with an incentive to remain in the service of Realogy and to increase their interest in the success of Realogy and to receive compensation based upon Realogy’s success.

Under the Phantom Value Plan, each participant is eligible to receive a payment with respect to an Incentive Award in three series relating to the three series of Convertible Notes at such time and from time to time that Apollo receives cash upon the discharge or third-party sale of not less than $267,638,044 of the aggregate principal amount of all series of Plan Notes (or on any non-cash consideration into which any series of Plan Notes may have been exchanged or converted). The payment with respect to a particular series of an Incentive Award would be an amount which bears the same ratio to the dollar amount of the Incentive Award relating to such series as (i) the aggregate amount of cash received by Affiliate Holders upon discharge in whole or in part of the principal amount of a particular series of Plan Notes or upon the sale of all or a portion of the principal amount of a particular series of Plan Notes (or upon the discharge, sale, exchange or transfer of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted) bears to (ii) the aggregate principal amount of such series of Plan Notes held by Affiliate Holders on the date of grant of such Incentive Award. In addition, participants may be eligible to receive additional amounts based upon cash received by the Affiliate Holders pursuant to the terms of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted.

In the event that a payment is to be made with respect to an Incentive Award in conjunction with or subsequent to a qualified public offering of common stock of Realogy or its direct or indirect parent company, a participant may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards will be subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.

On each date the Affiliate Holders receive cash interest on the Plan Notes, participants may be granted stock options under the Holdings 2007 Stock Incentive Plan with an aggregate value (determined on a Black-Scholes basis) equal to an amount which bears the same ratio to the aggregate dollar amount of the participant’s Incentive Award as (i) the aggregate amount of cash interest received by Affiliate Holders on such date bears to (ii) the aggregate principal amount of the Plan Notes held by the Affiliate Holders on the date of grant of the Incentive Award. The stock option grants to Realogy’s CEO, however, would be limited to 50% of the foregoing stock option amount. Generally, each grant of stock options will have a three year vesting schedule, subject to the participant’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The stock options will have a term of 7.5 years.

Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant’s employment for any reason. The Incentive Awards also terminate 10 years following the date of grant.

On January 5, 2011, the Board of Directors of the Company made initial grants of Incentive Awards of approximately $21.8 million to certain executive officers of Realogy.

Amended and Restated Certificate of Incorporation

On January 5, 2011, pursuant to Holdings’ amended and restated certificate of incorporation, the common stock of Holdings was reclassified into Class A Common Stock and Class B Common Stock, with all of the existing common stock of Holdings’ common stock reclassified into shares of Class B Common Stock. Convertible Notes will be convertible to shares of Class A Common Stock upon conversion. Each share of Class A Common Stock will have one vote per share, and each share of Class B Common Stock will have five votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the Convertible Notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy.

As of January 5, 2011, Holdings has the authority to issue up to 4,500,000,000 shares, of which Holdings shall have the authority to issue 4,200,000,000 shares of Class A Common Stock, $0.01 par value, 250,000,000 shares of Class B Common Stock, $0.01 par value and 50,000,000 shares of Preferred Stock, $0.01 par value.

Independent Auditors’ Report

Members

PHH Home Loans, L.L.C.

Mt. Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of PHH Home Loans, L.L.C. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Philadelphia, Pennsylvania
March 18, 2011

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$40,681	$40,024
Restricted cash	5	5
Mortgage loans held for sale	383,701	59,801
Accounts receivable, net of allowance for doubtful accounts of $54 and $91	14,207	2,400
Property, equipment and leasehold improvements, net	905	772
Other assets	9,859	6,554

Total assets	$449,358	$109,556

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$19,547	$13,925
Debt	304,197	—
Due to affiliates, net	38,424	15,157
Other liabilities	4,849	2,542

Total liabilities	367,017	31,624

Commitments and contingencies (Note 8)	—	—
EQUITY
Capital	78,992	102,991
Retained earnings / (Accumulated deficit)	3,349	(25,059)

Total members’ equity	82,341	77,932

Total liabilities and equity	$449,358	$109,556

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2010	2009
Revenues
Fee income	$80,812	$114,267
Gain on mortgage loans, net	193,859	137,045
Interest income	9,945	4,983
Interest expense	(7,060)	(3,986)

Net interest income	2,885	997

Other income	1,281	1,370

Total revenues	278,837	253,679

Expenses
Salaries and related expenses	140,485	128,557
Occupancy and other office expenses	9,067	8,984
Depreciation and amortization	419	369
Allocated expenses (See Note 6)	38,368	41,869
Other operating expenses	33,307	27,513

Total expenses	221,646	207,292

Net income	$57,191	$46,387

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

	Capital	Retained Earnings / (Accumulated Deficit)	Total Members’ Equity
Balance at December 31, 2008	$120,013	$(70,810)	$49,203
Net income	—	46,387	46,387
Return of Capital	(17,022)	—	(17,022)
Dividends	—	(636)	(636)

Balance at December 31, 2009	102,991	(25,059)	77,932

Net income	—	57,191	57,191
Return of Capital	(21,712)	—	(21,712)
Dividends	—	(28,783)	(28,783)
Acquisition of PHH Preferred Mortgage (Note 6)	(2,287)	—	(2,287)

Balance at December 31, 2010	$78,992	$3,349	$82,341

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$57,191	$46,387
Adjustments to reconcile Net income to net cash (used in) provided by operating activities:
Depreciation and amortization	419	369
Origination of mortgage loans held for sale	(8,148,039)	(6,206,112)
Proceeds on sale of and payments from mortgage loans held for sale	7,893,926	6,309,911
Earnings in equity method investment	(511)	(705)
Net unrealized gain on mortgage loans held for sale and related derivatives	(71,345)	(9,468)
Amortization and write-off of debt issuance costs	1,702	1,111
Changes in related balance sheet accounts:
(Increase) decrease in accounts receivable, net	(11,807)	333
(Increase) decrease in other assets	(151)	5,292
Increase in accounts payable and accrued expenses	6,067	3,487
Increase (decrease) in other liabilities	567	(6,251)

Net cash (used in) provided by operating activities	(271,981)	144,354

Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(552)	(450)
Decrease in restricted cash	—	24,885
Payment for acquisition	(2,287)	—
Dividends on equity method investment	705	538

Net cash (used in) provided by investing activities	(2,134)	24,973

Cash flows from financing activities:
Net increase (decrease) in due to affiliates, net	23,267	(5,551)
Net increase (decrease) in short-term borrowings	304,193	(115,628)
Payment of debt issuance costs	(2,193)	(15)
Return of capital to members	(21,712)	(17,022)
Dividends	(28,783)	(636)

Net cash provided by (used in) financing activities	274,772	(138,852)

Net increase in Cash and cash equivalents	657	30,475
Cash and cash equivalents at beginning of period	40,024	9,549

Cash and cash equivalents at end of period	$40,681	$40,024

Supplemental Disclosure of Cash Flows Information:
Interest payments	$4,436	$3,530

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, Inc. (“Realogy”), formally Cendant Venture Partner. As of December 31, 2010 and 2009, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.

PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.

The consolidated financial statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

The acquisition of PHH Preferred Mortgage in 2010 was recorded using the pooling-of interests method and the financial information for all periods presented reflects the financial statements of the combined companies. See Note 6, “Due to Affiliates and Other Related Party Transactions” for further discussion of this transaction.

Unless otherwise noted, dollar amounts are presented in thousands.

CHANGES IN ACCOUNTING POLICIES

Fair Value Measurements.

In January 2010, the Financial Accounting Standards Board (the “FASB”) updated Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures to add disclosures for transfers in and out of level one and level two of the valuation hierarchy and to present separately information about purchases, sales, issuances and settlements in the reconciliation of assets and liabilities classified within level three of the valuation hierarchy. The updates to this standard also clarify existing disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Effective January 1, 2010, the disclosure provisions of the updates to ASC 820 were adopted for transfers in and out of level one and level two, level of disaggregation and inputs and valuation techniques used to measure fair value and are included in Note 12, “Fair Value Measurements”. Certain other updates to disclosures about the reconciliation of level three activities are effective for fiscal years and interim periods beginning after December 15, 2010, which will enhance the disclosure requirements and will not impact the Company’s financial position, results of operations or cash flows.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Receivables. In January 2011, the FASB issued ASU No. 2011-01, Deferral of the Effective Date of Disclosures about Trouble Debt Restructurings in Update No. 2010-20, an update to ASC 310, Receivables. Under the existing effective date in ASU No. 2010-20, companies would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The amendments in this update temporarily defer that effective date, enabling public entity creditors to provide those disclosures after the FASB clarifies the guidance for determining what constitutes a troubled debt restructuring. This amendment does not defer the effective date of the other disclosure requirements in ASU No. 2010-20 as discussed above. This update is effective immediately. The Company does not expect the adoption of ASU No. 2011-01 to have an impact on the Consolidated Financial Statements.

Business Combinations. In December 2010, the FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, an update to ASC 805, Business Combinations. This update amends ASC 805 to require a public entity that presents comparative financial statements to disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update also expand the supplemental pro-forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU No. 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU No. 2010-29 to have an impact on the Consolidated Financial Statements.

Revenue Recognition. In October 2009, the FASB issued ASU No. 2009-13, Multiple Deliverable Arrangements, an update to ASC 605, Revenue Recognition. This update amends ASC 605 for how to determine whether an arrangement involving multiple deliverables (i) contains more than one unit of accounting and (ii) how the arrangement consideration should be measured and allocated to the separate units of accounting. ASU No. 2009-13 is effective prospectively for arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of ASU No. 2009-13 to have an impact on the Consolidated Financial Statements.

REVENUE RECOGNITION

The Company’s operations include the origination (brokering or funding) and sale of residential mortgage loans. Fee income consists of income earned on all loan originations, brokered loan fees, application and underwriting fees, and fees on cancelled loans.

Gain on mortgage loans, net includes the realized and unrealized gains and losses on MLHS, as well as the changes in fair value of all loan-related derivatives, including IRLCs and freestanding loan-related derivatives. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related servicing.

Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier if factors indicate that the ultimate collectability of the principal or interest is not probable. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

INCOME TAXES

The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying financial statements.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale represent loans originated and held until sold to permanent market investors. Mortgage loans held for sale are measured at fair value on a recurring basis.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Estimated useful lives range from 1 to 5 years for leasehold improvements, 3 to 5 years for capitalized software, and 3 to 7 years for furniture, fixtures and equipment.

FAIR VALUE

A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The valuation hierarchy is based upon the relative reliability and availability to market participants of inputs for the valuation of an asset or liability as of the measurement date. When the valuation technique used in determining fair value of an asset or liability utilizes inputs from different levels of the hierarchy, the level within which the measurement in its entirety is categorized is based upon the lowest level input that is significant to the measurement in its entirety. The valuation hierarchy consists of the following levels:

Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.

Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.

Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.

Fair value is based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. Unobservable inputs are used when observable inputs are not available and are based upon judgments and assumptions, which are the Company’s assessment of the assumptions market participants would use in pricing the asset or liability, which may include assumptions about risk, counterparty credit quality, the Company’s creditworthiness and liquidity and are developed based on the best information available.

When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses recorded include changes in fair value determined by observable factors.

Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three as of the beginning of the period that the change occurs.

SUBSEQUENT EVENTS

Subsequent events are evaluated through the date of issuance of the Consolidated Financial Statements, which was March 18, 2011.

2.	ACCOUNTS RECEIVABLE

Accounts receivable, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Receivables related to loan sales and brokered loans	$12,038	$1,669
Amounts due from corporate customers	1,757	541
Other	466	281

Accounts receivable, gross	14,261	2,491
Allowance for doubtful accounts	(54)	(91)

Accounts receivable, net	$14,207	$2,400

3.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Furniture, fixtures and equipment	$2,625	$2,170
Leasehold improvements	362	362
Capitalized software	529	432

Property, equipment and leasehold improvements, gross	3,516	2,964
Accumulated depreciation	(2,611)	(2,192)

Property, equipment and leasehold improvements, net	$905	$772

4.	OTHER ASSETS

Other assets consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Derivative assets	$5,851	$2,994
Equity method investment	2,632	2,826
Debt issuance costs	491	—
Security deposits	450	173
Prepaid expenses	266	449
Other	169	112

Other assets	$9,859	$6,554

5.	DEBT

The Company’s debt represents asset-backed variable-rate warehouse facilities to support the origination of mortgage loans, and provide creditors a collateralized interest in specific mortgage loans that meet the eligibility requirements under the facility during the warehouse period. Repayment of the facilities typically comes from the sale of the loans to permanent investors. The following summarizes the components of indebtedness, facility expiration dates, and assets held as collateral that are not available to pay the Company’s general obligations:

	December 31, 2010
	Balance	Capacity	Interest Rate (1)	Expiration Date	Mortgage Loans Held For Sale Collateral
	($ in thousands)
CSFB Warehouse Line	$229,209	$325,000	2.57%	5/25/2011	$242,002
Ally Bank Repurchase Facility	74,988	150,000	4.15%	3/30/2011	89,261

Total	$304,197	$475,000			$331,263

(1)	Represents the stated interest rate as of December 31, 2010.

As of December 31, 2009, the Company has no Debt amounts outstanding. As of December 31, 2010, the fair value of Debt was $304.2 million.

On May 26, 2010, the Company entered into a $150 million committed 364-day variable-rate mortgage repurchase facility with Credit Suisse First Boston Mortgage Capital, LLC pursuant to a master repurchase agreement. Effective December 17, 2010, the committed amount of the repurchase facility was increased to $325 million.

On April 8, 2010, the Company entered into a $150 million 356-day variable-rate committed mortgage repurchase facility with Ally Bank pursuant to a master repurchase agreement and certain related agreements.

Certain debt arrangements require the maintenance of certain financial ratios and contain affirmative and negative covenants, including, but not limited to, liquidity maintenance, net worth maintenance, and limitations on certain transactions with affiliates. As of December 31, 2010, the Company was in compliance with all of its financial covenants related to its debt arrangements.

6.	DUE TO AFFILIATES AND OTHER RELATED PARTY TRANSACTIONS

Due to affiliates, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Due to PHH Corporation	$26,181	$10,494
Due to other PHH affiliates	11,754	4,663
Subordinated Intercompany Line of Credit	489	—

Total	$38,424	$15,157

Due to PHH Corporation represents amounts payable for payroll processing and funding, as PHH provides administrative payroll services to the Company. All amounts due to PHH, other than the intercompany line of credit are settled, on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH’s wholly-owned title and appraisal services company as well as amounts due to PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under a Management Services Agreement as further discussed below. The Subordinated Intercompany Line of Credit is described in detail below.

On October 5, 2010, the Company acquired PHH Preferred Mortgage, a mortgage broker in the residential market. The entity was acquired from Coldwell Banker Preferred, an unrelated third party, and PHH Broker Partner Corporation, a subsidiary of PHH Mortgage. The Company paid $2.3 million associated with the acquisition, with $1.9 million paid to Coldwell Banker Preferred and $0.4 million paid to PHH Broker Partner.

Agreement with PHH Corporation

The Company has entered into a Subordinated Intercompany Line of Credit agreement with PHH Corporation with $100 million capacity. This indebtedness is unsecured and is subordinate to the asset-backed debt facilities. The Company and PHH entered into the subordinated financing to increase the Company’s borrowing capacity to fund MLHS and support the tangible net worth requirements of the asset-backed debt facilities.

As of December 31, 2010, the Company has no debt outstanding, and $0.5 million of interest payable under the Subordinated Intercompany Line of Credit.

Agreements with PHH Mortgage

Management Services Agreement

The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

•	Product support services

•	General and administrative services

•	IT administrative services

The Company receives the benefit of these services from PHH Mortgage. During the years ended December 31, 2010 and 2009, the expense for these services was $37.4 million and $40.9 million as recorded in Allocated expenses in the Consolidated Statement of Operations.

Loan Purchase Agreement

The Company has entered into a loan purchase agreement with PHH Mortgage, whereby it has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined at the time the Company issues the commitment to the borrower. This agreement had the following impact on the financial position and results of operation or cash flows:

•	During 2010 and 2009, the Company sold or brokered $7.9 billion and $11.1 billion, respectively, of mortgage loans to PHH Mortgage.

•	For the years ended December 31, 2010 and 2009, $28.7 million and $67.3 million, respectively, of broker fees were recognized within Fee income in the Consolidated Statement of Operations.

•	Gains of $77.1 million and $92.1 million were recognized for the years ended December 31, 2010 and 2009 respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations.

•	As of December 31, 2010, the Company had outstanding commitments with PHH Mortgage to sell or broker loans totaling $642 million.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value (which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.

Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.

Sublease Agreement

See Note 10 – Leases for further information regarding lease agreements with PHH Mortgage.

Arrangements with Realogy

Trademark License Agreement

The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted the Company exclusive rights to use certain trademarks. Under the terms of the agreement, Realogy remains the owner of the trademarks; however, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•

a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.

A “Regulatory Event” means a situation in which (a) the Company becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to the Company, and (b) such regulatory order or proceeding prevents or materially impairs the Company’s ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid pursuant to the LLC Operating Agreement; provided, however, that a “Regulatory Event” does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that the Company is unable to cure the resulting circumstances described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.

In the case of a change in control of PHH, Realogy may terminate the LLC Operating Agreement. In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH. Upon Realogy’s termination of the agreement, Realogy will have the option either to (i) require that PHH purchase Realogy’s interest in the Company, (ii) require PHH to sell its interest in the Company to Realogy or its designee. The fair value of the purchase or sale of interests in the company upon Realogy’s termination will be determined in accordance with the LLC Operating Agreement, and in certain cases, liquidated damages will be paid.

Shared Office Space Agreement

See Note 10 – Leases for further information regarding lease agreements with Realogy.

7.	DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

Derivative instruments are used as part of the overall strategy to manage exposure to market risks primarily associated with fluctuations in interest rates, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on mortgage loans held for sale and related commitments. The Company also has exposure to LIBOR due to its impact on variable-rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the risk associated with mortgage loans held for sale and interest rate lock commitments. As a matter of policy, derivatives are not used for speculative purposes. The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:

Interest Rate Lock Commitments. Interest rate lock commitments (“IRLCs”) represent an agreement to extend credit to a mortgage loan applicant, or an agreement to purchase a loan from a third-party originator, whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. Loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. The Company uses best efforts commitments to substantially eliminate these risks. Historical commitment-to-closing ratios are considered to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.

Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its Mortgage loans held for sale from the loan funding date until the date the loan is sold. Best efforts commitments which fix the forward sales price that will be realized in the secondary market are used to eliminate the interest rate and price risk to the Company.

See Note 12, “Fair Value Measurements” for additional information regarding IRLCs, mortgage loans, and related sale commitments.

Derivative instruments are measured at fair value on a recurring basis and are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2010 and 2009.

The following table presents the balances of outstanding derivatives:

	December 31, 2010			December 31, 2009
	Asset Derivatives	Liability Derivatives	Notional	Asset Derivatives	Liability Derivatives	Notional
	(In thousands)
Interest rate lock commitments	$3,217	$1,128	$614,199	$1,358	$480	$455,787
Best efforts sale commitments	2,634	1,228	990,235	1,636	133	514,030

Fair value of derivative instruments	$5,851	$2,356		$2,994	$613

The following table summarizes the amounts recorded in Gain on mortgage loans, net in the Consolidated Statements of Operations for derivative instruments not designated as hedging instruments:

	December 31,
	2010	2009
	(In thousands)
Interest rate lock commitments	$93,336	$41,988
Best Efforts Sale commitments	(30,419)	7,029

Total derivative instruments	$62,917	$49,017

8.	COMMITMENTS AND CONTINGENCIES

Loan Related Commitments

At December 31, 2010, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $798 million and best efforts commitments to sell loans amounting to $1.2 billion. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations.

Pending Litigation

The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on its consolidated financial position or results of operations.

9.	BENEFIT PLANS

Employees of the Company are participants in a defined contribution plan. For the years ended December 31, 2010 and 2009, defined contribution plan expenses of $2.5 million and $2.4 million, respectively, were recognized in Salaries and related expenses in the Consolidated Statements of Operations.

10.	LEASES

The Company leases space from related parties, and recognized expense amount in the Consolidated Statement of Operations related to these agreements as follows:

•	For the years ended December 31, 2010 and 2009, expense was recognized related to office space leased from PHH Mortgage, of $1.0 million for both years, in Allocated expenses.

•

For the years ended December 31, 2010 and 2009, expense was recognized related to office space leased from Realogy affiliates, of $1.6 million and $1.8 million, respectively, in Occupancy and other office expenses.

Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2017. For the years ended December 31, 2010 and 2009, total rental expense for premises and equipment amounted to $5.5 million and $5.4 million, respectively.

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:

Future Minimum Lease Obligations
(In thousands)
2011	$2,784
2012	2,346
2013	1,257
2014	1,134
2015	1,038
Thereafter	407

$8,966

11.	CONCENTRATIONS OF CREDIT RISK

During the current period, the Company had operating cash deposited with banks in excess of federally insured limits.

The Company originates mortgage loans in 49 states sourced through Realogy-owned real estate offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. During 2010 and 2009, 77% and 71%, respectively, of originated and brokered loans were derived from sources related to Realogy.

The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.

12.	FAIR VALUE MEASUREMENTS

As of December 31, 2010 and 2009, all financial instruments were either recorded at fair value or the carrying value approximated fair value, with the exception of Debt. See Note 5, “Debt” for the fair value of Debt as of December 31, 2010. For financial instruments that were not recorded at fair value as of December 31, 2010 and 2009, such as Cash and cash equivalents and Restricted cash and cash equivalents, the carrying value approximates fair value due to the short-term nature of such instruments. The incorporation of counterparty credit risk did not have a significant impact on the valuation of assets and liabilities recorded at fair value on a recurring basis as of December 31, 2010 or 2009.

See Note 1, “Summary of Significant Accounting Policies” for a description of the valuation hierarchy of inputs used in determining fair value measurements. The Company does not have any assets or liabilities that are measured at fair value on a non-recurring basis.

For assets and liabilities measured at fair value on a recurring basis, the valuation methodologies, significant inputs, and classification pursuant to the valuation hierarchy are as follows:

Mortgage Loans Held for Sale. Mortgage loans held for sale are generally classified within Level Two of the valuation hierarchy.

For Level Two mortgage loans held for sale (“MLHS”), fair value is estimated using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. The Agency mortgage-backed security market is a highly liquid and active secondary market for conforming conventional loans whereby quoted prices exist for securities at the pass-through level, which are published on a regular basis.

For Level Three MLHS, fair value is estimated utilizing either a discounted cash flow model or underlying collateral values. For MLHS valued using underlying collateral values as of December 31, 2010 and 2009, an adjustment was made for a pricing discount based on the most recent observable price in an active market.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity:

	December 31, 2010		December 31, 2009
	Total	Loans 90 or more days past due and on non-accrual status	Total	Loans 90 or more days past due and on non-accrual status
	(In thousands)
Mortgage loans held for sale:
Carrying amount	$383,701	$610	$59,801	$716
Aggregate unpaid principal balance	377,403	1,107	59,321	1,109

Difference	6,298	(497)	480	(393)

The following table summarizes the components of Mortgage loans held for sale:

	December 31, 2010	December 31, 2009
	(In thousands)
First mortgages:
Conforming (1)	$354,638	$58,923
Non-conforming	27,946	—

Total first mortgages	382,584	58,923

Second lien	171	162
Scratch and Dent (2)	758	716
Other	188	—

Total	$383,701	$59,801

(1)	Represents mortgage loans that conform to the standards of the government-sponsored entities.
(2)	Represents mortgages with origination flaws or performance issues.

Derivative Instruments. Derivative instruments are classified within Level Two and Level Three of the valuation hierarchy.

Best Efforts Commitments: Best efforts commitments are classified within Level Two of the valuation hierarchy. Best efforts commitments fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Best efforts sales commitments are entered into for loans at the time the borrower commitment is made. These best efforts sales commitments are valued using the committed price to the counterparty against the current market price of the interest rate lock commitment or mortgage loan held for sale.

Interest Rate Lock Commitments: Interest rate lock commitments (“IRLCs”) are classified within Level Three of the valuation hierarchy. IRLCs represent an agreement to extend credit to a mortgage loan applicant, or an agreement to purchase a loan from a third-party originator, whereby the interest rate on the loan is set prior to funding. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, including the expected net future cash flows related to servicing the mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) an adjustment to reflect the estimated percentage of IRLCs that will result in a closed mortgage loan (or “pullthrough”). The estimate of pullthrough is based on changes in pricing and actual borrower behavior. The average pullthrough percentage used in measuring the fair value of IRLCs was 72% as of December 31, 2010.

Assets and liabilities that are measured at fair value on a recurring basis were as follows:

	December 31, 2010
	Level One	Level Two	Level Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$382,772	$929	$383,701
Other assets:
Derivative assets
Interest rate lock commitments	—	—	3,217	3,217
Best efforts commitments	—	2,634	—	2,634
Liabilities:
Other liabilities:
Derivative liabilities
Interest rate lock commitments	—	—	1,128	1,128
Best efforts commitments	—	1,228	—	1,228

	December 31, 2009
	Level One	Level Two	Level Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$58,923	$878	$59,801
Other assets:
Derivative assets	—	1,636	1,358	2,994
Liabilities:
Other liabilities:
Derivative liabilities	—	133	480	613

The activity in assets and liabilities that are classified within Level Three of the valuation hierarchy during the years ended December 31, 2010 and 2009 consisted of:

	December 31, 2010		December 31, 2009
	Mortgage loans held for sale	IRLCs, net	Mortgage loans held for sale	Derivatives, net
	(In thousands)
Balance, January 1,	$878	$878	$616	$10,287
Realized and unrealized (losses) gains (1)	(301)	93,336	(62)	41,988
Purchases, issuances and settlements, net	92	(92,125)	142	(51,397)
Transfers into level three (2)	260	—	182	—

Balance, December 31,	$929	$2,089	$878	$878

(1)	Realized and unrealized (losses) gains are recognized within Gain on mortgage loans, net in the Consolidated Statements of Operations.
(2)	Represents Conforming Loans that were reclassified to Scratch and Dent during the year ended December 31, 2010. The amount of transfer out of level three was not significant for the year ended December 31, 2010 or 2009.

The amount of unrealized gains and losses included in Gain on mortgage loans, net in the Consolidated Statements of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheets as of December 31, 2010 and 2009 are $1.9 million and $0.8 million, respectively.

13.	CAPITAL REQUIREMENTS

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Company). Failure to meet the net worth requirements outlined above could adversely impact the ability to originate loans and access the secondary market.

The following table presents required and actual net worth amounts:

	December 31, 2010
	Required	Adjusted actual
	(In thousands)
HUD/FHA	$14,318	$82,341
Fannie Mae	1,000	82,341

Independent Auditor’s Report

To the Members

PHH Home Loans, L.L.C.

Mt. Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of PHH Home Loans, L.L.C. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Malvern, Pennsylvania

March 17, 2010

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
ASSETS
Cash and cash equivalents	$39,857	$9,362
Restricted cash	5	24,890
Mortgage loans held for sale	59,801	152,143
Accounts receivable, net	2,400	2,733
Property, equipment and leasehold improvements, net	772	691
Other assets	6,554	14,764

Total Assets	$109,389	$204,583

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued expenses	$13,869	$10,390
Debt	—	115,628
Due to affiliates, net	15,155	20,706
Other liabilities	2,542	8,791

Total Liabilities	31,566	155,515

MEMBERS’ EQUITY
Capital	102,924	119,924
Accumulated deficit	(25,101)	(70,856)

Total Members’ Equity	77,823	49,068

Total Liabilities and Members’ Equity	$109,389	$204,583

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
REVENUES
Fee income	$112,757	$51,213
Gain on mortgage loans, net	137,045	126,872
Interest income	4,983	15,461
Interest expense	(3,986)	(14,897)

Net interest income	997	564
Other income	1,370	4,169

Total Revenues	252,169	182,818

EXPENSES
Salaries and related expenses	127,905	98,258
Occupancy and other office expenses	8,944	8,667
Depreciation and amortization	369	558
Allocated expenses (See Note 7)	41,869	44,032
Other operating expenses	27,327	28,992
Goodwill impairment (See Note 5)	—	61,184

Total Expenses	206,414	241,691

NET INCOME/(LOSS)	$45,755	$(58,873)

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	Capital	Accumulated Deficit	Total Members’ Equity
BALANCE, JANUARY 1, 2008	$126,924	$(9,818)	$117,106

Effect of adoption of ASC 820 and ASC 825	—	(2,165)	(2,165)
Return of capital to PHH Broker Partner Corporation	(3,507)	—	(3,507)
Return of capital to Realogy Services Venture Partner, Inc.	(3,493)	—	(3,493)
Net Loss	—	(58,873)	(58,873)

BALANCE, DECEMBER 31, 2008	119,924	(70,856)	49,068
Return of capital to PHH Broker Partner Corporation	(8,517)	—	(8,517)
Return of capital to Realogy Services Venture Partner, Inc.	(8,483)	—	(8,483)
Net Income	—	45,755	45,755

BALANCE, DECEMBER 31, 2009	$102,924	$(25,101)	$77,823

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$45,755	$(58,873)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	369	558
Goodwill impairment charge	—	61,184
Origination of mortgage loans held for sale	(6,206,112)	(6,774,584)
Proceeds on sale of and payments from mortgage loans held for sale	6,309,911	6,968,575
Earnings in equity method investment	(705)	(538)
Gain on sale of property, equipment and leasehold improvements	—	(3)
Unrealized gain on mortgage loans held for sale and related derivatives	(9,468)	(2,433)
Amortization and write-off of debt issuance costs	1,111	4,343
Changes in related balance sheet accounts
Decrease in accounts receivable, net	333	7,219
Decrease in other assets	5,292	6,185
Increase (decrease) in accounts payable and accrued expenses	3,479	(769)
(Decrease) increase in other liabilities	(6,249)	7,098

NET CASH PROVIDED BY OPERATING ACTIVITIES	143,716	217,962

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements	(450)	(404)
Proceeds on sale of property and equipment	—	39
Decrease in restricted cash	24,885	7,491
Cash received from equity method investment	538	604

NET CASH PROVIDED BY INVESTING ACTIVITIES	24,973	7,730

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in due to affiliates	(5,551)	(16,253)
Net decrease in short-term debt	(115,628)	(206,098)
Payment of debt issuance costs	(15)	(4,322)
Capital contributions	—	1,497
Return of capital to members	(17,000)	(7,000)

NET CASH USED IN FINANCING ACTIVITIES	(138,194)	(232,176)

Net change in cash and cash equivalents	30,495	(6,484)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,362	15,846

CASH AND CASH EQUIVALENTS, END OF YEAR	$39,857	$9,362

SUPPLEMENTAL ITEM:
Interest paid	$3,530	$10,995

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, Inc. (“Realogy”), formally Cendant Venture Partner. As of December 31, 2009 and 2008, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.

PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.

The consolidated financial statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. Unless otherwise noted, dollar amounts are presented in thousands.

Changes in Accounting Policies

Fair Value Measurements. In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 also prioritizes the use of market-based assumptions, or observable inputs, over entity-specific assumptions or unobservable inputs when measuring fair value and establishes a three-level hierarchy based upon the relative reliability and availability of the inputs to market participants for the valuation of an asset or liability as of the measurement date. The fair value hierarchy designates quoted prices in active markets for identical assets or liabilities at the highest level and unobservable inputs at the lowest level. (See Note 13, “Fair Value Measurements” for additional information regarding the fair value hierarchy.) ASC 820 also nullified the guidance which required the deferral of gains and losses at the inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique.

The Company adopted the provisions of ASC 820 for assets and liabilities that are measured at fair value on a recurring basis effective January 1, 2008. As a result of the adoption of ASC 820 for assets and liabilities that are measured at fair value on a recurring basis, the Company recorded a $3.8 million decrease in accumulated deficit as of January 1, 2008. This amount represents the transition adjustment, net of income taxes, resulting from recognizing gains and losses related to the Company’s interest rate lock commitments (“IRLCs”) that were previously deferred. The fair value of the Company’s IRLCs, as determined for the January 1, 2008 transition adjustment, excluded the fair value attributable to servicing rights, in accordance with the transition provisions of updates to ASC 815, “Derivatives and Hedging” (“ASC 815”). The fair value associated with the servicing rights is included in the fair value measurement of all written loan commitments issued after January 1, 2008.

The following table summarizes the transition adjustment at the date of adoption of ASC 820:

	Balance January 1, 2008 Prior to Adoption	Transition Adjustment	Balance January 1, 2008 After Adoption
(dollar amounts in thousands)
Derivative assets	$708	$(3,778)	$(3,070)

In February 2008, the FASB updated ASC 820 to delay the effective date for one year for nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value on a recurring basis. The Company elected the deferral for nonfinancial assets and nonfinancial liabilities and adopted the provisions of ASC 820 for its assessment of property, equipment and leasehold improvements, net effective January 1, 2009. The Company’s measurement of fair value for these nonfinancial assets, when applicable, incorporates the assumptions market participants would use in pricing the asset considering its highest and best use, where available, which may differ from the Company’s own intended use of such assets and related assumptions and therefore may result in a different fair value than the fair value measured on a basis prior to the application of ASC 820. There were no events or circumstances resulting in the measurement of fair value for any significant nonfinancial assets during 2009. (See Note 13, “Fair Value Measurements” for additional information.)

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU No. 2009-05”), an update to ASC 820. ASU No. 2009-05 clarifies that in circumstances in which a quoted price in an active market for the identical liability is not available, fair value measurement of the liability is to be estimated with one or more valuation techniques that use (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets or (iii) another valuation technique consistent with the principles of ASC 820, such as an income or market approach. The Company adopted ASU No. 2009-05 effective October 1, 2009. The adoption of ASU No. 2009-05 did not impact the Company’s Consolidated Financial Statements.

Fair Value Option. In February 2007, the FASB issued ASC 825, “Financial Instruments” (“ASC 825”). ASC 825 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “Fair Value Option”). Unrealized gains and losses on items for which the Fair Value Option has been elected are reported in earnings. Additionally, fees and costs associated with instruments for which the Fair Value Option is elected are recognized as earned and expensed as incurred, rather than deferred. The Fair Value Option is applied instrument by instrument (with certain exceptions), is irrevocable (unless a new election date occurs) and is applied only to an entire instrument.

The Company adopted the provisions of ASC 825 effective January 1, 2008. Upon adopting ASC 825, the Company elected to measure certain eligible items at fair value, including all of its Mortgage loans held for sale (“MLHS”) existing at the date of adoption. The Company also made an automatic election to record future MLHS and retained interests in the sale or securitizations of mortgage loans at fair value. The Company’s fair value election for MLHS is intended to better reflect the underlying economics of the Company as well as eliminate the operational complexities of the Company’s risk management activities related to its MLHS and applying hedge accounting pursuant to ASC 815.

With the election of the Fair Value Option for MLHS, fees and costs associated with the origination and acquisition of MLHS are no longer deferred, which was the Company’s policy prior to this election. Prior to the election of the Fair Value Option for MLHS, interest receivable related to the Company’s MLHS was included in Accounts receivable, net in the Consolidated Balance Sheets; however, subsequent to the election, interest receivable is recorded as a component of the fair value of the underlying MLHS and is included in Mortgage loans held for sale in the Consolidated Balance Sheets. As a result of the election of the Fair Value Option, the Company recorded a $1.6 million increase in accumulated deficit as of January 1, 2008, which represents the transition adjustment, net of income taxes, resulting from the recognition of fees and costs, net associated with the origination and acquisition of MLHS that were previously deferred. (See Note 13—Fair Value Measurements for additional information.)

The following table summarizes the transition adjustment at the date of adoption of ASC 825:

	Balance January 1, 2008 Prior to Adoption	Transition Adjustment	Balance January 1, 2008 After Adoption
(dollar amounts in thousands)
Mortgage loans held for sale	$359,509	$3,568	$363,077
Accounts receivable, net	13,404	(1,954)	11,450

Cumulative-effect adjustment		$1,614

Written Loan Commitments. In November 2007, the Securities and Exchange Commission (the “SEC”) issued updates to ASC 815. Updates to ASC 815 express the view of the SEC staff that, consistent with the guidance in ASC 860, “Transfers and Servicing” (“ASC 860”) and ASC 825, the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Updates to ASC 815 also retain the view of the SEC staff that internally developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment and broadens its application to all written loan commitments that are accounted for at fair value through earnings. The Company adopted the provisions of ASC 815 effective January 1, 2008. Updates to ASC 815 require prospective application to derivative loan commitments issued or modified after the date of adoption. Upon adoption of updates to ASC 815 on January 1, 2008, the expected net future cash flows related to the servicing of mortgage loans associated with the Company’s IRLCs issued from the adoption date forward are included in the fair value measurement of the IRLCs at the date of issuance. Prior to the adoption of updates to ASC 815, the Company did not include the net future cash flows related to the servicing of mortgage loans associated with the IRLCs in their fair value. This change in accounting policy results in the recognition of earnings on the date the IRLCs are issued rather than when the mortgage loans are sold or securitized. Pursuant to the transition provisions of updates to ASC 815, the Company recognized a benefit to Gain on mortgage loans, net in the Consolidated Statement of Operations for the year ended December 31, 2008 of approximately $5.7 million, as the value attributable to servicing rights related to IRLCs as of January 1, 2008 was excluded from the transition adjustment for the adoption of ASC 820.

Cash and Cash Equivalents

Marketable securities with original maturities of three months or less are included in Cash and Cash Equivalents. There were no such securities held by the Company as of December 31, 2009 or 2008.

Restricted Cash

Restricted cash includes amounts that serve as additional collateral for the Company’s asset-backed debt arrangements. Restricted cash also includes fees collected and held for pending mortgage closings and amounts specifically designated for the purchase of mortgage loans.

Mortgage Loans Held for Sale

Mortgage loans held for sale (“MLHS”) represent mortgage loans originated by the Company and held until sold to permanent investors. Loan origination fees are recorded when earned, the related direct loan origination costs are recognized when incurred and interest receivable on MLHS is included as a component of the fair value of Mortgage loans held for sale in the Consolidated Balance Sheet. Unrealized gains and losses on MLHS are included in Gain on mortgage loans, net in the Consolidated Statement of Operations. Interest income, which is accrued as earned, is included in Interest income in the Consolidated Statement of Operations.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization on all assets is computed utilizing the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the estimated benefit period of the improvement or the lease term, if shorter, ranging from 1-5 years. The capitalized costs of computer software developed or obtained for internal use are amortized over the estimated useful lives, ranging from 3-5 years. Useful lives of furniture, fixtures and equipment range from 3 to 7 years.

Goodwill

The Company assesses the carrying value of its goodwill for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of its reporting units to their fair value. When determining the fair value of its reporting units, the Company may apply an income approach, using discounted cash flows or a combination of an income approach and a market approach, wherein comparative market multiples are used.

Income Taxes

The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying financial statements.

The Company adopted Financial Accounting Standards Board guidance on accounting for uncertainty in income taxes effective January 1, 2009 and evaluated its tax positions. The adoption had no effect on the Company’s financial statements.

The Company’s federal and state income tax returns are no longer subject to examination by federal or state taxing authorities for years before 2005.

Advertising Costs

The Company charges to expense the costs of advertising in the period incurred. Advertising expense was $2.2 million for the years ended December 31, 2009 and 2008.

Revenue Recognition

The Company’s services include the origination (brokering or funding either a purchase or refinancing) and sale of residential mortgage loans. The Company’s MLHS and fees associated with the origination of MLHS are recognized as earned and the related direct loan origination costs are recognized when incurred.

Gain on mortgage loans, net includes the realized and unrealized gains and losses on the Company’s MLHS, as well as the changes in fair value of all loan-related derivatives, including our IRLCs and freestanding loan-related derivatives. The fair value of the Company’s IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related servicing. The expected net future cash flows related to the servicing of mortgage loans associated with the Company’s IRLCs issued are included in the fair value measurement of the IRLCs at the date of issuance.

Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Risk Management and Derivative Instruments and Hedging Activities

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for speculative purposes. All of the Company’s derivative instruments that are measured at fair value on a recurring basis are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The changes in the fair value of derivative instruments are included in the Gain on mortgage loans, net in the Consolidated Statements of Operations.

The fair value of the Company’s IRLCs is based upon the estimated fair value of the underlying mortgage loan (determined consistent with “—Mortgage Loans Held for Sale” above), adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs approximates a whole-loan price, which includes the value of the related mortgage servicing.

The fair value of the Company’s derivative instruments, other than IRLCs, that are measured at fair value on a recurring basis is determined by utilizing quoted prices from dealers in such securities or internally-developed or third-party models utilizing observable market inputs.

Subsequent Events

The Company evaluates subsequent events with respect to the Consolidated Financial Statements through the respective date of issuance, which was March, 17, 2010.

Recently Issued Accounting Pronouncements

Transfers of Financial Assets. In June 2009, the FASB updated ASC 860, to eliminate the concept of a qualifying special-purpose entity (“QSPE”), modify the criteria for applying sale accounting to transfers of financial assets or portions of financial assets, differentiate between the initial measurement of an interest held in connection with the transfer of an entire financial asset recognized as a sale and participating interests recognized as a sale and remove the provision allowing classification of interest received in a guaranteed mortgage securitization transaction that does not qualify as a sale as available-for-sale or trading securities. The updates to ASC 860 clarify (i) that an entity must consider all arrangements or agreements made contemporaneously or in contemplation of a transfer, (ii) the isolation analysis related to the transferor and its consolidated subsidiaries and (iii) the principle of effective control over the transferred financial asset. The updates to ASC 860 also enhance financial statement disclosures. The updates to ASC 860 are effective for fiscal years beginning after November 15, 2009 with earlier application prohibited. Revised recognition and measurement provisions are to be applied to transfers occurring on or after the effective date and the disclosure provisions are to be applied to transfers that occurred both before and after the effective date. The Company does not expect the adoption of the updates to ASC 860 to have an impact on its Consolidated Financial Statements.

Fair Value Measurements. In January 2010, the FASB updated ASC 820 to add disclosures for transfers in and out of level one and level two of the valuation hierarchy and to present separately information about purchases, sales, issuances and settlements in the reconciliation for assets and liabilities classified within level three of the valuation hierarchy. The updates to ASC 820 also clarify existing disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The updates to ASC 820 are effective for fiscal years and interim periods beginning after December 15, 2009, except for the disclosures about activity in the reconciliation of level 3 activity, which are effective for fiscal years and interim periods beginning after December 15, 2010. The updates to ASC 820 enhance disclosure requirements and will not impact the Company’s financial position, results of operations, or cash flows.

2.	ACCOUNTS RECEIVABLE

Accounts receivable, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Receivables related to loan sales and brokered loans	$1,669	$1,280
Amounts due from corporate customers	541	1,477
Other	281	131
Allowance for doubtful accounts	(91)	(155)

Accounts receivable, net	$2,400	$2,733

3.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Furniture, fixtures and equipment	$2,170	$1,926
Leasehold improvements	362	224
Capitalized software	432	364

	2,964	2,514
Less: Accumulated depreciation	(2,192)	(1,823)

Property, equipment and leasehold improvements, net	$772	$691

4.	OTHER ASSETS

Other assets as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Derivative assets	$2,994	$10,080
Equity method investment	2,826	2,659
Debt issuance costs	—	1,096
Prepaid expenses	449	301
Security deposits	173	226
Other	112	402

Other assets	$6,554	$14,764

5.	GOODWILL

The following table summarizes the activity associated with Goodwill during the year ended December 31, 2008:

(dollar amounts in thousands)
Goodwill at January 1, 2008	$61,184
Goodwill impairment	(61,184)

Goodwill at December 31, 2008	$—

Due to deteriorating market conditions the Company performed a valuation of the Goodwill as of September 30, 2008 utilizing a discounted cash flow approach with its most recent short-term projections and long-term outlook for the business and the industry. This valuation indicated that the entire amount of Goodwill was impaired and the Company recorded a non-cash charge for Goodwill impairment of $61 million during the year ended December 31, 2008. The Goodwill impairment increased Net loss for the year ended December 31, 2008 by $61 million. The primary cause of the impairment was the continued weakness in the housing market, coupled with continued adverse conditions in the mortgage market during 2008.

6.	DEBT

The following summarizes the components of the Company’s indebtedness at December 31, 2008:

					Assets Held as Collateral (1)
	Balance	Capacity	Interest Rate (2)	Maturity/ Expiry Date	Restricted Cash	Mortgage Loans Held for Sale
(dollar amounts in thousands)
Repurchase facility	$115,184	$225,000	1.7%	5/28/2009	$24,885	$128,559
Other	444	—			—	—

Total	$115,628	$225,000			$24,885	$128,559

(1)	Not available to pay general obligations
(2)	Represents interest rate at December 31

The fair value of the Company’s debt was $115.6 million as of December 31, 2008.

Asset-Backed Debt

The Company maintained a variable-rate committed repurchase facility (the “Repurchase Facility”) with Bank of Montreal and Barclays Bank PLC as Bank Principals and Fairway Finance Company, LLC and Sheffield Receivables Corporation as Conduit Principals that was terminated on May 28, 2009 as further discussed below. The Company maintained a variable-rate revolving credit agreement (the “Revolving Credit Facility”) with Barclays Bank PLC and Bank of Montreal that was terminated on December 15, 2008 as further discussed below.

On June 30, 2008, the Company amended the Repurchase Facility by executing the Amended and Restated Master Repurchase Agreement (the “Amended Repurchase Agreement”) and the Amended and Restated Servicing Agreement. The Amended Repurchase Agreement extended the maturity date to May 28, 2009, with an option for a 364 day renewal, subject to agreement by the parties, and increased the annual liquidity and program fees. On May 28, 2009, the parties agreed to terminate the Repurchase Facility, and the Company repaid all outstanding obligations as of May 28, 2009.

On December 15, 2008, the parties agreed to terminate the Revolving Credit Facility, and the Company repaid all outstanding obligations as of December 15, 2008.

As of December 31, 2009, the Company has no asset-backed debt outstanding.

Unsecured Debt

As of December 31, 2008, the Company has unsecured, short-term borrowings of $0.4 million that are used to fund mortgage loans held for sale. As of December 31, 2009, the Company has no unsecured, short-term borrowing obligations.

Debt Maturities

The entire balance of the Company’s outstanding debt matured in 2009.

7.	DUE TO AFFILIATES AND OTHER RELATED PARTY TRANSACTIONS

Due to affiliates, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Subordinated intercompany line of credit	$—	$10,500
Other amounts due to PHH Corporation	10,494	6,030
Due to other PHH affiliates	4,661	4,176

	$15,155	$20,706

Due to affiliates represents the net amount due to PHH and its affiliates. The Subordinated Intercompany Line of Credit is described in detail below. The other amounts due to PHH are related to payroll processing and funding, as PHH provides administrative payroll services to the Company, including payroll funding. The Company settles all amounts due to PHH, other than the intercompany line of credit, on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH’s wholly-owned title and appraisal services company as well as amounts due to PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under the Company’s Management Services Agreement as further discussed below.

Agreement with PHH Corporation

In December 2008, upon receiving permission from the holders of the Repurchase Facility, the Company entered into a $75 million unsecured subordinated intercompany line of credit agreement with PHH (the “Subordinated Intercompany Line of Credit”). This indebtedness is subordinate to the Repurchase Facility and is not collateralized by any of the Company’s assets. This line of credit was entered into upon the termination of the Revolving Credit Facility. The Company and PHH entered into the subordinated financing due to the disruptions in the credit market and the availability of external financing. The Subordinated Intercompany Line of Credit increases the Company’s borrowing capacity to fund MLHS and supports the tangible net worth requirement of the Repurchase Facility. As of December 31, 2008, there was $10.5 million outstanding under the Intercompany Line of Credit. As of December 31, 2008, borrowings under this variable-rate facility bore interest at 3.4%.

As of December 31, 2009, the Company has no debt outstanding under the Intercompany Line of Credit.

Agreements with PHH Mortgage

Sublease Agreement

The Company entered into a sublease agreement with PHH Mortgage whereby it has agreed to lease space from PHH Mortgage to conduct its operations. The total rental expense incurred under this sublease agreement for each of the years ended December 31, 2009 and 2008 was $1.0 million, and is recorded in Allocated expenses in the Consolidated Statement of Operations. See Note 11—Leases for further information regarding the Company’s lease agreements.

Management Services Agreement

The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

•	Product support services

•	General and administrative services

•	IT administrative services

The Company receives the benefit of these services from PHH Mortgage for which the Company was charged $40.9 million and $43.0 million for the years ended December 31, 2009 and 2008, respectively. This expense is reflected in Allocated expenses in the Consolidated Statement of Operations.

During the year ended December 31, 2008, the Company received a payment of $2.28 million from PHH Mortgage related to service issues encountered by PHH Mortgage under the terms of the Management Services Agreement, which is recorded in Other income in the Consolidated Statement of Operations.

Loan Purchase Agreement

The Company has entered into a loan purchase agreement with PHH Mortgage, whereby the Company has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated by the Company. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined at the time the Company issues the commitment to the borrower. During 2009 and 2008, the Company sold or brokered $11.1 billion and $5.4 billion, respectively, of mortgage loans to PHH Mortgage under the terms of this agreement. The Company recognized broker fees of $65.8 million for the year ended December 31, 2009, within Fee income in the Consolidated Statement of Operations under the terms of this agreement. Fee income recognized under this agreement was not significant for the year ended December 31, 2008, as the Company relied on its broker platform in 2009 following the termination of its Repurchase Facility as further discussed in Note 6—Debt. The Company recognized gains of $92.1 million and $105.8 million for the years ended December 31, 2009 and 2008 respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations under the terms of this agreement. As of December 31, 2009 and 2008, the Company had outstanding commitments with PHH Mortgage totaling $874.2 million and $758.9 million, respectively, under the terms of this agreement.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value (which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.

Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.

Arrangements with Realogy

Shared Office Space Agreement

The Company has entered into a Master Shared Office Space Agreement with NRT, whereby NRT has agreed to lease a portion of its offices to the Company. The total rental expense incurred under this agreement for the years ended December 31, 2009 and 2008 was $1.8 million and is recorded in Occupancy and other office expenses in the Consolidated Statement of Operations. See Note 11—Leases for further information regarding the Company’s lease agreements.

Trademark License Agreement

The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted exclusive rights to use certain trademarks to the Company. Under the terms of the Trademark License Agreement, Realogy remains the owner of the trademarks; however, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•

a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.

A “Regulatory Event” means a situation in which (a) the Company or any of its affiliates (other than PHH Home Loans) becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to PHH Mortgage or any of its affiliates (other than PHH Home Loans), and (b) such regulatory order or proceeding prevents or materially impairs PHH Home Loans’ ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid by PHH Home Loans pursuant to the LLC Operating Agreement; provided, however, that a “Regulatory Event” does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that PHH Mortgage or such affiliate or PHH Home Loans is unable to cure the resulting circumstances described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.

In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH. Upon termination of the LLC Operating Agreement by Realogy, Realogy will have the option either to require that PHH purchase Realogy’s interest in the company at fair value, plus, in certain cases, liquidated damages, or to cause PHH to sell its interest in the Company to a third party designated by Realogy at fair value plus, in certain cases, liquidated damages. In the case of a termination by Realogy following a change in control of PHH, PHH may be required to make a cash payment to Realogy in an amount equal to its allocable share of the mortgage venture’s trailing twelve months net income multiplied by the greater of (a) the number of years remaining in the first ten years of the term of the LLC Operating Agreement or (b) two years.

Acquisitions

The Company participates in acquisitions with NRT by acquiring the mortgage operations of the real estate brokerage firms acquired by NRT. There were no such acquisitions during 2009 and 2008.

8.	DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2009 and 2008. The following table summarizes the amounts recorded in the Company’s Consolidated Balance Sheet for derivatives not designated as hedging instruments as of December 31, 2009:

	Asset Derivatives			Liability Derivatives
(dollar amounts in thousands)	Balance Sheet Presentation	Fair Value	Notional Amount	Balance Sheet Presentation	Fair Value	Notional Amount
Interest rate lock commitments	Other assets	$1,358	$119,536	Other liabilities	$480	$34,981
Best Efforts Sale Commitments:
Related to interest rate and price risk for MLHS and IRLCs	Other assets	1,636	140,100	Other liabilities	133	25,072

Net fair value of derivative instruments		$2,994			$613

The following table summarizes the amounts recorded in the Company’s Consolidated Statements of Operations for derivative instruments not designated as hedging instruments:

	Year Ended December 31, 2009
(dollar amounts in thousands)	Statement of Operations Presentation	Gain (loss)
Interest rate lock commitments	Gain on mortgage loans, net	$41,988
Best Efforts Sale commitments related to interest rate and price risk for MLHS and IRLCs	Gain on mortgage loans, net	7,029

Total derivative instruments		$49,017

Market Risk

The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on the fair value of mortgage loans held for sale and related commitments. The Company also has exposure to changes in the London Interbank Offered Rate (“LIBOR”) due to its impact on variable rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the interest rate risk associated with its mortgage loans held for sale and interest rate lock commitments (“IRLCs”)

The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:

Interest Rate Lock Commitments. IRLCs represent an agreement to extend credit to a mortgage loan applicant whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. The Company’s loan commitments generally range between 30-90 days; however, the borrower is not obligated to obtain the loan. As such, the Company’s outstanding IRLCs are subject to interest rate risk and related price risk during the period from interest rate lock commitment through the loan funding date or expiration date. In addition, the

Company is subject to fallout risk, which is the risk that an approved borrower will choose not to close on the loan. The Company uses best efforts commitments to substantially eliminate these risks. The Company considers historical commitment-to-closing ratios to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.

IRLCs and related derivative instruments are classified as Other assets or Other liabilities in the Company’s Consolidated Balance Sheet with changes in fair value recorded as a component of Gain on mortgage loans, net in the Consolidated Statement of Operations.

Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its mortgage loans held for sale from the loan funding date until the date the loan is sold into the secondary market. The Company uses best efforts commitments to hedge these risks. These commitments fix the forward sales price that will be realized in the secondary market and thereby eliminate the interest rate and price risk to the Company. These derivatives are included in Other assets or Other liabilities in the Consolidated Balance Sheets.

9.	COMMITMENTS AND CONTINGENCIES

Loan Funding Commitments

At December 31, 2009 and 2008, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $819.7 million and $875.9 million, respectively.

Best Efforts Commitments

At December 31, 2009 and 2008, the Company had best efforts commitments to sell loans amounting to $879.5 million and $1.0 billion, respectively; these amounts represented substantially all Mortgage loans held for sale and IRLCs. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations. The Company’s best efforts commitments generally expire within 90 days.

Pending Litigation

The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on the Company’s consolidated financial position or results of operations.

10.	BENEFIT PLANS

Employees of the Company are participants in a defined contribution plan. The defined contribution plan expenses of the Company for the years ended December 31, 2009 and 2008 were $2.4 million and $3.2 million, respectively.

11.	LEASES

The Company receives the benefit of occupancy from PHH Mortgage for which the Company was charged $1.0 million for each of the years ended December 31, 2009 and 2008. Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2013. Additionally, the Company receives the benefit of occupancy from real estate offices affiliated with Realogy for which the Company was charged $1.8 million for the years ended December 31, 2009 and 2008. Total rental expense for premises and equipment amounted to $5.4 million and $5.3 million, respectively, for the years ended December 31, 2009 and 2008.

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:

(dollar amounts in thousands)
2010	$1,985
2011	1,859
2012	1,033
2013	36

$4,913

12.	CONCENTRATIONS OF CREDIT RISK

During the current period, the Company had operating cash deposited with banks in excess of federally insured limits.

The Company originates mortgage loans in 49 states sourced through Realogy-owned Real Estate Offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. During 2009 and 2008, 71% and 87%, respectively, of the Company’s originated and brokered loans were derived from sources related to Realogy.

The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2009 and 2008, all of the company’s financial instruments were either recorded at fair value or the carrying value approximated fair value. See Note 6—Debt for the fair value of Debt as of December 31, 2008. For financial instruments that were not recorded at fair value as of December 31, 2009 and 2008, such as Cash and cash equivalents and Restricted cash, the carrying value approximates fair value due to the short-term nature of such instruments.

ASC 820 prioritizes the inputs to the valuation techniques used to measure fair value into a three-level valuation hierarchy. The valuation hierarchy is based upon the relative reliability and availability of the inputs to market participants for the valuation of an asset or liability as of the measurement date. Pursuant to ASC 820, when the fair value of an asset or liability contains inputs from different levels of the hierarchy, the level within which the fair value measurement in its entirety is categorized is based upon the lowest level input that is significant to the fair value measurement in its entirety. The three levels of this valuation hierarchy consist of the following:

Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.

Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.

Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.

The Company determines fair value based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. The Company uses unobservable inputs when observable inputs are not available. Adjustments may be made to reflect the assumptions that market participants would use in pricing the asset or liability. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness and liquidity.

See Note 1, “Summary of Significant Accounting Policies” for a description of the valuation methodologies used by the Company for assets and liabilities measured at fair value on a recurring basis. The Company has classified such assets and liabilities pursuant to the valuation hierarchy as follows:

Mortgage Loans Held for Sale. The Company’s mortgage loans are generally classified within Level Two of the valuation hierarchy; however, certain loans that are not covered by best-efforts commitments are classified within Level Three due to the lack of observable pricing data.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value pursuant to ASC 820, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity as of December 31, 2009 and 2008:

	December 31, 2009
	Carrying Amount	Aggregate Unpaid Principal Balance	Excess Aggregate Unpaid Principal Balance Over Carrying Amount
	(In thousands)
Mortgage loans held for sale:
Total	$59,801	$59,321	$(480)
Loans 90 or more days past due and on non-accrual status	716	1,109	393

	December 31, 2008
	Carrying Amount	Aggregate Unpaid Principal Balance	Excess Aggregate Unpaid Principal Balance Over Carrying Amount
	(In thousands)
Mortgage loans held for sale:
Total	$152,143	$149,225	$(2,918)
Loans 90 or more days past due and on non-accrual status	—	130	130

The components of the Company’s MLHS, recorded at fair value, were as follows:

	December 31, 2009	December 31, 2008
	(In thousands)	(In thousands)
First mortgages:
Conforming	$58,923	$147,866
Non-conforming	—	661

Total first mortgages	58,923	148,527

Second lien	162	3,043
Scratch and Dent (1)	716	557
Other	—	16

Total	$59,801	$152,143

(1)	Represents mortgages with origination flaws or performance issues.

At December 31, 2008, the Company pledged $128.6 million of MLHS as collateral in asset-backed debt arrangements.

Derivative Instruments. The fair value of the Company’s derivative instruments that are measured at fair value on a recurring basis, other than IRLCs, are classified within Level Two of the valuation hierarchy. Due to the unobservable inputs used by the Company and the inactive, illiquid market for IRLCs, the Company’s IRLCs are classified within Level Three of the valuation hierarchy.

The Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009 and 2008 were as follows:

	December 31, 2009
	Level One	Level Two	Level Three	Cash Collateral and Netting	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$58,923	$878	$—	$59,801
Other assets:
Derivative assets	—	1,636	1,358		2,994
Liabilities:
Other liabilities:
Derivative liabilities	—	(133)	(480)		(613)

	December 31, 2008
	Level One	Level Two	Level Three	Cash Collateral and Netting (1)	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$151,527	$616	$—	$152,143
Other assets:
Derivative assets	—	108	10,287	(108)	10,287
Liabilities:
Other liabilities:
Derivative liabilities	—	7,324		(108)	7,216

(1)	Adjustments to arrive at the carrying amounts of assets and liabilities presented in the Consolidated Balance Sheet which represent the effect of netting the payable or receivable placed with the same counterparties under legally enforceable master netting arrangements between the Company and its counterparties.

The activity in the Company’s assets and liabilities that are classified within Level Three of the valuation hierarchy during the years ended December 31, 2009 and 2008 consisted of:

	December 31, 2009
	Balance, Beginning of Period	Realized and Unrealized Gains (Losses)	Purchases, Issuances and Settlements, net	Transfers Into Level Three, net		Balance, End of Period
	(In thousands)
Mortgage loans held for sale	$616	$(62)	$142	$182	(3)	$878
Derivatives, net	10,287	41,988	(51,397)	—		878

	December 31, 2008
	Balance, Beginning of Period		Realized and Unrealized Gains (Losses)	Purchases, Issuances and Settlements, net	Transfers Into Level Three, net		Balance, End of Period
	(In thousands)
Mortgage loans held for sale	$13,297	(1)	$293	$(13,612)	$638	(2)	$616
Derivatives, net	(3,070)		(20,865)	34,222	—		10,287

(1)	Includes Construction loans classified as Level Three measurements at the beginning of the year that were subsequently sold.
(2)	Represents Scratch and Dent, and second-lien mortgage loans that were reclassified from Level Two to Level Three due to declining investor demand for non-conforming products during the year ended December 31, 2008.
(3)	Represents Conforming Loans that were reclassified to Scratch and Dent during the year ended December 31, 2009.

The Company’s realized and unrealized gains and losses during the years ended December 31, 2009 and 2008 related to assets and liabilities classified within Level Three of the valuation hierarchy were included in the Consolidated Statement of Operations as follows:

	December 31, 2009		December 31, 2008
	Mortgage Loans Held for Sale	Derivatives, net	Mortgage Loans Held for Sale	Derivatives, net
	(in thousands)		(in thousands)
(Loss)on mortgage loans, net	$(62)	$41,988	$(26)	$(20,865)
Mortgage interest income	—	—	319	—

The Company’s unrealized gains and losses during the years ended December 31, 2009 and 2008 included in the Consolidated Statement of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheet as of December 31, 2009 and 2008 were as follows:

	December 31, 2009	December 31, 2008
	Gain on Mortgage Loans, net	Gain on Mortgage Loans, net
	(in thousands)	(in thousands)
Unrealized (loss)	$(74)	$10,260

When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses included in the tables above include changes in fair value determined by observable factors.

Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three in the period that the change occurs.

14.	CAPITAL REQUIREMENTS

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Company). Failure to meet the net worth requirements outlined above could adversely impact the Company’s ability to originate loans and access the secondary market.

The following table presents the Company’s required and actual net worth amounts:

	December 31, 2009		December 31, 2008
	Required	Adjusted Actual	Required	Adjusted Actual
(dollar amounts in thousands)
HUD/FHA	$17,969	$77,823	$4,014	$49,068
Fannie Mae	1,000	77,823	1,000	49,068

Realogy Corporation

Up to $1,143,706,000 11.00% Series A Convertible Senior Subordinated Notes due 2018

Up to $291,424,196 11.00% Series B Convertible Senior Subordinated Notes due 2018

Up to $675,111,000 11.00% Series C Convertible Senior Subordinated Notes due 2018

and

Domus Holdings Corp.

Class A Common Stock Issuable upon Conversion of the Notes

Prospectus

            , 2011

Until                 , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering by the selling securityholders, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses (except for the SEC registration fee) payable by the registrants in connection with the distribution of our the notes and the Class A Common Stock:

SEC registration fee	$244,999
Printing and engraving costs	100,000
Legal fees and expenses	250,000
Accountants’ fees and expenses	175,000
Miscellaneous	25,400

Total	$795,399

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have issued unregistered securities as described below. We believe that each of these transactions was exempt from registration requirements pursuant to the Securities Act.

From the period beginning January 1, 2008 through May 25, 2011, we granted 1,831,537 stock options to purchase an aggregate of 1,831,537 shares of Common Stock and 114,000 shares of restricted stock to employees and directors under the Holdings Stock Incentive Plan, not including options granted pursuant to the Stock Option Exchange Offer (as defined below).

On November 9, 2010, we granted 10,159,000 stock options to purchase an aggregate of 10,159,000 shares of Common Stock in exchange on a one-for-one basis for 10,159,000 options to purchase an aggregate of 10,159,000 shares of Common Stock held by employees, substantially all of which were granted in 2007 in connection with Apollo’s acquisition of the Company (the “Stock Option Exchange Offer”). The stock options granted in the Stock Option Exchange Offer are exercisable for shares of Class A Common Stock.

The stock options and restricted stock awards described above were issued pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemptions provided by either Section 3(a)(9) of the Securities Act or Rule 701 under the Securities Act. The shares of Common Stock issued or issuable upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

On February 3, 2011, Realogy sold $700,000,000 aggregate principal amount of First and a Half Lien Notes to J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Goldman, Sachs & Co. and Morgan Joseph LLC (less underwriting discounts and fees) in an underwritten offering pursuant to Rule 144A under the Securities Act.

On January 5, 2011, Realogy issued $491,824,000 aggregate principal amount of 11.50% Senior Notes, $129,579,298 aggregate principal amount of 12.00% Senior Notes, $10,282,000 aggregate principal amount of 13.375% Senior Subordinated Notes, $1,143,706,000 aggregate principal amount of Series A Convertible Notes, $291,424,196 aggregate principal amount of Series B Convertible Notes and $675,111,000 aggregate principal amount of Series C Convertible Notes to holders of its Existing Notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or institutional “accredited investors” within the meaning of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act and who elected to exchange their Existing Notes for the Extended Maturity Notes and the notes.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Index to Exhibits included in this Registration Statement.

(b)	Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts.

DOMUS HOLDINGS CORPORATION AND REALOGY CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2010, DECEMBER 31, 2009

AND DECEMBER 31, 2008

(in millions)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Allowance for doubtful accounts (a)
Year ended December 31, 2010	$63	$13	$4	$(15)	$65
Year ended December 31, 2009	$43	$21	$5	$(6)	$63
Year ended December 31, 2008	$14	$24	$10	$(5)	$43

Reserve for development advance notes, short term (b)
Year ended December 31, 2010	$3	$—	$—	$(1)	$2
Year ended December 31, 2009	$3	$—	$—	$—	$3
Year ended December 31, 2008	$2	$1	$—	$—	$3

Reserve for development advance notes, long term (b)
Year ended December 31, 2010	$17	$(5)	$—	$(3)	$9
Year ended December 31, 2009	$21	$2	$—	$(6)	$17
Year ended December 31, 2008	$11	$10	$—	$—	$21

Deferred tax asset valuation allowance
Year ended December 31, 2010	$124	$—	$—	$(6)	$118
Year ended December 31, 2009	$61	$63	$—	$—	$124
Year ended December 31, 2008	$10	$51	$—	$—	$61

(a)	The deduction column represents uncollectible accounts written off, net of recoveries from Trade receivables in the Consolidated Balance Sheets.
(b)	Short-term development advance notes are included in Trade receivables in the Consolidated Balance Sheets.

Item 17.	Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling persons of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 31st of May, 2011.

REALOGY CORPORATION

By:	/S/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

* Henry R. Silverman	Non-Executive Chairman of the Board	May 31, 2011

* Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2011

/S/ ANTHONY E. HULL Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 31, 2011

* Dea Benson	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 31, 2011

* Marc E. Becker	Director	May 31, 2011

* Scott Kleinman	Director	May 31, 2011

* M. Ali Rashid	Director	May 31, 2011

* V. Ann Hailey	Director	May 31, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 31st of May, 2011.

DOMUS HOLDINGS CORP.

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

* Henry R. Silverman	Non-Executive Chairman of the Board	May 31, 2011

* Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2011

/s/ ANTHONY E. HULL Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 31, 2011

* Dea Benson	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 31, 2011

* Marc E. Becker	Director	May 31, 2011

* Scott Kleinman	Director	May 31, 2011

* M. Ali Rashid	Director	May 31, 2011

* V. Ann Hailey	Director	May 31, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 31st of May, 2011.

CARTUS CORPORATION CDRE TM LLC NRT INSURANCE AGENCY, INC. REALOGY OPERATIONS LLC REALOGY SERVICES GROUP LLC REALOGY SERVICES VENTURE PARTNER LLC SOTHEBY’S INTERNATIONAL REALTY LICENSEE LLC WREM, INC.

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Chief Financial Officer

CARTUS ASSET RECOVERY CORPORATION CARTUS PARTNER CORPORATION LAKECREST TITLE, LLC NRT PHILADELPHIA LLC REFERRAL NETWORK LLC

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President & Treasurer

AMERICAN TITLE COMPANY OF HOUSTON

ATCOH HOLDING COMPANY

BURNET TITLE LLC

BURNET TITLE HOLDING LLC

BURROW ESCROW SERVICES, INC.

CORNERSTONE TITLE COMPANY

EQUITY TITLE COMPANY

EQUITY TITLE MESSENGER SERVICE HOLDING LLC

FIRST CALIFORNIA ESCROW CORPORATION

FRANCHISE SETTLEMENT SERVICES LLC

GUARDIAN HOLDING COMPANY

GUARDIAN TITLE AGENCY, LLC

GUARDIAN TITLE COMPANY

GULF SOUTH SETTLEMENT SERVICES, LLC

KEYSTONE CLOSING SERVICES LLC

MARKET STREET SETTLEMENT GROUP
LLC

MID-ATLANTIC SETTLEMENT SERVICES
LLC

NATIONAL COORDINATION ALLIANCE LLC

NRT SETTLEMENT SERVICES OF MISSOURI LLC

NRT SETTLEMENT SERVICES OF TEXAS LLC

PROCESSING SOLUTIONS LLC

SECURED LAND TRANSFERS LLC

ST. JOE TITLE SERVICES LLC

TAW HOLDING INC.

TEXAS AMERICAN TITLE COMPANY

TITLE RESOURCE GROUP AFFILIATES HOLDINGS LLC

TITLE RESOURCE GROUP HOLDINGS LLC

TITLE RESOURCE GROUP LLC

TITLE RESOURCE GROUP SERVICES LLC

TITLE RESOURCES INCORPORATED

TRG SERVICES, ESCROW, INC.

TRG SETTLEMENT SERVICES, LLP

WAYDAN TITLE, INC.

WEST COAST ESCROW COMPANY

By:	/s/ THOMAS N. RISPOLI
Name:	Thomas N. Rispoli
Title:	Chief Financial Officer

BETTER HOMES AND GARDENS REAL ESTATE LLC

BETTER HOMES AND GARDENS REAL ESTATE LICENSEE LLC

CENTURY 21 REAL ESTATE LLC

CGRN, INC.

COLDWELL BANKER LLC

COLDWELL BANKER REAL ESTATE LLC

ERA FRANCHISE SYSTEMS LLC

GLOBAL CLIENT SOLUTIONS LLC

ONCOR INTERNATIONAL LLC

REALOGY FRANCHISE GROUP LLC

REALOGY GLOBAL SERVICES LLC

REALOGY LICENSING LLC

SOTHEBY’S INTERNATIONAL REALTY AFFILIATES LLC

WORLD REAL ESTATE MARKETING LLC

By:	/s/ ANDREW G. NAPURANO
Name:	Andrew G. Napurano
Title:	Chief Financial Officer

ALPHA REFERRAL NETWORK LLC

ASSOCIATED CLIENT REFERRAL LLC

BURGDORFF LLC

BURGDORFF REFERRAL ASSOCIATES LLC

BURNET REALTY LLC

CAREER DEVELOPMENT CENTER, LLC

COLDWELL BANKER COMMERCIAL PACIFIC PROPERTIES LLC

COLDWELL BANKER PACIFIC PROPERTIES LLC

COLDWELL BANKER REAL ESTATE SERVICES LLC

COLDWELL BANKER RESIDENTIAL BROKERAGE COMPANY

COLDWELL BANKER RESIDENTIAL BROKERAGE LLC

COLDWELL BANKER RESIDENTIAL REAL ESTATE LLC

COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK

COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK, INC.

COLORADO COMMERCIAL, LLC

HOME REFERRAL NETWORK LLC

JACK GAUGHEN LLC

NRT ARIZONA LLC

NRT ARIZONA COMMERCIAL LLC

NRT ARIZONA REFERRAL LLC

NRT COLORADO LLC

NRT COLUMBUS LLC

NRT COMMERCIAL LLC

NRT COMMERCIAL UTAH LLC

NRT DEVELOPMENT ADVISORS LLC

NRT DEVONSHIRE LLC

NRT HAWAII REFERRAL, LLC

NRT LLC

NRT MID-ATLANTIC LLC

NRT MISSOURI LLC

NRT MISSOURI REFERRAL NETWORK LLC

NRT NEW ENGLAND LLC

NRT NEW YORK LLC

NRT NORTHFORK LLC

NRT PITTSBURGH LLC

NRT REFERRAL NETWORK LLC

NRT RELOCATION LLC

NRT REOEXPERTS LLC

NRT SUNSHINE INC.

NRT TEXAS LLC

NRT UTAH LLC

REAL ESTATE REFERRAL LLC

REAL ESTATE REFERRALS LLC

REAL ESTATE SERVICES LLC

REFERRAL ASSOCIATES OF NEW ENGLAND LLC

REFERRAL NETWORK, LLC

REFERRAL NETWORK PLUS, INC.

SOTHEBY’S INTERNATIONAL REALTY, INC.

SOTHEBY’S INTERNATIONAL REALTY

REFERRAL COMPANY, LLC

THE SUNSHINE GROUP (FLORIDA) LTD. CORP.

THE SUNSHINE GROUP, LTD.

VALLEY OF CALIFORNIA, INC.

By:	/s/ KEVIN R. GREENE
Name:	Kevin R. Greene
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ ANTHONY E. HULL Anthony E. Hull	(2)	May 31, 2011

* Thomas N. Rispoli	(3)	May 31, 2011

* Andrew G. Napurano	(4)	May 31, 2011

* Eric Barnes	(5)	May 31, 2011

* Kevin R. Greene	(6)	May 31, 2011

* Donald J. Casey	(7)	May 31, 2011

* Marilyn J. Wasser	(8)	May 31, 2011

* Robert Way	(9)	May 31, 2011

* David J. Weaving	(10)	May 31, 2011

* James M. Kriebel Jr.	(11)	May 31, 2011

* Terrence D. Wright	(12)	May 31, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Allen Shindler	(13)	May 31, 2011

* E. Neil Gulley	(14)	May 31, 2011

* Kevin J. Kelleher	(15)	May 31, 2011

* Tony Wong	(16)	May 31, 2011

* Alexander E. Perriello III	(17)	May 31, 2011

* Bruce G. Zipf	(18)	May 31, 2011

* Charlotte Sears	(19)	May 31, 2011

* Clark W. Toole, III	(20)	May 31, 2011

* Kenneth Hoffert	(21)	May 31, 2011

* Richard P. Tucker	(22)	May 31, 2011

* Paula A. Singleton	(23)	May 31, 2011

* Martha Louise Appel	(24)	May 31, 2011

* Malcolm MacEwen	(25)	May 31, 2011

Robin Webb	(26)	May 31, 2011

* Steven Bogden	(27)	May 31, 2011

* Brad Horner	(28)	May 31, 2011

* Mel Husney	(29)	May 31, 2011

*By:	/S/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Linda Searle-Taylor	(30)	May 31, 2011

Alec String	(31)	May 31, 2011

* James Dohr	(32)	May 31, 2011

Richard J. Loughlin Jr.	(33)	May 31, 2011

* Patricia H. Cole	(34)	May 31, 2011

* Kelly Kennedy Mack	(35)	May 31, 2011

* William D. Yahn	(36)	May 31, 2011

* David Krieger	(37)	May 31, 2011

* Stephen Benetz	(38)	May 31, 2011

* Bernadette Tucker	(39)	May 31, 2011

* Hilry S. Stroup	(40)	May 31, 2011

* Sherry Chris	(41)	May 31, 2011

* Esther Semlak	(42)	May 31, 2011

* Richard W. Davidson	(43)	May 31, 2011

* James R. Gillespie	(44)	May 31, 2011

* George Hackett	(45)	May 31, 2011

*By: /s/ ANTHONY E. HULL Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Charles G. Young	(46)	May 31, 2011

* Vikas Bangia	(47)	May 31, 2011

* C. Matthew Spinolo	(48)	May 31, 2011

* Derek Massey	(49)	May 31, 2011

* Nancy J. LoRusso	(50)	May 31, 2011

* Richard A. Smith	(51)	May 31, 2011

* Michael R. Good	(52)	May 31, 2011

* Elliot Rose	(53)	May 31, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

1	Each entity listed below is a single member limited liability company managed by its sole member or a limited liability partnership and does not have a board of directors or similar body. A separate signature page of each sole member or partner, as applicable, is included elsewhere in this Registration Statement.

Alpha Referral Network LLC is managed by its sole member, Coldwell Banker Residential Referral Network.

Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker LLC, ERA Franchise Systems LLC, NRT LLC, Realogy Franchise Group LLC, Realogy Global Services LLC, Realogy Licensing LLC, Realogy Operations LLC, Realogy Services Venture Partner LLC, Sotheby’s International Realty Affiliates LLC, Sotheby’s International Realty Licensee LLC and Title Resource Group LLC are managed by their sole member, Realogy Services Group LLC.

Burgdorff LLC, Burnet Realty LLC, Burgdorff Referral Associates LLC, CDRE TM LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Residential Brokerage LLC, Home Referral Network LLC, NRT Colorado LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Mid-Atlantic LLC, NRT Texas LLC, NRT Utah LLC and Real Estate Services LLC are managed by their sole member, NRT LLC.

Career Development Center, LLC is managed by its sole member, NRT Arizona LLC.

Coldwell Banker Commercial Pacific Properties LLC is managed by its sole member, Coldwell Banker Real Estate Services LLC.

Coldwell Banker Real Estate LLC is managed by its sole member, Coldwell Banker LLC.

Coldwell Banker Real Estate Services LLC, NRT Columbus LLC and NRT Pittsburgh LLC are managed by their sole member, Coldwell Banker Residential Real Estate LLC.

Coldwell Banker Residential Real Estate LLC is managed by its sole member, Coldwell Banker Residential Brokerage LLC.

Colorado Commercial, LLC is managed by its sole member, NRT Colorado LLC.

Burnet Title Holding LLC, Burnet Title LLC, Keystone Closing Services LLC, Processing Solutions LLC, St. Joe Title Services LLC, Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Guardian Title Agency, LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Secured Land Transfers LLC and Title Resource Group Holdings LLC are managed by their sole member, Title Resource Group LLC.

Global Client Solutions LLC and ONCOR International LLC are managed by their sole member, Realogy Franchise Group LLC.

Gulf South Settlement Services, LLC is managed by its sole member, Title Resource Group Affiliates Holdings, Inc.

Lakecrest Title, LLC is managed by its sole member, Cartus Corporation.

Market Street Settlement Group LLC and Title Resource Group Affiliates Holdings LLC are managed by their sole member, Title Resource Group Holdings LLC.

NRT Northfork LLC is managed by its sole member, NRT New York LLC.

Real Estate Referral LLC is managed by its sole member, NRT New England LLC.

Real Estate Referrals LLC is managed by its sole member, NRT Mid-Atlantic LLC.

Realogy Services Group LLC is managed by its sole member, Realogy Corporation.

Referral Network, LLC is managed by its sole member, NRT Colorado LLC.

Title Resource Group Services LLC is managed by its sole member, St. Joe Title Services LLC.

TRG Settlement Services, LLP is managed by its General Partner, Title Resource Group LLC and its Limited Partner, Title Resource Group Services LLC.

World Real Estate Marketing LLC is managed by its sole member, Century 21 Real Estate LLC.

2	Anthony E. Hull has signed this Registration Statement as Executive Vice President and Chief Financial Officer of NRT Insurance Agency, Inc. Anthony E. Hull has signed this Registration Statement as Executive Vice President, Chief Financial Officer and Treasurer of the following entities: Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

3	Thomas N. Rispoli has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: American Title Company of Houston, ATCOH Holding Company, Burnet Title Holding LLC, Burnet Title LLC, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, Equity Title Messenger Service Holding LLC, First California Escrow Corporation, Franchise Settlement Services LLC, Guardian Holding Company, Guardian Title Agency, LLC, Guardian Title Company, Gulf South Settlement Services, LLC, Keystone Closing Services LLC, Lakecrest Title, LLC, Market Street Settlement Group LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Processing Solutions LLC, Secured Land Transfers LLC, St. Joe Title Services LLC, TAW Holding Inc., Texas American Title Company, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC, Title Resource Group Services LLC, Title Resources Incorporated, TRG Services, Escrow, Inc., TRG Settlement Services, LLP, Waydan Title, Inc. and West Coast Escrow Company. Thomas N. Rispoli has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Texas American Title Company and Waydan Title, Inc.

4	Andrew G. Napurano has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker Real Estate LLC, ERA Franchise Systems LLC, Global Client Solutions LLC, ONCOR International LLC, Realogy Franchise Group LLC, Sotheby’s International Realty Affiliates LLC, Sotheby’s International Realty Licensee LLC, World Real Estate Marketing LLC and WREM, Inc. Andrew G. Napurano has signed this Registration Statement as the Chief Operating Officer and Chief Financial Officer of CGRN, Inc. Andrew G. Napurano has signed this Registration Statement as the Chief Financial Officer and Chief Administrative Officer of the following entities: Coldwell Banker LLC, Realogy Global Services LLC, Realogy Licensing LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

5	Eric Barnes has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation.

6	Kevin R. Greene has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burgdorff Referral Associates LLC, Burnet Realty LLC, Career Development Center, LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Brokerage LLC, Coldwell Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Colorado Commercial, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby’s International Realty Referral Company, LLC, Sotheby’s International Realty, Inc., St. Joe Title Services LLC, The Corcoran Group Eastside, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd. and Valley of California, Inc. Kevin R. Greene has signed this Registration Statement as Director of Coldwell Banker Residential Referral Network, Inc.

7	Donald J. Casey has signed this Registration Statement as President and Chief Executive Officer of the following entities: Burnet Title LLC, Cornerstone Title Company, Keystone Closing Services LLC, National Coordination Alliance LLC and Secured Land Transfers LLC. Donald J. Casey has signed this Registration Statement as President of the following entities: Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Gulf South Settlement Services, LLC, NRT Settlement Services of Texas LLC, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC, Title Resource Group Services LLC, TRG Services, Escrow, Inc. and TRG Settlement Services, LLP. Donald J. Casey has signed this Registration Statement as Chief Executive Officer of Market Street Settlement Group LLC. Donald J. Casey has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated, TRG Services, Escrow, Inc., Waydan Title, Inc. and West Coast Escrow Company.

8

Marilyn J. Wasser has signed this Registration Statement as Director the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cartus Asset Recovery Corporation, Cartus Corporation, Cartus Partner Corporation, CGRN, Inc., Coldwell Banker Residential

Brokerage Company, Coldwell Banker Residential Referral Network, Cornerstone Title Company, Guardian Title Company, NRT Insurance Agency, Inc., NRT Sunshine Inc. , Referral Network Plus, Inc., Sotheby’s International Realty, Inc., TAW Holding Inc., Texas American Title Company, The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., Title Resources Incorporated, TRG Services, Escrow, Inc., Valley of California, Inc., Waydan Title, Inc. and WREM, Inc. Marilyn J. Wasser has signed this Registration Statement as Manager of the following entities: Associated Client Referral LLC, Coldwell Banker Residential Real Estate LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC, Referral Network LLC and Sotheby’s International Realty Referral Company, LLC.

9	Robert Way has signed this Registration Statement as President of the following entities: Processing Solutions LLC, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc. Robert Way has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company and Waydan Title, Inc.

10	David J. Weaving has signed this Registration Statement as President of Realogy Licensing LLC. David J. Weaving has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc.

11	James M. Kriebel Jr. has signed this Registration Statement as Manager of Associated Client Referral LLC.

12	Terrence D. Wright has signed this Registration Statement as Manager of Associated Client Referral LLC. and Jack Gaughen LLC.

13	Allen Shindler has signed this Registration Statement as President of the following entities: American Title Company of Houston, ATCOH Holding Company. Allen Shindler has signed this Registration Statement as Director of ATCOH Holding Company.

14	E. Neil Gulley has signed this Registration Statement as President of the following entities: Burrow Escrow Services, Inc., Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Agency, LLC, Guardian Title Company, West Coast Escrow Company. E. Neil Gulley has signed this Registration Statement as Director of the following entities: Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Company and West Coast Escrow Company.

15	Kevin J. Kelleher has signed this Registration Statement as President and Chief Executive Officer of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation. Kevin J. Kelleher has signed this Registration Statement as Director of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation.

16	Tony Wong has signed this Registration Statement as Director of Cartus Corporation.

17	Alexander E. Perriello III has signed this Registration Statement as President of CGRN, Inc. and Realogy Global Services LLC. Alexander E. Perriello III has signed this Registration Statement as President and Chief Executive Officer of Realogy Franchise Group LLC. Alexander E. Perriello III has signed this Registration Statement as Director of CGRN, Inc. and WREM, Inc.

18

Bruce G. Zipf has signed this Registration Statement as President and Chief Executive Officer of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burgdorff Referral Associates LLC, Burnet Realty LLC, Career Development Center, LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell

Banker Residential Brokerage LLC, Coldwell Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Colorado Commercial, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Insurance Agency, Inc., NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby’s International Realty Referral Company, LLC, Sotheby’s International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Registration Statement as Director of the following entities: Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Referral Network, NRT Insurance Agency, Inc., NRT Sunshine Inc., Referral Network Plus, Inc., Sotheby’s International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Registration Statement as Manager of the following entities: Coldwell Banker Residential Real Estate LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC, Referral Network LLC, and Sotheby’s International Realty Referral Company, LLC.

19	Charlotte Sears has signed this Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC.

20	Clark W. Toole, III has signed this Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC and NRT REOExperts LLC.

21	Kenneth Hoffert has signed this Registration Statement as Director of Coldwell Banker Residential Referral Network, Inc.

22	Richard P. Tucker has signed this Registration Statement as Manager of Associated Client Referral LLC and Jack Gaughen LLC.

23	Paula A. Singleton has signed this Registration Statement as Manager of NRT Arizona Commercial LLC.

24	Martha Louise Appel has signed this Registration Statement as Manager of NRT Arizona LLC.

25	Malcolm MacEwen has signed this Registration Statement as Manager of NRT Arizona Referral LLC.

26	Robin Webb has signed this Registration Statement as Manager of NRT Commercial LLC.

27	Steven Bogden has signed this Registration Statement as Manager of NRT Commercial Utah LLC.

28	Brad Horner has signed this Registration Statement as Manager of NRT Development Advisors LLC.

29	Mel Husney has signed this Registration Statement as Manager of NRT Development Advisors LLC.

30	Linda Searle-Taylor has signed this Registration Statement as Manager of NRT Development Advisors LLC.

31	Alec String has signed this Registration Statement as Manager of NRT Development Advisors LLC.

32	James Dohr has signed this Registration Statement as Manager of NRT Missouri LLC and NRT Missouri Referral Network LLC.

33	Richard J. Loughlin Jr. has signed this Registration Statement as Manager of NRT New England LLC, and Referral Associates of New England LLC.

34	Patricia H. Cole has signed this Registration Statement as Manager of NRT New York LLC.

35	Kelly Kennedy Mack has signed this Registration Statement as Manager of NRT New York LLC.

36	William D. Yahn has signed this Registration Statement as Manager of NRT New York LLC.

37	David Krieger has signed this Registration Statement as Manager of NRT Philadelphia LLC.

38	Stephen Benetz has signed this Registration Statement as Manager of NRT REOExperts LLC.

39	Bernadette Tucker has signed this Registration Statement as Manager of Referral Network LLC.

40	Hilry S. Stroup has signed this Registration Statement as Director of TAW Holding Inc.

41	Sherry Chris has signed this Registration Statement as President and Chief Executive Officer of Better Homes and Gardens Real Estate Licensee LLC and Better Homes and Gardens Real Estate LLC.

42	Esther Semlak has signed this Registration Statement as President of Burnet Title Holding LLC.

43	Richard W. Davidson has signed this Registration Statement as President and Chief Executive Officer of Century 21 Real Estate LLC, World Real Estate Marketing LLC and WREM, Inc.

44	James R. Gillespie has signed this Registration Statement as Chief Executive Officer of Coldwell Banker LLC and Coldwell Banker Real Estate LLC.

45	George Hackett has signed this Registration Statement as President of Coldwell Banker Residential Referral Network, Inc.

46	Charles G. Young has signed this Registration Statement as President and Chief Executive Officer of ERA Franchise Systems LLC.

47	Vikas Bangia has signed this Registration Statement as Senior Vice President (the principal executive officer) of Global Client Solutions LLC and ONCOR International LLC.

48	C. Matthew Spinolo has signed this Registration Statement as Chief Executive Officer of Lakecrest Title, LLC.

49	Derek Massey has signed this Registration Statement as President of Mid-Atlantic Settlement Services LLC.

50	Nancy J. LoRusson has signed this Registration Statement as President of NRT Settlement Services of Missouri LLC.

51	Richard A. Smith has signed this Registration Statement as President and Chief Executive Officer of the following entities: Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

52	Michael R. Good has signed this Registration Statement as Chief Executive Officer of Sotheby’s International Realty Affiliates LLC.

53	Elliot Rose has signed this Registration Statement as President of St. Joe Title Services LLC.

INDEX TO EXHIBITS

Exhibit	Description

2.1	Separation and Distribution Agreement by and among Cendant Corporation, Realogy Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed July 31, 2006).

2.2	Letter Agreement dated August 23, 2006 relating to the Separation and Distribution Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed August 23, 2006).

2.3	Agreement and Plan of Merger, dated as of December 15, 2006, by and among Domus Holdings Corp., Domus Acquisition Corp. and Realogy Corporation (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed December 18, 2006).

3.1	Amended and Restated Certificate of Incorporation of Realogy Corporation (Incorporated by reference to Exhibit 3.1 to Realogy Corporation’s Current Report on Form 8-K filed April 16, 2007).

3.2	Amended and Restated Bylaws of Realogy Corporation, as amended as of February 4, 2008. (Incorporated by reference to Exhibit 3.2 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

3.3***	Amended and Restated Certificate of Incorporation of Domus Holdings Corp., as amended as of January 5, 2011.

3.4***	Amended and Restated Bylaws of Domus Holdings Corp., as amended as of January 5, 2011.

4.1	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 10.50% Senior Notes (the “10.50% Senior Note Indenture”) (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.2	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.3	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.4	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.5	Supplemental Indenture No. 4 dated as of March 31, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

4.6	Supplemental Indenture No. 5 dated as of May 12, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.7	Supplemental Indenture No. 6 dated as of June 4, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

Exhibit	Description

4.8	Supplemental Indenture No. 7 dated as of August 21, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.9	Supplemental Indenture No. 8 dated as of September 15, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.10	Supplemental Indenture No. 9 dated as of November 10, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.10 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.11	Supplemental Indenture No. 10 dated as of December 17, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.11 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.12	Supplemental Indenture No. 11 dated as of February 27, 2009 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2009).

4.13	Supplemental Indenture No. 12 dated as of September 14, 2009 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

4.14	Supplemental Indenture No. 13 dated as of December 14, 2009 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.14 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

4.15	Supplemental Indenture No. 14 dated as of February 25, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2010).

4.16	Supplemental Indenture No. 15 dated as of October 15, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.17	Supplemental Indenture No. 16 dated as of November 30, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.18	Supplemental Indenture No. 17 dated as of December 15, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.7 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.19	Indenture dated as of April 10, 2007 by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the Senior Toggle Notes (the “Senior Toggle Notes Indenture”) (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.20	Supplemental Indenture No. 1 dated as of June 29, 2007 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.21	Supplemental Indenture No. 2 dated as of June 29, 2007 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.7 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

Exhibit	Description

4.22	Supplemental Indenture No. 3 dated as of December 18, 2007 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.8 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.23	Supplemental Indenture No. 4 dated as of March 31, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

4.24	Supplemental Indenture No. 5 dated as of May 12, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.25	Supplemental Indenture No. 6 dated as of June 4, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.26	Supplemental Indenture No. 7 dated as of August 21, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.27	Supplemental Indenture No. 8 dated as of September 15, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.28	Supplemental Indenture No. 9 dated as of November 10, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.21 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.29	Supplemental Indenture No. 10 dated as of December 17, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.22 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.30	Supplemental Indenture No. 11 dated as of February 27, 2009 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2009).

4.31	Supplemental Indenture No. 12 dated as of September 14, 2009 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

4.32	Supplemental Indenture No. 13 dated as of December 14, 2009 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.28 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

4.33	Supplemental Indenture No. 14 dated as of February 25, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2010).

4.34	Supplemental Indenture No. 15 dated as of October 15, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.35	Supplemental Indenture No. 16 dated as of November 30, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.36	Supplemental Indenture No. 17 dated as of December 15, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.8 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

Exhibit	Description

4.37	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee governing the 12.375% Senior Subordinated Notes (the “12.375% Senior Subordinated Note Indenture”) (Incorporated by reference to Exhibit 4.9 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.38	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.10 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.39	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.11 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.40	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.12 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.41	Supplemental Indenture No. 4 dated as of March 31, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

4.42	Supplemental Indenture No. 5 dated as of May 12, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.43	Supplemental Indenture No. 6 dated as of June 4, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.44	Supplemental Indenture No. 7 dated as of August 21, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.45	Supplemental Indenture No. 8 dated as of September 15, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.46	Supplemental Indenture No. 9 dated as of November 10, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.32 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.47	Supplemental Indenture No. 10 dated as of December 17, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.33 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.48	Supplemental Indenture No. 11 dated as of February 27, 2009 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2009).

4.49	Supplemental Indenture No. 12 dated as of September 14, 2009 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

4.50	Supplemental Indenture No. 13 dated as of December 14, 2009 to the 12.375% Senior Subordinated Notes Indenture (Incorporated by reference to Exhibit 4.42 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

Exhibit	Description

4.51	Supplemental Indenture No. 14 dated as of February 25, 2010 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2010).

4.52	Supplemental Indenture No. 15 dated as of October 15, 2010 to the 12.375% Senior Subordinated Notes Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.53	Supplemental Indenture No. 16 dated as of November 30, 2010 to the 12.375% Senior Subordinated Notes Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.54	Form of 10.50% Senior Notes (Included in the Indenture incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.55	Form of Senior Toggle Notes (Included in the Indenture incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.56	Form of 12.375% Senior Subordinated Notes (Included in the Indenture incorporated by reference to Exhibit 4.9 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.57	Agreement of Resignation, Appointment and Acceptance, dated as of January 8, 2008, by and among Realogy Corporation, Wells Fargo Bank, National Association, as resigning trustee, and The Bank of New York, as successor trustee (Incorporated by reference to Exhibit 4.16 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

4.58	Agreement of Resignation, Appointment and Acceptance, dated as of January 8, 2008, by and among Realogy Corporation, Wells Fargo Bank, National Association, as resigning trustee, and The Bank of New York, as successor trustee (Incorporated by reference to Exhibit 4.17 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

4.59	Agreement of Resignation, Appointment and Acceptance, dated as of January 8, 2008, by and among Realogy Corporation, Wells Fargo Bank, National Association, as resigning trustee, and The Bank of New York, as successor trustee (Incorporated by reference to Exhibit 4.18 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

4.60	Indenture dated as of January 5, 2011 by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 11.50% Senior Notes due 2017 (the “11.50% Senior Note Indenture”) (Incorporated by reference to Exhibit 4.60 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.61	Indenture dated as of January 5, 2011 by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 12.00% Senior Notes due 2017 (the “12.00% Senior Note Indenture”) (Incorporated by reference to Exhibit 4.61 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.62	Indenture dated as of January 5, 2011 by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 13.375% Senior Subordinated Notes due 2018 (the “13.375% Senior Subordinated Note Indenture”) (Incorporated by reference to Exhibit 4.62 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.63	Form of 11.50% Senior Notes due 2017 (Included in the 11.50% Senior Note Indenture filed as Exhibit 4.60 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description

4.64	Form of 12.00% Senior Notes due 2017 (Included in the 12.00% Senior Note Indenture filed as Exhibit 4.61 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.65	Form of 13.375% Senior Subordinated Notes due 2018 (Included in the 13.375% Senior Subordinated Note Indenture filed as Exhibit 4.62 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.66	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 11.50% Senior Notes due 2017 (Incorporated by reference to Exhibit 4.66 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.67	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 12.00% Senior Notes due 2017 (Incorporated by reference to Exhibit 4.67 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.68	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 13.375% Senior Subordinated Notes due 2018 (Incorporated by reference to Exhibit 4.68 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.69	Indenture dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 11.00% Series A Convertible Senior Subordinated Notes due 2018, the 11.00% Series B Convertible Senior Subordinated Notes due 2018 and the 11.00% Series C Convertible Senior Subordinated Notes due 2018 (the “Convertible Note Indenture”) (Incorporated by reference to Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.70	Form of 11.00% Series A Convertible Senior Subordinated Notes due 2018 (Included in the Convertible Note Indenture filed as Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.71	Form of 11.00% Series B Convertible Senior Subordinated Notes due 2018 (Included in the Convertible Note Indenture filed as Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.72	Form of 11.00% Series C Convertible Senior Subordinated Notes due 2018 (Included in the Convertible Note Indenture filed as Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.73	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 11.00% Series A Convertible Senior Subordinated Notes due 2018, the 11.00% Series B Convertible Senior Subordinated Notes due 2018 and the 11.00% Series C Convertible Senior Subordinated Notes due 2018 (Incorporated by reference to Exhibit 4.73 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.74	Indenture dated as of February 3, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, governing the 7.875% Senior Secured Notes due 2019 (the “Senior Secured Note Indenture”) (Incorporated by reference to Exhibit 4.74 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description

4.75	Form of 7.875% Senior Secured Notes due 2019 (Included in the Senior Secured Note Indenture filed as Exhibit 4.74 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

5.2*	Opinion of Marilyn J. Wasser, Esq.

10.1	Tax Sharing Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 28, 2006 (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.2	Amendment executed July 8, 2008 and effective as of July 26, 2006 to the Tax Sharing Agreement filed as Exhibit 10.1 (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

10.3	Credit Agreement dated as of April 10, 2007, by and among Realogy Corporation, Domus Intermediate Holdings Corp., the Lenders party thereto, JPMorgan Chase Bank, N.A., Credit Suisse, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank plc. (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009).

10.4	First Amendment, dated as of January 26, 2011 to the Credit Agreement, dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents from time to time party thereto (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 8-K filed on January 27, 2011).

10.5	Incremental Assumption Agreement, dated as of September 28, 2009, by and among Domus Intermediate Holdings Corp., Realogy Corporation, the Second Lien Term Lenders (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent for the First Priority Secured Parties (as defined therein), and Wilmington Trust Company, as collateral agent for the Second Priority Secured Parties (as defined therein) (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009).

10.6	Incremental Assumption Agreement, dated as of February 3, 2011, by and among Domus Intermediate Holdings Corp., the First Lien Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (Incorporated by reference to Exhibit 10.6 of Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.7	Guarantee and Collateral Agreement dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Loan Party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009).

10.8	First Amendment, dated as of September 28, 2009, to the Guarantee and Collateral Agreement, dated as of April 10, 2007, by and among Domus Intermediate Holdings Corp., Realogy Corporation, the subsidiaries of Realogy Corporation signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent (Incorporated by reference to Exhibit 10.4 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

10.9	Collateral Agreement, dated as of February 3, 2011, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Guarantor identified therein and party thereto and the Bank of New York Mellon Trust Company, N.A., as Collateral Agent (Incorporated by reference to Exhibit 10.9 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description

10.10	Second Lien Guarantee and Collateral Agreement, dated and effective as of September 28, 2009, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Loan Party identified therein and party hereto and Wilmington Trust Company, as collateral agent for the Secured Loan Parties (as defined therein) (Incorporated by reference to Exhibit 10.5 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

10.11	Intercreditor Agreement, dated as of February 3, 2011, among JPMorgan Chase Bank, N.A., as Administrative Agent for the First Lien Senior Priority Secured Parties, the Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Realogy Corporation and each of the other Loan Parties party thereto (Incorporated by reference to Exhibit 10.11 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.12	Intercreditor Agreement, dated as of September 28, 2009, among JPMorgan Chase Bank, N.A., as Administrative Agent for the First Priority Secured Parties (as defined therein), Wilmington Trust Company, as Second Lien Collateral Agent for the Second Priority Secured Parties (as defined therein), Realogy Corporation and each of the other Loan Parties (as defined therein) (Incorporated by reference to Exhibit 10.6 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

10.13	Joinder Agreement No. 1, dated as of February 3, 2011, to the Intercreditor Agreement, dated as of September 28, 2009, among JPMorgan Chase Bank, N.A., as First Priority Representative for the First Priority Secured Parties, Wilmington Trust Company, as Second Priority Representative for the Second Priority Secured Parties, Realogy Corporation and each of the other Loan Parties party thereto (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.14+	Letter Agreement dated as of September 24, 2009, by and among Realogy Corporation, Apollo Management VI, L.P., RCIV Holdings (Luxembourg) S.à.r.l., certain investment funds managed by Apollo Management VI, L.P., and Icahn Partners, L.P. and certain of its affiliates (Incorporated by reference to Exhibit 10.9 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.15	Employment Agreement dated as of July 31, 2006 between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.16	Letter Agreement dated December 19, 2006, between Realogy and Henry R. Silverman amending Employment Agreement between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3(a) to Realogy Corporation’s Form 10-K for the year ended December 31, 2006).

10.17**	Term Sheet dated November 13, 2007, among Domus Holdings Corp., Domus Intermediate Holdings Corp., Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.7 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

10.18**	Option Agreement dated as of November 13, 2007, between Domus Holdings Corp. and Henry R. Silverman (Incorporated by reference to Exhibit 10.8 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

10.19	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Richard A. Smith (Incorporated by reference to Exhibit 10.19 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.20	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Anthony E. Hull (Incorporated by reference to Exhibit 10.20 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description

10.21	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Alexander E. Perriello (Incorporated by reference to Exhibit 10.21 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.22	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Bruce G. Zipf (Incorporated by reference to Exhibit 10.22 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.23**	Domus Holdings Corp. 2007 Stock Incentive Plan, as amended and restated as of November 13, 2007 and as further amended and restated on November 9, 2010 (Incorporated by reference to Exhibit 10.5 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2010).

10.24**	Form of Option Agreement between Domus Holdings Corp. and the Optionee party thereto governing time and performance vesting options (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

10.25**	Form of Restricted Stock Agreement between Domus Holdings Corp. and the Purchaser party thereto (Incorporated by reference to Exhibit 10.8 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.26**	Form of Option Agreement between Domus Holdings Corp. and the Optionee party thereto governing time-vesting options (Incorporated by reference to Exhibit 10.6 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2010).

10.27	Support Agreement dated as of November 30, 2010, by and among Realogy Corporation, Domus Holdings Corp., RCIV Holdings (Luxembourg) S.à.r.l., Avenue Capital Management II, L.P., and Paulson and Co. inc. (on behalf of the several investment funds and accounts managed by it) (Incorporated by reference to Exhibit 10.27 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.28	Amended and Restated Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, Paulson and Co. inc. on behalf of the several investment funds and accounts managed by it, and the Apollo Holders (as defined therein) (Incorporated by reference to Exhibit 10.28 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.29	Amended and Restated Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, Avenue Capital Management II, L.P. and the Apollo Holders (as defined therein) (Incorporated by reference to Exhibit 10.29 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.30	Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, the Apollo Holders (as defined therein) and Western Asset Management Company, as investment manager on behalf of its client accounts (Incorporated by reference to Exhibit 10.30 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.31	Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, the Apollo Holders (as defined therein) and York Capital Management, L.P. and affiliated funds (Incorporated by reference to Exhibit 10.31 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.32	Amended and Restated Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Domus Investment Holdings, LLC, RCIV Holdings, L.P. (Cayman) RCIV Holdings (Luxembourg) S.à.r.l., Apollo Investment Fund VI, L.P. and Domus Co-Investment Holdings LLC (Incorporated by reference to Exhibit 10.32 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description

10.33	Amended and Restated Management Investor Rights Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Apollo Investment Fund VI, L.P., Domus Investment Holdings, LLC and the Holders party thereto (including the named executive officers of Realogy Corporation) (Incorporated by reference to Exhibit 10.33 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.34**	Realogy Corporation Officer Deferred Compensation Plan (Incorporated by reference to Exhibit 10.8 to Amendment No. 2 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.35**	First Amendment to Realogy Corporation Officer Deferred Compensation Plan dated February 29, 2008 (Incorporated by reference to Exhibit 10.53 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.36 **	Realogy Corporation Officer Deferred Compensation Plan, Amended and Restated as of January 1, 2008 (Incorporated by reference to Exhibit 10.20 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

10.37 **	First Amendment to Amended and Restated Realogy Corporation Officer Deferred Compensation Plan dated December 23, 2008 (Incorporated by reference to Exhibit 10.21 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

10.38++	Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC dated as of January 31, 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.26 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.39	Amendment Number 1 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of April 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.40	Amendment Number 2 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of March 31, 2006, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.41+++	Strategic Relationship Agreement, dated as of January 31, 2005, by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, Cendant Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC. (Incorporated by reference to Exhibit 10.29 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.42	Amendment Number 1 to the Strategic Relationship Agreement, dated May 2005 by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.11(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

Exhibit	Description

10.43	Consent and Amendment dated as of March 14, 2007, between Realogy Real Estate Services Group, LLC (formerly Cendant Real Estate Services Group, LLC), Realogy Real Estate Services Venture Partner, Inc. PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation, TM Acquisition Corp., Coldwell Banker Real Estate Corporation, Sotheby’s International Realty Affiliates, Inc., ERA Franchise Systems, Inc. Century 21 Real Estate LLC and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.1 to PHH Corporation, Current Report on Form 8-K filed March 20, 2007).

10.44	Trademark License Agreement, dated as of February 17, 2004, among SPTC Delaware LLC (as assignee of SPTC, Inc.), Sotheby’s (as successor to Sotheby’s Holdings, Inc.), Cendant Corporation and Monticello Licensee Corporation (Incorporated by reference to Exhibit 10.12 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.45	Amendment No. 1 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware LLC (as assignee of SPTC, Inc.), Sotheby’s (as successor to Sotheby’s Holdings, Inc.), Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(a) to Registration Statement on Form 10 (File No. 001-32852)).

10.46	Amendment No. 2 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware LLC (as assignee of SPTC, Inc.), Sotheby’s (as successor to Sotheby’s Holdings, Inc.), Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.47	Consent of SPTC Delaware LLC, Sotheby’s (as successor to Sotheby’s Holdings, Inc.) and Sotheby’s International Realty License Corporation (Incorporated by reference to Exhibit 10.12(c) to Amendment No. 5 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.48	Joinder Agreement dated as of January 1, 2005, between SPTC Delaware LLC, Sotheby’s (as successor to Sotheby’s Holdings, Inc.), and Cendant Corporation and Sotheby’s International Realty Licensee Corporation (Incorporated by reference to Exhibit 10.11 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.49	Amendment No. 3 to Trademark License Agreement dated January 14, 2011, by and among SPTC Delaware LLC (as assignee of SPTC, Inc.) and Sotheby’s, as successor by merger to Sotheby’s Holdings, Inc., on the one hand, and Realogy Corporation, as successor to Cendant Corporation, and Sotheby’s International Realty Licensee (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.49 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.50	Lease, dated as of December 29, 2000, between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.51	First Amendment of Lease, dated October 16, 2001, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.52	Second Amendment to Lease, dated as of June 7, 2002, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

Exhibit	Description

10.53	Third Amendment to Lease, dated as of April 28, 2003, by and between DB Real Estate One Campus Drive, L.P. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(c) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.54	Office Building Lease, dated as of August 29, 2003, between MV Plaza, Inc. and Cendant Corporation (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.55	Agreement of Lease, dated as of August 11, 1997, between MMP Realty, LLC and HFS Mobility Services, Inc. (Incorporated by reference to Exhibit 10.15 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.56	First Amendment to Agreement of Lease, dated as of November 4, 2004, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.57	Second Amendment to Agreement of Lease, dated as of April 18, 2005, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.58++++	Sixth Omnibus Amendment Agreement and Consent, dated as of June 6, 2007, among Cartus Corporation, Cartus Financial Corporation, Apple Ridge Services Corporation, Apple Ridge Funding LLC, Realogy Corporation, The Bank of New York, the conduit purchasers, committed purchasers, managing Agents and Calyon New York Branch (Incorporated by reference to Exhibit 10.12 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.59++++	Amended and Restated Series 2007-1 Indenture Supplement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007, between Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar, which modifies the Master Indenture, dated as of April 25, 2000, among Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.60	Amendment No. 1 to Series 2007-1 Indenture Supplement dated as of September 8, 2009, among Apple Ridge Funding LLC, as Issuer, and The Bank of New York, as indenture trustee, paying agent, authentication agent and transfer agent and registrar (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009).

10.61	Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007 among Apple Ridge Funding LLC, Cartus Corporation, the conduit purchasers, committed purchases and managing agents party thereto and Calyon New York Branch, as administrative and lead arranger (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.62	Consent dated April 30, 2008, by and among Cartus Corporation, Cartus Financial Corporation, Apple Ridge Services Corporation, Apple Ridge Funding LLC and the Noteholders signatory thereto (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

10.63**	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Kevin J. Kelleher (Incorporated by reference to Exhibit 10.50 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

Exhibit	Description

10.64**	Form of Option Agreement for Independent Directors (Incorporated by reference to Exhibit 10.51 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.65**	Restricted Stock Award for Independent Directors (Incorporated by reference to Exhibit 10.52 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.66**	2008 Realogy Corporation Bonus Plan for Executive Officers (Incorporated by reference to Exhibit 10.54 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007 (Incorporated by reference to Exhibit 10.54 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.67**	2008 – 2009 Realogy Corporation Cash Retention Plan (Incorporated by reference to Exhibit 10.62 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

10.68**	Amended and Restated 2009 Realogy Multi-Year Executive Retention Plan (Terminated in November 2010) (Incorporated by reference to Exhibit 10.58 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.69**	Realogy 2011-2012 Multi-Year Retention Plan (Incorporated by reference to Exhibit 10.4 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2010).

10.70**	Realogy Corporation Phantom Value Plan (Incorporated by reference to Exhibit 10.70 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.71	Agreement dated July 15, 2010, between Realogy Corporation and Wyndham Worldwide Corporation (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 8-K filed on July 20, 2010).

10.72	Conversion Shares Agreement, dated as of January 5, 2011, by and between Realogy Corporation and Domus Holdings Corp. (Incorporated by reference to Exhibit 10.72 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.73**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Anthony E. Hull (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

10.74**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Alexander E. Perriello, III (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

10.75**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Bruce G. Zipf (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

10.76**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Kevin J. Kelleher (Incorporated by reference to Exhibit 10.4 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

15.1*	Letter Regarding Unaudited Interim Financial Statements.

16.1***	Deloitte & Touche, LLP letter to the Securities and Exchange Commission.

21.1	Subsidiaries of Realogy Corporation (Incorporated by reference to Exhibit 21.1 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

21.2***	Subsidiaries of Domus Holdings Corp.

23.1*	Consent of Deloitte & Touche, LLP.

Exhibit	Description

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of ParenteBeard LLC, independent auditors of PHH Home Loans, L.L.C.

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (Included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.5*	Consent of Marilyn J. Wasser, Esq. (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

24.1***	Powers of Attorney of Directors and Officers (Included on signature pages to this Registration Statement).

25.1*	Form T-1 of The Bank of New York Mellon Trust Company, N.A. (with respect to the indenture governing the notes).

*	Filed herewith.
**	Compensatory plan or arrangement.
***	Previously filed.
+	Confidential treatment has been granted for certain portions of this Exhibit, which was filed as Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009. This Exhibit was re-filed with fewer redactions as Exhibit 10.9 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009. The redacted portions of this Exhibit have been filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.
++	Confidential treatment has been granted for certain portions of this Exhibit, which was filed as Exhibit 10.9 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009. This Exhibit was re-filed with fewer redactions as Exhibit 10.26 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009. The redacted portions of this Exhibit have been filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.
+++	Confidential treatment has been granted for certain portions of this Exhibit, which was filed as Exhibit 10.10 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009. This Exhibit was re-filed with fewer redactions as Exhibit 10.29 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009. The redacted portions of this Exhibit have been filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.
++++	Confidential treatment has been granted for certain portions of this Exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.